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As Filed with the Securities and Exchange Commission on June 16, 2005

Registration Nos. 333-124303
333-124303-01

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IAC/INTERACTIVECORP
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4833 (Primary Standard Industrial Classification Code Number)	59-2712887 (I.R.S. Employer Identification Number)
152 West 57th Street New York, New York 10019 (212) 314-7300 (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

EXPEDIA, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4700 (Primary Standard Industrial Classification Code Number)	20-2705720 (I.R.S. Employer Identification Number)
3150 139th Avenue SE Bellevue, Washington 98005 (425) 679-7200 (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Gregory R. Blatt, Esq.
Executive Vice President, General Counsel and Secretary
IAC/InterActiveCorp
152 West 57th Street
New York, New York 10019
(212) 314-7300
(Name, Address, including Zip Code, and Telephone Number,
including Area Code, of Agent For Service)

Copy to:
Pamela S. Seymon, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

        Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective and upon completion of the transactions described in the enclosed proxy statement/prospectus.

        If the securities registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The co-Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the co-Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

June 17, 2005

Dear Stockholder:

        You are invited to attend the Annual Meeting of Stockholders of IAC/InterActiveCorp scheduled on Monday, July 18, 2005 at 9:00 a.m. local time at The Pierre, 2 East 61st Street (at Fifth Avenue), New York, New York, 10021, for the purpose of obtaining stockholder approval of amendments to IAC's certificate of incorporation that will result in, among other things, the spin-off of Expedia, Inc., a Delaware corporation, and a number of other annual meeting proposals that are described in the notice of meeting on the following page. After the spin-off, Expedia will be an independent, separately traded public company that will consist of IAC's travel and travel-related businesses, subsidiaries and investments (other than Interval International and TV Travel Shop, which IAC will retain) and TripAdvisor. IAC will effect the spin-off by means of a reclassification of its capital stock that will result in the current holders of IAC capital stock having the right to receive a proportionate amount of Expedia capital stock, in a transaction that is generally tax free for federal income tax purposes.

        See "Risk Factors" beginning on page 17 of this proxy statement/prospectus for information that you should consider in evaluating the spin-off proposal.

        IAC's Board of Directors believes that the spin-off of Expedia from IAC and the other proposals submitted for your approval at the Annual Meeting are in the best interests of IAC and its stockholders. IAC's Board of Directors recommends that you vote FOR the spin-off proposal and the other proposals submitted for your approval at the Annual Meeting.

        In addition to the votes required under applicable law, the IAC Board of Directors has conditioned the spin-off on the affirmative vote of holders of a majority of the shares of IAC common stock actually voting on the spin-off proposal, other than shares owned or controlled by IAC management. Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you attend the Annual Meeting, you may vote in person if you wish, even though you have previously returned your proxy card. Please complete, sign, date and return the accompanying proxy card in the enclosed envelope to make certain your shares will be represented at the meeting. You may also submit a proxy for your shares by telephone or through the Internet by following the instructions on the enclosed proxy card.

Sincerely,

Barry Diller Chairman and Chief Executive Officer

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved the spin-off or the securities to be issued in the spin-off or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is first being mailed to stockholders on or about June 17, 2005.

IAC/INTERACTIVECORP
152 West 57th Street
42nd Floor
New York, New York 10019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

        IAC/InterActiveCorp ("IAC") is providing this proxy statement/prospectus to holders of IAC's common stock, Class B common stock and Series A preferred stock in connection with the solicitation of proxies by the Board of Directors of IAC for use at the Annual Meeting of Stockholders to be held at 9:00 a.m. local time on Monday, July 18, 2005 at The Pierre, 2 East 61st Street (at Fifth Avenue), New York, New York, 10021. At the Annual Meeting, stockholders will consider the spin-off of Expedia, Inc. as a separately traded public company that will consist of IAC's travel and travel-related businesses, subsidiaries and investments (other than Interval International and TV Travel Shop, which IAC will retain) and TripAdvisor. In particular, IAC will ask stockholders:

1.
To approve amendments to the IAC certificate of incorporation that would effect the spin-off of Expedia, Inc. by:

•
Reclassifying each share of IAC $0.01 par value common stock into one share of IAC $0.001 par value common stock and 1/100 of a share of IAC Series 1 Mandatory Exchangeable Preferred Stock that will automatically exchange into one share of Expedia $0.001 par value common stock immediately following the reclassification; and

•
Reclassifying each share of IAC $0.01 par value Class B common stock into one share of IAC $0.001 par value Class B common stock and 1/100 of a share of IAC Series 2 Mandatory Exchangeable Preferred Stock that will automatically exchange into one share of Expedia $0.001 par value Class B common stock immediately following the reclassification.

2.
To approve amendments to the IAC certificate of incorporation to effect a one-for-two reverse stock split of IAC common stock and IAC Class B common stock (which would take place immediately prior to, and would be conditioned upon completion of, the spin-off).

3.
To approve the addition of new provisions to the IAC certificate of incorporation that would generally provide that no officer or director of IAC who is also an officer or director of Expedia will be liable to IAC or its stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to Expedia instead of IAC, or does not communicate information regarding a corporate opportunity to IAC that the officer or director has directed to Expedia.

4.
To approve an amendment to the IAC certificate of incorporation that would delete the provision regarding removal of directors so that the removal of directors elected by the holders of IAC common stock, IAC Class B common stock and IAC Series A preferred stock voting together would require the affirmative vote of a majority of the voting power of the shares of all of those classes voting together, as currently provided in the IAC bylaws. Removal of directors elected exclusively by holders of IAC common stock would continue to require the affirmative vote of a majority of the holders of IAC common stock entitled to vote.

5.
To elect 10 members of the IAC Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified.

6.
To ratify the appointment of Ernst & Young LLP as independent auditors of IAC for the 2005 fiscal year.

7.
To approve the IAC/InterActiveCorp 2005 Stock and Annual Incentive Plan.

8.
To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

        IAC may determine not to proceed with the spin-off and not to make the related amendments to its certificate of incorporation described above, notwithstanding the fact that IAC receives all necessary stockholder approvals with respect to the spin-off. Moreover, the changes described in items 2 and 3 above will be effective only in the event that IAC completes the spin-off.

        Only holders of record of outstanding shares of IAC stock at the close of business on June 3, 2005 are entitled to notice of and to vote at the Annual Meeting and any adjournments of the Annual Meeting.

        Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis. If your shares are registered in your name, you should bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

By Order of the Board of Directors,

Gregory R. Blatt Executive Vice President, General Counsel and Secretary
June 17, 2005

Additional Information

        This proxy statement/prospectus:

  •
  incorporates by reference important business and financial information about IAC that IAC has not included in or delivered with this proxy statement/prospectus; and

  •
  does not include some of the information included in the registration statement on Form S-4 that IAC and Expedia have jointly filed with the SEC or information included in the exhibits to the registration statement.

        Upon your written or oral request, IAC will make available to you without charge the information that IAC has incorporated by reference into this proxy statement/prospectus or that IAC and Expedia have filed as exhibits to the registration statement on Form S-4. You can obtain the documents incorporated by reference in this proxy statement/prospectus or filed as exhibits to the registration statement by requesting them in writing or by telephone from IAC at the following address and telephone number:

Investor Relations
IAC/InterActiveCorp
Carnegie Hall Tower
152 W. 57th Street, 42nd Floor
New York, NY 10019
Telephone: (212) 314-7400

        You should make any request for documents by July 11, 2005 to ensure timely delivery of the documents prior to the Annual Meeting.

        To find more information, see "Where You Can Find More Information."

Explanatory Notes

        Except as otherwise stated herein, all per share information contained in this proxy statement/prospectus and the related annexes regarding IAC and Expedia capital stock for periods following the spin-off has been restated to reflect the one-for-two reverse stock split of IAC common stock and IAC Class B common stock that IAC intends to effect immediately prior to the completion of the spin-off.

        Throughout this proxy statement/prospectus:

  •
  the term "IAC," when used with respect to the period prior to the spin-off, refers to IAC/InterActiveCorp, a Delaware corporation, and its wholly owned subsidiaries, including IAC's travel and travel-related businesses, subsidiaries and investments, as well as TripAdvisor;

  •
  the term "IAC," when used with respect to any periods following the spin-off, refers to IAC/InterActiveCorp, a Delaware corporation, and its wholly owned subsidiaries, other than TripAdvisor and those travel and travel-related businesses, subsidiaries and investments that Expedia (as defined below) will own following the spin-off;

  •
  the term "Expedia," when used with respect to the period prior to the spin-off, refers to Expedia, Inc., a Delaware corporation, and a wholly-owned subsidiary of IAC, formed to effectuate the spin-off; and

  •
  the term "Expedia," when used with respect to any periods following the spin-off, refers to Expedia, Inc., a Delaware corporation, which will own IAC's travel and travel-related businesses, subsidiaries and investments (other than Interval International and TV Travel Shop, which IAC will retain) and TripAdvisor.

Page
Questions and Answers About the Annual Meeting and the Spin-Off	1
Summary	9
IAC/InterActiveCorp	9
Expedia	10
The Spin-Off	10
IAC/InterActiveCorp Summary Selected Historical Consolidated Financial Information	12
Expedia, Inc. Summary Selected Historical Combined Financial Information	15
Risk Factors	17
Risk Factors Relating to the Spin-Off	17
Risk Factors Relating to IAC and Expedia Securities	19
Risk Factors Relating to IAC's and Expedia's Businesses Following the Spin-Off	20
Recent Developments	27
Sale of IAC's Common and Preferred Interests in Vivendi Universal Entertainment	27
Cornerstone Acquisition	27
Ask Jeeves Acquisition	27
Stock Repurchases	27
The Spin-Off Proposal	28
Background and Reasons for the Spin-Off	28
Recommendation of Special Committee of IAC's Board of Directors	30
Recommendation of IAC's Board of Directors	31
Review of Financial Advisors	32
Interests of Certain Persons in the Spin-Off	33
Governance Arrangements at IAC and Expedia	34
No Dissenters' Rights	39
Accounting Treatment	39
Regulatory Requirements	39
Federal Securities Law Consequences	39
U.S. Federal Income Tax Consequences of the Spin-Off	39
Treatment of Outstanding IAC Compensatory Equity-Based Awards	44
Treatment of IAC Series A Preferred Stock, Warrants and Indebtedness in the Spin-Off	45
Post Spin-Off Expedia Financing Arrangements	48
Distribution of IAC and Expedia Securities Following the Spin-Off	48
Listing and Trading of IAC Securities	50
Listing and Trading of Expedia Securities	50
Relationship Between IAC and Expedia after the Spin-Off	50
Information about IAC after the Spin-Off	55
Information about Expedia after the Spin-Off	72
Indemnification and Limitation of Liability for Officers and Directors	123
Description of IAC Capital Stock after the Spin-Off	124
Description of Expedia Capital Stock after the Spin-Off	128
Comparison of Rights of Holders of IAC Securities before the Spin-Off with Rights of Holders of IAC Securities and Expedia Securities Following the Spin-Off	133
Security Ownership of Certain Beneficial Owners and Management	140
The Reverse Stock Split Proposal	149

i

The Corporate Opportunity Proposal	150
The Director Removal Proposal	151
Election of IAC Directors and Management Information	152
Information Concerning Nominees	152
Information Concerning Executive Officers	154
The Auditor Ratification Proposal	155
The 2005 Stock and Annual Incentive Plan Proposal	156
Annual Meeting Matters	161
Description of Annual Meeting Proposals and the Votes Required to Approve Them	161
Date, Time and Place of Meeting	163
Record Date and Voting Rights	163
Quorum	164
Solicitation of Proxies	164
Voting Proxies	164
Revocation of Proxies	165
IAC Executive Compensation	166
General	166
Summary Compensation Table	166
Stock Option Information	169
Certain Agreements with IAC Executive Officers	169
Equity Compensation Plan Information	172
Section 16(a) Beneficial Ownership Reporting Compliance	173
IAC Board of Directors	175
Board Committees	175
Director Nominations	176
Communications with the IAC Board	177
Compensation of Outside Directors	177
Compensation Committee Interlocks and Insider Participation	178
Report on IAC Executive Compensation	179
Audit Committee Report	181
Fees Paid to IAC's Independent Auditors	182
Certain IAC Relationships and Related Party Transactions	183
Market Price and Dividend Information for IAC Common Equity	188
Performance Graph	189
Special Note Regarding Forward-Looking Statements	190
Legal Matters	191
Experts	191
Where You Can Find More Information	192
Annual Reports	193
Proposals by Stockholders for Presentation at the IAC 2006 Annual Meeting	193

ii

Other Matters	193
Annex A	—	Proposed Amendments to IAC Certificate of Incorporation
Annex B	—	Unaudited Pro Forma Condensed Combined Financial Statements for IAC
Annex C	—	Unaudited Pro Forma Condensed Combined Financial Statements for Expedia
Annex D	—	Expedia Historical Combined Financial Statements
Annex E	—	Form of Separation Agreement
Annex F	—	Form of Tax Sharing Agreement
Annex G	—	Form of Employee Matters Agreement
Annex H	—	Form of Transition Services Agreement
Annex I	—	Solvency Opinion
Annex J	—	IAC/InterActiveCorp 2005 Stock and Annual Incentive Plan
Annex K	—	Audit Committee Charter

        This proxy statement/prospectus is based on information provided by IAC, Expedia and other sources that IAC and Expedia believe to be reliable. This proxy statement/prospectus summarizes certain documents filed as exhibits to a registration statement on Form S-4 that IAC and Expedia have filed jointly with the SEC. This proxy statement/prospectus forms a part of the registration statement. For more information about IAC, Expedia and their respective securities, you should refer to the registration statement and the information included in the exhibits thereto. For more information on how you can obtain copies of these documents, see "Where You Can Find More Information."

iii

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE SPIN-OFF

The Annual Meeting

Q:
What matters will IAC stockholders vote on at the Annual Meeting?

A:
IAC stockholders will vote on the following proposals:

•
To approve amendments to the IAC certificate of incorporation that would effectuate the spin-off of Expedia by reclassifying the IAC common stock and IAC Class B common stock. This proxy statement/prospectus refers to the foregoing proposal as the "spin-off proposal." If IAC's stockholders approve the spin-off proposal and IAC completes the spin-off, the holders of IAC common shares immediately prior to the spin-off would initially own all of the IAC common shares and Expedia common shares immediately following the spin-off. IAC may determine not to proceed with the spin-off and not to make the related amendments to its certificate of incorporation described above, notwithstanding the fact that IAC receives all necessary stockholder approvals with respect to the spin-off;

•
To approve amendments to the IAC certificate of incorporation to effect a one-for-two reverse stock split of IAC common stock and IAC Class B common stock. This proxy statement/prospectus refers to the foregoing proposal as the "reverse stock split proposal." If IAC's stockholders approve the reverse stock split proposal and the spin-off proposal and IAC determines to proceed with the spin-off, IAC intends to effect the one-for-two reverse stock split immediately prior to the spin-off. IAC will not complete the one-for-two reverse stock split unless IAC completes the spin-off;

•
To approve the addition of new provisions to the IAC certificate of incorporation that would generally provide that no officer or director of IAC who is also an officer or director of Expedia will be liable to IAC or its stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to Expedia instead of IAC, or does not communicate information regarding a corporate opportunity to IAC that the officer or director has directed to Expedia. This proxy statement/prospectus refers to the foregoing proposal as the "corporate opportunity proposal." IAC will only implement this proposal if IAC completes the spin-off;

•
To approve an amendment to the IAC certificate of incorporation that would delete the provision regarding removal of directors so that the removal of directors elected by the holders of IAC common stock, IAC Class B common stock and IAC Series A preferred stock voting together as a single class would require the affirmative vote of a majority of the voting power of the shares of all of those classes voting together, as currently provided in the IAC bylaws. Removal of directors elected exclusively by holders of IAC common stock would continue to require the affirmative vote of a majority of the holders of IAC common stock entitled to vote. This proxy statement/prospectus refers to the foregoing proposal as the "director removal proposal;"

•
To elect 10 members of the IAC Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified;

•
To ratify the appointment of Ernst & Young LLP as independent auditors of IAC for the 2005 fiscal year;

•
To approve the IAC/InterActiveCorp 2005 Stock and Annual Incentive Plan; and

•
To transact such other business as may properly come before the meeting and any adjournments or postponements of the meeting.

Q:
What votes are required to approve the spin-off proposal and the director removal proposal?

A:
Under Delaware law, each of the spin-off proposal and the director removal proposal must be approved by:

•
The vote of holders of a majority of the outstanding shares of IAC common stock, voting as a separate class;

•
The vote of holders of a majority of the outstanding shares of IAC Class B common stock, voting as a separate class; and

•
The vote of holders of a majority of the voting power of the outstanding shares of IAC common stock, IAC Class B common stock and IAC Series A preferred stock, voting together as a single class, with each share of IAC common stock entitled to one vote per share, each share of IAC Class B common stock entitled to ten votes per share and each share of IAC Series A preferred stock entitled to two votes per share. This proxy statement/prospectus refers to the IAC common stock, IAC Class B common stock and IAC Series A preferred stock, taken together, along with their respective votes per share as described in the preceding sentence, as the "IAC capital stock."

  In addition to the votes required under Delaware law, based on the recommendation of an IAC Special Committee formed to review any aspects of the spin-off that could involve potential conflicts of interest, the IAC Board of Directors has further conditioned the spin-off on the affirmative vote of holders of a majority of the shares of IAC common stock actually voting on the spin-off proposal, other than shares owned or controlled by IAC management.

Q:
What vote is required to approve the reverse stock split proposal and the corporate opportunity proposal?

A:
Under Delaware law, each of the reverse stock split proposal and the corporate opportunity proposal must be approved by the vote of a majority of the voting power of the outstanding shares of IAC capital stock voting together as a single class.

Q:
What votes are required to elect directors to the IAC Board?

A:
The election of each of Barry Diller, Victor A. Kaufman, Edgar Bronfman, Jr., Marie-Josée Kravis, Steven Rattner, Alan Spoon and Diane Von Furstenberg as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of IAC capital stock voting together as a single class.

  The election of each of Donald R. Keough, Bryan Lourd and H. Norman Schwarzkopf as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of the shares of IAC common stock voting together as a separate class.

Q:
What vote is required to ratify the appointment of Ernst & Young LLP as IAC's Independent Auditors and to approve the IAC/InterActiveCorp 2005 Stock and Annual Incentive Plan?

A:
Each of the ratification of the appointment of Ernst & Young LLP as IAC's independent auditors for 2005 and the approval of the IAC/InterActiveCorp 2005 Stock and Annual Incentive Plan requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present in person or represented by proxy and voting together as a single class.

Q:
What is the impact on stockholder votes of arrangements as of the meeting record date among Mr. Diller, Liberty Media Corporation and Universal Studios, Inc.?

A:
As of the meeting record date, Mr. Diller held an irrevocable proxy over all IAC securities owned by Universal Studios, Inc., Liberty Media Corporation and their subsidiaries. This irrevocable proxy includes authority to vote on each of the proposals presented for approval at the Annual Meeting. As a result, as of the meeting record date, Mr. Diller, through shares that he owns as well as those shares subject to the proxy, generally controls the vote of 22.7% of the IAC common stock and 100% of the IAC Class B common stock and, consequently, 62.0% of the combined voting power of the outstanding IAC capital stock. Thus, regardless of the vote of any other IAC stockholder, Mr. Diller has control over the vote on each matter submitted for stockholder approval at the Annual Meeting, other than (1) the separate class vote of IAC common stock with respect to the spin-off proposal, (2) the separate class vote of the shares of IAC common stock actually voting on the spin-off proposal (other than shares controlled by IAC management), (3) the separate class vote of IAC common stock with respect to the director removal proposal and (4) the election of the three directors that holders of IAC common stock elect as a separate class.

Q:
Who is entitled to vote at the Annual Meeting?

A:
You are entitled to vote at the Annual Meeting if you were a holder of IAC common stock, IAC Class B common stock or IAC Series A preferred stock at the close of business on June 3, 2005, the record date for the Annual Meeting.

Q:
What do I need to do now to vote at the Annual Meeting?

A:
The IAC Board of Directors is soliciting proxies for use at the Annual Meeting. Stockholders of record may vote their shares in any of four ways:

•
Submitting a Proxy by Mail:    If you choose to submit your proxy by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided;

•
Submitting a Proxy by Telephone:    Submit a proxy for your shares by telephone by using the toll-free telephone number provided on your proxy card. Telephone voting is available 24 hours a day;

•
Submitting a Proxy by Internet:    Submit your proxy via the Internet. The website for Internet proxy voting is on your proxy card, and Internet proxy voting is also available 24 hours a day; or

•
Voting in Person:    If you were registered as a stockholder on IAC's books on June 3, 2005 or if you have a letter from your broker identifying you as a beneficial owner of shares, you may vote in person by attending the Annual Meeting.

Street name holders may submit a proxy by telephone or the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with this proxy statement/prospectus. If you submit a proxy by telephone or via the Internet you should not return your proxy card. Instructions on how to submit a proxy by telephone or via the Internet are located on the proxy card enclosed with this proxy statement/prospectus.

The designated proxy will vote all proxies that you properly submit, and that you do not revoke, at the Annual Meeting in accordance with the instructions indicated on your proxy. If you do not provide instructions on your proxy, your designated proxy will vote FOR each of the proposals that IAC describes in this proxy statement/prospectus. Your designated proxy will not vote unsigned proxy cards at all and unsigned proxies will have the same effect as a vote against the spin-off proposal (except with respect to the vote of the shares of IAC common stock actually voting, other than those shares controlled by IAC management), the reverse stock split proposal, the corporate opportunity proposal and the director removal proposal.

If you hold your shares through a bank or broker, follow the voting instructions on the form you receive from your bank or broker.

Your vote is important. IAC encourages you to submit your proxy by telephone or Internet or by signing and returning the accompanying proxy card whether or not you plan to attend the Annual Meeting.

Q:
Can I change my vote?

A:
Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the vote at the Annual Meeting by:

•
Delivering to The Bank of New York a written notice, bearing a date later than the proxy, stating that you revoke the proxy;

•
Submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting; or

•
Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

  You should send any written notice or new proxy card to IAC/InterActiveCorp c/o The Bank of New York at the following address: IAC/InterActiveCorp, P.O. Box 11001, New York, New York 10203-0001, or follow the instructions provided on your proxy card to submit a proxy by telephone or via the Internet. You may request a new proxy card by calling IAC's proxy solicitor, MacKenzie Partners, Inc., at 1-800-322-2885 (toll-free).

Q:
If I hold my shares in "street name" through my broker, will my broker vote my shares for me?

A:
Your broker will vote your shares only if you provide instructions to your broker on how to vote your shares. You should follow the directions that your broker provides regarding how to instruct your broker to vote your shares. If you fail to provide instructions to your broker, your broker will not vote your shares which will have the same effect as a vote against the spin-off proposal (except with respect to the vote of shares of IAC common stock actually voting, other than those shares controlled by IAC management), the reverse stock split proposal, the corporate opportunity proposal, the director removal proposal and the proposal to approve the IAC/InterActiveCorp 2005 Stock and Annual Incentive Plan.

Q:
What happens if I abstain or don't vote?

A:
An abstention or failure to vote will have the same effect as a vote against the spin-off proposal (except with respect to the vote of the shares of IAC common stock actually voting, other than those shares controlled by IAC management), the reverse stock split proposal, the corporate opportunity proposal and the director removal proposal.

The Spin-Off Proposal

Q:
What is IAC proposing to do?

A:
IAC is proposing to spin off Expedia so that Expedia will become an independent, separately traded public company. After the spin-off, Expedia will consist of IAC's travel and travel-related businesses, subsidiaries and investments (other than Interval International and TV Travel Shop, which IAC will retain) and TripAdvisor. After the spin-off, IAC will continue to operate and/or manage its remaining businesses, subsidiaries and investments. For a description of these businesses, subsidiaries and investments, see "The Spin-Off Proposal—Information About IAC After the Spin-Off." The holders of IAC common shares immediately prior to the spin-off would initially own all of the IAC common shares and Expedia common shares immediately following the spin-off.

Q:
Why is IAC proposing the Expedia spin-off?

A:
The Board of Directors believes that the spin-off would provide many benefits to IAC and its stockholders, including, among others:

•
Creating a pure-play travel business with an equity currency that would promote growth through acquisitions;

  •
  Establishing IAC as a diversified interactive commerce company that is not dominated by its travel businesses and with an equity currency that could promote growth through acquisitions;

  •
  Better aligning management performance with each company's respective performance; and

  •
  Providing capital markets and investors with greater transparency into each of IAC and Expedia.

  For a discussion of the IAC Board of Director's recommendation, see "Recommendation of IAC's Board of Directors."

Q:
What will I own after the Expedia spin-off?

A:
Immediately prior to the spin-off, IAC will effect a one-for-two reverse stock split. As a consequence, securities that are convertible into IAC common stock will be proportionately adjusted in accordance with their terms to give effect to the one-for-two reverse stock split. The following bullets describe the treatment of certain IAC securities in the spin-off:

•
IAC common stock:    For every two shares of IAC common stock that you own prior to the spin-off and the one-for-two reverse stock split, you will own one share of IAC common stock and one share of Expedia common stock immediately following the spin-off. Each share of IAC common stock and Expedia common stock that you own following the spin-off will be entitled to one vote per share. Holders will receive cash in lieu of fractional shares.

•
IAC Class B common stock:    For every two shares of IAC Class B common stock that you own prior to the spin-off and the one-for-two reverse stock split, you will own one share of IAC Class B common stock and one share of Expedia Class B common stock immediately following the spin-off. Each share of IAC Class B common stock and Expedia Class B common stock following the spin-off will be entitled to ten votes per share. Holders will receive cash in lieu of fractional shares.

•
IAC Series A preferred stock:    Each share of IAC Series A preferred stock will represent the right to receive, at the holder's election: (1) $50.00 in cash per share, plus accrued and unpaid dividends, (2) the IAC common stock and Expedia common stock that a holder of IAC Series A preferred stock would have received had the holder converted its Series A preferred stock into IAC common stock immediately prior to the spin-off or (3) one share of IAC Series B preferred stock and one share of Expedia Series A preferred stock, each of which will mirror in all material respects the terms of the current IAC Series A preferred stock, as adjusted to reflect the spin-off and the one-for-two reverse stock split.

•
Warrants to purchase IAC common stock:    IAC has outstanding a number of series of warrants subject to different terms and conditions. Generally, IAC warrants will be treated one of two ways in the spin-off, as set forth below. Except as otherwise described below and except to the extent otherwise provided under local law, following the spin-off, the IAC and Expedia warrants, as the case may be, generally will have the same terms and conditions as the warrants to purchase shares of IAC common stock had immediately prior to the spin-off.

•
Each publicly traded warrant to purchase shares of IAC common stock and certain other warrants, including warrants to purchase shares of IAC common stock issued in the 2002 VUE transaction, among others, will convert into a warrant to purchase shares of IAC common stock and a warrant to purchase shares of Expedia common stock, each of which will mirror in all material respects the terms of the current warrants to purchase shares of IAC common stock, as adjusted to reflect the spin-off and the one-for-two reverse stock split.

•
With respect to all other warrants to purchase shares of IAC common stock, following the spin-off, IAC will remain the contractually obligated party with respect to these warrants and each warrant will represent the right to receive upon exercise by the holders thereof that number of shares of IAC common stock and Expedia common stock that the warrant holder would have received had the holder exercised the warrant immediately prior to the spin-off and taking into account the one-for-two reverse stock split. Under the separation agreement, Expedia will contractually assume the obligation to deliver Expedia common stock to these warrant holders upon exercise.

Q:
Will the IAC and Expedia securities be listed on an exchange and publicly traded after the spin-off?

A:
IAC common stock currently trades on The Nasdaq National Market under the ticker symbol "IACI" and will continue to do so after the spin-off (as adjusted in connection with the spin-off and the one-for-two reverse stock split). Those IAC warrants that currently trade on The Nasdaq Stock Market under the ticker symbol "IACIW" will continue to trade on The Nasdaq Stock Market following the spin-off (as adjusted in connection with the spin-off and the one-for-two reverse stock split) under the ticker symbol "IACIW." Those IAC warrants that currently trade on The Nasdaq Stock Market under the ticker symbol "IACIZ" will continue to trade on The Nasdaq Stock Market following the spin-off (as adjusted in connection with the spin-off and the one-for-two reverse stock split) under the ticker symbol "IACIZ." IAC intends to seek to have the shares of IAC Series B preferred stock, if any, quoted on the OTC Bulletin Board under the ticker symbol "IACIP.OC." In order to do so, a broker-dealer in securities in the United States may be required to file with the National Association of Securities Dealers, Inc. a notice that will enable the broker-dealer to enter quotations for the IAC Series B preferred stock on the OTC Bulletin Board. There can be no assurance that a broker-dealer will file such a notice or, if filed, that quotations will be accepted on the OTC Bulletin Board. Further, there can be no assurance that if a broker-dealer commences to enter bid and asked quotations for the IAC Series B preferred stock on the OTC Bulletin Board that a viable and active trading market will develop.

  Expedia has applied to list Expedia common stock on The Nasdaq National Market and has reserved the ticker symbol "EXPE." Expedia also has applied to list on The Nasdaq Stock Market the two series of Expedia warrants whose predecessor securities currently trade on The Nasdaq Stock Market under the ticker symbols "IACIW" and "IACIZ." These new Expedia warrants are expected to trade under the ticker symbols "EXPEW" and "EXPEZ." Trading in Expedia common stock and Expedia warrants under those symbols is expected to begin on the first business day following the date that IAC completes the spin-off. Expedia intends to seek to have the shares of Expedia Series A preferred stock, if any, quoted on the OTC Bulletin Board under the ticker symbol "EXPEP.OC," in the same manner that IAC intends to seek to have its Series B preferred stock listed. However, there can be no assurance that a viable and active trading market will develop.

Q:
Will a when-issued trading market develop for post-spin-off IAC and/or Expedia securities prior to the completion of the spin-off?

A:
"When-issued" trading refers to conditional purchases or sales transactions with respect to a security that has been authorized but is not yet issued and available. IAC currently expects, but cannot guarantee, that a when-issued trading market will develop with respect to IAC and Expedia publicly held securities prior to the completion of the spin-off. A when-issued market for post-spin-off IAC securities may develop as soon as IAC stockholder approval for the spin-off is obtained. A when-issue market for post-spin-off Expedia securities may develop after IAC stockholder approval for the spin-off is obtained and Expedia securities are registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. No assurance can be given that a when-issued trading market will, in fact, develop in either IAC or Expedia securities.

Q:
Does the IAC Board of Directors have to complete the spin-off if stockholders approve it?

A:
No. Regardless of stockholder approval, the IAC Board of Directors retains the ability to abandon the spin-off for any reason whatsoever.

Q:
Am I entitled to dissenters' rights or appraisal rights?

A:
No. You will not be entitled to dissenters' rights or appraisal rights in connection with the spin-off. See "No Dissenters' Rights."

Q:
When does IAC expect to complete the spin-off?

A:
If IAC stockholders approve the spin-off proposal at the Annual Meeting and all of the other conditions to the completion of the spin-off are satisfied, IAC currently expects to complete the spin-off during the third quarter of 2005. You should be aware that even if IAC stockholders approve the spin-off proposal, the IAC Board of Directors may abandon or delay the spin-off in its sole discretion. In addition, IAC has entered into an agreement to acquire Ask Jeeves, Inc. and has agreed not to complete the spin-off so long as the Ask Jeeves transaction is pending. Ask Jeeves stockholder approval is required to effect the Ask Jeeves transaction. Ask Jeeves has scheduled its special meeting of stockholders for Tuesday, July 19, 2005. See "Recent Developments." In any event, IAC currently expects that it will delay the completion of the spin-off for up to several weeks following stockholder approval of the spin-off in order to permit the development of a when-issued trading market in IAC common stock and Expedia common stock prior to completion of the spin-off.

Q:
Do I need to do anything with my certificates for IAC securities?

A:
The bullets below describe some of the mechanics relating to the exchange of your IAC securities for securities of each of IAC and Expedia following the spin-off.

•
IAC common stock: IAC will mail to each holder of IAC common stock a Letter of Transmittal with instructions that explain how to return certificated shares of IAC common stock to enable you to receive uncertificated shares of IAC common stock and Expedia common stock to which you are entitled following the spin-off (as described more fully below). Holders of IAC common stock may deliver their certificates representing shares of IAC common stock, along with a properly executed Letter of Transmittal and any other required documents, to the exchange agent identified in the Letter of Transmittal. The certificates will be canceled and each holder will receive the number of full shares of reclassified IAC common stock and Expedia common stock to which each older is entitled, after giving effect to the spin-off and the one-for-two reverse stock split, subject to receipt of cash in lieu of fractional shares.

    Following the spin-off, reclassified IAC common stock and Expedia common stock will be issued electronically by way of direct registration, or in "uncertificated" form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and the need to return a duly executed stock certificate to effect a transfer. The Bank of New York will act as the registrar and transfer agent for IAC common stock and Expedia common stock after the spin-off. After the spin-off, you will be able to transfer shares of IAC common stock or Expedia common stock by mailing to The Bank of New York a transfer and assignment form, which The Bank of New York will provide to holders at no charge upon written request. Holders may request that their shares of IAC common stock or Expedia common stock be issued in certificated form by so indicating on the Letter of Transmittal or by requesting certificated shares in writing from The Bank of New York.

  •
  Publicly Traded Warrants to purchase IAC common stock: IAC's publicly traded warrants will be adjusted as described in this proxy statement/prospectus. Subject to adjustment for the one-for-two reverse stock split and the spin-off, the IAC publicly traded warrants will remain outstanding in electronic, uncertificated form and will continue to be governed by their existing warrant agreements. In addition, Expedia will issue publicly traded Expedia warrants pursuant to adjustments to the IAC publicly traded warrants. These publicly traded Expedia warrants will be issued in electronic, uncertificated form without any action on the part of holders. At or prior to the completion of the spin-off, Expedia will deposit with Mellon Investor Services and The Bank of New York, the exchange and warrant agents for the Expedia publicly traded warrants, the new forms of warrant pursuant to the warrant agreements that will govern the Expedia warrants.

  •
  VUE Warrants to purchase IAC common stock: Warrants to purchase shares of IAC common stock issued in the 2002 VUE transaction will be adjusted as described in this proxy statement/prospectus. Subject to adjustment for the one-for-two reverse stock split and the spin-off, the IAC warrants issued in the 2002 VUE transaction will remain outstanding and continue to be governed by their existing warrant agreements. In addition, Expedia will issue Expedia warrants pursuant to adjustments to the IAC warrants issued in the 2002 VUE transaction. These Expedia warrants will be issued in certificated form promptly following the completion of the spin-off. At or prior to the completion of the spin-off, IAC will deposit with the applicable warrant agent the new forms of Expedia warrant.

  •
  All other Warrants to purchase IAC common stock: All other IAC warrants will be adjusted as described in this proxy statement/prospectus. Warrant holders will receive notice of these adjustments pursuant to the terms of the warrants. These warrants will otherwise remain outstanding and subject to their respective warrant agreements.

  •
  IAC Series A Preferred Stock: IAC will mail to each holder of IAC Series A preferred stock a Letter of Transmittal, Form of Election and related instructions that will allow each holder to indicate, on or prior to July 11, 2005, whether the holder chooses to receive (1) $50.00 in cash per share, plus accrued and unpaid dividends, (2) the IAC common stock and Expedia common stock that a holder of IAC Series A preferred stock would have received had the holder converted its IAC Series A preferred stock into IAC common stock immediately prior to the spin-off or (3) one share of IAC Series B preferred stock and one share of Expedia Series A preferred stock, each of which will mirror in all material respects the terms of the current IAC Series A preferred stock, as adjusted to reflect the one-for-two reverse stock split and the spin-off. Holders of IAC Series A preferred stock should deliver their certificates representing shares of IAC Series A preferred stock, along with a properly executed Letter of Transmittal, Form of Election and any other required documents, to the exchange agent identified in the Letter of Transmittal. The certificates will be canceled and as promptly as practicable following the spin-off, the exchange agent will distribute to each holder cash or IAC and Expedia securities in accordance with each holder's election.

Q:
Whom can I call with questions?

A:
If you have any questions about the spin-off or the Annual Meeting, or would like copies of any of the documents referred to in this proxy statement/prospectus, you should call MacKenzie Partners, Inc. at 1-800-322-2885.

Q:
Where can I find more information about IAC and Expedia?

A:
You can find more information from various sources described under "Where You Can Find More Information."

SUMMARY

        The following is a summary of some of the information contained in this proxy statement/prospectus. In addition to this summary, you should read the entire document carefully, including (1) the risks associated with the spin-off and investing in IAC securities and Expedia securities discussed under "Risk Factors" and (2) the unaudited pro forma condensed combined financial statements for each of IAC and Expedia and the historical combined financial statements and related notes for Expedia included in Annexes B, C and D, respectively, and the historical financial statements and related notes for IAC incorporated by reference from IAC's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and from IAC's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005.

        The summaries set forth under the captions "—IAC/InterActiveCorp" and "—Expedia" assume the completion of the acquisition of Ask Jeeves, which is expected to occur prior to the spin-off, and the completion of the spin-off.

IAC/INTERACTIVECORP

        IAC/InterActiveCorp operates leading and diversified businesses in sectors being transformed by the internet, online and offline. IAC's mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. IAC operates a diversified portfolio of specialized and global brands in the businesses described below. IAC enables billions of dollars of consumer-direct transactions for products and services via the internet and telephone.

        IAC consists of the following businesses:

  •
  Electronic Retailing, which includes HSN U.S. and HSN International;

  •
  Ticketing, which includes Ticketmaster;

  •
  Interval International;

  •
  Personals, which includes Match.com;

  •
  Citysearch, Evite, Entertainment Publications and ServiceMagic (since September 2004);

  •
  Financial Services and Real Estate, which includes LendingTree and its affiliated brands and businesses; and

  •
  Teleservices, which includes Precision Response Corporation, or PRC.

        In addition, IAC has entered into an agreement to acquire Ask Jeeves, Inc., a leading provider of world-class information retrieval technologies, brands and services that are available to consumers across a range of platforms, including destination websites, downloadable search-based applications and portals. See "Recent Developments." IAC currently expects to complete the acquisition of Ask Jeeves, subject to the receipt of the requisite regulatory approvals and the satisfaction of customary closing conditions, during the summer of 2005. IAC has agreed not to complete the spin-off so long as the Ask Jeeves transaction is pending. Ask Jeeves stockholder approval is required to effect the Ask Jeeves transaction. Ask Jeeves has scheduled its special meeting of stockholders for Tuesday, July 19, 2005. Assuming the successful completion of the Ask Jeeves transaction, IAC will include Ask Jeeves following the spin-off.

        For information regarding the results of IAC's historical operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in IAC's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and in IAC's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, which are incorporated by reference into this proxy statement/prospectus and the Unaudited Pro Forma Condensed Combined Financial Statements for IAC and the accompanying notes in Annex B.

        IAC's principal executive offices are located at 152 West 57th Street, 42nd Floor, New York, New York 10019. IAC's telephone number is (212) 314-7300.

EXPEDIA

        Expedia is among the world's leading travel services companies, making travel products and services available to leisure and corporate travelers in the United States and abroad through a diversified portfolio of brands, including Expedia.com, Hotels.com, Hotwire, Expedia Corporate Travel, Classic Custom Vacations and a range of other domestic and international brands and businesses.

        Expedia's principal executive offices are located at 3150 139th Avenue Southeast, Bellevue, Washington 98005. Expedia's telephone number is (425) 679-7200.

THE SPIN-OFF

        IAC has proposed to spin off Expedia so that Expedia will become an independent, separately traded public company. After the transaction, Expedia will consist of IAC's travel and travel-related businesses, subsidiaries and investments (other than Interval International and TV Travel Shop, which IAC will retain) and TripAdvisor. IAC will continue to own and operate its remaining businesses as an independent, separately traded public company.

Spin-Off (page 28)

        IAC is proposing to effect the spin-off through amendments to its certificate of incorporation. If those amendments are approved by IAC's stockholders and IAC completes the spin-off, the holders of IAC common shares immediately prior to the spin-off will initially own all of the IAC common shares and Expedia common shares immediately following the spin-off.

Recommendation of the Special Committee (page 30)

        The IAC Board of Directors established a Special Committee of independent directors to review any aspects of the proposed spin-off that could involve potential conflicts of interest (including the proposed terms of Expedia's capitalization, ownership and control and governance arrangements) and to make a recommendation to the IAC Board of Directors with respect to these matters. After completing its activities and deliberations, the Special Committee determined to recommend to the Board of Directors that it proceed with the spin-off of Expedia in the form proposed, subject to the approval of the spin-off proposal by a majority of the votes cast by the holders of shares of IAC common stock actually voting on the spin-off proposal, other than shares owned or controlled by IAC management.

Recommendation to Stockholders (page 31)

        The IAC Board of Directors recommends that you vote FOR approval of the spin-off proposal. IAC's Board of Directors has carefully reviewed the terms of the spin-off and has determined that the spin-off is advisable and in the best interests of IAC and its stockholders.

Interests of Officers and Directors in the Spin-off (page 33)

        In considering the recommendation of the Board of Directors to vote in favor of the spin-off proposal, you should be aware that some of IAC's directors and executive officers have interests in the spin-off that are in addition to or different from the interests of stockholders generally.

U.S. Federal Income Tax Consequences of the Spin-Off (page 39)

        The spin-off is conditioned upon receipt by IAC of an opinion of counsel satisfactory to IAC's Board of Directors to the effect that the spin-off will qualify as a distribution that is generally tax free for federal income tax purposes. In addition, in connection with the filing of the registration statement of which this document is a part, IAC has received a legal opinion from Wachtell, Lipton, Rosen & Katz to the same effect and to the effect that, in general, no gain or loss will be recognized, and no amount will be includible in the income of, IAC, Expedia, or holders of IAC common stock or IAC Series A preferred stock solely as a result of the spin-off, except that gain or loss will be recognized by holders of IAC Series A preferred stock who receive cash in exchange for such shares or to the extent that holders of IAC stock receive cash in lieu of fractional shares (including in connection with the one-for-two reverse stock split of IAC common stock and IAC Class B common stock). The tax consequences to you of the spin-off will depend on the facts of your situation. In addition, you may be subject to state, local, or foreign tax laws that this document does not address. Please consult your tax advisor for a full understanding of the tax consequences to you of the spin-off.

Regulatory Requirements

        IAC is not aware of any material governmental approvals or actions that are necessary for consummation of the spin-off.

Dividend Policy

  •
  IAC:    IAC has not paid cash dividends on IAC common stock or IAC class B common stock and does not anticipate paying cash dividends on IAC common stock or IAC Class B common stock in the immediate future.

  •
  Expedia:    Expedia does not anticipate paying cash dividends on Expedia common stock or Expedia Class B common stock in the immediate future.

Relationship Between IAC and Expedia After the Spin-Off (page 50)

        Following the spin-off, IAC and Expedia will be independent, publicly owned companies. In connection with the spin-off, IAC and Expedia have entered into or will enter into the following agreements:

  •
  a separation agreement that sets forth the arrangements between IAC and Expedia with respect to the principal corporate transactions necessary to complete the spin-off, and a number of other principles governing the relationship between IAC and Expedia following the spin-off;

  •
  a tax sharing agreement that will govern the respective rights, responsibilities and obligations of IAC and Expedia after the spin-off with respect to tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes, other taxes and related tax returns;

  •
  an employee matters agreement that will govern a wide range of compensation and benefit issues, including the allocation between IAC and Expedia of responsibility for the employment and benefit obligations and liabilities of each company's current and former employees (and their dependents and beneficiaries);

  •
  a transition services agreement that will govern the provision of transition services from IAC to Expedia; and

  •
  various commercial agreements between subsidiaries of IAC, on the one hand, and subsidiaries of Expedia, on the other hand.

IAC/INTERACTIVECORP
SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following information is only a summary, and you should read it together with the more detailed financial information for IAC included elsewhere in, or incorporated by reference into, this document.

        The following table presents selected historical financial data of IAC for each of the years in the five year period ended December 31, 2004 and for the three-month periods ended March 31, 2005 and 2004. This data was derived from the consolidated financial statements of IAC and reflects the operations and financial position of IAC at the dates and for the periods indicated. In addition, in March 2005, IAC, through its subsidiary HSN International, announced that it had entered into an agreement to sell its 48.6% interest in EUVÍA to the German media company, ProSiebenSat.1 Media AG. Accordingly, the results of operations and statement of position of EUVÍA have been classified as discontinued operations for all periods presented. The information in this table should be read with the financial statements and accompanying notes and other financial data pertaining to IAC included in, or incorporated by reference into, this proxy statement/prospectus.

        In August 2001, IAC completed its sale of all of the capital stock of certain USA Broadcasting ("USAB") subsidiaries that own 13 full-power television stations and minority interests in four additional full-power stations to Univision Communications, Inc. ("Univision"). On May 7, 2002, IAC completed its transaction with Vivendi Universal, S.A., in which IAC's USA Entertainment Group, consisting of USA Cable, Studios USA, and USA Films, was contributed to Vivendi Universal Entertainment LLLP ("VUE"), a joint venture then controlled by Vivendi. In addition, during the second quarter of 2003, USA Electronic Commerce Solutions ("ECS"), Styleclick and Avaltus, a subsidiary of PRC, ceased operations. The financial position and results of operations of these companies, as well as USAB and the Entertainment Group, have been presented as discontinued operations in the following table.

	Year Ended December 31,					Three Months Ended March 31,
	2000(1)	2001(2)	2002(3)(4)	2003(5)	2004(6)(7)(8)	2004(8)	2005
	(In Thousands, Except per Share Data
Statements of Operations Data:
Net revenues	$2,918,011	$3,434,571	$4,554,514	$6,209,828	$6,065,049	$1,443,825	$1,647,097
Operating (loss) income	(107,955)	(140,318)	149,322	372,278	201,034	39,108	127,638
(Loss) earnings from continuing operations before cumulative effect of accounting change	(144,767)	(162,811)	1,906	119,897	175,666	42,860	69,424
(Loss) earnings before cumulative effect of accounting change	(147,983)	392,795	2,414,492	167,396	164,861	41,527	72,212
Net (loss) earnings available to common shareholders	(147,983)	383,608	1,941,344	154,341	151,808	38,263	68,949
Basic (loss) earnings per common share from continuing operations available to common shareholders(9)(10)	(0.40)	(0.44)	(0.02)	0.18	0.23	0.06	0.09
Diluted (loss) earnings per common share from continuing operations available to common shareholders(9)(10)	(0.40)	(0.44)	(0.04)	0.16	0.22	0.05	0.09
Basic (loss) earnings per common share before cumulative effect of accounting change available to common shareholders (9)(10)	(0.41)	1.05	5.64	0.26	0.22	0.05	0.10

Diluted (loss) earnings per common share before cumulative effect of accounting change available to common shareholders(9)(10)	(0.41)	1.05	5.62	0.23	0.20	0.05	0.09
Basic (loss) earnings per common share available to common shareholders(9)(10)	(0.41)	1.03	4.55	0.26	0.22	0.05	0.10
Diluted (loss) earnings per common share available to common shareholders(9)(10)	(0.41)	1.03	4.54	0.23	0.20	0.05	0.09
Other Data:
Net cash provided by (used in):
Operating activities	$141,365	$369,279	$783,414	$1,273,912	$1,257,875	$616,136	$532,505
Investing activities	(427,955)	(521,859)	316,770	(1,769,463)	(751,642)	(40,933)	169,275
Financing activities	(9,482)	6,954	664,844	(567,640)	(258,017)	46,759	161,799
Discontinued operations	94,706	322,342	(172,832)	(85,632)	(17,527)	(8,526)	(635)
Effect of exchange rate changes	(2,687)	(3,663)	10,481	14,588	9,390	(1,211)	(11,177)
	December 31,					March 31,
	2000(1)	2001(2)	2002(3)(4)	2003(5)	2004(6)(7)(8)	2005
	(In Thousands)
Balance Sheet Data (end of period):
Working capital	$355,157	$1,380,936	$3,069,516	$2,336,795	$2,206,067	$2,445,105
Total assets	5,586,822	6,491,809	15,640,859	21,568,455	22,398,865	23,225,372
Long-term obligations, net of current maturities	551,766	544,372	1,203,421	1,101,939	779,453	785,522
Minority interest	960,068	791,572	1,053,592	(4,504)	39,074	84,486
Shareholders' equity	3,439,871	3,945,501	7,931,463	14,415,585	14,605,304	14,593,260

(1)
Net loss available to common shareholders includes a pre-tax gain of $104.6 million related to IAC's exchange of its interest in Internet Shopping Network for 75% of Styleclick, Inc., a pre-tax gain of $3.7 million related to the Hotels.com initial public offering and a pre-tax charge of $145.6 million related to the impairment of Styleclick goodwill.

(2)
Net earnings available to common shareholders includes a gain of $517.8 million, net of tax, related to the sale of capital stock of certain USA Broadcasting subsidiaries and an after-tax expense of $9.2 million related to the cumulative effect of adoption as of January 1, 2001 of SOP 00-2, "Accounting by Producers or Distributors of Films."

(3)
In connection with IAC's acquisition of a controlling interest in Expedia, IAC issued approximately 13.1 million shares of Series A preferred stock at $50 face value ($656 million aggregate value), with a 1.99% annual dividend rate and which is convertible at any time into IAC common stock at an initial conversion price of $33.75. The conversion price will be adjusted downward pursuant to a specified formula if the average share price of IAC common stock over a ten-day trading period prior to conversion exceeds $35.10. Holders of Series A preferred stock may require IAC to purchase their shares on the fifth, seventh, tenth and fifteenth anniversary of the closing on February 4, 2002. IAC has the right to redeem such shares commencing on the tenth anniversary of February 4, 2002. Any payment by IAC with respect to the dividend or pursuant to any redemption requested by holders of Series A preferred stock or by IAC may be made in cash or IAC common stock, or a combination thereof, at the option of IAC.

(4)
Net earnings available to common shareholders includes a gain of $2.4 billion, net of tax, related to the contribution of the USA Entertainment Group to VUE and an after-tax expense of $461.4 million related to the cumulative effect of adoption as of January 1, 2002 of Statement of Financial Accounting Standards No. 142, "Accounting for Goodwill and Other Intangible Assets." Also includes results of Interval International since its acquisition by IAC on September 24, 2002.

(5)
Includes the results of Entertainment Publications, LendingTree and Hotwire since their acquisitions by IAC on March 25, 2003, August 8, 2003 and November 5, 2003, respectively.

(6)
Includes the results of TripAdvisor, ServiceMagic and Home Loan Center since their acquisitions by IAC on April 27, 2004, September 1, 2004 and December 14, 2004, respectively.

(7)
Net earnings available to common shareholders includes a pre-tax impairment charge of $184.8 million related to a write-down of Teleservices goodwill that resulted from IAC's annual impairment review under Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangibles."

(8)
As part of the integration of IAC Travel's businesses, Hotels.com conformed its merchant hotel business practices with those of the other IAC Travel businesses. As a result, beginning January 1, 2004, IAC commenced prospectively reporting revenue for Hotels.com on a net basis, consistent with Expedia.com's historical practice.

(9)
Earnings (loss) per common share data and shares outstanding retroactively reflect the impact of a two-for-one stock split of IAC common stock and IAC Class B common stock paid on February 24, 2000. All share numbers give effect to such stock split.

(10)
The following table adjusts IAC's reported net earnings (loss) and basic and diluted net earnings (loss) per share to exclude amortization expense related to goodwill and other intangible assets with indefinite lives, as if SFAS 142 were effective January 1, 2000:

	Year Ended December 31,
	2000	2001
	(In Thousands, Except Per Share Data)
LOSS FROM CONTINUING OPERATIONS AVAILABLE TO COMMON SHAREHOLDERS
Reported loss from continuing operations available to common shareholders	$(144,767)	$(162,811)
Add: goodwill amortization	63,851	134,018

Loss from continuing operations as adjusted	$(80,916)	$(28,793)

Basic loss per share from continuing operations available to common shareholders as adjusted:
Reported basic loss per share	$(0.40)	$(0.44)
Add: goodwill amortization	0.18	0.36

Adjusted basic loss per share	$(0.22)	$(0.08)

Diluted loss per share from continuing operation available to common shareholders as adjusted:
Reported diluted loss per share	$(0.40)	$(0.44)
Add: goodwill amortization	0.18	0.36

Adjusted diluted loss per share	$(0.22)	$(0.08)

NET (LOSS) EARNINGS AVAILABLE TO COMMON SHAREHOLDERS
Net (loss) earnings available to common shareholders	$(147,983)	$383,608
Add: goodwill amortization	206,151	176,413

Net earnings available to common shareholders as adjusted	$58,168	$560,021

Basic (loss) earnings per share as adjusted:
Reported basic net (loss) earnings per share	$(0.41)	$1.03
Add: goodwill amortization	0.57	0.47

Adjusted basic net earnings per share	$0.16	$1.50

Diluted (loss) earnings per share:
Reported diluted net (loss) earnings per share	$(0.41)	$1.03
Add: goodwill amortization	0.57	0.47

Adjusted diluted net earnings per share	$0.16	$1.50

EXPEDIA, INC.
SUMMARY SELECTED HISTORICAL COMBINED FINANCIAL INFORMATION

        The following information is only a summary, and you should read it together with the more detailed financial information for Expedia included elsewhere in this document.

        The following table presents summary selected historical combined financial information for Expedia for each of the years in the five year period ended December 31, 2004 and for the three-month periods ended March 31, 2005 and 2004. This data was derived, in part, from the Historical Combined Financial Statements of Expedia attached as Annex D to this proxy statement/prospectus, and reflects the operations and financial position of Expedia at the dates and for the periods indicated.

        This information assumes (i) the contribution or other transfer of all of the subsidiaries and assets relating to IAC's travel and travel-related businesses (excluding Interval International and TV Travel Shop) and TripAdvisor (collectively, the "Expedia Businesses") to Expedia, (ii) the assumption by Expedia or one or more of its subsidiaries of all of the liabilities relating to the Expedia Businesses and (iii) the allocation to Expedia of certain IAC corporate expenses relating to the Expedia Businesses for certain periods, all of which will occur in connection with the spin-off and certain of which are governed by the terms of the separation agreement. See "The Spin-Off Proposal—Relationship Between IAC and Expedia after the Spin-Off—Separation Agreement."

        Accordingly, this information reflects the historical financial position, results of operations and cash flows of the Expedia Businesses since their respective dates of acquisition by IAC, at the dates and for the periods indicated (see "The Spin-Off Proposal—Information about Expedia after the Spin-Off—Description of Business—History"), based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the Expedia Businesses.

        The information in this table should be read with the Historical Combined Financial Statements and accompanying notes included in Annex D of this proxy statement/prospectus and other financial data pertaining to Expedia included in this proxy statement/prospectus, as well as the disclosure set forth under the caption "The Spin-Off Proposal—Information about Expedia after the Spin-Off—Management's Discussion and Analysis of Financial Condition and Results of Operations of Expedia."

	Year Ended December 31,					Three Months Ended March 31,
	2000(1)(6)	2001(1)(6)	2002(2)	2003(3)	2004(4)(5)	2004(5)	2005
	(In Thousands)
Statements of Operations Data:
Service revenue	$327,977	$536,497	$1,499,075	$2,339,813	$1,843,013	$413,262	$485,046
Operating income	9,166	15,811	193,770	243,518	240,473	16,677	66,325
Net income	7,729	8,901	76,713	111,407	163,473	12,719	48,029
Other Data:
Net cash provided by (used in):
Operating activities	$82,083	$102,961	$450,900	$644,023	$802,853	$440,393	$497,689
Investing activities	(124,440)	(117,327)	(402,392)	(703,181)	340,308	678,451	1,836
Financing activities	90,461	7,598	120,279	37,975	(1,163,075)	(959,905)	(345,073)
Effect of exchange rate changes	—	—	(2)	(3,232)	(13,768)	(338)	(498)
	December 31,					March 31,
	2000(1)(6)	2001(1)(6)	2002(2)	2003(3)	2004(4)(5)	2005
	(In Thousands)
Balance Sheet Data (end of period):
Working capital	$113,821	$140,376	$528,630	$854,838	$1,263,678	$1,433,565
Total assets	555,613	643,835	3,203,082	8,755,270	9,537,187	10,107,441
Minority interest	267,675	315,999	592,054	—	18,435	74,699
Invested equity	216,520	225,890	2,055,756	7,554,301	8,152,629	8,213,914

(1)
Only includes the results of Hotels.com.

(2)
Includes the results of Expedia.com since IAC's acquisition of a controlling interest on February 4, 2002.

(3)
Includes the results of Hotwire, Inc. since IAC's acquisition on November 5, 2003.

(4)
Includes the results of TripAdvisor since IAC's acquisition on April 27, 2004 and Egencia since IAC's acquisition on April 16, 2004.

(5)
As part of the integration of Expedia's businesses, Hotels.com conformed its merchant hotel business practices with those of the other Expedia businesses. As a result, beginning January 1, 2004, Expedia commenced prospectively reporting revenue for Hotels.com on a net basis, consistent with Expedia.com's historical practice.

(6)
The following table adjusts Expedia's reported net income to exclude amortization expense related to goodwill and other intangible assets with indefinite lives as if SFAS 142 were effective January 1, 2000:

	Year Ended December 31,
	2000	2001
	(In Thousands)
NET INCOME
Reported net income	$7,729	$8,901
Add: goodwill amortization	24,249	29,228

Net income as adjusted	$31,978	$38,129

RISK FACTORS

        You should carefully consider each of the following risks and uncertainties associated with IAC and the ownership of IAC securities and Expedia and the ownership of Expedia securities. In addition, for more information you should review the specific descriptions of each of IAC's and Expedia's businesses under "The Spin-Off Proposal—Information about IAC after the Spin-Off" and "The Spin-Off Proposal—Information about Expedia after the Spin-Off."

Risk Factors Relating to the Spin-Off

Expedia and IAC may be unable to achieve some or all of the benefits that they expect to achieve through the spin-off.

        The full strategic and financial benefits expected to result from the spin-off may be delayed or may never occur at all. For instance, there can be no assurance that either IAC or Expedia will be able to attract transaction partners using their capital stock as acquisition currency and that analysts and investors will regard these new corporate structures as more clear and simple than the current corporate structure.

The synergies that IAC achieves with all of its businesses under the same corporate structure may cease to exist following the spin-off of Expedia.

        Currently, IAC's non-travel businesses share economies of scope and scale in costs, human capital, vendor relationships and customer relationships with the travel businesses that Expedia will own following the spin-off. While IAC and Expedia expect to enter into agreements that will govern their commercial and other relationships after the spin-off, those arrangements are not expected to fully capture the benefits the businesses enjoy as a result of common ownership prior to the spin-off. The loss of these benefits as a consequence of the spin-off could have an adverse effect on each of IAC's and Expedia's business, results of operations and financial condition following the spin-off.

After the spin-off, Expedia may be unable to make the changes necessary to operate effectively as an independent public entity.

        Following the spin-off, IAC will have no obligation to provide financial, operational or organizational assistance to Expedia, other than limited services pursuant to a transition services agreement that IAC and Expedia will enter into in connection with the spin-off. Among other things, as an independent entity, Expedia will be subject to, and responsible for, regulatory compliance, including periodic public filings with the SEC and compliance with The Nasdaq National Market's listing requirements, as well as generally applicable tax and accounting rules. Without assistance from IAC, Expedia may not be able to implement successfully the changes necessary to operate as an independent public entity.

Expedia Expects to incur increased costs relating to operating as an independent public company that could cause its cash flow and results of operations to decline.

        Expedia expects that the obligations of being a public company, including substantial public reporting and investor relations obligations, will require new expenditures, place new demands on Expedia's management and may require the hiring of additional personnel. Expedia may need to implement additional systems that require new expenditures in order to adequately function as a public company. Such expenditures could adversely affect Expedia's financial condition and results of operations.

IAC and Expedia may not be able to engage in desirable strategic transactions and equity issuances following the spin-off.

        IAC's and Expedia's ability to engage in significant stock transactions could be limited or restricted after the spin-off in order to preserve the tax free nature of the spin-off to IAC. Current federal income tax law creates a presumption that the spin-off would be taxable to IAC, but not to its shareholders, if either IAC or Expedia engaged in, or entered into an agreement to engage in, a transaction that would result in a 50 percent or greater change, by vote or value, in IAC's or Expedia's stock ownership during the four-year period that begins two years before the date of the spin-off, unless it is established that the transaction is not pursuant to a plan or series of transactions related to the spin-off. Treasury regulations currently in effect generally provide that whether an acquisition transaction and a spin-off are part of a plan is determined based on all of the facts and circumstances, including, but not limited to, specific factors described in the regulations. In addition, the regulations provide several "safe harbors" for acquisition transactions that are not considered to be part of a plan. These restrictions may prevent IAC and Expedia from entering into transactions which might be advantageous to their respective shareholders, such as issuing equity securities to satisfy financing needs or acquiring businesses or assets with equity securities.

        Under the tax sharing agreement, there are restrictions on Expedia's ability to take actions that could cause the spin-off to fail to qualify as a tax free transaction, including redeeming equity securities and selling or otherwise disposing of a substantial portion of its assets, in each case, for a period of 25 months following the distribution. Expedia may have to indemnify IAC against the tax, if any, described in the preceding sentence if such tax is incurred by reason of a breach by Expedia of its covenants under the tax sharing agreement. For further discussion, see "The Spin-Off Proposal—U.S. Federal Income Tax Consequences of the Spin-Off."

After the spin-off, actual or potential conflicts of interest may develop between the management and directors of IAC, on the one hand, and the management and directors of Expedia, on the other hand.

        After the spin-off, the management and directors of IAC and Expedia may own both IAC capital stock and Expedia capital stock. This ownership overlap could create, or appear to create, potential conflicts of interest when IAC's and Expedia's directors and executive officers face decisions that could have different implications for IAC and Expedia. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between IAC and Expedia regarding terms of the agreements governing the spin-off and the relationship between IAC and Expedia thereafter, including the separation agreement, the employee matters agreement, the tax sharing agreement, the transition services agreement or any commercial agreements between the parties or their affiliates. Potential conflicts of interest could also arise if IAC and Expedia enter into any commercial arrangements in the future.

        In addition, Mr. Diller will serve as Chairman of the Board of Directors of Expedia and its senior executive, while retaining his role as Chairman and Chief Executive Officer of IAC, and Mr. Kaufman will serve as Vice Chairman of Expedia while retaining his role as Vice Chairman of IAC. The fact that Messrs. Diller and Kaufman hold positions with both IAC and Expedia could create, or appear to create, potential conflicts of interest for each of Messrs. Diller and Kaufman when he faces decisions that may affect both IAC and Expedia. Each of Messrs. Diller and Kaufman may also face conflicts of interest with regard to the allocation of his time between IAC and Expedia.

        IAC is asking you to approve the corporate opportunity proposal. The corporate opportunity proposal contemplates an amendment to the IAC certificate of incorporation that would provide that no officer or director of IAC who is also an officer or director of Expedia will be liable to IAC or its stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to Expedia instead of IAC, or does not communicate information regarding a corporate opportunity to IAC because the officer or director has directed the corporate opportunity to Expedia. Expedia will have a reciprocal provision in its certificate of incorporation. The corporate opportunity provisions may have the effect of exacerbating the risk of conflicts of interest between IAC and Expedia because the provisions effectively shield an overlapping director/executive officer from liability for breach of fiduciary duty in the event that such director or officer chooses to direct a corporate opportunity to Expedia instead of to IAC or vice versa.

Risk Factors Relating to IAC and Expedia Securities

The aggregate value of the IAC and Expedia securities that current holders of IAC capital stock receive in the spin-off might be less than the value of the IAC securities before the spin-off.

        If IAC completes the spin-off as currently contemplated, holders of IAC capital stock prior to the spin-off will hold a combination IAC capital stock and Expedia capital stock following the spin-off. Any number of matters, including the risks described herein, may adversely impact the value of IAC and Expedia securities after the completion of the spin-off. Some of these matters may or may not have been identified by IAC or Expedia prior to the completion of the spin-off, and, in any event, may not be within IAC's or Expedia's control. Should any adverse circumstances, facts, changes or effects come to pass, the aggregate value of the IAC and Expedia securities could be less than the value of IAC securities before the spin-off.

The market price and trading volume of IAC and/or Expedia securities may be volatile and may face negative pressure.

        The travel and travel-related businesses that Expedia will own after the spin-off represent a significant portion of IAC's businesses and assets prior to the spin-off and have a significant impact on IAC's financial condition and results of operations. Investors that own IAC securities because of its travel businesses may decide to dispose of some or all of their IAC securities after the spin-off.

        IAC currently owns the travel and travel-related businesses that Expedia will operate following the spin-off. Accordingly, there is currently no trading market for Expedia's securities. Investors may decide to dispose of some or all of the Expedia securities that they receive in the spin-off. The Expedia securities issued in the spin-off will be trading publicly for the first time. Until, and possibly even after, orderly trading markets develop for these securities, there may be significant fluctuations in price.

        IAC cannot accurately predict how investors in IAC and/or Expedia securities will behave after the spin-off. The market price for IAC and/or Expedia securities following the spin-off may be more volatile than the market price of IAC securities before the spin-off. In addition, there can be no assurance that any trading market for either IAC or Expedia preferred stock, if any, will develop. The market price of IAC and Expedia securities could fluctuate significantly for many reasons, including the risks identified in this proxy statement/prospectus or reasons unrelated to each company's performance. These factors may result in short- or long-term negative pressure on the value of IAC and Expedia securities.

After the spin-off, financial institutions may remove IAC securities from investment indices and Expedia securities may not qualify for those investment indices. In addition, IAC securities and/or Expedia securities may fail to meet the investment guidelines of institutional investors. In either case, these factors may negatively impact the price of IAC securities and/or Expedia securities and may impair IAC's and/or Expedia's ability to raise capital through the sale of securities.

        Some of the holders of IAC securities are index funds tied to The NASDAQ or other stock or investment indices, or are institutional investors bound by various investment guidelines. Companies are generally selected for investment indices, and in some cases selected by institutional investors, based on factors such as market capitalization, industry, trading liquidity and financial condition. The spin-off will reduce IAC's market capitalization. Similarly, as an independent company, Expedia will initially have a lower market capitalization than IAC has today. As a result, one or more investment indices may remove IAC securities from their indices and Expedia securities may not qualify for those investment indices. In addition, IAC and/or Expedia securities that are received in the spin-off may not meet the investment guidelines of some institutional investors. Consequently, these index funds and institutional investors may have to sell some or all of the securities they receive in the spin-off, and the prices of IAC and/or Expedia securities may fall as a result. Any such decline could impair the ability of IAC or Expedia to raise capital through future sales of securities.

Risk Factors Relating to IAC's and Expedia's Businesses Following the Spin-Off

        After the spin-off, both IAC and Expedia will own and operate interactive commerce businesses and are, therefore, subject to many of the same or similar business risks that this proxy statement/prospectus describes below. You should carefully consider these risks with the understanding that any particular risk factor may affect one or both of the companies. In addition, each company may have unique risk factors associated with its business. You should carefully consider these risks as well. For more information regarding each company's business see "The Spin-Off Proposal—Information about IAC after the Spin-Off" and "The Spin-Off Proposal—Information about Expedia after the Spin-Off."

Following the spin-off, each of IAC and Expedia will depend on its respective key personnel.

        Following the spin-off, the future success of each of IAC and Expedia will depend upon the continued contributions of its respective senior corporate management, particularly Barry Diller, the Chairman and Chief Executive Officer of IAC and the Chairman and senior executive of Expedia. Mr. Diller does not have an employment agreement with either IAC or Expedia. He will own options to purchase a substantial number of shares of both IAC common stock and Expedia common stock. However, a substantial majority of such options expire between August 2005 and November 2007. If Mr. Diller no longer serves in his current role at either company, IAC's business on the one hand, and Expedia's business on the other hand, as well as the market price of both companies' securities, could experience substantial adverse consequences. If Mr. Diller serves in either company in some lesser capacity than his current role, the business and market price of the securities of that company could experience adverse consequences. Neither IAC nor Expedia can assure you that it will be able to retain the services of Mr. Diller or any other member of its senior management or key employees following the spin-off.

Mr. Diller currently controls IAC and is expected to control Expedia. If Mr. Diller ceases to control IAC and/or Expedia, Liberty Media Corporation may effectively control the company that Mr. Diller ceases to control.

        Following the spin-off, subject to the terms of stockholders agreements relating separately to each of IAC and Expedia, Mr. Diller will effectively control the outcome of all matters submitted to a vote or for the consent of each company's stockholders (other than with respect to the election by the holders of each company's common stock of 25% of the members of each company's Board of Directors and matters as to which Delaware law requires a separate class vote). Upon Mr. Diller's permanent departure from IAC or Expedia, as the case may be, Liberty may effectively control the voting power of the capital stock of the company from which Mr. Diller departs through its ownership of common shares of each of IAC and Expedia.

        Pursuant to the stockholders agreements referred to above, until the time of Mr. Diller's departure from IAC or Expedia, as the case may be, Mr. Diller will generally have the right to vote all of the shares of IAC and Expedia common stock and IAC and Expedia Class B common stock held by Liberty and each of the BDTV Entities. Mr. Diller owns all of the voting stock, and Liberty owns all of the non-voting stock, in each case, of the BDTV Entities, which non-voting stock represents in excess of 99% of the equity of the BDTV Entities.

        As of June 8, 2005, after giving effect to IAC's acquisition from Universal of 43,181,308 shares of IAC common stock and 13,430,000 shares of IAC Class B common stock in connection with IAC's sale of its common and preferred interests in Vivendi Universal Entertainment to NBC Universal (see "Recent Developments—Sale of IAC's Common and Preferred Interests in Vivendi Universal Entertainment"): Mr. Diller owned 1,793,214 shares of IAC common stock, and 368,741 shares of IAC common stock were held by a private foundation controlled by Mr. Diller; these shares collectively represent approximately 0.2% of the combined voting power of the outstanding IAC capital stock. Liberty owned 87,239,578 shares of IAC common stock and 2,353,188 shares of IAC Class B common stock, collectively representing approximately 10.3% of the combined voting power of the outstanding

IAC capital stock. The BDTV Entities collectively owned 44 shares of IAC common stock and 48,846,808 shares of IAC Class B common stock, collectively representing approximately 45.3% of the combined voting power of the outstanding IAC capital stock. As a result, Mr. Diller, through shares he owns as well as those subject to proxy, generally controlled the vote of 16.6% of IAC common stock and 100% of the IAC Class B common stock and, consequently, 55.8% of the combined voting power of the outstanding IAC capital stock. In the event IAC completes the acquisition of Ask Jeeves, after giving effect to the issuance of additional shares of IAC common stock in connection with the acquisition, Mr. Diller will control approximately 52.2% of the combined voting power of IAC capital stock. The capital structure and ownership of Expedia immediately following the spin-off will mirror the capital structure and ownership of IAC; as a result, Mr. Diller will have similar voting control of Expedia.

        In addition, under IAC's amended and restated governance agreement and under a governance agreement to be entered into by Expedia at the time of the spin-off, each of Mr. Diller and Liberty generally has the right to consent to limited matters in the event that IAC's or Expedia's, as the case may be, ratio of total debt to EBITDA, as defined in the applicable governance agreement, equals or exceeds 4:1 over a continuous 12-month period. Neither IAC nor Expedia can assure you that Mr. Diller and Liberty will consent to any such matter at a time when IAC or Expedia, as the case may be, is highly leveraged, in which case IAC or Expedia, as the case may be, would not be able to engage in such transactions or take such actions.

        As a result of Mr. Diller's ownership interests and voting power, and Liberty's ownership interests and voting power upon Mr. Diller's permanent departure from IAC, Mr. Diller or Liberty, as the case may be, will be in a position on a going forward basis to control or influence significant corporate actions, including without limitation, corporate transactions such as mergers, business combinations or dispositions of assets and determinations with respect to IAC's significant business direction and policies. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that may otherwise be beneficial to IAC or Expedia, as the case may be. As a result, the market price of IAC or Expedia securities could be adversely affected.

Following the spin-off, the success of each of IAC and Expedia will depend on maintaining the integrity of their respective systems and infrastructure. System interruption and the lack of integration and redundancy in each of IAC's and Expedia's information systems may affect their respective businesses.

        A fundamental requirement for online commerce and communications is the secure transmission of confidential information, such as credit card numbers or other personal information, over public networks. Following the spin-off, each of IAC's and Expedia's security measures may be inadequate and, if any compromise of security were to occur, it could have a detrimental effect on each company's reputation and adversely affect its ability to attract customers. At times, IAC's and Expedia's businesses may experience occasional system interruptions that make some or all systems unavailable or prevent these businesses from efficiently fulfilling orders or providing services to third parties. Following the spin-off, each of IAC and Expedia will rely on its affiliates' and third party computer systems and service providers to facilitate and process a portion of its transactions. Any interruptions, outages or delays in each company's systems or third party providers' systems, or a deterioration in their performance, could impair each company's ability to process transactions for its customers and the quality of service that each company can offer to those customers. Fire, flood, power loss, telecommunications failure, break-ins, earthquakes, acts of war or terrorism, acts of God, computer viruses, physical or electronic break-ins and similar events or disruptions may damage or interrupt computer or communications systems at any time. Any of these events could cause system interruption, delays and loss of critical data, and could prevent IAC and/or Expedia from providing services to third parties. While each company will have backup systems for certain aspects of operations, the systems are not fully redundant and disaster recovery planning may not be sufficient for all eventualities. In addition, each of IAC and Expedia may have inadequate insurance coverage or insurance limits to compensate for losses from a major interruption. If any of these adverse events were to occur, it could damage the reputation of either or both companies and be costly to remedy.

IAC and Expedia may experience operational and financial risks in connection with their respective acquisitions. In addition, some of the businesses acquired by IAC or Expedia may incur significant losses from operations or experience impairment of carrying value.

        Both IAC's and Expedia's future growth may depend, in part, on acquisitions. To the extent that either company grows through acquisitions, it will face the operational and financial risks that commonly accompany that strategy. Each company would also face operational risks, such as failing to assimilate the operations and personnel of the acquired businesses, disrupting its ongoing businesses, impairing management resources and its relationships with employees and customers of acquired businesses as a result of changes in ownership and management. Some acquisitions may not be successful and their performances may result in the impairment of their carrying value.

Changing laws, rules and regulations, and legal uncertainties may adversely impact the business, financial condition and results of operations of IAC and Expedia.

        Unfavorable changes in existing, or the promulgation of new, laws, rules and regulations applicable to IAC, Expedia and their respective businesses, including those relating to the Internet and online commerce, consumer protection and privacy and sales, use, occupancy, value-added and other taxes, could decrease demand for products and services, increase costs and/or subject IAC and Expedia to additional liabilities, which could adversely impact their respective business. For example, there is, and will likely continue to be, an increasing number of laws and regulations pertaining to the Internet and online commerce, which may relate to liability for information retrieved from or transmitted over the Internet, user privacy, taxation and the quality of products and services. Furthermore, the growth and development of online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on online businesses generally.

        In addition, the application of various domestic and international sales, use, occupancy, value-added and other tax laws, rules and regulations to the historical and new products and services of IAC and Expedia is subject to interpretation by the applicable taxing authorities. While IAC and Expedia believe that they are compliant with these tax provisions, there can be no assurances that taxing authorities will not take a contrary position, or that such positions will not have an adverse effect on the businesses, financial condition and results of operations of IAC and Expedia. See "The Spin-Off Proposal—Information about Expedia After the Spin-Off—Management's Discussion and Analysis of Financial Condition and Results of Operations of Expedia—Critical Accounting Policies and Estimates."

IAC's financial results may be subject to increased variability after the spin-off.

        After the spin-off, IAC will operate in different industries with distinct market dynamics and economics as compared to IAC prior to the spin-off. The businesses that IAC will operate following the spin-off are sensitive to general economic conditions, consumer confidence, consumer retail spending, interest rates, adverse publicity, competition and trends in technology. The diversification that results from operating IAC's travel businesses alongside IAC's other businesses tends to moderate financial and operational volatility. Following the spin-off, that diversification will diminish, and IAC may experience increased volatility and less diversification in terms of cash flow, seasonality, working capital and financing requirements.

Expedia's financial results may be subject to increased variability after the spin-off.

        After the spin-off, Expedia will operate in different industries with distinct market dynamics and economics as compared to IAC prior to the spin-off. The businesses that Expedia will operate following the spin-off are sensitive to general economic conditions, the health of the worldwide travel industry, consumer confidence, consumer retail spending, trends in technology, competition, levels of personal discretionary income, weather, acts of war or terrorism, safety concerns and acts of God. These businesses are also subject to the effects of seasonality to a greater degree than the businesses that IAC will operate following the spin-off with revenues typically lowest in the first quarter of the year and highest in the third quarter. The diversification that results from operating Expedia's businesses alongside IAC's other businesses tends to moderate financial and operational volatility. Following the spin-off, that diversification will effectively cease to exist at Expedia.

Expedia depends on its relationships with travel suppliers and any adverse changes in these relationships could adversely affect Expedia's business, financial condition and results of operations.

        An important component of the success of Expedia's business depends on its ability to maintain its existing, as well as build new, relationships with travel suppliers and GDS distribution partners. Adverse changes in existing relationships, or Expedia's inability to enter into new arrangements with these parties on favorable terms, if at all, could reduce the amount, quality and breadth of attractively priced travel products and services that Expedia is able to offer through its brands and businesses, which could adversely affect its business, financial condition and results of operations.

        Travel suppliers are increasingly seeking to lower their travel distribution costs by promoting direct online bookings through their own websites. In some cases, supplier direct channels offer advantages to consumers, such as loyalty programs or lower transaction fees. In addition, travel suppliers may choose not to make their travel products and services available through Expedia distribution channels due to travel industry trends. For example, in the case of its merchant hotel business, Expedia experienced a compressed lodging supply environment in 2004 due to higher overall occupancy rates as compared to prior periods. Expedia expects that these trends will continue. To the extent that consumers increase the percentage of their travel purchases through supplier direct websites and/or if travel suppliers choose not to make their products and services available to Expedia due to travel industry trends, Expedia's business may suffer.

Over the last several years, travel suppliers have generally reduced or eliminated commissions and payments to travel agents and other travel intermediaries; these reductions could adversely affect Expedia's business, financial condition and results of operations.

        A portion of Expedia's agency revenues will be derived from compensation paid by travel suppliers and global distribution system (GDS) partners for bookings made through Expedia websites. The businesses that Expedia will own after the spin-off generally negotiate these commissions and fees with their travel suppliers and GDS partners. Over the last several years, travel suppliers have generally reduced or eliminated commissions and payments to travel agents and other travel intermediaries. No assurances can be given that GDS partners or travel suppliers will not reduce current industry compensation or Expedia's compensation, either of which could reduce Expedia's agency revenues and margins and adversely affect its business, financial condition and results of operations.

Expedia's failure to attract and retain customers in a cost-effective manner could adversely affect its business, financial condition and results of operations.

        The long-term success of Expedia will depend on its continued ability to increase the overall number of customer transactions in a cost-effective manner. In order to increase the number of customer transactions, Expedia must attract new visitors to its websites and other distribution channels, convert these visitors into paying customers and capture repeat business from existing customers. Similarly, Expedia's corporate travel business is dependent on enlisting new corporate customers and attracting their travel booking activity online to Expedia Corporate Travel. The businesses that Expedia will own after the spin-off attract customers to their websites in a cost-effective manner through affiliate programs. If the number of customers being driven to Expedia's websites through affiliates participating in these programs were to decrease significantly, costs relating to Expedia's sales and marketing commitments could increase. In addition, Expedia believes that rates for desirable advertising and marketing placements are likely to increase in the foreseeable future. No assurances can be provided that Expedia will be successful in acquiring new customers in a cost-effective manner.

Expedia's international opportunities and investments involve risks relating to travel patterns and practices and Internet-based commerce.

        After the spin-off Expedia will operate in a number of jurisdictions abroad and intends to continue to expand its international presence. In order to achieve widespread acceptance in the countries and markets it enters, Expedia must continue to successfully tailor its services to the unique customs and cultures of such countries and markets. Learning the customs and cultures of various countries, particularly with respect to travel patterns and practices, can be difficult and costly and Expedia's failure to do so could slow its international growth.

        In addition, the businesses that Expedia will own after the spin-off face, and Expedia expects to continue to face, additional risks in the case of its existing and future international operations. These risks include unexpected changes in regulatory requirements, increased risk and limits on its ability to enforce intellectual property rights, exchange rate fluctuations, potential delays in the development of the Internet as an advertising and commerce medium in international markets and difficulties in managing operations due to distance, language and cultural differences, including issues associated with establishing management systems and infrastructures and staffing and managing foreign operations.

Declines or disruptions in the travel industry, such as those caused by terrorism, war, bankruptcies or general economic downturns, could adversely affect Expedia's business, financial condition and results of operations.

        After the spin-off Expedia's business, financial condition and results of operations will be affected by the health of the worldwide travel industry. Travel expenditures are sensitive to business and personal discretionary spending levels and tend to decline during general economic downturns. Accordingly, after the spin-off, Expedia's business will be sensitive to downturns or weaknesses in the travel industry, which could adversely affect the growth of its business. Additionally, Expedia's business will be sensitive to safety concerns, and thus may decline after incidents of terrorism, during periods of geopolitical conflict in which travelers become concerned about safety issues or when travel might involve health-related risks, one or more of which could result in a protracted decrease in demand for its travel services. This decrease in demand, depending on its scope and duration, together with any future issues impacting travel safety, could significantly and adversely impact Expedia's business, financial condition and results of operations over the short and long-term. In addition, the disruption of the existing travel plans of a significant number of customers upon the occurrence of certain events, such as terrorist activity or war, could result in the incurrence of significant additional costs if Expedia provides relief to affected customers by not charging cancellation fees or by refunding the price of otherwise non-refundable unused tickets.

IAC's businesses depend on their relationships with third party distribution channels, suppliers and advertisers and any adverse changes in these relationships could adversely affect IAC's business, financial condition and results of operations.

        An important component of the success of IAC's various businesses depends on their ability to maintain their existing, as well as build new, relationships with third party distribution channels, suppliers and advertisers, among other parties.

  Electronic Retailing

        Electronic Retailing is dependent upon the pay television operators with whom HSN U.S. enters into distribution and affiliation agreements to carry the HSN and America's Store television networks. See "The Spin-Off Proposal—Information about IAC after the Spin-Off—Electronic Retailing—HSN U.S.—Pay Television Distribution." While the cessation of carriage of the HSN and/or America's Store television networks by a major pay television operator or a significant number of smaller pay television operators could have a significant adverse effect on the business, financial condition and results of operations of Electronic Retailing and IAC, IAC believes that it will be able to continue to successfully manage the distribution process in the future.

  Ticketing

        Ticketing is dependent upon its clients for ticketing supply. Securing tickets depends, in part, on the ability of Ticketing to enter into and maintain client contracts on favorable terms. No assurances can be provided that Ticketing will continue to be able to enter into or maintain client contracts on acceptable terms, if at all, and its inability to do so could have a material adverse effect on its business, financial condition and results of operations. In addition, some facilities, promoters and other potential clients are increasingly electing to distribute tickets through supplier direct or other new channels. The increased and continued use of supplier direct and/or new distribution channels by clients could have a material adverse effect on the business, financial condition and results of operations of Ticketing. See "The Spin-Off Proposal—Information about IAC after the Spin-Off—Ticketing."

  Interval International

        Interval is dependent upon timeshare developers for new members and timeshare supply. Interval's inability to maintain existing or negotiate new arrangements with these developers could result in decreases in Interval's membership base, timeshare supply and related exchange transactions, which could have a material adverse effect on the business, financial condition and results of operations of Interval. See "The Spin-Off Proposal—Information about IAC after the Spin-Off—Interval International."

  Ask Jeeves

        Assuming that IAC completes the Ask Jeeves acquisition, which remains subject to certain closing conditions, Ask Jeeves will be an important business of IAC following the spin-off. A material portion of the revenues of Ask Jeeves is derived from advertising and search toolbar distribution arrangements. Accordingly, the inability of Ask Jeeves to retain existing, or attract new, advertisers and/or distribution partners could have a material adverse effect on its business, financial condition and results of operations. See "The Spin-Off Proposal—Information about IAC after the Spin-Off—Ask Jeeves."

  Financial Services and Real Estate

        In the case of Financial Services and Real Estate, the ability of LendingTree to provide financial and real estate services depends, in significant part, on the quality and pricing of services provided by participating lenders and real estate professionals. The failure of a significant number of participating lenders and real estate professionals to participate on LendingTree exchanges for any reason and/or provide quality services on competitive terms, could have a material adverse effect on the business, financial condition and results of operations of Financial Services and Real Estate. See "The Spin-Off Proposal—Information about IAC after the Spin-Off—Financial Services and Real Estate."

Adverse events or trends in the various industries in which IAC's businesses operate could harm IAC's business, results of operations and financial condition.

        IAC's businesses in general are sensitive to trends or events that are outside of IAC's control. For example, adverse trends or events, such as general economic downturns, decreases in consumer spending and natural or other disasters, among other adverse events and trends, could significantly impact IAC's business, results of operations and financial condition.

  Electronic Retailing

        Electronic Retailing is dependent upon the continued ability of HSN U.S. to transmit the HSN and America's Store television networks to broadcast and pay television operators from its satellite uplink facilities. See "The Spin-Off Proposal—Information about IAC after the Spin-Off—Electronic Retailing—HSN U.S.—Reach." While HSN U.S. has designed business continuity and disaster recovery plans to ensure its continued satellite transmission capability on a temporary basis in the event of a natural or other disaster, the prolonged or permanent interruption of its satellite transmission capability for any reason and/or related costs incurred by HSN U.S. could have a material adverse effect on the business, financial condition and results of operations of Electronic Retailing and/or IAC.

  Ticketing

        Ticketing is sensitive to fluctuations in the number of entertainment, sporting and leisure events and activities offered by promoters and facilities, as well as general economic and business conditions in these industries. Accordingly, adverse trends in the entertainment, sporting and leisure events and activities could have a material adverse effect on the business, financial condition and results of operations of Ticketing.

  Personals

        In the case of Personals, adverse publicity resulting from and relating to the introduction of bills that, if passed into law, would require online dating services to either perform criminal background checks on their subscribers or prominently disclose that they do not perform such background checks, could harm the reputation and credibility of the personals industry and service providers within the industry. This development could discourage consumers from using online personals services and could have a material adverse effect on the business, financial condition and results of operations of Personals. See "The Spin-Off Proposal—Information about IAC after the Spin-Off—Personals—Regulation."

  Interval International

        Interval's business depends, in significant part, upon the health of the timeshare and travel industries. Travel expenditures are sensitive to business and personal discretionary spending levels and tend to decline during general economic downturns. Accordingly, Interval's business is sensitive to downturns or weaknesses in the travel industry, which could adversely affect its business, financial condition and results of operations.

  Ask Jeeves

        Assuming that IAC completes the Ask Jeeves acquisition, which remains subject to certain closing conditions, Ask Jeeves will be an important business of IAC following the spin-off. A material portion of the revenues of Ask Jeeves is derived from advertising arrangements. Accordingly, Ask Jeeves is sensitive to general economic downturns and decreases in consumer spending, among other events and trends, which generally result in decreased advertising expenditures, as well as the continued growth and/or acceptance of online advertising as an effective alternative to offline advertising media and its business model. See "The Spin-Off Proposal—Information about IAC after the Spin-Off—Ask Jeeves."

  Financial Services and Real Estate

        The results of Financial Services and Real Estate are impacted by fluctuations in interest rates, as well as the number of homes listed for sale (which is impacted by construction rates and related costs), both of which impact demand for financial and real estate services. While the broad mix of financial and real estate products and services offered by the businesses within Financial Services and Real Estate partially mitigates the impact of these fluctuations, such fluctuations could have a material adverse effect on the business, financial condition and results of operations of Financial Service and Real Estate. See "The Spin-Off Proposal—Information about IAC after the Spin-Off—Financial Services and Real Estate."

RECENT DEVELOPMENTS

Sale of IAC's Common and Preferred Interests in Vivendi Universal Entertainment

        On June 7, 2005, IAC sold its common and preferred interests in Vivendi Universal Entertainment ("VUE"), a joint venture that owns certain entertainment assets, to NBC Universal for approximately $3.4 billion in aggregate consideration, consisting of approximately $1.9 billion in cash, 56.6 million IAC common shares formerly held by NBC Universal and $115 million of television advertising time that NBC Universal will provide through its television media outlets over a three-year period commencing October 1, 2005. In connection with the sale, IAC, NBC Universal and Vivendi Universal have released one another from potential claims relating to IAC's investment in VUE, and IAC and Vivendi Universal have agreed to permanently dismiss tax litigation previously pending in the Delaware courts. The transaction, which the parties simultaneously signed and closed, represents a complete exit by IAC from the VUE joint venture. For more information regarding IAC's investment in VUE, See "Certain IAC Relationships and Related Party Transactions—2002 VUE Transaction."

Cornerstone Acquisition

        On April 1, 2005, IAC announced that it had completed the acquisition of Cornerstone Brands, Inc., a portfolio of print catalogs and online retailing sites that sell home products and leisure and casual apparel, for approximately $704.0 million in cash. IAC currently operates Cornerstone as part of its Electronic Retailing segment and expects to continue to do so following the spin-off.

Ask Jeeves Acquisition

        On March 21, 2005, IAC announced that it had entered into a merger agreement to acquire Ask Jeeves, Inc. Under the terms of the merger agreement, IAC will issue 1.2668 shares of IAC common stock (on a pre-reverse stock split basis) for each share of Ask Jeeves common stock in a tax free transaction. Subject to the receipt of the requisite regulatory approvals and the satisfaction of customary closing conditions, IAC expects to complete the Ask Jeeves acquisition during the summer of 2005. Under the terms of the merger agreement, IAC has agreed not to complete the spin-off so long as the Ask Jeeves transaction is pending. Ask Jeeves stockholder approval is required to effect the Ask Jeeves transaction. Ask Jeeves has scheduled its special meeting of stockholders for Tuesday, July 19, 2005. Assuming the successful completion of the Ask Jeeves transaction, following the spin-off, IAC's businesses will include Ask Jeeves.

Stock Repurchases

        On March 28, 2005, IAC announced that it would commence purchasing shares of its common stock pursuant to a 10b5-1 purchase plan (the "10b5-1 Plan") designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Prior to the implementation of the 10b5-1 Plan, IAC was authorized to purchase up to 102.9 million shares of its common stock pursuant to the two previously announced share repurchase authorizations by its Board of Directors in November 2003 and November 2004. The table below sets forth details regarding the purchases that IAC made pursuant to the the 10b5-1 Plan. IAC terminated the 10b5-1 Plan on May 5, 2005. The information set forth below does not give effect to the one-for-two reverse stock split that IAC expects to complete immediately prior to the spin-off.

Period	Total Number of Shares	Average Price Paid per Share(1)	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that May Yet Be Purchased Under the Plans or Programs
3/28/05	0	N/A	0	102,865,908
3/29/05–3/31/05	4,800,000	$21.87	4,800,000	98,065,908
4/01/05–4/30/05	40,800,000	$22.20	40,800,000	57,265,908
5/01/05–5/31/05	7,200,000	$22.47	7,200,000	50,065,908

Total	52,800,000	$22.21	52,800,000	50,065,908

THE SPIN-OFF PROPOSAL

        IAC has proposed to spin off Expedia so that Expedia will become an independent, separately traded public company. After the transaction, Expedia will consist of IAC's travel and travel-related businesses, subsidiaries and investments (other than Interval International and TV Travel Shop, which IAC will retain) and TripAdvisor. IAC will continue to own and operate its remaining businesses as an independent, separately traded public company.

        IAC will effect the spin-off through amendments to its certificate of incorporation that will:

  •
  Reclassify each share of IAC $0.01 par value common stock into one share of IAC $0.001 par value common stock and 1/100 of a share of IAC Series 1 Mandatory Exchangeable Preferred Stock that will automatically exchange into one share of Expedia $0.001 par value common stock immediately following the reclassification; and

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  Reclassify each share of IAC $0.01 par value Class B common stock into one share of IAC $0.001 par value Class B common stock and 1/100 of a share of IAC Series 2 Mandatory Exchangeable Preferred Stock that will automatically exchange into one share of Expedia $0.001 par value Class B common stock immediately following the reclassification.

        The full text of the proposed amendments to the IAC certificate of incorporation is set forth in Annex A to this proxy statement/prospectus.

        Even if IAC receives all required stockholder approvals with respect to the spin-off proposal, IAC's Board of Directors may decide not to proceed with the spin-off if it determines that such a course is not in the interest of IAC or its stockholders. In that case, the proposed amendments to the IAC certificate of incorporation relating to the spin-off will not become effective.

        If IAC's stockholders approve the proposed amendments to the IAC certificate of incorporation relating to the spin-off and IAC completes the spin-off, the holders of IAC common shares immediately prior to the spin-off will initially own all of the IAC common shares and Expedia common shares immediately following the spin-off.

Background and Reasons for the Spin-Off

        This discussion of the information and factors that the IAC Board of Directors considered in making its decision is not intended to be exhaustive but includes all material factors considered by the IAC Board of Directors. In view of the wide variety of factors considered in connection with the evaluation of the spin-off and the complexity of these matters, the IAC Board of Directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, the individual members of the IAC Board of Directors may have given different weight to different factors.

        The IAC Board of Directors has reviewed IAC's organizational structure to consider the strategic, operational and financial requirements of a large company operating in several businesses. In light of that review, the Board believes that the spin-off would provide many benefits to IAC and its stockholders.

Post Spin-Off, Expedia's Equity Currency Will Enable Growth Through Travel Acquisitions

        The travel distribution business has grown and matured since IAC entered the space, bringing new opportunities and challenges. Currently, the fact that IAC does not have a pure-play travel currency may hinder IAC's ability to complete additional travel acquisitions, as potential transaction partners may be more interested in receiving like-kind equity consideration. A pure-play travel currency will give Expedia the agility to more effectively maneuver in this environment.

Post Spin-Off, Travel Operations Will No Longer Dominate IAC's Businesses

        As a result of IAC's success in travel and its present dominance within IAC's portfolio of businesses, investors frequently view IAC primarily as a travel company. This perception hinders IAC's ability to grow through acquisitions, in part because potential non-travel transaction partners interested in an equity-based consideration generally do not want to accept what they view as a travel stock. If IAC were to make additional travel acquisitions those acquisitions would amplify this imbalance, further inhibiting growth outside of travel. Following the spin-off, IAC will be a diversified interactive commerce company with a mix of established and embryonic non-travel businesses. IAC will thus be positioned not only to grow its existing businesses, but to identify and pursue young or underappreciated interactive companies with strong growth potential.

Improved Alignment of Management Performance with Each Company's Performance

        By separating Expedia and IAC, the spin-off enables each company's management team to have a greater impact on its own company's results. The improved alignment of management and company performance will better serve both employee and stockholder interests by more closely tying management's actions to each company's stock performance.

The Spin-Off Will Provide Capital Markets and Investors with Greater Transparency into Each Company

        IAC's travel businesses have experienced tremendous growth since IAC acquired them; these businesses represent over 60% of IAC's operating income and outsize each of IAC's other businesses. IAC currently expects that following the spin-off IAC will be a balanced and diversified interactive commerce and search company, and Expedia will be a pure-play travel company with significant scale and a leading market position. The separation of Expedia from IAC will enable investors and capital markets to more accurately assess the performance and strategies of IAC's remaining businesses and Expedia's business.

Tax Considerations

        The IAC Board of Directors took into account its expectation that the spin-off generally will not be taxable for U.S. federal income tax purposes to IAC or Expedia, or to holders of IAC common stock, IAC Class B common stock or IAC Series A preferred stock, except to holders of IAC Series A preferred stock who receive cash in exchange for their securities or other security holders who receive cash in lieu of fractional shares (including in connection with the one-for-two reverse stock split of IAC common stock and IAC Class B common stock that IAC expects to complete immediately prior to the spin-off). Furthermore, the IAC Board of Directors was aware and considered that both IAC's and Expedia's ability to engage in significant issuances of equity securities could be limited or restricted after the spin-off to preserve the tax free nature of the spin-off to IAC. For further discussion, see "U.S. Federal Income Tax Consequences of the Spin-Off."

Risk Factors

        The IAC Board of Directors considered other potential risks and consequences to Expedia and to IAC associated with the spin-off, including those described in "Risk Factors—Risk Factors Relating to the Spin-Off," but believed that the considerations described above outweighed those risks.

Special Committee

        The IAC Board of Directors took into account the conclusions and recommendation of the IAC Special Committee with respect to aspects of the proposed spin-off that could involve potential conflicts of interest. See "—Recommendation of Special Committee of IAC's Board of Directors."

Recommendation of Special Committee of IAC's Board of Directors

        The IAC Board of Directors established a Special Committee of independent directors to review any aspects of the proposed spin-off that could involve potential conflicts of interest (including the proposed terms of Expedia's capitalization, ownership and control and governance arrangements with Barry Diller and Liberty Media Corporation) and to make a recommendation to the IAC Board of Directors with respect to these matters. The Special Committee, consisting of Messrs. Edgar Bronfman, Jr. and Alan Spoon, engaged independent counsel Fried Frank Harris Shriver & Jacobson LLP to advise it. The ultimate judgment to proceed with the spin-off was the decision of the full Board of Directors, and the Special Committee was not asked to, and did not, make any independent recommendation as to the underlying business decision to proceed with the transaction. The Special Committee and its counsel convened on numerous occasions to discuss the spin-off proposal and also had discussions with Mr. Diller and IAC's special counsel, Wachtell, Lipton, Rosen & Katz.

        In connection with its review, the Special Committee examined the existing relationships between IAC and its controlling stockholders and considered whether Expedia should replicate those arrangements as an independent public company. The existing arrangements at IAC examined by the Special Committee included:

  •
  Control by Mr. Diller of the outcome of all matters submitted to a vote or for the consent of IAC's stockholders (other than with respect to the election by the holders of IAC common stock of 25% of the members of IAC's Board of Directors and matters as to which Delaware law requires a separate class vote of the holders of IAC common stock or IAC preferred stock);

  •
  The requirement that each of Mr. Diller and Liberty consent to certain significant corporate matters in the event that IAC's ratio of total debt to EBITDA (earnings before interest, taxes, depreciation and amortization) equals or exceeds 4:1 over a continuous 12-month period; and

  •
  Liberty obtaining effective voting control (based on Liberty's current ownership of IAC capital stock) upon Mr. Diller's permanent departure from IAC and the resulting elimination of the proxy on Liberty's shares of IAC common stock and IAC Class B common stock.

        As part of the Special Committee's review of the proposed structure for Expedia, the Special Committee considered a range of governance alternatives for Expedia following the spin-off and also considered whether, in connection with any modification to the proposed Expedia structure, similar modifications should be proposed to be made to IAC's existing governance arrangements. The range of alternatives included the following:

  •
  Preserving the status quo at IAC and duplicating this governance structure at Expedia;

  •
  Seeking to provide Expedia with a traditional public company governance structure; and

  •
  Formulating a new governance structure that would incorporate some of the IAC governance and stockholder arrangements with the traditional public company governance structure.

        After extensive review of these governance alternatives, the Special Committee preliminarily concluded that it could support generally the first alternative identified above but proposed certain additional governance modifications principally affecting Liberty's rights, including the imposition of restrictions on Liberty upon Mr. Diller ceasing to control either company.

        The Special Committee also recommended that, independent of any governance changes, the spin-off transaction should be conditioned upon approval by holders of a majority of the outstanding shares of IAC common stock, other than shares owned or controlled by IAC management.

        In the course of discussions regarding these alternatives, Mr. Diller indicated to the Special Committee that, in his view, any imposition of limitations on Liberty's rights as a stockholder to which Liberty is not currently subject would be contrary to current arrangements with Liberty and the historical relationship among IAC, Liberty and Mr. Diller. Accordingly, Mr. Diller advised the Special Committee that, as to those alternatives considered by the Special Committee that would require a stockholder vote to implement, as a matter of fairness Mr. Diller could not support those measures in his capacity as a stockholder. The Special Committee also recognized that certain revisions to the governance arrangements currently in effect could only be implemented with Liberty's consent and the Special Committee was advised by Mr. Diller and special counsel to IAC that Liberty was unlikely to consent to those revisions. Mr. Diller further indicated that he was opposed to conditioning the spin-off upon approval by holders of a majority of the outstanding shares of IAC common stock, other than shares owned or controlled by IAC management, because he had been advised by special counsel to IAC that under Delaware law the holders of IAC common stock would have a separate class vote (which he did not control) in any event and that the Special Committee was independently reviewing aspects of the proposed transaction that could involve potential conflicts.

        Further discussions ensued between the Special Committee and its counsel and IAC management and special counsel to IAC regarding the alternatives and the request by the Special Committee that the spin-off be conditioned upon approval by holders of a majority of the outstanding shares of IAC common stock, other than shares owned or controlled by IAC management. In the course of these discussions, it was agreed that the Special Committee's proposal would be modified so that the transaction would be conditioned upon approval by holders of a majority of the shares of IAC common stock, other than shares owned or controlled by IAC management, actually voting on the spin-off proposal (rather than a majority of the outstanding shares held by such stockholders).

        Following these discussions, the Special Committee concluded that, subject to the affirmative vote of holders of a majority of the shares of IAC common stock, other than shares owned or controlled by IAC management, actually voting on the spin-off proposal, it would support a spin-off transaction that effectively duplicated the existing IAC governance arrangements at Expedia. The Special Committee's determination reflects a balancing of the benefits and detriments of the various governance alternatives, and a recognition of the following factors:

  •
  The proposed structure for Expedia reflects the status quo at IAC and all of the material terms of the structure would be described in this proxy statement/prospectus;

  •
  IAC's filings with the SEC and other public statements historically have included disclosure regarding IAC's governance and stockholder arrangements, and IAC stockholders and other investors have accepted those arrangements as part of their investment decision;

  •
  Liberty invested in IAC based in large measure on the governance arrangements that IAC currently maintains; and

  •
  Approval of the spin-off proposal requires the affirmative vote of holders of a majority of the shares of IAC common stock, other than shares owned or controlled by IAC management, actually voting on the spin-off proposal. Based upon information publicly available as of September 30, 2004 (the most recent practicable date at the time the Special Committee conducted its review and discussions with management), five financial institutions held approximately 37.5% of the shares of IAC common stock and twelve institutions held a majority of the shares of IAC common stock.

        Based upon the foregoing and all of the factors described under "Background and Reasons for the Spin-Off," the Special Committee determined to recommend to the Board of Directors that it proceed with the spin-off of Expedia in the form proposed, subject to the approval of the spin-off proposal by a majority of the votes cast by the holders of shares of IAC common stock actually voting on the spin-off proposal, other than shares owned or controlled by IAC management (which include the shares owned or controlled by Liberty and Universal, over which Mr. Diller holds proxies as of the record date).

Recommendation of IAC's Board of Directors

        Based upon the factors described under "Background and Reasons for the Spin-Off" and, with respect to aspects of the proposed spin-off that could involve potential conflicts of interest, the recommendation of the Special Committee, IAC's Board of Directors has determined that the adoption of the spin-off proposal and the spin-off (including the amendments to IAC's certificate of incorporation that will effectuate the spin-off) are in the best interests of IAC and its stockholders and, accordingly, recommends that holders of IAC common stock, IAC Class B common stock and IAC Series A preferred stock vote FOR the spin-off proposal.

Review of Financial Advisors

        Each of Allen & Company LLC, J.P. Morgan Securities Inc. and Duff & Phelps, LLC acted as financial advisors to IAC in connection with the spin-off. Each of Allen & Company, J.P. Morgan and Duff & Phelps were retained in connection with the transaction because of each firm's familiarity with IAC's and Expedia's businesses and assets and each firm's qualifications and reputation. In connection with the transaction, IAC's financial advisors will receive fees to be negotiated, consistent with IAC's prior practices, for services rendered.

Solvency Opinion

        In connection with the spin-off, Duff & Phelps has provided the Board of Directors of IAC with a solvency opinion regarding IAC, and IAC expects that Duff & Phelps will confirm its opinion immediately prior to the completion of the spin-off. The full text of Duff & Phelps' solvency opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Duff & Phelps in connection with the opinion, is attached to this document as Annex I. You should read this opinion carefully and in its entirety. Duff & Phelps provided its opinion for the information and assistance of IAC's Board of Directors in connection with its consideration of the spin-off. Duff & Phelps' opinion is not a recommendation as to how any IAC stockholder should vote with respect to the spin-off or any other matter.

        As background for its analysis, Duff & Phelps met with key members of IAC management to discuss, in detail, the history, current operations, and future outlook for IAC. The scope of Duff & Phelps' financial analysis is based on available historical financial statements and operating data for IAC provided by its management and its advisors or otherwise publicly available sources of information. Duff & Phelps reviewed transaction documentation relating to the spin-off, including this proxy statement/prospectus. Duff & Phelps reviewed industry and comparative public company financial data, to the extent available, obtained from published or other available sources. Duff & Phelps agreed to use generally accepted valuation and analytical techniques as the basis for its analysis and solvency opinion.

        With regards to the rendering of its solvency opinion, IAC asked Duff & Phelps to determine whether, as of the date of, and after giving effect to, the spin-off:

  •
  the fair value and present fair salable value of the aggregate assets of IAC will exceed the total stated value of IAC's liabilities, as well as contingent liabilities identified to Duff & Phelps by IAC;

  •
  IAC will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged, as IAC management has indicated such businesses are now conducted and as IAC management has indicated such businesses are proposed to be conducted following consummation of the spin-off;

  •
  IAC will be able to pay its stated liabilities, as well as any identified contingent liabilities, as they mature; and

  •
  the fair value and present fair salable value of the aggregate assets of IAC will exceed its stated liabilities, as well as identified contingent liabilities, by an amount greater than the aggregate par value of its issued capital stock.

        For the purposes of the solvency opinion, the term "fair salable value" means the aggregate amount (without deduction for costs of sale or taxes, if any) of money that could be expected to be realized, as of the valuation date, from an interested purchaser aware of all relevant information by a seller, equally informed, who is interested in disposing of the entire operation as a going concern, presuming the business will continue in its present form and character, within an approximate one-year time frame. In addition, the term "identified contingent liabilities" means those contingent liabilities identified to Duff & Phelps by officers of IAC.

        After concluding on a reasonable range of fair values for IAC, Duff & Phelps deducted the stated value of IAC's liabilities, including all contingent liabilities identified to Duff & Phelps by IAC. Duff & Phelps refers to this measurement as the "balance sheet test," and utilized the balance sheet test to confirm that IAC's assets exceed its liabilities, including all contingent liabilities. As part of this analysis, Duff & Phelps analyzed the "equity cushion" or the amount by which the assets exceed the liabilities following the spin-off, to determine whether IAC will be left with a reasonable amount of capital for the operation of the businesses in which it is engaged. Duff & Phelps determined whether the indicated "equity cushion" exceeds the aggregate par value of IAC's issued capital stock. Duff & Phelps refers to this measurement as the "Delaware dividend test."

        Finally, Duff & Phelps performed a "cash flow test" which focuses on whether or not IAC's continuing cash flow is sufficient to meet its debts as they mature. The cash flow test involves developing detailed cash flow projections for IAC that include the payment of debt obligations, including identified contingent liabilities, as they mature. The cash flow test includes a sensitivity analysis to ascertain IAC's ability to meet its debt obligations in reasonable down-side scenarios. Furthermore, the cash flow test includes the testing of major debt covenants to determine if under reasonable downside scenarios IAC could be in default with its lenders. The cash flow test addresses: (1) whether IAC, through the liquidation of its assets or other means, will be able to pay its stated liabilities, including identified contingent liabilities as they mature; and (2) whether IAC's projected cash flows are such that it will have sufficient funds available over time to pay its reasonably foreseeable liabilities, including contingent liabilities.

Interests of Certain Persons in the Spin-Off

        In considering the recommendation of IAC's Board of Directors to vote in favor of the spin-off, stockholders of IAC should be aware that directors and executive officers of IAC have interests in the spin-off that may be in addition to or different from the interests of stockholders generally. The IAC Board of Directors was aware of these interests and considered them, among other factors, in approving the spin-off.

Equity Ownership

        Certain of IAC's directors and executive officers currently own shares of IAC common stock and/or options to purchase shares of IAC common stock. In the spin-off, these directors and executive officers will receive reclassified shares of IAC common stock, shares of Expedia common stock, adjusted options to purchase shares of IAC common stock and options to purchase shares of Expedia common stock in respect of the IAC securities that they currently own. See "—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

Arrangements Among Messrs. Diller and Kaufman with IAC and Expedia

        Mr. Diller will remain Chief Executive Officer and Chairman of the Board at IAC and will become Chairman of the Board and senior executive of Expedia. Mr. Kaufman will remain Vice Chairman and a director at IAC and will become Vice Chairman and a director of Expedia. It is expected that following the spin-off, Mr. Diller's current IAC salary will be reduced by 50% and Expedia will pay him a salary equal to 50% of his current IAC salary. In addition, IAC will be reimbursed by Expedia annually for a portion of the expenses relating to Mr. Diller's support staff and certain benefits currently received by Mr. Diller from IAC and reflected in the Other Annual Compensation column of the summary compensation table set forth under "IAC Executive Compensation—Summary Compensation Table." As to Mr. Kaufman, it is currently contemplated that his current IAC salary will remain unchanged and that Expedia will pay him no salary, but that Mr. Kaufman will be eligible to receive bonuses and equity from Expedia.

Certain Other Relationships

        Mr. Keough, a member of the Board of Directors of IAC, currently serves as Chairman (in a non-executive capacity) of Allen & Company LLC. Allen & Company has served as financial advisor in connection with the proposed spin-off of Expedia.

        After the spin-off, a subsidiary of IAC and Expedia will enter into a time sharing agreement pursuant to which Expedia will be able to use the aircraft jointly owned by a subsidiary of IAC and an affiliate of Mr. Diller. See "Relationship Between IAC and Expedia after the Spin-Off—Commercial Arrangements—Aircraft Time Sharing Agreement."

Governance Arrangements at IAC and Expedia

Governance Agreements with Liberty and Mr. Diller

        IAC, Liberty Media Corporation and Mr. Diller intend to enter into a new amended and restated governance agreement which we refer to in this proxy statement/prospectus as the "IAC Governance Agreement" that will take effect upon completion of the spin-off and will replace the governance agreement dated December 16, 2001.

        Expedia, Liberty and Mr. Diller intend to enter into a governance agreement, which we refer to in this proxy statement/prospectus as the "Expedia Governance Agreement," that will become effective upon completion of the spin-off.

        The description below sets forth the material terms of the IAC Governance Agreement and the Expedia Governance Agreement. Because these two agreements are identical in all material respects, the following description applies to each of IAC and Expedia (in each case, the "applicable company") other than in instances in which the description specifically identifies IAC or Expedia. The following description does not purport to cover all the provisions of the IAC Governance Agreement and the Expedia Governance Agreement, and is qualified in its entirety by reference to the applicable agreements, which IAC and Expedia will file with the SEC when IAC and Expedia enter into these agreements. Share information set forth below gives effect to the one-for-two reverse stock split that IAC expects to complete immediately prior to the spin-off.

  Representation of Liberty on the IAC and Expedia Boards of Directors

        Under the terms of the applicable governance agreement:

  •
  Liberty has the right to nominate up to two directors of the applicable company so long as Liberty beneficially owns at least 33,651,963 equity securities of the applicable company (so long as Liberty's ownership percentage is at least equal to 15% of the total equity securities of the applicable company);

  •
  Liberty has the right to nominate one director of the applicable company so long as Liberty beneficially owns at least 22,434,642 equity securities of the applicable company (so long as Liberty owns at least 5% of the total equity securities of the applicable company); and

  •
  The applicable company will use its reasonable best efforts to cause one of Liberty's designees to be a member of a committee of the board of directors of the applicable company and, to the extent the person designated by Liberty would qualify as a member of the compensation committee of the board of directors of the applicable company under applicable tax and securities laws and regulations, the applicable company will seek to have that person appointed to the compensation committee of the applicable company.

        Pursuant to the terms of the applicable governance agreement, the applicable company will cause each director that Liberty nominates to be included in the slate of nominees recommended by the Board of Directors of the applicable company to the stockholders of the applicable company for election as directors at each annual meeting of the stockholders of the applicable company and will use all reasonable efforts to cause the election of each such director including soliciting proxies in favor of the election of such persons. Liberty has the right to designate a replacement director to the board of the applicable company in order to fill any vacancy of a director previously designated by Liberty.

  Contingent Matters

        The applicable governance agreement lists certain actions that require the prior consent of Liberty and Mr. Diller before the applicable company can take any such action. This proxy statement/prospectus refers to these actions as "Contingent Matters."

        For so long as:

  •
  in the case of Liberty, Liberty owns at least 29,912,856 equity securities and at least 5% of the total equity securities of the applicable company (the "Liberty Condition"); and

  •
  in the case of Mr. Diller, he owns at least 5,000,000 common shares (including options to purchase common shares of the applicable company, whether or not then exercisable), continues to serve in his senior executive capacity at the applicable company and has not become disabled (the "Diller Condition," and together with the Liberty Condition, the "Consent Conditions"), the applicable company has agreed that, without the prior approval of Liberty and/or Mr. Diller, as applicable, it will not engage in any transaction that would result in Liberty or Mr. Diller having to divest any part of their interests in the applicable company or any other material assets, or that would render any such ownership illegal or would subject Mr. Diller or Liberty to any fines, penalties or material additional restrictions or limitations.

        In addition, for so long as the Consent Conditions apply, if the applicable company's "total debt ratio" (as defined in the applicable governance agreement) equals or exceeds 4:1 over a twelve-month period, the applicable company may not take any of the following actions without the prior approval of Liberty and/or Mr. Diller:

  •
  acquire or dispose of any assets, issue any debt or equity securities, repurchase any debt or equity securities, or incur indebtedness, if the aggregate value of such transaction or transactions (alone or in combination) during any six month period equals 10% or more of the applicable company's market capitalization;

  •
  voluntarily commence any liquidation, dissolution or winding up of the applicable company or any material subsidiary of the applicable company;

  •
  make any material amendments to the certificate of incorporation or bylaws of the applicable company;

  •
  in the case of IAC, engage in any line of business other than media, communications and entertainment products, services and programming, and electronic retailing, or other businesses engaged in by IAC as of the date of determination;

  •
  in the case of Expedia, engage in any line of business other than online and offline travel services and products and related businesses, or other business engaged in by Expedia as of the date of determination;

  •
  adopt any stockholder rights plan that would adversely affect Liberty or Mr. Diller, as applicable; or

  •
  grant additional consent rights to a stockholder of the applicable company.

  Preemptive Rights

        In the event that the applicable company issues or proposes to issue any shares of common stock or Class B common stock (with certain limited exceptions) including shares issued upon exercise, conversion or exchange of options, warrants and convertible securities, Liberty will have preemptive rights that entitle it to purchase a number of common shares of the applicable company so that Liberty will maintain the identical ownership interest in the applicable company that Liberty had immediately prior to such issuance or proposed issuance (but not in excess of 20.01%). Any purchase by Liberty will be allocated between common stock and Class B common stock in the same proportion as the issuance or issuances giving rise to the preemptive right, except to the extent that Liberty opts to acquire shares of common stock in lieu of shares of Class B common stock.

  Registration Rights

        Liberty and Mr. Diller are entitled to customary, transferable registration rights with respect to shares of common stock of the applicable company owned by them. Liberty is entitled to four demand registration rights and Mr. Diller is entitled to three demand registration rights. The applicable company will pay the costs associated with such registrations (other than underwriting discounts, fees and commissions). The applicable company will not be required to register shares of its common stock if a stockholder could sell the shares in the quantities proposed to be sold at such time in one transaction under Rule 144 of the Securities Act or under another comparable exemption from registration.

  Termination

        Generally, the applicable governance agreement will terminate:

  •
  with respect to Liberty, at such time that Liberty beneficially owns equity securities representing less than 5% of the total equity securities of the applicable company; and

  •
  with respect to Mr. Diller, at the later of (1) the date Mr. Diller ceases to be the senior executive of the applicable company or becomes disabled and (2) the date Mr. Diller no longer holds a proxy to vote the shares of Liberty (as described below).

With respect to the provisions governing "Contingent Matters," such provisions will terminate as to Mr. Diller and Liberty as set forth under "—Contingent Matters."

Stockholders Agreements

  General

        Liberty and Mr. Diller have informed IAC that they intend to enter into a new amended and restated stockholders agreement, which we refer to in this proxy statement/prospectus as the "IAC Stockholders Agreement," that will take effect upon completion of the spin-off and will replace the stockholders agreement dated December 16, 2001.

        Liberty and Mr. Diller have informed Expedia that they intend to enter into a stockholders agreement, which we refer to in this proxy statement/prospectus as the "Expedia Stockholders Agreement," that will become effective upon completion of the spin-off. The Expedia Stockholders Agreement will mirror the provisions of the existing IAC Stockholders Agreement in most material respects.

        The description below sets forth the material terms of the IAC Stockholders Agreement and the Expedia Stockholders Agreement. Because these two agreements are identical in all material respects, the following description applies to each of IAC and Expedia (in each case, the "applicable company") other than in instances in which the description specifically identifies IAC or Expedia. The following description does not purport to cover all the provisions of the IAC Stockholders Agreement and the

Expedia Stockholders Agreement, and is qualified in its entirety by reference to those agreements, which IAC and Expedia will file with the SEC when IAC and Expedia enter into these agreements.

        Share information set forth below gives effect to the one-for-two reverse stock split that IAC expects to complete immediately prior to the spin-off.

  Corporate Governance

        Effective upon completion of the spin-off, Mr. Diller will hold an irrevocable proxy with respect to all securities of the applicable company beneficially owned by Liberty on all matters submitted to a stockholder vote or by which the stockholders may act by written consent, except for Contingent Matters with respect to which Liberty has not consented, so long as Mr. Diller continues to own at least 5,000,000 common shares (including options) of the applicable company. The proxy will generally remain in effect until the earlier of (1) Mr. Diller no longer serving in his senior executive capacity at the applicable company and (2) Mr. Diller becoming disabled. Under certain limited circumstances, including a breach by Mr. Diller of certain provisions of the applicable agreement, the proxy may terminate sooner.

        Liberty and Mr. Diller will vote against any Contingent Matter with respect to the applicable company if Mr. Diller and Liberty do not approve the Contingent Matter (and continue to have veto rights with respect to the Contingent Matter under the applicable governance agreement). Mr. Diller will also vote all securities of the applicable company over which he has voting control in favor of the Liberty designees to the board of directors of the applicable company.

  Restrictions on Transfers

        Until the later of (1) the date Mr. Diller no longer serves in his senior executive capacity at the applicable company and (2) the date Mr. Diller no longer holds the proxy to vote Liberty's shares of the applicable company described above (or upon Mr. Diller becoming disabled, if that occurs first), and subject to the other provisions of the applicable stockholders agreement, neither Liberty nor Mr. Diller can transfer shares of common stock or Class B common stock of the applicable company, other than:

  •
  transfers by Mr. Diller to pay taxes relating to the granting, vesting and/or exercise of stock options to purchase shares of common stock of the applicable company;

  •
  transfers to each party's respective affiliates;

  •
  pledges relating to financings, subject to certain conditions; and

  •
  transfers of options or common shares of the applicable company in connection with "cashless exercises" of Mr. Diller's options to purchase shares of common stock of the applicable company.

        The restrictions on transfer are subject to a number of exceptions (which exceptions are generally subject to the rights of first refusal described below):

  •
  either of Liberty or Mr. Diller may transfer common shares of the applicable company to an unaffiliated third party, subject to tag-along rights described below;

  •
  either of Liberty or Mr. Diller may transfer common shares of the applicable company so long as, in the case of Mr. Diller, he continues to beneficially own at least 2,200,000 common shares (including stock options) of the applicable company and, in the case of Liberty, Liberty continues to beneficially own 2,000,000 common shares of the applicable company, and in the case of a transfer of an interest in, or of any of the 24,423,426 common shares of the applicable company held by, specified entities referred to as the "BDTV Limited Entities," after such transfer, Liberty and Mr. Diller collectively control at least 50.1% of the total voting power of the applicable company; and

  •
  either of Liberty or Mr. Diller may transfer common shares of the applicable company so long as the transfer complies with the requirements of Rule 144 or Rule 145 under the Securities Act, and, in the case of a transfer of an interest in, or of any of the 24,423,426 common shares of the applicable company held by, the BDTV Limited Entities, after such transfer, Liberty and Mr. Diller collectively control at least 50.1% of the total voting power of the applicable company.

  Tag-Along Rights and Rights of First Refusal

        Each of Mr. Diller and Liberty will be entitled to a right to "tag-along" (i.e., participate on a pro rata basis) on sales by the other of common shares of the applicable company to any third party. Liberty will not have a tag-along right in the event of:

  •
  sales by Mr. Diller of up to 2,000,000 common shares of the applicable company within any rolling twelve-month period;

  •
  transfers by Mr. Diller to pay taxes relating to the granting, vesting and/or exercise of stock options to purchase shares of common stock of the applicable company or transfers in connection with "cashless exercises" of Mr. Diller's options to purchase shares of common stock of the applicable company;

  •
  specified "brokers' transactions," as defined under the Securities Act, which we refer to as "market sales;" or

  •
  generally, when Mr. Diller no longer serves in his senior executive capacity at the applicable company.

        Neither Mr. Diller nor Liberty will have a tag-along right with respect to hedging transactions or open market sales, in both cases, involving shares of common stock of the applicable company, subject to certain requirements.

        Each of Mr. Diller and Liberty has a right of first refusal in the case of a proposed transfer by the other of shares of Class B common stock of the applicable company to a third party.

  Transfers of Shares of IAC and Expedia Class B Common Stock

        If either Liberty or Mr. Diller proposes to transfer shares of Class B common stock of the applicable company, the other will be entitled to swap any shares of common stock of the applicable company it or he owns for such shares of Class B common stock of the applicable company (subject to the rights of first refusal described above). To the extent there remain shares of Class B common stock of the applicable company that the selling stockholder would otherwise transfer to a third party, such shares must first be converted into shares of common stock of the applicable company. This restriction does not apply to, among other specified transfers, transfers among the parties and their affiliates.

  Termination

        Mr. Diller's and Liberty's rights and obligations under the applicable stockholders agreement generally terminate at such time as, in the case of Mr. Diller, he no longer beneficially owns at least 2,200,000 common shares (including stock options) of the applicable company and, in the case of Liberty, Liberty no longer beneficially owns at least 2,000,000 common shares of the applicable company. Liberty's tag-along rights and obligations terminate at such time as Liberty ceases to beneficially own at least 5% of the total equity securities of the applicable company.

        In addition, Mr. Diller's rights under the applicable stockholders agreement will terminate upon the later of (1) the date Mr. Diller ceases to serve in his senior executive capacity at the applicable company or becomes disabled and (2) the date Mr. Diller no longer holds a proxy to vote the shares of the applicable company owned by Liberty.

No Dissenters' Rights

        Under the Delaware General Corporation Law, holders of shares of IAC common stock, IAC Class B common stock and IAC Series A preferred stock will not have dissenters' rights in connection with the spin-off proposal or the spin-off.

Accounting Treatment

        The spin-off will be accounted for by IAC as a discontinuance of the businesses that will constitute Expedia after the spin-off. The measurement date for discontinued operations for accounting purposes will be on the date of the spin-off. After the spin-off, the assets and liabilities of Expedia will be accounted for at the historical values carried by IAC prior to the spin-off. Total costs relating to the spin-off are estimated at $15.0 million, which will be borne 80% by IAC and 20% by Expedia. IAC and Expedia have incurred approximately $4.9 million and $1,000,000 respectively of these costs through March 31, 2005.

Regulatory Requirements

        IAC is not aware of any material governmental approvals or actions that are necessary for consummation of the spin-off.

Federal Securities Law Consequences

        The following IAC securities have been registered under the Securities Act of 1933, as amended:

  •
  IAC common stock;

  •
  IAC Series B preferred stock; and

  •
  warrants to purchase shares of IAC common stock (as adjusted in connection with the spin-off and the one-for-two reverse stock split) that currently trade on The Nasdaq Stock Market under the ticker symbols "IACIW" and "IACIZ," as well as warrants to purchase shares of IAC common stock issued in the 2002 VUE transaction.

        The following Expedia securities have been registered under the Securities Act of 1933, as amended:

  •
  Expedia common stock;

  •
  Expedia Series A preferred stock; and

  •
  warrants to purchase shares of Expedia common stock whose predecessor securities currently trade on The Nasdaq National Market under the ticker symbols "IACIW" and "IACIZ," as well as warrants to purchase shares of Expedia common stock issued pursuant to adjustments to the warrants to purchase shares of IAC common stock issued in the 2002 VUE transaction.

        Upon issuance, these IAC and Expedia securities may be traded freely and without restriction, except that the securities received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act of 1933) of IAC or Expedia, as applicable, may resell their securities only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 (or Rule 144, in the case of such persons who become affiliates of IAC or Expedia, as applicable) or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of IAC or Expedia, as applicable, are generally defined as individuals or entities that control, are controlled by, or are under common control with, IAC or Expedia, as applicable, and may include certain executive officers and directors of IAC and/or Expedia, as applicable.

U.S. Federal Income Tax Consequences of the Spin-Off

        The following discussion describes the material federal income tax consequences of the spin-off. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect.

        The following discussion is limited to holders of IAC common stock and IAC Series A preferred stock that are characterized as United States persons for federal income tax purposes and may not describe all of the tax consequences that may be relevant to a holder in light of his or her particular circumstances or to holders subject to special rules. In addition, this summary is limited to holders that hold their IAC common stock and IAC Series A preferred stock as a capital asset within the meaning of Section 1221 of the Code. Accordingly, each stockholder should consult his or her tax advisor as to the particular consequences of the spin-off to such stockholder, including the application of state, local and foreign tax laws, and as to possible changes in tax laws that may affect the tax consequences that we describe in this proxy statement/prospectus. This summary may not be applicable to stockholders who received their IAC common stock or IAC Series A preferred stock pursuant to the exercise of employee stock options, under an employee stock purchase plan or otherwise as compensation. In addition, this summary does not address the tax consequences to any person who actually or constructively owns 5% or more of the shares of any class of IAC stock.

        It is a condition to the spin-off that IAC receive an opinion of counsel satisfactory to IAC's Board of Directors to the effect that, on the basis of certain facts, representations and assumptions set forth or referred to in the opinion, the spin-off will qualify as a distribution that is generally tax free under Sections 355 and 368(a)(1)(D) of the Code. In addition, in connection with the filing of the registration statement of which this document is a part, IAC has received a legal opinion from Wachtell, Lipton, Rosen & Katz to the effect that the spin-off will qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code. This opinion is based on representations made by IAC and on factual assumptions set forth or referred to in the opinion. Accordingly, the following material federal income tax consequences will apply:

Principal Federal Income Tax Consequences to IAC

        No gain or loss will be recognized by, and no amount will be includible in the income of, IAC as a result of the spin-off, other than with respect to any distribution received by IAC or "excess loss account" or "intercompany transaction" required to be taken into account under Treasury regulations relating to consolidated returns.

Principal Federal Income Tax Consequences to Stockholders of IAC

        For federal income tax purposes the receipt of the Series 1 Mandatory Exchangeable Preferred Stock that IAC issues pursuant to the reclassification generally will be ignored. The reclassification of IAC common stock and the immediate exchange of shares of Series 1 Mandatory Exchangeable Preferred Stock for shares of Expedia common stock will be treated as a recapitalization of IAC common stock and a distribution by IAC of the Expedia common stock to the holders of IAC common stock.

        The treatment of IAC Series A preferred stock in the spin-off will depend upon the election that a holder makes in connection with the spin-off. Holders who elect to have IAC redeem their shares for cash generally will be treated as if they exchanged their shares in a taxable transaction. Holders of IAC Series A preferred stock who elect to receive the IAC common stock and Expedia common stock that the holder would have received if the holder converted its shares of IAC Series A preferred stock into shares of IAC common stock immediately prior to the spin-off will be treated as if they converted their Series A preferred stock into IAC common stock and then participated in both the recapitalization into new IAC common stock and the spin-off of Expedia common stock described in the immediately preceding paragraph. Holders of IAC Series A preferred stock who elect to receive preferred stock of each of IAC and Expedia will be treated as if their IAC Series A preferred stock were recapitalized in part for the IAC Series B preferred stock and the remainder exchanged in a deemed split-off transaction for Expedia Series A preferred stock.

  Holders of IAC Common Stock

        The principal federal income tax consequences of the spin-off to the holders of IAC common stock will be as follows:

  •
  no gain or loss will be recognized by, and no amount will be includible in the income of, a holder of IAC common stock solely as a result of the receipt of IAC common stock in exchange therefor in the recapitalization;

  •
  no gain or loss will be recognized by, and no amount will be includible in the income of, a holder of IAC common stock solely as a result of the receipt of Expedia common stock in the spin-off;

  •
  the holding period for the IAC common stock received in the recapitalization and the Expedia common stock received in the spin-off will include the period during which the IAC common stock with respect to which such securities were received was held; and

  •
  the tax basis of IAC common stock held by an IAC stockholder immediately prior to the distribution will be apportioned, based upon relative fair market values at the time of the distribution, between the IAC common stock and the Expedia common stock received in the spin-off.

  Holders of IAC Series A Preferred Stock

        The principal federal income tax consequences to a holder of IAC Series A preferred stock will depend upon the election that a holder makes in connection with the spin-off. A holder of IAC Series A preferred stock may elect to receive (1) $50.00 in cash per share, plus accrued and unpaid dividends, (2) the IAC common stock and Expedia common stock that a holder of IAC Series A preferred stock would have received had the holder converted its IAC Series A preferred stock into IAC common stock immediately prior to the reclassification or (3) one share of IAC Series B preferred stock and one share of Expedia Series A preferred stock, each of which will mirror in all material respects the terms of the current IAC Series A preferred stock, as adjusted to reflect the spin-off and the one-for-two reverse stock split.

  Election to Receive Cash

        To the extent a holder of IAC Series A preferred stock elects to receive $50.00 in cash per share, plus accrued and unpaid dividends, immediately after the reclassification, the holder's stock will be treated as having been redeemed by IAC for federal income tax purposes. Accordingly, the holder would, as a general rule, be treated as having made a "sale or exchange" of the holder's stock under Section 302 of the Code, and the holder, except as provided below, will recognize capital gain or loss equal to the difference between the cash proceeds received and the holder's tax basis in the stock being redeemed. Such gain or loss will be long-term capital gain or loss if at the time of the redemption the holder's holding period with respect to the stock redeemed is more than one year. However, if the holder continues to own an interest in IAC after the redemption, including by reason of the constructive ownership rules set forth in Section 318 of the Code, the holder may not qualify for "sale or exchange" treatment and the amount received may be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain may be treated as dividend income. Holders of IAC Series A preferred stock that elect to receive cash are encouraged to consult their own tax advisors regarding the federal income tax consequences of their election, including the application (if any) of the constructive ownership rules to their personal situation.

        Election to Receive the Securities the Holder Would Have Received Had the Holder Converted the IAC Series A Preferred Stock into IAC Common Stock Immediately Prior to the Reclassification

        To the extent a holder of IAC Series A preferred stock elects to receive what the holder would have received had the holder converted its shares of IAC Series A preferred stock into IAC common stock immediately prior to the reclassification, the holder will be deemed to have exchanged its shares of IAC Series A preferred stock into IAC common stock in a tax free transaction immediately prior to the reclassification. In the event that there is a reduction in the conversion price, pursuant to the terms of the Series A preferred stock, it is possible that such reduction to the conversion price would be characterized as a deemed distribution taxable to the converting shareholder at the time of conversion, in an amount equal to the fair market value of the additional shares of IAC common stock received (and the amount of any cash received in lieu of additional fractional shares of IAC common stock) as a result of the reduction in the conversion price. If the reduction to the conversion price is treated as a deemed distribution, a converting shareholder will have dividend income to the extent of IAC's current or accumulated earnings and profits. Any excess will be treated as a non-taxable return of capital to the extent of the shareholder's basis in the IAC Series A preferred stock, and thereafter as capital gain. Following the conversion, the holder will be treated in the same manner as a holder of IAC common stock. The principal federal income tax consequences to a holder of IAC common stock are described above under "—Holders of IAC Common Stock."

  Election to Receive IAC Series B Preferred Stock and Expedia Series A Preferred Stock

        To the extent a holder of IAC Series A preferred stock elects to receive newly issued IAC Series B preferred stock and Expedia Series A preferred stock immediately after the reclassification:

  •
  no gain or loss will be recognized by, and no amount will be includible in the income of, a holder of IAC Series A preferred stock solely as a result of the receipt of new IAC Series B preferred stock in exchange therefor in the recapitalization;

  •
  no gain or loss will be recognized by, and no amount will be includible in the income of, a holder of IAC Series A preferred stock as a result of the receipt of Expedia Series A preferred stock in the deemed split-off exchange;

  •
  the tax basis of IAC Series A preferred stock held by an IAC stockholder immediately prior to the distribution will be apportioned, based upon relative fair market values at the time of the distribution, between the IAC Series B preferred stock received in the recapitalization and the Expedia Series A preferred stock received in the deemed split-off exchange; and

  •
  the holding period for the IAC Series B preferred stock received in the recapitalization and the Expedia Series A preferred stock received in the split-off will include the period during which the Series A preferred stock with respect to which such securities were received was held.

Principal Federal Income Tax Consequences to IAC and Stockholders of IAC if the Spin-Off Were Taxable

        An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. If the Internal Revenue Service subsequently determined the spin-off to be taxable, the above consequences would not apply and both IAC and holders of IAC common stock or IAC Series A preferred stock could be subject to tax. Additionally, future events that may or may not be within the control of IAC or Expedia, including extraordinary purchases of IAC common stock or Expedia common stock, could cause the spin-off not to qualify as tax free to IAC and/or holders of IAC common stock or IAC Series A preferred stock. For example, if one or more persons were to acquire a 50 percent or greater interest in Expedia stock or in the stock of IAC as part of a plan or a series of related transactions of which the spin-off is a part, the spin-off would be taxable to IAC, although not necessarily to you. Depending on the event, Expedia may have to indemnify IAC for some or all of the taxes and losses resulting from the spin-off not qualifying as tax free under Sections 355 and/or 368(a)(1)(D) of the Code. See "Relationship Between IAC and Expedia after the Spin-Off—Tax Sharing Agreement." If the spin-off were taxable, then:

  •
  each holder of IAC common stock or IAC Series A preferred stock who receives shares of Expedia common stock in the spin-off would be treated as if the stockholder received a taxable distribution equal to the fair market value of the shares of Expedia common stock received, taxed as a dividend to the extent of the stockholder's pro rata share of IAC's current and accumulated earnings and profits (including earnings and profits arising from the gain to IAC described in the second following bullet point) and then treated as a non-taxable return of capital to the extent of the holder's basis in the IAC common stock and thereafter as capital gain from the sale or exchange of IAC common stock;

  •
  each holder of IAC Series A preferred stock who receives shares of Expedia Series A preferred stock in the spin-off would be treated as if the stockholder received a taxable redemption payment equal to the fair market value of the shares of Expedia Series A preferred stock received, taxed as described above with respect to the redemption of IAC Series A preferred stock for cash; and

  •
  the consolidated group of which IAC is the common parent would recognize a gain equal to the excess of the fair market value of Expedia's securities on the date of the spin-off over IAC's tax basis therein.

        Under current law, individual citizens or residents of the United States are subject to U.S. federal income tax on dividends at a maximum rate of 15 percent (assuming holding period and other requirements are met) and long-term capital gains (i.e., capital gains on assets held for more than one year) at a maximum rate of 15 percent.

Cash in Lieu of Fractional Shares

        To the extent that the one-for-two reverse stock split of IAC common stock and IAC Class B common stock results in fractional shares, holders of IAC common stock and IAC Class B common stock will receive cash in lieu of such fractional shares in an amount as determined by the IAC Board of Directors. A stockholder who receives cash instead of a fractional share of IAC common stock in connection with the one-for-two reverse stock split generally will recognize capital gain or loss measured by the difference between the cash received for such fractional share and the stockholder's tax basis in the fractional share. Any such capital gain or loss will be treated as a long-term or short-term gain or loss based on the stockholder's holding period for the IAC common stock.

Backup Withholding and Information Reporting

        Payments of cash to a holder of IAC Series A preferred stock who elects to receive cash in exchange for such shares and payments of cash to a holder of IAC common stock in lieu of a fractional share of IAC common stock made in connection with the one-for-two reverse stock split may be subject to information reporting and "backup withholding" at a rate of 28 percent unless a stockholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute an additional tax, but merely an advance payment, which may be refunded or credited against a stockholder's federal income tax liability, provided that the required information is supplied to the Internal Revenue Service.

Information Reporting

        Current Treasury regulations require each IAC stockholder who receives Expedia common stock or Expedia Series A preferred stock pursuant to the reclassification to attach to his or her U.S. federal income tax return for the year in which the reclassification occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code.

Certain Additional Tax Considerations Regarding the Ownership of IAC Series B Preferred Stock (and Expedia Series A Preferred Stock)

        At the time of a future conversion of IAC Series B preferred stock into IAC common stock (or Expedia Series A preferred stock into Expedia common stock), the conversion price of the IAC Series B preferred stock (or Expedia Series A preferred stock) will be adjusted downward if the share price of IAC common stock (or Expedia common stock) exceeds a trigger price determined in accordance with the formula described under "Treatment of IAC Series A Preferred Stock, Warrants and Indebtedness in the Spin-Off—Split of IAC Series A Preferred Stock." In general, a reduction in the conversion price of a convertible preferred stock, such as the IAC Series B preferred stock (or the Expedia Series A preferred stock), may be treated as a deemed distribution in an amount equal to the fair market value of the additional shares of IAC common stock (or Expedia common stock) received as a result of the reduction in the conversion price. Applicable U.S. Treasury regulations provide that a change in conversion ratio or any transaction having a similar effect on the interest of any shareholder may be treated as a distribution with respect to any shareholder whose proportionate interest in the earnings and profits or assets of a corporation is increased by such change or similar transaction. A reduction in the conversion price of the IAC Series B preferred stock (or Expedia Series A preferred stock) will increase the preferred shareholder's proportionate interest in the earnings and profits or assets of IAC (or Expedia).

        If the reduction in conversion price is treated as a deemed distribution, a converting shareholder will have dividend income to the extent of IAC's (or Expedia's) current or accumulated earnings and profits. Any excess will be treated as a non-taxable return of capital to the extent of the shareholder's basis in the IAC Series B preferred stock (or Expedia Series A preferred stock), and thereafter as capital gain.

        Holders of IAC Series A preferred stock who elect to receive newly issued shares of IAC Series B preferred stock and Expedia Series A preferred stock immediately after the reclassification are urged to consult their tax advisors concerning the proper treatment of the potential reduction in the conversion price of the IAC Series B preferred stock (or Expedia Series A preferred stock).

Treatment of Outstanding IAC Compensatory Equity-Based Awards

Treatment of IAC Options

        Vested IAC Options:    Each vested option to purchase shares of IAC common stock will convert into an option to purchase shares of IAC common stock and an option to purchase shares of Expedia common stock with adjustments to the number of shares subject to each option and the option exercise prices based on the relative market capitalizations of IAC and Expedia following the spin-off and giving effect to the one-for-two reverse stock split.

        Except as otherwise described above and except to the extent otherwise provided under local law, following the spin-off, the converted options will have the same terms and conditions, including the same exercise periods, as the vested options to purchase IAC common stock had immediately prior to the spin-off.

        Following the spin-off, solely for purposes of determining the expiration of options with respect to shares of common stock of one company held by employees of the other company, IAC and Expedia employees will be deemed employed by both companies for so long as they continue to be employed by whichever of the companies employs them immediately following the spin-off.

        Unvested IAC Options:    Each unvested option to purchase shares of IAC common stock (other than those unvested options held by Mr. Diller) will convert into an option to purchase shares of common stock of the applicable company (IAC or Expedia, as the case may be) for which the applicable employee works following the spin-off with adjustments to the number of shares subject to the option and the option exercise price based on the relative market capitalizations of IAC and Expedia following the spin-off and giving effect to the one-for-two reverse stock split.

        Except as otherwise described above and except to the extent otherwise provided under local law, following the spin-off, the unvested options to purchase shares of common stock of the applicable company will have the same terms and conditions, including the same vesting provisions and exercise periods, as the unvested IAC options had immediately prior to the spin-off.

Unvested IAC Options Held by Mr. Diller

        Each unvested option to purchase shares of IAC common stock held by Mr. Diller will convert into an unvested option to purchase shares of IAC common stock and an unvested option to purchase shares of Expedia common stock with adjustments to the number of shares subject to each option and the option exercise prices based on the relative market capitalizations of IAC and Expedia following the spin-off and giving effect to the one-for-two reverse stock split.

Treatment of IAC RSUs

        All IAC restricted stock units will convert into restricted stock units of the applicable company (IAC or Expedia, as the case may be) for which the applicable employee works following the spin-off with adjustments to the number of shares underlying each restricted stock unit based on the relative market capitalizations of IAC and Expedia following the spin-off and giving effect to the one-for-two reverse stock split.

        Except as otherwise described above and except to the extent otherwise provided under local law, following the spin-off, the restricted stock units of the applicable company will have the same terms and conditions, including the same vesting provisions, as the IAC restricted stock units had immediately prior to the date of the spin-off.

Treatment of IAC Series A Preferred Stock, Warrants and Indebtedness in the Spin-Off

General

        In connection with the spin-off, IAC will effect a one-for-two reverse stock split. As a consequence, securities that are convertible into IAC common stock will be proportionately adjusted in accordance with their terms to take into account the one-for-two reverse stock split.

Split of IAC Series A Preferred Stock

        IAC will mail to each holder of IAC Series A preferred stock a Letter of Transmittal, Form of Election and related instructions that will allow each holder to indicate whether the holder chooses to receive (1) $50.00 in cash per share, plus accrued and unpaid dividends, (2) the IAC common stock and Expedia common stock that a holder of IAC Series A preferred stock would have received had the holder converted its IAC Series A preferred stock into IAC common stock immediately prior to the spin-off or (3) one share of IAC Series B preferred stock and one share of Expedia Series A preferred stock, each of which will mirror in all material respects the terms of the current IAC Series A preferred stock, as adjusted to reflect the spin-off and the one-for-two reverse stock split.

        With respect to holders of IAC Series A preferred stock who elect to receive shares of IAC Series B preferred stock and Expedia Series A preferred stock following the spin-off, each of their shares of IAC Series A preferred stock will convert into one share of IAC Series B preferred stock and one share of Expedia Series A preferred stock, each of which will mirror in all material respects the terms of the current IAC Series A preferred stock, as adjusted to reflect the spin-off and the one-for-two reverse stock split. For a comparison of rights of the IAC Series A preferred stock, the IAC Series B preferred stock and the Expedia Series A preferred stock, see "Comparison of Rights of Holders of IAC Securities before the Spin-Off with Rights of Holders of IAC Securities and Expedia Securities Following the Spin-Off."

        Following the spin-off, the material economic terms of the IAC Series B preferred stock and the Expedia Series A preferred stock will be as follows (after giving effect to the one-for-two reverse stock split):

IAC Series B preferred stock

  •
  Face Amount and Liquidation Preference.    The per share face amount and liquidation preference of the IAC Series B preferred stock will equal $50 (the current per share face amount and liquidation preference of the IAC Series A preferred stock) multiplied by a fraction equal to 50% of the opening price of IAC common stock on the first trading day following the spin-off divided by the closing price of IAC common stock on the date of the spin-off.

  •
  Dividends.    Holders of IAC Series B preferred stock will be entitled to receive annual dividends (in cash, common stock, or any combination thereof, at IAC's election) in the amount of 1.99%

    of the face amount of the stock, plus the excess, if any, of the value of any dividends paid on the number of shares of IAC common stock into which the preferred stock is then convertible.

  •
  Conversion Rights.    Each share of IAC Series B preferred stock will be initially convertible into approximately 0.7408 shares of IAC common stock (the "conversion factor"). If the share price of IAC common stock exceeds a trigger price (calculated as described below), the conversion factor will increase to a number determined by dividing the face value of the IAC Series B preferred stock by the following quotient:

Face Value × IAC (IAC × 0.7408) + (0.2396 × (IAC–Trigger Price))

    where IAC = 10-day average price of IAC common stock for the 10 days prior to the conversion date and the Trigger Price equals $70.20 (the trigger price for the IAC Series A preferred stock after giving effect to the one-for-two reverse stock split) multiplied by a fraction equal to 50% of the opening price of IAC common stock on the first trading day following the spin-off divided by the closing price of IAC common stock on the date of the spin-off.

Expedia Series A preferred stock

  •
  Face Amount and Liquidation Preference.    The per share face amount and liquidation preference of the Expedia Series A preferred stock will equal $50 (the current per share face amount and liquidation preference of the IAC Series A preferred stock) multiplied by a fraction equal to 50% of the opening price of Expedia common stock on the first trading day following the spin-off divided by the closing price of IAC common stock on the date of the spin-off.

  •
  Dividends.    Holders of Expedia Series A preferred stock will be initially entitled to receive annual dividends (in cash, common stock, or any combination thereof, at Expedia's election) in the amount of 1.99% of the face amount of the stock, plus the excess, if any, of the value of any dividends paid on the number of shares of Expedia common stock into which the preferred stock is then convertible.

  •
  Conversion Rights.    Each share of Expedia Series A preferred stock will be initially convertible into 0.7408 shares of Expedia common stock (the "conversion factor"). If the share price of Expedia common stock exceeds a trigger price (calculated as described below), the conversion factor will increase to a number determined by dividing the face value of the Expedia Series A preferred stock by the following quotient:

Face Value × EXP (EXP × 0.7408) + (0.2396 × (EXP–Trigger Price))

    where EXP = 10-day average price of Expedia common stock for the 10 days prior to the conversion date and the Trigger Price equals $70.20 (the trigger price for the IAC Series A preferred stock after giving effect to the one-for-two reverse stock split) multiplied by a fraction equal to 50% of the opening price of Expedia common stock on the first trading day following the spin-off divided by the closing price of IAC common stock on the date of the spin-off.

Treatment of IAC Warrants

        IAC has outstanding a number of series of warrants subject to different terms and conditions. Generally, IAC warrants will be treated one of two ways in the spin-off, as set forth below. Except as otherwise described below and except to the extent otherwise provided under local law, following the spin-off, the IAC and Expedia warrants, as the case may be, generally will have the same terms and conditions as the warrants to purchase shares of IAC common stock had immediately prior to the spin-off.

        Publicly Traded Warrants and Warrants Issued in the 2002 VUE Transaction

        Each publicly traded warrant, and certain other warrants, including the warrants to purchase shares of IAC common stock issued in the 2002 VUE transaction, among others, will convert in accordance with its terms into a warrant to purchase shares of IAC common stock and a warrant to purchase shares of Expedia common stock. From and after the spin-off and the one-for-two reverse stock split:

  •
  the number of shares of IAC common stock subject to the IAC warrant will equal one half the number of shares of IAC common stock underlying the IAC warrant prior to the spin-off and the one-for-two reverse stock split;

  •
  the per share exercise price of the IAC warrant (rounded up to the nearest whole cent) will equal the per share exercise price of the IAC warrant prior to the spin-off and the one-for-two reverse stock split multiplied by a fraction equal to the opening price of IAC common stock on the first trading day after the date of the spin-off, divided by the closing price of IAC common stock on the date of the spin-off;

  •
  the number of shares of Expedia common stock subject to the Expedia warrant will equal one half the number of shares of IAC common stock underlying the IAC warrant prior to the spin-off and the one-for-two reverse stock split; and

  •
  the per share exercise price of the Expedia warrant will equal the per share exercise price of the IAC warrant (rounded up to nearest whole cent) prior to the spin-off and the one-for-two reverse stock split multiplied by a fraction equal to the opening price of Expedia common stock on the first trading day after the date of the spin-off, divided by the closing price of IAC common stock on the date of the spin-off.

  Privately Held Warrants Assumed by IAC in Past Transactions

        In connection with prior acquisitions, IAC assumed certain warrants that were adjusted to become exercisable for IAC common stock. Following the spin-off, IAC will remain the contractually obligated party with respect to these warrants and each warrant will represent the right to receive upon exercise by the holders thereof that number of shares of IAC common stock and Expedia common stock that the warrant holder would have received had the holder exercised the warrant immediately prior to the spin-off. Under the separation agreement, Expedia will contractually assume the obligation to deliver Expedia common stock to these warrant holders upon exercise. In addition, immediately after the spin-off, Expedia will issue into an escrow account a number of shares of Expedia common stock sufficient to satisfy the obligation for future delivery of Expedia common stock to the holders of these warrants who elect to exercise their warrants. Under the terms of the escrow, any such shares of Expedia common stock that are not delivered to exercising warrant holders will be returned to Expedia upon the expiration of the warrants in accordance with their terms.

        With respect to the warrant obligations to be retained by IAC, warrant holders will receive notice of the above-described adjustment to their warrants pursuant to their terms. Those warrants shall otherwise remain outstanding and subject to their respective warrant agreements.

IAC's Indebtedness

        As of March 31, 2005, IAC had issued and outstanding (1) $360.845 million principal face amount of 6 3/4% Senior Notes Due 2005 and (2) $750 million principal face amount of 7% Senior Notes Due 2013. In connection with the spin-off, these Senior Notes will remain outstanding and continue to be an obligation of IAC. Expedia will have no obligations relating to these Senior Notes.

        Subject to satisfaction of applicable closing conditions, upon consummation of the acquisition of Ask Jeeves, IAC will assume the $115 million principal amount of Ask Jeeves, Inc. Zero Coupon

Convertible Notes Due June 1, 2008 and these notes (which prior to the acquisition are convertible into shares of Ask Jeeves common stock) will become convertible upon exercise by the holders into shares of IAC common stock based upon the exchange ratio in the IAC/Ask Jeeves merger agreement. Following the spin-off, IAC will remain the obligor with respect to the notes and each note will be convertible upon exercise by the holders into such number of shares of IAC common stock and Expedia common stock that a note holder would have received had the holder converted its notes immediately prior to the spin-off. Under the separation agreement, Expedia will contractually assume the obligation to deliver Expedia common stock to the note holders upon conversion. In addition, immediately after the spin-off, Expedia will issue into an escrow account a number of shares of Expedia common stock sufficient to satisfy the obligation for future delivery of Expedia common stock to holders of notes who elect to convert their notes. Under the terms of the escrow, any such shares of Expedia common stock that are not delivered to converting holders of notes will be returned to Expedia at the maturity of the notes.

Post Spin-Off Expedia Financing Arrangements

        In connection with the spin-off, it is anticipated that Expedia will enter into an unsecured credit facility of up to $1 billion with various lenders, which will bear interest at a rate equal to a negotiated spread over LIBOR. The credit facility will contain customary warranties, covenants, and events of default. Expedia currently expects that it will draw approximately $150 million under the credit facility concurrent with the completion of the spin-off.

Distribution of IAC and Expedia Securities Following the Spin-Off

        Following the spin-off, reclassified IAC common stock and Expedia common stock will be issued electronically by way of direct registration, or in "uncertificated" form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and the need to return a duly executed stock certificate to effect a transfer. The Bank of New York will act as the registrar and transfer agent for IAC common stock and Expedia common stock after the spin-off. After the spin-off, you will be able to transfer shares of IAC common stock or Expedia common stock by mailing to The Bank of New York a transfer and assignment form, which The Bank of New York will provide to holders at no charge upon written request. Holders may request that their shares of IAC common stock or Expedia common stock be issued in certificated form by so indicating on the Letter of Transmittal or by requesting certificated shares in writing from The Bank of New York.

IAC Common Stock and IAC Class B Common Stock

        In connection with the spin-off and on account of the one-for-two reverse stock split, certificates representing shares of IAC common stock and IAC Class B common stock prior to the spin-off will represent half the number of shares of IAC common stock and IAC Class B common stock (as applicable) after the spin-off.

Expedia Common Stock and Expedia Class B Common Stock

        As promptly as practicable following the spin-off, Expedia's transfer agent will distribute shares of Expedia common stock to those persons who are holders of IAC common stock at 5:00 p.m. on the date of the spin-off by mailing physical certificates representing the shares or by crediting the shares to book-entry accounts established by the transfer agent.

        As promptly as practicable following the spin-off, Expedia will distribute shares of Expedia Class B common stock to those persons who are holders of IAC Class B common stock at 5:00 p.m. on the date of the spin-off by mailing physical certificates representing the shares or by crediting the shares to book-entry accounts established by the transfer agent.

Elections of IAC Series A Preferred Stock and Distribution of Designated Election Following the Spin-Off

        IAC will mail to each holder of IAC Series A preferred stock a Letter of Transmittal, Election Form and related instructions that will allow each holder to indicate whether the holder chooses to receive (1) $50.00 in cash per share, plus accrued and unpaid dividends, (2) the IAC common stock and Expedia common stock that a holder of IAC Series A preferred stock would have received had the holder converted its IAC Series A preferred stock into IAC common stock immediately prior to the spin-off or (3) one share of IAC Series B preferred stock and one share of Expedia Series A preferred stock, each of which will mirror in all material respects the terms of the current IAC Series A preferred stock, as adjusted to reflect the spin-off and the one-for-two reverse stock split.

        In order to receive their designated elections, holders must surrender their certificates representing shares of IAC Series A preferred stock along with their election forms. Holders of IAC Series A preferred stock must return their election forms no later than July 11, 2005. For the avoidance of doubt, holders of IAC Series A preferred stock should note that they will not be entitled to receive their elected consideration unless and until IAC completes the spin-off. Regardless of the submission of any form of election on the part of those holders, the IAC Board of Directors retains the ability to abandon the spin-off for any reason whatsoever.

        Holders of IAC Series A preferred stock who have not made an affirmative election by July 11, 2005 will be treated as follows:

  •
  If holders of more than 50% of the outstanding shares elect to receive $50.00 in cash per share, plus accrued and unpaid dividends, then non-electing holders will be deemed to have elected to receive cash; or

  •
  If holders of more than 50% of the outstanding shares do not elect to receive cash, then non-electing holders will be deemed to have elected to receive one share of IAC Series B preferred stock and one share of Expedia Series A preferred stock, each of which will mirror in all material respects the terms of the current IAC Series A preferred stock, as adjusted to reflect the spin-off and the one-for-two reverse stock split.

        For those holders of IAC Series A preferred stock who have not made an election, from and after the completion of the spin-off, certificates representing shares of IAC Series A preferred stock will be deemed to represent the default election described above, subject in all events to the surrender of those certificates.

IAC Warrants; Expedia Warrants

        IAC's publicly traded warrants will be adjusted as described in this proxy statement/prospectus. Subject to adjustment for the one-for-two reverse stock split and the spin-off, the IAC publicly traded warrants will remain outstanding in electronic, uncertificated form and will continue to be governed by their existing warrant agreements. In addition, Expedia will issue publicly traded Expedia warrants pursuant to adjustments to the IAC publicly traded warrants. These publicly traded Expedia warrants will be issued in electronic, uncertificated form without any action on the part of holders. At or prior to the completion of the spin-off, Expedia will deposit with Mellon Investor Services and The Bank of New York, the exchange and warrant agents for the Expedia publicly traded warrants, the new forms of warrant pursuant to the warrant agreements that will govern the Expedia warrants.

        Warrants to purchase shares of IAC common stock issued in the 2002 VUE transaction will be adjusted as described in this proxy statement/prospectus. Subject to adjustment for the one-for-two reverse stock split and the spin-off, the IAC warrants issued in the 2002 VUE transaction will remain outstanding and continue to be governed by their existing warrant agreements. In addition, Expedia will issue Expedia warrants pursuant to adjustments to the IAC warrants issued in the 2002 VUE transaction. These Expedia warrants will be issued in certificated form promptly following the completion of the spin-off. At or prior to the completion of the spin-off, IAC will deposit with the applicable warrant agent the new forms of Expedia warrant.

        All other IAC warrants will be adjusted as described in this proxy statement/prospectus. Warrant holders will receive notice of these adjustments pursuant to the terms of the warrants. These warrants will otherwise remain outstanding and subject to their respective warrant agreements.

Listing and Trading of IAC Securities

        IAC common stock currently trades on The Nasdaq National Market under the ticker symbol "IACI" and will continue to do so after the spin-off (as adjusted in connection with the spin-off and the one-for-two reverse stock split). Those IAC warrants that currently trade on The Nasdaq Stock Market under the ticker symbol "IACIW" will continue to trade on The Nasdaq Stock Market following the spin-off (as adjusted in connection with the spin-off and the one-for-two reverse stock split) under the ticker symbol "IACIW." Those IAC warrants that currently trade on The Nasdaq Stock Market under the ticker symbol "IACIZ" will continue to trade on The Nasdaq Stock Market following the spin-off (as adjusted in connection with the spin-off and the one-for-two reverse stock split) under the ticker symbol "IACIZ." IAC intends to seek to have the shares of IAC Series B preferred stock, if any, quoted on the OTC Bulletin Board under the ticker symbol "IACIP.OC." In order to do so, a broker-dealer in securities in the United States may be required to file with the National Association of Securities Dealers, Inc. a notice that will enable the broker-dealer to enter quotations for the IAC Series B preferred stock on the OTC Bulletin Board. There can be no assurance that a broker-dealer will file such a notice or, if filed, that quotations will be accepted on the OTC Bulletin Board. Further, there can be no assurance that if a broker-dealer commences to enter bid and asked quotations for the IAC Series B preferred stock on the OTC Bulletin Board that a viable and active trading market will develop.

Listing and Trading of Expedia Securities

        Expedia has applied to list Expedia common stock on The Nasdaq National Market and has reserved the ticker symbol "EXPE." Expedia also has applied to list on The Nasdaq Stock Market the two series of Expedia warrants whose predecessor securities currently trade on The Nasdaq Stock Market under the ticker symbols "IACIW" and "IACIZ." These new Expedia warrants are expected to trade under the ticker symbols "EXPEW" and "EXPEZ." Trading in Expedia common stock and Expedia warrants under those symbols is expected to begin on the first business day following the date that IAC completes the spin-off. Expedia intends to seek to have the shares of Expedia Series A preferred stock, if any, quoted on the OTC Bulletin Board under the ticker symbol "EXPEP.OC" in the same manner that IAC intends to seek to have its preferred stock listed. However, there can be no assurance that a viable and active trading market will develop.

Relationship Between IAC and Expedia after the Spin-Off

        Following the spin-off, the relationship between IAC and Expedia will be governed by a number of agreements. These agreements include:

  •
  a separation agreement;

  •
  a tax sharing agreement;

  •
  an employee matters agreement; and

  •
  a transition services agreement

        IAC and Expedia have attached forms of the separation agreement, the tax sharing agreement, the employee matters agreement and the transition services agreement as appendices to this proxy statement/prospectus, and the summaries of these documents that follow are qualified in their entirety by reference to the full text of those documents.

Separation Agreement

        The separation agreement provides that IAC will, immediately prior to the spin-off, contribute or otherwise transfer to Expedia all of the subsidiaries and assets primarily related to IAC's travel and travel-related businesses (other than Interval International and TV Travel Shop, which IAC will retain) and TripAdvisor. In general, IAC will effect the transfer of Expedia assets through a series of contributions of relevant IAC subsidiaries. Similarly, Expedia or one of its subsidiaries will assume all of the liabilities primarily relating to IAC's travel and travel-related businesses, as described above, and TripAdvisor immediately prior to the spin-off. Expedia has agreed to take each Expedia asset and to assume and perform each Expedia liability on an "as is, where is" basis, and IAC has made no representations or warranties with respect to any aspect of the Expedia assets or the Expedia liabilities.

        Other matters governed by the separation agreement include the assumption by Expedia of the obligations to deliver shares of Expedia common stock upon conversion of the Zero Coupon Convertible Notes Due June 1, 2008 to be assumed by IAC in the Ask Jeeves acquisition and upon the exercise of certain IAC warrants, insurance and related reimbursement arrangements, provision and retention of records, access to information and confidentiality, cooperation with respect to governmental filings and third party consents, access to property, control of ongoing litigation and indemnification arrangements relating to liabilities of each party.

        Under the separation agreement,

  •
  if holders of less than 85% of the outstanding shares of IAC Series A preferred stock elect to receive the cash consideration in connection with the spin-off, then IAC will reimburse Expedia an amount in cash equal to the redemption price per share of Expedia Series A preferred stock for each share of Expedia Series A preferred stock that Expedia redeems following the spin-off; and

  •
  if holders of 85% or more of the outstanding shares of IAC Series A preferred stock elect (or are deemed to elect) to receive the cash consideration in connection with the spin-off, IAC will not have any such reimbursement obligation.

        Pursuant to the separation agreement, Expedia and its subsidiaries have agreed to indemnify IAC, its affiliates and their respective current and former directors, officers and employees for any losses arising out of any breach of the separation agreement, the tax sharing agreement, the employee matters agreement, the transition services agreement and any failure by Expedia to assume and perform any of the Expedia liabilities. IAC and its subsidiaries have agreed to indemnify Expedia and its affiliates and their respective current and former directors, officers and employees for any losses arising out of any breach of the separation agreement, the tax sharing agreement, the transition services agreement, the employee matters agreement and any failure by IAC to perform any of the IAC liabilities. Expedia has also agreed to indemnify IAC against any liabilities relating to the Expedia financial and business information included in this proxy statement/prospectus. In addition, from and after the completion of the spin-off, each of IAC and Expedia have generally agreed to bear 50% of the costs and liabilities associated with any securities law litigation relating to the conduct prior to the spin-off of the businesses or entities that comprise Expedia following the spin-off, regardless of whether the litigation arises prior to or after the spin-off. Following the spin-off, Expedia will bear 100% of the costs and liabilities associated with any other litigation relating to the conduct, prior to or after the spin-off, of the businesses or entities that comprise Expedia following the spin-off, regardless of whether the litigation arises before or after the spin-off.

        IAC may terminate the separation agreement and abandon the spin-off, in its sole discretion, at any time prior to completion of the spin-off.

Tax Sharing Agreement

        The tax sharing agreement governs IAC's and Expedia's respective rights, responsibilities and obligations after the spin-off with respect to taxes for the periods ending on or before the spin-off. Generally, the tax sharing agreement provides that although IAC will pay taxes with respect to the Expedia income included on its consolidated return, other pre-distribution taxes that are attributable to the business of one party, including audit adjustments with respect to consolidated periods, will be borne solely by that party. Pursuant to the tax sharing agreement, IAC will prepare and file the federal consolidated return, and any other income tax returns that include Expedia with respect to any taxable period ending on or prior to, or including, the distribution date with the appropriate tax authorities and will pay any taxes relating thereto to the relevant tax authority. Expedia will prepare and file all separate company tax returns for Expedia and its subsidiaries, and pay all taxes due with respect to such tax returns for all taxable periods. In general, IAC controls all audits and administrative matters relating to the consolidated return of the IAC group.

        Under the tax sharing agreement Expedia generally (i) may not take (or fail to take) any action that would cause any representations, information or covenants in the separation documents or documents relating to the tax opinion concerning the spin-off to be untrue, (ii) may not take (or fail to take) any action that would cause the spin-off to lose its tax free status, (iii) may not sell, issue, redeem or otherwise acquire any of its equity securities (or equity securities of members of its group), except in specified transactions for a period of 25 months following the spin-off and (iv) may not, other than in the ordinary course of business, sell or otherwise dispose of a substantial portion of its assets, liquidate, merge or consolidate with any other person for a period of 25 months following the spin-off. During that period, Expedia may take some actions prohibited by these covenants if it provides IAC with an Internal Revenue Service ruling or an unqualified opinion of counsel to the effect that these actions will not affect the tax free nature of the spin-off, in each case satisfactory to IAC in its sole and absolute discretion. Notwithstanding the receipt of any such Internal Revenue Service ruling or opinion, Expedia must indemnify IAC for any taxes and related losses resulting from (i) any act or failure to act described in the covenants above, (ii) any acquisition of equity securities or assets of Expedia or any member of its group, and (iii) any breach by Expedia or any member of its group of representations in the separation documents between IAC and Expedia or the documents relating to the tax opinion concerning the spin-off.

        Under U.S. federal income tax laws, Expedia and IAC are severally liable for all of IAC's federal income taxes attributable to the periods prior to and including the current taxable year of IAC, which ends on December 31, 2005. Thus, if IAC fails to pay the taxes attributable to it under the tax sharing agreement for periods prior to and including the current taxable year of IAC, Expedia may be responsible for these tax liabilities.

Employee Matters Agreement

        The employee matters agreement covers a wide range of compensation and benefit issues related to the spin-off. In general, IAC is responsible for all employment and benefit-related obligations and liabilities of current and former IAC employees (and their dependents and beneficiaries), except for employment and benefit-related obligations and liabilities related to employees who work for Expedia immediately following the spin-off (and their dependents and beneficiaries) and former employees who most recently worked for businesses and operations that will be owned by Expedia following the completion of the spin-off. IAC and Expedia will also be responsible for any other liabilities retained by or transferred to, as the case may be, such entity pursuant to the employee matters agreement.

        After the spin-off, Expedia no longer will participate in IAC's employee benefit plans, but will have established its own employee benefit plans that will be substantially similar to the plans sponsored by IAC prior to the spin-off. Assets and liabilities from the IAC Retirement Savings Plan will be transferred to a newly established Expedia Retirement Savings Plan as soon as practicable following the spin-off. As of the date of the completion of the spin-off, Expedia will establish the Expedia Health and Welfare Benefit Trust to fund liabilities under certain health and welfare plans of Expedia, and IAC will transfer an amount intended to cover "incurred but not reported," or IBNR, benefit liabilities, as determined by the plan actuary, to Expedia as initial funding of that trust. Pursuant to the employee matters agreement, Expedia will be responsible for determining payment amounts for all bonus awards granted under IAC bonus plans to employees who will be employed by Expedia following the spin-off and will be responsible for any such liabilities. For a description of the treatment of outstanding IAC equity awards pursuant to the employee matters agreement, see "Treatment of Outstanding IAC Compensatory Equity-Based Awards."

Transition Services Agreement

        Under the transition services agreement IAC will provide to Expedia on an interim, transitional basis, various services, including governmental affairs, internal audit services, corporate sourcing (including technology operations and strategic sourcing), legal affairs and assistance with certain public company functions, and such other services as to which IAC and Expedia mutually agree. The charges for these services will be on a cost plus fixed percentage or hourly rate basis to be agreed upon prior to the completion of the spin-off.

        In general, the services will begin on the date of the completion of the spin-off and will cover a period generally not expected to exceed 18 months following the spin-off. Expedia may terminate the agreement with respect to one or more particular services upon 90 days, prior written notice.

Commercial Agreements

        The operating businesses that constitute IAC prior to the spin-off currently, and for the foreseeable future, will continue to work together pursuant to a variety of commercial relationships. In connection with the spin-off, IAC and Expedia will institute various commercial agreements between subsidiaries of IAC, on the one hand, and subsidiaries of Expedia, on the other hand. IAC and Expedia believe that all such agreements have been negotiated at arm's length between the applicable counterparties. In addition, IAC and Expedia believe that such agreements, whether taken individually or in the aggregate, do not constitute a material contract to either IAC or Expedia. Below is a brief description of such agreements that, individually or together with similar agreements, involve revenues to either IAC or Expedia in excess of $60,000.

        Distribution Agreements.    Certain subsidiaries of IAC distribute their respective products and services via arrangements with certain subsidiaries of Expedia, and vice versa. For example:

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  Citysearch makes available inventory from Expedia.com travel suppliers and TripAdvisor content and commerce links;

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  EPI makes available, via both the Entertainment Book and online, certain inventory and promotional offers from both Hotels.com and Hotwire travel suppliers;

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  Interval makes available inventory from both Expedia.com and Hotels.com travel suppliers via affiliate relationships;

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  Expedia.com and Hotels.com each make available to their respective customers certain products of EPI (such as discount coupon programs), either for purchase by or as a value-added service to such customers;

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  Expedia.com offers certain Ticketmaster client ticketing inventory to its customers;

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  TripAdvisor distributes Citysearch commerce links on TripAdvisor;

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  Ask Jeeves will place branded search boxes on Expedia web pages, and Expedia companies will supply content for Ask Jeeves search results; and

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  each of Expedia.com, Hotels.com and Hotwire makes available for bookings to their respective consumers certain resort inventory of Interval.

        Distribution agreements typically involve the payment of fees (usually on a fixed-per-transaction, revenue share or commission basis) from the party seeking distribution of the product or service to the party that is providing the distribution.

        Services Agreements.    Certain subsidiaries of IAC provide certain subsidiaries of Expedia with various services, and vice versa. Such arrangements include the following:

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  PRC provides call center support to both Expedia.com and Hotels.com;

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  Ticketmaster provides certain call center support to Hotels.com;

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  Ticketmaster provides advertising sales services to Expedia.com;

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  Expedia.com provides certain private-label travel services to Interval for use by its exchange members; and

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  Hotels.com provides certain call center support to Match.com.

        Aggregate revenues in respect of distribution and services agreements received by IAC subsidiaries from businesses that Expedia will own following the spin-off approximated $15.9 million in 2004. Aggregate revenues in respect of distribution and services agreements received by businesses that Expedia will own following the spin-off were not material in 2004.

        Advertising Agreement.    IAC currently provides certain subsidiaries of Expedia with advertising time, primarily on the USA and Sci Fi cable channels, without any cash cost, pursuant to existing agreements with these subsidiaries. The advertising time provided was secured by IAC pursuant to an agreement with Universal as part of the 2002 VUE transaction. See "Certain Relationships and Related Party Transactions—2002 VUE Transaction."

        In connection with the spin-off, IAC has agreed that Expedia will be entitled to $21.8 million from the remaining advertising time available to IAC from Universal through its 2001 media agreement. This advertising time, which expires in 2007, may be used by Expedia subject to maximum annual dollar thresholds.

        Aircraft Agreements.    After the spin-off, a subsidiary of IAC and Expedia will enter into a time sharing agreement pursuant to which Expedia will be able to use the aircraft jointly owned by a subsidiary of IAC and an affiliate of Mr. Diller. Pursuant to the time sharing arrangement, Expedia will pay IAC the maximum amount permitted under applicable Federal Aviation Association regulations for its use of the aircraft, or roughly two times the actual fuel cost incurred in such usage, plus certain enumerated out-of-pocket expenses. IAC currently plans to sell this aircraft within the next year, at which point this arrangement would terminate.

        It is also expected that IAC and Expedia will each have a 50% ownership interest in an aircraft that will be used by both companies. IAC and Expedia will enter into an operating agreement that will allocate the cost of operating and maintaining the aircraft between the parties based on the actual usage by each company. On the fifth anniversary of the spin-off transaction and annually thereafter, or at any time Mr. Diller ceases to be chairman of either IAC or Expedia, IAC will have a call right and Expedia will have a put right with respect to Expedia's interest in the aircraft, in each case at fair market value. Additionally, IAC will control the sale of the aircraft.

Information about IAC after the Spin-Off

        The following disclosure regarding IAC's businesses assumes the completion of the acquisition of Ask Jeeves, which is expected to occur prior to the spin-off, and the completion of the spin-off. See "Recent Developments."

Overview

        IAC operates leading and diversified businesses in sectors being transformed by the internet, online and offline. IAC's mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. IAC operates a diversified portfolio of specialized and global brands in the businesses described below. IAC enables billions of dollars of consumer-direct transactions for products and services via the internet and telephone.

        IAC consists of the following businesses:

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  Electronic Retailing, which includes HSN U.S. and HSN International;

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  Ticketing, which includes Ticketmaster;

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  Interval International;

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  Personals, which includes Match.com;

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  Ask Jeeves, assuming completion of the pending acquisition;

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  Citysearch, Evite, Entertainment Publications and ServiceMagic (since September 2004);

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  Financial Services and Real Estate, which includes LendingTree and its affiliated brands and businesses; and

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  Teleservices, which includes Precision Response Corporation.

        For information regarding IAC's consolidated results of operations on a pro forma basis to give effect to IAC's acquisition of Cornerstone Brands in April 2005, the completion of the acquisition of Ask Jeeves and the completion of the spin-off, see the Unaudited Pro Forma Condensed Combined Financial Statements for IAC attached as Annex B to this proxy statement/prospectus.

History

        Since its inception, IAC has transformed itself from a hybrid media/electronic retailing company into an interactive commerce company. IAC was incorporated in July 1986 in Delaware under the name Silver King Broadcasting Company, Inc., or Silver King, as a subsidiary of Home Shopping Network, Inc., or Home Shopping Network. On December 28, 1992, Home Shopping Network distributed the capital stock of Silver King to its stockholders. In December 1996, IAC completed mergers with Savoy Pictures Entertainment, Inc., or Savoy, and Home Shopping Network, with Savoy and Home Shopping Network becoming subsidiaries of Silver King. In connection with these mergers, IAC changed its name from Silver King Broadcasting Company, Inc. to HSN, Inc.

        IAC acquired a controlling interest in Ticketmaster Group, Inc. in 1997 (and the remaining interest in 1998). In 1998, upon the purchase of USA Networks and Studios USA from Universal, IAC became USA Networks, Inc. from 1999 through 2001 and invested in Hotel Reservations Network (later renamed Hotels.com), Match.com and other smaller e-commerce companies. In 2001, IAC sold USA Broadcasting to Univision Communications, Inc.

        In February 2002, IAC acquired a controlling stake in Expedia.com. In May 2002, after contributing its entertainment assets to a joint venture then controlled by Vivendi, IAC changed its name to USA Interactive. In September 2002, IAC acquired Interval International.

        In 2003, IAC acquired the minority interests in its formerly public subsidiaries, Expedia.com, Hotels.com, and Ticketmaster, and acquired a number of other companies, including Entertainment Publications, Inc., LendingTree and Hotwire. IAC changed its name to InterActiveCorp in June 2003 and to IAC/InterActiveCorp in July 2004.

        On December 21, 2004, IAC announced its plans relating to the spin-off. On April 1, 2005, IAC completed the acquisition of Cornerstone Brands, Inc. On March 21, 2005, IAC and Ask Jeeves announced that they had signed an agreement pursuant to which IAC will purchase Ask Jeeves, subject to the approval of Ask Jeeves' stockholders and receipt of the requisite regulatory approvals and the satisfaction of customary closing conditions.

Electronic Retailing

  HSN U.S.

        Overview.    HSN U.S. sells a variety of consumer products, primarily through the HSN and America's Store television networks and HSN.com, as well as through consumer catalog services and infomercials. The HSN and America's Store television networks both broadcast live, customer-interactive electronic retail sales programming 24 hours a day, seven days a week.

        Programming produced by HSN U.S. is intended to promote sales and customer loyalty through a combination of product quality, price and value, coupled with product information and entertainment. Programming on the HSN and America's Store television networks is divided into separately televised segments, each of which has a host who presents and conveys information regarding the featured product, sometimes with the assistance of a representative from the product vendor.

        HSN Merchandise.    HSN U.S. features over 25,000 consumer products, including jewelry, computers and electronics, home fashions, cookware and kitchen aids and health, beauty and fitness products, among others. Featured products include exclusive, third party-branded products, as well as HSN-branded products.

        HSN U.S. provides viewers with a number of convenient options in connection with the purchase, payment and shipping of merchandise, which vary by product, including the AutoShip program, pursuant to which customers can arrange to have purchases automatically sent and billed to them on a regularly scheduled basis, and the Flexpay option, which allows customers to pay for purchases in up to five monthly, interest-free installments. Standard and express shipping options are available and customers may generally return most merchandise within 30 days of receipt for a full refund or exchange.

        HSN U.S. purchases merchandise made to its specifications, as well as merchandise from name brand vendors and other third party lines, typically under certain exclusive rights, and overstock inventories from wholesalers, the mix and source of which depends upon a variety of factors, including price and availability. HSN U.S. generally does not enter into long-term supply arrangements with any of its vendors, given that there are a variety of sources of supply available.

        Reach.    As of December 31, 2003 and 2004, the HSN television network reached approximately 81.1 million and 85.5 million of the approximately 108.4 million and 109.6 million homes in the United

States with a television set, respectively. Television households reached by the HSN television network as of December 31, 2003 and 2004 primarily include approximately 61.9 million and 62.6 million households capable of receiving cable and/or broadcast transmissions and approximately 18.6 million and 22.6 million direct broadcast satellite system, or DBS, households, respectively.

        As of December 31, 2003 and 2004, the America's Store television network reached approximately 10.4 and 13.0 million DBS households and approximately 7.1 million and 6.2 million cable television households, of which approximately 3.5 million and 4.3 million were distributed on a digital tier, respectively. Of the total number of cable television households that received the America's Store television network as of December 31, 2003 and 2004, approximately 6.9 and 6.0 million, respectively, also received the HSN television network.

        HSN U.S. produces live programming for the HSN and America's Store television networks in its studios in St. Petersburg, Florida. HSN U.S. distributes its programming by means of its satellite uplink facilities, which it owns and operates, to two satellite transponders leased by HSN U.S. on a full-time basis through May 2019 and November 2019.

        Pay Television Distribution.    HSN U.S. has entered into multi-year affiliation agreements with cable operators and the two largest DBS operators in the United States to carry the HSN and/or America's Store television networks, as well as to promote one or both networks by carrying related commercials and distributing related marketing materials to their respective subscriber bases. In exchange for this carriage and related promotional and other efforts, including commitments to deliver pre-determined numbers of subscribers over specified time periods, HSN U.S. generally pays these pay television operators a commission, based on a percentage of the net merchandise sales, to their subscriber bases. In certain cases, pay television operators receive additional compensation in the form of the purchase of advertising time on other programming networks, commission guarantees and/or upfront payments in exchange for their commitments to deliver subscribers.

        From time to time, pending the renewal of an existing affiliation agreement or the negotiation of a new affiliation agreement, the HSN and/or America's Store television networks will be carried by one or more pay television operators without an effective affiliation agreement in place. Renewal and negotiation processes with pay television operators are typically protracted. Existing affiliation agreements with certain major cable operators and DBS operators are scheduled to expire over the course of 2005. Some, but not all of these agreements, contain renewal provisions. While HSN U.S. intends to pursue the renewal of, or negotiate new, cable and DBS affiliation agreements to carry the HSN and/or America's Store television networks, no assurances can be given that it will be able to do so on acceptable terms, if at all.

        Broadcast Television Distribution.    As of December 31, 2004, HSN U.S. also had affiliation agreements with 1 full-time, full power television station, 18 part-time, full power television stations and 103 low power television stations for carriage of the HSN and/or America's Store television networks with terms ranging from several weeks to several years. In exchange for this carriage, HSN U.S. pays broadcast television stations hourly or monthly fixed rates. The HSN and/or America's Store networks are also distributed on a full-time basis by 27 low power television stations pursuant to a long-term affiliation agreement between HSN U.S. and Ventana Television, Inc., a wholly-owned subsidiary of IAC.

        HSN.com.    HSN U.S. operates HSN.com, a transactional e-commerce site that serves as an alternative storefront for merchandise featured on the HSN and/or America's Store television networks, as well as a significant amount of additional inventory available only through HSN.com. HSN.com also provides consumers with additional content to support and enhance HSN television programming, including an online program guide, a 24-hour product review through which consumers can find and view products previously featured on the HSN television network, live streaming video of the HSN television network and additional information about HSN show hosts and guest personalities.

Consumers can also track the status of their online orders, communicate directly with customer service via e-mail and manage their account information through HSN.com. HSN.com generated approximately 15.9% of HSN U.S. sales in 2004.

        Catalog Services and Infomercials.    HSN U.S. catalog services consists of three consumer catalogs and related websites that feature thousands of home, yard and automotive products. New editions of the full-color catalogs are mailed to customers several times each year for a total annual circulation of over 80 million catalogs. On April 1, 2005, IAC acquired Cornerstone Brands, a portfolio of leading print catalogs and related online retailing sites that sell home products and leisure and casual apparel. Cornerstone Brands' portfolio includes Frontgate, Ballard Designs, Garnet Hill, Smith and Noble, The Territory Ahead and TravelSmith. IAC currently operates and manges the existing catalog services of HSN U.S. as part of Cornerstone Brands. HSN U.S. also offers select products through nationwide infomercial campaigns, which it produces and manages, on pay television networks on a limited basis.

  HSN International

        As of December 31, 2004, HSN International consisted of HSE-Germany, EUVÍA and Quiz TV (which operates an interactive game and quiz show television channel based in London, England), as well as minority interests in home shopping businesses in China and Japan.

        HSE-Germany.    As of December 31, 2004, HSN International owned approximately 90% of HSE-Germany. HSE-Germany operates a German-language home shopping business that is broadcast 24 hours a day, seven days a week, in Germany, Austria and Switzerland and also generates sales on its own website. HSN International acquired the remaining 10% interest in HSE-Germany that it did not already own on February 9, 2005. As of December 31, 2004, HSE-Germany had approximately 19.9 million cable and 9.8 million satellite subscribers in Germany, approximately 943,000 cable and 1.0 million satellite subscribers in Austria and approximately 1.3 million cable and 220,000 satellite subscribers in Switzerland.

        HSE-Germany does not need a license from German state media authorities to broadcast its programming over-the-air, via cable or via satellite. However, HSE-Germany generally must still obtain the right to broadcast its programming in a given state on a given cable channel from state media authorities in each of Germany's 16 states on a periodic basis, generally every 18 to 24 months. HSE-Germany enters into affiliation agreements with local cable operators in each of Germany, Austria and Switzerland, as well as with one principal DBS operator for carriage in all of these countries. No assurances can be given that HSE-Germany will be able to maintain its existing rights to broadcast its programming over the cable networks of each of Germany's 16 states and/or negotiate affiliation agreements with pay television operators on acceptable terms, if at all.

        EUVÍA.    As of December 31, 2004, HSN International owned, through a German subsidiary, 48.6% of EUVÍA, a German limited partnership that operates two television broadcasting businesses in Germany. As of December 31, 2004, ProSiebenSat.1 Media AG, the second largest German television group, owned 48.4% of EUVÍA, with the remaining 3% of EUVÍA, over which HSN International also had voting control as of that date, owned by EUVÍA's CEO. IAC sold its interest in EUVÍA in June 2005.

  Competition

        HSN U.S.    HSN U.S. operates in a highly competitive environment. The HSN and America's Store television networks are in direct competition with traditional offline and online retailers, ranging from large department stores to specialty shops, electronic retailers, direct marketing retailers, such as mail order and catalog companies, and discount retailers. The HSN and America's Store television networks compete with, and HSN U.S. expects to face increasing competition from, other companies that market merchandise by means of live television. The HSN and America's Store television networks also compete for access to customers and audience share with other conventional forms of entertainment and content. The price and availability of programming for pay television systems affect the availability of distribution for HSN U.S. programming and the compensation that must be paid to pay television operators for related carriage.

        In addition, competition for channel capacity has increased. While the advent of digital cable may decrease this competition, this additional capacity may encourage competitors to enter the marketplace, which could adversely affect the ability of HSN U.S. to attract viewers and customers. No prediction can be made with respect to the extent to which digital technology will ultimately impact the availability of channel capacity or the ability of new competitors to enter the marketplace. Also, certain broadcast television stations can demand carriage on local cable systems pursuant to "must-carry" rights, which may apply to digital television in the future. HSN U.S. is and will continue to be affected by these mandatory carriage rights to the extent that they decrease the number of available cable channels. No assurances can be provided that HSN U.S. will be able to secure well-positioned channel capacity on attractive terms and its inability to do so could have a material adverse effect on its business, financial condition and results of operations.

        HSN.com competes with numerous brick-and-mortar retailers, other online and offline retailers, catalog merchants and television shopping channels. A number of HSN.com's online competitors have a larger user base and greater expertise in developing online commerce. HSN U.S. believes that the principal competitive factors in this market are selection of goods, customer service, reliability of delivery, brand recognition, convenience and accessibility, price, quality of search tools and system reliability.

        HSN International.    HSE-Germany competes in Germany with traditional retailers, direct marketing retailers and other electronic retailers, some of which offer 24-hour electronic retailing or use infomercials and a small amount of live programming.

  Regulation

        Congress, the FCC and federal courts currently are reviewing certain existing cable, newspaper and media ownership restrictions. Depending on the outcome of FCC proceedings and of any subsequent court review, individual cable operators might acquire control over larger segments of the nation's cable customers and channels, in which case HSN U.S. could be required to negotiate with fewer cable operators that would control larger portions of the market for the terms of and opportunity to secure carriage. Regardless of the outcome of these FCC proceedings, the antitrust laws could impose independent limitations on the concentration of cable ownership. HSN U.S. cannot predict the outcome of these FCC proceedings, any subsequent court challenges, or future applications of the antitrust laws. No assurances can be made that the outcome of these FCC proceedings and subsequent marketplace activity would not materially affect HSN U.S. or IAC.

        HSN U.S. is subject to a variety of consumer protection laws and regulations relating to the accuracy of its product claims.

Ticketing

  Overview

        Ticketmaster and its affiliated brands provide online and offline ticketing services through Ticketmaster-owned websites, operator-staffed call centers and independent retail outlets, serving many of the foremost venues, entertainment facilities, promoters and professional sports franchises in the United States and abroad, including in Canada, Denmark, Finland, Ireland, the Netherlands, Norway, Sweden and the United Kingdom. Ticketmaster has also entered into joint ventures with third parties to provide ticket distribution services in Australia and Mexico.

        Ticketmaster has continued to expand its ticketing operations into territories outside of the United States and continues to experience growth in these markets. Ticketmaster sold approximately 26.1 million tickets in 2003 as compared to approximately 29.3 million in 2004 in these markets (excluding sales by unconsolidated international joint ventures).

        Ticketmaster also continues to expand its ticket distribution capabilities through the continued development of its website, www.ticketmaster.com, and related domestic and international websites, which are designed to promote ticket sales for live events and disseminate event information. Ticketmaster's primary ticketing website, www.ticketmaster.com, is a leading online ticketing service that enables consumers to purchase tickets over the Internet for live music, sports, arts and family entertainment events presented by Ticketmaster's clients. Consumers can access www.ticketmaster.com directly, or from the websites of Ticketmaster's affiliates, including Citysearch, and through numerous direct links from banners and event profiles hosted by approved third party websites. In addition, www.ticketmaster.com and related international websites provide local information and original content regarding live events for Ticketmaster clients throughout the United States and abroad. Ticketmaster has experienced growth in ticket sales through its websites in recent years and Ticketmaster expects that this trend will continue during the next several fiscal years, although at a slower pace. As of December 31, 2004, online ticket sales through www.ticketmaster.com and related websites accounted for more than one half of Ticketmaster's ticketing volume.

  Ticketmaster System

        Ticketmaster believes that its proprietary operating system and software, generally referred to as the Ticketmaster System, as well as its extensive distribution capabilities, provide its clients with a number of benefits. The Ticketmaster System, which includes both hardware and software, is typically located in a data center that is managed by Ticketmaster staff. The Ticketmaster System provides a single, centralized inventory control and management system capable of tracking total ticket inventory for all events, whether sales are made on a season, subscription, group or individual ticket basis. All necessary hardware and software required for the use of the Ticketmaster System is installed in a client's facility box office, call centers or remote sales outlets. The versatility of the Ticketmaster System allows it to be customized to satisfy a full range of client requirements. In areas of Europe outside of the United Kingdom and Ireland, Ticketmaster's operating businesses generally use localized versions of Ticketmaster's proprietary operating system and software, or their own separate, local operating systems and software, all of which are also proprietary to Ticketmaster.

  Client Relationships

        Ticketmaster generally enters into written agreements with its clients pursuant to which it agrees to provide the Ticketmaster System and related systems purchased by the client, and to serve as the client's exclusive ticket sales agent for all sales of individual tickets sold to the general public outside of the facility's box office, including any tickets sold at remote sales outlets, over the phone or via the Internet, for specified multi-year periods. Pursuant to an agreement with a facility, Ticketmaster generally is granted the right to sell tickets for all events presented at that facility for which tickets are publicly available, and as part of such arrangement Ticketmaster installs the necessary ticketing equipment in the facility's box office. An agreement with a promoter generally grants Ticketmaster the right to sell tickets for all events presented by that promoter at any facility for which tickets are publicly available, unless the facility is covered by an exclusive agreement with Ticketmaster or another automated ticketing service company.

        Ticketmaster generally does not buy tickets from its clients for resale to the public and typically assumes no financial risk for unsold tickets. All ticket prices are determined by Ticketmaster's clients. Ticketmaster's clients also generally determine the scheduling of when tickets go on sale to the public and what tickets will be available for sale through Ticketmaster. Facilities and promoters, for example, often handle group sales and season tickets in-house. Ticketmaster only sells a portion of its clients' tickets, the amount of which varies from client to client and varies as to any single client from year to year.

  Revenues

        Ticketing revenue is generated principally from convenience charges and order processing fees received by Ticketmaster for each ticket sold by Ticketmaster on behalf of its clients. These charges are negotiated and included in Ticketmaster's contracts with its clients. Pursuant to its contracts with clients, Ticketmaster is granted the right to collect from ticket purchasers a per ticket convenience charge on all tickets sold through www.ticketmaster.com, by telephone and through remote sales outlets and other media. There is an additional "order processing" fee on all ticket orders sold by Ticketmaster, other than at remote sales outlets. Generally, the amount of the convenience charge is determined during the contract negotiation process, and typically varies based upon numerous factors, including the services to be rendered to the client, the amount and cost of equipment to be installed at the client's box office and the amount of advertising and/or promotional allowances to be provided, as well as the type of event and whether the ticket is purchased through www.ticketmaster.com, by telephone, through a remote sales outlet or other media. Any deviations from those amounts for any event are negotiated and agreed upon by Ticketmaster and its client prior to the commencement of ticket sales. Generally, the agreement between Ticketmaster and a client will also establish the amounts and frequency of any increases in the convenience charge and order processing fees during the term of the agreement. In certain cases, clients may participate in the convenience charges and/or order processing fees paid by ticket purchasers for tickets bought through Ticketmaster for their events. The amount of such participation, if any, is determined by negotiation between Ticketmaster and the client.

  ReserveAmerica

        ReserveAmerica, an outdoor recreation reservation services company, is a leading provider of camping and ticketing services and software to United States federal and state agencies. Specific areas include services for outdoor recreation point-of-sale systems, tour ticketing management, camping reservations and general recreation ticketing to public land attractions. The ReserveAmerica system permits the general public to make camping reservations and obtain access to public recreation attractions over the Internet, by telephone and in person. ReserveAmerica's websites, www.reserveamerica.com, www.reserveusa.com., hearst.reserveamerica.com and www.bwcaw.org service up to 1,500,000 visitors monthly. ReserveAmerica also maintains four telephone call centers in New York, California, Florida and Wisconsin.

  Competition

        Ticketmaster's ticketing business faces competition from other national, regional and local ticketing service companies and entertainment organizations with ticketing distribution capabilities, as well as from its clients and aggregations of its clients, such as major league sports leagues, which increasingly have the capability to fulfill ticketing distribution and management functions through their own systems. Not all facilities, promoters and other potential clients use the services of an automated ticketing company, choosing instead to distribute their tickets through their own internal box offices or other distribution channels.

        Other companies compete with Ticketmaster by selling stand-alone automated ticketing systems to enable facilities to do their own ticketing. Several of Ticketmaster's competitors have operations in multiple locations, while others compete principally in one specific geographic location. Ticketmaster experiences substantial competition for potential client accounts and renewals of contracts on a regular basis. Accordingly, there can be no assurance that prospective or renewal clients will enter into contracts with Ticketmaster rather than Ticketmaster's competitors (including clients that choose to self-distribute with or without the assistance of the numerous companies that support self-distribution). Ticketmaster competes on the basis of products and service provided, capability of the ticketing system, its distribution network, reliability and price.

        As an alternative to purchasing tickets through Ticketmaster, ticket purchasers generally may purchase tickets from the facility's box office at which an event will be held or by season, subscription or group sales directly from the venue or promoter of the event. Although Ticketmaster's clients may process sales of these tickets through the Ticketmaster System, Ticketmaster derives no convenience charge or other processing revenue from the ticket purchasers with respect to those ticket purchases.

  Regulation

        Ticketmaster is subject to certain state and local regulations, including laws in several states establishing maximum convenience and processing charges on tickets for certain live events in the primary and/or secondary ticketing markets. Other legislation that could affect the way Ticketmaster does business, including legislation that would further regulate convenience charges and order-processing fees, is introduced from time to time in federal, state and local legislative bodies in the United States and abroad. Ticketmaster is unable to predict whether any such legislation will be adopted and, if so, the impact on its business.

Personals

  Overview

        Personals consists primarily of Match.com, uDate.com and related brands. These brands and their networks serviced approximately 983,000 subscribers as of December 31, 2004 and offer single adults a private and convenient environment for meeting other singles through their respective websites, as well as through Match.com's affiliated networks.

        Match.com provides users with access to other users' personal profiles and also enables a user interested in meeting another user to send e-mail messages to that user through Match.com's double-blind anonymous e-mail system. E-mail recipients respond depending on their interest in the sender. It is free to post a profile on Match.com and to use any of the searching and matching tools available on the site. Match.com charges a subscription fee to users who wish to initiate or respond to e-mails from Match.com members, starting with a single-month term, with discounts for longer term subscriptions.

        Match.com has entered into partnerships and strategic alliances with third parties, including the AOL and MSN portals, in order to increase subscriptions in general, as well as to target particular segments of its potential subscriber base and a broader and more diverse online audience. Typically, these partners earn a commission on each customer subscription they sell into the Match.com service.

        In April 2002, IAC acquired Soulmates Technology Pty Ltd., or Soulmates, a global online personals group providing dating and matchmaking services in approximately 30 countries worldwide. Using the Soulmates technology platform, Match.com operates 30 localized international dating sites in 18 languages. IAC acquired uDate.com, Inc., a global online personals group that owns and operates www.udate.com, in April 2003.

  Competition

        The personals business is very competitive and highly fragmented. Primary competitors of the various brands that comprise Personals include numerous online and offline dating and matchmaking services (both free and paid), some of which operate nationwide and some of which operate locally, and the personals sections of newspapers and magazines. In addition to broad-based personals services, there are numerous niche websites and offline personals services that cater to specific demographic groups.

  Regulation

        Several state legislatures have introduced bills that, if passed into law, would require online dating services such as Match.com to either perform criminal background checks on their subscribers or prominently disclose that they do not perform such background checks. IAC is unable to predict whether any such legislation will be adopted and, if so, the impact such legislation will have on its Personals business.

  Interval International

  Overview

        Interval International, or Interval, is a leading membership-services company providing timeshare exchange and other value-added programs to its timeshare-owning members and resort developers worldwide. As of December 31, 2004, Interval had established contractual affiliations with over 2,000 resorts located in 76 countries and provided timeshare exchange services to nearly 1.7 million timeshare owners. Interval's revenues are generated primarily from fees paid by members in connection with exchange and rental transactions and membership fees.

        Interval typically enters into multi-year contracts with developers of timeshare resorts, pursuant to which the developers agree to enroll all purchasers of timeshare accommodations at the applicable resort as members of Interval's network on an exclusive basis. In return, Interval provides the timeshare purchasers with the ability to exchange their timeshare accommodations for comparable accommodations at resorts participating in Interval's exchange network.

        Developers generally remit Interval's initial basic membership fee on behalf of its timeshare owners for membership periods of one to three years at the time the timeshare interests are sold. Some developers have incorporated Interval's annual membership fee into their annual assessments and these owners' memberships are renewed annually by the developer during the period of the resort's participation in the Interval exchange network. However, in most cases, timeshare owners are responsible for renewing their memberships and paying related fees.

        As an upgrade to its basic membership program, for an additional annual fee, exchange members can participate in the Interval Gold Program, a value-added, membership enhancement program. The Interval Gold Program provides exchange members with year-round benefits and services, such as hotel, dining and leisure discounts, a concierge service and access to special exchange options, including golf, spa and cruise exchanges. As of December 31, 2004, approximately 35% of Interval's timeshare exchange members were enrolled in the Interval Gold Program.

        Interval uses advanced telecommunications systems and technologies to deliver exchange and membership services to its members through call centers and through its website, www.intervalworld.com. Interval also makes travel-related products and services available to its members directly and through third party providers, as well as additional services through its website to select exchange members. Exchange members also receive regular publications highlighting Interval's exchange network and specific exchange opportunities and membership benefits and services and, upon confirmation of an exchange, an exchange information pack, which contains details regarding the relevant resort, on-site services and nearby attractions. Interval also provides a comprehensive array of services to the developers of resorts participating in its network, such as sales and marketing support, consulting services and back-office servicing solutions.

  Competition

        Interval faces competition primarily from Resort Condominiums International, LLC, a subsidiary of Cendant Corporation, as well as several other companies that perform exchanges on a smaller, often more regional, basis. A number of management companies also compete with Interval by offering exchange opportunities among resorts that they manage as a component of their management services. In addition, a wide variety of vacation clubs and large resort developers, some of which participate in Interval's exchange network, are creating and operating their own internal reservation and exchange systems to facilitate alternative accommodations for timeshare owners at their resorts.

  Regulation

        A number of states require Interval to prepare and file annual disclosure documents regarding its exchange services. In addition, the development of timeshare resorts and the sale of timeshare interests is a heavily regulated industry in the U.S. on a state level, as well as in various jurisdictions abroad. This regulation directly affects the resorts and members that participate in Interval's exchange network, which may affect Interval's business and, in turn, IAC's business. These regulatory regimes are routinely under review and are often the subject of legislation. While Interval closely monitors the content and progress of all such legislation, it is unable to predict whether such legislation will be adopted, when and in what form and, if so, what the impact may be on the members and resorts that participate in Interval's exchange network and/or Interval's business.

Ask Jeeves

  Overview

        Assuming that IAC completes the Ask Jeeves acquisition, which remains subject to certain closing conditions, Ask Jeeves and the brands it operates will be part of IAC. Ask Jeeves provides information search and retrieval services to search engine users through a diverse portfolio of websites, downloadable applications and distribution networks. Ask Jeeves-branded websites consist of www.ask.com in the U.S., www.ask.co.uk in the U.K. and www.ask.jp (a joint venture) in Japan. On Ask Jeeves-branded websites, search engine users submit queries and Ask Jeeves' proprietary algorithmic search engine, Teoma, responds by generating a list of websites likely to offer relevant and authoritative content. Ask Jeeves' proprietary brands also include three content-rich portals, www.excite.com, www.iWon.com and www.MyWay.com, and several other search sites.

        Ask Jeeves earns revenue primarily by displaying paid listings and other advertisements on its websites. Ask Jeeves also generates revenue by distributing advertisements and search services across two networks of third party websites, the MaxOnline advertising network and the Ask Jeeves syndication network. Ask Jeeves pays fees to network partners in order to reach their users with its advertising and search services. Ask Jeeves proprietary technologies include Teoma, portal technology and ad-serving processes.

  Competition

        In its efforts to attract search engine users, syndicate search technologies and attract network partners and advertisers, Ask Jeeves competes against operators of destination search sites and search-centric portals, search technology providers and online advertising networks. Ask Jeeves' principal competitors are Google Inc., Microsoft (operator of The Microsoft Network (MSN) portal and provider of MSN Search), Time Warner Inc. (operator of the America Online (AOL) portal) and Yahoo! Inc. (operator of the Yahoo! portal). Ask Jeeves believes that its ability to compete effectively with other search engines and portals for web traffic depends upon, among other things, the relevance and authority of its search results, the ease of use of its search services, the quality of its content, the utility of new and existing features on its websites (and the frequency with which users utilize them) and the speed with which it matches others' innovations.

  Regulation

        The business model of the www.iWon.com portal and certain other products distributed by Ask Jeeves is premised upon the ability to operate sweepstakes, which are subject to the gambling, lottery and disclosure laws of various jurisdictions. Currently, iWon sweepstakes are open to residents of the U.S. and Canada (other than Quebec). Ask Jeeves outsources the operation of certain aspects of its sweepstakes to an independent sweepstakes execution company and believes that its sweepstakes are operated in compliance with current laws and regulations in all applicable jurisdictions. If Ask Jeeves expands its sweepstakes business model internationally, it may be subject to additional international sweepstakes regulation.

Citysearch

  Overview

        Citysearch is a network of local city guide websites that offer primarily original local content for major cities in the United States and abroad, as well as practical transactional tools. Citysearch city guides provide up-to-date, locally produced information about a given city's arts and entertainment events, bars and restaurants, recreation, community activities and businesses (shopping and professional services), as well as real estate-related and travel information. Citysearch city guides also support online local transactions, including ticketing, hotel reservations, travel and matchmaking through affiliations with leading e-commerce websites, including some operated by IAC brands and businesses. These affiliate partners generally pay Citysearch fees (on a per click or revenue sharing basis, as applicable) for consumer leads sent to their respective websites.

        Citysearch revenues are generated primarily through the sale of online advertising, both local and national, and to a smaller extent, from transaction fees from affiliate partners. Local advertising revenues are derived primarily from the sale of advertising through the Pay-For-Performance model, where businesses pay for the number of click-throughs to their respective profile pages on the Citysearch website or their own websites, subject to monthly maximums determined by the business. Citysearch also derives revenues from self-enrollment enhanced listings in search results, targeted electronic mail promotions and targeted sponsorship packages.

  Competition

        The markets for local content, local services and local advertising are highly competitive and diverse. Citysearch's primary competitors include online providers of local content, numerous search engines and other site aggregation companies, media, telecommunications and cable companies, Internet service providers and niche competitors that focus on a specific category or geography and compete with specific content offerings provided by Citysearch. Many of Citysearch's competitors have greater financial and marketing resources than it has and may have significant competitive advantages through other lines of business and existing business relationships.

Entertainment Publications

  Overview

        Entertainment Publications is a leading marketer of coupon books, discounts, merchant promotions and Sally Foster Gift Wrap. EPI serves more than 160 major markets and does business with approximately 70,000 local merchants and national retailers representing 225,000 North American locations. EPI's Entertainment Book contains discount offers from local and national restaurants and hotels, leading national retailers and other merchants specializing in leisure activities. Information regarding updated offerings is also available through EPI's website. A unique feature of the Entertainment Book is that it is typically sold in connection with fund-raising events, with a percentage of the sale proceeds from these events retained by schools, community groups and other non-profit organizations. EPI also markets discount membership and packages in published and online formats to consumers via online commerce, direct marketing, corporate and retail channels.

  Competition

        Entertainment Publications currently competes on a national level with other providers of dining and other discounts, and on a local level with a variety of discount programs distributed via traditional fundraising channels. EPI also competes with, and expects to face increasing competition from, companies that use traditional fundraising channels to distribute products other than local discount or coupon books, such as gift wrap, magazines and chocolates.

Evite

  Overview

        Evite is primarily a free online invitation service, which currently sends an average of more than 7 million invitations per month. In October 2004, Evite expanded its service offerings to include user specific recommendation platforms (based upon recommendations from a network of people with whom the user has shared an event) for restaurants, bars and clubs and a searchable database of over 50,000 live events, in each case, powered by Citysearch. The event database is provided through relationships with leading ticketing and event services, including Ticketmaster and Active.com. Evite revenues are generated primarily through online advertising and transaction fees generated from sponsorship partners integrated throughout the Evite service.

  Competition

        Evite competes with a number of online and offline invitation and party planning services, including providers of online greeting cards, web-based invitation services, paper-based invitation services and party planning services. Evite also competes with online and offline social networking services and providers of live event listing information and restaurant, bar and nightlife content.

ServiceMagic

  Overview

        ServiceMagic is a leading online marketplace that connects consumers with pre-screened, customer-rated home service professionals. IAC acquired ServiceMagic in September 2004. When consumers submit a home service request through the ServiceMagic marketplace, ServiceMagic connects them with home service professionals from its network of over 28,000 customer-rated home service professionals, which collectively provide more than 500 different categories of home service needs, ranging from simple home repairs and maintenance to complete home remodeling projects. ServiceMagic earns revenue primarily from fees paid to ServiceMagic by home service professionals for consumer leads, regardless of whether the home service professional that received the lead ultimately provides the requested service, as well as from one time fees charged to home service professionals upon their enrollment in the ServiceMagic network.

  Competition

        ServiceMagic currently competes with other home service-related lead generation services, as well as with Internet directories, local advertising, including radio, direct marketing campaigns, yellow pages, newspapers and other offline directories.

Financial Services and Real Estate

  Overview

        Financial Services and Real Estate consists of LendingTree and the brands and businesses it operates, collectively referred to in this proxy statement/prospectus as LendingTree. LendingTree's primary businesses are online exchanges that connect consumers and service providers in the lending and real estate industries and offer related services and products. Consumers can access LendingTree's services and products through three channels: LendingTree websites, third party websites and by telephone. See "Risk Factors—Risk Factors Relating to IAC's and Expedia's Businesses Following the Spin-Off—IAC's businesses depend on their relationships with third party distribution channels, suppliers and advertisers and any adverse changes in these relationships could adversely affect IAC's business, financial condition and results of operations" and "—Adverse events or trends in the various industries in which IAC's businesses operate could harm IAC's business, results of operations and financial condition."

  Financial Services

        LendingTree's lending exchange services encompass most consumer credit categories, including mortgages (in connection with purchases and refinancings), home equity, automobile loans, personal and debt consolidation loans and credit cards. Consumers seeking loan products through a LendingTree channel generally begin the process by completing a simple online request, or qualification form. Consumer information is then automatically compared to the underwriting criteria of participating lenders. Qualified consumers can receive multiple loan offers from participating lenders or LendingTree Loans (as described below) in response to a single request and then compare, review and accept the offer that best suits their needs.

        LendingTree generates financial services revenues from fees paid by participating lenders for the transmission of qualification forms that meet their underwriting criteria. Since a given qualification form can be transmitted to more than one participating lender (generally, up to five), LendingTree typically generates multiple transmission fees from the same qualification form. In certain cases, fees are paid to LendingTree when the participating lender who received the qualification form closes a loan with the consumer. LendingTree also generates fees from the sale of loans into secondary markets and borrowers.

        In December 2004, LendingTree acquired Home Loan Center, a consumer direct lender now known as LendingTree Loans, which originates, processes, approves and funds mortgage, home equity, refinancing and debt consolidation loans in its own name. LendingTree Loans generally sells closed loans that it funds to investors in the secondary mortgage market. Consumer leads generated by LendingTree's exchanges are directed either to participating lenders or LendingTree Loans. Due to the volume and diversity of consumer leads generated by LendingTree's exchanges, LendingTree believes that it will continue to deliver value to its participating lenders as a cost-effective distribution channel.

  Real Estate Services

        Consumers interested in working with a real estate professional in connection with the purchase or sale of an existing or newly-constructed home can access LendingTree's real estate-related services online and complete a simple form. In the case of existing home transactions, upon completion of the form the consumer is provided with a choice of local real estate professionals from a nationwide network. Upon selection of a real estate professional, the consumer's information is forwarded to the real estate professional via web-based technology. In the case of newly-constructed homes, LendingTree provides consumers with a coupon that is presented to their new homebuilder, registering a LendingTree brand as the real estate broker of record. In all cases, if the consumer and the real estate professional agree to work together, the remainder of the transaction is completed locally and in certain cases, the consumer may be eligible for rebates and promotional incentives.

        LendingTree generates real estate revenues from cooperative brokerage fees when the transmission of consumer information to the real estate professional results in the purchase or sale of a home, upon the transmission of consumer information to a participating real estate professional or in advance for the right to receive leads on a recurring basis over pre-determined time periods. In the case of consumer leads provided to new homebuilders, LendingTree earns a real estate commission when the consumer and the builder close a transaction.

  Competition

        In the case of lending-related services, LendingTree competes with traditional offline lending institutions and financial service companies, as well as with online lenders (including traditional offline lending institutions that have developed their own stand-alone online lending channels) that originate the bulk of their loans through their own websites or the telephone. These companies typically operate branded websites and attract consumers via online banner ads, key word placement on search engines, partnering with affiliates and business development arrangements with other properties, including major portals. In the case of real estate-related services, LendingTree competes with traditional offline real estate companies, as well as websites that provide online real estate referral services for a fee and websites that offer real estate broker lists without related services and customer support.

  Regulation

        Services available through LendingTree's brands and businesses are subject to extensive regulation by various federal, state and in some instances, local, governmental authorities.

        Most states require licenses to solicit, broker or make loans secured by residential mortgages and other consumer loans to residents of those states. In addition, LendingTree is required to obtain real estate broker licenses in numerous states to operate its real estate referral services.

        Some states have regulations that prohibit real estate brokers from providing consumers with a rebate or other incentives in connection with a real estate transaction. Additional states could promulgate similar regulations or interpret existing regulations in a way that limits the ability of LendingTree's real estate exchanges to offer consumer incentives, thereby limiting the attractiveness of this service to consumers.

        Federal law, such as the Real Estate Settlement Procedures Act, or RESPA, generally prohibits the payment or receipt of referral fees and fee shares or splits in connection with residential mortgage loan transactions. The applicability of referral fee and fee sharing prohibitions to the lender, realty services, advertising, marketing, distribution and cyberspace rental arrangements used by online companies like LendingTree may have the effect of reducing the types and amounts of fees that LendingTree may charge or pay in connection with real estate-secured loan products, including mortgage brokerage, lending services and real estate brokerage. Notwithstanding these prohibitions, RESPA permits payments for facilities furnished or for services actually performed, so long as the total of those payments bears a reasonable relationship to the market value of such facilities or services. A separate exception exists for cooperative brokerage fees exchanged between real estate brokers. Although LendingTree believes that it has structured its mortgage and real estate referral operations to comply with RESPA, there can be no assurances that the relevant regulatory agency will not take a contrary position.

Teleservices

  Overview

        PRC provides outsourced customer lifecycle management solutions, both domestically and internationally, to a diversified portfolio of companies. PRC uses its industry-specific business process expertise and enabling technologies to support the brand experience and customer relationship management strategies of its clients. PRC's integrated solutions include inbound (customer-initiated) and outbound teleservices, e-commerce customer care services, information technology (including its proprietary Customer Relationship Management technology), database marketing and management and fulfillment services. PRC provides its clients with a cost-effective and efficient method for managing their growing customer service and marketing needs. PRC also offers a wide variety of information technology services, including the formulation and design of teleservicing and electronic applications, programming and demographic profiling, in each case, on a customized basis.

        PRC's primary source of revenue is its customer care activities, which consist primarily of inbound and outbound teleservicing, as well as other activities, such as direct communication with customers via e-mail, fax, letter and online chat/IP telephony, all of which involve direct communication with consumers. The majority of PRC's revenues are derived from inbound teleservicing, which consists of longer-term customer care and customer service programs that tend to be more predictable than other teleservicing revenues.

  Competition

        The customer care industry is very competitive and highly fragmented. Competitors range in size from very small firms offering specialized applications and short-term projects, to large independent and international firms and the in-house operations of many clients and potential clients, which comprises the largest segment of the teleservices industry. In addition, PRC competes with large technology and consulting firms.

  Regulation

        The industries served by PRC are subject to varying degrees of government regulation, including state qualification and licensing requirements. PRC works closely with its clients and their advisors to develop the scripts to be used by PRC personnel in making customer contacts and to comply with any state qualification and/or licensing requirements for eligibility to perform services for clients. PRC generally requires its clients to indemnify PRC against claims and expenses arising out of the client's business activities.

        PRC's customer care activities involve direct communication with consumers and are subject to extensive regulation by federal and state regulatory authorities including, the Telemarketing and Consumer Fraud and Abuse Prevention Act and the Telephone Consumer Protection Act. Regulations promulgated pursuant to this legislation prohibit the use of automatic telephone dialing systems, artificial and prerecorded messages and telephone facsimile machines to send unsolicited advertisements, as well as deceptive and abusive telemarketing practices. These regulations also control the timing of telemarketing calls and require that certain disclosures be made to consumers at both the outset of telemarketing transactions and prior to obtaining payment information. These regulations also authorized the creation and enforcement of the National Do Not Call Registry. Telemarketers are prohibited from calling consumers who place their number on the National Do Not Call Registry unless there is a pre-existing business relationship between the seller and the consumer.

IAC Regulation

        IAC's businesses market and provide a broad range of goods and services through a number of different online and offline channels. As a result, IAC is subject to a wide variety of statutes, rules, regulations, policies and procedures in various jurisdictions in the United States and abroad, which are subject to change at any time. While many of these statutes, rules, regulations, policies and procedures are applicable to several IAC businesses, such as consumer protection and privacy laws (among others), certain of these statutes, rules, regulations, policies and procedures are industry-specific or more relevant to a particular IAC business, and as such, are as described above.

        IAC businesses with an online component must comply with laws and regulations applicable to the Internet and businesses engaged in online commerce. An increasing number of existing and proposed laws and regulations apply directly to the Internet and commercial online services. For example, e-mail activities are subject to the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act. The CAN-SPAM Act regulates the sending of unsolicited, commercial electronic mail by requiring the sender to: (i) include an identifier that the message is an advertisement or solicitation if the recipient did not expressly agree to receive electronic mail messages from the sender, (ii) provide the recipient with an online opportunity to decline to receive further commercial electronic mail messages from the sender and (iii) list a valid physical postal address of the sender. The CAN-SPAM Act also prohibits predatory and abusive electronic mail practices and electronic mail with deceptive headings or subject lines.

        In addition, there is currently uncertainty whether or how existing laws governing issues such as sales and other taxes, libel and privacy apply to the Internet and commercial online services. It is possible that existing laws and regulations may be amended, or new laws and regulations may be adopted to address these and other issues. IAC cannot predict whether applicable jurisdictions will amend or enact such laws or regulations and what effect, if any, such laws or regulations would have on its business, financial condition or results of operations. For example, the issue of consumer privacy has received substantial attention from federal, state and foreign governments. This attention has resulted in the enactment of certain laws and regulations, and the consideration of many other proposals, to safeguard consumer privacy. Pending proposals vary substantially, and it is uncertain which, if any, may become law. Some proposals would require companies that sell the same product both online and offline to treat customer information obtained in such transactions differently depending upon the sales medium used. Some proposals would allow companies to use customer information for various purposes, provided that consumers are given a choice and do not "opt out" of such uses, while other proposals would prohibit such uses unless consumers are given a choice and explicitly authorize such uses by "opting in."

IAC Intellectual Property Rights

        IAC and its businesses regard their intellectual property rights, including their service marks, trademarks and domain names, copyrights, trade secrets and similar intellectual property, as critical to IAC's success. IAC's businesses also rely heavily upon software codes, informational databases and other components that make up their products and services.

        IAC and its businesses rely on a combination of laws and contractual restrictions with employees, customers, suppliers, affiliates and others to establish and protect these proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use trade secrets or copyrighted intellectual property of IAC or any of its businesses without authorization which, if discovered, might require the uncertainty of legal action to correct. In addition, there can be no assurance that others will not independently and lawfully develop substantially similar intellectual property.

        IAC and its businesses have registered and continue to apply to register, or secure by contract when appropriate, their respective trademarks and service marks as they are developed and used, and reserve and register domain names as they deem appropriate. While IAC and its businesses vigorously protect their respective trade and service marks and domain names, effective trademark protection may not be available or may not be sought in every country in which products and services are made available, and contractual disputes may affect the use of marks governed by private contract. Similarly, not every variation of a domain name may be available or be registered, even if available. The failure to protect the intellectual property of IAC's businesses in a meaningful manner or challenges to related contractual rights could materially adversely affect IAC's business, result in erosion of brand names and limit the ability of IAC and its businesses to control marketing on or through the Internet using their various domain names.

        IAC and its businesses have considered, and will continue to consider, the appropriateness of filing for patents to protect future inventions, as circumstances may warrant. However, many patents protect only specific inventions and there can be no assurance that others may not create new products or methods that achieve similar results without infringing upon patents owned by IAC and its businesses.

        From time to time, IAC and its businesses may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of the trademarks, copyrights, patents and other intellectual property rights of third parties. In addition, litigation may be necessary in the future to enforce the intellectual property rights of IAC and its businesses, protect their respective trade secrets or to determine the validity and scope of proprietary rights claimed by others. Any such litigation, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could materially harm IAC's business. Patent litigation tends to be particularly protracted and expensive.

Employees

        As of December 31, 2004, IAC and its subsidiaries employed approximately 21,600 full-time employees across its various businesses. IAC believes that it generally has good employee relationships, including relationships with employees represented by unions or similar organizations.

Properties

        IAC believes that the facilities for its management and operations are generally adequate for its current and anticipated future needs. IAC's facilities, most of which are leased, generally consist of executive and administrative offices, fulfillment facilities, warehouses, operations centers, call centers, data centers, television production and distribution facilities, satellite transponder sites and sales offices.

        All of IAC's leases are at prevailing market, or "most favorable," rates. IAC believes that the duration of each lease is adequate. IAC believes that its principal properties, whether owned or leased, are adequate for the purposes for which they are used and are suitably maintained for these purposes. IAC does not anticipate any future problems renewing or obtaining suitable leases for its principal properties.

        IAC leases approximately 45,550 square feet for its principal executive offices at Carnegie Hall Tower, 152 West 57th Street, New York, New York, 10019, which lease expires on April 30, 2007. IAC's domestic businesses and operations lease space in various cities and locations in: California, Colorado, Washington, D.C., Florida, Illinois, Iowa, Massachusetts, Michigan, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Texas and Virginia. IAC, through HSN U.S., also owns warehouse facilities and an approximately 480,000 square foot facility in Florida that houses television studios, broadcast facilities, administrative offices and training facilities, as well as fulfillment centers in Iowa, Tennessee and Virginia and one call center in Florida, through PRC.

        IAC's international businesses and operations lease space in various cities and locations in: Australia, Canada, Denmark, Finland, France, Germany, Ireland, the Netherlands, Norway, Sweden and the United Kingdom.

Information about Expedia after the Spin-Off

        The following disclosure regarding Expedia's businesses assumes the completion of the spin-off.

        For information regarding the results of operations of Expedia on a historical basis, see the Historical Combined Financial Statements of Expedia attached as Annex D to this proxy statement/prospectus and the disclosure set forth under the caption "—Management's Discussion and Analysis of Financial Condition and Results of Operations of Expedia." For information regarding the results of operations of Expedia on a pro forma basis to give effect to the completion of the spin-off, see the Unaudited Pro Forma Condensed Combined Financial Statements for Expedia attached as Annex C to this proxy statement/prospectus.

Description of Business

  Overview

        Expedia is among the world's leading travel services companies, making travel products and services available to leisure and corporate travelers in the United States and abroad through a diversified portfolio of brands, including Expedia.com, Hotels.com, Hotwire, Expedia Corporate Travel, Classic Custom Vacations and a range of other domestic and international brands and businesses.

        Expedia brands and businesses make available a wide selection of travel products and services, from simple, discounted travel to more complex, luxury travel. Expedia's various brands and businesses target the needs of different consumers, including those who are focused exclusively on price and those who are focused on the breadth of product selection and quality of services. Through its differentiated brands and businesses, Expedia helps a broad range of leisure and corporate travelers research, plan and book travel.

        Expedia makes available travel products and services primarily through its wholly-owned, branded websites, as well as through branded websites owned and operated by joint ventures and other companies in which Expedia has made investments. Expedia also makes available travel products and services through its private label program, through which it indirectly makes available travel products and services to customers through third party websites, as well as through traditional offline channels, including full-service telephone booking agents, onsite travel agents working at various corporate customer locations and in-destination Expedia!fun travel desks. Expedia also includes TripAdvisor, a comprehensive online travel search engine and directory.

        Expedia makes its travel products and services available on a stand-alone and package basis primarily through two separate business models, the merchant model and agency model. See "—Merchant and Agency Business Models." In 2004, merchant gross bookings and agency gross bookings were approximately $5.7 billion and $7.5 billion, respectively. Expedia also derives revenue from advertising and promotional activities across its branded websites.

        To ensure the success of its leisure and corporate travel businesses, Expedia has made substantial investments in technology and believes that innovation is a long-term competitive advantage, both in consumer- and supplier-oriented technology.

  History

        Expedia, Inc., a Delaware corporation, was incorporated in connection with the spin-off in April 2005 to hold IAC's travel and travel-related businesses, subsidiaries and investments (other than Interval International and TV Travel Shop) and TripAdvisor.

        Prior to the announcement of the spin-off, IAC acquired, as well as made significant investments (directly and through its travel businesses) in several travel and travel-related businesses that are now part of Expedia, certain of which are as follows:

  •
  In May 1999, IAC acquired substantially all of the assets and assumed substantially all of the liabilities of two entities that operated Hotel Reservations Network, since renamed Hotels.com. Hotels.com completed its initial public offering in March 2000, in connection with which IAC retained a majority ownership stake;

  •
  In February 2002, IAC acquired a controlling interest in Expedia, Inc., a Washington corporation (through which Expedia.com was then, and is currently, operated and managed), from Microsoft Corporation;

  •
  In June 2003, IAC acquired all of the outstanding capital stock of Hotels.com that it did not already own, and in August 2003, IAC acquired all of the outstanding capital stock of Expedia, Inc., the Washington corporation, that it did not already own, after which these businesses became wholly-owned subsidiaries of IAC;

  •
  In October 2003, IAC acquired www.anyway.com;

  •
  In November 2003, IAC acquired Hotwire;

  •
  In March 2004, IAC acquired www.egencia.com, now Expedia Corporate Travel—Europe;

  •
  In April 2004, IAC acquired TripAdvisor; and

  •
  In August 2004, IAC made an initial investment in eLong, and in January 2005, acquired a majority ownership stake.

        Prior to becoming subsidiaries of IAC, each of these businesses acquired certain travel businesses that were subsequently incorporated into their respective operations, including, in the case of Expedia.com, Travelscape, a merchant hotel business, Metropolitan Travel, a domestic corporate travel business, and Classic Custom Vacations, a luxury travel packaging business.

  Portfolio of Brands and Businesses

        Expedia has created an easily accessible global travel marketplace that is used by a broad range of leisure and corporate consumers and travel agents. This marketplace allows customers to research, plan and book travel products and services from travel suppliers and allows these travel suppliers to efficiently reach and provide their products and services to Expedia customers. Through its diversified portfolio of domestic and international brands and businesses, Expedia makes available, on a stand-alone and package basis, travel products and services provided by numerous airlines, lodging properties, car rental companies, cruise lines and destination service providers, such as attractions and tours. Using a portfolio approach for Expedia's brands and businesses allows it to target a broad range of customers looking for different value propositions. A description of Expedia's principal brands and businesses appears below.

        Expedia.com.    Expedia.com makes a large variety of travel products and services available directly to consumers through its U.S.-based website, www.expedia.com, as well as through localized versions of its website in Canada, France, Germany, Italy, the Netherlands and the United Kingdom, many of which are leading online travel service companies in their respective country. Through Expedia.com,

Expedia also operates www.anyway.com, a leading online travel company in France. Expedia.com-
branded websites also serve as the travel channel on MSN.com, Microsoft's online services network in the United States, as well as certain international MSN sites. See "—Marketing." Expedia.com-branded websites target many different types of consumers, from families booking a summer vacation to individual travelers arranging a quick weekend getaway. Consumers can search for, compare information about (including pricing and availability) and book travel products and services on Expedia.com-branded websites, including airline tickets, lodging, car rentals, cruises and many destination services, such as attractions and tours, from a large number of suppliers, on a stand-alone and package basis.

        Hotels.com.    Hotels.com makes available a large variety of lodging options to customers, who can plan, shop for and book lodging accommodations, from traditional hotels to vacation rentals, at over 15,000 properties worldwide. Hotels.com seeks to provide customers with premium content through its U.S.-based website, www.hotels.com (as well as localized versions in the Americas, Europe, Asia-Pacific and South Africa), its vacation rentals website at www.vacationspot.com and its toll-free call centers. Hotels.com is pursuing a strategy focused on differentiating its service offerings by positioning itself as a hotel expert with premium content about lodging properties, while simultaneously moving away from its historical focus solely on discount pricing.

        Hotwire.com.    Hotwire.com is a leading discount travel website that makes available airline tickets, hotel rooms, rental cars, cruises and vacation packages. Hotwire's opaque approach matches the needs of two groups: price-sensitive consumers willing to be flexible to save money and suppliers who have excess seats, rooms and cars they wish to fill without affecting the public's perception of their brands. Hotwire customers enjoy significant discounts by electing to book travel services "opaquely," without knowing certain itinerary details such as brand, time of departure and exact hotel location, while suppliers create value from excess inventory without diluting their core brand-loyal customer base. Hotwire works with many domestic and international airlines, including the U.S. full-service major network airlines, top hotels in hundreds of cities and resort destinations in the U.S., Europe, Canada, Mexico and the Caribbean and major car rental companies nationwide.

        WWTE.    WWTE, Expedia's private label program, is used to make travel products and services available to consumers through third party company-branded websites via Expedia's industry leading technology platform. The private label program, which is a low risk, cost-effective way for Expedia to enter new markets in the United States and abroad, enables Expedia to cover many more markets than is possible by setting up full-scale websites, which requires significant investment in technology and personnel. The products and services made available through WWTE websites are a subset of those made available on Expedia.com-branded websites. Expedia pays participants in the WWTE private label program on a revenue-share basis. Expedia also has a growing international private label business.

        Classic Customs Vacations.    Classic Customs Vacations or CCV, makes premium custom Hawaiian, Mexican, Caribbean and European travel packages available principally to a network of travel agents throughout the United States. Travel agents shopping for premium custom vacation packages for their customers can obtain such packages through the CCV team of telesales professionals. Customers can preview these packages directly through CCV's websites, www.classiccustomvacations.com and www.classicvacations.com.

        Expedia!fun.    Expedia!fun is a network of in-destination travel desks located at hotels and resorts in Florida, Hawaii and Mexico that offer travelers the opportunity to obtain tours, attractions, airport transfer services and other travel-related services. Expedia entered the destination services market through its acquisition of Activity World, a Hawaiian destination service provider, in 2004, and recently expanded its travel desk business with the 2005 acquisition of Premier Getaways, a destination service provider in Florida.

        Expedia Corporate Travel.    Expedia Corporate Travel is a full-service, travel management company that makes travel products and services available to corporate customers in the U.S. and in Europe. Expedia Corporate Travel is growing globally, and in 2004 established Expedia Corporate Travel Europe, which includes www.egencia.com and World Travel Management, which were acquired in March 2004 and August 2004, respectively. Expedia Corporate Travel provides, among other things, centralized booking tools for employees of its corporate customers, support of negotiated airfares and consolidated reporting aimed at small- and mid-sized businesses. Expedia Corporate Travel charges corporate client companies sign-up and set-up fees, as well as transactional fees for making or changing bookings. In addition, Expedia Corporate Travel provides on-site agents to some corporate clients in order to support the related account.

        TripAdvisor.    TripAdvisor is a comprehensive online travel search engine and directory that aggregates unbiased articles, guidebook reviews and user comments on cities, hotels and activities in a variety of given destinations from a number of online sources. In addition to travel-related information, TripAdvisor's destination-specific search results provide links to the websites of TripAdvisor's travel partners (travel service providers and marketers) through which consumers can make related travel arrangements.

  International Opportunities and Investments

        Expedia leverages its established brands and businesses to enter markets with large existing travel markets and established consumer behavior for planning and purchasing travel. Expedia reaches many customers in several countries and multiple continents through the brands and businesses described above. Expedia typically customizes international points of sale to reflect local language, currency, customs, traveler behavior and preferences and local hotel markets, all of which may vary from country to country. Expedia intends to continue to expand its international presence.

        Expedia believes that Europe presents an especially large opportunity for its brands and businesses. Europe is more populous than the U.S. and, with more generous vacation policies by employers, Europeans generally take more frequent and longer vacations than do Americans. European hotel markets are more fragmented than U.S. hotel markets, and therefore, Expedia believes that it is more difficult for European hotels to reach their customers through traditional marketing initiatives than for U.S. hotels. Expedia believes that its ability to deliver the targeted marketing characteristics of the Internet increases the value it can bring to travel suppliers in Europe and elsewhere.

        In addition to expanding its brands and businesses into foreign markets, Expedia also makes investments in travel and travel-related businesses abroad. For example, through Expedia.com, Expedia is party to a joint venture with Société Nationale des Chemins de Fer Français (SNCF), the state-owned railway group in France, which operates www.voyages-sncf.com, a leading online site for e-tourism in France. SNCF and Expedia (through Expedia.com) own 50.1% and 49.9% of the joint venture, respectively.

        Expedia has also expanded into the Asia-Pacific region, where travel markets are growing. As part of its expansion into Asia-Pacific, Expedia currently holds approximately 52% of the outstanding capital stock (on a fully diluted basis) of eLong, Inc. (NASDAQ:LONG), or eLong. This stake represents approximately 96% of the total voting power of eLong. eLong is an independent travel service company headquartered in Beijing with a national presence across China. eLong uses web-based distribution technologies and a 24-hour nationwide call center to provide consumers with consolidated travel information and the ability to access hotel reservations at discounted rates at over 2,600 hotels in major cities across China. eLong offers air ticketing and other travel related services, such as rental cars, vacation packages and corporate travel services.

  Merchant and Agency Business Models

        Expedia, through its various brands and businesses, makes travel products and services available on a stand-alone and package basis, primarily through two separate business models: the merchant model and the agency model. Under the merchant model, Expedia facilitates the booking of hotel rooms, airline seats, car rentals and destination services from its travel suppliers and is, for such bookings, the merchant of record. Acting as the merchant of record enables Expedia to achieve a higher level of net revenues per transaction, promote additional services for its travel suppliers and generally provide lower prices to consumers as compared to those provided through the agency model. Merchant revenues are recognized when the customer uses the travel product or service, as opposed to when the travel product or service is booked. In the case of merchant transactions, Expedia generally has certain latitude to establish and change prices charged to customers (as compared to agency transactions). The merchant model provides travel suppliers a cost-efficient way (as compared to traditional marketing initiatives) to increase the marketing and promotion of their brands. Merchant revenues are derived from the difference between amounts paid to the travel suppliers and the amounts paid by the consumer.

        Under the agency model, Expedia acts as an agent in the transaction, passing reservations booked by its customers to the relevant airline, hotel, car rental company or cruise line. Expedia receives a commission or ticketing fee from the travel supplier for its services under the agency model. In the case of agency airline transactions, Expedia also receives fees from global distribution systems partners, or GDSs, which control the computer systems through which air travel reservations are booked, in addition to any commissions or ticketing fees paid by travel suppliers. In agency transactions, the travel supplier sets the price paid by the consumer and the travel supplier appears as the merchant of record for the transaction. Agency revenues are derived primarily from commissions and ticketing fees from travel suppliers, revenues from GDSs and fees from leisure and corporate customers and are recognized at the time the reservation is booked. Fees from leisure and corporate customers include (i) service fees, which are charged in connection with most bookings on U.S. and some international websites, (ii) fees for processing and delivery of paper airline tickets via express mail and (iii) corporate transaction service fees for travel booking services provided to corporate customers.

        Through Expedia-branded websites, customers can dynamically assemble multiple component travel packages in a single transaction at a savings as compared to booking each component separately. Packages assembled by customers through the dynamic packaging model on Expedia-branded websites include at least one major merchant air, car or hotel component. Customers select packages based on the total package price, without being provided component pricing. The use of the merchant travel components in packages enables Expedia to make certain travel products available at prices lower than those charged on a per component basis by travel suppliers without impacting their established pricing and positioning models.

  Relationships with Travel Suppliers and Distribution Partners

        Overview.    Expedia makes travel products and services available from a variety of large and small commercial and charter airlines, lodging properties, major car rental companies and cruise lines and in-destination service providers. Expedia seeks to build and maintain long-term, strategic relationships with these travel suppliers that have the mutual objective of shared success, as well as build additional strategic relationships with other travel suppliers and GDS partners. An important component of the success of Expedia's business depends on its ability to maintain its existing, as well as build new, relationships with travel suppliers and GDS partners.

        Benefits to Travel Suppliers.    Expedia strives to deliver value to its travel suppliers through a wide range of innovative, targeted merchandising and promotional strategies designed to increase their revenues, while simultaneously reducing their marketing transaction and customer service costs.

Expedia maintains a supplier relations team, which consists of a staff of account executives and market managers who work directly with travel suppliers to increase the marketing of their travel products through Expedia's brands and businesses.

        In addition, Expedia has developed proprietary, supplier-oriented technology that streamlines the interaction between some of its websites and hotel property management systems, making it easier and more cost-effective for hotels to manage reservations made through certain Expedia brands and businesses. Through "direct connect" technology, hotels can upload information about available products and services and rates directly from their central reservation systems into certain Expedia websites, as well as automatically confirm hotel reservations made by Expedia customers. In the absence of direct connect technology, both of these processes are generally completed manually. There are currently more than one thousand hotels in North America that have adopted direct connect technology and Expedia expects that this number will increase in the future.

        Travel Supplier and Distribution Partner Revenues.    A portion of Expedia's agency revenues are derived from compensation paid by travel suppliers and GDS partners for bookings made through Expedia's websites. Expedia generally negotiates these commissions and fees with its travel suppliers and GDS partners. Over the last several years travel suppliers have generally reduced or eliminated commissions and payments to travel agents and other travel intermediaries.

  Industry and Competition

        Expedia's brands and businesses compete in rapidly evolving and intensely competitive markets. According to industry sources, combined global travel sales (for the United States, Europe and the Asia Pacific region) in 2004 were approximately $875 billion, approximately $90 billion of which were transacted online. Combined travel sales for Europe and the Asia Pacific region in 2004 were approximately $529 billion, approximately $33 billion of which were transacted online. Industry sources predict that online travel sales in Europe and the Asia Pacific region will grow by as much as approximately 40% over the next several years. The relatively low percentage of total travel sales transacted online in international markets indicates that these markets represent especially large opportunities for Expedia and those of its competitors that wish to expand their brands and businesses abroad.

        Expedia's competitors include online and offline travel companies that target leisure and corporate travelers, travel supplier direct websites and other channels, consolidators and wholesalers of travel products and services and other companies offering travel search engines, content or advice, in each case, on a local, regional, national and/or international basis.

        Expedia believes that maintaining and enhancing its brands is a critical component of its efforts to compete with its competitors. Expedia's brands and businesses differentiate themselves from competitors primarily on the basis of quality and breadth of travel products made available, channel features and usability, price, customer service and quality of travel planning content and advice. The emphasis on one or more of these factors varies, depending on the brand or business and the related target demographic.

        Expedia's brands and businesses face competition from travel supplier direct websites. In some cases, supplier direct channels offer advantages to customers, such as loyalty programs or lower transaction fees. Expedia believes that its websites, which feature travel products and services from numerous travel brands (as opposed to a single brand), have greater appeal in the case of brand-agnostic customers, a much larger demographic than brand-loyal customers.

        Expedia's business is generally sensitive to changes in the competitive landscape, including the emergence of new competitors, most recently, the travel meta-search engine. Travel meta-search engines aggregate pricing and other information from other travel websites, and present this information in the form of consolidated, comparative search results to their users. Consumers can purchase travel products and services directly from travel suppliers by clicking-through to their branded websites through search results or links posted on the travel meta-search engine. TripAdvisor competes with other travel search engine companies and traditional offline travel directories.

        Some of Expedia's competitors may be able to make products and services from travel suppliers available on more favorable terms based on a variety of factors, including their willingness to accept lower revenues, better relationships with suppliers and their vertical integration with GDSs and/or travel suppliers. Expedia expects its current and future competitors to continually revise and improve their business models. Travel product and service providers that work with Expedia and its online competitors may introduce pricing or other business changes that could adversely affect Expedia's attractiveness to travel suppliers.

  Marketing

        Expedia's marketing programs, initiatives and related spending accrue to the primary goals of building and maintaining individual brand propositions across its portfolio of brands, driving traffic and conversion through its various brands and businesses, lowering ongoing customer acquisition costs, increasing market share and strategically positioning its various brands and businesses in relation to one another. The long-term success of Expedia depends on its continued ability to increase the overall number of customer transactions in a cost-effective manner.

        Expedia's marketing programs and initiatives primarily include direct and/or personalized customer communications, search engine marketing and online and offline advertising. In addition, the Expedia-branded websites operate the travel channel on the MSN.com website in the U.S. and MSN websites in Canada, the United Kingdom, Italy, France and Germany. The related MSN contract continues through June 2005. Expedia is currently negotiating the renewal of this agreement with Microsoft. However, no assurances can be provided that Expedia will be able to renew the agreement on acceptable terms, if at all.

        Expedia also makes use of affiliate marketing. The Expedia.com and Hotels.com-branded websites receive bookings from consumers who have clicked- through to the respective websites through links posted on affiliate partner websites through affiliate programs, including the Interactive Affiliate Network, or IAN.com. As of December 31, 2004, Expedia had affiliation agreements with thousands of third party affiliate partners, including a number of leading travel companies, pursuant to which it pays affiliate partners a commission for bookings originated from their websites. Affiliate partners can make travel products and services available through an Expedia-branded website, a co-branded website or their own private label website. Expedia also provides its affiliates with industry-leading technology and access to a wide range of products and services.

  Expedia Regulation

        Expedia must comply with laws and regulations relating to the travel industry and the provision of travel services, including registration in various states as "sellers of travel" and/or vacation clubs and compliance with certain disclosure requirements and participation in state restitution funds. In addition, Expedia businesses are subject to regulation by the U.S. Department of Transportation and must comply with various rules and regulations governing the provision of air transportation, including those relating to advertising and accessibility.

        Expedia is currently subject and, as Expedia continues to expand the reach of its brands and businesses into the European, Asia-Pacific and other international markets, will become increasingly subject, to laws and regulations applicable to travel agents in those markets, including laws regulating the provision of travel packages and industry specific value-added tax regimes. For example, the EEC Council Directive on Package Travel Package Holidays and Package Tours imposes various obligations upon marketers of travel packages, such as disclosure obligations to consumers and liability to consumers for improper performance of the package, including supplier failure. Laws applicable to travel agents in these markets are subject to change at any time and authorities in these markets are regularly considering new legislation, as well as changes in the application of existing laws and regimes applicable to travel agents and the travel industry.

  Expedia Intellectual Property Rights

        Expedia has developed innovative, robust technology to power its global travel marketplace. For example, the Expert Searching and Pricing Platform, or ESP Platform, which is used by Expedia-branded websites, is an industry leading platform that includes two components: (1) a fare-searching engine that enables broader and deeper airline fare and schedule searches and (2) a common database platform that allows Expedia-branded websites and their customers to bundle diverse types of travel services together dynamically, which further enhances the ability of Expedia-branded websites to cross-market and package travel inventory. The ESP Platform has been an important contributor to Expedia's emergence as one of the largest online packagers of travel. Another core technology advantage is Expedia's best fare search technology. This technology essentially deconstructs the segment feeds from GDS partners for air tickets and recommends the best way to re-assemble multi-leg itineraries so that they are less expensive and more flexible for the customer.

        Expedia regards its intellectual property rights, including its patents, service marks, trademarks and domain names, copyrights, trade secrets and similar intellectual property, as critical to its success. For example, Expedia relies heavily upon the software code, informational databases and other components that make up its travel planning service, all of which are protected by copyrights, patent applications and registrations.

        Expedia relies on a combination of laws and contractual restrictions with employees, customers, suppliers, affiliates and others to establish and protect these proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use trade secret or copyrighted intellectual property of Expedia without authorization which, if discovered, might require the uncertainty of legal action to correct. In addition, there can be no assurance that others will not independently and lawfully develop substantially similar properties.

        Expedia has registered and continues to apply to register, or secure by contract when appropriate, its trademarks and service marks as they are developed and used, and reserves and registers domain names as it deems appropriate. While Expedia vigorously protects its trade and service marks and domain names, effective trademark protection may not be available or may not be sought by Expedia in every country in which it makes products and services available, and contractual disputes may affect the use of marks governed by private contract. Similarly, not every variation of a domain name may be available or be registered by Expedia, even if available. The failure to protect Expedia's intellectual property in a meaningful manner or challenges to Expedia's contractual rights could materially adversely affect its business, result in erosion of its brand names and limit its ability to control marketing on or through the Internet using its various domain names.

        Expedia has considered, and will continue to consider, the appropriateness of filing for patents to protect future inventions, as circumstances may warrant. However, many patents protect only specific inventions and there can be no assurance that others may not create new products or methods that achieve similar results without infringing upon patents owned by Expedia.

        From time to time, Expedia may be subject to legal proceedings and claims in the ordinary course of its business, including claims of alleged infringement by Expedia of the trademarks, copyrights, patents and other intellectual property rights of third parties. In addition, litigation may be necessary in the future to enforce the intellectual property rights of Expedia, protect its trade secrets or to determine the validity and scope of proprietary rights claimed by others. Any such litigation, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could materially harm Expedia's business.

  Employees

        As of December 31, 2004, Expedia and its subsidiaries employed approximately 4,400 full-time employees across its various businesses. Expedia believes that it generally has good employee relationships.

  Properties

        Expedia leases approximately 339,000 square feet for its headquarters in Bellevue, Washington, pursuant to leases with expiration dates ranging from June 2007 to February 2010. Expedia leases space for its domestic operations in various cities and locations in California, Florida, Hawaii, Idaho, Michigan, Missouri, Nevada, New York, Texas and Washington.

        Expedia leases space for its international operations in various cities and locations in Australia, Belgium, Canada, China, France, Germany, Italy, Japan, Mexico, the Netherlands, Spain and the United Kingdom.

  Legal Proceedings

        In the ordinary course of business, Expedia and its subsidiaries are parties to litigation involving property, personal injury, contract, and other claims. The amounts that may be recovered in such matters may be subject to insurance coverage.

        Rules of the Securities and Exchange Commission require the description of material pending legal proceedings, other than ordinary, routine litigation incident to the registrant's business, and advise that proceedings ordinarily need not be described if they primarily involve damages claims for amounts (exclusive of interest and costs) not exceeding 10% of the current assets of the registrant and its subsidiaries on a consolidated basis. In the judgment of management, none of the pending litigation matters which Expedia and its subsidiaries are defending, including those described below, involves or is likely to involve amounts of that magnitude. The litigation matters described below involve issues or claims that may be of particular interest to Expedia's shareholders, regardless of whether any of these matters may be material to the financial position or operations of Expedia based upon the standard set forth in the SEC's rules.

        All of the litigation matters described below, which were commenced prior to the formation of Expedia, involve the activities of and/or information concerning one or more of Expedia's businesses. In certain of these litigation matters, IAC and/or its current and certain former directors and officers have been named as defendants, which litigation matters are referred to herein as the IAC/Expedia Litigation Matters. In connection with the spin-off, Expedia and IAC have agreed to certain indemnification arrangements relating to the IAC/Expedia Litigation Matters. For a description of these indemnification arrangements, see "The Spin-Off Proposal—Relationship Between IAC and Expedia After the Spin-Off—Separation Agreement."

        For purposes of the litigation-related disclosure set forth immediately below, the term Expedia refers to Expedia, Inc., the Washington corporation, through which Expedia.com has historically been, and is currently, operated and managed.

        Securities Class Action Litigation against IAC.    On September 20, 2004, a purported shareholder class action, Steven Malasky, on Behalf of Himself and All Others Similarly Situated v. IAC/InterActiveCorp et al., No. 04 Civ. 7447, was commenced in the United States District Court for the Southern District of New York against IAC, certain of its officers, and one outside director, alleging violations of the federal securities laws. Thereafter, eleven other such lawsuits containing substantially similar allegations were filed in the same court. The complaints in these cases generally allege that the value of IAC common stock was artificially inflated by statements about its financial results and forecasts, made prior to its August 4, 2004 announcement of its earnings for the second quarter of 2004, that were false and misleading due to the defendants' alleged failure to disclose various problems faced by IAC's travel businesses.

        In rulings on December 20, 2004 and March 7, 2005, the district court consolidated the twelve lawsuits into a single action captioned In re IAC/InterActiveCorp Securities Litigation, appointed co-lead plaintiffs, and designated co-lead counsel. On May 20, 2005, the plaintiffs filed a consolidated amended complaint naming as defendants IAC, three of its officers, one former officer, six directors, three former directors, and one former officer of Expedia. The amended complaint contains factual allegations substantially similar to the allegations in the initial complaints, purports to assert claims under Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, Section 20(a) of the Exchange Act, and Sections 11 and 15 of the Securities Act of 1933, and seeks damages in an unspecified amount. The plaintiffs seek to represent a class of shareholders who purchased shares of IAC common stock between March 31, 2003 and August 3, 2004. IAC intends to defend vigorously against this lawsuit.

        On October 18, 2004, a related shareholder derivative action, Stuart Garber, Derivatively on Behalf of IAC/InterActiveCorp v. Barry Diller et al., No. 04-603416, was commenced in the Supreme Court of the State of New York (New York County) against IAC's directors and certain officers. IAC is a nominal defendant. This action is based on similar factual allegations as the federal securities class action described above. The complaint alleges, among other things, that the director defendants breached their fiduciary duties by failing to exercise their oversight responsibilities to ensure the integrity of IAC's business practices, financial reporting, and public statements. The complaint also purports to assert claims for misappropriation of confidential information for personal profit, contribution and indemnification. The complaint seeks damages in an unspecified amount and restitution of all remuneration paid by IAC to the individual defendants during the period of the alleged breach of duty.

        On November 15, 2004, a second related shareholder derivative action, Lisa Butler, Derivatively on Behalf of IAC/InterActiveCorp v. Barry Diller et al., No. 04 Civ. 9067, was filed in the United States District Court for the Southern District of New York against IAC's current directors and certain former directors of IAC. IAC is a nominal defendant. The action is based on similar factual allegations as the federal securities class action and the other shareholder derivative suit described above. The complaint purports to assert claims for violation of Section 14(a) of the Exchange Act, breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, and unjust enrichment. The complaint seeks an order voiding the election of IAC's current Board of Directors, as well as damages in an unspecified amount, various forms of equitable relief, restitution, and disgorgement of remuneration received by the individual defendants from IAC.

        On January 24, 2005, the federal district court consolidated the Butler shareholder derivative suit with the consolidated securities class action for pre-trial purposes only. On February 2, 2005, the defendants in the Garber shareholder derivative suit removed the case from New York state court to the United States District Court for the Southern District of New York. On April 11, 2005, the district court consolidated the Garber derivative suit with the securities class action for pre-trial purposes only. On June 3, 2005, the district court designated co-lead plaintiffs' counsel in the derivative cases and directed that a consolidated amended derivative complaint be filed by July 6, 2005.

        Litigation Relating to the IAC/Hotels.com Merger Agreement.    On April 10, 2003, the day of the announcement of the IAC/Hotels.com merger agreement, a purported class action on behalf of Hotels.com shareholders was filed in the Delaware Chancery Court against Hotels.com, IAC, and members of the board of directors of Hotels.com. See Michael Garvey, on Behalf of Himself and All Others Similarly Situated v. Jonathan F. Miller et al., No. 20248-NC (New Castle County). Also on April 10, 2003, the plaintiff in a purported shareholder derivative action on behalf of Hotels.com against certain officers and directors of Hotels.com, which was pending in Texas state court prior to the announcement of the merger transaction and had originally asserted derivative claims relating to Hotels.com's pre-merger earnings guidance (which claims are described more fully in a separate section below), filed an amended complaint to include class allegations regarding the merger transaction. See Alex Solodovnikov, Derivatively on Behalf of Hotels.com v. Robert Diener et al., No. 03-02663 (District Court, 160th Judicial District, Dallas County). In addition, on April 17, 2003, the plaintiffs in a consolidated action pending in the Delaware Chancery Court, which had consolidated a number of purported class actions filed against Hotels.com, IAC, and members of the board of directors of Hotels.com as a result of IAC's announcement in June 2002 of its intention to enter into a Hotels.com acquisition transaction, filed a consolidated and amended class-action complaint. See In re Hotels.com Shareholders Litigation, No. 16662-NC (New Castle County). Pursuant to an agreement among the parties, the defendants' time to respond to this complaint and to the complaint in the Garvey case has been adjourned indefinitely.

        The complaints in the two Delaware actions and the class allegations in the complaint in the Texas action allege, in essence, that the defendants breached their fiduciary duties to Hotels.com's public shareholders by entering into and/or approving the merger agreement, which allegedly does not reflect the true value of Hotels.com. The complaints sought to enjoin consummation of the transaction or, in the alternative, to rescind the transaction, as well as damages in an unspecified amount.

        On April 18, 2003, the Texas action (Solodovnikov) was removed to the United States District Court for the Northern District of Texas. On May 2, 2003, the plaintiff in this action filed a motion to remand the case to state court. On June 3, 2003, the plaintiff withdrew his motion to remand the case to state court and filed a motion in federal court for expedited discovery in anticipation of filing a motion for a preliminary injunction against consummation of the IAC/Hotels.com merger. The defendants opposed the motion. On June 16, 2003, the district court denied the plaintiff's motion for expedited discovery. On June 23, 2003, the IAC/Hotels.com merger transaction closed.

        Expedia believes that the allegations in these lawsuits are without merit and will continue to defend vigorously against them.

Litigation Relating to Hotels.com's Guidance for the Fourth Quarter of 2002.

        Securities Class Action.    On January 10, 2003, a securities class action, Daniel Taubenfeld et al., on Behalf of Themselves and All Others Similarly Situated v. Hotels.com et al., No. 3:03-CV-0069-N, was filed in the United States District Court for the Northern District of Texas, arising out of Hotels.com's downward revision of its guidance for the fourth quarter of 2002. This lawsuit alleges that the defendants, Hotels.com and three of its former executives, violated the federal securities laws during the period from October 23, 2002 to January 6, 2003 (the "Class Period"). The defendants are alleged to have knowingly (i) made certain materially false and misleading public statements with respect to the anticipated performance of Hotels.com during the fourth quarter of 2002, and (ii) concealed from the investing public certain material events and developments that were likely to render that anticipated performance unattainable. The individual defendants are further alleged to have profited from the rise in Hotels.com's share price caused by their public statements through sales of Hotels.com stock during the Class Period. The lawsuit further alleges that as a result of Hotels.com's announcement, on January 6, 2003, of a downward revision of its guidance for the fourth quarter of 2002, its share price declined by 25%. The lawsuit seeks certification of a class of all non-defendant purchasers of Hotels.com stock during the Class Period and seeks damages in an unspecified amount. Three other substantially similar securities class actions were filed in the same court shortly thereafter and were later consolidated with the Taubenfeld case.

        On August 18, 2003, the lead plaintiffs in this action filed a consolidated class-action complaint. On October 31, 2003, the defendants filed a motion to dismiss the consolidated complaint. The plaintiffs opposed the motion. On September 27, 2004, the district court issued an order granting the defendants' motion to dismiss the complaint. The court's ruling was based upon a number of grounds, including that certain of the statements complained of were forward-looking statements accompanied by appropriate cautionary language and thereby protected by the "safe harbor" provisions of the Private Securities Litigation Reform Act, and that certain of the statements and omissions complained of were, as a matter of law, not material and therefore not actionable. The court dismissed all of the plaintiffs' claims with prejudice (i.e., without leave to replead them), with the exception of two claims involving statements by analysts. The plaintiffs have advised that they do not intend to attempt to replead those claims. On March 4, 2005, the plaintiffs filed a notice of appeal of the district court's ruling to the United States Court of Appeals for the Fifth Circuit.

        Shareholder Derivative Suit.    Two shareholder derivative actions, Anita Pomilo Wilson, Derivatively on Behalf of Nominal Defendant Hotels.com v. Elan J. Blutinger et al., No. 3:03-CV-0501-K, and Alex Solodovnikov, Derivatively on Behalf of Hotels.com v. Robert Diener et al., No. 3:03-CV-0812-K, arising out of the same events as the consolidated securities class action, were removed to the same Texas federal district court after having been filed in Texas state court on January 14, 2003 and March 14, 2003, respectively. The defendants in these shareholder derivative actions are Hotels.com (as a nominal defendant only) and a number of current or former directors of Hotels.com. These lawsuits allege that the individual defendants who, during the period from October 25, 2002 to December 3, 2002, sold Hotels.com stock breached their fiduciary duty to Hotels.com by misappropriating, and trading and profiting on the basis of, proprietary, material non-public information concerning the financial condition and growth prospects of Hotels.com. The lawsuits also allege that all of the individual defendants aided and abetted the selling defendants' breaches of fiduciary duty by concealing from the market the information on the basis of which the selling defendants allegedly traded and profited. The lawsuits seek imposition of a constructive trust in favor of Hotels.com on the profits obtained by the selling defendants on their sales of Hotels.com stock during the period referred to above, as well as unspecified damages resulting from the individual defendants' alleged breaches of fiduciary duty.

        On December 16, 2003, the two shareholder derivative actions were consolidated under the caption, In re Hotels.com Derivative Litigation, No. 3:03-CV-501-K (N.D. Tex.). On April 26, 2004, the lead plaintiff filed a consolidated amended complaint. The amended complaint, which asserts claims for breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, and unjust enrichment against sixteen current or former directors of Hotels.com, seeks damages, restitution, and disgorgement of profits in an unspecified amount, together with the imposition of a constructive trust on those profits. The amended complaint reiterates the allegations of the two shareholder derivative actions described above and further alleges that certain of the individual defendants caused Hotels.com to enter into the IAC/Hotels.com merger transaction in order, among other self-interested reasons, to procure the dismissal of the previously filed derivative actions. In this respect, the amended complaint seeks a judicial declaration, on behalf of all pre-merger public shareholders of Hotels.com stock, that the IAC/Hotels.com merger agreement, which resulted in the IAC/Hotels.com merger transaction that closed on June 23, 2003, is unlawful and unenforceable.

        On June 28, 2004, the defendants filed a motion to dismiss the consolidated amended complaint. The plaintiff opposed the motion.

        On October 18, 2004, the district court directed the parties to engage in mediation. On December 20, 2004, the parties engaged in mediation before a retired federal district judge. The mediation did not result in a resolution of this matter. On January 10, 2005, the parties, with the concurrence of the mediator, filed a joint motion requesting the district court to stay the shareholder derivative action pending resolution of the plaintiffs' contemplated appeal from the district court's dismissal of the related securities class action.

        On February 23, 2005, the district court issued an order denying the defendants' motion to dismiss as well as the parties' joint motion for a stay. On March 7, 2005, the district court issued orders vacating its denial of the parties' stay motion, staying the case until further notice and directing that the case be administratively closed pending a decision in the appeal of the related securities class action.

        Expedia believes that both the securities class action and the shareholder derivative action lack merit and will continue to defend vigorously against them.

        Litigation Relating to Hotel Occupancy Taxes.

        Texas.    On June 20, 2003, a purported class action was filed in Texas state court against Hotels.com. See Nora J. Olvera, Individually and on Behalf of All Others Similarly Situated v. Hotels.com, Inc., No. DC-03-259 (District Court, 229th Judicial District, Duval County). The complaint alleges that Hotels.com collects "excess" hotel occupancy taxes from consumers (i.e., allegedly charges consumers more for occupancy taxes than it pays to the hotels for their use in satisfying their obligations to the taxing authorities). The complaint sought certification of a nationwide class of all persons who have purchased hotel accommodations from Hotels.com since June 20, 1999, as well as restitution of, disgorgement of, and the imposition of a constructive trust upon all "excess" occupancy taxes allegedly collected by Hotels.com. On July 14, 2003, Hotels.com filed a responsive pleading that denied the material allegations of the complaint and asserted a number of defenses, including that the allegations in the complaint are subject to mandatory arbitration.

        On August 12, 2003, the plaintiff filed an amended complaint containing substantially the same factual allegations and requests for relief, but naming as defendants Hotels.com, L.P., Hotels.com (the parent company of the Hotels.com, L.P. operating business), and IAC. On September 8, 2003, the defendants filed responsive pleadings that denied the material allegations of the amended complaint and asserted a number of defenses, including that the allegations in the amended complaint are subject to mandatory arbitration and, in IAC's case, that the court lacks personal jurisdiction over IAC.

        On January 24, 2004, the Hotels.com defendants filed a motion to stay the class-action litigation pending the outcome of an arbitration proceeding (described below) that had been commenced by the plaintiff. On January 30, 2004, the plaintiff opposed that motion and also filed a second amended complaint containing substantially the same factual allegations and requests for relief as her prior pleadings, but slightly modifying the class allegations to take account of the class period alleged in the arbitration proceeding.

        On February 4, 2004, Hotels.com, L.P. filed a motion to dismiss the Olvera lawsuit for lack of subject-matter jurisdiction, based upon the named plaintiff's not being in fact a member of the class that she purports to represent. That motion, together with the Hotels.com defendants' motion to stay the lawsuit, was denied by the court on May 20, 2004.

        On May 6, 2004, the plaintiff in the Olvera lawsuit filed a third amended complaint containing substantially the same factual allegations and requests for relief as her prior pleadings, but with additional allegations in support of her position that the court has personal jurisdiction over IAC.

        On December 29, 2004, following the scheduling of a class certification hearing in the Canales lawsuit (as described below), the plaintiff in the Olvera lawsuit filed a motion for class certification. On February 16, 2005, the plaintiff in the Olvera lawsuit withdrew her request for class certification.

        As noted above, on September 25, 2003, the plaintiff in the Olvera litigation filed with the American Arbitration Association in Dallas, Texas, a demand for arbitration against Hotels.com, L.P. The arbitration claim contained substantially the same factual allegations as in the Olvera lawsuit. The arbitration was purportedly brought on behalf of a class comprised of all persons who have purchased hotel accommodations from Hotels.com since October 31, 2001. The claimant sought a determination that the arbitration is properly maintainable as a class proceeding and an order requiring disgorgement and restitution to the class members of excess profits allegedly derived from "assessing" hotel occupancy taxes that were neither owed nor paid to any taxing authority. On October 27, 2003,

Hotels.com, L.P. filed a responsive pleading that denied the material allegations of the arbitration claim and asserted a number of defenses.

        On May 6, 2004, Hotels.com, L.P. filed a motion to dismiss the Olvera arbitration claim for lack of subject-matter jurisdiction, on the grounds that under Texas law the tax-based nature of the claim requires that it be adjudicated in a state administrative proceeding, not a private-party proceeding such as an arbitration. A hearing on that motion, as well as on the issue whether the governing arbitration clause permits the arbitration to be maintained as a class proceeding, was held on July 9, 2004.

        On September 2, 2004, the arbitrator, accepting Hotels.com, L.P.'s position that the exclusive remedy for this type of tax-related claim is a state administrative proceeding, issued a final award dismissing the Olvera arbitration claim.

        On March 26, 2004, the plaintiff in a separate class action pending in Texas state court, Mary Canales, Individually and on Behalf of All Others Similarly Situated v. Hotels.com, L.P., No. DC-03-162 (District Court, 229th Judicial District, Duval County), filed a second amended complaint containing allegations that are substantially similar to allegations made in the Olvera lawsuit. On May 13, 2004, the plaintiff in the Canales lawsuit filed a third amended complaint alleging in essence (i) that Hotels.com charges customers "taxes" that exceed the amount required by or paid to the applicable taxing authorities, and (ii) that Hotels.com charges customers "fees" that do not correspond to any specific services provided. The amended pleading continues to seek nationwide class certification, asserts a claim only for breach of contract, and seeks damages in an unspecified amount.

        Also on May 13, 2004, the plaintiff filed a motion for class certification. On June 24, 2004, Hotels.com, L.P. filed its opposition to that motion.

        On July 9, 2004, the plaintiffs in the Olvera lawsuit filed a petition in intervention in the Canales lawsuit and a motion to stay the proceedings in that lawsuit or, alternatively, for a continuance of the hearing on the class-certification motion. The gravamen of the Olvera plaintiffs' intervention and motion is that the Canales plaintiff has transformed her lawsuit into a "copycat" of the Olvera lawsuit, to the potential detriment of the Olvera plaintiffs. On July 13, 2004, the Canales plaintiff filed a motion to strike the Olvera plaintiffs' intervention and motion. On August 2, 2004, the court heard argument on the two motions. On August 3, 2004, the court adjourned the hearing on the class-certification motion. On September 1, 2004, the court denied the Canales plaintiff's motion to strike the Olvera plaintiffs' intervention and motion.

        On February 17, 2005, the court held a hearing on the plaintiffs' motion for class certification, as well as on the defendants' request for dismissal of the action on the same jurisdictional grounds on which the Olvera arbitration claim was dismissed. On April 29, 2004, the court issued orders denying the defendants' request for dismissal and granting the plaintiffs' motion for class certification. The defendants are appealing the court's class certification order.

        California.    On December 30, 2004, the city of Los Angeles filed a purported class action in California state court against a number of Internet travel companies, including Hotels.com, Expedia, and Hotwire. See City of Los Angeles, California, on Behalf of Itself and All Others Similarly Situated v. Hotels.com, L.P. et al., No. BC326693 (Superior Court, Los Angeles County). The gravamen of this lawsuit, as in the Hotels.com consumer class action litigation described above, is that the defendants are improperly charging and/or failing to pay hotel occupancy taxes. The complaint seeks certification of a statewide class of all California cities and counties that have enacted uniform transient occupancy-tax ordinances effective on or after December 30, 1990. The complaint alleges violation of those ordinances, violation of section 17200 of the California Business and Professions Code, and common-law conversion. The complaint seeks imposition of a constructive trust on all monies owed by the defendants to the government, as well as disgorgement, restitution, interest, and penalties.

        On January 10, 2005 and January 13, 2005, respectively, two purported class actions were filed in California state court against Hotwire and IAC. See Bruce Deaton, on Behalf of Himself and All Others Similarly Situated v. Hotwire, Inc. et al., No. 05-437631 (Superior Court, San Francisco County); Jana Sneddon, on Behalf of Herself and All Others Similarly Situated v. Hotwire, Inc. et al., No. 05-437701 (Superior Court, San Francisco County). The gravamen of these nearly identical lawsuits, as in the Hotels.com consumer class action litigation described above, is that Hotwire is improperly charging and/or failing to pay hotel occupancy taxes and engaging in other deceptive practices in charging customers for taxes and fees. The complaints seek certification of a nationwide class of all persons who were assessed a charge for "taxes/fees" when booking rooms through Hotwire. The complaints allege violation of Section 17200 of the California Business and Professions Code, violation of the California Consumer Legal Remedies Act, and common-law conversion. The complaints seek imposition of a constructive trust on monies received from the plaintiff class, as well as damages in an unspecified amount, disgorgement, restitution, interest, and penalties.

        On February 17, 2005, a third, substantially similar purported class action was filed in California state court against Hotwire. See Ashley Salisbury, on Behalf of Herself and All Others Similarly Situated and the General Public v. Hotwire, Inc. et al., No. 05-438781 (Superior Court, San Francisco County). The complaint seeks nationwide class certification, alleges violation of Section 17200 of the California Business and Professions Code and common-law conversion, and seeks the imposition of a constructive trust on monies received from the plaintiff class, damages in an unspecified amount, disgorgement, restitution, and injunctive relief.

        On March 7, 2005, the defendants, invoking the recently enacted federal Class Action Fairness Act (the "CAFA"), removed these three cases to the United States District Court for the Northern District of California. On March 22, 2005, the plaintiffs filed motions to remand the cases to state court. On April 4, 2005, the defendants filed answers denying the material allegations of the three complaints and asserting various defenses. On April 19, 2005, the three cases were consolidated. On June 10, 2005, the defendants filed their opposition to the motions to remand.

        On February 17, 2005, a purported class action was filed in California state court against a number of Internet travel companies, including Expedia and Hotels.com (as well as IAC). See Ronald Bush et al. v. CheapTickets, Inc. et al., No. BC329021 (Superior Court, Los Angeles County). The gravamen of this lawsuit, as in the Hotels.com and Hotwire consumer class action litigation described above, is that the defendants are improperly charging and/or failing to pay hotel occupancy taxes and engaging in other deceptive practices in charging customers for taxes and fees. The complaint seeks certification of a statewide class of all California residents who were assessed a charge for "taxes/fees" when booking rooms through the defendants. The complaint alleges violation of Section 17200 of the California Business and Professions Code and common-law conversion. The complaint seeks the imposition of a constructive trust on monies received from the plaintiff class, as well as damages in an unspecified amount, disgorgement, restitution, and injunctive relief.

        On March 28, 2005, the defendants, invoking the CAFA, removed the case to the United States District Court for the Central District of California. On March 31, 2005, the district court issued an order to show cause why the case should not be remanded back to state court. After the parties filed responses to the order to show cause, the district court, on May 9, 2005, issued an order remanding the case to state court on the grounds that the CAFA does not apply to the case and there thus is no statutory basis for removal. On May 16, 2005, the defendants filed a petition with the United States Court of Appeals for the Ninth Circuit for leave to appeal the district court's remand order. The petition is pending.

        Washington.    On January 10, 2005, two purported class actions were filed in Washington state court against Expedia and IAC. See C. Michael Nielsen et al. v. Expedia, Inc. et ano., No. 05-2-02060-1 (Superior Court, King County); Bruce Deaton et ano. v. Expedia, Inc. et ano., No. 05-2-02062-8

(Superior Court, King County). The gravamen of these nearly identical lawsuits, as in the other consumer class action litigation described above, is that Expedia is improperly charging and/or failing to pay hotel occupancy taxes and engaging in other deceptive practices in charging customers for taxes and fees. The complaints seek certification of a nationwide class of all persons who were assessed a charge for "taxes/fees" when booking rooms through Expedia. The complaints allege violation of the Washington Consumer Protection Act and common-law conversion. The complaints seek imposition of a constructive trust on monies received from the plaintiff class, as well as damages in an unspecified amount, disgorgement, restitution, interest, and penalties.

        On February 3, 2005, a third, substantially similar purported class action was filed in Washington state court against IAC and Expedia. See Jose Alba, on Behalf of Himself and All Others Similarly Situated v. IAC/InterActiveCorp et ano., No. 05-2-04533-7 (Superior Court, King County). The complaint seeks nationwide class certification, alleges violation of the Washington Consumer Protection Act, and seeks damages in an unspecified amount, disgorgement, restitution, interest, and penalties. On February 18, 2005, the Nielsen, Deaton, and Alba cases were consolidated into one action, In re Expedia Hotel Taxes and Fees Litigation, No. 05-2-02060-1 (Superior Court, King County).

        On March 7, 2005, Expedia, invoking the CAFA, removed the consolidated action to the United States District Court for the Western District of Washington. On March 17, 2005, the plaintiffs filed a motion to remand the case to state court. Expedia opposed the motion. On April 15, 2005, the district court issued an order remanding the case to state court on the grounds that the CAFA does not apply to the case and there thus is no statutory basis for removal. On April 22, 2005, Expedia filed a petition with the United States Court of Appeals for the Ninth Circuit for leave to appeal the district court's remand order. The petition is pending.

        Expedia believes that the claims in all of these litigations relating to hotel occupancy taxes lack merit and will continue to defend vigorously against them.

        French Competition Council Complaint.    Expedia is party to a joint venture with Société Nationale des Chemins de Fer Français (SNCF), the state-owned railway group in France, which operates www.voyages-sncf.com, a leading online site for e-tourism in France. See "—International Opportunities and Investments." On July 6, 2004, Lastminute.com filed with the French Competition Council a claim against the joint venture, SNCF and Expedia alleging that the joint venture violates applicable competition laws and is an abuse of dominant position by SNCF, a public monopoly, and an attempt to improperly eliminate competition in the online travel agency market. Lastminute.com's request for interim relief was denied by the Council on October 13, 2004.

        Expedia believes that Lastminute.com's allegations lack merit and will continue to defend vigorously against them.

Expedia Capitalization

	As of March 31, 2005
	Actual	As Adjusted
	(In Thousands)
Cash and cash equivalents	$308,911	$217,911	(1)(4)
Shareholders' equity:
Common stock $.001 par value; authorized 1,600,000,000 shares; issued and outstanding 293,816,825		294	(2)
Class B common stock $.001 par value; authorized 400,000,000 shares; issued and outstanding 25,599,998		26	(2)
Additional paid-in capital		5,548,044	(2)(3)
Retained earnings		420,376	(2)
Accumulated other comprehensive loss		(1,626)	(2)

Shareholders' equity	8,213,914	5,967,114	(2)

Total Capitalization	$8,213,914	$5,967,114

(1)
To reflect the allocation to Expedia by IAC of $100 million of cash, excluding the cash held by eLong, pursuant to the terms of the spin-off and separation of Expedia from IAC.

(2)
To reflect the exchange of IAC Series 1 Mandatory Exchangeable Preferred Stock into Expedia $0.001 par value common stock and the exchange of IAC Series 2 Mandatory Exchangeable Preferred Stock that will automatically exchange into Expedia $0.001 par value Class B common stock to effect the reclassification.

(3)
To reflect the extinguishment of all intercompany balances in the form of a distribution to IAC pursuant to the terms of the spin-off and separation of Expedia from IAC.

(4)
In connection with the spin-off, Expedia expects to enter into a revolving credit facility for up to $1 billion with various lenders. Expedia and certain subsidiaries of Expedia will unconditionally guarantee Expedia's obligation under the credit facility. Expedia expects to draw down $150 million concurrent with the spin-off.

Management Discussion and Analysis of Financial Condition and Results of Operations of Expedia

        The following discussion describes the financial condition and results of operations of Expedia as though Expedia were a separate company as of the dates and for the periods presented. This selected historical combined financial data includes the effect of the businesses, assets and liabilities that will comprise Expedia following the spin-off. The assets and liabilities of Expedia will be accounted for at the historical value carried by IAC prior to the spin-off.

        For additional information relating to IAC, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in IAC's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and in IAC's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, which are incorporated by reference into this proxy statement/prospectus.

  Basis of Presentation

        On December 21, 2004, IAC announced the spin-off. See "Summary—The Spin-Off" and "The Spin-Off Proposal." In connection with the spin-off, Expedia was incorporated as a Delaware corporation in April 2005. See "—Description of Business—History." Expedia currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the spin-off, will not acquire or incur any material assets or liabilities, nor will it engage in any business or other activities. Following the completion of the spin-off, Expedia will consist of IAC's travel and travel-related businesses, subsidiaries and investments (other than Interval International and TV Travel Shop, which IAC will retain) and TripAdvisor (collectively, the "Expedia Businesses").

        The Historical Combined Financial Statements of Expedia and its subsidiaries (which are attached as Annex D to the proxy statement/prospectus) and the disclosure set forth in this Management's Discussion and Analysis of Financial Condition and Results of Operations of Expedia assume (i) the contribution or other transfer of all of the subsidiaries and assets relating to the Expedia Businesses to Expedia, (ii) the assumption by Expedia or one of its subsidiaries of all of the liabilities relating to the Expedia Businesses and (iii) the allocation to Expedia of certain IAC corporate expenses relating to the Expedia Businesses for certain periods, certain of which will occur in connection with the spin-off and certain of which are governed by the terms of the separation agreement. See "The Spin-Off Proposal—Relationship Between IAC and Expedia after the Spin-Off—Separation Agreement."

        Accordingly, the Historical Combined Financial Statements of Expedia reflect the historical financial position, results of operations and cash flows of the Expedia Businesses since their respective dates of acquisition by IAC (see "—Description of Business—History"), based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the Expedia Businesses, with the exception of accounting for income taxes, which for purposes of the Historical Combined Financial Statements of Expedia have been computed for Expedia on a separate tax return basis.

        Management of Expedia believes that the assumptions underlying the Historical Combined Financial Statements of Expedia are reasonable. However, this financial information does not necessarily reflect the future financial position, results of operations and cash flows of Expedia, nor does it reflect what the historical financial position, results of operations and cash flows of Expedia would have been had Expedia been a stand-alone company during the periods presented. For example, the Historical Combined Financial Statements of Expedia do not assume the completion of certain aspects of the spin-off discussed in the Unaudited Pro Forma Condensed Combined Financial Statements for Expedia, which are attached as Annex C to this proxy statement/prospectus.

        The Historical Combined Financial Statements of Expedia include allocations by IAC to Expedia of certain IAC corporate expenses relating to the Expedia Businesses from their respective dates of acquisition by IAC. General allocable corporate overhead has been allocated based on the ratio of Expedia's revenue as a percentage of IAC's total revenue. General allocated corporate overhead, which primarily includes expenses relating to accounting, treasury, legal, tax, corporate support, human resource functions and internal audit, amounted to approximately $7.5 million and $2.0 million in 2004 and 2003, respectively, and $1.6 million and $1.9 million during the three months ended March 31, 2005 and 2004, respectively. It is not practicable to determine the amount of these expenses that would have been incurred had Expedia operated as an unaffiliated entity. In the opinion of management of Expedia, the allocation method is reasonable. Following the completion of the spin-off, Expedia will perform these functions using its own resources or purchased services.

        The Historical Combined Financial Statements of Expedia and its subsidiaries and the disclosure set forth in this Management's Discussion and Analysis of Financial Condition and Results of Operations of Expedia also reflect the calculation of Expedia's income taxes (on a combined basis for all of the Expedia Businesses) on an as if stand-alone, separate tax return basis. Expedia has been a member of the IAC consolidated federal and state tax returns since August 2003 and has filed in certain states with IAC on a combined or unitary basis since 2002. In all periods presented, current and deferred tax expense has been computed for Expedia on an as if separate tax return basis. IAC reimburses Expedia for its net operating losses and tax credits that are utilized in the IAC consolidated tax returns. These calculations do not necessarily reflect what Expedia's future income taxes will be, nor do they reflect tax strategies that Expedia would have followed or will follow as an as if stand-alone entity, given that its tax position was being managed by IAC for the benefit of IAC on a consolidated basis. The respective rights, responsibilities and obligations of Expedia and IAC after the spin-off with respect to taxes for the periods ending on or before the spin-off will be governed by a tax sharing agreement. See "The Spin-Off Proposal—Relationship Between IAC and Expedia after the Spin-Off—Tax Sharing Agreement."

  Management Overview

        Expedia is among the world's leading travel services companies, making travel products and services available to leisure and corporate travelers in the United States and abroad through a diversified portfolio of brands and businesses, including Expedia.com, Hotels.com, Hotwire, Expedia Corporate Travel, Classic Custom Vacations and a range of other domestic and international brands and businesses. For further information regarding Expedia's brands and business, see the disclosure set forth under the caption "—Description of Business" above and Note 1 to the Audited Historical Combined Financial Statements of Expedia for the years ended December 31, 2004, 2003 and 2002 attached as Annex D to this proxy statement/prospectus.

        Principal Products, Services, Sources of Revenue.    Through its various businesses and investments, Expedia makes available a variety of travel-related products and services from a wide array of travel suppliers on a stand-alone and package basis, primarily through its merchant and agency businesses. During 2004, revenues from the worldwide booking of hotel rooms through Expedia's merchant hotel business, which yields higher gross profit than its agency business, was the primary contributor to Expedia's combined revenues. In the case of its merchant hotel business, Expedia generally has certain latitude to establish and change prices charged to customers (as compared to agency transactions).

        Channels of Distribution; Marketing Costs.    Expedia markets and offers products and services directly to customers primarily through branded websites. Expedia has made, and expects to continue to make, substantial investments in online and offline advertising to build its brands and businesses and drive traffic to Expedia-branded websites.

        Expedia also pays to market and distribute the products and services of its travel suppliers on third party distribution channels, such as internet portals and search engines. In addition, some of Expedia's businesses manage affiliate programs, pursuant to which they pay commissions and fees to third parties based on revenue earned. In many cases, these distribution channels also offer their own products and services, as well as those of other third parties, that compete with those made available and offered by Expedia businesses.

        The cost of acquiring new customers through online and offline third party distribution channels has increased, particularly in the case of online channels as internet commerce continues to grow and competition in the travel and travel-related industries increases. Also, Expedia continues to place an increased emphasis on retaining current customers. As a result of these continued efforts, Expedia expects sales and marketing expense as a percentage of revenue to continue to increase. Sales and marketing expense as a percentage of revenue (on a comparable net basis) increased from approximately 30% in 2003 to approximately 33% in 2004, which increase contributed, in part, to a decrease in Operating Income Before Amortization margin (on a comparable net basis) from approximately 33% in 2003 to approximately 30% in 2004. For a discussion regarding the reporting of revenue on a comparable net basis, see "—Results of Operations for the Year Ended December 31, 2004 compared to the Year Ended December 31, 2003."

        Access to Supply.    Expedia provides its travel suppliers and distribution partners with important customer acquisition channels through its multiple brands and businesses. Expedia believes that the ability of its travel suppliers and distribution partners to reach a large audience through its brands and businesses is a great benefit. Expedia's brands and businesses offer customers the choice of multiple suppliers in one setting. While Expedia aims to build and maintain strong relationships with its travel suppliers and distribution partners, it may not succeed in these efforts and there is always the risk that certain travel suppliers and/or distribution partners may not make their products and services available to Expedia in the future. Additionally, there has been increased emphasis by travel suppliers on their own direct sale of products and services through their own direct channels.

  Results of Operations for the Year Ended December 31, 2004 compared to the Year Ended
  December 31, 2003

	Twelve Months Ended December 31,
	2004	2003	Percentage Change
	(Dollars in millions)
Revenues (on a comparable net basis)(a)	$1,843.0	$1,400.2	32%
Revenues (as reported)	$1,843.0	$2,339.8	(21%)
Operating Income Before Amortization	553.7	469.0	18%
Amortization of non-cash distribution and marketing expense	(16.7)	(42.0)
Amortization of non-cash compensation expense	(171.4)	(95.8)
Amortization of intangibles	(125.1)	(76.1)
Merger costs	—	(11.7)

Operating income	$240.5	$243.5	(1%)

Operating income as a percentage of revenue (on a comparable net basis)	13.0%	17.4%
Operating Income Before Amortization as a percentage of revenue (on a comparable net basis)	30.0%	33.5%

(a)
As part of the integration of Expedia's businesses, Hotels.com conformed its merchant hotel business practices with those of the other Expedia businesses. As a result, beginning January 1, 2004, Expedia commenced prospectively reporting revenue for Hotels.com on a net basis, consistent with Expedia.com's historical practice. Accordingly, Expedia is including prior year results as though Hotels.com had reported revenue on a net basis for the purpose of better comparability. There was no impact to operating income or Operating Income Before Amortization from the change in reporting.

        The following discussion is based upon comparable net revenue amounts:

        Revenue grew 32%, primarily driven by the merchant hotel business, the air business and packages, all of which benefited from the inclusion of the results of Hotwire as of November 5, 2003. This increase was also due in part to the inclusion, as of April 27, 2004, of the results of TripAdvisor, which contributed revenues of $16.9 million in 2004, net of intercompany eliminations.

        Merchant hotel revenue increased 24% due primarily to an increase in merchant hotel room nights stayed, as well as an increase in revenue per room night. Merchant hotel room nights stayed, including rooms booked as a component of packages, increased 21% to 31.7 million, reflecting continued growth in international demand, the inclusion of the results of Hotwire and growth in Expedia's private label business. Revenue per room night increased 3%, due primarily to increases in average daily room rates, which increase was partially offset by a decline in merchant hotel raw margins (defined as merchant hotel net revenue as a percent of gross bookings).

        Expedia's U.S. merchant hotel business continues to operate in a more challenging environment than in the prior year, due primarily to increased competition from third party distributors, increased promotion by hotel chains of their own direct sites and higher overall occupancy rates, resulting in decreased availability of favorably priced travel products and services compared with the prior year period. These trends are generally expected to continue.

        Revenue from Expedia's air business increased 34% from 2003. While air revenue per transaction was lower, air transaction volume increased over the prior year period, driven by domestic and international ticket sales and the inclusion of the results of Hotwire. The number of air tickets sold through Expedia's brands and businesses increased by 4.7 million, or 33%, as compared to the prior year.

        Revenue from global travel packages, which allow customers to customize their travel by combining air, hotel, car and other stand-alone travel products, was up 34% from 2003, due to improved package options.

        Revenue from international websites increased 111%, or 95% on a local currency basis, to $319.1 million in 2004 from $151.3 million in 2003. The United Kingdom, German and Canadian websites, as well as the inclusion of the results of www.anyway.com (which was acquired in October 2003) and Expedia Corporate Travel-Europe (which was acquired in April 2004), contributed to this international growth. Full-service, Expedia-branded websites were also introduced in France and Italy in late June 2004.

        Overall revenue margins (defined as net revenue as a percent of gross bookings) decreased by 20 basis points, due primarily to the decline in merchant hotel raw margins and lower air revenue per transaction. This decrease was partially offset by higher merchant hotel average daily room rates and inclusion of the results of TripAdvisor in 2004. Expedia expects these trends to continue in the near term.

        Gross profit increased $289.9 million, or 25%, as compared to the prior year. This increase was primarily driven by the growth in Expedia's merchant hotel business, including increased revenues from international websites and packages. Expedia's merchant business yields higher gross profit per transaction than its agency business. This increase was partially offset by a decrease in gross margins of 4% year over year due to the reclassification in 2004 of certain Hotels.com's general and administrative expenses to cost of sales to conform to the historical practices of Expedia.com.

        Selling and marketing expenses increased $192.1 million, or 46%, primarily driven by search-related costs and increased marketing volume, as well as higher costs of traffic acquisitions online and greater emphasis on international businesses, which have a higher selling and marketing cost relative to revenue due to their earlier stages of development. International selling and marketing expense increased 122%. The inclusion of the results of Hotwire for the full year 2004 and the inclusion of the results of TripAdvisor since its acquisition in April 2004 also contributed to the increase in selling and marketing expense.

        General and administrative expenses increased $9.1 million, or 4%, due primarily to increased headcount in website development and administrative functions, such as legal, tax, accounting and information technology, as well as the inclusion of the results of Hotwire in 2004. Also, due to the increasing complexity of certain of Expedia's businesses, Expedia utilized external professional services for legal, tax and accounting to a greater extent in 2004 as compared to 2003. The comparisons over the prior year were also favorably impacted by the reclassification in 2004 of certain general and administrative expenses of Hotels.com to cost of sales to conform with the historical practices of Expedia.com, as noted above.

        Depreciation expense increased $4.0 million, or 14%, due primarily to increased capital expenditures and the inclusion of the results of Hotwire in 2004. These increases were partially offset by a $4.7 million write-down of packaging technology by Hotels.com, which was recognized in 2003 as a result of Hotels.com adopting Expedia.com's packaging technology.

        Operating Income Before Amortization grew 18%, due primarily to increased revenues as discussed above, profitability at Expedia Europe and the inclusion of the results of TripAdvisor as of April 27, 2004. This growth in Operating Income Before Amortization was partially offset by a 46% increase in selling and marketing expense, as discussed above. Operating Income Before Amortization was also favorably impacted in 2004 by a $12.1 million net reserve adjustment primarily related to the reversal of an air excise tax reserve and the resolution of a contractual dispute. Comparisons of Operating Income Before Amortization to prior year results were also favorably impacted by a $4.7 million write-down relating to packaging technology by Hotels.com in 2003, as described above.

        Operating income decreased 1% due to (1) an increase in the amortization of intangibles of $49.0 million principally due to increases in intangible assets due principally to IAC's acquisition of the public's minority interest in Hotels.com and Expedia.com in 2003 and the inclusion of the results of Hotwire in 2004 and (2) an increase in non-cash compensation expense of $75.6 million due to the Expedia.com and Hotels.com mergers in 2003, which resulted in the conversion of all Expedia.com and Hotels.com stock options, warrants, and restricted stock into IAC equity awards. This non-cash compensation expense relates to employees of Expedia.com and Hotels.com and is recorded over the remaining vesting period of the equity awards. These items were offset by the increase in Operating Income Before Amortization described above, as well as (1) a decrease in non-cash distribution and marketing expense of $25.2 million due primarily to the termination of Hotels.com's distribution agreement with Travelocity and (2) a decrease in merger costs of $11.7 million associated with the Expedia.com and Hotels.com mergers in 2003.

        Net interest income increased $18.6 million, or 94%, as a result of higher receivable balances due from IAC and its subsidiaries, as well as higher interest rates earned in 2004 on these balances, in each case, pursuant to cash management arrangements with IAC. In late 2003, IAC entered into arrangements with certain Expedia businesses to transfer their marketable securities and excess cash to IAC periodically in order for IAC to centrally manage all treasury functions.

        Equity in the income (losses) of unconsolidated affiliates and other expenses increased $1.5 million, or 20%, primarily due to increased bank fees partially offset by increased equity in the income of an unconsolidated affiliate of Expedia.com.

        The effective tax rate from continuing operations was 39% in 2004, as compared to 38% in 2003. The 2004 rate, is higher than the 2003 rate, principally due to the increase of valuation allowances on foreign net operating loss carryforwards in 2004 and the loss of the favorable impact of tax-exempt interest on the effective tax rate in 2004 as compared to 2003.

        Minority interest in the loss (income) of consolidated subsidiaries decreased $47.2 million in 2004. Minority interest in the loss of consolidated subsidiaries in 2004 represents the minority interest in TripAdvisor and Egencia, SA. Minority interest in the income of consolidated subsidiaries in 2003 represents the public's minority ownership in Hotels.com and Expedia.com until their respective buy-in dates during 2003.

        Expedia does not collect or remit occupancy tax on the portion of hotel customer payments that it retains for the intermediary services it provides in connection with its merchant hotel business. While discussions and developments relating to this practice are ongoing in various tax jurisdictions and the issue is the subject of several ongoing lawsuits, Expedia continues to believe the issue will not have a material adverse effect on its past or future financial results.

  Results of Operations For the Year Ended December 31, 2003 compared to the Year Ended
  December 31, 2002

	Twelve Months Ended December 31,
	2003	2002	Percentage Change
	(Dollars in millions)
Revenues (on a comparable net basis)(a)	$1,400.2	$841.4	66%
Revenues (as reported)	$2,339.8	$1,499.1	56%
Operating Income Before Amortization	469.0	285.0	65%
Amortization of non-cash distribution and marketing expense	(42.0)	(32.7)
Amortization of non-cash compensation expense	(95.8)	(5.6)
Amortization of intangibles	(76.1)	(42.9)
Merger costs	(11.7)	(2.3)
Pro forma adjustments	—	(7.7)

Operating income	$243.5	$193.8	26%

Operating income as a percentage of revenue (on a comparable net basis)	17.4%	23.0%
Operating Income Before Amortization as a percentage of revenue (on a comparable net basis)	33.5%	33.9%

(a)
As part of the integration of Expedia's businesses, Hotels.com conformed its merchant hotel business practices with those of the other Expedia businesses. As a result, beginning January 1, 2004, Expedia commenced prospectively reporting revenue for Hotels.com on a net basis, consistent with Expedia.com's historical practice. Accordingly, Expedia is including prior year results as though Hotels.com had reported revenue on a net basis for the purpose of better comparability. There was no impact to operating income or Operating Income Before Amortization from the change in reporting.

        The following discussion is based upon comparable net revenue amounts:

        Revenue growth in 2003 was primarily driven by strong results from the merchant hotel business, with additional growth coming from the package business. In addition, Hotwire, which was acquired in November 2003, contributed $12.5 million in revenue, although its operating income and Operating Income Before Amortization results were minimal for the period.

        Merchant hotel room nights stayed increased 64% over 2002, including an increase in international markets, which represented 12% of total merchant hotel revenues in 2003 as compared to 5% in 2002. The increase in merchant hotel revenue was partially offset by the termination of the Travelocity affiliate relationship in September 2003. Travelocity was the largest affiliate of Hotels.com, representing 9% of Expedia revenues on a comparable net basis (6% as reported) in 2003, as compared to 20% on a comparable net basis (11% as reported) in 2002. Even though Travelocity represented a significant, albeit declining, percentage of revenue, Expedia expects that the long-term benefits of this event will outweigh the near-term negative impact, including the ability to integrate the operations of Expedia.com and Hotels.com.

        Revenue from travel packages, which allow customers to customize their travel by combining air, hotel, car and other stand-alone travel products, was $296.0 million in 2003, up 92% from 2002, due to improved package offerings and consumer acceptance of this product.

        Revenue, Operating Income Before Amortization and operating income were positively impacted in 2003 based on an analysis performed in the fourth quarter related to estimated supplier liabilities, resulting in an adjustment of $22.4 million, $9.8 million of which related to periods prior to 2003. Excluding this amount, Expedia's revenue, Operating Income Before Amortization and operating income would have grown 64%, 57% and 14%, respectively in 2003. The analysis performed provided additional evidence that Expedia used to update and refine its estimation of supplier liabilities, resulting in the decrease of $22.4 million. Expedia does not expect to record any similar-sized adjustments in future periods.

        Gross profit increased $477.6 million, or 72%, as compared to prior year. Gross margin increased 3% as compared to the prior year. The increase was mainly driven by the growth in merchant hotel business and packages as Expedia's merchant business yields higher gross profit per transaction than its agency business.

        Selling and marketing expenses increased $185.8 million in 2003, up 81% from the prior year, in order to build brands and drive traffic to domestic and international websites. Promotional activities included television ads, radio, magazine and other print media advertising and search related costs, as well as distribution activities through affiliate partners. The increase in selling and marketing expenses as a percent of revenue was driven by higher costs of traffic acquisitions online, higher CPMs offline, and a shift in business mix as Expedia's international businesses, which have a higher selling and marketing cost relative to revenue due to their early stages of development, grew faster than Expedia's domestic businesses.

        General and administrative expenses increased $91.0 million, or 67% from the prior year, due primarily to increased headcount for website development efforts domestically, as well as the launch of new international sites. In addition, headcount in administrative functions, such as information technology, finance, legal and human resources, increased to support growth in the business. Due to the complexity of certain of Expedia's businesses, Expedia utilized external professional services for legal, tax and accounting to a greater extent in 2003, as compared to 2002. For both 2003 and 2002, call center sales and support costs and credit card fees were included in general and administrative costs for Hotels.com. These costs increased in 2003 due to the sales growth at Hotels.com.

        Depreciation expense increased $9.1 million, or 50% from the prior year, due primarily to a $4.7 million write-down relating to packaging technology by Hotels.com, which write-down was recognized in 2003 as a result of Hotels.com adopting Expedia.com's packaging technology. The remainder of this increase was due to increased capital expenditures related to the growth of Expedia's business.

        Operating Income Before Amortization and operating income increased as a result of the growth in revenues, although Operating Income Before Amortization increased at a higher rate than reported revenue due to expanding gross margins, as well as the scalability of the businesses, which allows them to support higher revenue levels without commensurate increases in operating costs. Net revenue as a percentage of total gross transaction value, assuming Hotels.com reported revenues on a net basis, was 14.6% in 2003, as compared to 14.2% in 2002. Comparisons of Operating Income Before Amortization

to prior year results were also negatively impacted by the integration efforts undertaken in 2003, resulting in a write-down relating to packaging technology at Hotels.com, as described above.

        Operating income was further impacted by (1) an increase in non-cash compensation of $90.1 million, (2) an increase in amortization of intangibles of $33.2 million due principally to Hotels.com and Expedia.com mergers in 2003, (3) an increase in non-cash distribution and marketing expense of $9.3 million related to an additional charge taken in connection with the termination of the Hotels.com distribution agreement with Travelocity in September 2003 and (4) an increase of $9.4 million in merger costs. Non-cash compensation is recognized with respect to unvested stock options, warrants, and restricted stock units assumed in the buy-ins of Hotels.com and Expedia.com. This non-cash compensation is recorded over the remaining vesting period of the equity awards.

        Net interest income increased $4.6 million, or 31%, due primarily to a larger marketable securities balance throughout the year and higher rates of interest earned on marketable securities.

        Equity in the income (losses) of unconsolidated affiliates and other income (expenses) decreased $8.3 million, primarily due to an increase in foreign currency exchange gains.

        The effective tax rate for continuing operations was 38% in 2003, compared to 39% in 2002. The 2003 rate is lower than the 2002 rate, principally due to the unfavorable impact in 2002 of amortization of intangibles and stock-based compensation for book purposes for which IAC receives no tax deduction.

        Minority interest in the income of consolidated subsidiaries decreased $3.2 million and represents the public's minority ownership in Hotels.com and Expedia.com until the dates of their respective buy-ins in June and August of 2003.

  Financial Position, Liquidity And Capital Resources

        As of December 31, 2004, Expedia had $156.6 million of cash and marketable securities on hand and $366.6 million in combined deferred merchant bookings and deferred revenue.

        Net cash provided by operating activities was $802.9 million in 2004, as compared to $644.0 million in 2003. Cash flows from the merchant hotel business models of Expedia.com and Hotels.com contributed significantly to cash provided by operating activities. The increase in working capital cash flow was $300.2 million in 2004, as compared to $241.2 million in 2003, primarily reflecting changes in accounts and notes receivable, deferred merchant bookings and deferred revenue and in accounts payable and accrued expenses. In addition, cash provided by operations was impacted by the payment of approximately $7.3 million in taxes in 2004, as compared to $4.5 million in 2003.

        For the years ended December 31, 2004 and 2003, cash flows provided by deferred merchant bookings and deferred revenue were $52.4 million and $83.5 million, respectively. In the merchant business, Expedia.com and Hotels.com receive cash from customers on hotel and air bookings before the stay or flight has occurred. These amounts are classified on Expedia's balance sheet as deferred merchant bookings. The payment to the suppliers related to these bookings is not made until approximately one week after booking for air travel and, for all other merchant bookings, after the customer's use and subsequent billing from the supplier. Therefore, especially for the merchant hotel business, which represents the majority of Expedia's overall merchant bookings, there is generally a significant period of time from the receipt of the cash from the customers to the payment to the suppliers. However, over time Expedia has paid its travel suppliers faster and expects this trend to continue. As long as Expedia's merchant hotel businesses continue to grow, as they have historically, and the related business model does not change, Expedia expects that the change in working capital will continue to be positive. If the growth of these businesses were to decline or if the related business model otherwise changed, it could negatively impact working capital. There is a seasonal element to cash flow related to merchant bookings, as the first half of the year has traditionally been a period where hotel bookings significantly exceed stays, resulting in much higher cash flow related to working capital. This trend reverses in the later part of the year. While this seasonality is expected to continue, working capital related to merchant bookings may be impacted by changes in growth rates, which might counteract the anticipated seasonality.

        Cash provided by operations and available cash in 2004 were used to pay for acquisitions and deal costs, net of acquired cash, of $261.4 million. Cash acquisitions in 2004 primarily relate to TripAdvisor and Egencia. In addition, in 2004 Expedia increased its long-term investments by $72.4 million, primarily related to eLong, Inc., and incurred capital expenditures of $53.4 million. Net cash provided by operating activities and available cash in 2003 were used to pay for acquisitions and deal costs, net of acquired cash, of $704.9 million for the acquisitions of Hotwire.com and Anyway.com, and $46.2 million to make capital expenditures. Partially offsetting these amounts in 2003 were net proceeds of $70.0 million generated from the sale of marketable securities.

        Cash used in financing activities in 2004 of $1.2 billion was primarily due to net transfers to IAC, pursuant to cash management agreements. These net transfers relate primarily to the transfer of marketable securities to IAC as well as transfers of Expedia's excess cash to IAC in order to be centrally managed by IAC's treasury function in 2004. Cash provided by financing activities in 2003 of $38.0 million was primarily due to net transfers from IAC of $80.3 million and proceeds from the issuance of Expedia.com and Hotels.com common stock pursuant to stock option exercises of $57.4 million, which was partially offset by the purchase of Expedia.com and Hotels.com treasury stock of $98.5 million.

        Expedia anticipates that it will need to invest in the development and expansion of its overall operations. Expedia may make acquisitions, which could result in the reduction of its cash balance or the incurrence of debt. Furthermore, capital expenditures may be higher than current amounts over the next several years.

        Future demand for products and services made available by Expedia's various businesses may be impacted by future economic and political developments. As previously discussed, a significant amount of operating cash flow is from increased deferred merchant bookings and the period between receipt of cash from the customer and payment of cash to the vendor. A change in this historical pattern could result in a decrease in operating cash flow, or negative operating cash flows in certain periods. Expedia believes that its financial situation would enable it to absorb a significant potential downturn in business.

        Upon completion of the spin-off, Expedia will transfer to IAC all cash in excess of $100 million, and all intercompany receivable and payable balances will be extinguished. In addition, Expedia expects to enter into a revolving credit facility for up to $1 billion to be effective upon completion of the spin-off of which Expedia anticipates drawing down $150 million concurrent with the spin-off. As a result, in the opinion of Expedia's management, available cash, internally generated funds and available borrowings will provide sufficient capital resources to meet Expedia's foreseeable needs.

  Contractual Obligations and Commercial Commitments

		Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1–3 years	3–5 years	More than 5 years
	(In Thousands)
Purchase obligations(a)	$9,802	$5,315	$4,487	$—	$—
Operating leases	86,057	17,230	32,826	23,315	12,686

Total contractual cash obligations	$95,859	$22,545	$37,313	$23,315	$12,686

(a)
Purchase obligations are defined as agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable pricing provisions; and the approximate timing of the transaction.

  Other Commercial Commitments*

	Amount of Commitment Expiration Per Period
	Total Amounts Committed	Less than 1 year	1–3 years	3–5 years
		(In Thousands)
Letters of credit	$44,957	$43,063	$1,771	$123
Guarantees **	72,834	71,655	1,179	—

Total commercial commitments	$117,791	$114,718	$2,950	$123

*
Commercial commitments are funding commitments that could potentially require performance by Expedia in the event of demands by third parties or contingent events, such as under lines of credit extended or under guarantees of debt.

**
Obligations underlying certain of these guarantees (substantially all of which relate to commitments that expire in less than one year) are guaranteed by IAC on a joint and several basis with Expedia. These obligations are referred to herein as the Expedia/IAC Obligations. In connection with the spin-off, IAC has agreed to continue to guarantee certain of the Expedia/IAC Obligations on a short term basis and Expedia and IAC have agreed to certain related indemnification arrangements. For a description of these obligations and the related indemnification arrangements, see "The Spin-Off Proposal—Relationship Between IAC and Expedia After the Spin-Off—Separation Agreement."

  Expedia's Principles Of Financial Reporting

        Expedia reports Operating Income Before Amortization as a supplemental measure to GAAP. This measure is one of the primary metrics by which Expedia evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Expedia believes that investors should generally have access to the same set of tools that it uses in analyzing its results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Expedia provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure, which are discussed below.

  Definition of Expedia's Non-GAAP Measure

        Operating Income Before Amortization is defined as operating income plus: (1) amortization of non-cash distribution, marketing and compensation expense, (2) amortization of intangibles and goodwill impairment, if applicable, (3) pro forma adjustments for significant acquisitions and (4) one-time items. Expedia believes that this measure is useful to investors because it represents the operating results from Expedia's businesses, taking into account depreciation, which Expedia believes is an ongoing cost of doing business, but excluding the effects of certain other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to Expedia's statement of operations of certain expenses, including non-cash compensation, non-cash payments to partners, and acquisition-related accounting. Expedia endeavors to compensate for the limitations of the non-GAAP measure presented by providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items and adjustments, including quantifying such items, to derive the non-GAAP measure.

  Pro Forma Results

        Expedia has presented Operating Income Before Amortization pro forma for the impact of the initial acquisition of a controlling interest in Expedia.com, which occurred in February 2002, as if the transaction had occurred as of January 1, 2002. Expedia believes that the pro forma results provide investors with better comparisons to prior periods, and a better view of ongoing operations.

  One-Time Items

        Operating Income Before Amortization is presented before one-time items. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. Merger costs incurred by Expedia.com and Hotels.com for investment banking, legal, and accounting fees were related directly to the mergers and were the only costs treated as one-time items for calculating Operating Income Before Amortization. These costs were incurred solely in relation to the mergers, but may not be capitalized since Expedia.com and Hotels.com were considered targets in the transaction for accounting purposes. These costs do not directly benefit operations in any manner, would not normally be recorded by Expedia if not for the fact IAC already consolidated these entities, and are all related to the same transaction, as IAC simultaneously announced its intention to commence its exchange offer for the companies in 2002. The majority of costs are for advisory services provided by investment bankers, and the amounts incurred in 2003 were pursuant to the same fee letters entered into by each of Expedia.com and Hotel.com in 2002. Given these factors, Expedia believes that it is appropriate to consider these costs as one-time.

  Non-Cash Expenses That Are Excluded From Non-GAAP Measures

        Amortization of non-cash compensation expense consists of restricted stock and options expense, which relates mostly to unvested options assumed as a result of the Hotels.com and Expedia.com mergers, as well as expense associated with grants of restricted stock units for compensation purposes, which have been reflected in Expedia's Historical Combined Financial Statements to the extent it relates to Expedia employees. These expenses are not paid in cash and Expedia will include the related shares in its future calculations of fully diluted shares outstanding.

        Amortization of non-cash distribution and marketing expense consists mainly of Hotels.com performance warrants issued to obtain distribution and non-cash advertising secured from Universal Television as part of IAC's contribution of the USA Entertainment Group to a joint venture with Vivendi Universal on May 7, 2002 (the "2002 VUE transaction"). The Hotels.com warrants were principally issued as part of the initial public offering of Hotels.com, and Expedia does not anticipate replicating these arrangements. With the termination of the Travelocity affiliate agreement in September 2003, all outstanding Travelocity warrants were cancelled, although certain other Hotels.com performance warrants remain outstanding. The non-cash advertising from Universal has primarily been used for the benefit of Expedia.com, which runs television advertising primarily on the USA and Sci Fi cable channels without any cash cost. The advertising provided was secured by IAC pursuant to an agreement with Universal as part of the 2002 VUE transaction. Expedia does not expect to replace this non-cash marketing with an equivalent cash expense after it runs out in 2007, nor would Expedia incur such amounts absent the advertising received in the 2002 VUE transaction.

        Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as supplier contracts and customer relationships, are valued and amortized over their estimated lives. While it is likely that Expedia will have significant intangible amortization expense as it continues to acquire companies, Expedia believes that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs and will not be replaced with cash costs when the intangibles are fully amortized.

  Reconciliation of Operating Income Before Amortization

        The following table is a reconciliation of Operating Income Before Amortization to operating income and net income for the years ended December 31, 2004, 2003, and 2002.

	Twelve Months Ended December 31,
	2004	2003	2002
	(In Thousands)
Operating Income Before Amortization	$553,692	$469,010	$284,986
Amortization of non-cash distribution and marketing expense	(16,728)	(41,974)	(32,680)
Amortization of non-cash compensation expense	(171,400)	(95,781)	(5,632)
Amortization of intangibles	(125,091)	(76,073)	(42,909)
Merger costs(a)	—	(11,664)	(2,282)
Pro forma adjustments(b)	—	—	(7,713)

Operating income	240,473	243,518	193,770
Interest income	38,775	22,614	15,075
Interest expense	(453)	(2,905)	—
Equity in (losses) income in unconsolidated affiliates and other	(9,252)	(7,729)	571
Income tax expense	(106,371)	(97,202)	(82,579)
Minority interest in loss (income) of consolidated subsidiaries	301	(46,889)	(50,124)

Net income	$163,473	$111,407	$76,713

(a)
Costs for investment banking, legal and accounting fees related directly to the Expedia.com and Hotels.com mergers in 2003, which are considered as one-time, were incurred at Expedia.com and Hotel.com. These costs were incurred solely in relation to the mergers, but may not be capitalized since Expedia.com and Hotels.com were considered the targets in the transaction for accounting purposes. These costs do not directly benefit operations in any manner, would not normally be recorded by Expedia if not for the fact IAC already consolidated these entities, and are all related to the same transaction, as IAC simultaneously announced its intention to commence exchange offers for these companies in 2002. The majority of costs are for advisory services provided by investment bankers, and the amounts incurred in 2003 were pursuant to the same fee letters entered into by each of Expedia.com and Hotels.com in 2002. Given these factors, Expedia believes it is appropriate to consider these costs as one-time.

(b)
Pro forma adjustments to 2002 represent the impact of the initial acquisition of a majority stake in Expedia.com, which occurred in February 2002, as if the transaction occurred as of the beginning of the periods presented. Operating income is presented on an actual basis.

  Critical Accounting Policies and Estimates

        The following disclosure is provided to supplement the descriptions of Expedia's accounting policies contained in Note 2 to the Expedia Audited Historical Combined Financial Statements for the years ended December 31, 2004, 2003 and 2002 attached as Annex D to this proxy statement/prospectus in regard to significant areas of judgment. Expedia management is required to make certain estimates and assumptions during the preparation of combined financial statements in accordance with generally accepted accounting principles. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the combined financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates. Because of the size of the financial statement elements to which they relate, some of Expedia's accounting policies and estimates have a more significant impact on its financial statements than others. What follows is a discussion of some of Expedia's more significant accounting policies and estimates.

  •
  How Expedia assesses the recoverability of the carrying value of long-lived assets is disclosed in Note 2. If circumstances suggest that long-lived assets may be impaired, and a review indicates that the carrying value will not be recoverable, as determined based on the projected undiscounted future cash flows, the carrying value is reduced to its estimated fair value. The determination of cash flows is based upon assumptions and forecasts that may not occur. The

    December 31, 2004 balance sheet includes $7.1 billion of goodwill and intangible assets, net, and $81.4 million of fixed assets, net. Expedia updated its analysis of goodwill, intangible assets and long-lived assets during 2004, and determined that the carrying value of such assets was not impaired.

  •
  Estimates of deferred income taxes and the significant items giving rise to the deferred assets and liabilities are shown in Note 6, and reflect management's assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and the probability of realization. As of December 31, 2004, the balance of deferred tax liabilities, net, is $325.0 million. Actual income taxes could vary from these estimates due to future changes in income tax law or based upon review of Expedia's tax returns by the Internal Revenue Service, as well as operating results of Expedia that vary significantly from budgets.

  •
  Expedia accounts for stock-based compensation issued to employees in accordance with SFAS 148, "Accounting for Stock-Based Compensation Transition and Disclosure" which amends FASB Statement No. 123. This statement provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. Expedia adopted the expense recognition provision of SFAS 123 as of January 1, 2003 and provides expense for stock-based compensation for grants on and after that date on a prospective basis as provided by SFAS 148, and will continue to provide pro forma information in the notes to financial statements to provide results as if SFAS 123 had been adopted in previous years. As disclosed in the notes to financial statements, stock-based employee compensation included in net income in 2002 and through the dates of IAC's acquisition of the public's minority interest in Hotels.com on June 23, 2003 and Expedia.com on August 8, 2003 relates almost entirely to equity instruments of Hotels.com and Expedia.com. Subsequent to IAC's acquisitions of the public's minority interest in Hotels.com and Expedia.com in 2003, stock-based employee compensation included in net income relates entirely to equity instruments of IAC that were assumed in the buy-ins of Hotels.com and Expedia.com or were awarded to employees of Expedia. The fair value for the IAC options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2004 and 2003: risk-free interest rates of 3.30% and 2.78%, respectively; a dividend yield of zero; a volatility factor of 43% and 50%, respectively, based on the expected market price of IAC common stock based on historical trends; and a weighted average expected life of the options of five years. The fair value for the Hotels.com options was estimated at the date of grant using a Black- Scholes option pricing model with the following weighted-average assumptions for 2003 and 2002: risk-free interest rates of 1.1% and 3.53%, respectively; a dividend yield of zero; a volatility factor of 72% and 64%, respectively, based on the expected market price of Hotels.com common stock based on historical trends; and a weighted-average expected life of the options of five years, respectively. The fair value for the Expedia.com options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2003 and 2002: risk-free interest rates of 2.76% and 3.84%, respectively; a dividend yield of zero; a volatility factor of 50% and 55%, respectively, based on the expected market price of Expedia.com common stock based on historical trends; and a weighted-average expected life of the options of 4.5 years and 5 years, respectively. The impact on pro forma compensation expense for the year ended December 31, 2004, assuming a 1% increase in the risk-free interest rate, a 10% increase in the volatility factor, and a one year increase in the weighted average expected life of the options would be $2.0 million, $3.5 million, and $5.4 million, respectively. IAC also issues restricted stock units to Expedia employees. For restricted stock units issued, the accounting charge is measured as the fair value at the grant date and amortized ratably as non-cash compensation over the vesting term.

  •
  The prevailing accounting guidance applied by Hotels.com and Expedia.com with respect to the presentation of revenue on a gross versus a net basis is contained in Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," as later clarified by Emerging Issues Task Force No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent (EITF

    99-19)." The consensus of this literature is that the presentation of revenue as "the gross amount billed to a customer because it has earned revenue from the sale of goods or services or the net amount retained (that is, the amount billed to a customer less the amount paid to a supplier) because it has earned a commission or fee" is a matter of judgment that depends on the relevant facts and circumstances. If the conclusion drawn is that Expedia performs as an agent or a broker without assuming the risks and rewards of ownership of goods, revenue should be reported on a net basis. In making an evaluation of this issue, some of the factors that should be considered are: whether Expedia is the primary obligor in the arrangement (strong indicator); whether Expedia has general inventory risk (before customer order is placed or upon customer return) (strong indicator); and whether Expedia has latitude in establishing price. EITF 99-19 clearly indicates that the evaluations of these factors, which at times can be contradictory, are subject to significant judgment and subjectivity. The positions taken by Hotels.com and Expedia.com reflect their interpretation of their respective fact patterns as well as their qualitative weighing of the indicators outlined in EITF 99-19. See Note 2 "Summary of Significant Accounting Policies," Revenue Recognition, in the Notes to Historical Combined Financial Statements for discussion of the factors considered by Hotels.com and Expedia.com in arriving at their conclusions. Beginning January 1, 2004, as part of the integration of Expedia's businesses, Hotels.com conformed its merchant hotel business practices with those of the other Expedia businesses. As a result, Expedia commenced prospectively reporting revenue for Hotels.com on a net basis, consistent with Expedia.com's historical practice.

  •
  Some states and localities impose a transient occupancy or accommodation tax, or a form of sales tax, on the use or occupancy of hotel accommodations. Hotel operators generally collect and remit these taxes to the various tax authorities. Consistent with this practice, when a customer books a room through one of Expedia's travel services, the hotel charges taxes based on the room rate paid to the hotel, Expedia pays those taxes invoiced by the hotel and Expedia recovers an equivalent amount from the customer. Expedia does not remit occupancy taxes on the portion of the customer payment it retains, and some jurisdictions have questioned Expedia's practice in this regard. While the applicable tax provisions vary among the jurisdictions, Expedia generally believes that it is not required to remit such occupancy taxes. Expedia is engaged in discussions with tax authorities in various jurisdictions to resolve this issue, but the ultimate resolution in all jurisdictions cannot be determined at this time. Expedia does not believe, however, that the amount of liability of Expedia on account of this issue, if any, will have a material adverse effect on its past or future financial results. Expedia has established a reserve with respect to potential occupancy tax liability for prior and current periods, consistent with applicable accounting principles and in light of all current facts and circumstances. Expedia's reserves represent its best estimate of the contingent liability related to occupancy tax in respect of prior and current periods. A variety of factors could affect the amount of the liability (both past and future), which factors include, but are not limited to, the number of, and amount of revenue represented by, jurisdictions that ultimately assert a claim and prevail in assessing such additional tax or negotiate a settlement and changes in relevant statutes. Expedia notes that there are more than 7,000 taxing jurisdictions in the United States, and it is not feasible to analyze the statutes, regulations and judicial and administrative rulings in every jurisdiction. Rather, Expedia has obtained the advice of state and local tax experts with respect to tax laws of certain states and local jurisdictions that represent a large portion of Expedia's hotel revenue. It is possible that some jurisdictions may introduce new legislation regarding the imposition of occupancy taxes on businesses that arrange the bookings of hotel accommodations. Expedia will continue to monitor the issue closely and provide additional disclosure, as well as adjust the level of reserves, as developments warrant. The reserve balance at December 31, 2004 and 2003 is $14.1 million and $13.2 million, respectively. Additionally, Expedia and certain of its businesses are involved in occupancy tax related litigation, which is discussed in "—Description of Business—Legal Proceedings—Litigation Relating to Hotel Occupancy Taxes."

  Seasonality

        Expedia's various businesses generally experience seasonal fluctuations, reflecting seasonal trends for the products and services that Expedia makes available. For example, traditional leisure travel supplier and agency bookings typically are highest in the first two calendar quarters of the year as consumers plan and book their spring and summer travel and then the number of bookings flattens in the last two calendar quarters of the year. Because revenue in the merchant business is recognized when the travel takes place rather than when it is booked, revenue growth typically lags bookings growth by a month or two. As a result, revenue for the last two years has been lowest in the first quarter of the year and highest in the third quarter.

        Expedia's results may also be affected by seasonal fluctuations in the products and services made available by travel suppliers to consumers booking through Expedia's various businesses. For instance, during seasonal periods when demand is high, suppliers may impose blackouts that prohibit Expedia from making those products available during such periods.

  New Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation 46 ("FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 significantly changed the accounting for and disclosure of variable interest entities. Under FIN 46, a business enterprise that has a controlling financial interest in a variable interest entity would include the variable interest entity's assets, liabilities and results of operations in its consolidated financial statements. This Interpretation is different from what had been the general practice of consolidating only those entities in which an enterprise has a controlling voting interest. In December 2003, the FASB issued a revision to FIN 46 ("FIN 46R") and delayed the required implementation date of FIN 46 for entities that are not special purpose entities until March 2004. Expedia adopted FIN 46R as of March 31, 2004. The adoption of FIN 46 and FIN 46R did not have a material effect on Expedia's financial position or results of operations.

        In March 2004, the FASB's Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The guidance prescribes a three-step model for determining whether an investment is other-than-temporarily impaired and requires disclosures about unrealized losses on investments. In September 2004, the FASB delayed the accounting provisions of EITF 03-1; however, the disclosure requirements remain effective for annual periods ending after December 15, 2003. The adoption of the disclosure provision of EITF 03-1 did not have any material effect on Expedia's financial position, results of operations, or cash flows. Expedia will evaluate the additional effect, if any, the remainder of EITF 03-1 will have on its combined financial statements once final guidance is issued.

        On December 16, 2004, the FASB issued FASB Statement No. 123 (R), Share-Based Payment, which is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation." Statement 123(R) supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statement of Cash Flows." Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Public entities are required to apply Statement 123(R) for the first interim reporting period that begins after December 31, 2005.

        Expedia adopted the fair-value-based method of accounting for share-based payments effective January 1, 2003 using the prospective method described in FASB Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." Currently, Expedia uses the Black-Scholes-Merton formula to estimate the value of stock options granted to employees and expects to continue to use this acceptable option valuation model upon the required adoption of Statement 123(R) on January 1, 2006. Because Statement 123(R) must be applied not only to new awards but to previously granted awards that are not fully vested on the effective date, and because Expedia adopted Statement 123 using the prospective transition method (which applied only to awards granted, modified or settled after the adoption date), compensation cost for some previously granted awards that were not recognized under Statement 123 will be recognized under Statement 123(R). Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. Expedia does not believe the adoption of Statement 123(R) will have a material effect on its combined statement of operations. Expedia is currently assessing the impact of this pronouncement on its combined statement of cash flows.

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions" ("SFAS 153"). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions," and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on Expedia's financial condition or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

  Interest Rate Risk

        Expedia's exposure to market rate risk for changes in interest rates relates primarily to its short-term investment portfolio. Expedia invests its excess cash in debt instruments of government agencies and high quality corporate issuers. The portfolio is reviewed on a periodic basis and adjusted in the event that the credit rating of a security held in the portfolio deteriorates. At December 31, 2004 this portfolio is not material and as such, an increase or decrease in interest rates would not have a significant impact on Expedia's financial position.

  Foreign Currency Exchange Risk

        Expedia conducts business in certain foreign markets, primarily in Canada and the European Union. Expedia's primary exposure to foreign currency risk relates to investments in foreign subsidiaries that transact business in a functional currency other than the U.S. Dollar, primarily the Euro, British Pound Sterling and Canadian Dollar. However, the exposure is mitigated since Expedia has generally reinvested profits from international operations in order to grow its businesses.

        As Expedia increases its operations in international markets, it becomes increasingly exposed to potentially volatile movements in currency exchange rates. The economic impact of currency exchange rate movements on Expedia is often linked to variability in real growth, inflation, interest rates, governmental actions and other factors. These changes, if material, could cause Expedia to adjust its financing and operating strategies.

        As currency exchange rates change, translation of the income statements of Expedia's international businesses into U.S. dollars affects year-over-year comparability of operating results. Historically, Expedia has not hedged translation risks because cash flows from international operations were generally reinvested locally.

        Foreign exchange gains and losses were not material to Expedia's earnings in 2004 and 2003. However, Expedia periodically reviews its strategy for hedging transaction risks. Expedia's objective in managing its foreign exchange risk is to minimize its potential exposure to the changes that exchange rates might have on its earnings, cash flows and financial position.

        During the fourth quarter of 2003, one of Expedia's subsidiaries entered into a cross currency swap with a notional amount of Euro 39 million, which is to mature on October 30, 2013 and is used to hedge against the change in value of an asset denominated in a currency other than the subsidiary's functional currency. This swap enables Expedia to pay Euro at a rate of the three-month EURIBOR plus 0.50% on Euro 39 million. In exchange Expedia receives 4.9% interest on $46.4 million. In addition, on April 14, 2004, one of Expedia's subsidiaries entered into a cross currency swap with a notional amount of Euro 38.2 million which is to mature on April 7, 2014 and is used to hedge against the change in value of an asset in a similar manner to the swap described above. This swap enables Expedia to pay Euro at a rate of the six-month EURIBOR plus 0.90% on Euro 38.2 million. In exchange Expedia receives 5.47% interest on $45.9 million. At the date of maturity, these agreements call for the exchange of notional amounts. The change in fair value of these cross currency swaps at December 31, 2004 resulted in an unrealized loss of $12.8 million.

  Equity Price Risk

        It is not customary for Expedia to make significant investments in equity securities as part of its marketable securities investment strategy.

        On August 4, 2004, Expedia, through a subsidiary, made an investment in eLong, a Cayman Island company, whose principal business is the operation of an Internet-based travel business in the People's Republic of China. The purchase price of the investment was approximately $59 million in cash that represented a 30% interest in eLong, which is accounted for under the equity method at December 31, 2004. Concurrent with the original investment, eLong issued a warrant to Expedia to acquire such additional eLong shares as would be necessary to provide Expedia with a minimum aggregate investment of 51% of eLong shares on a fully diluted basis for approximately $6.21 per share.

        On October 28, 2004, eLong priced its initial public offering of shares. The initial public offering resulted in the warrant becoming subject to the mark-to-market provisions of SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." As such, Expedia has recorded an unrealized gain of $27.2 million, net of deferred taxes, of $16.4 million, related to the warrant that has been recorded in other comprehensive income at December 31, 2004.

        On December 16, 2004, Expedia notified eLong of its intent to exercise its warrant to acquire its additional eLong shares. The transaction was completed on January 10, 2005. Following the exercise of the warrant, Expedia owns approximately 52% of the outstanding capital stock of eLong on a fully diluted basis, representing approximately 96% of the total voting power of eLong. Accordingly, Expedia began consolidating the results of eLong effective January 10, 2005.

  Results of operations for the three months ended March 31, 2005 compared to the three months ended March 31, 2004

	Three months ended March 31,
	2005	2004	Percentage Change
	(Dollars in millions)
Revenues	$485.0	$413.3	17%
Operating Income Before Amortization	136.7	98.7	39%
Amortization of non-cash distribution and marketing expense	(0.4)	(5.0)
Amortization of non-cash compensation expense	(38.3)	(46.9)
Amortization of intangibles	(31.7)	(30.1)

Operating income	$66.3	$16.7	298%

Operating income as a percentage of revenue	13.7%	4.0%
Operating Income Before Amortization as a percentage of revenue	28.2%	23.9%

        Revenue grew 17%, primarily driven by the merchant hotel business, including revenues generated from international websites, the air business and the results from acquisitions including TripAdivsor and eLong.

        Revenue from international websites increased 62%, or 56% on a local currency basis, to $99.6 million in 2005 from $61.5 million in 2004. The United Kingdom, German and Canadian websites, as well as the acquisition of Expedia Corporate Travel-Europe, contributed to the continued international growth in the merchant hotel and air businesses.

        Merchant hotel revenue increased 7% driven primarily by an increase in merchant hotel room nights stayed, as well as an increase in revenue per room night. Merchant hotel room nights stayed, including rooms delivered as a component of packages, increased 4% to 7.3 million, reflecting continued growth in demand from Expedia's international websites partially offset by a decline in the domestic business. Revenue per room night increased 7% due primarily to increases in average daily room rates, partially offset by a decline in merchant hotel raw margins (defined as merchant hotel net revenue as a percent of gross bookings). The merchant hotel business continues to benefit from growth in the packages business.

        Expedia's U.S. merchant hotel business continues to operate in a challenging environment due primarily to substantial competition from third party distributors, significant promotion by hotel chains of their own direct sites and high overall occupancy rates, resulting in decreased availability of favorably priced travel products and services. These trends are generally expected to continue.

        Revenue from the air business increased 16% from 2004, driven primarily by a 24% increase in air tickets sold, partially offset by a decline in air revenue per ticket.

        Overall revenue margins (defined as net revenue as a percent of gross bookings) decreased by 50 basis points due primarily to lower merchant hotel raw margins and lower air revenue per ticket, partially offset by higher merchant hotel average daily rates. A higher mix of air revenue also contributed to the decrease. Expedia expects these trends to continue in the near term.

        Gross profit increased $62.6 million, or 20%, reflecting improved operating results driven primarily by the growth in Expedia's merchant hotel business, including increased revenues from international websites and packages. Expedia's merchant business yields higher gross profit per transaction than its agency business.

        Selling and marketing expenses increased $7.3 million, or 5%, primarily reflecting the impact of increased international spending. The increase in selling and marketing expenses was driven by greater emphasis on Expedia's international businesses, which have a higher selling and marketing cost relative to revenue due to earlier stages of development. International selling and marketing expense increased 60%. The inclusion of the results of TripAdvisor also contributed to the increase in selling and marketing expense.

        General and administrative expenses increased $16.0 million, or 32%, due primarily to increased headcount in website development and administrative functions, such as legal, tax, accounting and information technology at certain Expedia companies, as well as the inclusion of the results of TripAdvisor in 2005. In addition, Expedia utilized external professional services related to legal, tax and accounting projects to a greater extent in 2005 as compared to 2004. Further, Expedia incurred approximately $1.0 million of expenses in connection with the spin-off in 2005 and will continue to incur additional expenses related to the spin-off in the second and third quarters of 2005.

        Depreciation expense increased $1.4 million, or 19%, due primarily to capital expenditures of $12.6 million during 2005 and 2004, partially offset by certain fixed assets becoming fully depreciated during the period.

        Operating Income Before Amortization grew 39% due primarily to increased revenues, results from acquisitions, higher gross margins and operating efficiencies, partially offset by an increase in selling and marketing expense, as discussed above. Expedia expects that the second quarter growth rates in Operating Income Before Amortization will be lower than the first quarter due to an expected increase in the growth rate of selling and marketing expense relative to the first quarter and the reversal of $6.4 million of expenses associated with the resolution of a contractual dispute which benefited results in the second quarter of 2004.

        Operating income grew 298% due to the increase in Operating Income Before Amortization described above as well as a decrease in non-cash compensation of $8.6 million, or 18%, a decrease in non-cash distribution and marketing expense of $4.6 million, or 91%, partially offset by an increase in amortization of intangibles of $1.6 million, or 5%. Non-cash compensation expense related primarily to the Expedia.com and Hotels.com mergers in 2003, which resulted in the conversion of all Expedia.com and Hotels.com stock options, warrants, and restricted stock into IAC equity awards. This non-cash compensation expense relates to employees of Expedia.com and Hotels.com and is recorded over the remaining vesting period of the equity awards and therefore declines over time as the awards vest. In future periods, non-cash compensation is expected to include charges related to the spin-off.

        Net interest income increased $3.9 million, or 65%, as a result of higher receivable balances due from IAC and its subsidiaries, as well as higher interest rates earned in 2005 on these balances, in each case, pursuant to cash management arrangements with IAC.

        Equity in the losses of unconsolidated affiliates and other income (expense) increased $2.6 million, or 167%, due primarily to an increase in foreign currency exchange gains of $2.8 million partially offset by increased equity in the losses of unconsolidated affiliates of Expedia.com.

        The effective tax rate from continuing operations was 38% in 2005 as compared to 40% in 2004. The 2005 rate is higher than the federal statutory rate of 35% due principally to amortization of non-deductible non-cash compensation, state taxes, and non-deductible transaction expenses related to the spin-off. The 2004 rate is higher than the federal statutory rate of 35% due principally to non-deductible amortization of non-cash compensation, state taxes, and foreign losses for which no tax benefit was recognized.

        Minority interest in loss from consolidated subsidiaries increased $0.3 million in 2005. Minority interest in the loss from consolidated subsidiaries in 2005 represents the minority interest in TripAdvisor, eLong, Inc. and Egencia SA.

  Financial Position, Liquidity And Capital Resources

        As of March 31, 2005, Expedia had $322.9 million of cash on hand and $711.4 million in combined deferred merchant bookings and deferred revenue.

        Net cash provided by operating activities was approximately $497.7 million in 2005 and $440.4 million in 2004. Cash flows from the merchant hotel business models of Expedia.com and Hotels.com contributed significantly to the cash provided by operating activities. The increase in working capital cash flow was $366.7 million in 2005 as compared to $344.9 million in 2004, primarily reflecting changes in accounts and notes receivable, deferred merchant bookings and deferred revenue and in accounts payable and accrued expenses.

        For the quarter ended March 31, 2005 and 2004, cash flows provided by deferred merchant bookings and deferred revenue were $344.2 million and $313.2 million, respectively. In the merchant hotel business, Expedia and Hotels.com receive cash from customers on hotel and air bookings before the stay or flight has occurred. These amounts are classified on Expedia's balance sheet as deferred merchant bookings. The payment to the suppliers related to these bookings is not made until approximately one week after booking for air travel and, for all other merchant bookings, after the customer's use and subsequent billing from the supplier. Therefore, especially for the hotel business, which is the majority of Expedia's merchant bookings, there is generally a significant period of time from the receipt of the cash from the customers to the payment to the suppliers. However, over time Expedia has paid its suppliers faster and Expedia expects this trend to continue. As long as the merchant hotel businesses continue to grow positively, as they have historically, and Expedia's business model does not change, Expedia expects that the change in working capital will continue to be positive. If these businesses were to decline or if the model otherwise changed, it would negatively impact working capital. There is a seasonal element to cash flow related to merchant bookings, as the first half of the year has traditionally been a period where hotel bookings significantly exceed stays, resulting in much higher cash flow related to working capital. This trend reverses in the later part of the year. While Expedia expects the seasonality to continue, working capital related to merchant bookings may be impacted by changes in growth rates which might counteract the anticipated seasonality.

        Cash provided by investing activities in 2005 of $1.8 million resulted primarily from net cash acquired related to the exercise of eLong warrant, partially offset by capital expeditures of $12.6 million. Cash provided by investing activities in 2004 of $678.5 million relates primarily to net proceeds of $693.6 million generated from the sale of marketable securities partially offset by capital expenditures of $11.6 million.

        Cash used in financing activities in 2005 and 2004 of $345.1 million and $959.9 million were primarily due to net transfers to IAC, pursuant to cash management agreements. These net transfers relate primarily to the transfer of Expedia's excess cash to IAC in order to be centrally managed by IAC's treasury function in 2004.

        Expedia anticipates that it will continue to invest in the development and expansion of its overall operations. In the event Expedia makes acquisitions, this may result in the reduction of its cash balance or the incurrence of debt. Furthermore, future capital expenditures may be higher than current amounts over the next several years.

        Future demand for Expedia's products and services may be impacted by future economic and political developments. Expedia believes that its financial situation would enable it to absorb a significant potential downturn in business. As previously discussed, a significant amount of operating cash flow is from increased deferred merchant bookings and the period between receipt of cash from the customer and payment of cash to the vendor. A change in this historical pattern could result in a decrease in operating cash flow, or negative operating cash flows in certain periods.

        Upon completion of the spin-off, Expedia will transfer to IAC all cash in excess of $100 million, excluding the cash held by eLong, and all intercompany receivable and payable balances will be extinguished. In addition, Expedia expects to enter into a revolving credit facility for up to $1 billion to be effective upon completion of the spin-off, of which Expedia anticipates drawing down $150 million concurrent with the spin-off. As a result, in the opinion of Expedia's management, available cash, internally generated funds and available borrowings, in the form of the revolving credit facility, will provide sufficient capital resources to meet Expedia's foreseeable needs.

  Reconciliation of Operating Income Before Amortization

        The following table is a reconciliation of Operating Income Before Amortization to operating income and net income for the three months ended March 31, 2005 and 2004.

	Three months ended March 31,
	2005	2004
	(In Thousands)
Operating Income Before Amortization	$136,722	$98,673
Amortization of non-cash distribution and marketing expense	(432)	(5,038)
Amortization of non-cash compensation expense	(38,300)	(46,869)
Amortization of intangibles	(31,665)	(30,089)

Operating income	66,325	16,677
Interest income	9,799	6,417
Interest expense	—	(491)
Equity in losses of unconsolidated affiliates and other	1,034	(1,540)
Income tax expense	(29,385)	(8,344)
Minority interest in loss of consolidated subsidiaries	256	—

Net income	$48,029	$12,719

  Quantitative and Qualitative Disclosures about Market Risk

  Interest Rate Risk

        Expedia's exposure to market rate risk for changes in interest rates relates primarily to its short-term investment portfolio. Expedia invests its excess cash in debt instruments of government agencies and high quality corporate issuers. The portfolio is reviewed on a periodic basis and adjusted in the event that an impairment of a security is deemed to be other than temporary. At March 31, 2005, Expedia had no investments in marketable securities.

  Foreign Currency Exchange Risk

        Expedia conducts business in certain foreign markets, primarily in the European Union and Canada. Expedia's primary exposure to foreign currency risk relates to investments in foreign subsidiaries that transact business in a functional currency other than the U.S. Dollar, primarily the Euro, British Pound Sterling and Canadian Dollar. However, the exposure is mitigated since Expedia has generally reinvested profits from international operations in order to grow the businesses.

        As Expedia increases its operations in international markets it becomes increasingly exposed to potentially volatile movements in currency exchange rates. The economic impact of currency exchange rate movements on Expedia is often linked to variability in real growth, inflation, interest rates, governmental actions and other factors. These changes, if material, could cause Expedia to adjust its financing and operating strategies.

        As currency exchange rates change, translation of the income statements of Expedia's international businesses into U.S. dollars affects year-over-year comparability of operating results. Historically, Expedia has not hedged translation risks because cash flows from international operations were generally reinvested locally.

        Foreign exchange gains and losses were not material to Expedia's earnings in the first quarter of 2005 and 2004. However, Expedia periodically reviews its strategy for hedging transaction risks. Expedia's objective in managing its foreign exchange risk is to minimize its potential exposure to the changes that exchange rates might have on its earnings, cash flows and financial position.

        During the fourth quarter of 2003, one of Expedia's subsidiaries entered into a cross currency swap with a notional amount of Euro 39 million which is to mature on October 30, 2013 and is used to hedge against the change in value of an asset denominated in a currency other than the subsidiary's functional currency. This swap enables Expedia to pay Euro at a rate of the three-month EURIBOR plus 0.50% on Euro 39 million. In exchange Expedia receives 4.9% interest on $46.4 million. In addition, on April 14, 2004, one of Expedia's subsidiaries entered into a cross currency swap with a notional amount of Euro 38.2 million which is to mature on April 7, 2014 and is used to hedge against the change in value of an asset in a similar manner to the swap described above. This swap enables Expedia to pay Euro at a rate of the six-month EURIBOR plus 0.90% on Euro 38.2 million. In exchange Expedia receives 5.47% interest on $45.9 million. At the date of maturity, these agreements call for the exchange of notional amounts. The changes in fair value of these cross currency swaps at March 31, 2005 and 2004 resulted in unrealized losses of $10.5 million and $0.5 million, respectively.

  Equity Price Risk

        It is not customary for Expedia to make significant investments in equity securities as part of its marketable securities investment strategy.

        On August 4, 2004, Expedia, through a subsidiary, made an investment in eLong, a Cayman Island company, whose principal business is the operation of an Internet based travel business in the People's Republic of China. The purchase price of the investment was approximately $59 million in cash that represented a 30% interest in eLong which was accounted for under the equity method at December 31, 2004. Concurrent with the original investment, eLong issued a warrant to Expedia to acquire such additional eLong shares as would be necessary to provide Expedia with a minimum aggregate investment of 51% of eLong shares on a fully diluted basis for approximately $6.21 per share.

        On December 16, 2004, Expedia notified eLong of its intent to exercise its warrant to acquire its additional eLong shares. The transaction was completed on January 10, 2005. Following the exercise of the warrant, Expedia owns approximately 52% of the outstanding capital stock of eLong on a fully diluted basis, representing approximately 96% of the total voting power of eLong. Accordingly, Expedia has consolidated the results of eLong effective January 10, 2005.

Expedia Management

  Expedia Board of Directors and Executive Officers

        The following table sets forth information as to persons who are expected to serve as Expedia directors and executive officers immediately following the spin-off. Expedia currently anticipates that its Board of Directors will include nine directors. For purposes of the information regarding Expedia's executive officers for periods prior to April 2005 set forth immediately below, the term Expedia refers to Expedia, Inc., the Washington corporation, through which Expedia.com has historically been, and currently is, operated and managed.

        Messrs. Diller and Kaufman are current directors of IAC and are also expected to serve as directors of Expedia.

Name	Age	Title
Barry Diller	63	Chairman of the Board, Senior Executive
Dara Khosrowshahi	36	Director, Chief Executive Officer
Victor A. Kaufman	61	Director, Vice Chairman
A. George "Skip" Battle	61	Director
Robert R. Bennett	47	Director
Jonathan Dolgen	60	Director
David Goldhill	44	Director
Peter Kern	38	Director
John C. Malone	64	Director
Chris Bellairs	44	Chief Financial Officer
Keenan M. Conder	42	Senior Vice President, General Counsel and Secretary
Kathleen K. Dellplain	46	Executive Vice President, Human Resources
Paul Onnen	43	Executive Vice President, Technology
William Ruckelshaus	40	Senior Vice President, Strategy andPlanning

Directors

        Background information about those individuals who are expected to serve as directors of Expedia appears below.

        Barry Diller, age 63, has been a director and the Chairman and Chief Executive Officer of IAC (and its predecessors) since August 1995. He was Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. From 1984 to 1992, Mr. Diller served as the Chairman of the Board and Chief Executive Officer of Fox, Inc. Prior to joining Fox, Inc., Mr. Diller served for 10 years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller is currently a member of the boards of directors of The Washington Post Company and The Coca-Cola Company. He also serves on the Board of the Museum of Television and Radio, Conservation International and The Educational Broadcasting Company. In addition, Mr. Diller is a member of the Board of Councilors for the University of Southern California's School of Cinema—Television, the New York University Board of Trustees, the Tisch School of the Arts Dean's Council and the Executive Board for the Medical Sciences of University of California, Los Angeles. Following completion of the spin-off, Mr. Diller will serve as the Chairman of the Board and Senior Executive of Expedia in addition to continuing to serve in his current roles at IAC.

        Dara Khosrowshahi, age 36, will serve as Chief Executive Officer of Expedia upon completion of the spin-off. Mr. Khosrowshahi currently serves as the Chief Executive Officer of IAC Travel, which position he has held since January 2005. Prior to his tenure as Chief Executive Officer of IAC Travel, Mr. Khosrowshahi served as Executive Vice President and Chief Financial Officer of IAC from January 2002. Mr. Khosrowshahi previously served as IAC's Executive Vice President, Operations and Strategic Planning, from July 2000 to January 2002. From August 1999 to July 2000, Mr. Khosrowshahi served as President, USA Networks Interactive, a division of IAC. Mr. Khosrowshahi joined IAC in 1998 as Vice President of Strategic Planning, and was later promoted to Senior Vice President in May 1999. Prior to joining IAC, Mr. Khosrowshahi worked at Allen & Company LLC from 1991 to 1998, where he served as Vice President from 1995 to 1998.

        Victor A. Kaufman, age 61, has been a director of IAC (and its predecessors) since December 1996 and has been Vice Chairman of IAC since October 1999. Previously, Mr. Kaufman served in the Office of the Chairman from January 1997 to November 1997 and as Chief Financial Officer of IAC from November 1997 to October 1999. Prior to his tenure with IAC, Mr. Kaufman served as Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. from March 1992 and as a director of Savoy from February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. and served in such capacities from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star's successor company, Columbia Pictures Entertainment, Inc. He resigned from these positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star. Following completion of the spin-off, Mr. Kaufman will serve as director and Vice Chairman of Expedia in addition to continuing to serve in his current roles at IAC.

        A. George "Skip" Battle, age 61, has served as Executive Chairman of Ask Jeeves since January 1, 2004. He was Chief Executive Officer of Ask Jeeves from December 2000 until December 31, 2003. Prior to joining Ask Jeeves, from 1995 to 2000, Mr. Battle was a business consultant and investor and served as a member of the boards of directors of several technology companies. Prior thereto, Mr. Battle served with Andersen Consulting in various roles including Worldwide Managing Partner, Market Development and as a member of the firm's Executive Committee, Global Management Council and Partner Income Committee. Mr. Battle retired from Andersen Consulting in June 1995. Mr. Battle is currently Chairman of the Board of Fair, Isaac and Company, Inc. and a director of Masters Select Equity Fund, Masters Select International Fund, Masters Select Value Fund and Masters Select Smaller Company Fund (all registered investment companies), and two non-profit organizations. In 2004, Mr. Battle also served as a director of PeopleSoft, Inc., until its acquisition by Oracle Corp, and of Barra, Inc. Mr. Battle holds a BA degree in economics from Dartmouth College and an MBA degree from the Stanford Graduate School of Business.

        Robert R. Bennett, age 47, has served as President and Chief Executive Officer of Liberty Media Corporation since April 1997 and a director of Liberty since September 1994. Mr. Bennett has held various other executive positions with Liberty since its inception in 1990. Mr. Bennett served as Executive Vice President of Tele-Communications, Inc. ("TCI") from April 1997 to March 1999. Mr. Bennett is a director and Vice-Chairman of the Board of Liberty Media International, Inc. ("LMI"). Mr. Bennett is also a director of OpenTV Corp. and UnitedGlobalCom, Inc. ("UGC"), a subsidiary of LMI.

        Jonathan Dolgen, age 60, has been a private investor and has served as a Senior Advisor to Viacom, Inc. ("Viacom"), a worldwide entertainment and media company, where he provides advisory services to the current Chairman and Chief Executive of Viacom, or others designated by him, on an as requested basis, since July 2004. Mr. Dolgen has been a principal of Wood River Ventures, LLC, a private start-up entity that is seeking investment and other opportunities primarily in the media sector, since September 2004. From April 1994 to July 2004, Mr. Dolgen served as Chairman and Chief Executive Officer of the Viacom Entertainment Group, a unit of Viacom, where he oversaw various operations of Viacom's businesses, which during 2003 and 2004 primarily included the operations engaged in motion picture production and distribution, television production and distribution, regional theme parks, theatrical exhibition and publishing. Mr. Dolgen began his career in the entertainment industry in 1976, and prior to joining the Viacom Entertainment Group, served in various executive positions at Columbia Pictures Industries, Inc., Twentieth Century Fox and Fox, Inc. and Sony Pictures Entertainment. Mr. Dolgen holds a B.S. degree from Cornell University and a J.D. degree from New York University.

        David Goldhill, 44, is a private investor. He is chairman (having served as chief executive officer from 1996-2000) of Independent Network Television Holdings Ltd., the owner of the TV3 Russia broadcast network. From 2002-04, he was president and chief operating officer of Universal Television, a division of Universal Studios. From 1993-98, he was executive vice president and chief financial officer of Act III Communications, a holding company with interests in broadcast stations, movie theaters, magazines, and film/television production. Mr. Goldhill began his career as an investment banker with Morgan Stanley and Lehman Brothers. Mr. Goldhill is also a director of eLong, Inc.

        Peter Kern, 38, currently is a Managing Director of InterMedia Partners, a private equity firm that invests in media companies. Prior to working at InterMedia, Mr. Kern was Senior Managing Director and Principal of Alpine Capital LLC, a media investment and advisory firm. Mr. Kern joined Alpine when he merged his own firm, Gemini Associates, Inc., with Alpine in the summer of 2001. Gemini was founded as a large-cap M&A and strategic advisory firm in 1996, and Mr. Kern served as its President. Prior to founding Gemini Associates, Mr. Kern was at the Home Shopping Network and Whittle Communications. Mr. Kern holds a B.S. from the Wharton School at the University of Pennsylvania.

        John C. Malone, age 64, has served as Chairman of the Board and a director of Liberty Media Corporation since 1990. Mr. Malone has served as the President, Chief Executive Officer and Chairman of the Board of LMI since March 2004. Mr. Malone served as Chairman of the Board and a director of Liberty Satellite & Technology, Inc. from December 1996 to August 2000. Mr. Malone also served as Chairman of the Board of TCI from November 1996 to March 1999; and as a director and Chief Executive Officer of TCI from January 1994 to March 1999. Mr. Malone is also a director of The Bank of New York, LMI and UGC.

Executive Officers

        Background information about Expedia's executive officers who are not expected to serve as directors of Expedia appears below.

        Chris Bellairs, age 44, will serve as Chief Financial Officer of Expedia upon completion of the spin-off. Mr. Bellairs currently serves as Chief Financial Officer of IAC Travel, which position he has held since May 2004. Prior to joining IAC Travel, Mr. Bellairs was employed by PepsiCo, Inc. in its Immediate Consumption Division, where he served as Chief Financial Officer from September 2001 to April 2004. From February 1996 to August 2001, Mr. Bellairs held a variety of different financial positions at PepsiCo, including Finance Vice President of the Food Service and Vending Division and various Finance Director positions at Frito Lay North America. Prior to joining PepsiCo, Mr. Bellairs worked for Proctor & Gamble from June 1991 to January 1996, where he held various financial positions, including Manager of Financial Planning and Analysis, as well as profit forecaster and financial analyst.

        Keenan M. Conder, age 42, will serve as Senior Vice President, General Counsel and Secretary of Expedia upon completion of the spin-off. Mr. Conder currently serves as Senior Vice President and General Counsel of IAC Travel, which position he has held since March 2004. Prior to joining IAC Travel, Mr. Conder served as Senior Vice President and General Counsel of Travelocity.com LP from May 2002 to February 2004, and as Vice President and Associate General Counsel of Travelocity from June 2000 to April 2002. Prior to joining Travelocity, Mr. Conder held various positions in the legal department at Sabre Inc. from April 1996 to June 2000, most recently as Senior Managing Attorney from April 1998 to June 2000. Prior to that, Mr. Conder worked as an attorney in the legal department of American Airlines from October 1994 to April 1996, and prior to that with Munsch, Hardt, Kopf, Harr & Dinan, the Dallas law firm.

        Kathleen K. Dellplain, age 46, will serve as Executive Vice President, Human Resources of Expedia upon completion of the spin-off. Ms. Dellplain currently serves as Executive Vice President of Human Resources of IAC Travel, which position she has held since September 2003. Prior to the formation of IAC Travel in September 2003, Ms. Dellplain served as Executive Vice President of Human Resources of Expedia from November 1999. Ms. Dellplain was initially hired by the Microsoft Corporation in October 1999 to build the human resources function of Expedia, then a subsidiary of Microsoft, in anticipation of Expedia's initial public offering. Previously Ms. Dellplain served as Vice President of Human Resources for IDX Systems Corporation from July 1997 to October 1999. Prior to that, Ms. Dellplain worked as the Senior Director of Human Resources for PHAMIS, Inc. from 1990 until its merger with IDX Systems Corporation in 1997.

        Paul Onnen, age 43, joined Expedia in May 2005 as Executive Vice President, Technology, overseeing the areas of Information Technology and Product Development. Mr. Onnen served as Senior Vice President & Chief Technology Officer at WebMD Corporation from February 2003 to April 2004, and as Executive Vice President & Chief Information Officer at Nordstrom.Com from January 2000 to February 2002. Prior to his tenure at Nordstrom.Com, Mr. Onnen served as President & Chief Technology Officer at Punch Networks from 1998 to 2000 and prior to that, in a number of capacities in research & development in software engineering for various technology companies. Mr. Onnen received a Bachelors Degree in Mathematics & Physics from St. Olaf College and a Masters degree in Computer Science from the University of Wisconsin—Madison.

        William Ruckelshaus, age 40, will serve as Senior Vice President, Strategy and Planning of Expedia upon completion of the spin-off. Mr. Ruckelshaus currently serves as Senior Vice President of Strategy and Planning of IAC Travel, which position he has held since September 2003. Prior to the formation of IAC Travel in September 2003, Mr. Ruckelshaus served as Senior Vice President of Strategy and Planning of Expedia, which position he held since July 2002. Prior to joining Expedia in July 2002, Mr. Ruckelshaus served as Director of Mergers and Acquisitions for Credit Suisse First Boston's Technology Group from 2000 to June 2002, where he advised the firm's software and services clients in a variety of strategic transactions. Prior to his tenure with Credit Suisse First Boston, Mr. Ruckelshaus served first as Vice President, and then as Director, of Mergers and Acquisitions for Volpe Browne Whelan & Company from 1997 to 2000. Prior to that, Mr. Ruckelshaus worked in the Planning Department at PepsiCo's Frito-Lay Division from 1993 to 1997. Prior to joining PepsiCo, Mr. Ruckelshaus was a Consultant at Booz-Allen & Hamilton from 1989 to 1991.

  Committees of Expedia's Board of Directors

        Concurrent with the completion of the spin-off, the Expedia Board of Directors will establish the following standing committees:    the Executive Committee, the Audit Committee and the Compensation/Benefits Committee. Expedia will be subject to the Marketplace Rules of The Nasdaq Stock Market, Inc. The Marketplace Rules exempt "Controlled Companies," or companies of which more than 50% of the voting power is held by an individual, group or another company, from certain requirements including a standing nominating committee of the Board of Directors. Expedia will qualify as a Controlled Company, and therefore will not have a nominating committee. Upon completion of the spin-off, Expedia's Board of Directors will form the following committees, with committee membership to be determined:

        Audit Committee.    The Audit Committee of the Expedia Board of Directors will consist of three persons and the composition of the committee will satisfy the independence requirements under the current standards imposed by the rules of the SEC and the Marketplace Rules. The Expedia Board will determine which member of the Audit Committee is an "audit committee financial expert," as such term is defined in the regulations promulgated under the Securities Exchange Act of 1934.

        The Audit Committee will function pursuant to a written charter adopted by the Expedia Board of Directors, pursuant to which it will be granted the responsibilities and authority necessary to comply with Rule 10A-3 of the Securities Exchange Act. The Audit Committee will be appointed by the Board to assist the Board with a variety of matters including monitoring (1) the integrity of the financial statements of Expedia, (2) the independent auditor's qualifications and independence, (3) the performance of Expedia's internal audit function and independent auditors, and (4) the compliance by Expedia with legal and regulatory requirements.

        Compensation/Benefits Committee.    The Compensation/Benefits Committee will be authorized to exercise all of the powers of the Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock compensation plans, investment programs and insurance plans. None of the members of the Compensation/Benefits Committee is expected to be an employee of Expedia.

        Executive Committee.    The Executive Committee of the Board of Directors will have all the power and authority of the Board of Directors of Expedia, except those powers specifically reserved to the Board by Delaware law or Expedia's organizational documents.

        Other Committees.    In addition to the foregoing committees, Expedia's Board of Directors, by resolution, may from time to time establish other committees of the Expedia Board of Directors, consisting of one or more of its directors.

  Compensation of Expedia Executive Officers

        The following table presents information concerning total compensation paid by IAC during 2004 to (i) the individual who will be Expedia's Chief Executive Officer and (ii) each Expedia executive officer who was among the four most highly-compensated executive officers of Expedia (the "Expedia Named Executive Officers") based on 2004 compensation. These amounts do not reflect the compensation such individuals will receive following the spin-off. In the case of Messrs. Diller, Kaufman and Khosrowshahi, information is provided for the last three fiscal years and reflects compensation paid to them in their capacities as corporate officers of IAC. Share information set forth below does not give effect to the the spin-off or the one-for-two reverse stock split that IAC expects to complete immediately prior to the spin-off. For a discussion of the adjustments with respect to IAC compensatory equity-based awards in connection with the spin-off and the one-for-two reverse stock split, see "The Spin-Off Proposal—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

Summary Compensation Table

		Annual Compensation						Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary($)		Bonus($)		Other Annual Compensation($)(1)		Restricted Stock Awards($)(2)		All Other Compensation($)
Barry Diller*	2004	930,000		1,600,000		950,214	(3)	—		105,106	(4)(5)
Chairman and Senior	2003	500,000		3,250,000	(6)	1,387,833	(3)	—		81,966	(4)(5)
Executive	2002	500,000		2,750,000	(7)	707,861	(3)	—		144,438	(4)(5)
Victor A. Kaufman*	2004	650,000		1,400,000		140,960	(8)	1,985,760	(9)	6,150	(5)
Vice Chairman	2003	650,000		3,000,000		—		2,777,913		6,000	(5)
	2002	650,000		2,500,000		—		4,269,300		5,500	(5)
Dara Khosrowshahi*	2004	550,000		1,200,000		—		1,985,760	(9)	6,150	(5)
Chief Executive Officer	2003	550,000		2,000,000	(6)	125,000	(10)	2,449,621		6,000	(5)
	2002	546,154		1,125,000	(7)	56,250	(11)	2,247,000		5,500	(5)
Chris Bellairs	2004	143,712	(12)	218,541	(13)	87,327	(14)	1,439,671	(9)	—	(5)
Chief Financial Officer
William Ruckelshaus	2004	250,000		70,000		—		297,845		4,477	(5)
Senior Vice President,
Strategy and Planning

*
Compensation received in respect of individual's services as a corporate officer of IAC.

(1)
Disclosure of perquisites and other personal benefits, securities or property received by each of the executive officers in the table above is only required where the aggregate amount of such compensation exceeded the lesser of $50,000 or 10% of the total of the executive officer's salary and bonus for the year.

(2)
Reflects the dollar value of annual awards of restricted stock units, calculated by multiplying the closing market price of the IAC common stock on the date of the grant by the number of units awarded. Restricted stock unit awards in respect of annual performance for a given fiscal year are generally granted in February of the following fiscal year. Restricted stock unit awards granted in early 2003 with respect to the 2002 fiscal year generally vest over five years, with 25% vesting on the second, third, fourth and fifth anniversaries of the date of grant. Restricted stock unit awards granted in early 2004 and 2005 with respect to the 2003 and 2004 fiscal years, respectively, generally vest in equal installments over five years on the anniversary of the date of grant.

(3)
Includes the value of personal benefits received by Mr. Diller, including $832,334 in 2004, $889,579 in 2003 and $435,507 in 2002, in each case, attributable to his personal use of an aircraft jointly owned by IAC and Nineteen Forty CC Inc., an entity owned by Mr. Diller (without offset for the value of his ownership interest in the aircraft, see "Certain IAC Relationships and Related Party Transactions—Relationships with Officers and Directors") and related tax payments in 2003 and 2002. 2004 amounts are net of an aggregate of $168,643 in reimbursements to IAC by Mr. Diller for certain personal use of the aircraft. Also includes $406,250 in 2003 and $137,500 in 2002, in each case, reflecting the 20% discount upon the conversion of deferred cash bonus amounts into shares of IAC common stock pursuant to IAC's 2003 and 2002 Bonus Stock Purchase Programs (described in Notes 6 and 7 below), respectively. 2003 amounts reflect $56,567 that was erroneously not reported in the 2003 proxy statement, primarily relating to the personal use of certain IAC office space.

(4)
Mr. Diller has an interest-free, secured, non-recourse promissory note in the amount of $4,997,779 payable to IAC, which was used to purchase 883,976 shares of IAC common stock in August 1995. As a result, Mr. Diller had non-cash compensation for imputed interest of $98,956 in 2004, $75,966 in 2003 and $138,938 in 2002.

(5)
Includes IAC's matching contributions under its 401(k) Retirement Savings Plan. Under the IAC 401(k) Plan as in effect through December 31, 2004, IAC matches $.50 for each dollar a participant contributes up to the first 6% of compensation. For fiscal 2002, IAC's matching contribution for each of Messrs. Diller, Kaufman and Khosrowshahi was $5,500. For fiscal 2003, IAC's matching contribution for each of Messrs. Diller, Kaufman and Khosrowshahi was $6,000. For fiscal 2004, IAC's matching contribution for each of Messrs. Diller, Kaufman and Khosrowshahi was $6,150 and for Mr. Ruckelshaus was $4,477.

(6)
Of this amount, Messrs. Diller and Khosrowshahi elected to defer $1,625,000 and $500,000, respectively, under IAC's 2003 Bonus Stock Purchase Program. Under the 2003 Bonus Stock Purchase Program, in lieu of receiving a cash payment for the entire amount of their 2003 bonuses, all bonus eligible employees of IAC had a right to elect to defer up to 50% of the value of their 2003 bonus payments. Deferred amounts were converted into shares of IAC common stock at a 20% discount to the then current market value of IAC common stock, as determined in accordance with the terms of the program.

(7)
Of this amount, Messrs. Diller and Khosrowshahi elected to defer $550,000 and $225,000, respectively, under IAC's 2002 Bonus Stock Purchase Program. Under the 2002 Bonus Stock Purchase Program, in lieu of receiving a cash payment for the entire amount of their 2002 bonuses, all bonus eligible employees of IAC had a right to elect to defer up to 50% of the value of their 2002 bonus payments. Deferred amounts were converted into shares of IAC common stock at a 20% discount to the then current market value of IAC common stock, as determined in accordance with the terms of the program.

(8)
Primarily reflects the deemed benefit to Mr. Kaufman in the amount of $135,000 resulting from IAC's investment in a start-up venture controlled by Mr. Kaufman. See "Certain IAC Relationships and Related Party Transactions—Relationships with Officers and Directors."

(9)
Represents the dollar value of awards of restricted stock units, calculated by multiplying the closing market price of the IAC common stock on the date of grant by the number of units awarded. As of December 31, 2004 (including restricted stock units in respect of 2004 performance granted in early 2005), Messrs. Kaufman, Khosrowshahi, Bellairs and Ruckelshaus held 363,827, 263,182, 82,271 and 38,919 restricted stock units, respectively. The value of the shares underlying these restricted stock units as of December 31, 2004 was approximately $10,048,901, $7,269,087, $2,272,325 and $1,074,943, respectively. Restricted stock units vest over time as provided in the agreements governing the respective awards (described in Note 2 above).

(10)
Reflects the 20% discount upon the conversion of deferred cash bonus amounts into shares of IAC common stock pursuant to the 2003 Bonus Stock Purchase Program (described in Note 6 above).

(11)
Reflects the 20% discount upon the conversion of deferred cash bonus amounts into shares of IAC common stock pursuant to the 2002 Bonus Stock Purchase Program (described in Note 7 above).

(12)
Reflects salary paid to Mr. Bellairs in respect of the period commencing on May 11, 2004, the date on which he joined IAC Travel as Chief Financial Officer, and ending on December 31, 2004.

(13)
Mr. Bellairs received $150,000 of his 2004 bonus in the form of signing bonus upon his commencement of employment with IAC Travel.

(14)
Represents a moving allowance.

Stock Option Information

        No options to purchase shares of IAC common stock were granted to the Expedia Named Executive Officers during the year ended December 31, 2004. The table below presents information concerning the exercise of stock options by the Expedia Named Executive Officers during the year ended December 31, 2004, and the fiscal year-end value of all unexercised options held by the Expedia Named Executive Officers. Share information set forth below does not give effect to the the spin-off or the one-for-two reverse stock split that IAC expects to complete immediately prior to the spin-off. For a discussion of the adjustments with respect to IAC compensatory equity-based awards in connection with the spin-off and the one-for-two reverse stock split, see "The Spin-Off Proposal—Treatment of Outstanding IAC Compensatory Equity- Based Awards."

Aggregated IAC Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Unexercised Options Held at Year End(#)		Value of Unexercised In-the-Money Options at Year End($)(2)
Name	Acquired On Exercise(#)	Value Realized($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Barry Diller Chairman and Senior Executive	—	—	41,845,888	—	849,932,705	—
Victor A. Kaufman Vice Chairman	220,000	3,245,665	1,662,500	112,500	5,923,125	427,500
Dara Khosrowshahi Chief Executive Officer	—	—	955,839	62,500	5,389,862	237,500
Chris Bellairs Chief Financial Officer	—	—	—	—	—	—
William Ruckelshaus Senior Vice President, Strategy and Planning	217,868	1,872,638	625	1,070	7,075	12,112

(1)
Represents the difference between the exercise price of the options and the sale price of IAC common stock on the date of exercise and does not exclude the U.S. federal and state taxes due upon exercise.

(2)
Represents the difference between $27.62, the closing price of IAC common stock on December 31, 2004, and the exercise price of the options, and does not exclude the U.S. federal and state taxes due upon exercise.

  Certain Agreements with Expedia Executive Officers

        Mr. Khosrowshahi.    IAC has amended the outstanding equity awards held by Dara Khosrowshahi, Chief Executive Officer of Expedia, to provide that in the event of Mr. Khosrowshahi's termination of employment without cause, there will be full acceleration of the vesting of the awards to the date of termination in the manner set forth below.

        The following information does not give effect to the spin-off or the one-for-two reverse stock split that IAC expects to complete immediately prior to the spin-off. For a discussion of the adjustments with respect to IAC compensatory equity-based awards in connection with the spin-off and the one-for-two reverse stock split, see "The Spin-Off Proposal—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

  •
  Acceleration of vesting of all currently outstanding restricted stock units (RSUs) on the date of Mr. Khosrowshahi's termination of employment. Mr. Khosrowshahi currently holds unvested RSUs under three awards, covering a total of 263,185 shares of IAC common stock. The unvested RSUs will convert into RSUs with respect to Expedia common stock in connection with the spin-off.

  •
  Acceleration of vesting of 62,500 stock options to purchase shares of IAC common stock on the date of termination of employment if termination is prior to December 16, 2005. All options that are vested on the date of termination, including those accelerated, will remain exercisable for a period of 24 months from the date of termination or until the stated expiration date of the option, whichever is shorter.

        Termination of employment without cause will include the resignation by Mr. Khosrowshahi for "good reason," which is defined as an adverse change in Mr. Khosrowshahi's powers and duties, such that new powers and duties are inconsistent with Mr. Khosrowshahi's position and status.

        In connection with the foregoing arrangements, Mr. Khosrowshahi has agreed not to compete with Expedia's businesses during the term of his employment with Expedia and for a two-year period thereafter.

        Mr. Ruckelshaus.    For purposes of the information set forth immediately below, for periods prior to April 2005, the term Expedia refers to Expedia, Inc., the Washington corporation, through which Expedia.com has historically been, and currently is, operated and managed. On July 5, 2002, Expedia and Mr. Ruckelshaus entered into an employment agreement in connection with his employment as Vice President, Corporate Development of Expedia. This agreement was amended on August 8, 2003 (the "Effective Date") to reflect the appointment of Mr. Ruckelshaus as Senior Vice President, Corporate Development of Expedia. Mr. Ruckelshaus' employment agreement was not amended further in connection with his appointment as Senior Vice President, Strategy and Planning of IAC Travel. The amended employment agreement provides that Mr. Ruckelshaus shall receive an annual base salary of $250,000 per year and shall be eligible to receive annual discretionary bonuses. The amended employment agreement expires on July 15, 2005.

        In connection with the amendment of his employment agreement, Mr. Ruckelshaus received a grant of 17,500 IAC restricted stock units, which vest in equal installments on the first four anniversaries of the Effective Date. Upon a change of control of IAC, 100% of these restricted stock units shall immediately vest. The unvested portion of Mr. Ruckelshaus' restricted stock unit award described above will be adjusted to give effect to the spin-off and the one-for-two reverse stock split as described under the caption "The Spin-Off Proposal—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

        In addition, upon termination of Mr. Ruckelshaus' employment for any reason other than death, disability or cause, or if Mr. Ruckelshaus terminates his employment for "good reason," the agreement provides that Expedia would be required to pay Mr. Ruckelshaus his base salary through the date that is one year from his date of termination or resignation.

Expedia, Inc. 2005 Stock and Annual Incentive Plan

Introduction

        Prior to the completion of the spin-off Expedia expects to adopt the Expedia, Inc. 2005 Stock and Annual Incentive Plan (the "2005 Incentive Plan"). The purpose of the 2005 Incentive Plan will be to give Expedia a competitive advantage in attracting, retaining and motivating officers and employees and to provide Expedia with the ability to provide incentives more directly linked to the profitability of

Expedia's businesses and increases in stockholder value. In addition, the 2005 Incentive Plan is expected to provide for the assumption of awards pursuant to the adjustment of awards granted under current plans of IAC and its subsidiaries, as described in the Employee Matters Agreement. See "Treatment of Outstanding IAC Compensation Equity-Based Awards."

Description

        The 2005 Incentive Plan is expected to contain important features that are summarized below.

Administration

        The 2005 Incentive Plan will be administered by the Compensation/Benefits Committee or such other committee of the Board as the Board of Directors of Expedia may from time to time designate (the "Committee"). Among other things, the Committee will have the authority to select individuals to whom awards may be granted, to determine the type of award as well as the number of shares of Expedia common stock to be covered by each award, and to determine the terms and conditions of any such awards.

Eligibility

        In addition to individuals who hold outstanding adjusted awards, persons who serve or agree to serve as officers, employees, non-employee directors or consultants of Expedia and its subsidiaries and affiliates will be eligible to be granted awards under the 2005 Incentive Plan (other than adjusted awards that are assumed in connection with the spin-off).

Shares Subject to the Plan

        The 2005 Incentive Plan will authorize the issuance of up to 12,000,000 shares of Expedia common stock pursuant to new awards under the plan, plus shares to be granted pursuant to the assumption of outstanding adjusted awards. No single participant may be granted awards covering in excess of 8,000,000 shares of Expedia common stock over the life of the 2005 Incentive Plan.

        The shares of Expedia common stock subject to grant under the 2005 Incentive Plan are to be made available from authorized but unissued shares or from treasury shares, as determined from time to time by the Expedia Board. Other than adjusted awards, to the extent that any award is forfeited, or any option or stock appreciation right terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of Expedia common stock subject to such awards not delivered as a result thereof will again be available for awards under the plan. If the exercise price of any option and/or the tax withholding obligations relating to any award are satisfied by delivering shares to Expedia common stock (by either actual delivery or by attestation), only the number of shares of Expedia common stock issued net of the shares of Expedia common stock delivered or attested to will be deemed delivered for purposes of the limits in the plan. To the extent any shares of Expedia common stock subject to an award are withheld to satisfy the exercise price (in the case of an option) and/or the tax withholding obligations relating to such award, such shares of Expedia common stock will not generally be deemed to have been delivered for purposes of the limits set forth in the plan.

        In the event of certain extraordinary corporate transactions, the Committee or the Expedia Board will be able to make such substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the plan, (2) the various maximum limitations set forth in the plan, (3) the number and kind of shares or other securities subject to outstanding awards; and (4) the exercise price of outstanding options and stock appreciation rights.

        As indicated above, several types of stock grants can be made under the 2005 Incentive Plan. A summary of these grants is set forth below. The 2005 Incentive Plan will govern Expedia options and Expedia restricted stock units that convert from existing IAC options and IAC restricted stock units in connection with the spin-off as well as other award grants made following the spin-off pursuant to the 2005 Incentive Plan. Notwithstanding the foregoing, the terms that govern IAC options and IAC restricted stock units that convert into Expedia options and Expedia restricted stock units in connection with the spin-off will govern the Expedia options and Expedia restricted stock units to the extent inconsistent with the terms described below.

Stock Options and Stock Appreciation Rights

        Stock options granted under the plan may either be incentive stock options or nonqualified stock options. Stock appreciation rights granted under the plan may either be granted alone or in tandem with a stock option. The exercise price of options and stock appreciation rights cannot be less than 100% of the fair market value of the stock underlying the options or stock appreciation rights on the date of grant. Optionees may pay the exercise price in cash or, if approved by the Committee, in Expedia common stock (valued at its fair market value on the date of exercise) or a combination thereof, or by "cashless exercise" through a broker or by withholding shares otherwise receivable on exercise. The term of options and stock appreciation rights shall be as determined by the Committee, but an ISO may not have a term longer than ten years from the date of grant. The Committee will determine the vesting and exercise schedule of options and stock appreciation rights, and the extent to which they will be exercisable after the award holder's employment terminates. Generally, unvested options and stock appreciation rights terminate upon the termination of employment, and vested options and stock appreciation rights will remain exercisable for one year after the award holder's death, disability or retirement, and 90 days after the award holder's termination for any other reason. Vested options and stock appreciation rights will also terminate upon the optionee's termination for cause (as defined in the 2005 Incentive Plan). Stock options and stock appreciation rights are transferable only by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order or in the case of nonqualified stock options or stock appreciation rights, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the participant's family members, to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise.

Restricted Stock

        Restricted stock may be granted with such restriction periods as the Committee may designate. The Committee may provide at the time of grant that the vesting of restricted stock will be contingent upon the achievement of applicable performance goals and/or continued service. In the case of performance-based awards that are intended to qualify under Section 162(m)(4), (i) such goals will be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, net profit after tax, EBITDA, EBITA, gross profit, cash generation, unit volume, market share, sales, asset quality, earnings per share, operating income, revenues, return on assets, return on operating assets, return on equity, profits, total shareholder return (measured in terms of stock price appreciation and/or dividend growth), cost saving levels, marketing-spending efficiency, core non-interest income, change in working capital, return on capital, and/or stock price, with respect to Expedia or any subsidiary, division or department of Expedia. Such performance goals also may be based upon the attaining of specified levels of Expedia, subsidiary, affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries. Performance goals based on the foregoing factors are hereinafter referred to as "Performance Goals." The terms and conditions of restricted stock awards (including any applicable Performance Goals) need not be the same with respect to each participant. During the restriction period, the Committee may require that the stock certificates evidencing restricted shares be held by Expedia. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, and is forfeited upon termination of employment, unless otherwise provided by the Committee. Other than such restrictions on transfer and any other restrictions the Committee may impose, the participant will have all the rights of a stockholder with respect to the restricted stock award.

Restricted Stock Units

        The Committee may grant restricted stock units payable in cash or shares of Expedia common stock, conditioned upon continued service and/or the attainment of Performance Goals determined by the Committee. The terms and conditions of restricted stock unit awards (including any applicable Performance Goals) need not be the same with respect to each participant.

Other Stock-Based Awards

        Other awards of Expedia common stock and other awards that are valued in whole or in part by reference to, or are otherwise based upon, Expedia common stock, including (without limitation), unrestricted stock, dividend equivalents, and convertible debentures, may be granted under the plan.

Bonus Awards

        Bonus awards granted to eligible employees of Expedia and its subsidiaries and affiliates under the 2005 Incentive Plan shall be based upon the attainment of the Performance Goals established by the Committee for the plan year or such shorter performance period as may be established by the Committee. Bonus amounts earned by any individual shall be limited to $10 million for any plan year, pro rated (if so determined by the Committee) for any shorter performance period. Bonus amounts will be paid in cash or, in the discretion of the Committee, in Expedia common stock, as soon as practicable following the end of the plan year. The Committee may reduce or eliminate a participant's bonus award in any year notwithstanding the achievement of Performance Goals.

Change in Control

        Unless otherwise provided by the Committee in an award agreement (and with respect to adjusted awards only if provided in an applicable award agreement or in the IAC plan under which the award was granted), in the event of a Change in Control (as defined in the 2005 Incentive Plan) of Expedia, in the case of officers of Expedia who are Senior Vice Presidents and above as of the time of the Change in Control and, in the case of other employees of Expedia if provided by the Committee in an award agreement (i) any SARs and stock options outstanding as of the date of the Change in Control, which are not then exercisable and vested will become fully exercisable and vested, (ii) the restrictions and deferral limitations applicable to restricted stock will lapse and such restricted stock will become free of all restrictions and fully vested, (iii) all restricted stock units will be considered to be earned and payable in full and any deferral or other restrictions will lapse and such restricted stock units will be settled in cash or shares of Expedia common stock as promptly as practicable, and (iv) bonus awards may be paid out in whole or in part, in the discretion of the Committee, notwithstanding whether Performance Goals have been achieved. In addition, in the event that, during the two-year period following a Change in Control, a participant's employment is terminated by Expedia other than for cause or disability or a participant resigns for good reason, (i) any SARs and stock options outstanding as of the date of the Change in Control, will become fully exercisable and vested and will remain exercisable for the greater of (a) the period that they would remain exercisable absent the Change in Control provision and (b) the lesser of the original term or one year following such termination of employment, (ii) the restrictions and deferral limitations applicable to restricted stock will lapse and such restricted stock will become free of all restrictions and fully vested, and (iii) all restricted stock units will be considered to be earned and payable in full and any deferral or other restrictions will lapse and such restricted stock units will be settled in cash or shares of Expedia common stock as promptly as practicable.

Amendment and Discontinuance

        The 2005 Incentive Plan may be amended, altered or discontinued by the Expedia Board, but no amendment, alteration or discontinuance may impair the rights of an optionee under an option or a recipient of an SAR, restricted stock award, restricted stock unit award or bonus award previously granted without the optionee's or recipient's consent. Amendments to the 2005 Incentive Plan will require stockholder approval to the extent such approval is required by law or agreement.

Federal Income Tax Consequences

        The following discussion is intended only as a brief summary of the federal income tax rules that are generally relevant to stock options. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

Nonqualified Options

        Upon the grant of a nonqualified option, the optionee will not recognize any taxable income and Expedia will not be entitled to a deduction. Upon the exercise of such an option or related SAR, the excess of the fair market value of the shares acquired on the exercise of the option or SAR over the exercise price or the cash paid under an SAR (the "spread") will constitute compensation taxable to the optionee as ordinary income. Expedia, in computing its U.S. federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the optionee, subject to the limitations of Code Section 162(m).

ISOs

        An optionee will not recognize taxable income on the grant or exercise of an ISO. However, the spread at exercise will constitute an item includible in alternative minimum taxable income, and, thereby, may subject the optionee to the alternative minimum tax. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the ISO with which to pay such tax.

        Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO, after the later of (i) two years from the date of grant of the ISO or (ii) one year after the transfer of the shares to the optionee (the "ISO Holding Period"), the optionee will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock's selling price and the exercise price. Expedia is not entitled to any tax deduction by reason of the grant or exercise of an ISO, or by reason of a disposition of stock received upon exercise of an ISO if the ISO Holding Period is satisfied. Different rules apply if the optionee disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the ISO Holding Period.

Indemnification and Limitation of Liability for Officers and Directors

        Expedia is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware provides in relevant part as follows:

        A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative

(other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        As permitted by Delaware law, Expedia has included in its certificate of incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, Expedia's amended and restated certificate of incorporation and amended and restated bylaws will provide that Expedia is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary as described above. Moreover, Expedia is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Expedia, Expedia has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Description of IAC Capital Stock after the Spin-Off

        The following is a description of the material terms of IAC's capital stock after the spin-off and after giving effect to the one-for-two reverse stock split that IAC intends to effect immediately prior to the spin-off. The following description is not meant to be complete and is qualified by reference to

IAC's certificate of incorporation and bylaws and the Delaware General Corporation Law. Copies of IAC's certificate of incorporation and bylaws are incorporated by reference herein. For more information on how you can obtain copies of these documents, see "Where You Can Find More Information." We urge you to read IAC's certificate of incorporation and bylaws in their entirety.

IAC Authorized Capital Stock

        If IAC's stockholders approve the spin-off proposal, IAC's authorized capital stock will consist of one billion six hundred million (1,600,000,000) shares of common stock, par value $0.001 per share, four hundred million (400,000,000) shares of Class B common stock, par value $0.001 per share, and one hundred million (100,000,000) shares of preferred stock par value $0.001 per share. Based on the capitalization of IAC as of June 3, 2005, assuming the completion of (1) the Ask Jeeves acquisition, (2) the one-for-two reverse stock split and (3) the spin-off, and after giving effect to (4) IAC's June 7, 2005 acquisition from Universal of 43,181,308 shares of IAC common stock and 13,430,000 shares of IAC Class B common stock in connection with IAC's sale of its common and preferred interests in Vivendi Universal Entertainment to NBC Universal, IAC estimates that approximately 307,455,766 shares of IAC common stock and 25,599,998 shares of IAC Class B common stock will be outstanding immediately after the spin-off (assuming no conversion of derivative securities prior to the spin-off). The number of shares of preferred stock outstanding following the spin-off will depend on the elections that holders of IAC Series A preferred stock make in connection with the spin-off.

IAC Common Stock

        In general, the holders of IAC common stock will vote together as a single class with the holders of IAC Class B common stock and IAC Series B preferred stock on all matters, including the election of directors; provided, however, that the holders of IAC common stock, acting as a single class, will be entitled to elect twenty-five percent (25%) of the total number of directors, rounded up to the next whole number in the event of a fraction. Each outstanding share of IAC common stock will entitle the holder to one vote when voting separately as a class, and one vote when voting together as a single group with the holders of IAC Class B common stock and IAC Series B preferred stock. The IAC certificate of incorporation will not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of IAC preferred stock created by the IAC Board of Directors from time to time, the holders of IAC common stock will be entitled, share for share with the holders of the Class B common stock, to such dividends as may be declared from time to time by the IAC Board of Directors from funds legally available for the payment of dividends, and, upon liquidation, dissolution or winding up, will be entitled to receive pro rata, share for share with the holders of the Class B common stock, all assets available for distribution after payment of a proper amount to the holders of any series of preferred stock that may be issued in the future.

IAC Class B Common Stock

        In general, the holders of Class B common stock will vote together as a single class with the holders of IAC common stock and IAC Series B preferred stock on all matters, including the election of directors. The holders of IAC Class B common stock will be entitled to one vote when voting separately as a class, and ten votes when voting together as a single group with the holders of IAC common stock and IAC Series B preferred stock. The IAC certificate of incorporation will not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of IAC preferred stock created by the IAC Board of Directors from time to time, the holders of IAC Class B common stock will be entitled, share for share with the holders of the IAC common stock, to such dividends as may be declared from time to time by the IAC Board of Directors from funds legally available for the payment of dividends, and, upon liquidation, dissolution or winding up, will be entitled to receive pro rata, share for share with the holders of the IAC common stock, all assets available for distribution after payment of a proper amount to the holders of any series of preferred stock that may be issued in the future.

IAC Preferred Stock

        IAC will have the authority to issue shares of preferred stock from time to time in one or more series. The IAC Board of Directors will have the authority, by resolution, to designate the powers, preferences, rights and qualifications and restrictions of preferred stock of IAC.

Series B Preferred Stock

        General.    The per share face amount and liquidation preference of the IAC Series B preferred stock will equal $50 (the current per share face amount and liquidation preference of the IAC Series A preferred stock) multiplied by a fraction equal to 50% of the opening price of IAC common stock on the first trading day following the spin-off divided by the closing price of IAC common stock on the date of the spin-off. Each share will have a term that expires on February 4, 2022.

        Voting Rights.    Holders of IAC Series B preferred stock will be entitled to two votes for each share held on all matters presented to such stockholders. Except as otherwise required by Delaware law or the IAC certificate of incorporation, or any special voting rights of IAC Series B preferred stock, the holders of IAC common stock, IAC Class B common stock and IAC Series B preferred stock will vote together as one class. No separate class vote of IAC Series B preferred stock will be required for the approval of any matter except as required by Delaware law.

        Dividends.    Each share of IAC Series B preferred stock will be entitled to receive dividends equal to the sum of (1) 1.99% of the face value per year, payable quarterly in cash or IAC common stock, at IAC's option, plus (2) the excess, if any, of the aggregate value of any dividends paid on the IAC common stock underlying the IAC Series B preferred stock over the amount described in (1). If IAC elects to pay the dividends in IAC common stock, the price will be based on the 10-day trailing average price of IAC common stock prior to the payment date. No other preferred stock of IAC will rank senior to IAC Series B preferred stock with respect to payment of dividends.

        Conversion Rights.    Each share of IAC Series B preferred stock will be initially convertible into 0.7408 shares of IAC common stock (the "conversion factor"). If the share price of IAC common stock exceeds a trigger price (calculated as described below), the conversion factor will increase to a number determined by dividing the face value of the IAC Series B preferred stock by the following quotient:

Face Value X IAC (IAC X 0.7408) + (0.2396 X (IAC – Trigger Price))

where IAC = 10-day average price of IAC common stock for the 10 days prior to the conversion date and the Trigger Price equals $70.20 (the current trigger price for the IAC Series A preferred stock after giving effect to the one-for-two reverse stock split) multiplied by a fraction equal to 50% of the opening price of IAC common stock on the first trading day following the spin-off divided by the closing price of IAC common stock on the date of the spin-off.

        The certificate of designations for shares of IAC Series B preferred stock will also include an anti-dilution adjustment provision so that the number of shares of IAC common stock to be received upon conversion of a share of IAC Series B preferred stock is adjusted from time to time in the event of any stock split, stock consolidation, combination or subdivision, stock dividend or other distribution and any repurchase, reclassification, recapitalization or reorganization of IAC.

        Redemption by IAC.    Commencing on February 4, 2012, IAC will have the right from time to time to redeem at least 25% of the aggregate face value of the shares issued as of the date of the spin-off and up to 100% of the aggregate face value of the outstanding IAC Series B preferred stock at a redemption price per share of IAC Series B preferred stock equal to the face value plus any accrued and unpaid dividends. Any payment by IAC pursuant to a redemption by IAC may be made in cash or IAC common stock, at the option of IAC.

        Redemption by the Holder of IAC Series B Preferred Stock.    During the 20 business day period preceding each of the fifth, seventh, tenth and fifteenth anniversaries of February 4, 2002, a holder of IAC Series B preferred stock will have the right to require IAC to purchase all or a portion of the shares of IAC Series B preferred stock held by such holder for face value plus any accrued and unpaid dividends. Any payment by IAC pursuant to a redemption by the holder of IAC Series B preferred stock may be made in cash or IAC common stock, at the option of IAC.

        Liquidation Rights.    In the event of a voluntary or involuntary liquidation, dissolution or winding up of IAC, holders of IAC Series B preferred stock will be entitled to receive in preference to any holder of IAC common shares an amount per share equal to all accrued and unpaid dividends plus the greater of (a) face value, or (b) the liquidating distribution that would be received had such holder converted the IAC Series B preferred stock into IAC common stock immediately prior to the liquidation, dissolution or winding up of IAC. No other preferred stock of IAC will rank senior to IAC Series B preferred stock with respect to payment upon liquidation.

        Reservation of Shares of IAC Common Stock.    IAC will keep in reserve at all times during the term of the IAC Series B preferred stock sufficient authorized but unissued shares of IAC common stock for issuance in the event of exercises by the holders of IAC Series B preferred stock.

        Registration of Shares under the Securities Act.    The IAC Series B preferred stock and any IAC common stock issued upon conversion of the IAC Series B preferred stock will be registered under the Securities Act.

        Public Market.    Following the spin-off, IAC intends to seek to have the shares of IAC Series B preferred stock, if any, quoted on the OTC Bulletin Board under the ticker symbol "IACIP.OC." However, there can be no assurance that a viable and active trading market will develop."

IAC Warrants

        Holders of IAC warrants prior to the spin-off will not need to take any action to effect the split of their warrants into separate IAC warrants and Expedia warrants. For a description of the manner in which the IAC warrants will be adjusted in the spin-off, see "The Spin-Off Proposal—Treatment of IAC Series A Preferred Stock, Warrants and Indebtedness—Split of IAC Warrants."

        The number of shares of IAC common stock issuable upon the exercise of the IAC warrants will be subject to adjustment from time to time upon the occurrence of any of the following events: any stock split; any stock consolidation, combination or subdivision; any stock dividend or other distribution; any repurchase, reclassification, recapitalization or reorganization; and certain distributions of rights, warrants or evidences of indebtedness or assets. No fractional shares will be issued upon exercise of warrants, and cash will be paid to the holders of such warrants in lieu of such fractional shares based on the closing prices of IAC common stock as of the exercise date of the warrant.

Anti-Takeover Provisions in IAC's Bylaws

        IAC's bylaws contain provisions that could delay or make more difficult the acquisition of IAC by means of a hostile tender offer, open market purchases, a proxy contest or otherwise. Please also refer to "Risk Factors" for information on other factors that could impact a change of control. In addition, IAC's bylaws provide that, subject to the rights of holders of IAC preferred stock, only IAC's Chairman of the Board of Directors or a majority of IAC's Board of Directors may call a special meeting of stockholders.

Effect of Delaware Anti-Takeover Statute

        IAC is subject to Section 203 of the Delaware General Corporation Law, or the DGCL, which regulates corporate acquisitions. Section 203 generally prevents corporations from engaging in a business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless that business combination has been approved in one of a number of specific ways. For purposes of Section 203, a "business combination" includes, among other things, a merger or consolidation involving IAC and the interested stockholder and a sale of more than 10% of IAC's assets. In general, the anti-takeover law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of a company's outstanding voting stock and any entity or person affiliated with or controlling or controlled by that entity or person. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of a corporation's outstanding voting shares. The IAC Board of Directors has previously approved for purposes of Section 203 certain transactions among Barry Diller and Liberty and their respective affiliates and associates and IAC, which transactions may have resulted in Mr. Diller and/or Liberty becoming an "interested shareholder" of IAC. Other than with respect to the foregoing, IAC has not "opted out" of the provisions of Section 203, and following the spin-off will remain subject to the provisions of Section 203.

Action by Written Consent

        Under the DGCL, unless a company's certificate of incorporation expressly prohibits action by the written consent of stockholders, any action required or permitted to be taken by its stockholders at a duly called annual or special meeting may be taken by a consent in writing executed by stockholders possessing the requisite votes for the action to be taken. IAC's current certificate of incorporation does not expressly prohibit action by the written consent of stockholders. The certificate of incorporation that will be in effect following the spin-off will also not expressly prohibit action by the written consent of stockholders. As a result, Mr. Diller, who as of the date of this proxy statement/prospectus controlled a majority of the outstanding total voting power of IAC, will be able to take any action to be taken by stockholders without the necessity of holding a stockholders meeting (other than with respect to the election by the holders of shares of IAC common stock of 25% of the members of IAC's Board of Directors and certain matters as to which a separate class vote of the holders of shares of IAC common stock or IAC Series B preferred stock is required).

Transfer Agent

        The transfer agent for the shares of IAC common stock following the spin-off will be The Bank of New York.

Description of Expedia Capital Stock after the Spin-Off

        The following is a description of the material terms of Expedia capital stock. The following description is not meant to be complete and is qualified by reference to the forms of certificate of incorporation and bylaws that Expedia will implement immediately prior to the spin-off and the Delaware General Corporation Law. The forms of Expedia certificate of incorporation and bylaws, as these documents are expected to be in effect at the time of the spin-off, have been filed as exhibits to the registration statement, of which this document is a part. For more information on how you can obtain copies of these documents, see "Where You Can Find More Information." We urge you to read the forms of Expedia's certificate of incorporation and bylaws in their entirety.

Expedia Authorized Capital Stock

        Expedia's authorized capital stock will consist of one billion six hundred million (1,600,000,000) shares of common stock, par value $0.001 per share, four hundred million (400,000,000) shares of Class B common stock, par value $0.001 per share, and one hundred million (100,000,000) shares of preferred stock, par value $0.001 per share. Based on the capitalization of IAC as of June 3, 2005, assuming the completion of (1) the Ask Jeeves acquisition, (2) the one-for-two reverse stock split, and (3) the spin-off, and, after giving effect to (4) IAC's June 7, 2005 acquisition from Universal of 43,181,308 shares of IAC common stock and 13,430,000 shares of IAC Class B common stock in connection with IAC's sale of its common and preferred interests in Vivendi Universal Entertainment to NBC Universal, Expedia estimates that approximately 307,405,766 shares of Expedia common stock and 25,599,998 shares of Expedia Class B common stock will be outstanding immediately after the spin-off (assuming no conversion of derivative securities prior to the spin-off). The number of shares of Expedia Series A preferred stock outstanding following the spin-off will depend on the elections that holders of IAC Series A preferred stock make in connection with the spin-off.

Expedia Common Stock

        In general, the holders of Expedia common stock will vote together as a single class with the holders of Expedia Class B common stock and Expedia Series A preferred stock on all matters, including the election of directors; provided, however, that the holders of Expedia common stock, acting as a singles class, will be entitled to elect twenty-five percent (25%) of the total number of directors, rounded up to the next whole number in the event of a fraction. Each outstanding share of Expedia common stock will entitle the holder to one vote when voting separately as a class, and one vote when voting together as a single group with the holders of Expedia Class B common stock and Expedia Series A preferred stock. The Expedia certificate of incorporation will not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Expedia preferred stock created by the Expedia Board of Directors from time to time, the holders of Expedia common stock will be entitled, share for share with the holders of the Expedia Class B common stock, to such dividends as may be declared from time to time by the Expedia Board of Directors from funds legally available for the payment of dividends, and, upon liquidation, dissolution or winding up, will be entitled to receive pro rata, share for share with the holders of the Expedia Class B common stock, all assets available for distribution after payment of a proper amount to the holders of any series of preferred stock that may be issued in the future.

Expedia Class B Common Stock

        In general, the holders of Expedia Class B common stock will vote together as a single class with the holders of Expedia common stock and Expedia Series A preferred stock on all matters, including the election of directors. The holders of Expedia Class B common stock will be entitled to one vote when voting separately as a class, and ten votes when voting together as a single group with the holders of Expedia common stock and Expedia Series A preferred stock. The Expedia certificate of incorporation will not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Expedia preferred stock created by the Expedia Board of Directors from time to time, the holders of Expedia Class B common stock will be entitled, share for share with the holders of the Expedia common stock, to such dividends as may be declared from time to time by the Expedia Board of Directors from funds legally available for the payment of dividends, and, upon liquidation, dissolution or winding up, will be entitled to receive pro rata, share for share with the holders of Expedia common stock, all assets available for distribution after payment of a proper amount to the holders of any series of preferred stock that may be issued in the future.

Expedia Preferred Stock

        Expedia may issue shares of preferred stock from time to time in one or more series. The Expedia Board of Directors has authority, by resolution, to designate the powers, preferences, rights and qualifications and restrictions of preferred stock of Expedia.

Series A Preferred Stock

        General.    The per share face amount and liquidation preference of the Expedia Series A preferred stock will equal $50 (the current per share face amount and liquidation preference of the IAC Series A preferred stock) multiplied by a fraction equal to 50% of the opening price of Expedia common stock on the first trading day following the spin-off divided by the closing price of IAC common stock on the date of the spin-off. Each share will have a term that expires on February 4, 2022.

        Voting Rights.    Holders of Expedia Series A preferred stock will be entitled to two votes for each share of Expedia Series A preferred stock held on all matters presented to such stockholders. Except as otherwise required by Delaware law, or any special voting rights of Expedia Series A preferred stock as described in this proxy statement/prospectus, the holders of Expedia common stock, Expedia Class B common stock and Expedia Series A preferred stock entitled to vote together as one class. No separate class vote of Expedia Series A preferred stock will be required for the approval of any matter except as required by Delaware law.

        Dividends.    Each share of Expedia Series A preferred stock will be entitled to receive dividends equal to the sum of (1) 1.99% of the face value per year, payable quarterly in cash or Expedia common stock, at Expedia's option, plus (2) the excess, if any, of the aggregate value of any dividends paid on the Expedia common stock underlying the Expedia Series A preferred stock over the amount described in (1). If Expedia elects to pay the dividends in Expedia common stock, the price will be based on the 10-day trailing average price of Expedia common stock prior to the payment date. No other preferred stock of Expedia will rank senior to Expedia Series A preferred stock with respect to payment of dividends.

        Conversion Rights.    Each share of Expedia Series A preferred stock will be initially convertible into 0.7408 shares of Expedia common stock (the "conversion factor"). If the share price of Expedia common stock exceeds a trigger price (calculated as described below), the conversion factor will increase to a number determined by dividing the face value of the Expedia Series A preferred stock by the following quotient:

Face Value X EXP

(EXP X 0.7408) + (0.2396 X (EXP-Trigger Price))

where EXP = 10-day average price of Expedia common stock for the 10 days prior to the conversion date and the Trigger Price equals $70.20 (the trigger price for the IAC Series A preferred stock after giving effect to the one-for-two reverse stock split) multiplied by a fraction equal to 50% of the opening price of Expedia common stock on the first trading day following the spin-off divided by the closing price of IAC common stock on the date of the spin-off.

        The certificate of designations for shares of Expedia Series A preferred stock will also include an anti-dilution adjustment provision so that the number of shares of Expedia common stock to be received upon conversion of a share of Expedia Series A preferred stock is adjusted from time to time in the event of any stock split, stock consolidation, combination or subdivision, stock dividend or other distribution and any repurchase, reclassification, recapitalization or reorganization of Expedia.

        Redemption by Expedia.    Commencing on February 4, 2012, Expedia will have the right from time to time to redeem at least 25% of the original aggregate face value and up to 100% of the original aggregate face value of the outstanding Expedia Series A preferred stock at a redemption price per share of Expedia Series A preferred stock equal to face value plus any accrued and unpaid dividends. Any payment by Expedia pursuant to a redemption by Expedia may be made in cash or Expedia common stock, at the option of Expedia.

        Redemption by the Holder of Expedia Series A Preferred Stock.    During the 20 business day period preceding each of the fifth, seventh, tenth and fifteenth anniversaries of February 4, 2002, a holder of Expedia Series A preferred stock will have the right to require Expedia to purchase all or a portion of the shares of Expedia Series A preferred stock held by such holder for face value plus any accrued and unpaid dividends. Any payment by Expedia pursuant to a redemption by the holder of Expedia Series A preferred stock may be made in cash or Expedia common stock, at the option of Expedia.

        Liquidation Rights.    In the event of a voluntary or involuntary liquidation, dissolution or winding up of Expedia, holders of Expedia Series A preferred stock will be entitled to receive in preference to any holder of Expedia common shares an amount per share equal to all accrued and unpaid dividends plus the greater of (a) face value, or (b) the liquidating distribution that would be received had such holder converted the Expedia Series A preferred stock into Expedia common stock immediately prior to the liquidation, dissolution or winding up of Expedia. No other preferred stock of Expedia will rank senior to Expedia Series A preferred stock with respect to payment upon liquidation.

        Reservation of Shares of Expedia Common Stock.    Expedia will keep in reserve at all times during the term of the Expedia Series A preferred stock sufficient authorized but unissued shares of Expedia common stock for issuance in the event of exercises by the holders of Expedia Series A preferred stock.

        Registration of Shares under the Securities Act.    The Expedia Series A preferred stock and any Expedia common stock issued upon conversion of the Expedia Series A preferred stock will be registered under the Securities Act.

        Public Market.    Expedia intends to seek to have the shares of Expedia Series A preferred stock quoted on the OTC Bulletin Board under the ticker symbol "EXPEP.OC." However, there can be no assurance that a viable and active trading market will develop.

Expedia Warrants

        Holders of IAC warrants will not need to take any action to effect the split of their warrants into separate IAC warrants and Expedia warrants. For a description of the manner in which the IAC warrants will be adjusted in the spin-off, see "The Spin-Off Proposal—Treatment of IAC Series A Preferred Stock, Warrants and Indebtedness—Split of IAC Warrants."

        In the case of Expedia warrants to be issued in the spin-off, the number of shares of Expedia common stock issuable upon the exercise of the warrants will be subject to adjustment from time to time upon the occurrence of any of the following events: any stock split; any stock consolidation, combination or subdivision; any stock dividend or other distribution; any repurchase, reclassification, recapitalization or reorganization; and certain distributions of rights, warrants or evidences of indebtedness or assets. No fractional shares will be issued upon exercise of warrants, and cash will be paid to the holders of such warrants in lieu of such fractional shares based on the closing prices of Expedia common stock as of the exercise date of the warrant.

Anti-Takeover Provisions in Expedia's Bylaws

        Expedia's bylaws will contain provisions that could delay or make more difficult the acquisition of Expedia by means of a hostile tender offer, open market purchases, a proxy contest or otherwise. We also refer you to "Risk Factors" for information on other factors that could impact a change of control.

In addition, Expedia's bylaws will provide that, subject to the rights of holders of preferred stock, only Expedia's Chairman of the Board of Directors or a majority of Expedia's Board of Directors may call a special meeting of stockholders.

Effect of Delaware Anti-Takeover Statute

        Expedia will be subject to Section 203 of the DGCL, which regulates corporate acquisitions. Section 203 generally prevents corporations from engaging in a business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless that business combination has been approved in one of a number of specific ways. For purposes of Section 203, a "business combination" includes, among other things, a merger or consolidation involving Expedia and the interested stockholder and a sale of more than 10% of Expedia's assets. In general, the anti-takeover law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of a company's outstanding voting stock and any entity or person affiliated with or controlling or controlled by that entity or person. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of a corporation's outstanding voting shares. In connection with the spin-off, Expedia has approved for purposes of Section 203 the spin-off-related transactions among Mr. Diller and Liberty and their respective affiliates and associates, that may otherwise result in such persons becoming an "interested shareholder" of Expedia. Other than with respect to the foregoing, Expedia has not "opted out" of the provisions of Section 203, and following the spin-off will remain subject to the provisions of Section 203.

Action by Written Consent

        Under the DGCL, unless a company's certificate of incorporation expressly prohibits action by the written consent of stockholders, any action required or permitted to be taken by its stockholders at a duly called annual or special meeting may be taken by a consent in writing executed by stockholders possessing the requisite votes for the action to be taken. Expedia's certificate of incorporation does not expressly prohibit action by the written consent of stockholders. As a result, Mr. Diller, who based on grants of irrevocable proxies for his benefit and his beneficial holdings of IAC as of the date of this proxy statement/prospectus is expected to control a majority of the outstanding total voting power of Expedia, will be able to take any action to be taken by stockholders without the necessity of holding a stockholders meeting (other than with respect to the election by the holders of shares of Expedia common stock of 25% of the members of Expedia's Board of Directors and certain matters as to which a separate class vote of the holders of shares of Expedia common stock or Expedia Series A preferred stock is required).

Transfer Agent

        The transfer agent for the shares of Expedia common stock following the spin-off will be The Bank of New York.

Comparison of Rights of Holders of IAC Securities before the Spin-Off with Rights of Holders of IAC Securities and Expedia Securities Following the Spin-Off

        The following table sets forth a comparison of (i) IAC common stock and IAC Class B common prior to the spin-off to (ii) IAC common stock and IAC Class B common after the spin-off to (iii) Expedia common stock and Expedia Class B common stock after the spin-off:

	IAC Common Stock and Class B Common Stock before Spin-Off	IAC Common Stock and Class B Common Stock after Spin-Off	Expedia Common Stock and Class B Common Stock after Spin-Off
Authorized Capital Stock:	2,100,000,000 shares of capital stock, consisting of (i) 1,600,000,000 shares of IAC common stock, par value $0.01 per share, (ii) 400,000,000 shares of IAC Class B common stock, par value $0.01 per share, and (iii) 100,000,000 shares of IAC Preferred Stock, par value $0.01 per share.	2,100,000,000 shares of capital stock, consisting of (i) 1,600,000,000 shares of IAC common stock, par value $0.001 per share, (ii) 400,000,000 shares of IAC Class B common stock, par value $0.001 per share, and (iii) 100,000,000 shares of IAC preferred stock, par value $0.001 per share.	2,100,000,000 shares of capital stock, consisting of (i) 1,600,000,000 shares of Expedia common stock, par value $0.001 per share, (ii) 400,000,000 shares of Expedia Class B common stock, par value $0.001 per share, and (iii) 100,000,000 shares of Expedia preferred stock, par value $0.001 per share.
Voting Power of Capital Stock:
Each share of IAC common stock is entitled to one vote per share; each share of IAC Class B common stock is entitled to ten votes per share and each share of IAC Series A preferred stock is entitled to two votes per share, in each case, generally voting together on all matters submitted for the vote or consent of IAC stockholders, except in cases where the Delaware General Corporation Law, or the DGCL, provides for a separate class vote and except for the election of 25% of the IAC Board of Directors, which is elected by the holders of the IAC common stock. Based on the number of shares of IAC Class B common stock outstanding as of the date of this proxy statement/prospectus, the holders of IAC Class B common stock control the vote of any matter submitted to IAC stockholders voting together as a single class.
Each share of IAC common stock will be entitled to one vote per share; each share of IAC Class B common stock will be entitled to ten votes per share and each share of IAC Series B preferred stock will be entitled to two votes per share, in each case, generally voting together on all matters submitted for the vote or consent of IAC stockholders, except in cases where the DGCL provides for a separate class vote and except for the election of 25% of the IAC Board of Directors, which is elected by the holders of the IAC common stock. Based on the number of shares of IAC Class B common stock expected to be outstanding following the spin-off, the holders of IAC Class B common stock will likely control the vote of any matter submitted to IAC stockholders voting together as a single class.
Each share of Expedia common stock will be entitled to one vote per share; each share of Expedia Class B common stock will be entitled to ten votes per share and each share of Expedia Series A preferred stock will be entitled to two votes per share, in each case, generally voting together on all matters submitted for the vote or consent of Expedia stockholders, except in cases where the DGCL provides for a separate class vote and except for the election of 25% of the Expedia Board of Directors, which will be elected by the holders of the Expedia common stock. Based on the number of shares of Expedia Class B common stock expected to be outstanding following the spin-off, the holders of Expedia Class B common stock will likely control the vote of any matter submitted to Expedia stockholders voting together as a single class.
Board of Directors:
The IAC bylaws provide that the IAC Board of Directors will determine the number of directors by resolution. Currently, the number of directors is 10. The IAC charter provides that the holders of the IAC common stock, acting as a single class, elect 25% of the total number of directors, with the remaining directors elected by the holders of the IAC common stock, IAC Class B common stock and IAC Series A preferred stock voting together as a single class.
The IAC bylaws will provide that the IAC Board of Directors will determine the number of directors by resolution. The number of directors is expected to be 10. The IAC charter will provide that the holders of the IAC common stock, acting as a single class, may elect 25% of the total number of directors, with the remaining directors elected by the holders of the IAC common stock, IAC Class B common stock and IAC Series B preferred stock voting together as a single class.
The Expedia bylaws will provide that the Expedia Board of Directors will determine the number of directors by resolution. The number of directors is expected to be nine. The Expedia charter will provide that the holders of the Expedia common stock, acting as a single class, may elect 25% of the total number of directors, with the remaining directors elected by the holders of the Expedia common stock, Expedia Class B common stock and Expedia Series A preferred stock voting together as a single class.

Removal of Directors:
The IAC certificate of incorporation currently provides that a director may be removed either with or without cause, by the affirmative vote of the holders of a majority of each of the classes of shares then entitled to vote, except that directors elected exclusively by holders of IAC common stock may only be removed by the holders of IAC common stock.
If IAC stockholders approve the director removal proposal, the IAC bylaws will govern the procedures for removing directors. The IAC bylaws provide that a director may be removed either with or without cause, by the affirmative vote of a majority of the voting power of shares then entitled to vote of the class or classes that elected such director.
The Expedia bylaws will provide that a director may be removed either with or without cause, by the affirmative vote of a majority of the voting power of shares then entitled to vote of the class or classes that elected such director.
Filling Vacancies of the Board of Directors:
The DGCL provides that, unless the charter or bylaws provide otherwise, whenever the holders of any class or classes are entitled to elect directors, vacancies and newly created directorships of such class or classes may be filled by a majority of the directors elected by such class or classes then in office or by a sole remaining director so elected. IAC's bylaws also permit holders of a majority of the voting power of outstanding shares entitled to vote on a particular directorship to fill vacancies with respect to that directorship.
The DGCL provides that, unless the charter or bylaws provide otherwise, whenever the holders of any class or classes are entitled to elect directors, vacancies and newly created directorships of such class or classes may be filled by a majority of the directors elected by such class or classes then in office or by a sole remaining director so elected. IAC's bylaws will permit holders of a majority of the voting power of outstanding shares entitled to vote on a particular directorship to fill vacancies with respect to that directorship.
The DGCL provides that, unless the charter or bylaws provide otherwise, whenever the holders of any class or classes are entitled to elect directors, vacancies and newly created directorships of such class or classes may be filled by a majority of the directors elected by such class or classes then in office or by a sole remaining director so elected. Expedia's bylaws will permit holders of a majority of the voting power of outstanding shares entitled to vote on a particular directorship to fill vacancies with respect to that directorship.
Stockholder Action by Written Consent:
The DGCL provides that unless a corporation otherwise provides in its certificate of incorporation, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having at least the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote on the matter are present. IAC's charter does not provide otherwise.
The DGCL provides that unless a corporation otherwise provides in its certificate of incorporation, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having at least the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote on the matter are present. IAC's charter will not provide otherwise.
The DGCL provides that unless a corporation otherwise provides in its certificate of incorporation, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having at least the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote on the matter are present. Expedia's charter will not provide otherwise.

Calling of Annual Meetings of Stockholders:
The DGCL provides that a special meeting of stockholders may be called by the Board of Directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. IAC's bylaws provide that a special meeting of stockholders may be called by IAC's Chairman of the Board of Directors or by a majority of IAC's Board of Directors.
The DGCL provides that a special meeting of stockholders may be called by the Board of Directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. IAC's bylaws will provide that a special meeting of stockholders may be called by IAC's Chairman of the Board of Directors or by a majority of IAC's Board of Directors.
The DGCL provides that a special meeting of stockholders may be called by the Board of Directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. Expedia's bylaws will provide that a special meeting of stockholders may be called by Expedia's Chairman of the Board of Directors or by a majority of Expedia's Board of Directors.
Supermajority Provisions and Amendment of the Certificate of Incorporation:
The IAC charter requires a supermajority (80%) vote of each of the Board of Directors and the voting power of the stockholders voting as a single class to amend or repeal the requirement that the Chief Executive Officer may only be removed without cause by the affirmative vote of at least 80% of the entire Board of Directors.
The IAC charter will require a supermajority (80%) vote of each of the Board of Directors and the voting power of the stockholders voting as a single class to amend or repeal the requirement that the Chief Executive Officer may only be removed without cause by the affirmative vote of at least 80% of the entire Board of Directors.
The Expedia charter will require a supermajority (80%) vote of each of the Board of Directors and the voting power of the stockholders voting as a single class to amend or repeal the requirement that the senior executive may only be removed without cause by the affirmative vote of at least 80% of the entire Board of Directors.
Corporate Opportunity:	None.
The IAC charter will generally provide that no officer or director of IAC who is also an officer or director of Expedia will be liable to IAC or its stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to Expedia instead of IAC, or does not communicate information regarding a corporate opportunity to IAC that the officer or director has directed to Expedia.
The Expedia charter will generally provide that no officer or director of Expedia who is also an officer or director of IAC will be liable to Expedia or its stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to IAC instead of Expedia, or does not communicate information regarding a corporate opportunity to Expedia that the officer or director has directed to IAC.

        The following table sets forth a comparison of (i) IAC preferred stock prior to the spin-off and the one-for-two reverse stock split to (ii) IAC preferred stock after the spin-off to (iii) Expedia preferred stock after the spin-off:

	IAC Series A Preferred Stock before Spin-Off	IAC Series B Preferred Stock after Spin-Off	Expedia Series A Preferred Stock after Spin-Off
Designation:	13,125,000 shares of IAC preferred stock, par value $0.01 per share, have been designated as IAC Series A preferred stock.	Up to 13,125,000 shares of IAC preferred stock, par value $0.001 per share, will be designated as IAC Series B preferred stock.	Up to 13,125,000 shares of Expedia preferred stock, par value $0.001 per share, will be designated as Expedia Series A preferred stock.
Rank:
IAC Series A preferred stock ranks prior to all shares of common stock of IAC as to the payment of dividends or the distribution of assets upon liquidation, dissolution or the winding up of the affairs of IAC. No other preferred share of IAC is permitted to rank senior to the IAC Series A preferred stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or the winding up of the affairs of IAC, unless the holders of a majority of the outstanding shares of the IAC Series A preferred stock consent.
IAC Series B preferred stock will rank prior to all shares of common stock of IAC as to the payment of dividends or the distribution of assets upon liquidation, dissolution or the winding up of the affairs of IAC. No other preferred share of IAC will be permitted to rank senior to the IAC Series B preferred stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or the winding up of the affairs of IAC, unless the holders of a majority of the outstanding shares of the IAC Series B preferred stock consent.
Expedia Series A preferred stock will rank prior to all shares of common stock of Expedia as to the payment of dividends or the distribution of assets upon liquidation, dissolution or the winding up of the affairs of Expedia. No other preferred share of Expedia will be permitted to rank senior to the Expedia Series A preferred stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or the winding up of the affairs of Expedia, unless the holders of a majority of the outstanding shares of the Expedia Series A preferred stock consent.
Term:	At the close of business on February 4, 2022, all then outstanding shares of IAC Series A preferred stock will convert, as described under "—Convertibility" into shares of IAC common stock.	At the close of business on February 4, 2022, all then outstanding shares of IAC Series B preferred stock will convert, as described under "—Convertibility" into shares of IAC common stock.	At the close of business on February 4, 2022, all then outstanding shares of Expedia Series A preferred stock will convert, as described under "—Convertibility" into shares of Expedia common stock.
Voting Rights:
Holders of IAC Series A preferred stock are entitled to two votes for each share of IAC Series A preferred stock held on all matters presented to such shareholders. Except as otherwise required by Delaware law, or any special voting rights of IAC Series A preferred stock, the holders of IAC common stock, IAC Class B common stock and IAC Series A preferred stock are entitled to vote together as one class. No separate class vote of IAC Series A preferred stock is required for the approval of any matter except as required by Delaware law.
Holders of IAC Series B preferred stock will be entitled to two votes for each share of IAC Series B preferred stock held on all matters presented to such shareholders. Except as otherwise required by Delaware law, or any special voting rights of IAC Series B preferred stock, the holders of IAC common stock, IAC Class B common stock and IAC Series B preferred stock will be entitled to vote together as one class. No separate class vote of IAC Series B preferred stock will be required for the approval of any matter except as required by Delaware law.
Holders of Expedia Series A preferred stock will be entitled to two votes for each share of Expedia Series A preferred stock held on all matters presented to such shareholders. Except as otherwise required by Delaware law, or any special voting rights of Expedia Series A preferred stock as described in this document, the holders of Expedia common stock, Expedia Class B common stock and Expedia Series A preferred stock will be entitled to vote together as one class. No separate class vote of Expedia Series A preferred stock will be required for the approval of any matter except as required by Delaware law.

Dividends:
Holders of IAC Series A preferred stock are entitled to receive annual dividends in the amount of (i) 1.99% of its face value (the face value is $50.00 per share), plus (ii) the excess, if any, of the value of any dividends paid on the number of shares of IAC common stock into which the IAC Series A preferred stock is then convertible as described under "—Convertibility."
Holders of IAC Series B preferred stock will be entitled to receive annual dividends in the amount of (i) 1.99% of $50 multiplied by a fraction equal to 50% of the opening price of IAC common stock on the first trading day following the spin-off divided by the closing price of IAC common stock on the date of the spin-off (the "Face Value"), plus (ii) the excess, if any, of the value of any dividends paid on the number of shares of IAC common stock into which the IAC Series B preferred stock is then convertible as described under " — Convertibility."
Holders of Expedia Series A preferred stock will be entitled to receive annual dividends in the amount of (i) 1.99% of $50 multiplied by a fraction equal to 50% of the opening price of Expedia common stock on the first trading day following the spin-off divided by the closing price of IAC common stock on the date of the spin-off (the "Face Value"), plus (ii) the excess, if any, of the value of any dividends paid on the number of shares of Expedia common stock into which the Expedia Series A preferred stock is then convertible as described under " — Convertibility."
Liquidation:
In the event of any liquidation, dissolution or winding up of IAC, holders of IAC Series A preferred stock are entitled to receive any accrued and unpaid dividends, without interest, plus the greater of (a) $50.00 and (b) the liquidating distribution that would be paid with respect to the number of shares of IAC common stock into which such a share is then convertible.
In the event of any liquidation, dissolution or winding up of IAC, holders of IAC Series B preferred stock will be entitled to receive any accrued and unpaid dividends, without interest, plus the greater of (a) the Face Value and (b) the liquidating distribution that would be paid with respect to the number of shares of IAC common stock into which such a share is then convertible.
In the event of any liquidation, dissolution or winding up of Expedia, holders of Expedia Series A preferred stock will be entitled to receive any accrued and unpaid dividends, without interest, plus the greater of (a) the Face Value and (b) the liquidating distribution that would be paid with respect to the number of shares of Expedia common stock into which such a share is then convertible.
Redemption by IAC:
Beginning February 4, 2012, IAC may at its option redeem all or a portion of the outstanding shares of IAC Series A preferred stock at a redemption price equal to the face value of the stock (the face value is $50.00 per share) plus all dividends on the stock that are accrued and unpaid. In the event that only a portion of the outstanding shares of IAC Series A preferred stock are redeemed, IAC must redeem at least 25% of the originally issued aggregate face value of such shares, unless there remains less than 25% of such amount, in which case the entire amount must be redeemed. The amount paid in redemption of shares of IAC Series A preferred stock may be paid in any combination of cash or shares of IAC common stock.
Beginning February 4, 2012, IAC will be able to at its option redeem all or a portion of the outstanding shares of IAC Series B preferred stock at a redemption price equal to the Face Value plus all dividends on the stock that are accrued and unpaid. In the event that only a portion of the outstanding shares of IAC Series B preferred stock are redeemed, IAC will be required to redeem at least 25% of the aggregate Face Value of the issued shares as of the date of the spin-off, unless there remains less than 25% of such amount, in which case the entire amount must be redeemed. The amount paid in redemption of shares of IAC Series B preferred stock may be paid in any combination of cash or shares of IAC common stock.
Beginning February 4, 2012, Expedia will have the right at its option to redeem all or a portion of the outstanding shares of Expedia Series A preferred stock at a redemption price equal to the Face Value of the stock plus all dividends on the stock that are accrued and unpaid. In the event that only a portion of the outstanding shares of Expedia Series A preferred stock are redeemed, Expedia will be required to redeem at least 25% of the aggregate Face Value of the issued shares as of the date of the spin-off, unless there remains less than 25% of such amount, in which case the entire amount must be redeemed. The amount paid in redemption of shares of Expedia Series A preferred stock may be paid in any combination of cash or shares of Expedia common stock.

Redemption by Holder:
Holders of IAC Series A preferred stock may elect to have all or any such shares redeemed at fixed periodic intervals beginning in January 2007. In the event of such a redemption, the holder will be entitled to receive the face value of the shares being redeemed (the face value is $50.00 per share) plus all dividends on the stock that are accrued and unpaid. The amount paid in redemption of shares of IAC Series A preferred stock may be paid in any combination of cash or shares of IAC common stock.
Holders of IAC Series B preferred stock will be permitted to elect to have all or any such shares redeemed at fixed periodic intervals beginning in January 2007. In the event of such a redemption, the holder will be entitled to receive the Face Value of the shares being redeemed plus all dividends on the stock that are accrued and unpaid. The amount paid in redemption of shares of IAC Series B preferred stock may be paid in any combination of cash or shares of IAC common stock.
Holders of Expedia Series A preferred stock will be permitted to elect to have all or any such shares redeemed at fixed periodic intervals beginning in January 2007. In the event of such a redemption, the holder will be entitled to receive the Face Value of the shares being redeemed plus all dividends on the stock that are accrued and unpaid. The amount paid in redemption of shares of Expedia Series A preferred stock may be paid in any combination of cash or shares of Expedia common stock.
Convertibility:
At the option of its holders, shares of IAC Series A preferred stock are convertible at any time into approximately 1.4815 shares of IAC common stock (the "conversion factor"), with cash paid in lieu of fractional shares. If the share price of IAC common stock exceeds $35.10 at the time of conversion, the conversion factor will increase to a number equal to $50 divided by the following quotient:
At the option of its holders, shares of IAC Series B preferred stock initially will be convertible at any time into approximately 0.7408 shares of IAC common stock (the "conversion factor"), with cash paid in lieu of fractional shares of IAC common stock.
If the share price of IAC common stock exceeds a specified trigger price at the time of conversion, the conversion factor will increase to a number equal to the Face Value divided by the following quotient:
At the option of its holders, shares of Expedia Series A preferred stock initially will be convertible at any time into approximately 0.7408 shares of Expedia common stock (the "conversion factor"), with cash paid in lieu of fractional shares of Expedia common stock.
If the share price of Expedia common stock exceeds a specified trigger price at the time of conversion, the conversion factor will increase to a number equal to the Face Value divided by the following quotient:

$50 X (IACI) (IACI X 1.4815) + (0.4792 X (IACI-35.10))	Face Value X (IACI) (IACI X 0.7408) + (0.2396 X (IACI-trigger price))	Face Value X (EXP) (EXP X 0.7408) + (0.2396 X (EXP-trigger price))
Where IACI = trailing ten-day average price of IAC common stock.
Where IACI = trailing ten-day average price of IAC common stock and the trigger price of the IAC Series B preferred stock will equal $70.20 multiplied by a fraction equal to 50% of the opening price of IAC common stock on the first trading day following the spin-off divided by the closing price of IAC common stock on the date of the spin-off.
Where EXP = trailing ten-day average price of Expedia common stock and the trigger price of the Expedia Series A preferred stock will equal $70.20 multiplied by a fraction equal to 50% of the opening price of Expedia common stock on the first trading day following the spin-off divided by the closing price of IAC common stock on the date of the spin-off.

The IAC certificate of designations also includes an anti-dilution adjustment provision so that the number of shares of IAC common stock to be received upon conversion of a share of IAC preferred stock is adjusted from time to time in the event of any stock split, stock consolidation, combination or subdivision, stock dividend or other distribution and any repurchase, reclassification, recapitalization or reorganization of IAC.
The IAC certificate of designations will also include an anti-dilution adjustment provision so that the number of shares of IAC common stock to be received upon conversion of a share of IAC Series B preferred stock is adjusted from time to time in the event of any stock split, stock consolidation, combination or subdivision, stock dividend or other distribution and any repurchase, reclassification, recapitalization or reorganization of IAC.
The Expedia certificate of designations will also include an anti-dilution adjustment provision so that the number of shares of Expedia common stock to be received upon conversion of a share of Expedia Series A preferred stock is adjusted from time to time in the event of any stock split, stock consolidation, combination or subdivision, stock dividend or other distribution and any repurchase, reclassification, recapitalization or reorganization of Expedia.
Consolidation, Merger or Sale of Assets:
In the event of a merger, consolidation, sale of substantially all of the assets of IAC, tender or exchange offer, reclassification, compulsory share exchange or liquidation, each holder of IAC Series A preferred stock will be entitled to receive any of (i) $50.00, (ii) the consideration the holder of shares of IAC Series A preferred stock would have received had such shares been converted into shares of IAC common stock immediately prior to the triggering transaction, or (iii) an equity security of any successor corporation to IAC whose terms effectively mirror those of the IAC Series A preferred stock.
In the event of a merger, consolidation, sale of substantially all of the assets of IAC, tender or exchange offer, reclassification, compulsory share exchange or liquidation, each holder of IAC Series B preferred stock will be entitled to receive any of (i) the Face Value, (ii) the consideration the holder of shares of IAC Series B preferred stock would have received had such shares been converted into shares of IAC common stock immediately prior to the triggering transaction, or (iii) an equity security of any successor corporation to IAC whose terms effectively mirror those of the IAC Series B preferred stock.
In the event of a merger, consolidation, sale of substantially all of the assets of Expedia, tender or exchange offer, reclassification, compulsory share exchange or liquidation, each holder of Expedia Series A preferred stock will be entitled to receive any of (i) the Face Value, (ii) the consideration the holder of Expedia Series A preferred stock would have received had such shares been converted into shares of Expedia common stock immediately prior to the triggering transaction, or (iii) an equity security of any successor corporation to Expedia whose terms effectively mirror those of the Expedia Series A preferred stock.
Preemptive Rights:	Holders of IAC Series A preferred stock are not entitled to any preemptive or subscription rights in respect of any securities of IAC.	Holders of IAC Series B preferred stock will not be entitled to any preemptive or subscription rights in respect of any securities of IAC.	Holders of Expedia Series A preferred stock will not be entitled to any preemptive or subscription rights in respect of any securities of Expedia.
Reservation of Shares:
IAC will keep in reserve at all times during the term of the IAC Series A preferred stock sufficient authorized but unissued shares of IAC common stock for issuance in the event of exercises by the holders of IAC Series A preferred stock.
IAC will keep in reserve at all times during the term of the IAC Series B preferred stock sufficient authorized but unissued shares of IAC common stock for issuance in the event of exercises by the holders of IAC Series B preferred stock.
Expedia will keep in reserve at all times during the term of the Expedia Series A preferred stock sufficient authorized but unissued shares of Expedia common stock for issuance in the event of exercises by the holders of Expedia Series A preferred stock.
Registration of Shares:	The IAC Series A preferred stock and any IAC common stock issued upon conversion of the IAC Series A preferred stock has been registered under the Securities Act of 1933, as amended.	The IAC Series B preferred stock and any IAC common stock issued upon conversion of the IAC Series B preferred stock will be registered under the Securities Act of 1933, as amended.	The Expedia Series A preferred stock and any Expedia common stock issued upon conversion of the Expedia Series A preferred stock will be registered under the Securities Act of 1933, as amended.

Security Ownership of Certain Beneficial Owners and Management

        Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be the beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

Security Ownership of IAC Capital Stock Prior to the Reverse Stock Split and the Spin-Off

        The following table presents, as of April 30, 2005, information relating to the beneficial ownership of IAC common stock, IAC Class B common stock and IAC Series A preferred stock by (1) each person known by IAC to own beneficially more than 5% of the outstanding shares of IAC common stock, IAC Class B common stock and IAC Series A preferred stock, (2) each director nominee of IAC, (3) each of the Chief Executive Officer and the four other most highly compensated executive officers of IAC who served in such capacities as of December 31, 2004 (the "Named Executive Officers") and (4) all executive officers and directors of IAC as a group. The information in the following table also (1) reflects the repurchase by IAC, through its previously announced repurchase programs, of 52.8 million shares of IAC common stock and (2) gives effect to IAC's June 7, 2005 acquisition from Universal of 43,181,308 shares of IAC common stock and 13,430,000 shares of IAC Class B common stock in connection with IAC's sale of its common and preferred interests in Vivendi Universal Entertainment to NBC Universal. See "Recent Developments—Sale of IAC's Common and Preferred Interests in Vivendi Universal Entertainment."

        Unless otherwise indicated, beneficial owners listed here may be contacted at IAC's corporate headquarters at 152 West 57th Street, 42nd Floor, New York, New York 10019. For each listed person, the number of shares of IAC common stock and percent of such class listed assumes the conversion or exercise of any IAC equity securities owned by such person, but does not assume the conversion or exercise of any such equity securities owned by any other person. Shares of IAC Class B common stock may at the option of the holder be converted on a one-for-one basis into shares of IAC common stock. Each share of IAC Series A preferred stock is convertible, at the option of the holder, into that number of shares of IAC common stock equal to the quotient obtained by dividing $50 by the conversion price, currently $33.75 per share. For each listed person, the number of shares of IAC common stock and percent of class listed includes shares of IAC common stock that may be acquired by such person upon the exercise of stock options and warrants that are or will be exercisable, and restricted stock units that are or will have vested, within 60 days of April 30, 2005.

        The percentage of votes for all classes of capital stock is based on one vote for each share of IAC common stock, ten votes for each share of IAC Class B common stock and two votes for each share of

IAC Series A preferred stock. The information set forth below does not give effect to the one-for-two reverse stock split that IAC expects to complete immediately prior to the spin-off.

	IAC Common Stock			IAC Class B Common Stock			IAC Preferred Stock
Name and Address of Beneficial Owner											Percent of Votes (All Classes)
	Shares		%	Shares		%	Shares		%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	78,709,590	(1)	14.6%	—		—	—		—		7.3%
Citigroup Global Markets Holdings Inc. and Citigroup Inc. 388 Greenwich Street New York, NY 10013	36,407,077	(2)	6.7%	—		—	—		—		3.4%
Legg Mason Funds Management, Inc., Legg Mason Capital Management, Inc., LMM, LLC, Legg Mason Focus Capital, Inc. and Legg Mason Value Trust, Inc. 100 Light Street Baltimore, MD 21202	91,269,132	(3)	16.9%	—		—	—		—		8.5%
Liberty Media Corporation 12300 Liberty Boulevard Englewood, CO 80112	138,439,618	(4)	23.4%	51,199,996	(5)	100.0%	—		—		55.6%
Microsoft Corporation One Microsoft Way Redmond, WA 98052	51,733,277	(6)	9.0%	—		—	—	(6)	—	(6)	4.7%
Barry Diller	182,447,461	(4)(7)	28.8%	51,199,996	(8)	100.0%	—		—		57.4%
Edgar Bronfman, Jr.	49,550	(9)	*	—		—	—		—		*
Julius Genachowski	528,978	(10)	*	—		—	—		—		*
Robert Hougie	14,596		*	—		—	—		—		*
Victor A. Kaufman	1,714,756	(11)	*	—		—	—		—		*
Donald R. Keough	237,176	(12)	*	—		—	—		—		*
Dara Khosrowshahi	1,061,536	(13)	*	—		—	—		—		*
Marie-Josée Kravis	32,500	(14)	*	—		—	—		—		*
Bryan Lourd	51,425		*	—		—	—		—		*
Steven Rattner	23,565	(15)	*	—		—	—		—		*
Gen. H. Norman Schwarzkopf	192,500	(16)	*	—		—	—		—		*
Alan Spoon	69,925	(17)	*	—		—	—		—		*
Diane Von Furstenberg	52,500	(18)	*	—		—	—		—		*
All executive officers and directors as a group (14 persons)	185,913,299		29.2%	51,199,996		100.0%	—		—		57.6%

*
The percentage of shares beneficially owned does not exceed 1% of the class.

(1)
Based upon information filed on a Schedule 13G, as amended, with the SEC on February 9, 2005.

(2)
Based upon information filed on a Schedule 13G with the SEC on February 8, 2005.

(3)
Based upon information filed on a Schedule 13G, as amended, with the SEC on February 14, 2005.

(4)
Consists of 87,239,578 shares of IAC common stock and 2,353,188 shares of IAC Class B common stock held by Liberty and 44 shares of IAC common stock held collectively by the BDTV Entities (as defined below) and 8,000,000, 31,236,444, 8,010,364 and 1,600,000 shares of IAC Class B common stock held by each of BDTV Inc., BDTV II Inc., BDTV III Inc. and BDTV IV Inc. (collectively, the "BDTV Entities"), respectively. Mr. Diller owns all of the voting stock and Liberty owns all of the non-voting stock, in each case, of the BDTV entities, which non-voting stock represents in excess of 99% of the equity of the BDTV Entities. Pursuant to the 2001 Amended and Restated Stockholders Agreement, Mr. Diller generally has the right to vote all of the shares of IAC common stock and IAC Class B common stock held by Liberty and the BDTV Entities.

(5)
Consists of 2,353,188 shares of IAC Class B common stock held by Liberty and 8,000,000, 31,236,444, 8,010,364 and 1,600,000 shares of IAC Class B common stock held by each of BDTV Inc., BDTV II Inc., BDTV III Inc. and BDTV IV Inc., respectively. Pursuant to the 2001 Amended and Restated Stockholders Agreement, Mr. Diller generally has the right to vote all of the shares of IAC Class B common stock held by Liberty and the BDTV Entities.

(6)
Based on information filed on a Schedule 13G, as amended, with the SEC, on February 3, 2005. Consists of an indeterminate number of shares of IAC common stock, shares of IAC common stock issuable upon the exercise of IAC warrants and shares of IAC common stock issuable upon the conversion of IAC Series A preferred stock.

(7)
Consists of 1,793,214 shares of IAC common stock owned by Mr. Diller, options to purchase 41,845,888 shares of IAC common stock granted under IAC's stock compensation plans, 368,741 shares of IAC common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership, 44 shares of IAC common stock and 48,846,808 shares of IAC Class B common stock held collectively by the BDTV Entities and 87,239,578 shares of IAC common stock and 2,353,188 shares of IAC Class B common stock held by Liberty, as to which Mr. Diller has general voting authority under the 2001 Amended and Restated Stockholders Agreement. Excludes shares of IAC common stock and options to purchase shares of IAC common stock held by Ms. Von Furstenberg, as to which Mr. Diller disclaims beneficial ownership (see footnote 18 below).

(8)
Consists of 48,846,808 shares of IAC Class B common stock held collectively by the BDTV Entities and 2,353,188 shares of IAC Class B common stock held by Liberty, as to which Mr. Diller has general voting authority under the 2001 Amended and Restated Stockholders Agreement.

(9)
Consists of (i) 2,500 shares held by Mr. Bronfman directly, (ii) 21,500 shares of IAC common stock held for the benefit of Mr. Bronfman in an IRA account, (iii) 8,500 shares of IAC common stock held by Mr. Bronfman in his capacity as custodian for his minor children, (iv) 2,050 shares of IAC common stock held by Mr. Bronfman's spouse, (v) options to purchase 6,666 shares of IAC common stock granted under IAC's stock compensation plans and (vi) 5,000 shares of IAC common stock to be received upon the vesting of restricted stock units, and options to purchase 3,334 shares of IAC common stock that vest, in each case, in the next 60 days. Mr. Bronfman disclaims beneficial ownership of the 10,550 shares of IAC common stock described in (iii) and (iv) above.

(10)
Consists of 68,144 shares of IAC common stock and options to purchase 460,834 shares of IAC common stock granted under IAC's stock compensation plans.

(11)
Consists of 52,256 shares of IAC common stock and options to purchase 1,662,500 shares of IAC common stock granted under IAC's stock compensation plans.

(12)
Consists of (i) 85,176 shares of IAC common stock held by Mr. Keough, (ii) 2,000 shares of IAC common stock held by Mr. Keough's spouse, (iii) options to purchase 141,666 shares of IAC common stock granted under IAC's stock compensation plans and (iv) 5,000 shares of IAC common stock to be received upon the vesting of restricted stock units, and options to purchase 3,334 shares of IAC common stock that vest, in each case, in the next 60 days. Excludes shares of IAC common stock beneficially owned by affiliates of Allen & Company LLC. Mr. Keough disclaims beneficial ownership of the 2,000 shares of IAC common stock described in (ii) above and all shares of IAC common stock beneficially owned by affiliates of Allen & Company LLC.

(13)
Consists of 105,697 shares of IAC common stock and options to purchase 955,839 shares of IAC common stock granted under IAC's stock compensation plans.

(14)
Consists of (i) 2,500 shares of IAC common stock, (ii) 21,666 options to purchase shares of IAC common stock granted under IAC's stock compensation plans, and (iii) 5,000 shares of IAC common stock to be received upon the vesting of restricted stock units, and options to purchase 3,334 shares of IAC common stock that vest, in each case, in the next 60 days.

(15)
Consists of 21,065 shares of IAC common stock held indirectly through partnership interests and 2,500 shares of IAC common stock held directly.

(16)
Consists of (i) 2,500 shares of IAC common stock, (ii) 181,666 options to purchase shares of IAC common stock granted under IAC's stock compensation plans, and (iii) 5,000 shares of IAC common stock to be received upon the vesting of restricted stock units, and options to purchase 3,334 shares of IAC common stock that vest, in each case, in the next 60 days.

(17)
Consists of (i) 16,000 shares of IAC common stock, (ii) options to purchase 51,425 shares of IAC common stock granted under IAC's stock compensation plans and (iii) 2,500 shares of IAC common stock to be received upon the vesting of restricted stock units in the next 60 days.

(18)
Consists of (i) 2,500 shares of IAC common stock, (ii) options to purchase 41,666 shares of IAC common stock granted under IAC's stock compensation plans and (iii) 5,000 shares of IAC common stock to be received upon the vesting of restricted stock units, and options to purchase 3,334 shares of IAC common stock that vest, in each case, in the next 60 days. Excludes shares beneficially owned by Mr. Diller, as to which Ms. Von Furstenberg disclaims beneficial ownership.

Security Ownership of IAC Capital Stock Immediately Following the Spin-Off

        The following table presents information relating to the anticipated beneficial ownership of IAC common stock and IAC Class B common stock, assuming the completion of the spin-off and the one-for-two reverse stock split, as if they occurred on April 30, 2005, by (1) each person expected by IAC to own beneficially more than 5% of the outstanding shares of IAC common stock and IAC Class B common stock, (2) each director nominee of IAC, (3) each of the Chief Executive Officer and the four Named Executive Officers who served in such capacities as of December 31, 2004 and (4) all executive officers and directors of IAC as a group.

        In addition to the completion of the spin-off and the one-for-two reverse stock split, the information set forth below (1) assumes the completion of the Ask Jeeves acquisition, (2) reflects the repurchase by IAC, through its previously announced share repurchase programs, of 52.8 million shares of IAC common stock, (3) gives effect to IAC's June 7, 2005 acquisition from Universal of 43,181,308 shares of IAC common stock and 13,430,000 shares of IAC Class B common stock in connection with IAC's sale of its common and preferred interests in Vivendi Universal Entertainment to NBC Universal and (4) assumes that all holders of IAC Series A preferred stock elect to receive cash in connection with the spin-off, which election would result in no shares of IAC Series B preferred stock being issued and outstanding after the completion of the spin-off.

        For each listed person, the number of shares of IAC common stock and percent of such class listed assumes the conversion or exercise of any IAC equity securities owned by such person, but does not assume the conversion or exercise of any such equity securities owned by any other person. Shares of IAC Class B common stock may at the option of the holder be converted on a one-for-one basis into shares of IAC common stock. For each listed person, the number of shares of IAC common stock and percent of class listed includes shares of IAC common stock that may be acquired by such person upon the exercise of stock options and warrants that are or will be exercisable, and restricted stock units that are or will have vested, within 60 days of April 30, 2005.

        The actual number of shares of IAC capital stock outstanding as of the date of the spin-off may differ due to, among other things, the exercise of options or warrants, the vesting of restricted stock units or the conversion of preferred stock, in each case between April 30, 2005 and the date of the spin-off and to the extent the other assumptions set forth above differ from the actual developments.

        The percentage of votes for all classes of capital stock is based on one vote for each share of IAC common stock and ten votes for each share of IAC Class B common stock.

	IAC Common Stock			IAC Class B Common Stock			Percent of Votes
Name and Address of Beneficial Owner
	Shares		%	Shares		%	(All Classes)
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	39,354,795	(1)	12.8%	—		—	7.0%
Citigroup Global Markets Holdings Inc. and Citigroup Inc. 388 Greenwich Street New York, NY 10013	18,203,538	(2)	5.9%	—		—	3.2%
Legg Mason Funds Management, Inc., Legg Mason Capital Management, Inc., LMM, LLC, Legg Mason Focus Capital, Inc. and Legg Mason Value Trust, Inc. 100 Light Street Baltimore, MD 21202	45,634,566	(3)	14.8%	—		—	8.1%
Liberty Media Corporation 12300 Liberty Boulevard Englewood, CO 80112	69,219,809	(4)	20.8%	25,599,998	(5)	100.0%	53.2%
Microsoft Corporation One Microsoft Way Redmond, WA 98052	17,171,283	(6)	5.5%	—		—	3.0%
Barry Diller	91,223,730	(7)	25.8%	25,599,998	(8)	100.0%	55.0%
Edgar Bronfman, Jr.	24,775	(9)	*	—		—	*
Julius Genachowski	264,489	(10)	*	—		—	*
Robert Hougie	7,298		*	—		—	*
Victor A. Kaufman	857,378	(11)	*	—		—	*
Donald R. Keough	118,588	(12)	*	—		—	*
Dara Khosrowshahi	530,767	(13)	*	—		—	*
Marie-Josée Kravis	16,250	(14)	*	—		—	*
Bryan Lourd	25,712		*	—		—	*
Steven Rattner	11,782	(15)	*	—		—	*
Gen. H. Norman Schwarzkopf	96,250	(16)	*	—		—	*
Alan Spoon	34,962	(17)	*	—		—	*
Diane Von Furstenberg	26,250	(18)	*	—		—	*
All executive officers and directors as a group (14 persons)	92,956,647		26.2%	25,599,998		100.0%	55.2%

*
The percentage of shares beneficially owned does not exceed 1% of the class.

(1)
Based upon information regarding IAC holdings prior to the spin-off filed on a Schedule 13G, as amended, with the SEC on February 9, 2005.

(2)
Based upon information regarding IAC holdings prior to the spin-off filed on a Schedule 13G with the SEC on February 8, 2005.

(3)
Based upon information regarding IAC holdings prior to the spin-off filed on a Schedule 13G, as amended, with the SEC on February 14, 2005.

(4)
Consists of 43,619,789 shares of IAC common stock and 1,176,594 shares of IAC Class B common stock held by Liberty and 22 shares of IAC common stock held collectively by the BDTV Entities (as defined below) and 4,000,000, 15,618,222, 4,005,182 and 800,000 shares of IAC Class B common stock held by each of BDTV Inc., BDTV II Inc., BDTV III Inc. and BDTV IV Inc. (collectively, the "BDTV Entities"), respectively. Mr. Diller owns all of the voting stock and Liberty owns all of the non-voting stock, in each case, of the BDTV entities, which non-voting stock represents in excess of 99% of the equity of the BDTV Entities. Pursuant to the 2001 Amended and Restated Stockholders Agreement, Mr. Diller generally has the right to vote all of the shares of IAC common stock and IAC Class B common stock held by Liberty and the BDTV Entities.

(5)
Consists of 1,176,594 shares of IAC Class B common stock held by Liberty and 4,000,000, 15,618,222, 4,005,182 and 800,000 shares of IAC Class B common stock held by each of BDTV Inc., BDTV II Inc., BDTV III Inc. and BDTV IV Inc., respectively. Pursuant to the 2001 Amended and Restated Stockholders Agreement, Mr. Diller generally has the right to vote all of the shares of IAC Class B common stock held by Liberty and the BDTV Entities.

(6)
Based on information regarding IAC holdings prior to the spin-off filed on a Schedule 13G, as amended, with the SEC, on February 3, 2005. Consists of an indeterminate number of shares of IAC common stock, including shares of IAC common stock issuable upon the exercise of IAC warrants.

(7)
Consists of 896,607 shares of IAC common stock owned by Mr. Diller, options to purchase 20,922,944 shares of IAC common stock granted under IAC's stock compensation plans, 184,370 shares of IAC common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership, 22 shares of IAC common stock and 24,423,404 shares of IAC Class B common stock held collectively by the BDTV Entities, and 43,619,789 shares of IAC common stock and 1,176,594 shares of IAC Class B common stock held by Liberty, as to which Mr. Diller has general voting authority under the 2001 Amended and Restated Stockholders Agreement. Excludes shares of IAC common stock and options to purchase shares of IAC common stock held by Ms. Von Furstenberg, as to which Mr. Diller disclaims beneficial ownership (see footnote 18 below).

(8)
Consists of 24,423,404 shares of IAC Class B common stock held collectively by the BDTV Entities and 1,176,594 shares of IAC Class B common stock held by Liberty, as to which Mr. Diller has general voting authority under the 2001 Amended and Restated Stockholders Agreement.

(9)
Consists of (i) 1,250 shares held by Mr. Bronfman directly, (ii) 10,750 shares of IAC common stock held for the benefit of Mr. Bronfman in an IRA account, (iii) 4,250 shares of IAC common stock held by Mr. Bronfman in his capacity as custodian for his minor children, (iv) 1,025 shares of IAC common stock held by Mr. Bronfman's spouse, (v) options to purchase 3,333 shares of IAC common stock granted under IAC's stock compensation plans and (iv) 2,500 shares of IAC common stock to be received upon the vesting of restricted stock units, and options to purchase 1,667 shares of IAC common stock that vest, in each case, in the next 60 days. Mr. Bronfman disclaims beneficial ownership of the 5,275 shares of IAC common stock described in (iii) and (iv) above.

(10)
Consists of 34,072 shares of IAC common stock and options to purchase 230,417 shares of IAC common stock granted under IAC's stock compensation plans.

(11)
Consists of 26,128 shares of IAC common stock and options to purchase 831,250 shares of IAC common stock granted under IAC's stock compensation plans.

(12)
Consists of (i) 42,588 shares of IAC common stock held by Mr. Keough, (ii) 1,000 shares of IAC common stock held by Mr. Keough's spouse, (iii) options to purchase 70,833 shares of IAC common stock granted under IAC's stock compensation plans and (iv) 2,500 shares of IAC common stock to be received upon the vesting of restricted stock units, and options to purchase 1,667 shares of IAC common stock that vest, in each case, in the next 60 days. Excludes shares of IAC common stock beneficially owned by affiliates of Allen & Company LLC. Mr. Keough disclaims beneficial ownership of the 1,000 shares of IAC common stock described in (ii) above and all shares of IAC common stock beneficially owned by affiliates of Allen & Company LLC.

(13)
Consists of 52,848 shares of IAC common stock and options to purchase 477,919 shares of IAC common stock granted under IAC's stock compensation plans.

(14)
Consists of (i) 1,250 shares of IAC common stock, (ii) 10,833 options to purchase shares of IAC common stock granted under IAC's stock compensation plans and (iii) 2,500 shares of IAC common stock to be received upon the vesting of restricted stock units, and options to purchase 1,667 shares of IAC common stock that vest, in each case, in the next 60 days.

(15)
Consists of 10,532 of IAC common stock held directly and shares of IAC common stock held indirectly through partnership interests and 1,250 shares of IAC common stock to be received upon the vesting of restricted stock units in the next 60 days.

(16)
Consists of (i) 1,250 shares of IAC common stock, (ii) 90,833 options to purchase shares of IAC common stock granted under IAC's stock compensation plans and (iii) 2,500 shares of IAC common stock to be received upon the vesting of restricted stock units, and options to purchase 1,667 shares of IAC common stock that vest, in each case, in the next 60 days.

(17)
Consists of (i) 8,000 shares of IAC common stock, (ii) options to purchase 25,712 shares of IAC common stock granted under IAC's stock compensation plans and (iii) 1,250 shares of IAC common stock to be received upon the vesting of restricted stock units in the next 60 days.

(18)
Consists of (i) 1,250 shares of IAC common stock, (ii) options to purchase 20,833 shares of IAC common stock granted under IAC's stock compensation plans and (iii) 2,500 shares of IAC common stock to be received upon the vesting of restricted stock units, and options to purchase 1,667 shares of IAC common stock that vest, in each case, in the next 60 days. Excludes shares beneficially owned by Mr. Diller, as to which Ms. Von Furstenberg disclaims beneficial ownership.

Security Ownership of Expedia Capital Stock Immediately Following the Spin-Off

        The following table presents information relating to the anticipated beneficial ownership of Expedia common stock and Expedia Class B common stock, assuming the completion of the spin-off and the one-for-two reserve stock split, as if they occurred on April 30, 2005, by (1) each person expected to own beneficially more than 5% of the outstanding shares of Expedia common stock and Expedia Class B common stock, (2) each person expected to serve as a director of Expedia, (3) the Chief Executive Officer and the four Named Executive Officers appearing in the Expedia Compensation Table and (4) all executive officers and expected directors of Expedia as a group.

        Unless otherwise indicated, beneficial owners listed here may be contacted at Expedia's corporate headquarters at 3150 139th Avenue Southeast, Bellevue, Washington.

        In addition to the completion of the spin-off and the one-for-two reverse stock split, the information set forth below (1) assumes the completion of the Ask Jeeves acquisition, (2) reflects the repurchase by IAC, through its previously announced share repurchase programs, of 52.8 million shares of IAC common stock, (3) gives effect to IAC's June 7, 2005 acquisition from Universal of 43,181,308 shares of IAC common stock and 13,430,000 shares of IAC Class B common stock in connection with IAC's sale of its common and preferred interests in Vivendi Universal Entertainment to NBC Universal, and (4) assumes that all holders of IAC Series A preferred stock elect to receive cash in connection with the spin-off, which election would result in no shares of Expedia Series A preferred stock being issued and outstanding after the completion of the spin-off.

        For each listed person, the number of shares of Expedia common stock and percent of such class listed assumes the conversion or exercise of any Expedia equity securities owned by such person, but does not assume the conversion or exercise of any such equity securities owned by any other person. Shares of Expedia Class B common stock may at the option of the holder be converted on a one-for-one basis into shares of Expedia common stock. For each listed person, the number of shares of Expedia common stock and percent of class listed includes shares of Expedia common stock that may be acquired by such person upon the exercise of stock options and warrants that are or will be exercisable, and restricted stock units that are or will have vested, within 60 days of April 30, 2005.

        The actual number of shares of Expedia capital stock outstanding as of the date of the spin-off may differ due to, among other things, the exercise of options or warrants, the vesting of restricted stock units or the conversion of preferred stock, in each case between April 30, 2005 and the date of the spin-off and to the extent the other assumptions set forth above differ from the actual developments.

        The percentage of votes for all classes of capital stock is based on one vote for each share of Expedia common stock and ten votes for each share of Expedia Class B common stock.

				Expedia Class B Common Stock
	Expedia Common Stock
Name and Address of Beneficial Owner							Percent of Votes (All Classes)
	Shares		%	Shares		%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	39,354,795	(1)	12.8%	—		—	7.0%
Citigroup Global Markets Holdings Inc. and Citigroup Inc. 388 Greenwich Street New York, NY 10013	18,203,538	(2)	5.9%	—		—	3.2%
Legg Mason Funds Management, Inc., Legg Mason Capital Management, Inc., LMM, LLC, Legg Mason Focus Capital, Inc. and Legg Mason Value Trust, Inc. 100 Light Street Baltimore, MD 21202	45,634,566	(3)	14.8%	—		—	8.1%
Liberty Media Corporation 12300 Liberty Boulevard Englewood, CO 80112	69,219,809	(4)	20.8%	25,599,998	(5)	100.0%	53.2%
Microsoft Corporation One Microsoft Way Redmond, WA 98052	17,171,283	(6)	5.5%	—		—	3.0%
Barry Diller	91,223,730	(4)(7)	25.8%	25,599,998	(8)	100.0%	55.0%
Victor A. Kaufman	857,378	(9)	*	—		—	*
Dara Khosrowshahi	530,767	(10)	*	—		—	*
Robert R. Bennett	13,048	(11)	—	—		—	—
A. George "Skip" Battle	604,995	(12)	—	—		—	—
Jonathan Dolgen	11,728	(13)	—	—		—	—
David Goldhill	—		—	—		—	—
Peter Kern	—		—	—		—	—
John C. Malone	—	(11)	—	—		—	—
Chris Bellairs	1,585		—	—		—	—
William Ruckelshaus	—		—	—		—	—
All executive officers and directors as a group (14 persons)	93,288,913		26.2%	25,599,998		100.0%	55.2%

*
The percentage of shares beneficially owned does not exceed 1% of the class.

(1)
Based upon information regarding IAC holdings prior to the spin-off filed on a Schedule 13G, as amended, with the SEC on February 9, 2005.

(2)
Based upon information regarding IAC holdings prior to the spin-off filed on a Schedule 13G with the SEC on February 8, 2005.

(3)
Based upon information regarding IAC holdings prior to the spin-off filed on a Schedule 13G, as amended, with the SEC on February 14, 2005.

(4)
Consists of 43,619,789 shares of Expedia common stock and 1,176,594 shares of Expedia Class B common stock held by Liberty and 22 shares of Expedia common stock held collectively by the BDTV Entities (as defined below) and 4,000,000, 15,618,222, 4,005,182 and 800,000 shares of Expedia Class B common stock held by each of BDTV Inc., BDTV II Inc., BDTV III Inc. and BDTV IV Inc. (collectively, the "BDTV Entities"), respectively. Mr. Diller owns all of the voting stock and Liberty owns all of the non-voting stock, in each case, of the BDTV entities, which non-voting stock represents in excess of 99% of the equity of the BDTV Entities. Pursuant to the Expedia Stockholders Agreement, Mr. Diller generally has the right to vote all of the shares of Expedia common stock and Expedia Class B common stock held by Liberty and the BDTV Entities.

(5)
Consists of 1,176,594 shares of Expedia Class B common stock held by Liberty and 4,000,000, 15,618,222, 4,005,182 and 800,000 shares of Expedia Class B common stock held by each of BDTV Inc., BDTV II Inc., BDTV III Inc. and BDTV IV Inc., respectively. Pursuant to the Expedia Stockholders Agreement, Mr. Diller generally has the right to vote all of the shares of Expedia Class B common stock held by Liberty and the BDTV Entities.

(6)
Based on information regarding IAC holdings prior to the spin-off filed on a Schedule 13G, as amended, with the SEC, on February 3, 2005. Consists of an indeterminate number of shares of Expedia common stock, including shares of Expedia common stock issuable upon the exercise of Expedia warrants.

(7)
Consists of 896,607 shares of Expedia common stock owned by Mr. Diller, options to purchase 20,922,944 shares of Expedia common stock received as a result of adjustments to compensatory equity-based awards in connection with the spin-off, 184,370 shares of Expedia common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership, 22 shares of Expedia common stock and 24,423,404 shares of Expedia Class B common stock held collectively by the BDTV Entities, and 43,619,789 shares of Expedia common stock and 1,176,594 shares of Expedia Class B common stock held by Liberty, as to which Mr. Diller has general voting authority under the Expedia Stockholders Agreement. Excludes shares of Expedia common stock and options to purchase shares of Expedia common stock received as a result of adjustments to compensatory equity-based awards in connection with the spin-off, in each case, held by Ms. Von Furstenberg, as to which Mr. Diller disclaims beneficial ownership.

(8)
Consists of 24,423,404 shares of Expedia Class B common stock held collectively by the BDTV Entities, and 1,176,594 shares of Expedia Class B common stock held by Liberty, as to which Mr. Diller has general voting authority under the Expedia Stockholders Agreement.

(9)
Consists of 26,128 shares of Expedia common stock and options to purchase 831,250 shares of Expedia common stock received as a result of adjustments to compensatory equity-based awards in connection with the spin-off.

(10)
Consists of 52,848 shares of Expedia common stock and options to purchase 477,919 shares of Expedia common stock received as a result of adjustments to compensatory equity-based awards in connection with the spin-off.

(11)
Excludes shares of Expedia common stock and Expedia Class B common stock owned by Liberty, as to which Messrs. Bennett and Malone disclaim beneficial ownership.

(12)
Assumes the completion of IAC's acquisition of Ask Jeeves prior to the spin-off, pursuant to which Mr. Battle's outstanding Ask Jeeves shares and options will be converted into shares of IAC common stock and options to purchase shares of IAC common stock. Consists of (i) 131,724 shares of Expedia common stock held directly, (ii) 9,404 shares of Expedia common stock held by the A. George Battle Custodian under Emily Taylor Battle UTMA IL, (iii) 3,070 shares of Expedia common stock held by A. George Battle, Trustee UA 7-26-96 Daniel Kurt Webster Battle Trust, (iv) 5,067 shares of Expedia common stock held by Mr. Battle's wife as Custodian under CAUTMA for Catherine McNelley, (v) 4,750 shares of Expedia common stock held by Daniel Kurt Webster Battle and (vi) options to purchase 450,980 shares of Expedia common stock received as a result of adjustments to compensatory equity-based awards in connection with the spin-off.

(13)
Consists of (i) 467 shares of Expedia common stock held indirectly by a charitable trust, of which Mr. Dolgen is the trustee, and (ii) options to purchase 11,261 shares of Expedia common stock received as a result of adjustments to compensatory equity-based awards in connection with the spin-off. Mr. Dolgen received the predecessor options to purchase shares of IAC common stock for his service as a member of the Board of Directors of a former public subsidiary of IAC.

THE REVERSE STOCK SPLIT PROPOSAL

        In connection with the spin-off proposal, IAC is asking you to approve a one-for-two reverse stock split of IAC common stock and IAC Class B common stock. If you approve the reverse stock split proposal, IAC intends to effect the one-for-two reverse stock split immediately prior to the spin-off by filing an amendment to its certificate of incorporation. The full text of the stock split proposal is set forth in Annex A to this proxy statement/prospectus. IAC will only complete the one-for-two reverse stock split if stockholders approve the spin-off proposal and IAC determines to complete the spin-off. If IAC does effect the one-for-two reverse stock split, IAC stockholders will receive cash in lieu of fractional shares.

        After giving effect to the one-for-two reverse stock split, approximately half as many shares of IAC common stock and IAC Class B common stock will be outstanding as were outstanding immediately prior to the one-for-two reverse stock split. Based on the capitalization of IAC as of June 3, 2005, assuming the completion of (1) the Ask Jeeves acquisition, (2) the one-for-two reverse stock split and (3) the spin-off and, after giving effect to IAC's June 7, 2005 acquisition from Universal of 43,181,308 shares of IAC common stock and 13,430,000 shares of IAC Class B common stock in connection with IAC's sale of its common and preferred interests in Vivendi Universal Entertainment to NBC Universal, the number of shares of IAC common stock and IAC Class B common stock that will be outstanding is estimated to be approximately 307,455,766 and 25,599,998, respectively. IAC securities that are convertible into IAC common stock will be proportionately adjusted in accordance with their terms to give effect to the one-for-two reverse stock split.

        IAC's Board of Directors recommends that holders of IAC common stock, IAC Class B common stock and IAC Series A preferred stock vote FOR the reverse stock split proposal.

THE CORPORATE OPPORTUNITY PROPOSAL

        In connection with the spin-off proposal, IAC is asking you to approve the corporate opportunity proposal. The corporate opportunity proposal contemplates an amendment to the IAC certificate of incorporation that would provide that IAC generally renounces any transaction that may be a corporate opportunity for both Expedia and IAC (a "dual opportunity") to the extent set forth in the following sentence. Any individual who is an officer or director of both IAC and Expedia (a "dual role person") will generally have no duty to communicate or offer to IAC any dual opportunity that such dual role person has communicated or offered to Expedia, will generally not be prohibited from communicating or offering any dual opportunity to Expedia, and will generally not be liable to IAC or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of IAC, resulting from the failure to communicate or offer to IAC a dual opportunity that such dual role person has communicated or offered to Expedia. This amendment will be effective only in the event that IAC completes the spin-off. The full text of the corporate opportunity proposal is set forth in Annex A to this proxy statement/prospectus.

        If IAC's stockholders approve the spin-off proposal and the corporate opportunity proposal and if IAC proceeds with the spin-off, the Expedia certificate of incorporation will include a reciprocal corporate opportunity provision.

        IAC believes that this provision is the practical solution to a situation in which Mr. Diller is the controlling stockholder and senior executive of each of IAC and Expedia, in view of the fact that IAC has in the past made, and each of IAC and Expedia may in the future make, significant acquisitions and investments. See "Annual Meeting Matters—Record Date and Voting Rights." IAC believes that Mr. Diller and other persons who serve as officers or directors of each of IAC and Expedia should not be inhibited in making decisions with respect to the allocation of potential new business opportunities because of possible risks of litigation or potential liability. While IAC considered the possibility of seeking to identify specific areas of opportunity for each of IAC and Expedia, in light of the dynamic nature of the businesses of each company and the historical development of IAC's businesses over time, IAC believed that such an approach was not practical and could adversely affect the companies' future flexibility. In light of the foregoing, the IAC Board of Directors has determined that the corporate opportunity proposal is in the best interests of IAC and all of its stockholders. Accordingly, IAC's Board of Directors recommends that holders of IAC common stock, IAC Class B common stock and IAC Series A preferred stock vote FOR the corporate opportunity proposal.

THE DIRECTOR REMOVAL PROPOSAL

        IAC is asking you to approve the director removal proposal. The director removal proposal contemplates an amendment to the IAC certificate of incorporation that would delete the provision regarding removal of directors so that the removal of directors elected by the holders of IAC common stock, IAC Class B common stock and IAC Series A preferred stock voting together would require the affirmative vote of a majority of the voting power of the shares of all of those classes voting together, as currently provided in the IAC bylaws. Removal of directors elected exclusively by holders of IAC common stock would continue to require the affirmative vote of a majority of the holders of IAC common stock entitled to vote. The full text of the director removal proposal is set forth in Annex A to this proxy statement/prospectus.

        Approval of the director removal proposal will align the requirements for removing directors elected by all of IAC's stockholders voting together as a single class with the director election provisions. Accordingly, IAC's Board of Directors recommends that the holders of IAC common stock, IAC Class B common stock and IAC Series A preferred stock vote FOR the director removal proposal.

ELECTION OF IAC DIRECTORS AND MANAGEMENT INFORMATION

Information Concerning Nominees

        At the upcoming Annual Meeting, a board of 10 directors will be elected to hold office until the next Annual Meeting of stockholders and until their successors are elected and qualified. The Board of IAC has designated Messrs. Keough and Lourd and Gen. Schwarzkopf as nominees for the positions on the IAC Board to be elected by the holders of IAC common stock voting as a separate class. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board. All of the Board's nominees are incumbent directors of IAC.

        Background information about the Board's nominees for election is set forth below.

        Edgar Bronfman, Jr., age 50, has been a director of IAC since February 1998. Mr. Bronfman has served as the Chairman and Chief Executive Officer of Warner Music Group since March 2004. Prior to joining Warner Music Group, Mr. Bronfman served as Chairman and Chief Executive Officer of Lexa Partners LLC, which he founded, from April 2002. Mr. Bronfman also currently serves as a partner of Accretive Technologies LLC and as Co-Chairman of A&G Group Limited, the parent of Asprey & Garrard. Mr. Bronfman was appointed Executive Vice Chairman of Vivendi Universal, S.A. ("Vivendi") in December 2000. Mr. Bronfman resigned from his position as an executive officer of Vivendi on March 31, 2002 and resigned from his position as Vice Chairman of the Vivendi Board of Directors in December 2003. Prior to December 2000, Mr. Bronfman served as President and Chief Executive Officer of The Seagram Company Ltd., a post he held since June 1994, and from 1989 to June 1994 he served as the President and Chief Operating Officer of Seagram. Mr. Bronfman is currently a member of the boards of directors of Equitant, Inc., Fandango and NewRoads and is a member of the Board of New York University Medical Center and the Board of Governors of The Joseph H. Lauder Institute of Management & International Studies at the University of Pennsylvania. He is also the Chairman of the Board of Endeavor Global.

        Barry Diller, age 63, has been a director and the Chairman and Chief Executive Officer of IAC (and its predecessors) since August 1995. He was Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. From 1984 to 1992, Mr. Diller served as the Chairman of the Board and Chief Executive Officer of Fox, Inc. Prior to joining Fox, Inc., Mr. Diller served for 10 years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller is currently a member of the boards of directors of The Washington Post Company and The Coca-Cola Company. He also serves on the Board of the Museum of Television and Radio, Conservation International and The Educational Broadcasting Company. In addition, Mr. Diller is a member of the Board of Councilors for the University of Southern California's School of Cinema—Television, the New York University Board of Trustees, the Tisch School of the Arts Dean's Council and the Executive Board for the Medical Sciences of University of California, Los Angeles.

        Victor A. Kaufman, age 61, has been a director of IAC (and its predecessors) since December 1996 and has been Vice Chairman of IAC since October 1999. Previously, Mr. Kaufman served in the Office of the Chairman from January 1997 to November 1997 and as Chief Financial Officer of IAC from November 1997 to October 1999. Prior to his tenure with IAC, Mr. Kaufman served as Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. from March 1992 and as a director of Savoy from February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. and served in such capacities from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star's successor company, Columbia Pictures Entertainment, Inc. He resigned from these positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star.

        Donald R. Keough, age 78, has been a director of IAC since September 1998. He currently serves as Chairman (in a non-executive capacity) of Allen & Company LLC (and its predecessors), a New

York investment banking firm. He was appointed to this position in April 1993. Mr. Keough is currently a member of the boards of directors of Berkshire Hathaway, Inc., The Coca-Cola Company and Convera. He is a past Chairman of the board of trustees of the University of Notre Dame and a trustee of several other educational institutions. He also serves on the boards of a number of national charitable and civic organizations.

        Marie-Josée Kravis, age 55, has been a director of IAC since March 2001. She is a Senior Fellow of the Hudson Institute, as well as the Council on Foreign Relations. Mrs. Kravis has been associated with the Hudson Institute since 1973, when she joined as a senior economist. She held a number of positions with the Hudson Institute before being elected executive director of the Hudson Institute of Canada in 1976, a position she held through 1994, in which year she returned to the U.S. and became a Senior Fellow of the Institute. Mrs. Kravis received an honorary doctorate of law at the University of Windsor and Laurentian University. She obtained a master's degree in economics from the University of Ottawa. She was a member of the Quebec government's Consultative Committee on Financial Institutions from 1984 to 1990, Vice Chair of the Federal Royal Commission on National Passenger Transportation from 1990 to 1992, member of the Canadian government's Communications Research Advisory Board from 1982 to 1989 and the Canadian Council for Research on Social Science and the Humanities from 1982 to 1986. Mrs. Kravis is also currently a member of the boards of directors of Vivendi and The Ford Motor Company.

        Bryan Lourd, age 44, has been a director of IAC since April 2005. Mr. Lourd has served as partner and Managing Director of Creative Artists Agency ("CAA") since October 1995. CAA is among the world's leading entertainment agencies based in Beverly Hills, California, with offices in Nashville, New York and Beijing. He is a graduate of the University of Southern California.

        Steven Rattner, age 52, has been a director of IAC since April 2004. He is a Managing Principal of Quadrangle Group LLC, a private investment firm that invests in mature and high-growth media and communications companies in the United States and Europe through a private equity fund and in the securities of financially troubled companies across industry groups through a separately managed distressed debt investment program. Prior to the formation of Quadrangle in March 2000, Mr. Rattner served as Deputy Chairman and Deputy Chief Executive Officer of Lazard Frères & Co., which he joined as a General Partner in 1989 and where he founded the firm's Media and Communications Group. Prior to joining Lazard Frères & Co., Mr. Rattner was a Managing Director at Morgan Stanley, where he also founded the firm's Media and Communications Group. Mr. Rattner also serves as Chairman of the boards of directors and as trustee of a number of national and local charitable, civic and educational organizations and institutions.

        Gen. H. Norman Schwarzkopf, age 70, has been a director of IAC since December 1996. He previously had served as a director of Home Shopping Network since May 1996. Since his retirement from the military in August 1991, Gen. Schwarzkopf has been an author, a lecturer and a participant in several television specials and works with NBC Universal, Inc. as a consultant. From August 1990 to August 1991, he served as Commander-in-Chief, United States Central Command and Commander of Operations, Desert Shield and Desert Storm. Gen. Schwarzkopf had 35 years of service with the military. He is also a member of the Nature Conservancy's President's Conservation Council, co-founder of the Boggy Creek Gang, a member of the University of Richmond Board of Trustees, and serves on the Boards of Directors of Remington Arms Company and Association for the Cure of Cancer of the Prostate.

        Alan Spoon, age 54, has been a director of IAC since February 2003. Since May 2000, Mr. Spoon has been Managing General Partner at Polaris Venture Partners, a private investment firm that provides venture capital and management assistance to development-stage information technology and life sciences companies. Mr. Spoon was Chief Operating Officer and a director of The Washington Post Company from March 1991 through May 2000 and served as President from September 1993 through May 2000. Prior to that, he held a wide variety of positions at The Washington Post Company, including President of Newsweek from September 1989 to May 1991. Mr. Spoon is currently a member of the board of directors of Danaher Corporation. In his not-for-profit affiliations, Mr. Spoon is a Regent of the Smithsonian Institution and a member of the MIT Corporation.

        Diane Von Furstenberg, age 58, has been a director of IAC since March 1999. She is a designer and the founder of Diane Von Furstenberg Studio L.P. and has served as its Chairman since August 1995. Previously, she was the Chairman of Diane Von Furstenberg Studio, which she also founded. Mr. Diller and Ms. Von Furstenberg are married.

        The Board recommends that the stockholders vote FOR the election of each of its nominees for director named above.

Information Concerning Executive Officers

        Background information about IAC's executive officers who are not nominees for election as director is set forth below.

        Gregory R. Blatt, age 37, has been Executive Vice President, General Counsel and Secretary of IAC since March 2005 and had previously served as Senior Vice President, General Counsel and Secretary of IAC since November 2003. Prior to joining IAC in November 2003, Mr. Blatt served as Executive Vice President, Business Affairs and General Counsel of Martha Stewart Living Omnimedia, Inc. ("MSO") from January 2001 to October 2003, Executive Vice President and General Counsel of MSO from September 1999 to January 2001 and Senior Vice President, General Counsel of MSO from May 1999 to September 1999. Prior to joining MSO, Mr. Blatt was an associate with Grubman Indursky & Schindler, P.C., the New York entertainment and media law firm, from 1997 to May 1999, and prior to that, was an associate at Wachtell, Lipton, Rosen & Katz, the New York law firm, from 1995 to 1997.

        Shana Fisher, age 34, has been Senior Vice President, Strategic Planning and Mergers & Acquisitions of IAC since December 2003 and had previously served as Senior Vice President, Business Operations of IAC from July 2003 to November 2003. Prior to joining IAC in July 2003, Ms. Fisher served as Vice President and Director, Media and Technology Mergers & Acquisitions and Corporate Finance for Allen & Company LLC since 1999. Prior to her tenure with Allen & Company LLC, Ms. Fisher was a program manager for the Microsoft Corporation and prior to that she was a software developer for I-O 360 Consulting.

        Julius Genachowski, age 42, has been Executive Vice President and Chief of Business Operations of IAC since June 2003. Mr. Genachowski had previously been Executive Vice President, General Counsel and Secretary of IAC, beginning in January 2002, and Senior Vice President, General Counsel and Secretary of IAC since August 2000. Mr. Genachowski joined IAC in December 1997 as General Counsel and Senior Vice President, Business Development of USA Broadcasting. He has also held the position of Vice President, Corporate Development at Ticketmaster Online-CitySearch, Inc. From 1994-1997, Mr. Genachowski served at the Federal Communications Commission, as Chief Counsel to Chairman Reed Hundt and, before that, as Special Counsel to General Counsel William E. Kennard. He served as a law clerk to Supreme Court Justice David H. Souter in 1993-1994 and, in 1992-1993, to retired Supreme Court Justice William J. Brennan, Jr. He was also a law clerk to Chief Judge Abner J. Mikva of the U.S. Court of Appeals for the D.C. Circuit. Mr. Genachowski has worked for Representative (now Senator) Charles Schumer, as well as the U.S. House of Representatives Iran-Contra Committee.

        Thomas J. McInerney, age 40, has been Executive Vice President and Chief Financial Officer of IAC since January 2005. Mr. McInerney also currently serves as Chief Executive Officer of IAC's Electronic Retailing group, a position that he has held since January 2003. Mr. McInerney previously served as Executive Vice President and Chief Financial Officer of Ticketmaster (prior to its acquisition by IAC in January 2003) and its predecessor company, Ticketmaster Online-Citysearch, Inc., since May 1999. Prior to joining Ticketmaster, Mr. McInerney worked at Morgan Stanley, most recently as a Principal.

THE AUDITOR RATIFICATION PROPOSAL

        Subject to stockholder ratification, the Audit Committee of the Board has appointed Ernst & Young LLP as IAC's independent auditors for the fiscal year ending December 31, 2005 and until their successors are elected. Ernst & Young LLP has served as IAC's independent auditors for many years and is considered by management to be well qualified.

        A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

        The Board recommends that the stockholders vote FOR ratification of the appointment of Ernst & Young LLP as independent auditors of IAC for 2005.

THE 2005 STOCK AND ANNUAL INCENTIVE PLAN PROPOSAL

Introduction

        IAC's Board has adopted the IAC/InterActiveCorp 2005 Stock and Annual Incentive Plan ("2005 Incentive Plan"), effective as of June 7, 2005, subject to approval by IAC's stockholders. The purpose of the 2005 Incentive Plan is to give IAC a competitive advantage in attracting, retaining and motivating officers and employees and to provide IAC with the ability to provide incentives more directly linked to the profitability of IAC's businesses and increases in stockholder value.

Description

        Set forth below is a summary of certain important features of the 2005 Incentive Plan, which summary is qualified in its entirety by reference to the actual plan attached as Appendix J to this proxy statement/prospectus.

Administration

        The 2005 Incentive Plan will be administered by the Compensation/Benefits Committee or such other committee of the Board as the IAC Board may from time to time designate (the "Committee"). Among other things, the Committee will have the authority to select individuals to whom awards may be granted, to determine the type of award as well as the number of shares of IAC common stock to be covered by each award, and to determine the terms and conditions of any such awards.

Eligibility

        Persons who serve or agree to serve as officers, employees, non-employee directors or consultants of IAC and its subsidiaries and affiliates are eligible to be granted awards under the 2005 Incentive Plan.

Shares Subject to the Plan

        The 2005 Incentive Plan authorizes the issuance of up to 25,000,000 shares of IAC common stock pursuant to awards under the plan. No single participant may be granted awards covering in excess of 10,000,000 shares of IAC common stock over the life of the 2005 Incentive Plan.

        The shares of IAC common stock subject to grant under the 2005 Incentive Plan are to be made available from authorized but unissued shares or from treasury shares, as determined from time to time by the IAC Board. To the extent that any award is forfeited, or any option or stock appreciation right terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of IAC common stock subject to such awards not delivered as a result thereof will again be available for awards under the plan. If the exercise price of any option and/or the tax withholding obligations relating to any award are satisfied by delivering shares to IAC common stock (by either actual delivery or by attestation), only the number of shares of IAC common stock issued net of the shares of IAC common stock delivered or attested to will be deemed delivered for purposes of the limits in the plan. To the extent any shares of IAC common stock subject to an award are withheld to satisfy the exercise price (in the case of an option) and/or the tax withholding obligations relating to such award, such shares of IAC common stock will not generally be deemed to have been delivered for purposes of the limits set forth in the plan.

        In the event of certain extraordinary corporate transactions, the committee or the IAC Board may make such substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the plan (provided, that, there will be no adjustment under this clause (1) with respect to the one-for-two reverse stock split of IAC common shares which IAC stockholders are being asked to approve at the Annual Meeting), (2) the various maximum limitations set forth in the plan, (3) the number and kind of shares or other securities subject to outstanding awards; and (4) the exercise price of outstanding options and stock appreciation rights.

        As indicated above, several types of stock grants can be made under the 2005 Incentive Plan. A summary of these grants is set forth below.

  Stock Options and Stock Appreciation Rights

        Stock options granted under the plan may either be incentive stock options or nonqualified stock options. Stock appreciation rights granted under the plan may either be granted alone or in tandem with a stock option. The exercise price of options and stock appreciation rights cannot be less than 100% of the fair market value of the stock underlying the options or stock appreciation rights on the date of grant. Optionees may pay the exercise price in cash or, if approved by the Committee, in IAC common stock (valued at its fair market value on the date of exercise) or a combination thereof, or by "cashless exercise" through a broker or by withholding shares otherwise receivable on exercise. The term of options and stock appreciation rights shall be as determined by the Committee, but an ISO may not have a term longer than ten years from the date of grant. The Committee will determine the vesting and exercise schedule of options and stock appreciation rights, and the extent to which they will be exercisable after the award holder's employment terminates. Generally, unvested options and stock appreciation rights terminate upon the termination of employment, and vested options and stock appreciation rights will remain exercisable for one year after the award holder's death, disability or retirement, and 90 days after the award holder's termination for any other reason. Vested options and stock appreciation rights will also terminate upon the optionee's termination for cause (as defined in the 2005 Incentive Plan). Stock options and stock appreciation rights are transferrable only by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order or in the case of nonqualified stock options or stock appreciation rights, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the participant's family members, to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise.

  Restricted Stock

        Restricted stock may be granted with such restriction periods as the Committee may designate. The Committee may provide at the time of grant that the vesting of restricted stock will be contingent upon the achievement of applicable performance goals and/or continued service. In the case of performance-based awards that are intended to qualify under Section 162(m)(4), (i) such goals will be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, net profit after tax, EBITDA, EBITA, gross profit, cash generation, unit volume, market share, sales, asset quality, earnings per share, operating income, revenues, return on assets, return on operating assets, return on equity, profits, total shareholder return (measured in terms of stock price appreciation and/or dividend growth), cost saving levels, marketing-spending efficiency, core non-interest income, change in working capital, return on capital, and/or stock price, with respect to IAC or any subsidiary, division or department of IAC. Such performance goals also may be based upon the attaining of specified levels of IAC, subsidiary, affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries. Performance goals based on the foregoing factors are hereinafter referred to as "Performance Goals." The terms and conditions of restricted stock awards (including any applicable Performance Goals) need not be the same with respect to each participant. During the restriction period, the Committee may require that the stock certificates evidencing restricted shares be held by IAC. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, and is forfeited upon termination of employment, unless otherwise provided by the Committee. Other than such restrictions on transfer and any other restrictions the Committee may impose, the participant will have all the rights of a stockholder with respect to the restricted stock award.

  Restricted Stock Units

        The Committee may grant restricted stock units payable in cash or shares of IAC common stock, conditioned upon continued service and/or the attainment of Performance Goals determined by the Committee. The terms and conditions of restricted stock unit awards (including any applicable Performance Goals) need not be the same with respect to each participant.

  Other Stock-Based Awards

        Other awards of IAC common stock and other awards that are valued in whole or in part by reference to, or are otherwise based upon, IAC common stock, including (without limitation), unrestricted stock, dividend equivalents, and convertible debentures, may be granted under the plan.

  Bonus Awards

        Bonus awards granted to eligible employees of IAC and its subsidiaries and affiliates under the 2005 Incentive Plan shall be based upon the attainment of the Performance Goals established by the Committee for the plan year or such shorter performance period as may be established by the Committee. Bonus amounts earned by any individual shall be limited to $10 million for any plan year, pro rated (if so determined by the Committee) for any shorter performance period. Bonus amounts will be paid in cash or, in the discretion of the Committee, in IAC common stock, as soon as practicable following the end of the plan year. The Committee may reduce or eliminate a participant's bonus award in any year notwithstanding the achievement of Performance Goals.

Change in Control

        Unless otherwise provided by the Committee in an award agreement, in the event of a Change in Control (as defined in the 2005 Incentive Plan) of IAC, in the case of officers of IAC who are Senior Vice Presidents and above as of the time of the Change in Control and, in the case of other employees of IAC if provided by the Committee in an award agreement (i) any SARs and stock options outstanding as of the date of the Change in Control, which are not then exercisable and vested will become fully exercisable and vested, (ii) the restrictions and deferral limitations applicable to restricted stock will lapse and such restricted stock will become free of all restrictions and fully vested, (iii) all restricted stock units will be considered to be earned and payable in full and any deferral or other restrictions will lapse and such restricted stock units will be settled in cash or shares of IAC common stock as promptly as practicable, and (iv) bonus awards may be paid out in whole or in part, in the discretion of the Committee, notwithstanding whether Performance Goals have been achieved. In addition, in the event that, during the two-year period following a Change in Control, a participant's employment is terminated by IAC other than for cause or disability or a participant resigns for good reason, (i) any SARs and stock options outstanding as of the date of the Change in Control, will become fully exercisable and vested and will remain exercisable for the greater of (a) the period that they would remain exercisable absent the Change in Control provision and (b) the lesser of the original term or one year following such termination of employment, (ii) the restrictions and deferral limitations applicable to restricted stock will lapse and such restricted stock will become free of all restrictions and fully vested, and (iii) all restricted stock units will be considered to be earned and payable in full and any deferral or other restrictions will lapse and such restricted stock units will be settled in cash or shares of IAC common stock as promptly as practicable.

Amendment and Discontinuance

        The 2005 Incentive Plan may be amended, altered or discontinued by the IAC Board, but no amendment, alteration or discontinuance may impair the rights of an optionee under an option or a recipient of an SAR, restricted stock award, restricted stock unit award or bonus award previously granted without the optionee's or recipient's consent. The 2005 Incentive Plan may not be amended without stockholder approval to the extent such approval is required by law or agreement.

Federal Income Tax Consequences

        The following discussion is intended only as a brief summary of the federal income tax rules that are generally relevant to stock options. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

  Nonqualified Options

        Upon the grant of a nonqualified option, the optionee will not recognize any taxable income and IAC will not be entitled to a deduction. Upon the exercise of such an option or related SAR, the excess of the fair market value of the shares acquired on the exercise of the option or SAR over the exercise price or the cash paid under an SAR (the "spread") will constitute compensation taxable to the optionee as ordinary income. IAC, in computing its U.S. federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the optionee, subject to the limitations of Code Section 162(m).

  ISOs

        An optionee will not recognize taxable income on the grant or exercise of an ISO. However, the spread at exercise will constitute an item includible in alternative minimum taxable income, and, thereby, may subject the optionee to the alternative minimum tax. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the ISO with which to pay such tax.

        Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO, after the later of (i) two years from the date of grant of the ISO or (ii) one year after the transfer of the shares to the optionee (the "ISO Holding Period "), the optionee will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock's selling price and the exercise price. IAC is not entitled to any tax deduction by reason of the grant or exercise of an ISO, or by reason of a disposition of stock received upon exercise of an ISO if the ISO Holding Period is satisfied. Different rules apply if the optionee disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the ISO Holding Period.

  Grant to Mr. Diller

        Mr. Diller received option grants from IAC in 1995 and in 1997 and has received no equity awards from IAC since that time. A substantial portion of these option grants expire in 2005, and the remainder expire in 2007. Accordingly, the IAC Compensation Committee believes that it is in the best interest of IAC's stockholders to implement a new long-term incentive structure for Mr. Diller both at IAC and, following the spin-off, Expedia.

        As a result, on June 7, 2005, the IAC Compensation Committee granted to Mr. Diller options to purchase 4,800,000 shares of IAC common stock at an exercise price of $32.03, representing 130% of the closing price of IAC common stock on June 7, and options to purchase 2,800,000 shares of IAC common stock at an exercise price of $43.12, representing 175% of the closing price of IAC common stock on June 7. The grant is subject to shareholder approval of the IAC 2005 Stock and Annual

Incentive Plan. The options have a 10-year term and vest on the fifth anniversary of the grant date, subject to continued employment. Upon a termination of Mr. Diller's employment for death, disability, by IAC without Cause (as defined in the IAC 2005 Stock and Annual Incentive Plan), or by Mr. Diller for Good Reason (as defined generally in the IAC 2005 Stock and Annual Incentive Plan), the options will vest pro rata at 20% per year of completed service from the date of grant to the date of termination. Upon a termination of employment (other than for Cause), Mr. Diller will have one year to exercise vested options (up to the end of the 10-year term). Upon a Change in Control (as defined in Mr. Diller's grant agreement), a minimum of 20% of the options will vest, with an additional 20% vesting for each completed year of service following the grant date. Upon any termination of Mr. Diller for Cause, the options will be forfeited and any profits from the exercise of either option within the year immediately prior to the termination will be returned to IAC.

        Upon completion of the spin-off, each unvested option to purchase shares of IAC common stock held by Mr. Diller will convert into an unvested option to purchase shares of IAC common stock and an unvested option to purchase shares of Expedia common stock with adjustments to the number of shares subject to each option and the option exercise prices based on the relative market capitalizations of IAC and Expedia following the spin-off and giving effect to the one-for-two reverse stock split. Following completion of the spin-off, the satisfaction of conditions to vesting of Mr. Diller's options to purchase shares of IAC common stock will be determined based on Mr. Diller's employment with IAC, and the satisfaction of conditions to vesting of Mr. Diller's options to purchase shares of Expedia common stock will be determined based on Mr. Diller's employment with Expedia.

        The IAC Compensation Committee believes that this particular equity grant structure, with premium exercise prices and cliff-vesting at the end of five years, provides Mr. Diller with substantial motivation to increase long-term stockholder value at both IAC and Expedia following the spin-off.

        The IAC Compensation Committee does not intend to grant additional equity awards to Mr. Diller during the vesting period of these options.

Recommendation

        IAC's Board of Directors recommends that IAC stockholders vote FOR approval of the 2005 Incentive Plan.

ANNUAL MEETING MATTERS

        This proxy statement/prospectus is being furnished to holders of IAC common stock, IAC Class B common stock and IAC Series A preferred stock in connection with the solicitation of proxies by the Board of Directors of IAC for use at the IAC 2005 Annual Meeting to be held for the purposes described in this proxy statement/prospectus. Each copy of this proxy statement/prospectus mailed to holders of IAC common stock, IAC Class B common stock and IAC Series A preferred stock is accompanied by a form of proxy for use at the Annual Meeting.

Description of Annual Meeting Proposals and the Votes Required to Approve Them

The Spin-Off Proposal

        IAC is proposing to effect the spin-off through amendments to its certificate of incorporation. If IAC's stockholders approve the proposed amendments to the IAC certificate of incorporation and IAC completes the spin-off, the holders of IAC common shares immediately prior to the spin-off would initially own all of the IAC common shares and Expedia common shares immediately following the spin-off. IAC may determine not to proceed with the spin-off and not to make the related amendments to its certificate of incorporation described above, notwithstanding the fact that IAC receives all necessary stockholder approvals.

        Under Delaware law, the spin-off proposal must be approved by:

  •
  The vote of holders of a majority of the outstanding shares of IAC common stock, voting as a separate class;

  •
  The vote of holders of a majority of the outstanding shares of IAC Class B common stock, voting as a separate class; and

  •
  The vote of a majority of the voting power of the outstanding shares of IAC common stock, IAC Class B common stock and IAC Series A preferred stock, voting together as a single class, with each share of IAC common stock entitled to one vote per share, each share of IAC Class B common stock entitled to ten votes per share and each share of IAC Series A preferred stock entitled to two votes per share. This proxy statement/prospectus refers to the IAC common stock, IAC Class B common stock and IAC Series A preferred stock, taken together, along with their respective votes per share as described in the preceding sentence, as the "IAC capital stock."

        In addition to the votes required under Delaware law, based on the recommendation of an IAC Special Committee formed to review any aspects of the spin-off that could involve potential conflicts of interest, the IAC Board of Directors has further conditioned the spin-off on the affirmative vote of holders of a majority of the shares of IAC common stock actually voting on the spin-off proposal, other than shares owned or controlled by IAC management.

The Reverse Stock Split Proposal

        At the Annual Meeting, holders of IAC common stock, IAC Class B common stock and IAC Series A preferred stock will also be asked to approve an amendment to the IAC certificate of incorporation to effect the one-for-two reverse stock split of the IAC common stock and IAC Class B common stock. Even if you approve the reverse stock split proposal, IAC will only complete the one-for-two reverse stock split if stockholders approve the spin-off proposal and IAC determines to complete the spin-off.

        Under Delaware law, the reverse stock split proposal must be approved by the vote of a majority of the voting power of the outstanding shares of IAC capital stock voting together as a single class.

The Corporate Opportunity Proposal

        At the Annual Meeting, holders of IAC common stock, IAC Class B common stock and IAC Series A preferred stock will also be asked to approve the addition of new provisions to the IAC certificate of incorporation that would generally provide that no officer or director of IAC who is also an officer or director of Expedia will be liable to IAC or its stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to Expedia instead of IAC, or does not communicate information regarding a corporate opportunity to IAC that the officer or director has directed to Expedia. Even if you approve the corporate opportunity proposal, the amendment will be effective only in the event that IAC completes the spin-off.

        Under Delaware law, the corporate opportunity proposal must be approved by the vote of a majority of the voting power of the outstanding shares of IAC capital stock voting together as a single class.

The Director Removal Proposal

        At the Annual Meeting, holders of IAC common stock, IAC Class B common stock and IAC Series A preferred stock will also be asked to approve an amendment to the IAC certificate of incorporation that would delete the provision regarding removal of directors so that the removal of directors elected by the holders of IAC common stock, IAC Class B common stock and IAC Series A preferred stock voting together as a single class would require the affirmative vote of a majority of the voting power of the shares of all of those classes voting together, as currently provided in the IAC bylaws. Removal of directors elected exclusively by holders of IAC common stock would continue to require the affirmative vote of a majority of the holders of IAC common stock entitled to vote.

        Under Delaware law, the director removal proposal must be approved by:

  •
  The vote of holders of a majority of the outstanding shares of IAC common stock, voting as a separate class;

  •
  The vote of holders of a majority of the outstanding shares of IAC Class B common stock, voting as a separate class; and

  •
  The vote of holders of a majority of the voting power of the outstanding shares of IAC capital stock, voting together as a single class.

Election of IAC Directors

        At the Annual Meeting, stockholders will also be asked to elect 10 members of the IAC Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until each such director's successor shall have been duly elected and qualified.

        Election of each of Barry Diller, Victor A. Kaufman, Edgar Bronfman, Jr., Marie-Josée Kravis, Steven Rattner, Alan Spoon and Diane Von Furstenberg as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of IAC capital stock voting together as a single class.

        Election of each of Donald R. Keough, Bryan Lourd and H. Norman Schwarzkopf as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of the shares of IAC common stock voting together as a separate class.

Auditor Ratification Proposal

        At the Annual Meeting, holders of IAC common stock, IAC Class B common stock and IAC Series A preferred stock will also be asked to ratify the appointment of Ernst & Young LLP as independent auditors of IAC for the 2005 fiscal year.

        The ratification of the appointment of Ernst & Young LLP as IAC's independent auditors requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present in person or represented by proxy and voting together as a single class.

Equity Compensation Plan Proposal

        At the Annual Meeting, holders of IAC common stock, IAC Class B common stock and IAC Series A preferred stock will also be asked to approve the IAC/InterActiveCorp 2005 Stock and Annual Incentive Plan. Approval of the IAC/InterActiveCorp 2005 Stock and Annual Incentive Plan requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present in person or represented by proxy and voting together as a single class.

Date, Time and Place of Meeting

        The Annual Meeting will be held on Monday, July 18, 2005, at 9:00 a.m., local time, at The Pierre, 2 East 61st Street (at Fifth Avenue), New York, New York, 10021. If a quorum is not obtained, it is expected that the Annual Meeting will be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that theretofore have been effectively revoked or withdrawn.

Record Date and Voting Rights

        IAC's Board of Directors established the close of business on June 3, 2005 as the record date for determining the holders of IAC common stock, IAC Class B common stock and IAC Series A preferred stock entitled to notice of and to vote at the Annual Meeting. On the record date, 583,292,840 shares of IAC common stock, 64,629,996 shares of IAC Class B common stock and 13,118,182 shares of IAC Series A preferred stock were outstanding and entitled to vote.

        As of the meeting record date, Mr. Diller held an irrevocable proxy over all IAC securities owned by Universal, Liberty and their subsidiaries, including as of the record date for the Annual Meeting. This irrevocable proxy includes authority to vote on each of the proposals presented for approval at the Annual Meeting. As a result, as of the meeting record date, Mr. Diller, through shares that he owns as well as those subject to the proxy, generally controls the vote of 22.7% of the IAC common stock and 100% of the IAC Class B common stock and, consequently, 62.0% of the combined voting power of the outstanding IAC capital stock. Thus, regardless of the vote of any other IAC stockholder, Mr. Diller has control over the vote on each matter submitted for stockholder approval at the Annual Meeting, other than (1) the separate class vote of the IAC common stock with respect to the spin-off proposal, (2) the separate class vote of the shares of IAC common stock actually voting on the spin-off proposal (other than shares controlled by IAC management), (3) the separate class vote of the IAC common stock with respect to the director removal proposal and (4) the election of the three directors that holders of IAC common stock elect as a separate class.

Quorum

        A majority of the total votes entitled to be cast at the Annual Meeting constitutes a quorum. When the holders of IAC common stock, IAC Class B common stock or IAC Series A preferred stock vote as separate classes, a majority of votes for each class is required for quorum to be met. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes and for all other matters as well. Shares of IAC common stock, IAC Class B common stock and IAC Series A preferred stock represented by a properly executed proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Abstentions and broker non-votes, although counted for purposes of determining whether there is a quorum at the Annual Meeting, will not be voted. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Because the required votes for the adoption of the spin-off proposal (except with respect to the vote of the shares of IAC common stock actually voting, other than those shares controlled by IAC management), the reverse stock split proposal, the corporate opportunity proposal and the director removal proposal are based on a percentage of the shares outstanding, abstentions and broker non-votes will have the same effect as a vote against these proposals.

Solicitation of Proxies

        IAC will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of IAC may solicit proxies from stockholders by telephone, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, IAC will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of IAC common stock, IAC Class B common stock and IAC Series A preferred stock and to request authority for the exercise of proxies. In such cases, IAC, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

        IAC has retained MacKenzie Partners, Inc. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from IAC stockholders. The fee for such firm's services is estimated not to exceed $15,000 plus reimbursement for their reasonable out-of-pocket costs and expenses.

Voting Proxies

        The proxy conferred by the proxy card accompanying this proxy statement/prospectus is solicited on behalf of the Board of Directors of IAC for use at the Annual Meeting. Stockholders of record may vote their shares in any of four ways:

  •
  Submitting a Proxy by Mail: If you choose to submit your proxy by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

  •
  Submitting a Proxy by Telephone: Submit a proxy for your shares by telephone by using the toll-free telephone number provided on your proxy card. Telephone voting is available 24 hours a day.

  •
  Submitting a Proxy by Internet: Submit your proxy via the Internet. The web site for Internet proxy voting is on your proxy card, and Internet proxy voting is also available 24 hours a day.

  •
  Voting in Person: Vote by appearing and voting in person at the Annual Meeting.

        Street name holders may submit a proxy by telephone or the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with this proxy statement/prospectus. Otherwise, follow the separate instructions provided by your bank or broker. If you submit a proxy by telephone or via the Internet, you should not return your proxy card. Instructions on how to submit a proxy by telephone or via the Internet are located on the proxy card enclosed with this proxy statement/prospectus.

        All proxies properly submitted, and that are not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are provided, such proxies will be voted FOR the spin-off proposal and the other proposals described in this proxy statement/prospectus.

        If necessary, unless you have indicated on your proxy card that you wish to vote against the proposal, your proxy may be voted in favor of any motion in respect of an adjournment of the Annual Meeting to a later date in order to solicit and obtain sufficient votes for the spin-off proposal.

        Your vote is important. We encourage you to submit your proxy by telephone, Internet or by signing and returning the accompanying proxy card whether or not you plan to attend the Annual Meeting.

        The Board of Directors of IAC does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this proxy statement/prospectus and specified in the Notice of Meeting. So far as is known to the IAC Board, no other matters are to be brought before the Annual Meeting.

        If any other business properly comes before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted on such matters in accordance with the judgment of the persons voting such proxies.

Revocation of Proxies

        A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (1) delivering to The Bank of New York written notice, bearing a date later than the proxy, stating that the proxy is revoked, (2) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting, or (3) attending the Annual Meeting and voting in person. You should send any written notice or new proxy card to IAC/InterActiveCorp c/o The Bank of New York at the following address: IAC/InterActiveCorp, P.O. Box 11001, New York, New York 10203-0001 or follow the instructions provided on your proxy card to submit a proxy by telephone or via the Internet. You may request a new proxy card by calling IAC's proxy solicitor, MacKenzie Partners, Inc., at 1-800-322-2885 (toll-free).

        If your shares are held in "street name" by your broker, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker.

        In order to vote in person at the Annual Meeting, stockholders of record must attend the meeting and cast their votes in accordance with the voting provisions established for the Annual Meeting. Attendance at the Annual Meeting without voting in accordance with the voting procedures will not in and of itself revoke a proxy. If your broker holds your shares and you want to attend the Annual Meeting, please bring to the Annual Meeting a letter from your broker identifying you as the beneficial owner of the shares and authorizing you to vote.

IAC EXECUTIVE COMPENSATION

General

        The historical share information contained in this section does not give effect to the spin-off or the one-for-two reverse stock split that IAC expects to complete immediately prior to the spin-off.

Summary Compensation Table

        The following table presents information concerning total compensation earned by the Named Executive Officers: IAC's Chief Executive Officer and the four other most highly compensated executive officers of IAC (other than the Chief Executive Officer) who served in such capacities as of December 31, 2004 for services rendered to IAC during each of the last three fiscal years. The information presented below represents compensation earned by the Named Executive Officers for all services performed for IAC or any of its businesses.

SUMMARY COMPENSATION TABLE

		Annual Compensation						Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary($)		Bonus($)		Other Annual Compensation($)(1)		Restricted Stock Awards($)(2)		All Other Compensation($)
Barry Diller Chairman and Chief Executive Officer	2004 2003 2002	930,000 500,000 500,000		1,600,000 3,250,000 2,750,000	(6) (7)	950,214 1,387,833 707,861	(3) (3) (3)	— — —		105,106 81,966 144,438	(4)(5) (4)(5) (4)(5)
Victor A. Kaufman Vice Chairman	2004 2003 2002	650,000 650,000 650,000		1,400,000 3,000,000 2,500,000		140,960 — —	(8)	1,985,760 2,777,913 4,269,300	(9)	6,150 6,000 5,500	(5) (5) (5)
Dara Khosrowshahi Executive Vice President and Chief Financial Officer	2004 2003 2002	550,000 550,000 546,154		1,200,000 2,000,000 1,125,000	(6) (7)	— 125,000 56,250	(10) (11)	1,985,760 2,449,621 2,247,000	(9)	6,150 6,000 5,500	(5) (5) (5)
Julius Genachowski Executive Vice President, Chief of Business Operations	2004 2003 2002	500,000 500,000 496,154		800,000 1,250,000 750,000	(6)	100,000 258,025 100,000	(12) (13) (12)	— 1,767,749 1,797,600	(9)	6,150 6,000 5,500	(5) (5) (5)
Robert Hougie Senior Vice President, Mergers & Acquisitions	2004 2003	500,000 215,385	(14)	500,000 1,000,000	(6)(15)	— 37,500	(10)	— 3,547,500	(9) (15)	6,150 4,615	(5) (5)

(1)
Disclosure of perquisites and other personal benefits, securities or property received by each of the Named Executive Officers is only required where the aggregate amount of such compensation exceeded the lesser of $50,000 or 10% of the total of the Named Executive Officer's salary and bonus for the year.

(2)
Reflects the dollar value of annual awards of restricted stock units, calculated by multiplying the closing market price of the IAC common stock on the date of the grant by the number of units awarded. Restricted stock unit awards in respect of annual performance for a given fiscal year are generally granted in February of the following fiscal year. Restricted stock unit awards granted in early 2003 with respect to the 2002 fiscal year generally vest over five years, with 25% vesting on the second, third, fourth and fifth anniversaries of the date of grant. Restricted stock unit awards granted in early 2004 and 2005 with respect to the 2003 and 2004 fiscal years, respectively, generally vest in equal installments over five years on the anniversary of the date of grant.

(3)
Includes the value of personal benefits received by Mr. Diller, including $832,334 in 2004, $889,579 in 2003 and $435,507 in 2002, in each case, attributable to his personal use of an aircraft jointly owned by IAC and Nineteen Forty CC Inc., an entity owned by Mr. Diller (without offset for the value of his ownership interest in the aircraft, see "Certain IAC Relationships and Related Party Transactions"), and related tax payments in 2003 and 2002. 2004 amounts are net of an aggregate of $168,643 in reimbursements to IAC by Mr. Diller for certain personal use of the aircraft. Also includes $406,250 in 2003 and $137,500 in 2002, in each case, reflecting the 20% discount upon the conversion of deferred cash bonus amounts into shares of IAC common stock pursuant to IAC's 2003 and 2002 Bonus Stock Purchase Programs (described in Notes 6 and 7 below), respectively. 2003 amounts reflect $56,567 that was erroneously not reported in the 2003 proxy statement, primarily relating to the personal use of certain IAC office space.

(4)
Mr. Diller has an interest-free, secured, non-recourse promissory note in the amount of $4,997,779 payable to IAC, which was used to purchase 883,976 shares of IAC common stock in August 1995. As a result, Mr. Diller had non-cash compensation for imputed interest of $98,956 in 2004, $75,966 in 2003 and $138,938 in 2002.

(5)
Includes IAC's matching contributions under its 401(k) Retirement Savings Plan. Under the IAC 401(k) Plan as in effect through December 31, 2004, IAC matches $.50 for each dollar a participant contributes up to the first 6% of compensation. For fiscal 2002, IAC's matching contribution for each of Messrs. Diller, Kaufman, Khosrowshahi and Genachowski was $5,500. For fiscal 2003, IAC's matching contribution for each of Messrs. Diller, Kaufman, Khosrowshahi and Genachowski was $6,000 and for Mr. Hougie was $4,615. For fiscal 2004, IAC's matching contribution for each of Messrs. Diller, Kaufman, Khosrowshahi, Genachowski and Hougie was $6,150.

(6)
Of this amount, Messrs. Diller, Khosrowshahi, Genachowski and Hougie elected to defer $1,625,000, $500,000, $625,000 and $150,000, respectively, under IAC's 2003 Bonus Stock Purchase Program. Under the 2003 Bonus Stock Purchase Program, in lieu of receiving a cash payment for the entire amount of their 2003 bonuses, all bonus eligible employees of IAC had a right to elect to defer up to 50% of the value of their 2003 bonus payments. Deferred amounts were converted into shares of IAC common stock at a 20% discount to the then current market value of IAC common stock, as determined in accordance with the terms of the program.

(7)
Of this amount, Messrs. Diller and Khosrowshahi elected to defer $550,000 and $225,000, respectively, under IAC's 2002 Bonus Stock Purchase Program. Under the 2002 Bonus Stock Purchase Program, in lieu of receiving a cash payment for the entire amount of their 2002 bonuses, all bonus eligible employees of IAC had a right to elect to defer up to 50% of the value of their 2002 bonus payments. Deferred amounts were converted into shares of IAC common stock at a 20% discount to the then current market value of IAC common stock, as determined in accordance with the terms of the program.

(8)
Primarily reflects the deemed benefit to Mr. Kaufman in the amount of $135,000 resulting from IAC's investment in a start-up venture controlled by Mr. Kaufman. See "Certain IAC Relationships and Related Party Transactions—Relationships with Officers and Directors."

(9)
Represents the dollar value of awards of restricted stock units, calculated by multiplying the closing market price of the IAC common stock on the date of grant by the number of units awarded. As of December 31, 2004 (including restricted stock units in respect of 2004 performance granted in early 2005), Messrs. Kaufman, Khosrowshahi, Genachowski and Hougie held 363,827, 263,182, 137,320 and 75,000 restricted stock units, respectively. The value of the shares underlying these restricted stock units as of December 31, 2004 was approximately $10,048,901, $7,269,087, $3,792,778 and $2,071,500, respectively. Restricted stock units vest over time as provided in the agreements governing the respective awards (described in Note 2 above).

(10)
Reflects the 20% discount upon the conversion of deferred cash bonus amounts into shares of IAC common stock pursuant to the 2003 Bonus Stock Purchase Program (described in Note 6 above).

(11)
Reflects the 20% discount upon the conversion of deferred cash bonus amounts into shares of IAC common stock pursuant to the 2002 Bonus Stock Purchase Program (described in Note 7 above).

(12)
Represents a housing allowance plus a related tax payment, pursuant to Mr. Genachowski's employment agreement.

(13)
Includes $156,250 for the 20% discount upon the conversion of deferred cash bonus amounts into shares of IAC common stock pursuant to the 2003 Bonus Stock Purchase Program (described in Note 6 above) and $100,000 for a housing allowance plus a related tax payment pursuant to Mr. Genachowski's employment agreement.

(14)
Reflects salary paid to Mr. Hougie in respect of the period commencing on July 29, 2003, the date on which he joined IAC as Senior Vice President, Mergers & Acquisitions, and ending on December 31, 2003.

(15)
Mr. Hougie received $500,000 of his 2003 bonus in the form of signing bonus upon his commencement of employment with IAC. Mr. Hougie was granted 50,000 restricted stock units on July 29, 2003 with 50% vesting on the first and second anniversaries of the grant date.

Stock Option Information

        No options to purchase shares of IAC common stock were granted to the Named Executive Officers during the year ended December 31, 2004. The table below presents information concerning the exercise of stock options by the Named Executive Officers during the year ended December 31, 2004, and the fiscal year-end value of all unexercised options held by the Named Executive Officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Unexercised Options Held at Year End(#)		Value of Unexercised In-the-Money Options at Year End($)(2)
Name	Acquired On Exercise(#)	Value Realized($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Barry Diller Chairman and Chief Executive Officer	—	—	41,845,888	—	849,932,705	—
Victor A. Kaufman Vice Chairman	220,000	3,245,665	1,662,500	112,500	5,923,125	427,500
Dara Khosrowshahi Executive Vice President and Chief Financial Officer	—	—	955,839	62,500	5,389,862	237,500
Julius Genachowski Executive Vice President, Chief of Business Operations	15,833	181,387	460,834	62,500	2,242,066	237,500
Robert Hougie Senior Vice President, Mergers & Acquisitions	—	—	—	—	—	—

(1)
Represents the difference between the exercise price of the options and the sale price of IAC common stock on the date of exercise and does not exclude the U.S. federal and state taxes due upon exercise.

(2)
Represents the difference between $27.62, the closing price of IAC common stock on December 31, 2004, and the exercise price of the options, and does not exclude the U.S. federal and state taxes due upon exercise.

Certain Agreements with IAC Executive Officers

        Mr. Diller.    Under the Equity and Bonus Compensation Agreement dated August 24, 1995, IAC issued and sold to Mr. Diller 883,976 shares of IAC common stock at $5.65625 per share in cash (the "Initial Diller Shares") and an additional 883,976 shares of IAC common stock for the same per share price (the "Additional Diller Shares") payable by means of a cash payment of $2,210 and an interest-free, secured, non-recourse promissory note in the amount of $4,997,779. These amounts have been adjusted as appropriate to reflect the two two-for-one stock splits to holders of record as of the close of business on March 12, 1998 and February 10, 2000, respectively. The promissory note is secured by the Additional Diller Shares and by that portion of the Initial Diller Shares having a fair market value on the purchase date of 20% of the principal amount of the promissory note. The promissory note is due the earlier of (i) the termination of Mr. Diller's employment with IAC or (ii) September 5, 2007.

        Mr. Diller's Equity and Bonus Compensation Agreement with IAC also provides for a gross-up payment to be made to Mr. Diller, if necessary, to eliminate the effect of the imposition of the excise tax under Section 4999 of the Internal Revenue Code upon payments made to Mr. Diller and imposition of income and excise taxes on the gross-up payment.

        Mr. Diller was also granted a bonus arrangement, contractually independent from the promissory note, under which he received a bonus payment of approximately $2.5 million on August 24, 1996, and was to receive a further such bonus payment on August 24, 1997. The deferred amount, which may be deferred until September 5, 2007, accrues interest at a rate of 6% per annum. Mr. Diller also received $966,263 for payment of taxes by Mr. Diller due to the compensation expense which resulted from the difference in the per share fair market value of IAC common stock and the per share purchase price of the Initial Diller Shares and Additional Diller Shares. See also "—Certain Relationships and Related Party Transactions—Relationships with Officers and Directors."

        Mr. Kaufman.    On February 5, 2004, IAC and Mr. Kaufman entered into an agreement pursuant to which Mr. Kaufman will continue to be employed by IAC as its Vice Chairman through February 5, 2007 (the "Initial Term") and will then be employed by IAC on a part-time basis through February 5, 2010. The agreement provides for Mr. Kaufman's compensation to be determined by the relevant committee of IAC's Board of Directors, following consultation with IAC's Chairman.

        During the Initial Term, Mr. Kaufman will continue to oversee IAC's legal, financial and mergers & acquisition groups and devote at least 80% of his business time and attention to his duties to IAC and a new venture with IAC; provided, that Mr. Kaufman's duties to IAC shall be his first priority among his business activities. See "—Certain Relationships and Related Party Transactions—Relationships with Officers and Directors." Mr. Kaufman has agreed that for the term of the agreement none of his activities outside of IAC shall be competitive with any IAC businesses. Effective upon consummation of the spin-off, it is expected that Mr. Kaufman's agreement will be amended so that, so long as Mr. Kaufman is Vice Chairman of Expedia, Mr. Kaufman will devote at least 80% of his business time to IAC and Expedia, with IAC as his first priority, and so that Mr. Kaufman's activities with Expedia will not violate his non-competition obligations to IAC. In the event that Mr. Kaufman ceases to be Vice Chairman of Expedia during the term of his employment agreement, the agreement will revert to its terms in effect prior to the spin-off.

        The agreement provides that Mr. Kaufman's options and other equity awards which are unvested or subsequently granted will continue to vest throughout the term of his full- and part-time employment with IAC. Vested options shall remain exercisable during both the Initial Term and the part-time employment period. However, in the event of termination of Mr. Kaufman's employment for any reason other than for cause or if Mr. Kaufman terminates his employment for good reason, vested options to purchase shares of IAC common stock ("IAC Options") held by Mr. Kaufman as of the date of termination shall remain exercisable for two years from the date of such termination, plus an additional fifteen days for each month of service performed by Mr. Kaufman during the Initial Term (up to a maximum of three years), and if Mr. Kaufman terminates his employment other than for good reason, vested IAC Options held by Mr. Kaufman as of the date of such termination shall remain exercisable for one year from the date of such termination, provided in each case that the options do not earlier expire.

        Mr. Genachowski.    On August 9, 2000, IAC and Mr. Genachowski entered into an employment agreement, which was subsequently amended on September 30, 2002. The amended agreement, which expired on December 31, 2004, provided for an annual base salary of $500,000 per year. The agreement also provided that Mr. Genachowski was eligible to receive an annual discretionary bonus (including equity awards). Under the agreement, Mr. Genachowski was entitled to receive an annual housing allowance, plus a tax gross-up for such allowance, not to exceed an aggregate of $100,000. Mr. Genachowski continues to receive the same annual salary and housing allowance, notwithstanding the expiration of his agreement.

        In April 2005, the terms of outstanding equity awards held by Mr. Genachowski were amended to provide for continued vesting upon termination of his employment, with stock options vesting through December 31, 2005 (and remaining exercisable through the earlier of June 30, 2007 or two years after completion of the spin-off) and restricted stock units vesting through February 2006, in addition to accelerated vesting of a portion of his 2003 award.

        Mr. McInerney.    On October 9, 2002, IAC and Mr. McInerney entered into an employment agreement in connection with his employment as Chief Executive Officer of IAC Electronic Retailing (the "Initial Employment Agreement"). On November 15, 2004, IAC and Mr. McInerney amended the Initial Employment Agreement to reflect Mr. McInerney's appointment as Executive Vice President and Chief Financial Officer of IAC, effective January 1, 2005 (the "Amended Employment Agreement"). The Amended Employment Agreement provides that Mr. McInerney shall receive an annual base salary of $550,000 per year and shall be eligible to receive annual discretionary bonuses. The Amended Employment Agreement does not have a stated term and shall remain in effect until terminated by IAC or Mr. McInerney.

        Pursuant to the Initial Employment Agreement, Mr. McInerney received a grant of 50,000 IAC restricted stock units, all of which vest on January 17, 2006, subject to Mr. McInerney's continued employment with IAC (the "Initial RSUs"). Upon a change of control of IAC, 100% of the Initial RSUs shall immediately vest.

        Consistent with the terms of the Initial Employment Agreement, the Amended Employment Agreement provides that if Mr. McInerney terminates his employment for any reason, all restricted stock and stock options granted to Mr. McInerney by IAC, Ticketmaster and/or Ticketmaster Online-Citysearch, Inc. on or before May 31, 2002 shall (i) in the case of unvested options, continue to vest until the date that is 18 months from his resignation (the "End Date") and (ii) in the case of vested options (both as of the termination date and those vesting before the End Date), shall remain exercisable through the End Date; provided, that any such stock options that vest in the immediate three months prior to the End Date shall remain exercisable for three months from the applicable vesting date. The rights of Mr. McInerney described in this paragraph shall be referred to as the "Resignation Rights."

        Consistent with the terms of the Initial Employment Agreement, the Amended Employment Agreement provides that if Mr. McInerney terminates his employment for good reason on any day of the calendar year other than the last day of IAC's taxable year or IAC terminates Mr. McInerney's employment for any reason other than death, disability or cause, then Mr. McInerney shall be entitled to the Resignation Rights and 100% of the Initial RSUs shall immediately vest.

        Mr. Blatt.    On November 5, 2003 (the "Effective Date"), IAC and Mr. Blatt entered into an employment agreement for a term continuing until November 5, 2006 and providing for an annual base salary of $400,000 per year. Pursuant to the terms of the employment agreement, Mr. Blatt is also eligible to receive an annual discretionary bonus (including equity awards) and received a $100,000 advance against his 2003 annual discretionary bonus upon commencement of his employment with IAC.

        Mr. Blatt's employment agreement provided for a grant of 35,000 restricted stock units ("RSUs"). These RSUs vest in four equal installments on the second, third, fourth and fifth anniversaries of the Effective Date. The employment agreement provides that upon a change of control of IAC, 100% of Mr. Blatt's RSUs would become vested and exercisable. In addition, upon termination of Mr. Blatt's employment by IAC for any reason other than death, disability or cause, or if Mr. Blatt terminates his employment for good reason, the agreement provides that IAC would be required to pay Mr. Blatt his base salary through the term of his agreement over the course of the then remaining term, subject to mitigation by Mr. Blatt. In the event of a termination for any reason other than death, disability or cause or if Mr. Blatt terminates his employment for good reason, the agreement provides that Mr. Blatt's RSUs would vest (in each case, inclusive of amounts previously vested) as follows: 25% after the first anniversary of, but prior to the second anniversary of, the Effective Date; 50% after the second anniversary of, but prior to the third anniversary of, the Effective Date; 75% after the first anniversary of, but prior to the fourth anniversary of, the Effective Date; and 100% on or after the fourth anniversary of the Effective Date.

        Ms. Fisher.    On June 30, 2003 (the "Effective Date"), IAC and Ms. Fisher entered into an employment agreement for a term continuing until June 30, 2005 and providing for an annual base salary of $400,000 per year. Pursuant to the terms of the employment agreement, Ms. Fisher is also eligible to receive an annual discretionary bonus (including equity awards) and received a $100,000 advance against her 2003 annual discretionary bonus upon commencement of her employment with IAC.

        Ms. Fisher's employment agreement provided for a grant of 35,000 RSUs. These RSUs vest in four equal installments on the second, third, fourth and fifth anniversaries of the Effective Date. The employment agreement provides that upon a change of control of IAC, 100% of Ms. Fisher's RSUs would become vested and exercisable. In addition, upon termination of Ms. Fisher's employment by IAC for any reason other than death, disability or cause, or if Ms. Fisher terminates her employment for good reason, the agreement provides that IAC would be required to pay Ms. Fisher her base salary through the term of her agreement over the course of the then remaining term, subject to mitigation by Ms. Fisher. In the event of a termination for any reason other than death, disability or cause or if Ms. Fisher terminates her employment for good reason, the agreement provides that Ms. Fisher's RSUs would vest (in each case, inclusive of amounts previously vested) as follows: 17% after the first anniversary of, but prior to the second anniversary of, the Effective Date; 37.5% after the second anniversary of, but prior to the third anniversary of, the Effective Date; 62.5% after the first anniversary of, but prior to the fourth anniversary of, the Effective Date; and 87.5% on or after the fourth anniversary of the Effective Date.

Equity Compensation Plan Information

        The following table summarizes information, as of December 31, 2004, relating to equity compensation plans of IAC pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(A))
	(A)		(B)		(C)
Equity compensation plans approved by security holders(2)	51,355,153	(4)	$10.73	(5)	11,697,964
Equity compensation plans not approved by security holders(3)	9,508,388		$9.08		—
Total	60,863,541		$10.43	(5)	11,697,964

(1)
Information excludes 25,618,596 securities with a weighted-average exercise price of $14.61 to be issued upon the exercise of outstanding options, warrants and other rights to purchase shares of IAC common stock, which securities were granted pursuant to plans assumed by IAC in connection with acquisitions. No securities remain available for future issuance under any of these plans.

(2)
These plans are IAC's Amended and Restated 2000 Stock and Annual Incentive Plan, 1997 Stock and Annual Incentive Plan, the Deferred Compensation Plan for Non-Employee Directors, the Silver King Communications, Inc. 1995 Stock Incentive Plan, the Home Shopping Network 1996 Stock Option Plan for Employees and the Ticketmaster Stock Plan.

  In April 2005, IAC terminated the Silver King Communications, Inc. 1995 Stock Incentive Plan, the Home Shopping Network 1996 Stock Option Plan for Employees and the Ticketmaster Stock Plan, given that its intention was not to grant any further equity awards pursuant to these plans. At the time of termination, these plans had 3,830,762 shares remaining available for future issuance. All equity awards currently outstanding under these plans remain outstanding following the termination, and continue to be governed by the terms of the respective plan under which they were issued, until the later of their vesting or exercise.

(3)
Reflects options granted under the 1999 Stock Option Plan and the Equity and Bonus Compensation Agreement.

(4)
Includes an aggregate of (i) 8,312,274 shares issuable upon the vesting of restricted stock and restricted stock unit awards, (ii) 36,276 shares underlying share units, payable on a one-for-one basis, credited to share unit accounts as of December 31, 2004 under IAC's Deferred Compensation Plan for Non-Employee Directors and (iii) 43,006,603 shares issuable upon the exercise of outstanding stock options and the vesting of restricted stock units. Does not include shares underlying restricted stock units granted in early 2005 in respect of 2004 performance.

(5)
Weighted average exercise price calculation excludes restricted stock and restricted stock units.

1999 Stock Option Plan

        In February 2000, IAC's Board of Directors approved the 1999 Stock Option Plan, or the 1999 Plan. An award of stock options exercisable for 4.4 million shares of IAC common stock, the total amount available under the 1999 Plan, at an exercise price of $22.59 per share, was made in February 2000 to Dr. Georg Kofler in consideration of his entering into an employment arrangement with a German affiliate of Home Shopping Network. These options vested over four years, with 25% vesting on the first, second, third and fourth anniversaries of the date of grant, and remain exercisable for ten years from the date of grant. Subject to applicable law, these options are freely transferable by the holders thereof by written notice to IAC, or by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

Equity and Bonus Compensation Agreement

        In August 1995, IAC granted to Mr. Diller stock options to acquire 7,583,388 shares of IAC common stock at an exercise price of $5.66 per share (both the number of shares and the exercise price have been adjusted to reflect IAC's two stock splits since the date of grant) pursuant to the Equity and Bonus Compensation Agreement. The options vested over four years, with 25% vesting on the first, second, third and fourth anniversaries of the date of grant, and are exercisable for ten years from the date of grant.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires IAC's officers and directors, and persons who beneficially own more than 10% of a registered class of IAC's equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of IAC common stock and other equity securities of IAC with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish IAC with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to IAC, and/or written representations that no additional forms were required, IAC believes that its officers, directors and greater than 10% beneficial owners complied with these filing requirements in 2004, except that due to administrative error on the part of IAC, each of Messrs. Keough and Spoon did not timely report one accrual of deferred share units to their respective accounts for Committee meeting attendance fees pursuant to IAC's Deferred Compensation Plan for Non-Employee Directors Plan, which accruals were subsequently reported on a Form 4.

IAC BOARD OF DIRECTORS

        IAC is subject to the Marketplace Rules of The Nasdaq Stock Market, Inc. (the "Marketplace Rules"). The Marketplace Rules exempt "Controlled Companies," or companies of which more than 50% of the voting power is held by an individual, group or another company, from certain requirements.

        Pursuant to an Amended and Restated Stockholders Agreement, Mr. Diller, through shares owned by him as well as those beneficially owned by Liberty, generally controls the vote on 16.6% of the IAC common stock and 100% of the IAC Class B common stock and, consequently, 55.8% of the combined voting power of the IAC common stock, IAC Class B common stock and IAC Series A preferred stock. Mr. Diller and Liberty have filed a Statement of Beneficial Ownership on Schedule 13D (and related amendments) relating to their respective IAC holdings and related voting arrangements with the SEC. On this basis, IAC is relying on the exemption for Controlled Companies from all applicable Nasdaq requirements.

        The Board met six times and acted by written consent three times during 2004. During 2004, all then incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served. Directors are not required to attend annual meetings of IAC's stockholders. One member of the Board of Directors attended IAC's 2004 Annual Meeting of Stockholders.

Board Committees

        The Board currently has three standing committees: the Executive Committee, the Audit Committee and the Compensation/Benefits Committee. During 2004, the Board had, in addition to the three committees listed above, a Performance-Based Compensation Committee. The Board does not have a nominating committee.

        Audit Committee.    The Audit Committee of the Board of Directors currently consists of Messrs. Rattner and Spoon, each of whom satisfies the independence requirements under the current standards imposed by the rules of the SEC and the Marketplace Rules. Through June 2004, the Audit Committee consisted of Messrs. Keough and Spoon and Gen. Schwarzkopf and from July 2004 through April 2005 consisted of Messrs. Rattner and Spoon and Gen. Schwarzkopf. The Board has previously concluded that Mr. Spoon is an "audit committee financial expert," as such term is defined in Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        The Audit Committee functions pursuant to a written charter adopted by the Board of Directors, pursuant to which it has been granted the responsibilities and authority necessary to comply with Rule 10A-3 of the Exchange Act. A copy of the Audit Committee's written charter is attached to this proxy statement/prospectus as Annex K. The Audit Committee is appointed by the Board to assist the Board with a variety of matters described in the charter, which include monitoring (1) the integrity of IAC's financial statements, (2) the independent auditor's qualifications and independence, (3) the performance of IAC's internal audit function and independent auditors and (4) the compliance by IAC with legal and regulatory requirements. Mr. Spoon is the Chairman of the Audit Committee. The Audit Committee met 13 times and acted by written consent one time during 2004. The formal report of the Audit Committee with respect to the year 2004 is set forth under the heading "Audit Committee Report" below.

        Compensation/Benefits Committee.    The Compensation/Benefits Committee currently consists of Mr. Bronfman, Ms. Kravis and Gen. Schwarzkopf, with Mr. Spoon leaving and Mr. Bronfman joining the Committee in June 2004, Mr. Robert R. Bennett leaving the Committee upon his resignation from the Board of Directors in September 2004 and Mr. Keough leaving and Ms. Kravis joining the Committee in April 2005. The Committee is authorized to exercise all of the powers of the Board of

Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock compensation plans, investment programs and insurance plans. In addition to the general powers described above, following the dissolution of the Performance-Based Compensation Committee in April 2005, the Committee is entitled to exercise all of the powers of the Board of Directors with respect to matters pertaining to performance-based compensation of corporate officers who were, or were most likely to become, subject to Section 162(m) of the Internal Revenue Code. None of the members of the Compensation/Benefits Committee is or was in the past an officer or employee of IAC or any of its businesses at the time of their respective service on the Committee. Mr. Bronfman is the Chairman of the Compensation/Benefits Committee. The Compensation/Benefits Committee met six times and acted by written consent four times during 2004.

        Performance-Based Compensation Committee.    From July 2004 until its dissolution in April 2005, the Performance-Based Compensation Committee of the Board of Directors consisted of Mr. Bronfman and Gen. Schwarzkopf. Through June 2004, the Performance-Based Compensation Committee consisted of Mr. Spoon and Gen. Schwarzkopf. Until its dissolution in April 2005, the Performance-Based Compensation Committee exercised all of the powers of the Board of Directors with respect to matters pertaining to performance-based compensation of corporate officers who were, or were most likely to become, subject to Section 162(m) of the Internal Revenue Code. The Compensation/Benefits Committee currently exercises these powers. None of the members of the Performance-Based Compensation Committee was an officer or employee of IAC or any of its businesses at the time of their service on the Committee. Mr. Bronfman was the Chairman of the Performance-Based Compensation Committee. The Performance-Based Compensation Committee met six times and acted by written consent three times during 2004.

        Executive Committee.    The Executive Committee of the Board of Directors currently consists of, and for the full year 2004 consisted of, Messrs. Diller, Kaufman and Bronfman. The Executive Committee has all the power and authority of the Board of Directors of IAC, except those powers specifically reserved to the Board by Delaware law or IAC's organizational documents. The Executive Committee acted by written consent three times during 2004.

Director Nominations

        The Board does not have a nominating committee or other committee performing similar functions nor any formal policy on nominations. Liberty, an affiliate of IAC, has the right to nominate two directors for election to the Board so long as certain stock ownership requirements are satisfied. For the year ended December 31, 2004, the two directors designated by Liberty, Messrs. Bennett and John C. Malone, both served through September 2004. Liberty has not nominated any directors for election this year. Historically, other nominees have been recommended by the Chairman, upon consultation with other members, and then considered by, the entire Board. Given the controlled status of IAC, the Board believes the process described above is appropriate. The Board does not have specific requirements for eligibility to serve as a director of IAC. However, in evaluating candidates, regardless of how recommended, the Board considers whether the professional and personal ethics and values of the candidate are consistent with those of IAC, whether the candidate's experience and expertise would be beneficial to the Board in rendering its service to IAC, whether the candidate is willing and able to devote the necessary time and energy to the work of the Board and whether the candidate is prepared and qualified to represent the best interests of IAC's stockholders. Mr. Lourd, who was recently appointed to the Board, was recommended by the Chairman and elected by the entire Board.

        The Board does not have a formal policy regarding the consideration of director nominees recommended by stockholders, as historically IAC has not received such recommendations. However, the Board would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to IAC/InterActiveCorp, 152 West 57th Street, 42nd Floor, New York, New York 10019, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a "Director Nominee Recommendation." The letter must identify the author as a stockholder, provide a brief summary of the candidate's qualifications and history and must be accompanied by evidence of the sender's stock ownership. Any director recommendations will be reviewed by the Corporate Secretary and, if deemed appropriate, forwarded to the Chairman of the Board for further review. If the Chairman believes that the candidate fits the profile of a director described above, the recommendation will be shared with the entire Board.

Communications with the IAC Board

        Stockholders who wish to communicate with the Board of Directors or a particular director may send such communication to IAC/InterActiveCorp, 152 West 57th Street, 42nd Floor, New York, New York 10019, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder-Board Communication" or "Stockholder-Director Communication." All such letters must identify the author as a stockholder, provide evidence of the sender's stock ownership and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Corporate Secretary will then review such correspondence and forward it to the Board, or to the specified director, if appropriate.

Compensation of Outside Directors

        Effective July 1, 2004, each director of IAC who is not an employee of IAC or any of its businesses receives an annual retainer of $30,000, the chairpersons of the Audit and Compensation/Benefits Committees and each member of the Audit Committee receive an additional annual retainer of $10,000 and each member of the Compensation/Benefits Committee receives an additional annual retainer of $5,000. IAC also pays each non-employee director $1,000 for each IAC Board meeting and each IAC Board Committee meeting attended, plus reimbursement for all reasonable expenses incurred by a director as a result of attendance at any of these meetings. In addition, directors who are not employees of IAC or any of its businesses receive a grant of 7,500 restricted stock units (or such lesser numbers of restricted stock units with a dollar value of $250,000) upon their initial election to office and annually thereafter on the date of IAC's annual meeting of stockholders at which the director is re-elected. These restricted stock units vest in three equal annual installments commencing on the first anniversary of the grant date.

        Under IAC's Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their annual retainer and meeting fees. Eligible directors who defer their directors' fees can elect to have such deferred fees applied to the purchase of share units, representing the number of shares of IAC common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on IAC common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. Upon termination, a director will receive (1) with respect to share units, such number of shares of IAC common stock as the share units represent and (2) with respect to the cash fund, a cash payment. Payments upon termination will be made in either one lump sum or up to five installments, as previously elected by the eligible director at the time of the related deferral election.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Board of Directors currently has a Compensation/Benefits Committee consisting of Mr. Bronfman, Ms. Kravis and Gen. Schwarzkopf. Mr. Spoon left and Mr. Bronfman joined the Committee in June 2004, Mr. Robert R. Bennett left the Committee upon his resignation from the Board of Directors in September 2004 and Mr. Keough left and Ms. Kravis joined the Committee in April 2005.

        Until its dissolution in April 2005, the Board also had a Performance-Based Compensation Committee, which from July 2004 consisted of Mr. Bronfman and Gen. Schwarzkopf. Through June 2004, the Performance-Based Compensation Committee consisted of Mr. Spoon and Gen. Schwarzkopf. The Compensation/Benefits Committee now exercises the powers that the Performance-Based Compensation Committee formerly exercised.

        None of the members of these Committees is or was in the past an officer or employee of IAC or any of its businesses at the time of their respective service on the Committees. Mr. Keough currently serves, and during his tenure as a member of the Compensation/Benefits Committee served, as Chairman (in a non-executive capacity) of Allen & Company LLC, a New York investment banking firm. From time to time, IAC has retained the services of Allen & Company LLC.

REPORT ON IAC EXECUTIVE COMPENSATION

        Members of the Compensation/Benefits Committee of the Board of Directors and the Performance-Based Compensation Committee (collectively, the "Committee"), each as constituted as of December 31, 2004, furnished the following joint report that provides an overview of IAC's compensation philosophy and executive compensation programs for the 2004 fiscal year.

Compensation Philosophy

        IAC's executive compensation program is designed to reward performance and to align the financial interests of IAC's senior executives with those of the equity owners of IAC. To achieve this end, the Committee has reviewed all elements of compensation for senior executives and has developed and implemented a compensation program consisting primarily of base salaries, bonuses and equity compensation designed to attract, retain and motivate highly skilled executives with the business experience and acumen it believes necessary for achievement of IAC's long-term business objectives. The Committee believes that the compensation for IAC's executive officers is fair and reasonable and not excessive.

        The compensation of IAC's Chief Executive Officer and the four other most highly compensated executive officers is governed in part by the terms of certain agreements, which are described under "Executive Compensation—Certain Agreements with Executive Officers" herein.

Base Salary

        In determining base salaries paid to IAC's executive officers, the Committee takes into account a variety of factors, including (i) recommendations of the Chief Executive Officer, (ii) competitive factors, (iii) individual performance and an assessment of the value of the individual's services to IAC, (iv) the fairness of individual executive officers' salaries relative to their responsibilities and individual compensation history, (v) the salaries of other executive officers, and (vi) IAC's financial performance. The Committee does not apply a formulaic approach, and gives these criteria varying degrees of weight depending on the specific circumstances.

Annual Bonus

        In early 2004, the Committee established certain performance goals relating to stock price appreciation and growth in Earnings Before Interest, Taxes and Amortization ("EBITA"), as well as maximum bonus amounts for each executive officer. In February of 2005, bonuses were paid to the executive officers with respect to 2004 performance based upon satisfaction of the performance goals and the discretion of the Performance-Based Compensation Committee, taking into account a number of considerations, including the recommendation of the Chief Executive Officer, other company performance measures, the Committee's view of the individual's performance and contribution to IAC during the year and competitive factors.

Stock-Based Compensation

        In February 2005, the Committee granted restricted stock units to executives and certain other employees throughout IAC and its businesses in connection with their service to IAC in 2004. The Committee believes that stock-based compensation aligns the interests of employees and long-term stockholders, is instrumental in retaining employee talent and forms an important element of IAC's compensation practices.

        In determining overall equity grant levels throughout IAC and its businesses, the Committee evaluated a number of considerations, including targeted long-term dilution rates, the practices of IAC's primary competitors for personnel, and the cost to IAC of such compensation. Once aggregate equity pools were established for IAC and its businesses, the Committee approved equity grants to each executive officer other than the CEO. The Committee approved each grant to the executive officers based on a variety of factors, including the individual performance of the executive officer, an assessment of the value of the individual's services to IAC, the awards given to other executives, the recommendation of the CEO and the desire to keep IAC's overall compensation competitive. These grants typically vest in equal installments on the first five anniversaries of the grant date, with certain additional grants vesting in their entirety on the fifth anniversary of the grant date. All grants to executive officers are subject to the satisfaction of certain specified performance goals generally tied to stock price performance and growth in EBITA.

Compensation of Chief Executive Officer for the Fiscal Year

        Effective September 25, 1998, IAC authorized the payment to Mr. Diller of an annual base salary of $500,000. Prior to such time, Mr. Diller had not received a salary from IAC. In early 2004, the Committee undertook a review of Mr. Diller's base salary, and based on a review of competitive compensation information, personal and corporate performance and other relevant factors, established his base salary for fiscal year 2004 at $930,000. Through the bonus process described above, the Committee awarded Mr. Diller a bonus of $1,600,000 for fiscal year 2004. The Committee believes this bonus was appropriate given IAC's performance against its growth and other objectives, his substantial contribution to IAC, and a review of the compensation of other CEOs. Mr. Diller received certain option grants from IAC in 1995 and 1997 but has not received any subsequent equity grants from IAC. The Committee believes these awards (certain of which expire in 2005) have provided Mr. Diller with significant incentives to grow IAC and strongly aligned his interest with those of stockholders. Mr. Diller also was entitled to the personal use of IAC's airplane and certain other corporate assets. The total incremental cost to IAC of these uses, along with certain other benefits received by Mr. Diller, as reflected in "Summary Compensation Table," was approximately $950,214. The Committee believes that Mr. Diller's total compensation received from IAC with respect to 2004 was fair and reasonable in light of the various factors referenced above.

Tax Matters

        Section 162(m) of the Internal Revenue Code generally permits a tax deduction to public corporations for compensation over $1,000,000 paid in any fiscal year to a corporation's chief executive officer and four other most highly compensated executive officers only if the compensation qualifies as being performance-based. IAC has endeavored to structure certain of its compensation policies to qualify as performance-based under Section 162(m), including submitting certain matters to the Performance-Based Compensation Committee. Stock-based compensation under IAC's 2000 Stock and Annual Incentive Plan is also structured to comply with Section 162(m).

        Nonetheless, from time to time certain non-deductible compensation may be paid and the Board, the Compensation/Benefits Committee and the Performance-Based Compensation Committee reserve the authority to award non-deductible compensation in appropriate circumstances. In addition, it is possible that some compensation paid pursuant to certain equity awards that have already been granted may be nondeductible as a result of Section 162(m).

Summary

        The Committee believes that IAC's executive compensation program must continually provide executives with a strong incentive to focus on and achieve IAC's business objectives. By assuring that executives are appropriately compensated with an appropriate mix of salary and short- and long-term incentive compensation, the Committee believes the long-term interests of stockholders will be best served. The actions taken by the Committee with respect to 2004 compensation were consistent with this focus and the principles outlined above.

Members of the Compensation/Benefits Committee
Edgar Bronfman, Jr. (Chairman)
Donald R. Keough
Gen. H. Norman Schwarzkopf
Members of the Performance-Based Compensation Committee
Edgar Bronfman, Jr. (Chairman)
Gen. H. Norman Schwarzkopf

AUDIT COMMITTEE REPORT

        During 2004, the Audit Committee consisted of three independent directors and operates under a written charter, which has been adopted by the Board of Directors. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board of Directors with the monitoring of (1) the integrity of IAC's financial statements, (2) the qualifications and independence of IAC's independent auditors, (3) the performance of IAC's internal audit function and independent auditors and (4) the compliance by IAC with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that IAC's financial statements and disclosures are complete, accurate and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

        In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of IAC for the fiscal year ended December 31, 2004 with IAC's management and Ernst & Young LLP ("Ernst & Young"), IAC's independent auditors.

        The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees." In addition, the Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees" and has discussed with Ernst & Young its independence from IAC and its management.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for IAC for the fiscal year ended December 31, 2004 be included in IAC's Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

Members of the Audit Committee, as of April 2005
Alan Spoon (Chairman)
Steven Rattner
Gen. H. Norman Schwarzkopf

FEES PAID TO IAC'S INDEPENDENT AUDITORS

        The following table sets forth fees for all professional services rendered by Ernst & Young to IAC for the years ended December 31, 2004 and 2003.

	2004	2003
Audit Fees(1)	$8,230,000	$4,524,000
Audit-Related Fees(2)	2,978,000	1,883,000

Total Audit and Audit-Related fees	11,208,000	6,407,000
Tax Fees(3)	105,000	381,000
Other Fees(4)	—	—

Total Fees	$11,313,000	$6,788,000

(1)
Audit Fees include fees associated with the annual audit of IAC's consolidated financial statements and internal control over financial reporting (2004 only), statutory audits, reviews of IAC's periodic reports, accounting consultations, reviews of SEC registration statements and consents and other services related to SEC matters.

(2)
Audit-Related Fees include fees for due diligence in connection with acquisitions, accounting consultations and benefit plan audits.

(3)
Tax Fees include fees for tax compliance, tax consultation and tax planning. These services included assistance regarding federal, state and international tax compliance and tax audits.

(4)
There were no Other Fees incurred by Ernst & Young during 2004 or 2003 for professional services rendered in connection with financial information services design and implementation.

        During 2003, the Audit Committee adopted a policy governing the pre-approval of all audit and permitted non-audit services performed by IAC's independent auditors in order to ensure that the provision of such services does not impair the auditor's independence from IAC and its management. Unless a type of service to be provided by IAC's independent auditors has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services in excess of pre-approved cost levels will require specific pre-approval by the Audit Committee. In all pre-approval instances, the Audit Committee will consider whether such services are consistent with SEC rules on auditor independence.

        In its pre-approval policy, the Audit Committee has designated specific services that have the pre-approval of the Audit Committee (each of which is subject to pre-approved cost levels) and has classified these pre-approved services into one of four categories: Audit, Audit-Related, Tax and All Other. The term of any pre-approval is 12 months from the date of such pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will revise the list of pre-approved services from time to time. Pre-approved fee levels for all services to be provided by the independent auditors will be established periodically from time to time by the Audit Committee. Any proposed services in excess of pre-approved costs levels will require specific pre-approval by the Audit Committee.

        Pursuant to its pre-approval policy, the Audit Committee may delegate its authority to grant pre-approvals to one or more of its members, and has currently delegated this authority to its Chairman. The decisions of the Chairman (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to management.

        Pursuant to the pre-approval policy, requests or applications to provide services that require separate pre-approval must be submitted, after consultation with the independent auditors, to the Audit Committee by IAC's Chief Financial Officer and/or the Controller. In connection with any such submission, each of the Chief Financial Officer and/or Controller, as applicable, as well as the independent auditors, must represent to the Audit Committee that the request or application is, in their respective views, consistent with the SEC rules on auditor independence.

CERTAIN IAC RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

General

        The historical share information contained in this section does not give effect to the the spin-off or the one-for-two reverse stock split that IAC expects to complete immediately prior to the spin-off.

Relationships with Officers and Directors

        Pursuant to an Amended and Restated Stockholders Agreement, Mr. Diller, through shares owned by him as well as those beneficially owned by Liberty, is effectively able to control the outcome of all matters submitted to a vote or for the consent of IAC's stockholders (other than with respect to the election by the holders of IAC common stock of 25% of the members of IAC's Board of Directors and certain matters as to which a separate class vote of the holders of IAC's common stock or preferred stock is required under Delaware law or IAC's charter).

        In 1997, IAC and Mr. Diller agreed to defer repayment of an interest-free, secured, non-recourse promissory note in the amount of $4,997,779 due from Mr. Diller from September 5, 1997 to September 5, 2007. As of December 31, 2004, the promissory note remained outstanding. In 1997, Mr. Diller and IAC agreed to defer the payment of a bonus in the amount of $2.5 million that otherwise was to be paid to Mr. Diller in 1997. The deferred bonus amount, which may be deferred until September 5, 2007, accrues interest at a rate of 6% per annum.

        In 2001, IAC and Mr. Diller entered into an agreement with respect to the construction of facilities, including a screening room on Mr. Diller's property, to assist Mr. Diller in connection with IAC-related activities. Construction costs of approximately $1.8 million were paid by IAC and the agreement provides that under certain circumstances, including upon Mr. Diller's termination of employment by IAC or its affiliates, Mr. Diller shall have the option of paying to IAC an amount equal to the depreciated book value of the construction costs to acquire the facilities.

        In October 2000, a subsidiary of IAC and Nineteen Forty CC Inc. ("Nineteen Forty"), a company owned by Mr. Diller, acquired an aircraft for use by Mr. Diller and other directors and executive officers of IAC in connection with IAC's business. In connection with this transaction, Nineteen Forty, which originally was under contract to purchase the aircraft, assigned to IAC its rights under the purchase agreement and, in exchange, IAC granted Nineteen Forty an option to acquire all or any portion of the aircraft ultimately acquired by IAC for its depreciated value on IAC's books. The aircraft is currently owned 77.2% by the IAC subsidiary and 22.8% by Nineteen Forty. IAC's ownership interest remains subject to Nineteen Forty's option. IAC has entered into an agreement with Nineteen Forty pursuant to which IAC leases Nineteen Forty's 22.8% interest in the aircraft for lease payments of approximately $53,000 per month. The foregoing payment rate was based on market lease rates for a similar aircraft. Under the terms of the lease, IAC is the operator of the aircraft and is responsible for its operations and maintenance, including paying all fixed and variable costs arising from the ownership or operation of the aircraft.

        In 2004, Mr. Diller reimbursed IAC approximately $207,000 in connection with a New York City apartment maintained by IAC for use by Mr. Diller, covering in full IAC's out-of-pocket costs of maintaining such apartment from January 2004 through the termination of the related lease in July 2004.

        Mr. Diller reimbursed IAC approximately $168,643 for certain personal use of IAC's airplane during 2004 pursuant to a time-sharing agreement at the maximum rate allowable under applicable rules of the Federal Aviation Association. The incremental costs of these flights above the reimbursed amounts are included in Mr. Diller's compensation reflected in "Other Annual Compensation" in the Summary Compensation Table under "IAC Executive Compensation."

        On December 20, 2004, IAC invested $500,000 in convertible preferred stock of an online start-up venture controlled by Mr. Kaufman. IAC has committed to invest a total of $2 million, which would give IAC preferred stock convertible into 20% of the outstanding common stock of the venture. IAC has various approval rights over significant transactions, the right to appoint directors to the board of directors proportionate to its holdings, and various forms of anti-dilution protection for its investment. It also has the option to purchase additional preferred stock for $20 million such that IAC would hold a 50% ownership percentage in the venture, the right to purchase Mr. Kaufman's shares prior to March 31, 2012 at fair market value, and the right to put its investment to the venture at the time of the venture's first significant financing for the value of its stake implied by the terms of such financing, discounted by 30% to account for the illiquidity of the stock. Prior to making its investment, IAC received an analysis from an independent financial appraiser that concluded that the terms of its investment, including the financial terms, were reasonable and consistent with, and in certain instances more favorable to IAC than, those contained in similar first-round financing transactions between unrelated parties. The terms of the transaction were negotiated between Mr. Kaufman and various members of IAC's senior management and approved by the Audit Committee.

        From time to time, IAC has retained the services of Allen & Company LLC, a New York investment banking firm. Mr. Keough, a member of the Board of Directors of IAC, currently serves as Chairman (in a non-executive capacity) of Allen & Company LLC.

        During 2004, one of IAC's businesses, Home Shopping Network, made payments to Diane Von Furstenberg Studio, LP of approximately $330,500 relating to sales of fashion merchandise by Home Shopping Network. Ms. Von Furstenberg, a member of the Board of Directors of IAC, is the founder and Chairman of Diane Von Furstenberg Studio, LP.

2002 VUE Transaction

        On May 7, 2002, IAC completed the transaction pursuant to which VUE was formed. The joint venture initially was controlled by Vivendi, with the common interests owned 93.06% by Vivendi and its subsidiaries, 5.44% by IAC and its subsidiaries and 1.5% by Mr. Diller (subject to the assignments discussed below). During 2004, Vivendi and the General Electric Company ("GE") completed their combination of the businesses of the National Broadcasting Company, Inc., a subsidiary of GE, and those of Universal, the affiliate of Vivendi that controls VUE (the "NBC Universal Transaction"). The combined businesses of NBC and Universal are now known as NBC Universal and NBC Universal now controls VUE.

        In connection with the 2002 VUE transaction, IAC and its subsidiaries received the following at the closing of the transactions:

  •
  approximately $1.62 billion in cash, debt-financed by VUE, subject to tax-deferred treatment for a 15-year period;

  •
  a $750 million face value Class A preferred interest in VUE, with a 5% annual paid-in-kind dividend and a 20-year term, to be settled in cash at its then face value at maturity;

  •
  a $1.75 billion face value Class B preferred interest in VUE, with a 1.4% annual paid-in-kind dividend, a 3.6% annual cash dividend, callable and puttable after 20 years, to be settled with IAC shares owned by special purpose entities controlled by Universal having a market value equal to the then face value of the Class B preferred interest, subject to a maximum of approximately 43.2 million shares of IAC common stock and 13.4 million shares of IAC Class B common stock (for a total of approximately 56.6 million IAC common shares), provided that cash may be substituted in lieu of shares of IAC common stock (but not IAC Class B common stock);

  •
  a 5.44% common interest in VUE, generally callable by Universal after five years and puttable by IAC after eight years; and

  •
  cancellation of all of Vivendi's interests in USANi LLC, a Delaware limited liability company, which interests were exchangeable into IAC common shares, including USANi LLC interests obtained by Vivendi from Liberty in a related transaction.

        In addition, IAC issued to Vivendi warrants to acquire shares of IAC common stock, all of which were sold by Vivendi in 2003. Barry Diller, IAC's Chairman and Chief Executive Officer, received a common interest in VUE with a 1.5% profit sharing percentage in return for his agreeing to specified non-compete provisions and agreeing to serve as Chairman and Chief Executive Officer of VUE, which position he held from May 2002 to April 2003. In February 2002, Mr. Diller assigned the right to receive beneficial interests in a portion of his common interest in VUE to Victor A. Kaufman, Vice Chairman and a director of IAC (minimum value of $15 million), Dara Khosrowshahi, then Executive Vice President and Chief Financial Officer of IAC, and Julius Genachowski, Executive Vice President and Chief of Business Operations of IAC (each with minimum value of $2.5 million), subject to certain conditions. During 2004, Universal acquired Mr. Diller's common interest in VUE for $255 million in accordance with the contractual terms of the VUE Partnership Agreement, with Mr. Diller's assignees receiving the minimum value stated above as their proportionate share of the proceeds.

        Summaries of the agreements relating to the 2002 VUE transaction are set forth in, and copies of these agreements have been filed with the SEC as Appendices to, IAC's Definitive Proxy Statement, dated March 25, 2002, and are available from the SEC.

        On June 7, 2005, IAC sold its common and preferred interests in VUE, a joint venture that owns certain entertainment assets, to NBC Universal for approximately $3.4 billion in aggregate consideration, consisting of approximately $1.9 billion in cash, 56.6 million IAC common shares formerly held by NBC Universal and $115 million of television advertising time that NBC Universal will provide through its television media outlets over a three-year period commencing October 1, 2005. In connection with the sale, IAC, NBC Universal and Vivendi have released one another from potential claims relating to IAC's investment in VUE, and IAC and Vivendi have agreed to permanently dismiss the tax litigation previously pending in the Delaware courts. The transaction, which the parties simultaneously signed and closed, represents a complete exit by IAC from the VUE joint venture.

  VUE Distributions

        During 2004, IAC recognized paid-in-kind distributions with respect to the Class A preferred interests in VUE in an aggregate amount of approximately $39.9 million and cash dividend payments with respect to the Class B preferred interests in VUE in an aggregate amount of approximately $64.8 million.

        In connection with the formation of VUE, IAC and various of its affiliates entered into an amended partnership agreement, or the Partnership Agreement, dated as of May 7, 2002, with various affiliates of Vivendi, as well as with Mr. Diller.

        Pursuant to the Partnership Agreement, in 2004 VUE made cash distributions in respect of actual allocated taxable income attributable to the common interests in VUE for the fiscal year ended December 31, 2003 to IAC and Messrs. Diller, Kaufman, Khosrowshahi and Genachowski. Aggregate cash distributions made to IAC and Messrs. Diller and Kaufman were approximately $4.6 million, $1.2 million and $70,000, respectively, and aggregate cash distributions made to Messrs. Khosrowshahi and Genachowski were, in each case, less than $60,000.

        Pursuant to the provisions in the Partnership Agreement, in 2005, VUE made cash distributions in respect of actual allocated taxable income attributable to the common interest in VUE for the fiscal year ended December 31, 2004 to IAC in the aggregate amount of approximately $10.1 million.

        Pursuant to the provisions of the Partnership Agreement and a related letter agreement, in 2005, VUE made cash distributions in respect of estimated taxable income attributable to the common interests owned by Messrs. Diller, Kaufman, Genachowski and Khosrowshahi for the fiscal year ended December 31, 2004 in amounts equal to approximately $7.5 million, $440,000, $73,000 and $73,000, respectively.

Other IAC Relationships and Transactions with Vivendi, NBC Universal and Their Respective Affiliates

        Through May 21, 2004, Universal was an affiliate of Vivendi. Following the completion of the NBC Universal Transaction, Universal is now an affiliate of NBC Universal and GE.

  NBC Universal

        On three separate occasions during 2004, IAC consented under the VUE Partnership Agreement to the refinancing of VUE indebtedness in order to permit refinancing on terms more favorable to VUE and, in December 2004, IAC waived certain rights it may have had in order to permit NBC Universal and its subsidiaries to undergo certain internal corporate restructuring transactions.

        During 2004, certain IAC businesses collectively purchased an aggregate of approximately $10.3 million in advertising on certain NBC Universal network and/or pay television channels. One of these pay television channels is affiliated with Microsoft. See "—Relationships with Microsoft." In addition, during 2004, certain IAC businesses purchased admission tickets to NBC Universal theme parks and/or studio tours, which purchases totaled approximately $178,000. Lastly, during 2004, one of IAC's businesses sold 50% of its interest in box seating arrangements at a New York City entertainment venue to NBC Universal for approximately $115,000.

  General Electric

        During 2004, one of IAC's businesses, Home Shopping Network, settled litigation brought against one of its subsidiaries by a cable subsidiary of GE regarding the alleged breach by the Home Shopping Network subsidiary of a carriage agreement between the two parties. In connection with this settlement, Home Shopping Network paid the GE cable subsidiary approximately $200,000.

        During 2004, two of IAC's businesses launched co-branded credit card programs with a subsidiary of GE. Pursuant to these arrangements, these IAC businesses collectively received an aggregate of approximately $5.6 million in payments from the GE subsidiary, primarily in the form of revenue share payments in respect of purchases made pursuant to the co-branded cards and sales and marketing support for the programs.

        IAC believes that its business agreements with Vivendi, NBC Universal and their respective affiliates have been negotiated on an arms-length basis.

        In the ordinary course of business going forward, IAC may determine to enter into other agreements with NBC Universal and its affiliates.

Relationships between IAC and Liberty Media Corporation

        Under the terms of the Amended and Restated Governance Agreement, two designees of Liberty, Messrs. Malone and Bennett, were members of the IAC Board of Directors through September 14, 2004. Liberty holds a substantial equity interest in IAC, and Liberty is a party to certain agreements executed in connection with the Vivendi Transaction that are filed as exhibits to IAC's publicly-filed reports.

        Liberty and Mr. Diller intend to enter into a stockholders agreement with respect to Expedia that will take effect upon completion of the spin-off and pursuant to which, among other arrangements, Mr. Diller will generally hold an irrevocable proxy with respect to all Expedia securities beneficially owned by Liberty until such proxy terminates in accordance with the terms of the Expedia stockholders agreement. See "The Spin-Off Proposal—Governance Arrangements at IAC and Expedia—Stockholders Agreements—Corporate Governance."

        During 2004, one of IAC's businesses purchased an aggregate of approximately $202,000 in advertising on a Liberty pay television channel. In addition, during 2004, another IAC business leased office space and supplies from a Liberty subsidiary. Aggregate rental payments made to the Liberty subsidiary in connection with these lease arrangements were approximately $3.4 million in 2004. Lastly, in 2004, one of Liberty's subsidiaries provided media-related consulting services to one of IAC's businesses. Total fees paid to the Liberty subsidiary by the IAC business for these services were approximately $63,000.

        IAC believes that its business agreements with Liberty have been negotiated on an arm's-length basis. In the ordinary course of business, and otherwise from time to time, IAC may determine to enter into other agreements with Liberty and its affiliates.

        Under the Amended and Restated Governance Agreement, if IAC issues or proposes to issue shares of IAC common stock or IAC Class B common stock, Liberty has preemptive rights that generally entitle it to purchase a number of IAC common shares so that Liberty will maintain the identical ownership interest in IAC that Liberty held immediately prior to such issuance or proposed issuance. No such preemptive rights were exercised during 2004.

Relationships with Microsoft

        IAC and its businesses have entered into a series of commercial agreements with Microsoft generally relating to their adoption of Microsoft technology, software and functionality, branding and advertising, and the provision of ticketing, city guide and personals content and functionality to the Microsoft Network. IAC believes that substantially all of these transactions have been negotiated on an arm's length basis. Total fees paid to Microsoft by IAC with respect to these arrangements in 2004 were approximately $54.3 million. In addition, during 2004, IAC provided approximately $6.0 million in advertising to Microsoft, which advertising was obtained by IAC from Universal Television pursuant to the Vivendi transaction. Certain IAC businesses also purchased advertising time from NBC Universal on a pay television channel affiliated with Microsoft in 2004. See "—Relationships and Transactions with Vivendi, NBC Universal and Their Respective Affiliates—NBC Universal."

        In the ordinary course of business, and otherwise from time to time, IAC and its businesses may determine to enter into other commercial arrangements with Microsoft and its affiliates.

MARKET PRICE AND DIVIDEND INFORMATION FOR IAC COMMON EQUITY

General

        The historical share information contained in this section does not give effect to the the spin-off or the one-for-two reverse stock split that IAC expects to complete immediately prior to the spin-off.

        IAC common stock is quoted on The Nasdaq Stock Market, or "NASDAQ," under the ticker symbol "IACI." There is no established public trading market for IAC Class B common stock.

        The following table sets forth, for the calendar periods indicated, the high and low sales prices per share for IAC common stock as reported on NASDAQ:

	High	Low
Year Ended December 31, 2005
Second Quarter (through June 15, 2005)	$26.26	$20.93
First Quarter	27.87	21.00
Year Ended December 31, 2004
Fourth Quarter	$28.91	$19.16
Third Quarter	30.72	20.67
Second Quarter	34.62	28.44
First Quarter	34.93	27.46
Year Ended December 31, 2003
Fourth Quarter	$39.00	$28.79
Third Quarter	42.74	33.18
Second Quarter	39.33	25.10
First Quarter	20.93	20.99

        On December 20, 2004, the last full trading day prior to IAC's public announcement of the spin-off, the closing price of the IAC common stock was $25.88, and on June 15, 2005, the most recent practicable date prior to submission of this document to the SEC, the closing price of the IAC common stock was $25.25.

        IAC has paid no cash dividends on IAC common stock or IAC Class B common stock to date and does not anticipate paying cash dividends on IAC common stock or IAC Class B common stock in the immediate future.

PERFORMANCE GRAPH

        The graph below compares cumulative total return of IAC common stock, the Nasdaq Composite Index and the Goldman Sachs Technology Industry Index based on $100 invested at the close of trading on December 31, 1999 through December 31, 2004. IAC selected the Goldman Sachs Technology Industry Index as its Peer Group because it includes companies engaged in many of the same businesses as IAC.

	12/31/99	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04
IAC	$100.00	$70.36	$98.86	$82.97	$122.82	$99.98
NASDAQ-COMPOSITE	$100.00	$60.71	$47.93	$32.82	$49.23	$53.46
GOLDMAN SACHS TECHNOLOGY INDUSTRY INDEX	$100.00	$25.50	$14.73	$10.48	$20.31	$25.03

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus includes and incorporates by reference "forward-looking statements" within the meaning of the securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate" and similar expressions, and statements concerning strategy, identify forward-looking statements. These forward-looking statements include, among others, statements regarding future financial performance, anticipated trends and prospects in the markets and industries in which IAC and Expedia operate, business prospects and strategies, including the completion of the spin-off and the Ask Jeeves acquisition, and anticipated financial position, liquidity and capital needs, in each case relating to IAC and Expedia, as applicable. For those statements, both IAC and Expedia claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

        Forward-looking statements are estimates and projections reflecting IAC's and Expedia's judgments and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Although IAC and Expedia believe that the estimates and projections reflected in the forward-looking statements are reasonable, these expectations may prove to be incorrect. Other unknown or unpredictable factors also could have material adverse effects on IAC's and Expedia's future results, performance or achievements. When considering forward-looking statements, you should keep in mind the factors described under the caption "Risk Factors." Important factors, some of which are described under the caption "Risk Factors," that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, among others:

  •
  adverse changes in economic conditions generally or in IAC's and Expedia's markets or industries;

  •
  changes in senior management or other key personnel at IAC and Expedia;

  •
  the rate of growth of the Internet, the e-commerce industry and broadband access, as well as the rate on online migration in the various markets and industries in which IAC and Expedia operate;

  •
  competition from other companies;

  •
  the ability to expand into and successfully operate in foreign markets;

  •
  the successful completion of pending corporate transactions;

  •
  the ability to successfully integrate acquired companies;

  •
  future regulatory and legislative actions and conditions affecting IAC and Expedia;

  •
  the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms;

  •
  the ability to maintain the integrity of IAC's and Expedia's systems and infrastructure; and

  •
  other risks and uncertainties.

        Each of IAC and Expedia believes these forward-looking statements are reasonable. However, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Neither IAC nor Expedia is under any obligation, and neither IAC nor Expedia intends, to make publicly available any update or other revisions to any of the forward-looking statements contained in this proxy statement/prospectus to reflect circumstances existing after the date of this proxy statement/prospectus or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

LEGAL MATTERS

        The validity of the IAC common stock to be issued in the reclassification, the IAC Series B preferred stock and the warrants to purchase shares of IAC common stock registered pursuant to this registration statement will be passed upon for IAC by Wachtell, Lipton, Rosen & Katz. The validity of the Expedia common stock to be issued in the spin-off, the Expedia Series A preferred stock and the warrants to purchase shares of Expedia common stock registered pursuant to this registration statement will be passed upon for Expedia by Wachtell, Lipton, Rosen & Katz. The spin-off is conditioned upon receipt by IAC of an opinion from Wachtell, Lipton, Rosen & Katz satisfactory to IAC's Board of Directors to the effect that the distribution will qualify as a transaction that is generally tax free under Sections 355 and/or 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended. See "U.S. Federal Income Tax Consequences of the Spin-Off."

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements and schedule of IAC/InterActiveCorp included in its Annual Report on Form 10-K for the year ended December 31, 2004, and management's assessment of the effectiveness of the internal controls over financial reporting of IAC/InterActiveCorp as of December 31, 2004, as set forth in their reports, which are incorporated by reference in this registration statement and related proxy statement/prospectus. The IAC/InterActiveCorp financial statements and schedule and IAC/InterActiveCorp management's assessment are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, has audited the combined financial statements and schedule of Expedia, Inc. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, as set forth in their report, which is included in this registration statement and related proxy statement/prospectus. The Expedia, Inc. financial statements are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements and schedule of Ask Jeeves, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2004, and management's assessment of the effectiveness of the internal controls over financial reporting of Ask Jeeves, Inc. as of December 31, 2004, as set forth in their reports, which are incorporated by reference in this registration statement and related proxy statement/prospectus. The Ask Jeeves, Inc. financial statements and schedule and Ask Jeeves, Inc. management's assessment are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements of Vivendi Universal Entertainment LLLP included in the amended Annual Report (Form 10-K/A) of IAC/InterActiveCorp for the year ended December 31, 2004, as set forth in their report, which is incorporated by reference in this registration statement and related proxy statement/prospectus. The Vivendi Universal Entertainment LLLP consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements of TripAdvisor, Incorporated for the period from January 1, 2004 through April 27, 2004, as set forth in their report, which is included in this registration statement and related proxy statement/prospectus. The TripAdvisor, Incorporated consolidated financial statements are included in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        IAC and Expedia have filed a joint registration statement on Form S-4 under the Securities Act of 1933 with respect to shares of IAC common stock, IAC Series B preferred stock, warrants to purchase shares of IAC common stock, Expedia common stock, Expedia Series A preferred stock and warrants to purchase shares of Expedia common stock. This proxy statement/prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the exhibits to the registration statement, to which reference is hereby made. You should refer to the registration statement, including its exhibits and schedules, for further information about IAC and Expedia and their securities. In addition, IAC files annual, quarterly and current reports, proxy statements and other information with the SEC. IAC's and Expedia's filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document that IAC or Expedia files with the SEC at its public reference room at 450 Fifth Street, N.W., Washington, District of Columbia 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. IAC's SEC filings are also available to the public from commercial retrieval services.

        The reports, proxy statements and other information the IAC files with the SEC may contain important information about IAC and Expedia. After the spin-off, Expedia, as an independent, separately traded public company, will become subject to the informational reporting requirements of the Securities Exchange Act of 1934. Accordingly, Expedia will file annual, quarterly and other reports and other information with the SEC.

        The SEC allows IAC to "incorporate by reference" the information that IAC files with the SEC, which means that IAC can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus. In addition, any information that IAC files with the SEC subsequent to the date of this proxy statement/prospectus and prior to the date of the Annual Meeting will automatically update this proxy statement/prospectus. IAC incorporates by reference the documents listed below, which IAC has already filed with the SEC, and any future filings IAC makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until IAC completes the spin-off contemplated by this proxy statement/prospectus:

  •
  IAC Annual Report on Form 10-K for the year ended December 31, 2004, as amended;

  •
  IAC Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005;

  •
  IAC Current Reports on Form 8-K (other than information furnished under Regulation FD) filed with the SEC on the following dates:

  •
  February 7, 2005

  •
  February 16, 2005 (2 reports)

  •
  March 24, 2005

  •
  March 28, 2005

  •
  March 30, 2005

  •
  April 4, 2005 (2 reports)

  •
  May 2, 2005

  •
  May 4, 2005

  •
  May 6, 2005

  •
  May 9, 2005

  •
  May 18, 2005

  •
  June 13, 2005

  •
  Ask Jeeves, Inc. audited consolidated financial statements contained in the Ask Jeeves, Inc. Annual Report on Form 10-K for the year ended December 31, 2004; and

  •
  Ask Jeeves, Inc. unaudited consolidated financial statements contained on the Ask Jeeves, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

        You may request a copy of this filing and other filings made after the date of this proxy statement/prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling IAC at the following address:

Investor Relations
IAC/InterActiveCorp
Carnegie Hall Tower
152 W. 57th Street, 42nd Floor
New York, NY 10019
(Telephone: (212) 314-7400)

        You should rely only on the information contained in this document. IAC has not authorized anyone to provide you with information different from that contained in this document. The information contained in this document is accurate only as of the date of this document, regardless of the time of delivery of this document or any distribution of securities described in this document. Please note that information included in IAC's website and in Expedia's website does not form a part of this document.

ANNUAL REPORTS

        Upon written request to the Corporate Secretary, IAC/InterActiveCorp, 152 West 57th Street, 42nd Floor, New York, New York 10019, IAC will provide without charge to each person solicited an additional copy of IAC's 2004 Annual Report on Form 10-K, including the financial statements and financial statement schedules filed therewith. IAC will furnish a requesting securityholder with any exhibit not contained therein upon payment of a reasonable fee.

PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT THE
IAC 2006 ANNUAL MEETING

        Stockholders who intend to have a proposal considered for inclusion in IAC's proxy materials for presentation at the 2006 Annual Meeting of Stockholders must submit the proposal to IAC at its principal executive offices no later than February 17, 2005. The proposal must be made in accordance with the provisions of Rule 14a-8 of the Securities Exchange Act. Stockholders who intend to present a proposal at the 2006 Annual Meeting of Stockholders without inclusion of such proposal in IAC's proxy materials are required to provide notice of such proposal to IAC no later than May 3, 2006. IAC reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

        IAC's Board of Directors has no knowledge of any other matters to be presented at the meeting other than those described herein. If any other matters should properly come before the meeting, it is the intention of the persons designated in the proxy to vote on them according to their best judgment.

        YOUR VOTE IS VERY IMPORTANT. THE BOARD ENCOURAGES YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

        If you have any questions or need assistance in voting your shares, please contact MacKenzie Partners, Inc. at their toll free number, 1-800-322-2885, or call 212-929-5500.

New York, New York
June 17, 2005

ANNEX A

PROPOSED AMENDMENTS TO
THE IAC/INTERACTIVECORP
CERTIFICATE OF INCORPORATION

Explanatory Note:    The certificate of amendment that will effect the reverse stock split proposal will be filed and become effective prior to the filing of the amendment that will effect the spin-off proposal, the corporate opportunity proposal and the director removal proposal.

Reverse Stock Split Proposal

        The reverse stock split proposal provides that the IAC certificate of incorporation will be amended by adding the following new Paragraph E at the end of Article IV:

        E.    REVERSE STOCK SPLIT

        (1)   Upon this amendment becoming effective (the "Effective Time"), a one-for-two reverse stock split of each of the par value $0.01 Common Stock ("Old Common Stock") and the par value $0.01 Class B Common Stock ("Old Class B Common Stock") shall become effective, such that (a) every two (2) shares of $0.01 par value Old Common Stock of the Corporation either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time, will be automatically reclassified, combined and converted into one (1) share of $0.01 par value Common Stock of the Corporation, and (b) every two (2) shares of $0.01 par value Old Class B Common Stock of the Corporation either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time, will be automatically reclassified, combined and converted into one (1) share of $0.01 par value Class B Common Stock of the Corporation.

        (2)   Notwithstanding the immediately preceding sentence, no fractional shares of Common Stock or Class B Common Stock shall be issued to holders of record of Old Common Stock or Old Class B Common Stock in connection with the foregoing reclassification of shares of Old Common Stock and Old Class B Common Stock. In lieu thereof, the Corporation shall pay cash equal to such fraction multiplied by the then fair value of Common Stock or Class B Common Stock, as applicable, as determined by the Board of Directors of the Corporation.

        (3)   Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock or Old Class B Common Stock, as applicable, shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock or Class B Common Stock, as applicable, into which the shares of Old Common Stock or Old Class B Common Stock, as applicable, represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of Common Stock or Class B Common Stock, as applicable, as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock or Old Class B Common Stock, as applicable, shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of Common Stock or Class B Common Stock, as applicable, into which the shares of Old Common Stock or Old Class B Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of Common Stock or Class B Common Stock, as applicable, to which such holder may be entitled pursuant to the immediately preceding paragraph.

Spin-off Proposal

        The spin-off proposal provides that the IAC certificate of incorporation will be amended by deleting the first paragraph of Article IV and replacing that paragraph with the following text:

ARTICLE IV

  Without regard to any other provision of this Certificate of Incorporation (including, without limitation, all of the provisions of Article IV), (a) each one (1) share of Common Stock, $0.01 par value, of the Corporation, either issued and outstanding or held by the Corporation as treasury stock immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified as and changed (without any further act) into (i) one (1) share of Common Stock, $0.001 par value of the Corporation and (ii) one one hundredth (1/100) of a share of Series 1 Mandatory Exchangeable Preferred Stock, $0.001 par value of the Corporation, and (b) each one (1) share of Class B Common Stock, $0.01 par value, of the Corporation, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified as and changed (without any further act) into (i) one (1) share of Class B Common Stock, $0.001 par value of the Corporation and (ii) one one hundredth (1/100) of a share of Series 2 Mandatory Exchangeable Preferred Stock, $0.001 par value of the Corporation.

  The Corporation shall have the authority to issue one billion six hundred million (1,600,000,000) shares of $0.001 par value Common Stock, four hundred million (400,000,000) shares of $0.001 par value Class B Common Stock, and one hundred million (100,000,000) shares of $0.001 par value Preferred Stock.

Corporate Opportunity Proposal

        The corporate opportunity proposal provides that the IAC certificate of incorporation will be amended by adding the following new Article XIII:

ARTICLE XIII

        A.    COMPETITION AND CORPORATE OPPORTUNITIES

  To the extent provided in the following sentence, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any Dual Opportunity about which a Dual Role Person acquires knowledge. A Dual Role Person shall have no duty to communicate or offer to the Corporation or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to Expedia, shall not be prohibited from communicating or offering any Dual Opportunity to Expedia, and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, as the case may be, resulting from (i) the failure to communicate or offer to the Corporation or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to Expedia or (ii) the communication or offer to Expedia of any Dual Opportunity, so long as (x) the Dual Opportunity does not become known to the Dual Role Person in his or her capacity as a director or officer of the Corporation, and (y) the Dual Opportunity is not presented by the Dual Role Person to any party other than Expedia and the Dual Role Person does not pursue the Dual Opportunity individually.

        B.    CERTAIN MATTERS DEEMED NOT CORPORATE OPPORTUNITIES

  In addition to and notwithstanding the foregoing provisions of this Article XIII, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake. Moreover, nothing in this Article XIII shall amend or modify in any respect any written contractual agreement between Expedia on the one hand and the Corporation or any of its Affiliated Companies on the other hand.

        C.    CERTAIN DEFINITIONS

  For purposes of this Article XIII:

  "Affiliate" means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the foregoing definition, the term "controls," "is controlled by," or "is under common control with" means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

  "Affiliated Company" means (i) with respect to the Corporation, any Person controlled by the Corporation and (ii) with respect to Expedia, any Person controlled by Expedia.

  "Dual Opportunity" means any potential transaction or matter which may be a corporate opportunity for both Expedia, Inc. or its Affiliated Companies ("Expedia"), on the one hand, and the Corporation or any of its Affiliated Companies, on the other hand.

  "Dual Role Person" means any individual who is an officer or director of both the Corporation and Expedia.

  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

        D.    TERMINATION

  The provisions of this Article XIII shall have no further force or effect at such time as (i) the Corporation and Expedia are no longer Affiliates and (ii) none of the directors and/or officers of Expedia serve as directors and/or officers of the Corporation and its Affiliated Companies; provided, however, that any such termination shall not terminate the effect of such provisions with respect to any agreement, arrangement or other understanding between the Corporation or an Affiliated Company thereof on the one hand, and Expedia, on the other hand, that was entered into before such time or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

        E.    DEEMED NOTICE

  Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article XIII.

        F.     SEVERABILITY

  The invalidity or unenforceability of any particular provision, or part of any provision, of this Article XIII shall not affect the other provisions or parts hereof, and this Article XIII shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

Director Removal Proposal

        The director removal proposal provides that the IAC certificate of incorporation will be amended by deleting the second sentence of Article XII

ANNEX B

IAC/INTERACTIVECORP AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Page
Unaudited Pro Forma Condensed Combined Financial Statements which give effect to the following transactions:		B-2
•	the acquisition on April 1, 2005 of Cornerstone Brands, Inc. by IAC;
•	the sale on June 7, 2005 by IAC of its common and preferred interests in Vivendi Universal Entertainment; and
•	the proposed Expedia spin-off
Unaudited Pro Forma Condensed Combined Financial Statements which give effect to the following transactions:		B-17
•	the acquisition on April 1, 2005 of Cornerstone Brands, Inc. by IAC;
•	the sale on June 7, 2005 by IAC of its common and preferred interests in Vivendi Universal Entertainment;
•	the proposed acquisition by IAC of Ask Jeeves, Inc. and IAC's buy back, through its previously authorized share repurchase programs, of 52.8 million shares, which represents approximately sixty percent of the number of fully diluted shares it will issue in the Ask Jeeves, Inc. acquisition; and
•	the proposed Expedia spin-off.

IAC/INTERACTIVECORP AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements give effect to the acquisition on April 1, 2005 of Cornerstone Brands, Inc. ("Cornerstone") by IAC, the sale on June 7, 2005 by IAC of its common and preferred interests in Vivendi Universal Entertainment ("VUE") and the proposed Expedia spin-off in accordance with Article 11 of the Securities and Exchange Commission's Regulation S-X. As a result of the Expedia spin-off, the operations of Expedia will be accounted for as a discontinued operation as defined under Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Cornerstone acquisition will be accounted for under the purchase method of accounting.

        On April 1, 2005, IAC completed its acquisition of Cornerstone for approximately $704 million in cash.

        On June 7, 2005, IAC sold its common and preferred interests in VUE for approximately $3.4 billion in aggregate consideration, including 56.6 million IAC common shares formerly held by NBC Universal valued at approximately $1.4 billion.

        In December 2004, the Board of Directors of IAC approved a plan to separate IAC into two publicly traded companies:

  •
  Expedia, which will consist of the domestic and international operations associated with Expedia.com, Hotels.com, Hotwire, TravelNow.com, Activity World, HotelDiscount.com, Condosaver.com, AllLuxuryHotels.com, Anyway.com, eLong, Expedia Corporate Travel, Classic Custom Vacations, and TripAdvisor; and

  •
  IAC, which will consist of the rest of IAC's businesses, including its Ticketing business, including Ticketmaster, ReserveAmerica, TicketWeb and MuseumTix.com; Electronic Retailing business, including HSN, HSN.com, HSE 24, America's Store, and Improvements; Financial Services and Real Estate, including LendingTree, RealEstate.com, GetSmart, iNest, and Domania; Local and Media Services, including Citysearch, ServiceMagic, Entertainment Publications, and Evite; Personals, including Match.com and uDate; Teleservices, including Precision Response Corporation, Access Direct, and Hancock Information Group; Interval International; and TV Travel Shop. In addition, IAC will include Cornerstone.

        For purposes of these unaudited pro forma condensed combined financial statements, the Cornerstone acquisition and the Expedia spin-off are assumed to have occurred as of January 1, 2004 with respect to the unaudited pro forma condensed combined statements of operations and as of March 31, 2005 with respect to the unaudited pro forma condensed combined balance sheet.

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2004 has been derived from:

  •
  the audited historical consolidated statement of operations of IAC for the year ended December 31, 2004;

  •
  the unaudited historical consolidated statement of operations of Cornerstone for the year ended January 29, 2005; and

  •
  the audited historical combined statement of operations of Expedia for the year ended December 31, 2004.

        The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2005 has been derived from:

  •
  the unaudited historical consolidated statement of operations of IAC for the three months ended March 31, 2005;

  •
  the unaudited historical consolidated statement of operations of Cornerstone for the three months ended April 30, 2005; and

  •
  the audited historical combined statement of operations of Expedia for the three months ended March 31, 2005.

        The unaudited pro forma condensed combined balance sheet as of March 31, 2005 has been derived from:

  •
  the unaudited historical consolidated balance sheet of IAC as of March 31, 2005;

  •
  the unaudited historical consolidated balance sheet of Cornerstone as of March 31, 2005; and

  •
  the unaudited historical combined balance sheet of Expedia as of March 31, 2005.

        Because these unaudited pro forma condensed combined financial statements have been prepared based upon preliminary estimates of fair values related to the Cornerstone acquisition, the actual amounts recorded for the Cornerstone acquisition may differ materially from the information presented in these unaudited pro forma condensed combined financial statements. The total estimated purchase price of the Cornerstone acquisition has been allocated on a preliminary basis to assets acquired and liabilities assumed based upon management's best estimates of fair value with the excess cost over net tangible and intangible assets acquired being allocated to goodwill. Management retained the services of a third party to assist in the preliminary valuation of the intangible assets acquired. These allocations are subject to change pending a final analysis of the fair value of the assets acquired and liabilities assumed. The impact of integration activities, changes in purchase accounting allocations for the Cornerstone acquisition and the timing of the Expedia spin-off could all cause material differences from the information presented. The pro forma presentation of the sale of IAC's interests in VUE has been based upon preliminary estimates. The finalization of these estimates could cause material differences from the information presented.

        The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Expedia spin-off, the sale of IAC's interests in VUE and the Cornerstone acquisition had occurred at January 1, 2004, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this proxy statement/prospectus. The pro forma information should be read in conjunction with the accompanying notes thereto, with IAC's historical financial statements and related notes thereto, incorporated by reference in this proxy statement/prospectus, and Expedia's historical financial statements and related notes thereto, included in this proxy statement/prospectus.

        The pro forma financial information presented on pages B-2 to B-16 does not give effect to the proposed acquisition by IAC of Ask Jeeves, Inc. Pro forma financial information which gives effect to the Ask Jeeves, Inc. transaction is presented separately below, beginning on page B-17.

IAC/INTERACTIVECORP AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	IAC Condensed March 31, 2005	Cornerstone Condensed March 31, 2005	Cornerstone Acquisition Pro Forma Adjustments		Notes		Subtotal	VUE Pro Forma Adjustments	Notes	Subtotal	Expedia Condensed March 31, 2005	Spin-off Pro Forma Adjustments		Notes		Total Pro Forma Condensed March 31, 2005
	(Dollars in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,951,465	$1,747	$(705,868 (36,876	) )	(1 (2	) )	$1,210,468	$1,865,000	(12)	$3,075,468	$308,911	$91,000		(20)		$2,857,557
Marketable securities	2,169,064	—	—				2,169,064	—		2,169,064	—	(657,541)		(19)		1,511,523
Receivables from IAC and subsidiaries	—	—	—				—	—		—	2,214,889	2,214,889		(20)		—
Other current assets	1,954,042	139,212	43,838		(1)		2,137,092	33,000	(12)	2,170,092	335,032	—				1,835,060

Total current assets	6,074,571	140,959	(698,906)				5,516,624	1,898,000		7,414,624	2,858,832	1,648,348				6,204,140
Property, plant and equipment, net	507,162	23,794	—				530,956	—		530,956	84,890	—				446,066
Goodwill	11,267,079	88,857	368,333		(1)		11,724,269	—		11,724,269	5,846,107	(59,089)		(20)		5,819,073
Intangible assets, net	2,301,846	13,144	312,956				2,627,946	—		2,627,946	1,282,748	—				1,345,198
Long-term investments and other non-current assets	1,646,184	290	—				1,646,474	(1,318,184)	(12)	328,290	34,864	—				293,426
Preferred interest exchangeable for common stock	1,428,530	—	—				1,428,530	(1,428,530)	(12)	—	—	—				—

TOTAL ASSETS	$23,225,372	$267,044	$(17,617)				$23,474,799	$(848,714)		$22,626,085	$10,107,441	$1,589,259				$14,107,903

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term obligations and short-term borrowings	$723,651	$36,876	$(36,876)		(2)		$723,651	$—		$723,651	$—	$—				$723,651
Other current liabilities	2,905,815	103,643	—				3,009,458	213,014	(12)	4,252,206	1,425,267	(1,632)		(19)		2,825,307
								1,029,734	(13)

Total current liabilities	3,629,466	140,519	(36,876)				3,733,109	1,242,748		4,975,857	1,425,267	(1,632)				3,548,958
Long-term obligations, net of current maturities	785,522	—	—				785,522	—		785,522	—	—				785,522
Other long-term liabilities	152,488	8,816	—				161,304	—		161,304	49,501	—				111,803
Deferred income taxes	2,551,620	3,986	123,392		(1)		2,678,998	(1,029,734)	(13)	1,649,264	344,060	—				1,305,204
Common stock exchangeable for preferred interest	1,428,530	—	—				1,428,530	(1,428,530)	(14)	—	—					—
Minority interest	84,486	—	—				84,486	—		84,486	74,699	—				9,787
SHAREHOLDERS' EQUITY
Invested capital	—	—	—				—	—			8,215,540	5,968,740		(20)		—
												91,000		(20)
												2,214,889		(20)
												(59,089)		(20)
Preferred stock	131	—	—				131	—		131	—	(131)		(19)
Series 1 Mandatory Exchangeable Preferred Stock	—	—	—				—	—		—	— — —	4 (1 (3	) )	(18 (18 (20	) ) )	— —
Series 2 Mandatory Exchangeable Preferred Stock	—	—	—				—	—		—	—	— —		(18 (20	) )	—
Common stock $.01 par value	6,999	309	(309)		(1)		6,999	—		6,999	—	(3,500 (3,499	) )	(17 (18	) )	—
Class B common stock $.01 par value	646	—	—				646	—		646	—	(323 (323	) )	(17 (18	) )	—
Common stock $.001 par value	—	—	—				—	—		—	—	350		(18)		350
Class B common stock $.001 par value	—	—	—				—	—		—	—	32		(18)		32
Additional paid-in capital	14,131,903	144,616	(144,616 9,590)		(1 (1	) )	14,141,493	1,428,530	(14)	15,570,023	—	3,436 (655,778 (3,137,853 3,823	) )	(18 (19 (20 (17	) ) ) )	11,783,651
Retained earnings (accumulated deficit)	2,497,709	(23,610)	23,610		(1)		2,497,709	333,175	(12)	2,830,884	—	(2,830,884)		(20)		—
Accumulated other comprehensive income	40,034	—	—				40,034	—		40,034	(1,626)	—				41,660
Treasury stock	(2,079,164)	(7,592)	7,592		(1)		(2,079,164)	(1,394,903)	(12)	(3,474,067)	—	1		(18)		(3,474,066)
Note receivable from key executive for common stock issuance	(4,998)	—	—				(4,998)	—		(4,998)	—	—				(4,998)

Total shareholders' equity	14,593,260	113,723	(104,133)				14,602,850	366,802		14,969,652	8,213,914	1,590,891				8,346,629

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$23,225,372	$267,044	$(17,617)				$23,474,799	$(848,714)		$22,626,085	$10,107,441	$1,589,259				$14,107,903

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

IAC/INTERACTIVECORP AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Three Months Ended March 31, 2005

	IAC Condensed Three Months Ended March 31, 2005	Cornerstone Condensed Three Months Ended April 30, 2005	Cornerstone Acquisition Pro Forma Adjustments	Notes		Subtotal	VUE Pro Forma Adjustments	Notes	Subtotal	Expedia Condensed Three Months Ended March 31, 2005	Spin-off Pro Forma Adjustments	Notes	Total Pro Forma Condensed Three Months Ended March 31, 2005
	(In thousands, except per share amounts)
Service revenue	$1,020,395	$—	$—			$1,020,395	$—		$1,020,395	$485,046	$5,761	(21)	$541,110
Product sales	626,702	177,217	—			803,919	—		803,919	—	—		803,919

Net revenue	1,647,097	177,217	—			1,824,314	—		1,824,314	485,046	5,761		1,345,029
Cost of sales-service revenue	366,526	—	—			366,526	—		366,526	106,655	4,798	(21)	264,669
Cost of sales-product sales	382,828	95,640	—			478,468	—		478,468	—	—		478,468

Gross profit	897,743	81,577	—			979,320	—		979,320	378,391	963		601,892
Selling and marketing expense	339,284	49,656	—			388,940	—		388,940	167,145	963	(21)	222,758
General and administrative expense	216,066	21,444	—			237,510	—		237,510	66,032	145	(24)	171,623
Other operating expense	27,542	—	—			27,542	—		27,542	—	—		27,542
Amortization of cable distribution fees	16,726	—	—			16,726	—		16,726	—	—		16,726
Amortization of non-cash distribution and marketing expense	432	—	—			432	—		432	432	—		—
Amortization of non-cash compensation expense	50,529	—	1,437	(5)		51,966	—		51,966	38,300	3,093	(22)	16,759
Amortization of intangibles	74,376	180	4,400 (180)	(7 (8	) )	78,776	—		78,776	31,665	—		47,111
Depreciation expense	45,150	1,674	—			46,824	—		46,824	8,492	—		38,332

Operating income (loss)	127,638	8,623	(5,657)			130,604	—		130,604	66,325	(3,238)		61,041
Other income (expense):
Interest income	54,013	—	(5,571)	(3)		48,442	(26,743)	(15)	21,699	9,799	(4,931)	(23)	6,969
Interest expense	(21,663)	(1,265)	1,265	(4)		(21,663)	—		(21,663)	—	—		(21,663)
Equity in the income (loss) of unconsolidated affiliates and other	(16,246)	103	—			(16,143)	21,166	(15)	5,023	1,034	—		3,989

Total other income (expense), net	16,104	(1,162)	(4,306)			10,636	(5,577)		5,059	10,833	(4,931)		(10,705)

Earnings from continuing operations before income taxes and minority interest	143,742	7,461	(9,963)			141,240	(5,577)		135,663	77,158	(8,169)		50,336
Income tax expense	(73,967)	(3,002)	976	(9)		(72,991)	2,175	(16)	(70,816)	(29,385)	3,186	(25)	(38,245)
			3,002	(10)
Minority interest in income of consolidated subsidiaries	(351)	—	—			(351)	—		(351)	256	—		(607)

Earnings from continuing operations	$69,424	$4,459	$(5,985)			$67,898	$(3,402)		$64,496	$48,029	$(4,983)		$11,484

Earnings per shares: (26)
Basic earnings per share from continuing operations	$0.09					$0.09			$0.10				$0.02
Diluted earnings per share from continuing operations	$0.09					$0.09			$0.09				0.02
Earnings per share—adjusted for one-for-two reverse stock split: (27)
Basic earnings per share from continuing operations	$0.19					$0.19			$0.19				$0.04
Diluted earnings per share from continuing operations	$0.18					$0.18			$0.18				$0.03

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

IAC/INTERACTIVECORP AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2004

	IAC Condensed Year Ended December 31, 2004	Cornerstone Condensed Year Ended January 29, 2005	Cornerstone Acquisition Pro Forma Adjustments	Notes		Subtotal	VUE Pro Forma Adjustments	Notes	Subtotal	Expedia Condensed Year Ended December 31, 2004	Spin-off Pro Forma Adjustments	Notes		Total Pro Forma Condensed Year Ended December 31, 2004
	(In thousands, except per share amounts)
Service revenue	$3,595,898	$—	$—			$3,595,898	$—		$3,595,898	$1,843,013	$18,840	(21)		$1,771,725
Product sales	2,469,151	725,295	—			3,194,446	—		3,194,446	—	—			3,194,446

Net revenue	6,065,049	725,295	—			6,790,344	—		6,790,344	1,843,013	18,840			4,966,171
Cost of sales-service revenue	1,331,173	—	—			1,331,173	—		1,331,173	412,701	9,659	(21)		928,131
Cost of sales-product sales	1,487,618	397,167	3,434	(6)		1,888,219	—		1,888,219	—	—			1,888,219

Gross profit	3,246,258	328,128	(3,434)			3,570,952	—		3,570,952	1,430,312	9,181			2,149,821
Selling and marketing expense	1,194,797	225,200	—			1,419,997	—		1,419,997	608,618	3,972	(21)		815,351
General and administrative expense	721,561	39,783	—			761,344	—		761,344	236,439	5,209 1,877	(21 (24	) )	531,991
Other operating expense	89,953	—	—			89,953	—		89,953	—	—			89,953
Amortization of cable distribution fees	69,232	—	—			69,232	—		69,232	—	—			69,232
Amortization of non-cash distribution and marketing expense	18,030	—	—			18,030	—		18,030	16,728	—			1,302
Amortization of non-cash compensation expense	241,726	—	6,346	(5)		248,072	—		248,072	171,400	35,300	(22)		111,972
Amortization of intangibles	347,457	420	14,000 (420)	(7 (8	) )	361,457	—		361,457	125,091	—			236,366
Depreciation expense	177,688	6,837	—			184,525	—		184,525	31,563	—			152,962
Goodwill impairment	184,780	—	—			184,780	—		184,780	—	—			184,780

Operating income (loss)	201,034	55,888	(23,360)			233,562	—		233,562	240,473	(37,177)			(44,088)
Other income (expense):
Interest income	191,116	20	(14,855)	(3)		176,281	(104,703)	(15)	71,578	38,775	(13,151)	(23)		19,652
Interest expense	(81,745)	(4,365)	4,365	(4)		(81,745)	—		(81,745)	(453)	—			(81,292)
Equity in the income of unconsolidated affiliates and other	41,470	1,430	—			42,900	(16,188)	(15)	26,712	(9,252)	—			35,964

Total other income (expense), net	150,841	(2,915)	(10,490)			137,436	(120,891)		16,545	29,070	(13,151)			(25,676)

Earnings from continuing operations before income taxes and minority interest	351,875	52,973	(33,850)			370,998	(120,891)		250,107	269,543	(50,328)			(69,764)
Income tax expense	(173,350)	(16,585)	(7,458 16,585)	(9 (10	) )	(180,808)	47,148	(16)	(133,660)	(106,371)	19,628	(25)		(7,661)
Minority interest in income of consolidated subsidiaries	(2,859)	(1,062)	1,062	(11)		(2,859)	—		(2,859)	301	—			(3,160)

Earnings (loss) from continuing operations	$175,666	$35,326	$(23,661)			$187,331	$(73,743)		$113,588	$163,473	$(30,700)			$(80,585)

Earnings (loss) per share: (28)
Basic earnings per share from continuing operations	$0.23					$0.25			$0.16					$(0.13)
Diluted earnings per share from continuing operations	$0.22					$0.23			$0.15					$(0.13)
Earnings (loss) per share—adjusted for one-for-two reverse stock split: (29)
Basic earnings per share from continuing operations	$0.47					$0.50			$0.31					$(0.25)
Diluted earnings per share from continuing operations	$0.44					$0.47			$0.29					$(0.25)

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

(In thousands, except per share amounts)

Adjustments related to the Cornerstone acquisition:

(1)
To reflect the acquisition of Cornerstone by IAC. The transaction closed on April 1, 2005 and is being reflected in the unaudited pro forma condensed combined balance sheet as if it had occurred on March 31, 2005.

        The total consideration paid for the acquisition of Cornerstone is as follows:

Purchase price	$703,868
Estimated transaction costs	2,000

Subtotal cash paid	705,868
Estimated fair value of options issued in connection with the acquisition	25,483
Less: estimated fair value of unvested options recorded as unearned compensation	(15,893)

Total estimated purchase price	715,458
Net assets acquired	113,723

Excess purchase price over net tangible assets acquired to be allocated to fair value of assets acquired and liabilities assumed	$601,735

Allocation of purchase price in excess of net assets acquired:

Inventory	$3,434
Current deferred tax asset	40,404
Definite-lived intangibles	34,656
Indefinite-lived intangibles	278,300
Goodwill	368,333
Deferred income taxes	(123,392)

Total	$601,735

(2)
To reflect the repayment of outstanding borrowings under Cornerstone's lines of credit subsequent to the acquisition of Cornerstone by IAC.

(3)
To reflect the reduction in interest income earned by IAC on the cash paid to acquire Cornerstone of $703,868, related estimated transaction costs of $2,000 and the repayment of Cornerstone outstanding borrowings.

(4)
To reflect the elimination of the interest expense incurred by Cornerstone related to its indebtedness, which was repaid by IAC subsequent to its acquisition of Cornerstone.

(5)
To reflect the non-cash compensation expense associated with unvested stock options assumed by IAC in the Cornerstone acquisition and other stock-based compensation issued by IAC in connection with the transaction. This expense is being amortized based upon the vesting schedules of the underlying awards.

(6)
To reflect the additional expense associated with the preliminary valuation of Cornerstone's inventory in connection with its acquisition by IAC.

(7)
To reflect the amortization expense associated with the preliminary valuation of the definite-lived intangible assets acquired by IAC in connection with its acquisition of Cornerstone. This expense is being amortized on a straight-line basis based upon the assets' estimated useful lives. The average useful lives range from 2.5 to 3.5 years.

(8)
To reflect the elimination of the historical amortization expense associated with the definite-lived intangible assets of Cornerstone.

(9)
To reflect Cornerstone's income tax provision as if Cornerstone had been a member of IAC's consolidated group with effect from January 1, 2004, including the impact of the pro forma adjustments at an assumed effective rate of 39.0%.

(10)
To reflect the elimination of the historical income tax provision of Cornerstone.

(11)
To reflect the elimination of the historical minority interest of Cornerstone for the year ended January 29, 2005.

Adjustments related to the sale of IAC's interests in VUE:

(12)
To reflect the sale of IAC's common and preferred interests in VUE for $3.4 billion in aggregate consideration consisting of $1.865 billion in cash, 56.6 million IAC common shares formerly held by NBC Universal and $100 million of television advertising time that NBC Universal will provide through its media outlets over a three-year period. Based upon the closing price of IAC common stock on June 7, 2005 of $24.64, the 56.6 million IAC common shares have a market value of $1.4 billion.

Proceeds received:
Cash	$1,865,000
Value of 56.6 million IAC shares	1,394,903
Television advertising time	100,000

Total proceeds received	3,359,903

Historical Value of VUE interests:
Common interest	760,606
Preferred A interest	624,578
Preferred B interest	1,428,530

Total historical value of VUE interests	2,813,714

Estimated gain before income taxes	546,189
Income tax provision at 39.0%	213,014

Estimated after-tax gain	$333,175

  The estimated after-tax gain of $333.2 million has not been reflected as a pro forma adjustment in the statement of operations because it is non-recurring.

(13)
To reflect the reclassification of deferred income taxes related to IAC's interests in VUE to current income taxes payable.

(14)
To reflect the reclassification of the mezzanine equity related to the 56.6 million IAC common shares formerly held by NBC Universal to additional paid-in capital.

(15)
To reflect the reversal of the interest income related to the VUE Preferred A and B interests and the equity income in 2004 and equity loss in 2005 recorded on the VUE common interest.

(16)
To reflect the income tax effect of Note (15) above at an effective rate of 39.0%.

Adjustments related to the spin-off:

(17)
To reflect the one-for-two reverse stock split effected as follows:

        Par value of shares of common stock outstanding before the split:

IAC common stock	$6,999
IAC Class B common stock	646

Total	$7,645

Reduction for one-for-two reverse stock split (50% of above values):

IAC common stock	$3,500
IAC Class B common stock	323

Total increase to additional paid-in capital	$3,823

(18)
To reflect the changes in IAC's shareholders' equity to effect the spin-off. These changes include the reclassification of (i) each share of IAC $0.01 par value common stock into one share of IAC $0.001 par value common stock and 1/100 of a share of IAC Series 1 Mandatory Exchangeable Preferred Stock that will automatically exchange into one share of Expedia $0.001 par value common stock immediately following the reclassification and (ii) each share of IAC $0.01 par value Class B common stock into one share of IAC $0.001 par value Class B common stock and 1/100 of a share of IAC Series 2 Mandatory Exchangeable Preferred Stock that will automatically exchange into one share of Expedia $0.001 par value Class B common stock immediately following the reclassification. The approximately 35 million shares (after giving effect to the one-for-two reverse stock split) of IAC Series 1 Mandatory Exchangeable Preferred Stock that would be issued in respect of IAC common stock held as treasury stock is assumed to be retired prior to their exchange into Expedia shares. IAC will have no ownership interest in Expedia after the spin-off. These changes are effected as follows:

        Reclassification of existing equity:

IAC common stock $.01 par value	$3,499
IAC Class B common stock $.01 par value	323

Subtotal	3,822

Establish new equity:

Series 1 Mandatory Exchangeable Preferred Stock	4
Retirement of Series 1 Mandatory Exchangeable Preferred Stock representing shares held in treasury	1
Series 2 Mandatory Exchangeable Preferred Stock (rounds to less than $1)	—
Retirement of Series 2 Mandatory Exchangeable Preferred Stock representing shares held in treasury (rounds to less than $1)	—
IAC common stock $.001 par value	350
IAC Class B common stock $.001 par value	32
Reduction in treasury stock	(1)

Total increase to additional paid-in capital	$3,436

(19)
To reflect the assumed redemption of the IAC Series A preferred stock plus accrued and unpaid dividends at the time of the spin-off effected as follows:

Number of shares of IAC Series A preferred stock	13,118
Redemption value per share	$50.00

Redemption value of IAC Series A preferred stock	$655,909
Accrued and unpaid dividends	1,632

Assumed payment through liquidation of marketable securities	$657,541

Reduction to current liabilities to reflect payment of accrued and unpaid dividends	$1,632
Par value of IAC Series A preferred stock	131
Additional paid-in capital related to IAC Series A preferred stock	655,778

Total	$657,541

  In connection with the spin-off, each share of IAC Series A preferred stock will represent the right to receive, at the holder's election: (1) $50.00 in cash per share, plus accrued and unpaid dividends, (2) the IAC common stock and Expedia common stock that a holder of IAC Series A preferred stock would have received had the holder converted its Series A preferred stock into IAC common stock immediately prior to the spin-off or (3) one share of IAC Series B preferred stock and one share of Expedia Series A preferred stock, each of which will mirror in all material respects the terms of the current IAC Series A preferred stock, as adjusted to reflect the spin-off and the one-for-two reverse stock split.

  The treatment of holders who have not made an affirmative election by the established deadline will depend on the elections of other holders. If holders of more than 50% of the outstanding shares elect to have their shares redeemed for cash, then non-electing holders will be deemed to have elected to receive cash. If holders of more than 50% of the outstanding shares do not elect to have their shares redeemed for cash, then non-electing holders will be deemed to have elected to receive one share of IAC Series B preferred stock and one share of Expedia Series A preferred stock.

  If holders of less than 85% of the outstanding shares of IAC Series A preferred stock elect to have their shares redeemed for cash, then IAC will reimburse Expedia an amount in cash equal to the redemption price per share of Expedia Series A preferred stock for each share of Expedia Series A preferred stock that Expedia redeems following the spin-off. In such case, IAC would establish a liability in its accounting for the spin-off for the fair value of the liability associated with its obligation to settle this amount. This liability would be maintained at fair value each reporting period with any changes in value being recorded in the IAC statement of operations. In the event the holders of the Expedia Series A preferred stock convert their shares into shares of Expedia common stock rather than causing Expedia to redeem their shares, IAC's obligation under the indemnification would cease with respect to such converted shares.

(20)
To reflect the transfer to Expedia by IAC of the net assets comprising the Expedia businesses after giving effect to the terms related to its spin-off and separation from IAC and the accounting treatment related thereto as follows:

Expedia invested equity	$8,215,540
Decrease to Expedia's cash and cash equivalents pursuant to the terms of the spin-off	(91,000)
Reclassify the Expedia receivable from IAC and subsidiaries which will be extinguished in connection with the spin-off	(2,214,889)
Adjustment to the IAC Travel reporting unit goodwill that will be required to effect the spin-off. The net adjustment reflects removal of the goodwill for Interval International and TV Travel Shop at fair value pursuant to SFAS 144	59,089

Total	$5,968,740

Reclassification of Series 1 Mandatory Exchangeable Preferred Stock	$3
Reduction to additional paid-in capital to effect the distribution of Expedia's net assets	3,137,853
Reduction to retained earnings to effect the distribution of Expedia's net assets	2,830,884

Total	$5,968,740

  In connection with prior transactions, including, among others, the acquisition of Ticketmaster, Hotels.com, Expedia.com and Hotwire.com, IAC assumed a number of warrants that were adjusted to become exercisable for shares of IAC common stock. Following the spin-off, IAC will remain the contractually obligated party with respect to these warrants and each warrant will represent the right to receive upon exercise by the holders thereof that number of shares of IAC common stock and Expedia common stock that the warrant holder would have received had the holder exercised the warrant immediately prior to the spin-off. Under the separation agreement, Expedia will contractually assume the obligation to deliver shares of Expedia common stock to these warrant holders upon exercise.

  This obligation of IAC to deliver shares of both IAC and Expedia common stock upon exercise of these warrants will create a liability in the form of a derivative in IAC's consolidated financial statements that will be maintained at fair value each reporting period after the spin-off with any changes in value reflected in the statement of operations. The contractual obligation of Expedia to deliver shares of Expedia common stock to warrant holders upon exercise will also create a derivative in IAC's consolidated financial statements. Neither the derivative liability nor the derivative asset has been reflected in these pro forma financial statements.

(21)
To reverse the previously recorded elimination of intercompany transactions between Expedia and IAC's other subsidiaries.

(22)
To reflect the additional non-cash compensation expense due to the modification of IAC unvested stock options due to the spin-off. These modifications are accounted for pursuant to SFAS 123 which requires (1) the inclusion as expense of amounts related to the fair value of stock options that were previously accounted for under APB Opinion No. 25 and were therefore excluded from the determination of non-cash compensation expense and (2) the additional expense that arises due to the increase in the estimated fair value of these options due to the modifications. This amount excludes the one-time impact of $82.2 million, pre-tax, due to the modification of vested stock options that remain unexercised at the date of the spin-off. Since this expense of $82.2 million is non-recurring, it has not been included as a pro forma adjustment.

(23)
To reflect the reduction in interest income earned on marketable securities due to the assumed redemption of the IAC Series A preferred stock as of January 1, 2004.

(24)
To reflect the net effect of the reversal of the allocations made to Expedia by IAC in the preparation of Expedia's historical financial statements and the estimated amount of costs incurred by IAC that will be charged to or incurred by Expedia after the spin-off.

(25)
To reflect the tax effect of pro forma adjustments in Notes (21) to (23) above at an assumed effective rate of 39.0%.

  One-time expenses related to Expedia's spin-off from IAC are expected to total $15.0 million, pre-tax, in 2005. This amount excludes the one-time impact of the modification of vested stock options referred to in Note (22) above. Since these expenses are non-recurring, they have not been included as a pro forma adjustment.

(26)
Historical earnings per share have not been restated to give effect to the one-for-two reverse stock split. Historical earnings per share, before giving effect to the one-for-two reverse stock split are computed as follows for the three months ended March 31, 2005:

	IAC Condensed	Combined IAC For Cornerstone Acquisition Pro Forma	Combined IAC For Cornerstone Acquisition and VUE Sale Pro Forma	Total Pro Forma
Numerator:
Earnings from continuing operations	$69,424	$67,898	$64,496	$11,484
Preferred stock dividends (a)	(3,263)	(3,263)	(3,263)	—

Net earnings from continuing operations available to common shareholders	$66,161	$64,635	$61,233	$11,484

Denominator:
Basic shares outstanding—weighted average shares	698,502	698,502	641,891	641,891
Other dilutive securities including stock options, warrants and restricted stock and share units (b)	36,846	37,466	37,466	36,469

Diluted shares outstanding—weighted average shares	735,348	735,968	679,357	678,360

Earnings per share:
Basic earnings per share from continuing operations	$0.09	$0.09	$0.10	$0.02
Diluted earnings per share from continuing operations	$0.09	$0.09	$0.09	$0.02

(a)
As described in Note (19) above, the IAC Series A preferred stock is assumed to be redeemed at the time of the spin-off. This redemption has been assumed to be effective as of January 1, 2005 in the pro forma statement of operations. Therefore no preferred dividends would be payable on a pro forma basis.

(b)
The change in dilutive securities is due to additional equity awards assumed in the Cornerstone acquisition and the effect of the spin-off on equity awards.

(27)
Earnings per share have been restated to give effect to the one-for-two reverse stock split. Earnings per share, adjusted for the one-for-two reverse stock split, are computed as follows for the three months ended March 31, 2005:

	IAC Condensed	Combined IAC For Cornerstone Acquisition Pro Forma	Combined IAC For Cornerstone Acquisition and VUE Sale Pro Forma	Total Pro Forma
Numerator:
Earnings from continuing operations	$69,424	$67,898	$64,496	$11,484
Preferred stock dividends (a)	(3,263)	(3,263)	(3,263)	—

Net earnings from continuing operations available to common shareholders	$66,161	$64,635	$61,233	$11,484

Denominator:
Basic shares outstanding—weighted average shares adjusted for one-for-two reverse stock split	349,251	349,251	320,945	320,945
Other dilutive securities including stock options, warrants and restricted stock and share units (b)	18,423	18,733	18,733	18,235

Diluted shares outstanding—weighted average shares adjusted for one-for-two reverse stock split	367,674	367,984	339,678	339,180

Earnings per share—adjusted for one-for-two reverse stock split:
Basic earnings per share from continuing operations	$0.19	$0.19	$0.19	$0.04
Diluted earnings per share from continuing operations	$0.18	$0.18	$0.18	$0.03

(a)
As described in Note (19) above, the IAC Series A preferred stock is assumed to be redeemed at the time of the spin-off. This redemption has been assumed to be effective as of January 1, 2005 in the pro forma statement of operations. Therefore no preferred dividends would be payable on a pro forma basis.

(b)
The change in dilutive securities is due to additional equity awards assumed in the Cornerstone acquisition and the effect of the spin-off on equity awards.

(28)
Historical earnings per share have not been restated to give effect to the one-for-two reverse stock split. Historical earnings per share, before giving effect to the one-for-two reverse stock split, are computed as follows for the year ended December 31, 2004:

	IAC Condensed	Combined IAC For Cornerstone Acquisition Pro Forma	Combined IAC For Cornerstone Acquisition and VUE Sale Pro Forma	Total Pro Forma
Numerator:
Earnings (loss) from continuing operations	$175,666	$187,331	$113,588	$(80,585)
Preferred stock dividends (a)	(13,053)	(13,053)	(13,053)	—

Net earnings (loss) from continuing operations available to common shareholders	$162,613	$174,278	$100,535	$(80,585)

Denominator:
Basic shares outstanding—weighted average shares	695,979	695,979	639,368	639,368
Other dilutive securities including stock options, warrants and restricted stock and share units (b)	46,444	47,127	47,127	—

Diluted shares outstanding—weighted average shares	742,423	743,106	686,495	639,368

Earnings (loss) per share:
Basic earnings (loss) per share from continuing operations	$0.23	$0.25	$0.16	$(0.13)
Diluted earnings (loss) per share from continuing operations	$0.22	$0.23	$0.15	$(0.13)

  (a)
  As described in Note (19) above, the IAC Series A preferred stock is assumed to be redeemed at the time of the spin-off. This redemption has been assumed to be effective as of January 1, 2004 in the pro forma statement of operations. Therefore no preferred dividends would be payable on a pro forma basis.

  (b)
  The change in dilutive securities is due to additional equity awards assumed in the Cornerstone acquisition and the effect of the spin-off on equity awards. The dilutive securities are excluded from the calculation of loss per share because the effect would be to reduce the loss per share.

(29)
Earnings per share have been restated to give effect to the one-for-two reverse stock split. Earnings per share, adjusted for the one-for-two reverse stock split, are computed as follows for the year ended December 31, 2004:

	IAC Condensed	Combined IAC For Cornerstone Acquisition Pro Forma	Combined IAC For Cornerstone Acquisition and VUE Sale Pro Forma	Total Pro Forma
Numerator:
Earnings (loss) from continuing operations	$175,666	$187,331	$113,588	$(80,585)
Preferred stock dividends (a)	(13,053)	(13,053)	(13,053)	—

Net earnings (loss) from continuing operating available to common shareholders	$162,613	$174,278	$100,535	$(80,585)

Denominator:
Basic shares outstanding—weighted average shares adjusted one-for-two reverse stock split	347,989	347,989	319,684	319,684
Other dilutive securities including stock options, warrants and restricted stock and share units (b)	23,222	23,564	23,564	—

Diluted shares outstanding—weighted average shares adjusted for one-for-two reverse stock split	371,211	371,553	343,248	319,684

Earnings (loss) per share—adjusted for one-for-two reverse stock split:
Basic earnings (loss) per share from continuing operations	$0.47	$0.50	$0.31	$(0.25)
Diluted earnings (loss) per share from continuing operations	$0.44	$0.47	$0.29	$(0.25)

(a)
As described in Note (19) above, the IAC Series A preferred stock is assumed to be redeemed at the time of the spin-off. This redemption has been assumed to be effective as of January 1, 2004 in the pro forma statement of operations. Therefore no preferred dividends would be payable on a pro forma basis.

(b)
The change in dilutive securities is due to additional equity awards assumed in the Cornerstone acquisition and the effect of the spin-off on equity awards. The dilutive securities are excluded from the calculation of loss per share because the effect would be to reduce the loss per share.

IAC/INTERACTIVECORP AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements give effect, in accordance with Article 11 of the Securities and Exchange Commission's Regulation S-X, to the following transactions:

  •
  the acquisition on April 1, 2005 of Cornerstone by IAC;

  •
  the sale on June 7, 2005 by IAC of its common and preferred interests in VUE;

  •
  the proposed acquisition by IAC of Ask Jeeves, Inc. ("Ask Jeeves") and IAC's buy back, through its previously authorized share repurchase programs, of 52.8 million shares which represents approximately sixty percent of the number of fully diluted shares it will issue in the Ask Jeeves acquisition; and

  •
  the proposed Expedia spin-off.

        The Cornerstone and Ask Jeeves acquisitions will be accounted for under the purchase method of accounting. As a result of the Expedia spin-off, the operations of Expedia will be accounted for as a discontinued operation as defined under Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

        On April 1, 2005, IAC completed its acquisition of Cornerstone for approximately $704 million in cash.

        On June 7, 2005, IAC sold its common and preferred interests in VUE for approximately $3.4 billion in aggregate consideration, including 56.6 million IAC common shares formerly held by NBC Universal valued at approximately $1.4 billion.

        On March 21, 2005, IAC and Ask Jeeves entered into an agreement under which IAC will acquire Ask Jeeves through the merger of a wholly-owned subsidiary of IAC with and into Ask Jeeves. Under the terms of the agreement, IAC will issue 1.2668 shares (before giving effect to the IAC one-for-two reverse stock split that is contemplated in connection with the spin-off) of IAC common stock for each share of Ask Jeeves common stock in a tax free transaction. On March 28, 2005, IAC announced its intention to buy back, through its previously authorized share repurchase programs, at least sixty percent of the number of fully diluted shares it will issue in connection with the Ask Jeeves acquisition, thus effectively offsetting a substantial portion of the dilution from the transaction. The buy back of the 52.8 million shares pursuant to this announcement was completed in May 2005.

        In December 2004, the Board of Directors of IAC approved a plan to separate IAC into two publicly traded companies:

  •
  Expedia, which will consist of the domestic and international operations associated with Expedia.com, Hotels.com, Hotwire, TravelNow.com, Activity World, HotelDiscount.com, Condosaver.com, AllLuxuryHotels.com, Anyway.com, eLong, Expedia Corporate Travel, Classic Custom Vacations, and TripAdvisor; and

  •
  IAC, which will consist of the rest of IAC's businesses, including its Ticketing business, including Ticketmaster, ReserveAmerica, TicketWeb and MuseumTix.com; Electronic Retailing business, including HSN, HSN.com, HSE 24, America's Store, and Improvements; Financial Services and Real Estate, including LendingTree, RealEstate.com, GetSmart, iNest, and Domania; Local and Media Services, including Citysearch, ServiceMagic, Entertainment Publications, and Evite; Personals, including Match.com and uDate; Teleservices, including Precision Response Corporation, Access Direct, and Hancock Information Group; Interval International; and TV Travel Shop. In addition, IAC will include Cornerston and Ask Jeeves, subject (in the case of Ask Jeeves) to the closing of that transaction.

        For purposes of these unaudited pro forma condensed combined financial statements, the Cornerstone acquisition, the sale of IAC's interests in VUE, the Ask Jeeves acquisition, the buy back of IAC shares and the Expedia spin-off are all assumed to have occurred as of January 1, 2004 with respect to the unaudited pro forma condensed combined statements of operations and as of March 31, 2005 with respect to the unaudited pro forma condensed combined balance sheet.

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2004 has been derived from:

  •
  the audited historical consolidated statement of operations of IAC for the year ended December 31, 2004;

  •
  the unaudited historical consolidated statement of operations of Cornerstone for the year ended January 29, 2005;

  •
  the audited historical consolidated statement of operations of Ask Jeeves for the year ended December 31, 2004; and

  •
  the audited historical combined statement of operations of Expedia for the year ended December 31, 2004.

        The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2005 has been derived from:

  •
  the unaudited historical consolidated statement of operations of IAC for the three months ended March 31, 2005;

  •
  the unaudited historical consolidated statement of operations of Cornerstone for the three months ended April 30, 2005;

  •
  the unaudited historical consolidated statement of operations of Ask Jeeves for the three months ended March 31, 2005; and

  •
  the unaudited historical combined statement of operations of Expedia for the three months ended March 31, 2005.

        The unaudited pro forma condensed combined balance sheet as of March 31, 2005 has been derived from:

  •
  the unaudited historical consolidated balance sheet of IAC as of March 31, 2005;

  •
  the unaudited historical consolidated balance sheet of Cornerstone as of March 31, 2005;

  •
  the unaudited historical consolidated balance sheet of Ask Jeeves as of March 31, 2005; and

  •
  the unaudited historical combined balance sheet of Expedia as of March 31, 2005.

        Because these unaudited pro forma condensed combined financial statements have been prepared based upon preliminary estimates of fair values related to the Cornerstone and Ask Jeeves acquisitions, the actual amounts recorded as of the completion of the Cornerstone and Ask Jeeves acquisitions may differ materially from the information presented in these unaudited pro forma condensed combined financial statements. The total estimated purchase prices of the Cornerstone and Ask Jeeves acquisitions have been allocated on a preliminary basis to assets acquired and liabilities assumed based upon management's best estimates of fair value with the excess cost over net tangible and intangible assets acquired being allocated to goodwill. Management retained the services of a third party to assist in the preliminary valuation of the intangible assets acquired. These allocations are subject to change pending a final analysis of the total purchase cost and the fair value of the assets acquired and liabilities assumed. The timing of completion of the Ask Jeeves acquisition, as well as the impact of integration activities, changes in purchase accounting allocations for both the Cornerstone and Ask

Jeeves acquisitions and the timing of the Expedia spin-off could all cause material differences from the information presented. The pro forma presentation of the sale of IAC's interests in VUE has been based upon preliminary estimates. The finalization of these estimates could cause material differences from the information presented.

        The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Cornerstone acquisition, the sale of IAC's interests in VUE, the Ask Jeeves acquisition, the buy back of IAC shares and the Expedia spin-off had occurred as of January 1, 2004, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this proxy statement/prospectus. The pro forma information should be read in conjunction with the accompanying notes thereto, with IAC's and Ask Jeeves' historical financial statements and related notes thereto, incorporated by reference in this proxy statement/prospectus, and Expedia's historical financial statements and related notes thereto, included in this proxy statement/prospectus.

IAC/INTERACTIVECORP AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	IAC Condensed March 31, 2005	Cornerstone Condensed March 31, 2005	Cornerstone Acquisition Pro Forma Adjustments	Notes	Subtotal	VUE Pro Forma Adjustments	Notes	Subtotal	Ask Jeeves Condensed March 31, 2005	Ask Jeeves Acquisition Pro Forma Adjustments	Notes	Subtotal	Expedia Condensed March 31, 2005	Spin-Off Pro Forma Adjustments	Notes	Total Pro Forma Condensed March 31, 2005
	(Dollars in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,951,465	$1,747	$(705,868)	(1)	$1,210,468	$1,865,000	(12)	$3,075,468	$64,777	$(6,000)	(18)	$3,134,245	$308,911	$91,000	(31)	$2,916,334
			(36,876)	(2)
Marketable securities	2,169,064	—	—		2,169,064	—		2,169,064	45,102	(1,172,654)	(17)	1,041,512	—	(657,541)	(30)	383,971
Receivables from IAC and subsidiaries	—	—	—		—	—		—	—	—		—	2,214,889	2,214,889	(31)	—
Other current assets	1,954,042	139,212	43,838	(1)	2,137,092	33,000	(12)	2,170,092	66,532	34,320	(18)	2,270,944	335,032	—		1,935,912

Total current assets	6,074,571	140,959	(698,906)		5,516,624	1,898,000		7,414,624	176,411	(1,144,334)		6,446,701	2,858,832	1,648,348		5,236,217
Property, plant and equipment, net	507,162	23,794	—		530,956	—		530,956	33,751	—		564,707	84,890	—		479,817
Goodwill	11,267,079	88,857	368,333	(1)	11,724,269	—		11,724,269	264,898	1,117,097	(18)	13,106,264	5,846,107	(59,089)	(31)	7,201,068
Intangible assets, net	2,301,846	13,144	312,956	(1)	2,627,946	—		2,627,946	90,824	480,076	(18)	3,198,846	1,282,748	—		1,916,098
Long-term investments and other non-current assets	1,646,184	290	—		1,646,474	(1,318,184)	(12)	328,290	5,604	—		333,894	34,864	95,164	(31)	394,194
Preferred interest exchangeable for common stock	1,428,530	—	—		1,428,530	(1,428,530)	(12)	—	—	—		—	—	—		—

TOTAL ASSETS	$23,225,372	$267,044	$(17,617)		$23,474,799	$(848,714)		$22,626,085	$571,488	$452,839		$23,650,412	$10,107,441	$1,684,423		$15,227,394

IAC/INTERACTIVECORP AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (Continued)

	IAC Condensed March 31, 2005	Cornerstone Condensed March 31, 2005	Cornerstone Acquisition Pro Forma Adjustments	Notes	Subtotal	VUE Pro Forma Adjustments	Notes	Subtotal	Ask Jeeves Condensed March 31, 2005	Ask Jeeves Acquisition Pro Forma Adjustments	Notes	Subtotal	Expedia Condensed March 31, 2005	Spin-off Pro Forma Adjustments	Notes	Total Pro Forma Condensed March 31, 2005
	(Dollars in thousands)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term obligations and short-term borrowings	$723,651	$36,876	$(36,876)	(2)	$723,651	$—		$723,651	$661	$—		$724,312	$—	$—		$724,312
Other current liabilities	2,905,815	103,643	—		3,009,458	213,014	(12)	4,252,206	56,879	(582)	(18)	4,203,531	1,425,267	(1,632)	(30)	2,776,632
						1,029,734	(13)			(104,972)	(17)

Total current liabilities	3,629,466	140,519	(36,876)		3,733,109	1,242,748		4,975,857	57,540	(105,554)		4,927,843	1,425,267	(1,632)		3,500,944
Long-term obligations, net of current maturities	785,522	—	—		785,522	—		785,522	115,326	79,100	(18)	979,948	—	—		979,948
Other long-term liabilities	152,488	8,816	—		161,304	—		161,304	326	—		161,630	49,501	—		112,129
Deferred income taxes	2,551,620	3,986	123,392	(1)	2,678,998	(1,029,734)	(13)	1,649,264	—	193,502	(18)	1,842,766	344,060	—		1,498,706
Common stock exchangeable for preferred interest	1,428,530	—	—		1,428,530	(1,428,530)	(14)	—	—	—		—	—	—		—
Minority interest	84,486	—	—		84,486	—		84,486	—	—		84,486	74,699	—		9,787
SHAREHOLDERS' EQUITY
Invested capital	—	—	—		—	—		—	—	—		—	8,215,540	5,968,740	(31)	—
														91,000	(31)
														2,214,889	(31)
														(59,089)	(31)
Preferred stock	131	—	—		131	—		131	—	—		131	—	(131)	(30)	—
Series 1 Mandatory Exchangeable Preferred Stock	—	—	—		—	—		—	—	—		—	—	4	(29)	—
														(1)	(29)
														(3)	(31)
Series 2 Mandatory Exchangeable Preferred Stock	—	—	—		—	—		—	—	—		—	—	—	(29)	—
														—	(31)
Common stock $.01 par value	6,999	309	(309)	(1)	6,999	—		6,999	997,295	(997,295)	(18)	7,746	—	(3,873)	(28)	—
										747	(18)			(3,873)	(29)
Class B common stock $.01 par value	646	—	—		646	—		646	—	—		646	—	(323)	(28)	—
														(323)	(29)
Common stock $.001 par value	—	—	—		—	—		—	—	—		—	—	387	(29)	387
Class B common stock $.001 par value	—	—	—		—	—		—	—	—		—	—	32	(29)	32
Additional paid-in capital	14,131,903	144,616	(144,616)	(1)	14,141,493	1,428,530	(14)	15,570,023	(3,392)	3,392	(18)	17,321,045		3,773	(29)	13,630,547
			9,590	(1)						1,751,022	(18)			(655,778)	(30)
														(3,042,689)	(31)
														4,196	(28)
Retained earnings (accumulated deficit)	2,497,709	(23,610)	23,610	(1)	2,497,709	333,175	(12)	2,830,884	(599,384)	599,384	(18)	2,830,884	—	(2,830,884)	(31)	—
Accumulated other comprehensive income	40,034	—	—		40,034	—		40,034	3,777	(3,777)	(18)	40,034	(1,626)	—		41,660
Treasury stock	(2,079,164)	(7,592)	7,592	(1)	(2,079,164)	(1,394,903)	(12)	(3,474,067)	—	(1,067,682)	(17)	(4,541,749)	—	1	(29)	(4,541,748)
Note receivable from key executive for common stock issuance	(4,998)	—	—		(4,998)	—		(4,998)	—	—		(4,998)	—	—		(4,998)

Total shareholders' equity	14,593,260	113,723	(104,133)		14,602,850	366,802		14,969,652	398,296	285,791		15,653,739	8,213,914	1,686,055		9,125,880

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$23,225,372	$267,044	$(17,617)		$23,474,799	$(848,714)		$22,626,085	$571,488	$452,839		$23,650,412	$10,107,441	$1,684,423		$15,227,394

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

IAC/INTERACTIVECORP AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Three Months Ended March 31, 2005

	IAC Condensed Three Months March 31, 2005	Cornerstone Condensed Three Months Ended April 30, 2005	Cornerstone Acquisition Pro Forma Adjustments	Notes	Subtotal	VUE Pro Forma Adjustments	Notes	Subtotal	Ask Jeeves Condensed Three Months Ended March 31, 2005	Ask Jeeves Merger Pro Forma Adjustments	Notes	Subtotal	Expedia Condensed Three Months Ended March 31, 2005	Spin-off Pro Forma Adjustments	Notes	Total Pro Forma Condensed Three Months Ended March 31, 2005
	(Dollars in thousands, except per share amounts)
Service revenue	$1,020,395	$—	$—		$1,020,395	$—		$1,020,395	$94,861	$—		$1,115,256	$485,046	$5,761	(32)	$635,971
Product sales	626,702	177,217	—		803,919	—		803,919	—	—		803,919	—	—		803,919

Net revenue	1,647,097	177,217	—		1,824,314	—		1,824,314	94,861	—		1,919,175	485,046	5,761		1,439,890
Cost of sales-service revenue	366,526	—	—		366,526	—		366,526	29,709	(88)	(22)	392,423	106,655	4,798	(32)	290,566
										(3,724)	(24)
Cost of sales-product sales	382,828	95,640	—		478,468	—		478,468	—	—		478,468	—	—		478,468

Gross profit	897,743	81,577	—		979,320	—		979,320	65,152	3,812		1,048,284	378,391	963		670,856
Selling and marketing expense	339,284	49,656	—		388,940	—		388,940	26,256	(150)	(22)	415,046	167,145	963	(32)	248,864
General and administrative expense	216,066	21,444	—		237,510	—		237,510	17,593	(93)	(22)	254,356	66,032	145	(35)	188,469
										(654)	(24)
Other operating expense	27,542	—	—		27,542	—		27,542	—	—		27,542	—	—		27,542
Amortization of cable distribution fees	16,726	—	—		16,726	—		16,726	—	—		16,726	—	—		16,726
Amortization of non-cash distribution and marketing expense	432	—	—		432	—		432	—	—		432	432	—		—
Amortization of non-cash compensation expense	50,529	—	1,437	(5)	51,966	—		51,966	—	2,998	(21)	54,964	38,300	3,789	(33)	20,453
Amortization of intangibles	74,376	180	4,400	(7)	78,776	—		78,776	3,329	17,402	(23)	96,178	31,665	—		64,513
			(180)	(8)						(3,329)	(24)			—
Depreciation expense	45,150	1,674	—		46,824	—		46,824	—	—		46,824	8,492	—		38,332

Operating income (loss)	127,638	8,623	(5,657)		130,604	—		130,604	17,974	(12,362)		136,216	66,325	(3,934)		65,957
Other income (expense):
Interest income	54,013	—	(5,571)	(3)	48,442	(26,743)	(15)	21,699	347	(8,795)	(20)	13,251	9,799	(4,931)	(34)	(1,479)
Interest expense	(21,663)	(1,265)	1,265	(4)	(21,663)	—		(21,663)	(47)	(1,224)	(25)	(22,934)	—	—		(22,934)
Equity in the income (loss) of unconsolidated affiliates and other	(16,246)	103	—		(16,143)	21,166	(15)	5,023	396	—		5,419	1,034	—		4,385

Total other income (expense), net	16,104	(1,162)	(4,306)		10,636	(5,577)		5,059	696	(10,019)		(4,264)	10,833	(4,931)		(20,028)

Earnings from continuing operations before income taxes and minority interest	143,742	7,461	(9,963)		141,240	(5,577)		135,663	18,670	(22,381)		131,952	77,158	(8,865)		45,929
Income tax expense	(73,967)	(3,002)	976	(9)	(72,991)	2,175	(16)	(70,816)	(529)	1,447	(26)	(69,369)	(29,385)	3,457	(36)	(36,527)
			3,002	(10)						529	(27)
Minority interest in income of consolidated subsidiaries	(351)				(351)	—		(351)	—	—		(351)	256	—		(607)

Earnings (loss) from continuing operations	$69,424	$4,459	$(5,985)		$67,898	$(3,402)		$64,496	$18,141	$(20,405)		$62,232	$48,029	$(5,408)		$8,795

Earnings per share:(37)
Basic earnings per share from continuing operations	$0.09				$0.09			$0.10				$0.09				$0.01
Diluted earnings per share from continuing operations	$0.09				$0.09			$0.09				$0.08				$0.01
Earnings per share adjusted for one-for-two reverse stock split:(38)
Basic earnings per share from continuing operations	$0.19				$0.19			$0.19				$0.18				$0.03
Diluted earnings per share from continuing operations	$0.18				$0.18			$0.18				$0.17				$0.03

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

IAC/INTERACTIVECORP AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2004

	IAC Condensed Year Ended December 31, 2004	Cornerstone Condensed Year Ended January 29, 2005	Cornerstone Acquisition Pro Forma Adjustments	Notes	Subtotal	VUE Pro Forma Adjustments	Notes	Subtotal	Ask Jeeves Condensed Year Ended December 31, 2004	Ask Jeeves Merger Pro Forma Adjustments	Notes	Subtotal	Expedia Condensed Year Ended December 31, 2004	Spin-off Pro Forma Adjustments	Notes	Total ProForma Condensed Year Ended December 31, 2004
	(In thousands, except per share amounts)
Service revenue	$3,595,898	$—	$—		$3,595,898	$—		$3,595,898	$261,327	$(582)	(19)	$3,856,643	$1,843,013	$18,840	(32)	$2,032,470
Product sales	2,469,151	725,295	—		3,194,446	—		3,194,446	—	—		3,194,446	—	—		3,194,446

Net revenue	6,065,049	725,295	—		6,790,344	—		6,790,344	261,327	(582)		7,051,089	1,843,013	18,840		5,226,916
Cost of sales-service revenue	1,331,173	—	—		1,331,173	—		1,331,173	76,153	(264)	(22)	1,398,078	412,701	9,659	(32)	995,036
										(8,984)	(24)
Cost of sales-product sales	1,487,618	397,167	3,434	(6)	1,888,219	—		1,888,219	—	—		1,888,219	—	—		1,888,219

Gross profit	3,246,258	328,128	(3,434)		3,570,952	—		3,570,952	185,174	8,666		3,764,792	1,430,312	9,181		2,343,661
Selling and marketing expense	1,194,797	225,200	—		1,419,997	—		1,419,997	69,047	(449)	(22)	1,488,595	608,618	3,972	(32)	883,949
General and administrative expense	721,561	39,783	—		761,344	—		761,344	51,456	(421)	(22)	812,355	236,439	5,209	(32)	583,002
										(24)	(24)			1,877	(35)
Other operating expense	89,953	—	—		89,953	—		89,953	—	—		89,953	—	—		89,953
Amortization of cable distribution fees	69,232	—	—		69,232	—		69,232	—	—		69,232	—	—		69,232
Amortization of non-cash distribution and marketing expense	18,030	—	—		18,030	—		18,030	—	—		18,030	16,728	—		1,302
Amortization of non-cash compensation expense	241,726	—	6,346	(5)	248,072	—		248,072	—	13,390	(21)	261,462	171,400	38,099	(33)	128,161
Amortization of intangibles	347,457	420	14,000	(7)	361,457	—		361,457	8,663	74,008	(23)	435,465	125,091	—		310,374
			(420)	(8)						(8,663)	(24)
Depreciation expense	177,688	6,837	—		184,525	—		184,525	—	—		184,525	31,563	—		152,962
Goodwill impairment	184,780	—	—		184,780	—		184,780	—	—		184,780	—	—		184,780

Operating income (loss)	201,034	55,888	(23,360)		233,562	—		233,562	56,008	(69,175)		220,395	240,473	(39,976)		(60,054)
Other income (expense):
Interest income	191,116	20	(14,855)	(3)	176,281	(104,703)	(15)	71,578	1,098	(23,453)	(20)	49,223	38,775	(13,151)	(34)	(2,703)
Interest expense	(81,745)	(4,365)	4,365	(4)	(81,745)	—		(81,745)	(173)	(4,676)	(25)	(86,594)	(453)	—		(86,141)
Equity in the income of unconsolidated affiliates and other	41,470	1,430	—		42,900	(16,188)	(15)	26,712	191	—		26,903	(9,252)	—		36,155

Total other income (expense), net	150,841	(2,915)	(10,490)		137,436	(120,891)		16,545	1,116	(28,129)		(10,468)	29,070	(13,151)		(52,689)

Earnings from continuing operations before income taxes and minority interest	351,875	52,973	(33,850)		370,998	(120,891)		250,107	57,124	(97,304)		209,927	269,543	(53,127)		(112,743)
Income tax expense	(173,350)	(16,585)	(7,458)	(9)	(180,808)	47,148	(16)	(133,660)	(4,679)	15,670	(26)	(117,990)	(106,371)	20,720	(36)	9,101
			16,585	(10)						4,679	(27)
Minority interest in income of consolidated subsidiaries	(2,859)	(1,062)	1,062	(11)	(2,859)	—		(2,859)	—	—		(2,859)	301	—		(3,160)

Earnings (loss) from continuing operations	$175,666	$35,326	$(23,661)		$187,331	$(73,743)		$113,588	$52,445	$(76,955)		$89,078	$163,473	$(32,407)		$(106,802)

Earnings (loss) per share: (39)
Basic earnings (loss) per share from continuing operations	$0.23				$0.25			$0.16				$0.11				$(0.16)
Diluted earnings (loss) per share from continuing operations	$0.22				$0.23			$0.15				$0.11				$(0.16)
Earnings (loss) per share adjusted for one-for-two reverse stock split: (40)
Basic earnings (loss) per share from continuing operations	$0.47				$0.50			$0.31				$0.23				$(0.32)
Diluted earnings (loss) per share from continuing operations	$0.44				$0.47			$0.29				$0.22				$(0.32)

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

(In thousands, except per share amounts)

Adjustments related to the Cornerstone acquisition:

(1)
To reflect the acquisition of Cornerstone by IAC. The transaction closed on April 1, 2005 and is being reflected in the unaudited pro forma condensed combined balance sheet as if it had occurred on March 31, 2005.

        The total consideration paid for the acquisition of Cornerstone is as follows:

Purchase price	$703,868
Estimated transaction costs	2,000

Subtotal cash paid	705,868
Estimated fair value of options issued in connection with the acquisition	25,483
Less: estimated fair value of unvested options recorded as unearned compensation	(15,893)

Total estimated purchase price	715,458
Net assets acquired	113,723

Excess purchase price over net tangible assets acquired to be allocated to fair value of assets acquired and liabilities assumed	$601,735

Allocation of purchase price in excess of net assets acquired:
Inventory	$3,434
Current deferred tax asset	40,404
Definite-lived intangibles	34,656
Indefinite-lived intangibles	278,300
Goodwill	368,333
Deferred income taxes	(123,392)

Total	$601,735

(2)
To reflect the repayment of outstanding borrowings under Cornerstone's lines of credit subsequent to the acquisition of Cornerstone by IAC.

(3)
To reflect the reduction in interest income earned by IAC on the cash paid to acquire Cornerstone of $703,868, related estimated transaction costs of $2,000 and the repayment of Cornerstone outstanding borrowings.

(4)
To reflect the elimination of the interest expense incurred by Cornerstone related to its indebtedness, which was repaid by IAC subsequent to its acquisition of Cornerstone.

(5)
To reflect the non-cash compensation expense associated with unvested stock options assumed by IAC in the Cornerstone acquisition and other stock-based compensation issued by IAC in connection with the transaction. This expense is being amortized based upon the vesting schedules of the underlying awards.

(6)
To reflect the additional expense associated with the preliminary valuation of Cornerstone's inventory in connection with its acquisition by IAC.

(7)
To reflect the amortization expense associated with the preliminary valuation of the definite-lived intangible assets acquired by IAC in connection with its acquisition of Cornerstone. This expense is being amortized on a straight-line basis based upon the assets' estimated useful lives. The average useful lives range from 2.5 to 3.5 years.

(8)
To reflect the elimination of the historical amortization expense associated with the definite-lived intangible assets of Cornerstone.

(9)
To reflect Cornerstone's income tax provision as if Cornerstone had been a member of IAC's consolidated group with effect from January 1, 2004, including the impact of the pro forma adjustments at an assumed effective rate of 39.0%.

(10)
To reflect the elimination of the historical income tax provision of Cornerstone.

(11)
To reflect the elimination of the historical minority interest of Cornerstone for the year ended January 29, 2005.

Adjustments related to the sale of IAC's interests in VUE:

(12)
To reflect the sale of IAC's common and preferred interests in VUE for $3.4 billion in aggregate consideration consisting of $1.865 billion in cash, 56.6 million IAC common shares formerly held by NBC Universal and $100 million of television advertising time that NBC Universal will provide through its media outlets over a three-year period. Based upon the closing price of IAC common stock on June 7, 2005 of $24.64, the 56.6 million IAC common shares have a market value of $1.4 billion.

Proceeds received:
Cash	$1,865,000
Value of 56.6 million IAC common shares	1,394,903
Television advertising time	100,000

Total proceeds received	3,359,903

Historical Value of VUE interests:
Common interest	760,606
Preferred A interest	624,578
Preferred B interest	1,428,530

Total historical value of VUE interests	2,813,714

Estimated gain before income taxes	546,189
Income tax provision at 39.0%	213,014

Estimated after-tax gain	$333,175

  The estimated after-tax gain of $333.2 million has not been reflected as a pro forma adjustment in the statement of operations because it is non-recurring.

(13)
To reflect the reclassification of deferred income taxes related to IAC's interests in VUE to current income taxes payable.

(14)
To reflect the reclassification of the mezzanine equity related to the 56.6 million IAC common shares formerly held by NBC Universal to additional paid-in capital.

(15)
To reflect the reversal of the interest income related to the VUE Preferred A and B interests and the equity income in 2004 and equity loss in 2005 recorded on the VUE common interest.

(16)
To reflect the income tax effect of Note (15) above at an effective rate of 39.0%.

Adjustments related to Ask Jeeves acquisition:

(17)
To reflect IAC's buy back, through its previously authorized share repurchase programs, of 52.8 million shares, which represents approximately sixty percent of the number of fully diluted shares it will issue in the Ask Jeeves acquisition (all amounts presented before giving effect to the one-for-two reverse stock split that has been proposed in connection with the spin-off):

	Shares	Value
Shares repurchased in first quarter 2005	4,800	$104,972
Shares repurchased in second quarter 2005	48,000	1,067,682

Total	52,800	$1,172,654

(18)
To reflect the proposed merger of Ask Jeeves with IAC as if the transaction occurred on March 31, 2005. As a result of the merger, Ask Jeeves shareholders will be entitled to receive 1.2668 shares (before giving effect to the one-for-two reverse stock split that has been proposed in connection with the spin-off) of IAC common stock in exchange for each share of Ask Jeeves common stock.

        The value of the IAC common stock issued, $21.988 (before giving effect to the one-for-two reverse stock split that has been proposed in connection with the spin-off) per share, was determined based on the average market price of IAC's shares over the five day period two days before, the day of and two days after March 21, 2005, the date the terms of the acquisition were agreed to and announced.

        The total estimated purchase cost for Ask Jeeves consists of the following:

IAC common stock to be issued to shareholders	$1,642,717
Estimated fair value of vested and unvested options and restricted stock to be issued	144,858
Estimated transaction costs	6,000
Less: estimated fair value of unvested options and restricted stock recorded as unearned compensation	(35,806)

Total estimated purchase cost	1,757,769
Net assets acquired	398,296

Excess purchase cost over net tangible assets acquired to be allocated to fair value of assets acquired and liabilities assumed	$1,359,473

Allocation of purchase cost in excess of net assets acquired:
Current deferred tax asset	$34,320
Definite-lived intangibles	245,576
Indefinite-lived intangibles	234,500
Goodwill	1,117,097
Deferred revenue	582
Convertible subordinated notes	(79,100)
Deferred income taxes	(193,502)

Total	$1,359,473

  The fair value of the convertible subordinated notes has been estimated as of April 1, 2005. The total estimated fair value of $194.1 million consists of the estimated fair value of the debt component of $99.5 million and the estimated fair value of the equity component of the convertibility option of the notes. The debt will be accreted to its face amount by recording interest expense at an annual interest rate of 4.7%. In the event that the proposed spin-off is completed, the holders of the convertible subordinated notes will be entitled to receive 4.3 million shares of IAC common stock and 4.3 million shares of Expedia common stock upon conversion. Expedia has agreed to contractually assume the liability to issue the shares pursuant to a possible conversion of these notes. The spin-off, including Expedia's contractual obligation to issue its shares upon conversion, will result in accounting treatment that treats the shares of Expedia common stock issuable upon conversion as a series of derivatives as more fully described in Note (31) below.

(19)
To reflect the impact of the adjustment to the preliminary valuation of deferred revenue.

(20)
To reflect the reduction in interest income earned by IAC on the cash used in IAC's buy back, through its previously authorized share repurchase programs, of 52.8 million shares, which represents approximately sixty percent of the number of fully diluted shares it will issue in the Ask Jeeves acquisition. See Note (17) above.

(21)
To reflect the non-cash compensation expense associated with unvested stock options assumed by IAC in the Ask Jeeves acquisition. This expense is being amortized based upon the vesting schedules of the underlying awards.

(22)
To reflect the elimination of the historical stock-based compensation expense related to Ask Jeeves' stock-based compensation awards.

(23)
To reflect amortization expense associated with the preliminary valuation of the definite-lived intangible assets acquired by IAC in connection with its acquisition of Ask Jeeves. This expense is amortized on a straight-line basis based upon the assets' estimated useful lives. The average estimated useful lives range from 1 to 6 years.

(24)
To reflect the elimination of the historical amortization expense associated with the definite-lived intangible assets of Ask Jeeves.

(25)
To reflect the interest expense on the zero coupon convertible subordinated notes assumed in the acquisition. Interest is calculated at an assumed annual rate of 4.7%.

(26)
To reflect the Ask Jeeves' income tax provision as if it had been a member of IAC's consolidated group with effect from January 1, 2004, including the impact of the pro forma adjustments described above, at an assumed effective rate of 39.0%.

(27)
To reflect the elimination of the historical income tax provision of Ask Jeeves.

        One-time expenses incurred by Ask Jeeves related to its acquisition by IAC are expected to total $15.1 million, pre-tax. Since these expenses are non-recurring, they have not been included as a pro forma adjustment.

Adjustments related to the spin-off:

(28)
To reflect the one-for-two reverse stock split effected as follows:

Par value of shares of common stock outstanding before the split:
IAC common stock	$7,746
IAC Class B common stock	646

Total	$8,392

Reduction for one-for-two reverse stock split (50% of above values):
IAC common stock	$3,873
IAC Class B common stock	323

Total increase to additional paid-in capital	$4,196

(29)
To reflect the changes in IAC's shareholders' equity to effect the spin-off. These changes include the reclassification of (i) each share of IAC $0.01 par value common stock into one share of IAC $0.001 par value common stock and 1/100 of a share of IAC Series 1 Mandatory Exchangeable Preferred Stock that will automatically exchange into one share of Expedia $0.001 par value common stock immediately following the reclassification and (ii) each share of IAC $0.01 par value Class B common stock into one share of IAC $0.001 par value Class B common stock and 1/100 of a share of IAC Series 2 Mandatory Exchangeable Preferred Stock that will automatically exchange into one share of Expedia $0.001 par value Class B common stock immediately following the reclassification. The approximately 80.1 million shares (after giving effect to the one-for-two reverse stock split) of IAC Series 1 Mandatory Exchangeable Preferred Stock and 6.7 million shares (after giving effect to the one-for-two reverse stock split) of IAC Series 2 Mandatory Exchangeable Preferred Stock that would be issued in respect of IAC common stock held as treasury stock are assumed to be retired prior to their exchange into Expedia shares. IAC will have no ownership interest in Expedia after the spin-off. These changes are effected as follows:

Reclassification of existing equity:
IAC common stock $.01 par value	$3,873
IAC Class B common stock $.01 par value	323

Subtotal	4,196

Establish new equity:
Series 1 Mandatory Exchangeable Preferred Stock	4
Retirement of Series 1 Mandatory Exchangeable Preferred Stock representing shares held in treasury	(1)
Series 2 Mandatory Exchangeable Preferred Stock (rounds to less than $1)	—
Retirement of Series 2 Mandatory Exchangeable Preferred Stock representing shares held in treasury (rounds to less than $1)	—
IAC common stock $.001 par value	387
IAC Class B common stock $.001 par value	32
Reduction in treasury stock	1

Total increase to additional paid-in capital	$3,773

(30)
To reflect the assumed redemption of the IAC Series A preferred stock plus accrued and unpaid dividends at the time of the spin-off effected as follows:

Number of shares of IAC Series A preferred stock	13,118
Redemption value per share	$50.00

Redemption value of IAC Series A preferred stock	$655,909
Accrued and unpaid dividends	1,632

Assumed payment through liquidation of marketable securities	$657,541

Reduction to current liabilities to reflect payment of accrued and unpaid dividends	$1,632
Par value of IAC Series A preferred stock	131
Additional paid-in capital related to IAC Series A preferred stock	655,778

Total	$657,541

  In connection with the spin-off, each share of IAC Series A preferred stock will represent the right to receive, at the holder's election: (1) $50.00 in cash per share, plus accrued and unpaid dividends, (2) the IAC common stock and Expedia common stock that a holder of IAC Series A preferred stock would have received had the holder converted its Series A preferred stock into IAC common stock immediately prior to the spin-off or (3) one share of IAC Series B preferred stock and one share of Expedia Series A preferred stock, each of which will mirror in all material respects the terms of the current IAC Series A preferred stock, as adjusted to reflect the spin-off and the one-for-two reverse stock split.

          The treatment of holders who have not made an affirmative election by the established deadline will depend on the elections of other holders. If holders of more than 50% of the outstanding shares elect to have their shares redeemed for cash, then non-electing holders will be deemed to have elected to receive cash. If holders of more than 50% of the outstanding shares do not elect to have their shares redeemed for cash, then non-electing holders will be deemed to have elected to receive one share of IAC Series B preferred stock and one share of Expedia Series A preferred stock.

          If holders of less than 85% of the outstanding shares of IAC Series A preferred stock elect to have their shares redeemed for cash, then IAC will reimburse Expedia an amount in cash equal to the redemption price per share of Expedia Series A preferred stock for each share of Expedia Series A preferred stock that Expedia redeems following the spin-off. In such case, IAC would establish a liability in its accounting for the spin-off for the fair value of the liability associated with its obligation to settle this amount. This liability would be maintained at fair value each reporting period with any changes in value being recorded in the IAC statement of operations. In the event the holders of the Expedia Series A preferred stock convert their shares into shares of Expedia common stock rather than causing Expedia to redeem their shares, IAC's obligation under the indemnification would cease with respect to such converted shares.

(31)
To reflect the transfer to Expedia by IAC of the net assets comprising the Expedia businesses after giving effect to the terms related to its spin-off and separation from IAC and the accounting treatment related thereto as follows:

Expedia invested equity	$8,215,540
Decrease to Expedia's cash and cash equivalents pursuant to the terms of the spin-off	(91,000)
Reclassify the Expedia receivable from IAC and subsidiaries which will be extinguished in connection with the spin-off	(2,214,889)
Adjustment to the IAC Travel reporting unit goodwill that will be required to effect the spin-off. The net adjustment reflects removal of the goodwill for Interval International and TV Travel Shop at fair value pursuant to SFAS 144	59,089

Total	$5,968,740

Establish the asset related to Expedia's obligation to issue 4.3 million shares of Expedia common stock after the spin-off pursuant to the conversion of the Ask Jeeves subordinated convertible debentures	$95,164
Reclassification of Series 1 Mandatory Exchangeable Preferred Stock	3
Reduction to additional paid-in capital to effect the distribution of Expedia's net assets	3,042,689
Reduction to retained earnings to effect the distribution of Expedia's net assets	2,830,884

Total	$5,968,740

  The obligation of IAC to issue shares of both IAC and Expedia common stock upon conversion of the Ask Jeeves subordinated convertible notes represents a derivative in IAC's consolidated financial statements because it is not denominated solely in shares of IAC common stock. The contractual obligation of Expedia to deliver shares of Expedia common stock to the holders of the Ask Jeeves subordinated convertible notes also represents a derivative in IAC's consolidated financial statements. Both of these derivatives will be maintained at fair value each reporting period after the spin-off with any changes in value reflected in the statement of operations.

  In connection with prior transactions, including, among others, the acquisition of Ticketmaster, Hotels.com, Expedia.com and Hotwire.com, IAC assumed a number of warrants that were adjusted to become exerciseable for shares of IAC common stock. Following the spin-off, IAC will remain the contractually obligated party with respect to these warrants and each warrant will represent the right to receive upon exercise by the holders thereof that number of shares of IAC common stock and Expedia common stock that the warrant holder would have received had the holder exercised the warrant immediately prior to the spin-off. Under the separation agreement, Expedia will contractually assume the obligation to deliver shares of Expedia common stock to these warrant holders upon exercise.

  This obligation of IAC to deliver shares of both IAC and Expedia common stock upon exercise of these warrants will create a liability in the form of a derivative in IAC's consolidated financial statements that will be maintained at fair value each reporting period after the spin-off with any changes in value reflected in the statement of operations. The contractual obligation of Expedia to deliver shares of Expedia common stock to warrant holders upon exercise will also create a derivative in IAC's consolidated financial statements. Neither the derivative liability nor the derivative asset has been reflected in these pro forma financial statements.

(32)
To reverse the previously recorded elimination of intercompany transactions between Expedia and IAC's other subsidiaries.

(33)
To reflect the additional non-cash compensation expense due to the modification of IAC unvested stock options due to the spin-off. These modifications are accounted for pursuant to SFAS 123 which requires (1) the inclusion as expense of amounts related to the fair value of stock options that were previously accounted for under APB Opinion No. 25 and were therefore excluded from the determination of non-cash compensation expense and (2) the additional expense that arises due to the increase in the estimated fair value of these options due to the modifications. This amount excludes the one-time impact of $87.6 million, pre-tax, due to the modification of vested stock options that remain unexercised at the date of the spin-off. Since this expense of $87.6 million is non-recurring, it has not been included as a pro forma adjustment.

(34)
To reflect the reduction in interest income earned on marketable securities due to the assumed redemption of the IAC Series A preferred stock as of January 1, 2004.

(35)
To reflect the net effect of the reversal of the allocations made to Expedia by IAC in the preparation of Expedia's historical financial statements and the estimated amount of costs incurred by IAC that will be charged to or incurred by Expedia after the spin-off.

(36)
To reflect the tax effect of pro forma adjustments in Notes (32) to (35) above at an assumed effective rate of 39.0%.

        One-time expenses related to Expedia's spin-off from IAC are expected to total $15.0 million, pre-tax, in 2005. This amount excludes the one-time impact of the modification of vested stock options referred to in Note (33) above. Since these expenses are non-recurring, they have not been included as a pro forma adjustment.

(37)
Historical earnings per share have not been restated to give effect to the one-for-two reverse stock split. Historical earnings per share, before giving effect to the one-for-two reverse stock split, are computed as follows for the three months ended March 31, 2005:

	IAC Condensed	Combined IAC For Cornerstone Acquisition Pro Forma	Combined IAC For Cornerstone Acquisition and VUE Sale Pro Forma	Combined IAC For Cornerstone Acquisition, Sale of VUE and Ask Jeeves Merger Pro Forma	Total Pro Forma
Numerator:
Earnings from continuing operations	$69,424	$67,898	$64,496	$62,232	$8,795
Preferred stock dividends (a)	(3,263)	(3,263)	(3,263)	(3,263)	—

Net earnings from continuing operations available to common shareholders	66,161	64,635	61,233	58,969	8,795
Effect of Ask Jeeves Convertible Notes (b)	—	—	—	747	747

Net earnings from continuing operations available to common shareholders after assumed conversion	$66,161	$64,635	$61,233	$59,716	$9,542

Denominator:
Basic shares outstanding—weighted average shares	698,502	698,502	641,891	663,853	663,853
Other dilutive securities including stock options, warrants and restricted stock and share units and Ask Jeeves Convertible Notes (c)	36,846	37,466	37,466	48,429	47,250

Diluted shares outstanding—weighted average shares	735,348	735,968	679,357	712,282	711,103

Earnings per share:
Basic earnings per share from continuing operations	$0.09	$0.09	$0.10	$0.09	$0.01
Diluted earnings per share from continuing operations	$0.09	$0.09	$0.09	$0.08	$0.01

(a)
As described in Note (30) above, the IAC Series A preferred stock is assumed to be redeemed at the time of the spin-off. This redemption has been assumed to be effective as of January 1, 2004. Therefore, no preferred dividends would be payable on a total pro forma basis.

(b)
The $747 represents the after-tax interest expense related to the Ask Jeeves Convertible Notes. For purposes of calculating diluted earnings per share, the Ask Jeeves Convertible Notes are assumed to be converted as of January 1, 2005. Therefore, the related interest expense is added back to calculate diluted earnings per share.

(c)
The change in dilutive securities is due to additional equity awards assumed in the acquisitions, the effect of the spin-off on equity awards and the Ask Jeeves Convertible Notes.

(38)
Earnings per share have been adjusted to give effect to the one-for-two reverse stock split. Earnings per share, adjusted for the one-for-two reverse stock split, are computed as follows for the three months ended March 31, 2005:
	IAC Condensed	Combined IAC For Cornerstone Acquisition Pro Forma	Combined IAC For Cornerstone Acquisition and VUE Sale Pro Forma	Combined IAC For Cornerstone Acquisition, Sale of VUE and Ask Jeeves Merger Pro Forma	Total Pro Forma
Numerator:
Earnings from continuing operations	$69,424	$67,898	$64,496	$62,232	$8,795
Preferred stock dividends (a)	(3,263)	(3,263)	(3,263)	(3,263)	—

Net earnings from continuing operations available to common shareholders	66,161	64,635	61,233	58,969	8,795
Effect of Ask Jeeves Convertible Notes (b)	—	—	—	747	747

Net earnings from continuing operations available to common shareholders after assumed conversion	$66,161	$64,635	$61,233	$59,716	$9,542

Denominator:
Basic shares outstanding—weighted average shares adjusted for one-for-two reverse stock split	349,251	349,251	320,945	331,927	331,927
Other dilutive securities including stock options, warrants, and restricted stock and share units and Ask Jeeves Convertible Notes (c)	18,423	18,733	18,733	24,214	23,625

Diluted shares outstanding—weighted average shares adjusted for one-for-two reverse stock split	367,674	367,984	339,678	356,141	355,552

Earnings per share—adjusted for one-for-two reverse stock split:
Basic earnings per share from continuing operations	$0.19	$0.19	$0.19	$0.18	$0.03
Diluted earnings per share from continuing operations	$0.18	$0.18	$0.18	$0.17	$0.03

(a)
As described in Note (30) above, the IAC Series A preferred stock is assumed to be redeemed at the time of the spin-off. This redemption has been assumed to be effective as of January 1, 2004. Therefore, no preferred dividends would be payable on a total pro forma basis.

(b)
The $747 represents the after tax interest expense related to the Ask Jeeves Convertible Notes. For purposes of calculating diluted earnings per share, the Ask Jeeves Convertible Notes are assumed to be converted as of January 1, 2005. Therefore, the related interest expense is added back to calculate diluted earnings per share.

(c)
The change in dilutive securities due to additional equity awards assumed in the acquisitions, the effect of the spin-off on equity awards and the Ask Jeeves Convertible Notes.

(39)
Historical earnings per share have not been restated to give effect to the one-for-two reverse stock split. Historical earnings per share, before giving effect to the one-for-two reverse stock split, are computed as follows for the year ended December 31, 2004:

	IAC Condensed	Combined IAC for Cornerstone Acquisition Pro Forma	Combined IAC for Cornerstone Acquisition and VUE Sale Pro Forma	Combined IAC for Cornerstone Acquisition, Sale of VUE and Ask Jeeves Merger Pro Forma	Total Pro Forma
Numerator:
Earnings (loss) from continuing operations	$175,666	$187,331	$113,588	$89,078	$(106,802)
Preferred stock dividends (a)	(13,053)	(13,053)	(13,053)	(13,053)	—

Net earnings (loss) from continuing operations available to common shareholders	162,613	174,278	100,535	76,025	(106,802)
Effect of Ask Jeeves Convertible Notes (b)	—	—	—	2,852	—

Net earnings (loss) from continuing operations available to common shareholders after assumed conversion	$162,613	$174,278	$100,535	$78,877	$(106,802)

Denominator:
Basic shares outstanding—weighted average shares	695,979	695,979	639,368	661,278	661,278
Other dilutive securities including stock options, warrants and restricted stock and share units and Ask Jeeves Convertible Notes (c)	46,444	47,127	47,127	58,733	—

Diluted shares outstanding—weighted average shares	742,423	743,106	686,495	720,011	661,278

Earnings (loss) per share:
Basic earnings (loss) per share from continuing operations	$0.23	$0.25	$0.16	$0.11	$(0.16)
Diluted earnings (loss) per share from continuing operations	$0.22	$0.23	$0.15	$0.11	$(0.16)

(a)
As described in Note (30) above, the IAC Series A preferred stock is assumed to be redeemed at the time of the spin-off. This redemption has been assumed to be effective as of January 1, 2004. Therefore no preferred dividends would be payable on a total pro form basis.

(b)
The $2,852 represents the after tax interest expense related to the Ask Jeeves Convertible Notes. For purposes of calculating diluted earnings per share, the Ask Jeeves Convertible Notes are assumed to be converted as of January 1, 2004. Therefore, the related interest expense is added back to calculate diluted earnings per share.

(c)
The change in dilutive securities is due to additional equity awards assumed in the acquisitions, the effect of the spin-off on equity awards and the Ask Jeeves Convertible Notes. The dilutive securities are excluded from the calculation of loss per share because the effect would be to reduce the loss per share.

(40)
Earnings per share have been adjusted to give effect to the one-for-two reverse stock split. Earnings per share, adjusted for the one-for-two reverse stock split, are computed as follows for the year ended December 31, 2004:

	IAC Condensed	Combined IAC for Cornerstone Acquisition Pro Forma	Combined IAC for Cornerstone Acquisition and VUE Sale Pro Forma	Combined IAC for Cornerstone Acquisition, Sale of VUE and Ask Jeeves Merger Pro Forma	Total Pro Forma
Numerator:
Earnings (loss) from continuing operations	$175,666	$187,331	$113,588	$89,078	$(106,802)
Preferred stock dividends (a)	(13,053)	(13,053)	(13,053)	(13,053)	—

Net earnings (loss) from continuing operations available to common shareholders	162,613	174,278	100,535	76,025	(106,802)
Effect of Ask Jeeves Convertible Notes (b)	—	—	—	2,852	—

Net earnings (loss) from continuing operations available to common shareholders after assumed conversion	$162,613	$174,278	$100,535	$78,877	$(106,802)

Denominator:
Basic shares outstanding—weighted average shares adjusted for one-for-two reverse stock split	347,989	347,989	319,684	330,639	330,639
Other dilutive securities including stock options, warrants and restricted stock and share units and Ask Jeeves Convertible Notes (c)	23,222	23,564	23,564	29,367	—

Diluted shares outstanding—weighted average shares adjusted for one-for-two reverse stock split	371,211	371,553	343,248	360,006	330,639

Earnings (loss) per share—adjusted for one-for-two reverse stock split:
Basic earnings (loss) per share from continuing operations	$0.47	$0.50	$0.31	$0.23	$(0.32)
Diluted earnings (loss) per share from continuing operations	$0.44	$0.47	$0.29	$0.22	$(0.32)

(a)
As described in Note (30) above, the IAC Series A preferred stock is assumed to be redeemed at the time of the spin-off. This redemption has been assumed to be effective as of January 1, 2004. Therefore no preferred dividends would be payable on a total pro forma basis.

(b)
The $2,852 represents the after tax interest expense related to the Ask Jeeves Convertible Notes. For purposes of calculating diluted earnings per share, the Ask Jeeves Convertible Notes are assumed to be converted as of January 1, 2004. Therefore, the related interest expense is added back to calculate diluted earnings per share.

(c)
The change in dilutive securities is due to additional equity awards assumed in the acquisitions, the effect of the spin-off on equity awards and the Ask Jeeves Convertible Notes. The dilutive securities are excluded from the calculation of loss per share because the effect would be to reduce the loss per share.

ANNEX C

EXPEDIA, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements of Expedia were derived from the application of pro forma adjustments to Expedia's combined historical financial statements and give effect to the terms of the spin-off and separation of Expedia from IAC in accordance with Article 11 of the Securities and Exchange Commission's Regulation S-X. The unaudited pro forma condensed combined statements of operations have been prepared as if the spin-off of Expedia and its separation from IAC had occurred as of January 1, 2004. The unaudited pro forma condensed combined balance sheet as of March 31, 2005 has been prepared as if the spin-off of Expedia and its separation from IAC had occurred as of March 31, 2005. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2005 has been derived from the unaudited historical combined statement of operations of Expedia for the three months ended March 31, 2005. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2004 has been derived from the audited historical combined statement of operations of Expedia for the year ended December 31, 2004. The unaudited pro forma condensed combined balance sheet as of March 31, 2005 has been derived from the unaudited historical combined balance sheet of Expedia as of March 31, 2005.

        The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have been achieved if the spin-off and separation of Expedia from IAC had occurred on January 1, 2004, nor is it indicative of the financial position or operating results that may be achieved in the future. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this proxy statement/prospectus as set forth in the notes to the unaudited pro forma condensed combined financial statements.

        These unaudited pro forma condensed combined financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Expedia" and Expedia's historical combined financial statements and related notes thereto, included elsewhere in this proxy statement/prospectus.

EXPEDIA, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	Condensed March 31, 2005	Pro Forma Adjustments	Notes	Pro Forma Condensed March 31, 2005
	(In thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$308,911	$(91,000)	(1)	$217,911
Receivables from IAC and subsidiaries	2,214,889	(2,214,889)	(1)	—
Other current assets	335,032	—		335,032

Total current assets	2,858,832	(2,305,889)		552,943
Goodwill	5,846,107	59,089	(1)	5,905,196
Intangible assets, net	1,282,748	—		1,282,748
Other non-current assets	119,754	—		119,754

TOTAL ASSETS	$10,107,441	$(2,246,800)		$7,860,641

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Current liabilities	$1,425,267	$—		$1,425,267
Other long-term liabilities	49,501	—		49,501
Deferred income taxes	344,060	—		344,060
Minority interest	74,699	—		74,699
SHAREHOLDERS' EQUITY
Invested capital	8,215,540	(5,968,740)	(1)	—
		(91,000)	(1)
		(2,214,889)	(1)
		59,089	(1)
Common stock $.001 par value	—	294	(2)	294
Class B common stock $.001 par value	—	26	(2)	26
Additional paid-in capital	—	5,548,044	(1)	5,548,044
Retained earnings	—	420,376	(1)	420,376
Accumulated other comprehensive loss	(1,626)	—		(1,626)

Total shareholders' equity	8,213,914	(2,246,800)		5,967,114

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$10,107,441	$(2,246,800)		$7,860,641

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

EXPEDIA, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Three Months Ended March 31, 2005

	Condensed Three Months Ended March 31, 2005	Pro Forma Adjustments	Notes	Pro Forma Condensed Three Months Ended March 31, 2005
	(In thousands, except per share amounts)
Service revenue	$485,046	$—		$485,046
Cost of sales	106,655	—		106,655

Gross profit	378,391	—		378,391
Selling and marketing expense	167,145	—		167,145
General and administrative expense	66,032	1,978	(4)	68,010
Amortization of non-cash distribution and marketing expense	432	—		432
Amortization of non-cash compensation expense	38,300	2,238	(3)	40,538
Amortization of intangibles	31,665	—		31,665
Depreciation expense	8,492	—		8,492

Operating income	66,325	(4,216)		62,109
Other income (expense):
Interest income	9,799	(8,165)	(5)	1,634
Interest expense	—	(1,863)	(6)	(1,863)
Equity in losses of unconsolidated subsidiaries and other	1,034	—		1,034

Total other income, net	10,833	(10,028)		805

Earnings from continuing operations before income taxes and minority interest	77,158	(14,244)		62,914
Income tax expense	(29,385)	5,270	(7)	(24,115)
Minority interest in losses of consolidated subsidiaries	256	—		256

Earnings from continuing operations	$48,029	$(8,974)		$39,055

Earnings per share:(8)
Basic earnings per share from continuing operations				$0.12
Diluted earnings per share from continuing operations				$0.12

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

EXPEDIA, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2004

	Condensed Year Ended December 31, 2004	Pro Forma Adjustments	Notes	Pro Forma Condensed Year Ended December 31, 2004
	(In thousands, except per share amounts)
Service revenue	$1,843,013	$—		$1,843,013
Cost of sales	412,701	—		412,701

Gross profit	1,430,312	—		1,430,312
Selling and marketing expense	608,618	—		608,618
General and administrative expense	236,439	6,612	(4)	243,051
Amortization of non-cash distribution and marketing expense	16,728	—		16,728
Amortization of non-cash compensation expense	171,400	11,023	(3)	182,423
Amortization of intangibles	125,091	—		125,091
Depreciation expense	31,563	—		31,563

Operating income	240,473	(17,635)		222,838
Other income (expense):
Interest income	38,775	(34,417)	(5)	4,358
Interest expense	(453)	(6,997)	(6)	(7,450)
Equity in losses of unconsolidated subsidiaries and other	(9,252)	—		(9,252)

Total other income, net	29,070	(41,414)		(12,344)

Earnings from continuing operations before income taxes and minority interest	269,543	(59,049)		210,494
Income tax expense	(106,371)	21,848	(7)	(84,523)
Minority interest in losses of consolidated subsidiaries	301	—		301

Earnings from continuing operations	$163,473	$(37,201)		$126,272

Earnings per share:(8)
Basic earnings per share from continuing operations				$0.39
Diluted earnings per share from continuing operations				$0.37

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

EXPEDIA, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

(In thousands, except per share amounts)

(1)
To reflect the transfer to Expedia by IAC of the net assets comprising the Expedia businesses after giving effect to the terms related to its spin-off and separation from IAC and the accounting treatment related thereto.

  The principal adjustment to the net assets of Expedia due to the terms of the spin-off is the decrease to cash and cash equivalents to $100 million, excluding the cash and cash equivalents held by eLong. The principal adjustment related to the accounting treatment of the spin-off is adjusting the recorded value of goodwill to reflect the removal of TV Travel Shop and Interval International from the IAC Travel reporting unit pursuant to SFAS 144.

  Assuming the proposed Ask Jeeves merger is completed prior to the spin-off, Expedia will be contractually obligated to issue up to 4.3 million shares of Expedia common stock to the holders of the Ask Jeeves convertible subordinated notes upon the conversion thereof. Because this arrangement is not based solely on Expedia's common stock, this obligation represents a derivative that will be maintained at fair value each reporting period after the spin-off with any changes in value reflected in the statement of operations. The estimated fair value of this liability as of April 1, 2005, assuming an equal split of the value of IAC common stock between Expedia and IAC, is approximately $95.2 million.

  In connection with prior transactions, including, among others, the acquisition of Ticketmaster, Hotels.com, Expedia.com and Hotwire.com, IAC assumed a number of warrants that were adjusted to become exerciseable for IAC common stock. Following the spin-off, IAC will remain the contractually obligated party with respect to these warrants and each warrant will represent the right to receive upon exercise by the holders thereof that number of shares of IAC common stock and Expedia common stock that the warrant holder would have received had the holder exercised the warrant immediately prior to the spin-off. Under the separation agreement, Expedia will contractually assume the obligation to deliver Expedia common stock to these warrant holders upon exercise.

  This contractual obligation of Expedia to issue Expedia common stock upon the exercise of these warrants will create a liability in the form of a derivative that will be maintained at fair value on a quarterly basis each reporting period after the spin-off with any changes in value reflected in the statement of operations. This liability has not been reflected in these pro forma financial statements.

(2)
To reflect the exchange of each 1/100 of a share of IAC Series 1 Mandatory Exchangeable Preferred Stock into one share of Expedia $0.001 par value common stock immediately following the reclassification and of each 1/100 of a share of IAC Series 2 Mandatory Exchangeable Preferred Stock into one share of Expedia $0.001 par value Class B common stock immediately following the reclassification.

  Assuming the proposed Ask Jeeves merger is completed prior to the spin-off, approximately 11.0 million additional shares of Expedia $0.001 par value common stock would have been issued after giving effect to the treasury stock repurchases made by IAC to offset a portion of the dilution associated with the proposed Ask Jeeves acquisition.

  In connection with the spin-off, each share of IAC Series A preferred stock will represent the right to receive, at the holder's election: (1) $50.00 in cash per share, plus accrued and unpaid dividends, (2) the IAC common stock and Expedia common stock that a holder of IAC Series A preferred stock would have received had the holder converted its Series A preferred stock into IAC common stock immediately prior to the spin-off or (3) one share of IAC Series B preferred stock and one share of Expedia Series A preferred stock, each of which will mirror in all material respects the terms of the current IAC Series A preferred stock, as adjusted to reflect the spin-off and the one-for-two reverse stock split.

  The treatment of holders who have not made an affirmative election by the established deadline will depend on the elections of other holders. If holders of more than 50% of the outstanding shares elect to have their shares redeemed for cash, then non-electing holders will be deemed to have elected to receive cash. If holders of more than 50% of the outstanding shares do not elect to have their shares redeemed for cash, then non-electing holders will be deemed to have elected to receive one share of IAC Series B preferred stock and one share of Expedia Series A preferred stock.

  If holders of less than 85% of the outstanding shares of IAC Series A preferred stock elect to have their shares redeemed for cash, then IAC will reimburse Expedia an amount in cash equal to the redemption price per share of Expedia Series A preferred stock for each share of Expedia Series A preferred stock that Expedia redeems following the spin-off. In such case, IAC would establish a liability in its accounting for the spin-off for the fair value of the liability associated with its obligation to settle this amount.

(3)
To reflect the additional non-cash compensation expense due to the modification of stock-based compensation awards due to the spin-off. The additional expense relates to the impact of modifications of unvested stock options due to the spin-off. These modifications are accounted for pursuant to SFAS 123 which requires the recognition of additional expense that arises due to the increase in the estimated fair value of these options due to the modifications. This amount excludes the one-time impact of $7.8 million, pre-tax, due to the modification of vested stock options that remain unexercised at the date of the spin-off. Since this expense of $7.8 million is non-recurring, it has not been included as a pro forma adjustment.

(4)
To reflect the estimated increase in expenses that Expedia expects to incur on a stand-alone basis after its separation from IAC. These expenses include the costs related to services previously obtained from IAC such as treasury and tax as well as the additional costs associated with being a publicly traded company. In addition, Expedia will incur certain costs associated with its Chairman.

  One-time expenses related to Expedia's spin-off from IAC are expected to total $3.0 million, pre-tax, in 2005, excluding the one-time impact of the modification of vested stock options referred to in Note (3) above. Since these expenses are non-recurring, they have not been included as a pro forma adjustment.

(5)
To reflect the elimination of intercompany interest income allocated by IAC to Expedia except for the amount associated with the $100 million of cash and cash equivalents, excluding the cash and cash equivalents held by eLong, that will be left with Expedia by IAC pursuant to the terms of the spin-off.

(6)
To reflect the costs associated with the $1 billion, five year revolving credit facility that Expedia expects to have in place at the time the spin-off is effective. The one-time cost to put the credit facility in place, which is expected to be $3.0 million, will be capitalized and amortized to expense over its five-year life, or $0.6 million per year. The annual fee to maintain the line if unused is expected to be $1.0 million. For purposes of these pro forma financial statements, it is assumed that approximately $125 million of the line is used to cover letters of credit at a cost of 0.4%, or $0.5 million, and that there is an average balance outstanding during the year of $150 million at an assumed interest rate of 3.75%, or a cost of $5.6 million on an annual basis.

(7)
To reflect the tax effect of the pro forma adjustments at an assumed effective tax rate of 37.0%.

(8)
Pro forma earnings per share is calculated as follows:

	Three Months Ended March 31, 2005	Year Ended December 31, 2004
Earnings from continuing operations	$39,055	$126,272
Basic shares outstanding—weighted average shares	320,945	319,683
Other dilutive securities including stock options, warrants, and restricted stock and share units	18,074	22,270

Diluted shares outstanding—weighted average shares	339,019	341,953

Earnings per share:
Basic earnings per share from continuing operations	$0.12	$0.39
Diluted earnings per share from continuing operations	$0.12	$0.37

  Assuming the proposed Ask Jeeves merger is completed prior to the spin-off, pro forma earnings per share would be:

Earnings from continuing operations	$39,055	$126,272
Basic shares outstanding—weighted average shares	331,927	330,639
Other dilutive securities including stock options, warrants, and restricted stock and share units	23,556	27,474

Diluted shares outstanding—weighted average shares	355,483	358,113

Earnings per share:
Basic earnings per share from continuing operations	$0.12	$0.38
Diluted earnings per share from continuing operations	$0.11	$0.35

ANNEX D

EXPEDIA, INC. AND SUBSIDIARIES
COMBINED FINANCIAL STATEMENTS

Audited Financial Statements:
Report of Independent Registered Public Accounting Firm	D-2
Combined Statements of Operations for the three years ended December 31, 2004	D-3
Combined Balance Sheets as of December 31, 2004 and 2003	D-4
Combined Statements of Invested Equity for the three years ended December 31, 2004	D-5
Combined Statements of Cash Flows for the three years ended December 31, 2004	D-6
Notes to Audited Combined Financial Statements	D-7
Unaudited Interim Financial Statements
Combined Statements of Operations for the three months ended March 31, 2005 and 2004	D-44
Combined Balance Sheets as of March 31, 2005 and December 31, 2004	D-45
Combined Statements of Invested Equity for the three months ended March 31, 2005	D-46
Combined Statements of Cash Flows for the three months ended March 31, 2005 and 2004	D-47
Notes to Unaudited Combined Financial Statements	D-48

Report of Independent Registered Public Accounting Firm

The Board of Directors of
Expedia, Inc.

        We have audited the accompanying combined balance sheets of Expedia, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related combined statements of operations, invested equity and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedule listed in the Index at Item 21(b) of Form S-4. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Expedia, Inc. and subsidiaries as of December 31, 2004 and 2003, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 4 to the combined financial statements, on January 1, 2002, Expedia, Inc adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Accounting for Goodwill and Other Intangible Assets."

/s/ Ernst & Young LLP

New York, New York
April 18, 2005

EXPEDIA, INC. AND SUBSIDIARIES
COMBINED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2004	2003	2002
	(In thousands)
Service revenue	$1,843,013	$2,339,813	$1,499,075
Cost of sales	412,701	1,199,414	836,320

Gross profit	1,430,312	1,140,399	662,755
Selling and marketing expense	608,618	416,492	230,713
General and administrative expense	236,439	227,315	136,330
Amortization of non-cash distribution and marketing expense	16,728	41,974	32,680
Amortization of non-cash compensation expense	171,400	95,781	5,632
Amortization of intangibles	125,091	76,073	42,909
Depreciation expense	31,563	27,582	18,439
Merger costs	—	11,664	2,282

Operating income	240,473	243,518	193,770
Other income (expense):
Interest income	38,775	22,614	15,075
Interest expense	(453)	(2,905)	—
Equity in (losses) income of unconsolidated affiliates and other	(9,252)	(7,729)	571

Total other income, net	29,070	11,980	15,646

Earnings before income taxes and minority interest	269,543	255,498	209,416
Income tax expense	(106,371)	(97,202)	(82,579)
Minority interest in loss (income) of consolidated subsidiaries	301	(46,889)	(50,124)

Net income	$163,473	$111,407	$76,713

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

EXPEDIA, INC. AND SUBSIDIARIES
COMBINED BALANCE SHEETS

	December 31, 2004	December 31, 2003
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$154,957	$188,639
Restricted cash and cash equivalents	600	22,945
Marketable securities	1,000	693,320
Accounts and notes receivable, net of allowance of $2,338 and $3,231, respectively	143,905	128,888
Receivables from IAC and subsidiaries	1,874,745	591,583
Deferred income taxes	8,696	1,417
Other current assets	61,954	53,370

Total current assets	2,245,857	1,680,162
Goodwill	5,790,111	5,650,322
Intangible assets, net	1,279,361	1,323,026
Long-term investments and other	140,432	26,142
Property, plant and equipment, net	81,426	75,618

TOTAL ASSETS	$9,537,187	$8,755,270

LIABILITIES AND INVESTED EQUITY
CURRENT LIABILITIES:
Accounts payable, trade	$528,405	$433,753
Deferred merchant bookings	361,199	218,822
Deferred revenue	5,353	95,134
Income tax payable	421	7,446
Other current liabilities	86,801	70,169

Total current liabilities	982,179	825,324
Other long-term liabilities	50,248	3,321
Deferred income taxes	333,696	372,324
Minority interest	18,435	—
INVESTED EQUITY:
Invested capital	8,118,961	7,558,328
Accumulated other comprehensive income (loss)	33,668	(4,027)

Total invested equity	8,152,629	7,554,301

TOTAL LIABILITIES AND INVESTED EQUITY	$9,537,187	$8,755,270

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

EXPEDIA, INC. AND SUBSIDIARIES
COMBINED STATEMENTS OF INVESTED EQUITY

	Total	Invested Capital	Accum. Other Comp. Income (Loss)
	(In thousands)
Balance as of December 31, 2001	$225,890	$225,891	$(1)
Comprehensive income:
Net income for the year ended December 31, 2002	76,713	76,713	—
Increase in unrealized gains in available for sale securities	2,963	—	2,963
Foreign currency translation	197	—	197

Total comprehensive income	79,873
Net transfers from IAC	1,749,993	1,749,993	—

Balance as of December 31, 2002	$2,055,756	$2,052,597	$3,159
Comprehensive income:
Net income for the year ended December 31, 2003	111,407	111,407	—
Decrease in unrealized gains in available for sale securities	(3,861)	—	(3,861)
Net loss on derivative contracts	(120)	—	(120)
Foreign currency translation	(3,205)	—	(3,205)

Total comprehensive income	104,221
Net transfers from IAC	5,394,324	5,394,324	—

Balance as of December 31, 2003	$7,554,301	$7,558,328	$(4,027)
Comprehensive income:
Net income for the year ended December 31, 2004	163,473	163,473	—
Increase in unrealized gains in available for sale securities	28,079	—	28,079
Net gain on derivative contracts	179	—	179
Foreign currency translation	9,437	—	9,437

Total comprehensive income	201,168
Net transfers from IAC	397,160	397,160	—

Balance as of December 31, 2004	$8,152,629	$8,118,961	$33,668

        Accumulated other comprehensive income is comprised of unrealized gains (losses) on available for sale securities of $27,180, $(899), and $2,962 at December 31, 2004, 2003, and 2002, respectively, foreign currency translation adjustments of $6,429, $(3,008), and $197 at December 31, 2004, 2003 and 2002, respectively, and net gains (losses) from derivatives contracts of $59 and $(120) at December 31, 2004 and 2003, respectively.

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

EXPEDIA, INC. AND SUBSIDIARIES
COMBINED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2004	2003	2002
	(In thousands)
Cash flows from operating activities:
Net income	$163,473	$111,407	$76,713
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	156,654	103,655	61,348
Amortization of non-cash distribution and marketing expense	16,728	41,974	32,680
Amortization of non-cash compensation expense	171,400	95,781	5,632
Amortization of deferred financing costs	161	2,392	1,026
Deferred income taxes	(5,295)	774	(6,315)
Equity in (income) losses of unconsolidated affiliates	(175)	(9)	637
Minority interest	(301)	46,889	50,124
Changes in assets and liabilities:
Accounts and notes receivable	10,904	(52,007)	(15,353)
Prepaids and other assets	3,038	(23,043)	16,907
Accounts payable and accrued liabilities	225,679	221,550	169,066
Deferred revenue	(2,463)	13,981	38,419
Deferred merchant bookings	54,872	69,474	15,957
Other, net	8,178	11,205	4,059

Net cash provided by operating activities	802,853	644,023	450,900

Cash flows provided by (used in) investing activities:
Acquisitions, net of cash acquired	(261,390)	(704,885)	211,198
Capital expenditures	(53,407)	(46,183)	(46,504)
Purchase of marketable securities	(5,015)	(1,259,388)	(892,547)
Proceeds from sale of marketable securities	722,646	1,329,408	273,711
(Increase) decrease in long-term investments and notes receivable	(62,441)	9,960	55,786
Other, net	(85)	(32,093)	(4,036)

Net cash provided by (used in) investing activities	340,308	(703,181)	(402,392)

Cash flows (used in) provided by financing activities:
Transfers (to) from IAC	(1,168,907)	80,325	20,610
Principal payments on long-term obligations	(2,860)	—	—
Purchase of treasury stock	—	(98,492)	—
Proceeds from sale of subsidiary stock, including stock options	—	57,358	108,655
Other, net	8,692	(1,216)	(8,986)

Net cash (used in) provided by financing activities	(1,163,075)	37,975	120,279
Effect of exchange rate changes on cash and cash equivalents	(13,768)	(3,232)	(2)

Net (decrease) increase in cash and cash equivalents	(33,682)	(24,415)	168,785
Cash and cash equivalents at beginning of period	188,639	213,054	44,269

Cash and cash equivalents at end of period	$154,957	$188,639	$213,054

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

EXPEDIA, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1: ORGANIZATION AND BASIS OF PRESENTATION

Spin-Off

        On December 21, 2004, IAC/InterActiveCorp ("IAC") announced its plan to separate into two independent public companies in order to better achieve certain strategic objectives of its various businesses. In these combined financial statements, we refer to this transaction as the "Spin-Off" and to the new company that will hold the travel and travel-related businesses of IAC as "Expedia" or the "Company." Following the completion of the Spin-Off, Expedia will consist of IAC's travel and travel-related businesses, subsidiaries and investments (other than Interval International and TV Travel Shop, which IAC will retain) and TripAdvisor (collectively, the "Expedia Businesses").

Basis Of Presentation

        In connection with the Spin-Off, Expedia was incorporated as a Delaware corporation in April 2005. Expedia currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the Spin-Off, will not acquire or incur any material assets or liabilities, nor will it engage in any business or other activities. Following the completion of the Spin-Off, Expedia will consist of the Expedia Businesses.

        The Combined Historical Financial Statements of Expedia and its subsidiaries assume (i) the contribution or other transfer of all of the subsidiaries and assets relating to the Expedia Businesses to Expedia, (ii) the assumption by Expedia or one of its subsidiaries of all of the liabilities relating to the Expedia Businesses and (iii) the allocation to Expedia of certain IAC corporate expenses relating to the Expedia Businesses for certain periods, certain of which will occur in connection with the Spin-Off and certain of which are governed by the terms of the separation agreement that Expedia will enter into with IAC in connection with the Spin-off. For a description of the separation agreement, as well as other agreements that Expedia will enter into with IAC in connection with the Spin-Off, see Note 11.

        Accordingly, the Combined Historical Financial Statements of Expedia reflect the historical financial position, results of operations and cash flows of the Expedia Businesses since their respective dates of acquisition by IAC, based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the Expedia Businesses with the exception of accounting for income taxes, which for purposes of these financial statements have been computed for Expedia on a separate tax return basis (see Note 6). These financial statements are prepared on a combined, rather than a consolidated, basis because no direct ownership relationship existed among any or all the various businesses comprising the Company. Significant intercompany transactions and accounts have been eliminated. In order to reflect the legal form of IAC's and its subsidiaries ownership of the Expedia Businesses, these combined financial statements present IAC's and its subsidiaries net investment in the Company as invested equity in lieu of stockholders' equity.

        Expedia's management believes that the assumptions underlying the Combined Historical Financial Statements of Expedia are reasonable. However, this financial information does not necessarily reflect the future financial position, results of operations and cash flows of Expedia, nor does it reflect what the historical financial position, results of operations and cash flows of Expedia would have been had Expedia been a stand-alone company during the periods presented. For example, the Combined Historical Financial Statements of Expedia do not assume the completion of certain aspects of the Spin-Off.

        The Combined Historical Financial Statements of Expedia include allocations by IAC to Expedia of certain IAC corporate expenses relating to the Expedia Businesses from their respective dates of acquisition by IAC. General allocable corporate overhead has been allocated based on the ratio of

Expedia's revenue as a percentage of IAC's total revenue. General allocated corporate overhead, which primarily includes expenses relating to accounting, treasury, legal, tax, corporate support, human resource functions and internal audit, amounted to approximately $7.5 million and $2.0 million in 2004 and 2003, respectively. It is not practicable to determine the amounts of these expenses that would have been incurred had the Company operated as an unaffiliated entity. In the opinion of management of the Company, the allocation method is reasonable. Following the completion of the Spin-Off, the Company will perform these functions using its own resources or purchased services.

        The calculations of Expedia's income taxes (on a combined basis for all of the Expedia Businesses) are on an as if stand-alone, separate tax return basis. These calculations reflect what Expedia's estimated historical income taxes would have been had Expedia been a stand-alone company during the periods presented. Exepdia has been a member of the IAC consolidated federal and state tax returns since August 2003 and has filed in certain states with IAC on a combined or unitary basis since 2002. In all periods presented, current and deferred tax expense has been computed for Expedia on an as if separate tax return basis. IAC reimburses Expedia for its net operating losses and tax credits that are utilized in the IAC consolidated tax returns. These calculations do not necessarily reflect what Expedia's future income taxes will be, nor do they reflect tax strategies that Expedia would have followed or will follow on an as if stand-alone entity basis, given that its tax position was being managed by IAC for the benefit of IAC on a consolidated basis. The respective rights, responsibilities and obligations of Expedia and IAC after the Spin-Off with respect to taxes for the periods ending on or before the Spin-Off will be governed by a tax sharing agreement.

Portfolio of Brands and Businesses

        Expedia is among the world's leading travel services companies, making travel products and services available to leisure and corporate travelers in the United States and abroad through a diversified portfolio of travel brands and businesses, including Expedia.com, Hotels.com, Hotwire.com, WWTE, Classic Custom Vacations, Expedia!fun, Expedia Corporate Travel and TripAdvisor.

        Expedia.com makes a large variety of travel products and services available directly to consumers through its U.S.-based website, www.expedia.com, as well as through localized versions of its website in Canada, France, Germany, Italy, the Netherlands, and the United Kingdom, many of which are leading online travel service companies in their respective country. Through Expedia.com, Expedia also operates www.anyway.com, a leading online travel company in France. Expedia.com-branded websites also serve as the travel channel on MSN.com, Microsoft's online services network in the United States, as well as certain international MSN sites. Expedia.com-branded websites target many different types of consumers, from families booking a summer vacation to individual travelers arranging a quick weekend getaway. Consumers can search for, compare information about (including pricing and availability) and book travel products and services on Expedia.com-branded websites, including airline tickets, lodging, car rentals, cruises and many destination services, such as attractions and tours, from a large number of suppliers, on a stand-alone and package basis.

        Hotels.com makes available a large variety of lodging options to customers, who can plan, shop for and book lodging accommodations, from traditional hotels to vacation rentals, at over 15,000 properties worldwide. Hotels.com seeks to provide customers with premium content through its U.S.-based website, www.hotels.com (as well as localized versions in the Americas, Europe, Asia-Pacific and South Africa), its vacation rentals website at www.vacationspot.com and its toll-free call centers. Hotels.com is pursuing a strategy focused on differentiating its service offerings by positioning itself as a hotel expert with premium content about lodging properties, while simultaneously moving away from its historical focus solely on discount pricing.

        Hotwire.com is a leading discount travel website that makes available airline tickets, hotel rooms, rental cars, cruises and vacation packages. Hotwire's opaque approach matches the needs of two groups: price sensitive consumers willing to be flexible to save money and suppliers who have excess seats, rooms and cars they wish to fill without affecting the public's perception of their brands. Hotwire customers enjoy significant discounts by electing to book travel services "opaquely," without knowing certain itinerary details such as brand, time of departure and exact hotel location, while suppliers create value from excess inventory without diluting their core brand-loyal customer base. Hotwire works with many domestic and international airlines, including the U.S. full-service major network airlines, top hotels in hundreds of cities and resort destinations in the U.S., Europe, Canada, Mexico and the Caribbean and major car rental companies nationwide.

        WWTE, is one of Expedia's private label programs which makes travel products and services available to consumers through third party company-branded websites via Expedia's industry leading technology platform. The private label program, which is a low risk, cost-effective way for Expedia to enter new markets in the United States and abroad, enables Expedia to cover many more markets than is possible by setting up full-scale websites, which requires significant investment in technology and personnel. The products and services made available through WWTE websites are a subset of those made available on Expedia.com-branded websites. Expedia pays participants in the WWTE private label program on a revenue-share basis. Expedia also has a growing international private label business.

        Classic Customs Vacations, or CCV, makes premium custom Hawaiian, Mexican, Caribbean and European travel packages available principally to a network of travel agents throughout the United States. Travel agents shopping for premium custom vacation packages for their customers can obtain such packages through the CCV team of telesales professionals. Customers can preview these packages directly through CCV's websites, www.classiccustomvacations.com and www.classicvacations.com.

        Expedia!fun is a network of in-destination travel desks located at hotels and resorts in Florida, Hawaii and Mexico that offer travelers the opportunity to obtain tours, attractions, airport transfer services and other travel-related services. Expedia entered the destination services market through its acquisition of Activity World, a Hawaiian destination service provider, in 2004 and recently expanded its travel desk business with the 2005 acquisition of Premier Getaways, a destination service provider in Florida.

        Expedia Corporate Travel is a full-service travel management company that makes travel products and services available to corporate customers in the U.S. and in Europe. Expedia Corporate Travel is growing globally, and in 2004 established Expedia Corporate Travel Europe, which includes www.egencia.com and World Travel Management, which were acquired in March 2004 and August 2004 respectively. Expedia Corporate Travel provides, among other things, centralized booking tools for employees of its corporate customers, support of negotiated airfares and consolidated reporting aimed at small and mid-sized businesses. Expedia Corporate Travel charges corporate client companies sign-up and set-up fees, as well as transactional fees for making or changing bookings. In addition, Expedia Corporate Travel provides on-site agents to some corporate clients in order to support the related account.

        TripAdvisor is a comprehensive online travel search engine and directory that aggregates unbiased articles, guidebook reviews and user comments on cities, hotels and activities in a variety of given destinations from a number of online sources. In addition to travel-related information, TripAdvisor's destination-specific search results provide links to the websites of TripAdvisor's travel partners (travel service providers and marketers) through which consumers can make related travel arrangements.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

  Merchant Hotel

        Expedia.com, Hotels.com, Hotwire, WWTE and CCV all generate merchant hotel revenues. Merchant hotel revenues at Expedia.com, Hotels.com, WWTE and CCV are billed to customers at the time of booking and are included in deferred revenue/deferred merchant bookings until the customers' stay occurs, at which point revenues are recognized. Hotwire recognizes net revenue when the customer completes a transaction on its website since all transactions are nonrefundable and generally noncancelable and Hotwire has no significant post-delivery obligations. A reserve for chargebacks and cancellations is recorded at the time of the transaction based on historical experience.

        As a result of the integration of the Expedia.com and Hotels.com merchant hotel businesses, Hotels.com conformed its merchant hotel business practices with those of the other Expedia businesses. As a result, beginning January 1, 2004, Expedia commenced prospectively reporting revenue for Hotels.com on a net basis, consistent with Expedia.com's historical practice. Revenue for 2003 and 2002 has not been reclassified and is not comparable to the results presented in 2004. Prior to 2004, Hotels.com presented merchant hotel revenue at the gross amount charged to its customers while Expedia.com presented merchant hotel revenue net of the amount paid to the hotel property for the room. There has been no impact to operating income from the change in reporting.

        The determination of gross versus net presentation is based principally on each company's consideration of Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" and Emerging Issues Task Force Issue No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent," including the weighing of the relevant qualitative factors regarding the companies' status as the primary obligor, and the extent of their pricing latitude and inventory risk. The method of merchant revenue presentation by the companies does not impact operating profit, net income, or cash flows, but rather revenues and cost of sales.

        The principal factor in determining gross versus net presentation by each company was the consideration of their relationship with the customer as the primary obligor. Each of the companies provides extensive customer service and support for its customers. Effective January 1, 2004, both Expedia.com and Hotels.com believe that the supplier hotel is principally liable to its merchant hotel customers in all situations where the customer does not receive hotel services booked through Expedia.com or Hotels.com, namely in the event that merchant hotel products and services made available by Expedia.com or Hotels.com are unavailable, or that the room, or the hotel itself, does not have the amenities or is not of the general caliber described in the promotional materials. Each company provides customer service support to help resolve issues, even though such customer support could typically involve issues for which neither company is principally liable.

        In the case of its merchant hotel business, Expedia generally has certain latitude to establish and change prices charged to customers, but does not typically assume inventory risk.

        Each company generally contracts in advance with hotels and other lodging properties at negotiated discount prices. Historically, Hotels.com contracts specifically identified the number of rooms and the negotiated discount prices of the rooms to which Hotels.com would have access over the terms of the contracts, which generally range from 1 to 3 years, while Expedia.com contracts were not specific with respect to the number of rooms and the rates of the rooms to which Expedia.com would have access over the terms of the contracts. The two companies began primarily using a combined agreement in 2004, which is a blend of the two agreements. Unbooked hotel room allotments may be returned by each company with no obligation to the hotel properties within a period specified in each contract. Each company bears the risk of loss for all rooms cancelled by a customer subsequent to the cutoff period. However, each company has mitigated its risk of loss, principally by charging its customers a cancellation fee, and to date, losses have been insignificant.

        Due to the difference in revenue recognition in the periods prior to January 1, 2004, Hotels.com and Expedia.com classified credit card merchant fees, call center and data center costs differently in the prior periods. Based on Hotels.com gross revenue presentation, its "costs of goods sold" included the cost of the room. Credit card merchant fees, call center and data center costs support, but are not a component of, the cost of sales, and thus were treated as operating expenses below gross profit. Based on Expedia.com's net revenue presentation, credit card merchant fees, call center and data center costs, sales commissions and fees paid to fulfillment vendors for issuing airline tickets and related customer services are treated as cost of sales. Effective January 1, 2004, these costs at Hotels.com are being recorded consistently with those of Expedia.com.

  Merchant Air

        Expedia.com, WWTE and CCV generate revenue from merchant air transactions, whereby it is the merchant of record that determines the ticket price. The cost of the airline ticket is transmitted by each company to the airlines via the Airlines Reporting Corporation, an industry-administered clearinghouse, within a week after the customer completes the transaction. Cash paid by the customer at the time of the reservation is recorded as deferred merchant bookings until the flight occurs and the cost of the airline ticket is included in prepaid merchant bookings. When the flight occurs, the difference between the deferred merchant bookings and the prepaid merchant bookings is recorded as revenue on a net basis.

        Hotwire generates revenue from merchant air transactions as well. Net revenues are recognized when the customer completes a transaction on its website since all transactions are nonrefundable and generally noncancelable and Hotwire has no significant post-delivery obligations. A reserve for chargebacks and cancellations is recorded at the time of the transaction based on historical experience.

  Agency Hotel, Air, Car and Cruise

        Agency revenues are derived from airline ticket transactions, certain hotel transactions as well as cruise and car rental reservations. Airline ticket transactions of Expedia.com comprise a substantial portion of these revenues and represent both commissions and fees related to the booking of airline tickets. Airline ticket commissions are determined by individual airlines and are billed and collected through the Airlines Reporting Corporation. Fees from the booking of airline tickets also include (i) performance based revenues from Expedia.com's global distribution partners, (ii) Express Fee revenues where Expedia.com charges customers for processing and delivering a paper ticket via express mail if the customer chooses not to have an electronic ticket or an electronic ticket is not available, (iii) since December 2002 service fees on certain tickets and (iv) corporate transaction service fees for providing travel booking services to its corporate customers. In addition, certain contracts with suppliers contain override commissions typically related to achieving performance targets.

        Agency revenues are recognized on air transactions when the reservation is made and secured by a credit card. A cancellation allowance is recognized on these revenues based on historical experience. Expedia.com and Hotels.com recognize agency revenues on hotel reservations, and Expedia.com cruise and car rental reservations, either on an accrual basis for payments from a commission clearinghouse or on receipt of commissions from an individual supplier. Override commissions are recognized at the end of each period based upon the company's attainment of a certain target level. Agency revenues are presented on a net basis.

  Click-Through Fees

        TripAdvisor's revenue is generated from click-through fees charged to its travel partners for consumer leads sent to the travel partner's websites. Revenue is recognized as the click-throughs are made to the related travel partner's website.

  Other

        Revenues from all other sources are recognized either upon delivery or when the service is provided.

Cash and Cash Equivalents

        Cash and cash equivalents include cash and short-term investments. Short-term investments consist primarily of U.S. Treasury Securities, U.S. Government agencies and certificates of deposit with original maturities of less than 91 days.

Restricted Cash

        Restricted cash is primarily used to collateralize outstanding letters of credit and outstanding currency swap agreements. The letters of credit are extended to certain hotel properties to secure payment for the potential purchase of hotel rooms. There have been no claims made against any letters of credit. The currency swap agreements are entered into in order to protect against reductions in value and the volatility of future cash flows caused by changes in currency exchange rates.

Marketable Securities

        The Company accounts for marketable securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). The Company invests in certain marketable securities, which consist primarily of short to intermediate-term fixed income securities issued by U.S. government agencies and municipalities. The Company only invests in marketable securities with active secondary or resale markets to ensure portfolio liquidity and the ability to readily convert investments into cash to fund current operations, or satisfy other cash requirements as needed. The Company also invests in certain auction rate preferred equity and debt securities that have been classified as marketable securities in the accompanying combined balance sheets. All marketable securities are classified as available-for-sale and are reported at fair value with unrealized gains and losses, net of tax, included in accumulated other comprehensive income (loss) as a separate component of invested equity. The specific-identification method is used to determine the cost of all securities and the basis by which amounts are reclassified from accumulated other comprehensive income into earnings.

        The fair value of the investments is based on the quoted market price of the securities at the balance sheet dates. Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. The Company employs a systematic methodology that considers available evidence in evaluating potential impairment of its investments. In the event that the cost of an investment exceeds its fair value, the Company evaluates, among other factors, the duration and extent to which the fair value is less than cost; the financial condition and near-term prospects of the issuer, including industry and sector performance, changes in technology, and operational and financing cash flow factors; and the Company's intent and ability to hold the investment. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established. There were no impairment charges recorded during 2004, 2003 and 2002. See Note 15 for further discussion.

Accounts Receivable

        Accounts receivable are generally due within 30 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company's previous loss history, the specific customer's current ability to pay its obligation to the Company and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

Property, Plant and Equipment

        Property, plant and equipment, including capitalized website development and significant improvements, are recorded at cost. Repairs and maintenance and any gains or losses on dispositions are included in operations.

        Depreciation and amortization is provided for on a straight-line basis to allocate the cost of depreciable assets to operations over their estimated service lives.

Asset Category	Depreciation/ Amortization Period
Computer equipment (including capitalized website development)	1 to 5 Years
Leasehold improvements	5 to 7 Years
Furniture and other equipment	3 to 7 Years

Goodwill and Indefinite-Lived Purchased Intangible Assets

        In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), goodwill acquired in business combinations is assigned to reporting units that are expected to benefit from the synergies of the combination as of the acquisition date. The Company assesses goodwill and indefinite-lived intangible assets for impairment annually at the beginning of the fourth quarter, or more frequently if events and circumstances indicate impairment may have occurred in accordance with SFAS No. 142. If the carrying value of the reporting unit's goodwill exceeds its implied fair value, Expedia records an impairment loss equal to the difference. SFAS No. 142 also requires that the fair value of indefinite-lived purchased intangible assets be estimated and compared to the carrying value.

Expedia recognizes an impairment loss when the estimated fair value of the indefinite-lived purchased intangible assets is less than the carrying value.

Long-Lived Assets

        The Company's accounting policy regarding the assessment of the recoverability of the carrying value of long-lived assets, including property, plant and equipment and purchased intangible assets with finite lives, is to review the carrying value of the assets if the facts and circumstances suggest that they may be impaired. If this review indicates that the carrying value will not be recoverable, as determined based on the projected undiscounted future cash flows, the carrying value is reduced to its estimated fair value.

Equity Method Investments

        Investments in which the Company owns a 20%, but not in excess of 50%, interest and where it can exercise significant influence over the operations of the investee, are accounted for using the equity method. In addition, partnership interests are recorded using the equity method. All other investments are accounted for using the cost method. The Company periodically evaluates the recoverability of investments and recognizes losses if a decline in value is determined to be other-than-temporary.

Advertising

        Advertising costs are expensed in the period incurred (when the advertisement first runs for production costs that are initially capitalized) and principally represent offline costs, including television and radio advertising, and online advertising costs, including fees paid to search engines and distribution partners. Advertising expense for the years ended December 31, 2004, 2003 and 2002 was $417.3 million, $278.4 million and $170.0 million, respectively.

Income Taxes

        The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Foreign Currency Translation and Transaction Gains and Losses

        The financial position and operating results of all foreign operations are combined using the local currency as the functional currency. Local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenues and expenses are translated at average rates of exchange during the period. Resulting translation gains or losses are included as a component of accumulated other comprehensive income (loss), a separate component of invested equity. Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in the combined statements of operations.

Stock-Based Compensation

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation Transition and Disclosure" ("SFAS 148"), which amends FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 148 provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation and amends the disclosure requirements of SFAS 123. The Company adopted the expense recognition provision of SFAS 123 and is providing expense for stock-based compensation for grants made on and after January 1, 2003 on a prospective basis as provided by SFAS 148, and will continue to provide pro forma information in the notes to financial statements to provide the results as if all equity awards issued in prior years were being expensed. The Company will continue to account for stock-based compensation granted prior to January 1, 2003 in accordance with APB Opinion No. 25 "Accounting for Stock Issued to Employees." For restricted stock units issued, the value of the instrument is measured at the grant date at fair value and amortized ratably as non-cash compensation over the vesting term. For stock options issued since 2003, including unvested options assumed in acquisitions, the value of the options is measured at grant date (or acquisition date, if applicable) at fair value and amortized over the remaining vesting term.

        The following table illustrates the effect on net income if the fair value based method had been applied to all outstanding and unvested awards in each period:

	Years Ended December 31,
	2004	2003	2002
Net income	$163,473	$111,407	$76,713
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	106,785	55,563	2,277
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(106,785)	(74,636)	(23,231)

Pro forma net income	$163,473	$92,334	$55,759

        Pro forma information is determined as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair market value method. Stock-based employee compensation included in net income in 2002 and through the dates of IAC's acquisition of the public's minority interest in Hotels.com on June 23, 2003 and Expedia.com on August 8, 2003 relates almost entirely to equity instruments of Hotels.com and Expedia.com. Subsequent to the acquisitions of the public's minority interest in Hotels.com and Expedia.com in 2003, stock-based employee compensation included in net income relates entirely to equity instruments of IAC that were assumed in the buy-ins of Hotels.com and Expedia.com or were awarded to employees of Expedia. The fair value for the IAC options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2004, and 2003: risk-free interest rates of 3.30% and 2.78%, respectively; a dividend yield of zero; a volatility factor of 43% and 50%, respectively, based on the expected market price of IAC common stock based on historical trends; and a weighted-average expected life of the options of five years. The fair value for the Hotels.com options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2003 and 2002: risk-free interest rates of 1.1% and 3.53%, respectively; a dividend yield of zero; a volatility factor of 72% and 64%, respectively, based on the expected market price of Hotels.com common stock based on historical trends; and a weighted-average expected life of the options of five years, respectively. The fair value for the Expedia.com options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2003 and 2002: risk-free interest rates of 2.76% and 3.84%, respectively; a dividend yield of zero; a volatility factor of 50% and 55%, respectively, based on the expected market price of Expedia.com common stock based on historical trends; and a weighted-average expected life of the options of 4.5 years and 5 years, respectively. The Black-Scholes option valuation model was developed for use in estimating the fair market value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair market value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period on a straight-line basis. See below under Recent Accounting Pronouncements for a discussion of FASB Statement No. 123(R), "Share-Based Payment," which was issued in December 2004.

Minority Interest

        Minority interest in 2004 primarily represents the portions of TripAdvisor's and Egencia's common stock that the Company does not own. Minority interest in 2003 and 2002 primarily represents the public's ownership of Hotels.com and Expedia.com until the dates of their respective buy-ins in June and August of 2003.

Accounting Estimates

        Management of the Company is required to make certain estimates and assumptions during the preparation of the combined financial statements in accordance with generally accepted accounting principles. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the combined financial statements. They also impact the reported amount of net income during any period. Actual results could differ from those estimates.

        Significant estimates underlying the accompanying combined financial statements include the sales return and other revenue allowances, allowance for doubtful accounts, recoverability of intangibles, including goodwill and other long-lived assets, carrying amount of long-term investments and various other operating allowances and accruals.

Certain Risks and Concentrations

        The Company's business is subject to certain risks and concentrations including dependence on relationships with travel suppliers, primarily airlines and hotels, dependence on third party technology providers, exposure to risks associated with online commerce security and credit card fraud. Expedia.com is highly dependent on its relationships with six major airlines in the U.S.: United, Delta, American, Continental, Northwest and US Airways. The Company also depends on global distribution system partners and third party service providers for processing certain fulfillment services.

        Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents and marketable securities. Cash equivalents and marketable securities are of high-quality short to intermediate term agency securities, all of which are maintained with quality financial institutions of high credit. Cash and cash equivalents are maintained with financial institutions and are in excess of Federal Deposit Insurance Corporation ("FDIC") insurance limits.

Derivative Instruments

        In the normal course of business, the Company employs established policies and procedures to manage its exposure to changes in foreign exchange rates using financial instruments deemed appropriate by management. As part of its risk management strategy, the Company uses derivative instruments, including cross currency swaps and forward contracts, to hedge certain foreign exchange exposures. The Company's objective is to offset gains and losses resulting from these exposures with losses and gains on the derivative contracts used to hedge them, respectively, thereby reducing volatility of earnings and protecting fair values of assets and liabilities. Derivative positions are used only to manage underlying exposures of the Company. The Company does not use derivative financial instruments for speculative purposes. The Company formally designates and documents all of its hedging relationships as cash flow hedges and documents the objective and strategy for undertaking the hedge transactions. The Company applies hedge accounting based upon the criteria established by SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." The Company recognizes all derivative instruments at fair value. Changes in the fair value (i.e., gains or losses) of the derivatives are recorded each period in the statement of operations or other comprehensive income (loss). For a derivative designated as a cash flow hedge, the gain or loss on the derivative is initially reported as a component of other comprehensive income (loss) and subsequently reclassified into the statement of operations when the hedged transaction affects earnings. See Note 5 for a full description of the Company's derivative financial instruments.

Recent Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation 46 ("FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 significantly changed the accounting for, and disclosure of, variable interest entities. Under FIN 46, a business enterprise that has a controlling financial interest in a variable interest entity would include the variable interest entity's assets, liabilities and results of operations in its consolidated financial statements. This Interpretation is different from what had been the general practice of consolidating only those entities in which an enterprise has a controlling voting interest. In December 2003, the FASB issued a revision to FIN 46 ("FIN 46R") and delayed the required implementation date of FIN 46 for entities that are not special purpose entities until March 2004. The Company adopted FIN 46R as of March 31, 2004. The adoption of FIN 46 and FIN 46R did not have a material effect on the Company's financial position or results of operations.

        In March 2004, the FASB's Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The guidance prescribes a three-step model for determining whether an investment is other-than-temporarily impaired and requires disclosures about unrealized losses on investments. In September 2004, the FASB delayed the accounting provisions of EITF 03-1; however, the disclosure requirements remain effective for annual periods ending after December 15, 2003. The adoption of the disclosure provision of EITF 03-1 did not have any material effect on the Company's financial position, results of operations, or cash flows. The Company will evaluate the additional effect, if any, the remainder of EITF 03-1 will have on the combined financial statements once final guidance is issued.

EXPEDIA, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS

        On December 16, 2004, the FASB issued FASB Statement No. 123(R), "Share-Based Payment," which is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation." Statement 123(R) supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statement of Cash Flows." Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The Company is required to apply Statement 123(R) in the first quarter of 2006.

        The Company adopted the fair-value-based method of accounting for share-based payments effective January 1, 2003 using the prospective method described in FASB Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." Currently, the Company uses the Black-Scholes formula to estimate the value of stock options granted to employees and expects to continue to use this acceptable option valuation model upon the required adoption of Statement 123(R) on January 1, 2006. Because Statement 123(R) must be applied not only to new awards but to previously granted awards that are not fully vested on the effective date, and because the Company adopted Statement 123 using the prospective transition method (which applied only to awards granted, modified or settled after the adoption date), compensation cost for some previously granted awards that were not recognized under Statement 123 will be recognized under Statement 123(R). Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. The Company does not believe the adoption of Statement 123(R) will have a material effect on its combined statement of operations. The Company is currently assessing the impact of this pronouncement on its combined statement of cash flows.

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions" ("SFAS 153"). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions," and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on the Company's financial condition or results of operations.

NOTE 3: BUSINESS ACQUISITIONS

        The significant business acquisitions completed by IAC, either directly or through its subsidiaries, during the three years ended December 31, 2004 for which pro forma results are presented are described below. These investments have been included in the Company's historical combined financial statements and have been recorded as transfers from IAC within Invested Equity. See Note 4 for additional information on other acquisitions completed by IAC and/or the Company during the three years ended December 31, 2004.

Hotels.com Merger

        On June 23, 2003, IAC completed its acquisition of all of the outstanding shares of Hotels.com that it did not already own. Prior to the acquisition, IAC owned approximately 67% of the outstanding equity of Hotels.com. IAC issued approximately 44.3 million shares of IAC common stock to Hotels.com security holders based on an exchange ratio of 2.4 shares of IAC common stock for each share of Hotels.com common stock. IAC also assumed options to acquire 6.4 million shares of IAC common stock, warrants to acquire 1.2 million shares of IAC common stock and 0.3 million restricted share units in the merger, in each case, based on an exchange ratio of 2.4. The price used to value the Hotels.com securities was $26.174, which was the average of the closing prices of IAC common stock during the five consecutive trading days beginning two trading days prior to the announcement of the Hotels.com merger. The amount recorded as unearned compensation was the estimated impact of unvested stock options and warrants as of the merger date, at their fair value as of such date, and is being recognized as non-cash compensation over the vesting period. The purchase consideration and resulting allocation are as follows (in thousands):

Value of securities issued	$1,276,408
Less: fair value of unvested options and warrants to acquire IAC common stock recorded as unearned compensation	(97,100)

Net purchase price	1,179,308
Less: minority interest acquired	(357,000)
Add: deferred income taxes associated with the intangible asset step-up	80,600

Excess of the merger consideration over minority interest acquired, deferred taxes and deferred compensation	$902,908

        IAC obtained an independent valuation of the identifiable intangible assets acquired. This valuation identified $672.8 million of intangible assets other than goodwill. IAC recorded approximately 33% of this amount, or $219.6 million, representing the incremental ownership acquired in the transaction. The unallocated excess of merger consideration over minority interest acquired, deferred taxes and deferred compensation of $683.3 million was allocated to goodwill. The trade name was identified as an indefinite lived intangible and $115.7 million was allocated to this asset. Intangibles with definite lives included supply relationships ($63.4 million), affiliate agreements ($36.6 million), technology ($3.6 million) and customer lists ($0.3 million) and are being amortized over a weighted average period of 6.5 years. None of the amounts allocated to goodwill or intangible assets are tax deductible. IAC recorded no adjustments to the historical carrying value of assets and liabilities, other than to goodwill and intangible assets, as a result of the step-up in fair value.

Expedia.com 2003 Merger

        On August 8, 2003, IAC completed its acquisition of all of the outstanding shares of Expedia.com that it did not already own. Prior to the acquisition, IAC owned approximately 59% of the outstanding equity of Expedia.com. IAC issued approximately 100.8 million shares of IAC common stock to Expedia.com security holders based on an exchange ratio of 1.93875 shares of IAC common stock for each share of Expedia.com common stock. IAC also assumed options to acquire 36.9 million shares of IAC common stock, warrants to acquire 24.5 million shares of IAC common stock and 1.2 million restricted share units. The price used to value the Expedia.com securities was $26.47, which was the average of the closing prices of IAC common stock during the five consecutive trading days beginning two trading days prior to the announcement of the Expedia.com merger. The amount recorded as unearned compensation was the estimated impact of unvested stock options and warrants as of the merger date, at their fair value as of such date, and is being recognized as non-cash compensation over the vesting period. The purchase consideration and resulting allocation are as follows (in thousands):

Value of securities issued	$3,883,614
Less: fair value of unvested options and warrants to acquire IAC common stock recorded as unearned compensation	(314,214)

Net purchase price	3,569,400
Less: minority interest acquired	(326,700)
Add: deferred income taxes associated with the intangible asset step-up	293,300

Excess of the merger consideration over minority interest acquired, deferred taxes and deferred compensation	$3,536,000

        IAC obtained an independent valuation of the identifiable intangible assets acquired, in conjunction with the acquisition of a controlling interest in Expedia.com in 2002. IAC updated this valuation, which identified $2.0 billion of intangible assets other than goodwill. IAC recorded approximately 41% of this amount, or $799.1 million, representing the incremental ownership acquired in the transaction. The unallocated excess of merger consideration over minority interest acquired, deferred taxes and deferred compensation of $2.7 billion was allocated to goodwill. The trade name was identified as an indefinite lived intangible and $531.3 million was allocated to this asset. Intangibles with definite lives included affiliate agreements ($114.1 million), supply relationships ($67.3 million), technology ($78.8 million) and Expedia Corporate Travel customer relationships and customer lists ($7.5 million) and are being amortized over a weighted average period of 5 years. None of the amounts allocated to goodwill or intangible assets are tax deductible. IAC recorded no adjustments to the historical carrying value of assets and liabilities, other than to goodwill and intangible assets, as a result of the step-up in fair value.

        IAC acquired the remaining interests in Expedia.com and Hotels.com because (1) the acquisitions significantly simplified its corporate structure (which at the time was very complex with significant minority interests); (2) the acquisitions removed potential conflicts of interest between IAC shareholders and the minority public shareholders of Expedia.com and Hotels.com, and allowed these companies to work together more closely to achieve operating efficiencies; (3) IAC gained access to the acquirees' total cash flow; and (4) IAC believed that all of the companies had great growth prospects in their respective fields.

Expedia.com 2002 Transaction

        On February 4, 2002, IAC completed its acquisition of a controlling interest in Expedia.com through a merger of one of its subsidiaries with and into Expedia.com. Immediately following the merger, IAC owned all of the outstanding shares of Expedia.com Class B common stock, representing approximately 64.2% of Expedia.com's outstanding shares, and 94.9% of the voting interest in Expedia.com. On February 20, 2002, IAC acquired 1,873,630 shares of Expedia.com common stock, increasing its ownership to 64.6% of Expedia.com's then outstanding shares, with IAC's voting percentage remaining at 94.9%. In the merger, IAC issued to former holders of Expedia.com common stock who elected to receive IAC securities an aggregate of 20.6 million shares of IAC common stock, 13.1 million shares of $50 face value 1.99% cumulative convertible preferred stock of IAC and warrants to acquire 14.6 million shares of IAC common stock at an exercise price of $35.10.

        Pursuant to the terms of the transaction documents, Microsoft Corporation, which beneficially owned 33,722,710 shares of Expedia.com common stock, elected to exchange all of its Expedia.com common stock for IAC securities in the merger. Expedia.com shareholders who did not receive IAC securities in the transaction retained their Expedia.com shares and received for each Expedia.com share held 0.1920 of a new Expedia.com warrant.

        The aggregate purchase price, including transaction costs, was $1.5 billion.

        IAC obtained an independent valuation of the identifiable intangible assets acquired. This valuation identified $352.1 million of intangible assets other than goodwill. The unallocated excess of merger consideration over net assets acquired of $1.1 billion was allocated to goodwill. Intangibles with definite lives included supplier relationships, technology, distribution agreements and customer lists and are being amortized over a weighted average life of 4.75 years. None of the amounts allocated to goodwill or intangible assets are tax deductible.

Pro Forma Results

        The following unaudited pro forma condensed combined financial information for the years ended December 31, 2003 and 2002, is presented to show the results of the Company to give effect to IAC's acquisition of a controlling interest in Expedia.com completed on February 4, 2002, the merger of Hotels.com with a wholly-owned subsidiary of IAC completed on June 23, 2003 and the merger of Expedia.com with a wholly-owned subsidiary of IAC completed on August 8, 2003 as if the transactions had occurred at the beginning of the periods in which the transactions took place. The pro forma results include certain adjustments, including increased amortization related to intangible assets and compensation expense, and are not necessarily indicative of what the results would have been had the transactions actually occurred on the aforementioned dates.

	Years Ended December 31,
	2003	2002
	(In thousands)
Service revenue	$2,339,813	$1,534,562
Net income	96,987	(13,475)

NOTE 4: GOODWILL AND OTHER INTANGIBLE ASSETS

        On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." ("SFAS 142") In connection with the adoption of this standard, the Company has not amortized any goodwill or indefinite-lived intangible assets subsequent to January 1, 2002. Prior to the adoption, all intangible assets were amortized over the period during which the associated benefit was expected to be realized generally on a straight-line basis.

        Additionally, pursuant to SFAS 142, the Company assesses goodwill and indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. The Company performed its annual assessment for impairment of goodwill and indefinite-

lived intangible assets as of October 1, 2004 in connection with the preparation of its audited financial statements. Pursuant to this assessment, there was no material impairment recorded in 2004.

        The balance of goodwill and intangible assets is as follows (in thousands):

	December 31,
	2004	2003
Goodwill	$5,790,111	$5,650,322
Intangible assets with indefinite lives	895,446	862,538
Intangible assets with definite lives, net	383,915	460,488

	$7,069,472	$6,973,348

        In total, goodwill and other intangible assets increased $96.1 million as of December 31, 2004 as compared to the prior year. The increase is due primarily to the acquisition of TripAdvisor and the acquisition of Egencia, both of which occurred in April 2004. These additions were partially offset by deductions principally related to the income tax benefit realized pursuant to the exercise of stock options assumed in business acquisitions that were vested at the transaction date and are treated as a reduction in purchase price when the deductions are realized and the elimination of valuation allowances recorded against purchased net operating losses.

        Upon completion of the Spin-Off, Expedia's goodwill will be adjusted to reflect its basis following IAC's accounting for the businesses to be spun off as discontinued operations pursuant to Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

        Intangibles with indefinite lives relate principally to trade names and trademarks acquired in the various acquisitions. At December 31, 2004, intangibles with definite lives relate principally to the following:

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
	(In thousands)
Distribution agreements	$176,722	$(78,362)	$98,360	5.5
Supplier Relationship	208,776	(104,985)	103,791	3.6
Technology	187,753	(81,055)	106,698	4.7
Customer lists	21,662	(12,419)	9,243	8.1
Affiliate agreements	33,049	(4,984)	28,065	10.0
Domain names	10,865	(31)	10,834	10.0
Other	50,007	(23,083)	26,924	8.5

Total	$688,834	$(304,919)	$383,915

        At December 31, 2003, intangible assets with definite lives related principally to the following:

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
	(In thousands)
Distribution agreements	$175,351	$(50,106)	$125,245	5.5
Supplier Relationship	204,396	(58,020)	146,376	5.3
Technology	160,569	(45,544)	115,025	4.9
Customer lists	18,340	(7,350)	10,990	8.9
Affiliate agreements	33,049	(1,719)	31,330	10.0
Domain names	28,426	(4,914)	23,512	10.0
Other	27,848	(19,838)	8,010	9.7

Total	$647,979	$(187,491)	$460,488

        Amortization of intangibles is computed on a straight-line basis and based on December 31, 2004 balances for the next five years and thereafter is estimated to be as follows (in thousands):

2005	$123,350
2006	108,516
2007	68,576
2008	48,030
2009	10,436
2010 and thereafter	25,007

$383,915

        The following table presents the balance of goodwill, including the changes in carrying amount of goodwill for the year ended December 31, 2004 (in thousands):

Balance as of January 1, 2004	$5,650,322
Additions	345,373
Deductions	(218,840)
Foreign Exchange Translation	13,256

Balance as of December 31, 2004	$5,790,111

        Deductions principally relate to (1) the income tax benefit realized pursuant to the exercise of stock options assumed in business acquisitions that were vested at the transaction date and are treated as a reduction in purchase price when the deductions are realized; (2) adjustments to the carrying value of goodwill based upon the finalization of the valuation of intangible assets and their related deferred tax impacts; and (3) the elimination of valuation allowances recorded against purchased net operating losses. Additions principally relate to new acquisitions, primarily TripAdvisor and Egencia, as well as adjustments to the carrying value of goodwill based upon the finalization of the valuation of intangible assets and their related deferred tax impacts.

        The following table presents the balance of goodwill, including the changes in carrying amount of goodwill for the year ended December 31, 2003 (in thousands):

Balance as of January 1, 2003	$1,648,759
Additions	4,235,115
Deductions	(233,552)

Balance as of December 31, 2003	$5,650,322

        Deductions principally relate the income tax benefit realized pursuant to the exercise of stock options assumed in business acquisitions that were vested at the transaction date and are treated as a reduction in purchase price when the deductions are realized. Additions principally relate to the 2003 mergers of Hotels.com and Expedia.com, as described above in Note 3, as well as the 2003 acquisition of Hotwire which is described below.

TripAdvisor Goodwill and Intangibles

        On April 27, 2004, IAC completed its acquisition of TripAdvisor, Inc., a leading travel search engine and directory that enables consumers to extensively research their travel and destination place via the Internet. IAC's acquisition of TripAdvisor represented only 94.1% of the business and as such, minority interest representing the fair value of the 5.9% of TripAdvisor's common stock that IAC does not own was recorded on the accompanying balance sheet. IAC obtained an independent valuation of identifiable intangible assets acquired. This valuation identified $54.9 million of intangible assets other than goodwill. The trade name was identified as an indefinite-lived intangible and $30.3 million was allocated to this asset. Intangibles with definite lives included existing technology ($22.1 million) and customer lists ($2.5 million) and are being amortized over a weighted average period of 2.9 years. The net purchase price consideration paid for TripAdvisor was based on historical as well as expected performance metrics.

        IAC viewed TripAdvisor's revenue, Operating Income Before Amortization, net income and cash flow as its most important valuation metrics. IAC agreed to a purchase price that resulted in a significant amount of goodwill for a number of reasons including: (1) TripAdvisor's market leading position and brand; (2) TripAdvisor's business model which complements the business models of its other travel businesses; (3) growth opportunities in the markets in which TripAdvisor operates; and (4) TripAdvisor's technological and operational expertise. As a result, the predominant portion of purchase price was based on the expected financial performance of TripAdvisor, and not the asset value on the books at the time of the acquisition. This resulted in a significant amount of the purchase price being allocated to goodwill. This investment has been included in the Company's historical combined financial statements and has been recorded as a transfer from IAC within Invested Equity.

Egencia Goodwill and Intangibles

        On April 16, 2004, IAC, through Expedia.com, completed its acquisition of Egencia SA, a leading online corporate travel agency in France. The Company's acquisition of Egencia SA represented only 91.4% of the business and as such, minority interest representing the fair value of the 8.6% of Egencia's common stock that the Company does not own was recorded on the accompanying balance sheet. IAC obtained a preliminary independent valuation of identifiable intangible assets acquired. This valuation identified $18.1 million of intangible assets other than goodwill. Intangibles with definite lives included corporate client contracts ($13.4 million), existing technology ($2.2 million), supplier relationships ($1.3 millions), non-compete agreements ($0.7 million), and trade name ($0.5 million), and will be amortized over a weighted average life of 8.1 years. None of the amounts allocated to goodwill or intangible assets are tax deductible.

        The net purchase price consideration paid for Egencia was based on historical as well as expected performance metrics. IAC viewed Egencia's revenue, Operating Income Before Amortization, net income and cash flow as its most important valuation metrics. IAC agreed to a purchase price that resulted in a significant amount of goodwill for a number of reasons including: (1) Egencia's market leading position and brand; (2) Egencia's business model which complements the business models of its other travel businesses; and (3) growth opportunities in the markets in which Egencia operates. As a result, the predominant portion of purchase price was based on the expected financial performance of Egencia, and not the asset value on the books at the time of the acquisition. This resulted in a significant amount of the purchase price being allocated to goodwill.

        The aggregate purchase price for the acquisitions of TripAdvisor and Egencia was approximately $285 million of which approximately $205 million was classified as goodwill as of December 31,2004. None of the amounts allocated to goodwill are tax deductible.

Hotwire Goodwill and Intangibles

        On November 5, 2003, IAC completed its acquisition of Hotwire, a leading discount travel website. Total consideration paid was $666.7 million in cash, plus the assumption of options to acquire approximately 0.5 million shares of IAC common stock, warrants to acquire approximately 0.1 million shares of IAC common stock and 0.3 million restricted shares units. In connection with the Hotwire acquisition, the excess of consideration attributable to intangible assets and goodwill was $659.8 million. IAC obtained a preliminary independent valuation of identifiable intangible assets acquired. This valuation identified $126.8 million of intangible assets other than goodwill. The goodwill recognized amounted to $533.0 million. The trade name was identified as an indefinite lived intangible and $90.0 million was allocated to this asset. Intangibles with definite lives included supply relationships ($28.5 million), technology ($7.0 million) and customer lists ($1.3 million) and will be amortized over a weighted average period of 4.1 years. None of the amounts allocated to goodwill or intangible assets are tax deductible.

        The net purchase price paid for Hotwire was based on historical as well as expected performance metrics. IAC viewed Hotwire revenue, Operating Income Before Amortization, net income and cash flow as its most important valuation metrics. IAC agreed to a purchase price that resulted in recognition of a significant amount of goodwill for a number of reasons including: (1) Hotwire's market leading position and brand; (2) Hotwire's business model, which complements the models of its other travel businesses; (3) growth opportunities in the markets in which Hotwire competes; and (4) Hotwire's technological and operational expertise. As a result, the predominant portion of purchase price was based on the expected financial performance of Hotwire, and not the net asset value on the books at the time of the acquisition. This resulted in a significant amount of the purchase price being allocated to goodwill.

NOTE 5: DERIVATIVE INSTRUMENTS

        The Company's objective in managing its foreign exchange risk is to reduce its potential exposure to the changes that exchange rates might have on its earnings, cash flows and financial position. The Company's primary exposure to foreign currency risk relates to investments in foreign subsidiaries that transact business in a functional currency other than the U.S. dollar, primarily the Euro, British Pound Sterling and Canadian Dollar. The Company is also exposed to foreign currency risk related to its non-U.S. dollar denominated assets and liabilities. As such, from time to time, the Company may enter into forward contracts or swap transactions designated as cash flow hedges with financial institutions to protect against the volatility of future cash flows caused by changes in currency exchange rates in order to reduce, but not always entirely eliminate, the impact of currency exchange rate movements of these local currencies.

        On November 26, 2003, one of the Company's subsidiaries entered into a ten-year cross currency swap with a notional amount of Euro 39 million which is to mature on October 30, 2013 and is used to hedge against the change in value of an asset denominated in a currency other than the subsidiary's functional currency. This swap enables the Company to pay Euro at a rate of the three-month EURIBOR plus 0.50% on Euro 39 million. In exchange the Company receives 4.9% interest on $46.4 million in U.S. dollars. In addition, on April 14, 2004, one of the Company's subsidiaries entered into a cross currency swap with a notional amount of Euro 38.2 million which is to mature on April 7, 2014 and is used to hedge against the change in value of an asset in a similar manner to the swap described above. This swap enables the Company to pay Euro at a rate of the six-month EURIBOR plus 0.90% on Euro 38.2 million. In exchange the Company receives 5.47% interest on $45.9 million U.S. dollars. At the respective dates of maturity, these agreements call for the exchange of notional amounts. These derivative contracts have been designated as cash flow hedges for accounting purposes and foreign exchange re-measurement gains and losses related to these contracts and assets are recognized each period in the Company's statement of operations and are offsetting. In addition, the remaining effective portion of these derivatives' net gain/loss is recorded in other comprehensive income (loss) until the hedged items are extinguished. The change in fair value of these cross currency swaps at December 31, 2004 and 2003 resulted in an unrealized loss of $12.8 million and $3.3 million, respectively. There was no ineffectiveness related to these cash flow hedges reported in the statement of operations for any periods presented.

        Periodically, the Company has purchased 30 day foreign currency forwards in order to mitigate the effects of the changes in exchange rates between the time in which payables to hotel vendors in foreign countries are recorded and when they are settled. The changes in fair value of these foreign currency forwards are included as a component of cost of sales in the accompanying combined statements of operations. During the years ended December 31, 2004, 2003 and 2002, the Company recognized nominal gains from forward contracts. As of December 31, 2004 there were no foreign currency forwards outstanding.

NOTE 6: INCOME TAXES

        U.S. and foreign earnings before income taxes and minority interest are as follows:

	Years Ended December 31,
	2004	2003	2002
	(In thousands)
U.S.	$278,352	$252,358	$206,846
Foreign	(8,809)	3,140	2,570

Total	$269,543	$255,498	$209,416

        The components of income tax expense are as follows:

	Years Ended December 31,
	2004	2003	2002
	(In thousands)
Current income tax expense (benefit):
Federal	$95,668	$88,656	$81,871
State	11,347	7,072	6,566
Foreign	4,651	700	457

Current income tax expense (benefit)	111,666	96,428	88,894

Deferred income tax (benefit) expense:
Federal	1,810	263	(5,849)
State	(4,251)	20	(466)
Foreign	(2,854)	491	—

Deferred income tax (benefit) expense	(5,295)	774	(6,315)

Income tax expense	$106,371	$97,202	$82,579

        The current income tax payable has been reduced by $120.8 million, $106.2 million and $49.0 million for the years ended December 31, 2004, 2003 and 2002, respectively, for tax deductions attributable to stock-based compensation. The related income tax benefits of this stock-based compensation were recorded as a reduction of goodwill or amounts charged or credited to additional paid-in capital.

        The Company is a member of IAC's consolidated federal and state tax returns. In all periods presented, current and deferred tax expense has been computed for the Company on a separate return basis. IAC reimburses the Company for its net operating losses and tax credits that are utilized in the IAC consolidated tax returns.

        The tax effects of cumulative temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003 are presented below. The valuation allowance represents items for which it is more likely than not that the tax benefit will not be realized.

	2004	2003
Deferred tax assets:
Provision for accrued expenses	$13,337	$9,302
Property, plant and equipment	3,483	5,887
Deferred revenue	2,526	15,536
Net operating loss carryforwards	116,404	119,109
Tax credit carryforwards	7,895	3,872
Capitalized R&D expenditures	25,736	29,412
Stock-based compensation	50,124	21,971
Other	5,963	7,830

Total deferred tax assets	225,468	212,919
Less valuation allowance	(11,374)	(81,552)

Net deferred tax assets	$214,094	$131,367

Deferred tax liabilities:
Prepaid expenses	$(24,158)	$(12,259)
Intangible and other assets	(472,141)	(490,015)
Investment in subsidiaries	(13,853)	—
Unrealized gains	(15,318)	—
Other	(13,624)	—

Total deferred tax liabilities	$(539,094)	$(502,274)

Net deferred tax liability	$(325,000)	$(370,907)

        At December 31, 2004, the Company had federal and state net operating loss carryforwards ("NOLs") of approximately $268 million and $274 million, respectively. If not utilized, the federal NOLs will expire at various times between 2018 and 2023, and the state NOLs will expire at various times between 2007 and 2024. Utilization of approximately $22 million and $246 million of federal NOLs will be subject to limitations under Sections 382 and 1502 of the Internal Revenue Code of 1986, as amended, respectively. In addition, utilization of certain state NOLs may be subject to limitations under state laws similar to Sections 382 and 1502 of the Internal Revenue Code of 1986. At December 31, 2004, the Company had foreign NOL carryforwards of approximately $44 million available to offset future income, all of which can be carried forward indefinitely. During 2004, the Company recognized tax benefits for the utilization of NOLs of approximately $96 million, of which $3 million related to foreign operations. Of this amount $93 million was recorded as an increase of additional paid-in capital or a reduction of goodwill.

        During 2004, the Company's valuation allowance decreased by approximately $70 million. Included in this decrease was a reduction of goodwill of approximately $68 million as a result of NOLs benefited on acquired entity NOLs or an increase to additional paid-in capital as a result of NOLs benefited on amounts generated from excess stock-based compensation deductions. At December 31, 2004, the Company had a valuation allowance of approximately $11 million related to the portion of tax operating loss carryforwards and other items for which it is more likely than not that the tax benefit will not be realized. The tax benefit for approximately $8 million of valuation allowance recorded at December 31, 2004 will be applied as a reduction of goodwill or an increase to additional paid-in capital, if recognized in future years.

        A reconciliation of total income tax expense to the amounts computed by applying the statutory federal income tax rate to earnings from continuing operations before income taxes and minority interest is shown as follows:

	Years Ended December 31,
	2004	2003	2002
	(In thousands)
Income tax expense at the federal statutory rate of 35%	$94,340	$89,424	$73,296
State income taxes, net of effect of federal tax benefit	4,746	4,646	3,965
Foreign income taxed at a different statutory tax rate	738	(576)	(443)
Incremental tax on unremitted earnings of certain non-U.S. subsidiaries	523	492	552
Amortization of intangibles and stock-based compensation	358	740	6,381
Change in valuation allowance	2,474	—	—
Tax exempt income	—	(1,496)	(1,727)
Other, net	3,192	3,972	555

Income tax expense	$106,371	$97,202	$82,579

        By virtue of the previously filed separate company and consolidated tax returns with IAC, the Company is routinely under audit by federal, state, local and foreign authorities in the areas of income taxes and the remittance of sales and use taxes. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Annual tax provisions include amounts considered sufficient to pay assessments that may result from the examination of prior year returns; however, the amount ultimately paid upon resolution of issues raised may differ from the amount provided.

        Pursuant to a tax allocation agreement with Microsoft Corporation ("Microsoft") entered into prior to the acquisition of a controlling interest in Expedia.com by IAC in 2002, the Company must pay Microsoft for a portion of the tax savings resulting from the exercise of certain stock options. Expedia generally will be required to indemnify Microsoft for actual federal and state tax savings, up to approximately $36 million, that the Company may realize as a result of the use of certain compensation deductions, if and when the Company utilizes such tax savings.

NOTE 7: COMMITMENTS

        The Company leases computers, office space, equipment and services used in connection with its operations under various operating leases and contracts, many of which contain escalation clauses.

        Future minimum payments under non-cancelable agreements are as follows (in thousands):

Years Ending December 31,
2005	$17,230
2006	16,875
2007	15,951
2008	12,884
2009	10,431
Thereafter	12,686

Total	$86,057

        Expenses charged to operations under these agreements were $23.6 million, $14.6 million and $11.0 million for the years ended December 31, 2004, 2003 and 2002, respectively.

        The Company also has funding commitments that could potentially require its performance in the event of demands by third parties or contingent events, such as under lines of credit extended or under guarantees of debt, as follows (in thousands):

	Amount of Commitment Expiration Per Period
	Total Amounts Committed	Less than 1 year	1–3 years	3–5 Years
Letters of Credit	$44,957	$43,063	$1,771	$123
Purchase Obligations	9,802	5,315	4,487	—
Guarantees	72,834	71,655	1,179	—

Total Commercial Commitments	$127,593	$120,033	$7,437	$123

        The letters of credit ("LOCs") consist of standby LOCs that are primarily extended to certain hotel properties to secure payment for the potential purchase of hotel rooms. There have been no claims made against any standby letters of credit. Purchase obligations are defined as agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable pricing provisions; and the approximate timing of the transaction. The purchase obligations primarily relate to two national telecommunications contracts with certain vendors related to data transmission lines and telephones. The guarantees primarily relate to guarantees to the U.K. Civil Aviation Authority for the potential non-delivery of travel sold in the U.K. market as agents are required to be bonded in the U.K. in the event that tour operators cannot fulfill their obligations. These obligations are also guaranteed by IAC and secured, in part, by a bond posted by a third party.

NOTE 8: CONTINGENCIES

        In the ordinary course of business, the Company is a party to various lawsuits. In the opinion of management, the ultimate outcome of these lawsuits should not have a material impact on the liquidity, results of operations, or financial condition of the Company. The Company also evaluates other potential contingent matters, including value-added tax, transient occupancy or accommodation tax and similar matters. The Company does not believe that the amount of liability that could be reasonably possible with respect to these matters would have a material adverse effect on its financial results.

NOTE 9: BENEFIT PLANS

        During the three years ended December 31, 2004, the Company either participated in a retirement savings plan sponsored by IAC or had a retirement savings plan in the United States that was qualified under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to 16% of their pretax salary, but not more than statutory limits. The Company match under the IAC plan was fifty cents for each dollar a participant contributed into the plan, with a maximum contribution of 3% of a participant's earnings. Matching contributions for all plans were $4.1 million, $2.1 million, and $1.5 million in fiscal 2004, 2003 and 2002, respectively. The variance of the contributions is primarily attributable to the acquisitions of various entities referred to in Notes 3 and 4. Matching contributions are invested proportionate to each participant's voluntary contributions in the investment options provided under the plan. Investment options in the IAC plan include IAC common stock, but neither participant nor IAC matching contributions were required to be invested in IAC common stock. Investment options in the prior Expedia.com and Hotels.com plans included Expedia.com and Hotels.com common stock, but neither participant nor the company matching contributions were required to be invested in Expedia.com or Hotels.com common stock.

NOTE 10: STATEMENTS OF CASH FLOWS

        Within the financing section of the combined statements of cash flows, purchases of treasury stock represent purchases of the treasury stock of Expedia.com and Hotels.com when these businesses were separate publicly traded companies. Proceeds from the sale of subsidiary stock, including stock options, represent amounts received related to the sale of Expedia.com and Hotels.com stock, including stock options, when these businesses were separate publicly traded companies.

Supplemental Disclosure of Non-Cash Transactions for 2004

        In 2004, the Company incurred non-cash distribution and marketing expense of $16.7 million and non-cash compensation expense of $171.4 million. Amortization of non-cash distribution and marketing expense consists mainly of non-cash advertising secured from Universal Television as a result of IAC's contribution of the USA Entertainment Group to a joint venture with Vivendi Universal, S.A. ("Vivendi") on May 7, 2002 (the "VUE transaction"). The non-cash advertising from Universal has been used primarily for the benefit of Expedia.com, which runs television advertising primarily on the USA and Sci Fi cable channels without any cash cost. The advertising provided has been secured by IAC, pursuant to an agreement with Universal as part of the VUE transaction. Sufficient advertising has been secured to satisfy existing obligations.

        In 2004, the Company recognized pre-tax income of $0.2 million on equity earnings in unconsolidated affiliates.

        In 2004, the Company recognized non-cash revenues of $0.1 million as a result of deferred revenue recorded in connection with its various acquisitions.

Supplemental Disclosure of Non-Cash Transactions for 2003

        On June 23, 2003, IAC completed its merger with Hotels.com. IAC issued an aggregate of 44.3 million shares of IAC common stock.

        On August 8, 2003, IAC completed its merger with Expedia.com. IAC issued an aggregate of 100.8 million shares of IAC common stock.

        In 2003, the Company incurred non-cash distribution and marketing expense of $42.0 million and non-cash compensation expense of $95.8 million. Amortization of non-cash distribution and marketing expense consists mainly of Hotels.com performance warrants issued to obtain distribution and non-cash advertising secured from Universal Television as part of the VUE transaction. With the termination of the Travelocity affiliate agreement in September 2003, all outstanding unvested Travelocity warrants were cancelled.

        In 2003, the Company recognized non-cash revenues of $0.1 million as a result of deferred revenue recorded in connection with its various acquisitions.

Supplemental Disclosure of Non-Cash Transactions for 2002

        On February 4, 2002, IAC completed the acquisition of a controlling interest in Expedia.com. IAC issued an aggregate of 20.6 million shares of IAC common stock, 13.1 million shares of $50 face value 1.99% cumulative convertible preferred stock of IAC and warrants to acquire 14.6 million shares of IAC common stock at an exercise price of $35.10.

        In 2002, the Company incurred non-cash distribution and marketing expense of $32.7 million and non-cash compensation expense of $5.6 million.

        In 2002, the Company recognized pre-tax losses of $0.6 million on equity losses in unconsolidated affiliates.

        In 2002, the Company recognized non-cash net revenues of $24.8 million as a result of deferred revenue recorded in connection with its various acquisitions.

Supplemental Disclosure of Cash Flow Information:

	Years Ended December 31,
	2004	2003	2002
	(In thousands)
Cash paid during the period for:
Interest	$—	$269	$85
Income tax payments	7,255	4,452	17,072
Income tax refund	(9,134)	(9,789)	(289)

NOTE 11: RELATED PARTY TRANSACTIONS

        The Company has various agreements with Microsoft, including a services agreement for use of data center services by Expedia.com. Total fees paid with respect to these agreements in 2004, 2003 and 2002 were approximately $12.6 million, $20.5 million and $16.0 million, respectively. Amounts payable related to these various agreements at December 31, 2004 and 2003 were $3.4 million and $2.7 million, respectively.

        During 2004, the Company paid $4.6 million to National Broadcasting Company related to television advertising.

        The Company's costs and expenses include allocations from IAC for accounting, treasury, legal, tax, corporate support, human resource functions and internal audit. These allocations were determined on the bases that IAC and the Company considered to be reasonable reflections of the utilization of services provided or the benefit received by the Company. These expenses were allocated based on the ratio of Expedia's revenue as a percentage of IAC's total revenue. Allocated costs were $7.5 million and $2.0 million in 2004 and 2003, respectively and are included in "General and administrative expense" in the accompanying combined statements of operations. It is not practicable to determine the amounts of these expenses that would have been incurred had the Company operated as an unaffiliated entity. In the opinion of management of the Company, the allocation method is reasonable.

        Virtually all of the interest income and interest expense reflected in the combined statements of operations is intercompany in nature, arising from the transfer of liquid funds between IAC and Expedia that occurred as part of IAC's treasury operations.

Relationship Between IAC and Expedia after the Spin-Off

        For purposes of governing certain of the ongoing relationships between the Company and IAC at and after the Spin-Off, and to provide for an orderly transition, the Company and IAC have entered into various agreements, including, among others, a separation agreement; a tax sharing agreement; an employee matters agreement; and a transition services agreement.

Separation Agreement

        The separation agreement provides that IAC will, immediately prior to the Spin-Off, contribute or otherwise transfer to Expedia all of the subsidiaries and assets primarily related to IAC's travel and travel-related businesses (other than Interval International and TV Travel Shop, which IAC will retain) and TripAdvisor. Expedia or one of its subsidiaries will assume all of the liabilities primarily relating to IAC's travel and travel-related businesses described above and TripAdvisor immediately prior to the Spin-Off. Expedia has agreed to take each Expedia asset and to assume and perform each Expedia liability on an "as is, where is" basis, and IAC has made no representations or warranties with respect to any aspect of the Expedia assets or the Expedia liabilities.

        Other matters governed by the separation agreement include the assumption by Expedia of the obligations to deliver shares of Expedia common stock upon conversion of the Zero Coupon Convertible Notes Due June 1, 2008 to be assumed by IAC in the Ask Jeeves acquisition and upon the exercise of certain privately held IAC warrants, insurance and related reimbursement arrangements, provision and retention of records, access to information and confidentiality, cooperation with respect to governmental filings and third party consents, access to property and control of ongoing litigation.

        Pursuant to the separation agreement, Expedia and its subsidiaries have agreed to indemnify IAC, its affiliates and their respective current and former directors, officers and employees for any losses arising out of any breach of the separation agreement, the tax sharing agreement, the employee matters agreement, the transition services agreement and any failure by Expedia to assume and perform any of the Expedia liabilities. IAC and its subsidiaries have agreed to indemnify Expedia and its affiliates and their respective current and former directors, officers and employees for any losses arising out of any breach of the separation agreement, the tax sharing agreement, the transition services agreement, the employee matters agreement and any failure by IAC to perform any of the IAC liabilities. Expedia has also agreed to indemnify IAC against any liabilities relating to the Expedia financial and business information included in the proxy statement/prospectus filed with respect to the Spin-Off. In addition, from and after the completion of the Spin-Off, each of IAC and Expedia have generally agreed to bear 50% of the costs and liabilities associated with any securities law litigation relating to the conduct prior to the Spin-Off of the businesses or entities that comprise Expedia following the Spin-Off, regardless of whether the litigation arises prior to or after the Spin-Off. Following the Spin-Off, Expedia will bear 100% of the costs and liabilities associated with any other litigation relating to the conduct, prior to or after the Spin-Off, of the businesses or entities that comprise Expedia following the Spin-Off, regardless of whether the litigation arises before or after the Spin-Off. In addition, the receivable from

IAC and subsidiaries in these combined financial statements presented as a current asset will not be settled as a transfer of cash from IAC to Expedia at the time of the Spin-off, but rather will be extinguished in the form of a distribution to IAC pursuant to the terms of the Spin-Off and separation of Expedia from IAC.

Tax Sharing Agreement

        The tax sharing agreement governs IAC's and Expedia's respective rights, responsibilities and obligations after the Spin-Off with respect to taxes for the periods ending on or before the Spin-Off. Generally, the tax sharing agreement provides that although IAC will pay taxes with respect to the Expedia income included on its consolidated return, other pre-distribution taxes that are attributable to the business of one party, including audit adjustments with respect to consolidated periods, will be borne solely by that party. Pursuant to the tax sharing agreement, IAC will prepare and file the federal consolidated return, and any other income tax returns that include Expedia with respect to any taxable period ending on or prior to, or including, the date of the Spin-Off with the appropriate tax authorities and will pay any taxes relating thereto to the relevant tax authority. Expedia will prepare and file all separate company tax returns for Expedia and its subsidiaries, and pay all taxes due with respect to such tax returns for all taxable periods. In general, IAC controls all audits and administrative matters relating to the consolidated return of the IAC group.

        Under the tax sharing agreement Expedia generally (i) may not take (or fail to take) any action that would cause any representations, information or covenants in the separation documents or documents relating to the tax opinion concerning the Spin-Off to be untrue, (ii) may not take (or fail to take) any action that would cause the Spin-Off to lose its tax free status, (iii) may not sell, issue, redeem or otherwise acquire any of its equity securities (or equity securities of members of its group), except in certain specified transactions for a period of 25 months following the Spin-Off and (iv) may not, other than in the ordinary course of business, sell or otherwise dispose of a substantial portion of its assets, liquidate, merge or consolidate with any other person for a period of 25 months following the Spin-Off. During that period, Expedia may take certain actions prohibited by these covenants if it provides IAC with an Internal Revenue Service ruling or an unqualified opinion of counsel to the effect that these actions will not affect the tax free nature of the Spin-Off, in each case satisfactory to IAC in its sole and absolute discretion. Notwithstanding the receipt of any such Internal Revenue Service ruling or opinion, Expedia must indemnify IAC for any taxes and related losses resulting from (i) any act or failure to act described in the covenants above, (ii) any acquisition of equity securities or assets of Expedia or any member of its group, and (iii) any breach by Expedia or any member of its group of certain representations in the separation documents between IAC and Expedia or the documents relating to the tax opinion concerning the Spin-Off.

        Under U.S. federal income tax laws, Expedia and IAC are severally liable for all of IAC's federal income taxes attributable to the periods prior to and including the current taxable year of IAC, which ends on December 31, 2005. Thus, if IAC fails to pay the taxes attributable to it under the tax sharing agreement for periods prior to and including the current taxable year of IAC, Expedia may be responsible for these tax liabilities.

Employee Matters Agreement

        The employee matters agreement covers a wide range of compensation and benefit issues related to the Spin-Off. In general, IAC is responsible for all employment and benefit-related obligations and liabilities of current and former IAC employees (and their dependents and beneficiaries), except for employment and benefit-related obligations and liabilities related to employees who work for Expedia immediately prior to the Spin-Off (and their dependents and beneficiaries) and former employees who most recently worked for businesses and operations that will be owned by Expedia following the completion of the Spin-Off.

        After the Spin-Off, Expedia no longer will participate in IAC's employee benefit plans, but will have established its own employee benefit plans that will be substantially similar to the plans sponsored by IAC prior to the Spin-Off. Assets and liabilities from the IAC Retirement Savings Plan will be transferred to a newly established Expedia Retirement Savings Plan as soon as practicable following the Spin-Off.

Transition Services Agreement

        Under the transition services agreement, beginning on the date of the completion of the Spin-Off IAC will provide to Expedia on an interim, transitional basis, various services, including real estate, governmental affairs, internal audit services and assistance with certain public company functions, and such other services as to which IAC and Expedia mutually agree. The agreed upon charges for these services will generally allow IAC to recover fully the allocated costs of providing the services, plus all out-of-pocket costs and expenses. Expedia may terminate the agreement with respect to one or more particular services upon prior written notice.

Commercial Agreements

        The operating businesses that constitute IAC currently, and for the foreseeable future will continue to work together pursuant to a variety of commercial relationships. In connection with the Spin-Off, IAC and Expedia will institute various commercial agreements between subsidiaries of IAC, on the one hand, and subsidiaries of Expedia, on the other hand. These commercial agreements generally include (i) distribution agreements, pursuant to which certain subsidiaries of IAC distribute their respective products and services via arrangements with certain subsidiaries of Expedia, and vice versa, and (ii) services agreements, pursuant to which certain subsidiaries of IAC provide certain subsidiaries of Expedia with various services and vice versa. IAC and Expedia believe that all such agreements have been negotiated at arms' length between the applicable counterparties. In addition, IAC and Expedia believe that such agreements, whether taken individually or in the aggregate, do not constitute a material contract to either IAC or Expedia.

        Distribution agreements typically involve the payment of fees (usually on a fixed-per-transaction, revenue share or commission basis) from the party seeking distribution of the product or service to the party that is providing the distribution.

        Aggregate revenues in respect of such distribution and services agreements received by IAC subsidiaries from businesses that Expedia will own following the Spin-Off approximated $15.9 million and $8.3 million, respectively, in 2004 and 2003. Aggregate revenues received in respect of such agreements by businesses that Expedia will own following the Spin-Off were not material in 2004 and 2003.

        An analysis of Expedia's receivables from IAC and subsidiaries is as follows:

	2004	2003
Receivables from IAC and subsidiaries at beginning of period	$591,583	$5,924
Cash payments	539,519	548,356
Interest income	31,148	—
Employee equity instruments and associated tax withholdings	85,297	87,417
Taxes (excludes tax withholdings associated with employee equity instruments)	(55,932)	(87,914)
Investment balance transferred to IAC	702,047	—
Goodwill and intangibles	10,050	45,316
Administrative expenses and other	(28,967)	(7,516)

Receivables from IAC and subsidiaries at end of period	$1,874,745	$591,583

NOTE 12: QUARTERLY RESULTS (UNAUDITED)

	Quarter Ended December 31(b)	Quarter Ended September 30	Quarter Ended June 30	Quarter Ended March 31
	(In thousands)
Year Ended December 31, 2004
Service revenue(a)	$438,999	$503,793	$486,959	$413,262
Gross profit	338,093	393,175	383,287	315,757
Operating income	70,013	80,261	73,522	16,677
Net income	44,120	58,092	48,542	12,719
Year Ended December 31, 2003
Service revenue	$614,974	$663,500	$585,152	$476,187
Gross profit	314,900	318,928	280,106	226,465
Operating income	52,914	46,581	80,527	63,496
Net income	32,145	26,764	28,841	23,657

  (a)
  As part of the integration of Expedia's businesses, Hotels.com conformed its merchant hotel business practices with those of the other Expedia's businesses. As a result, beginning January 1, 2004, Expedia commenced prospectively reporting revenue for Hotels.com on a net basis, consistent with Expedia's historical practice. There was no impact to operating income or Operating Income Before Amortization from the change in reporting.

  (b)
  During the fourth quarter of 2003, Expedia performed an analysis related to estimated supplier liabilities, resulting in an adjustment and a corresponding increase to revenue and operating income of $22.4 million. The analysis performed provided additional evidence that Expedia used to update and refine its estimation of supplier liabilities, resulting in the decrease of $22.4 million. Expedia does not expect to record any similar-sized adjustments in future periods.

NOTE 13: INDUSTRY SEGMENTS AND RECONCILIATION OF NON-GAAP MEASURE

        The overall concept that the Company employs in determining its operating segments is to present its results in a manner consistent with (i) how the chief operating decision maker and executive management view the businesses, (ii) how the businesses are organized as to segment management and (iii) the focus of the businesses with regards to the types of products or services offered or the target market. Although the Company operates in several operating segments, which consist of its various brands and businesses, due to the similarities of the operations of the operating segments, there is only one reportable segment. The significant operating segments exhibit similar economic characteristics and meet all of the aggregation criteria pursuant to SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," and as such have been aggregated for reporting purposes. Each of the significant operating segments is a supplier of travel services whether by a merchant model or as an agency model. Although TripAdvisor is not considered a supplier of travel services similar to that of Expedia.com, Hotels.com and Hotwire, it does operate within the travel industry and is considered a travel search engine. While not meeting the qualitative aspects for aggregation within the Company's one reportable segment, the relative size of TripAdvisor would preclude the need to establish it as a separate reporting segment. Accordingly, TripAdvisor has been aggregated with the other operating segments to form one reporting segment.

        The Company's primary metric is Operating Income Before Amortization which is defined as operating income plus: (1) amortization of non-cash distribution, marketing and compensation expense, (2) amortization of intangibles and goodwill and intangibles impairment, if applicable, (3) pro forma adjustments for significant acquisitions and (4) certain one-time items. The Company believes this measure is useful to investors because it represents Expedia's combined operating results, taking into account depreciation, which it believes is an ongoing cost of doing business, but excluding the effects of non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to Expedia's statement of operations of certain expenses, including non-cash compensation associated with Expedia's employees, non-cash payments to partners, and acquisition-related accounting. Expedia endeavors to compensate for the limitations of the non-GAAP measure presented by providing the comparable GAAP measure with equal or greater prominence, GAAP financial statements and detailed descriptions of the reconciling items and adjustments, including quantifying such items, to derive the non-GAAP measure.

        The following table is a reconciliation of Operating Income Before Amortization to operating income and net income in 2004, 2003 and 2002.

	Years Ended December 31,
	2004	2003	2002
	(In thousands)
Operating Income Before Amortization	$553,692	$469,010	$284,986
Amortization of non-cash distribution and marketing expense	(16,728)	(41,974)	(32,680)
Amortization of non-cash compensation expense	(171,400)	(95,781)	(5,632)
Amortization of intangibles	(125,091)	(76,073)	(42,909)
Merger costs(a)	—	(11,664)	(2,282)
Pro forma adjustments(b)	—	—	(7,713)

Operating income	240,473	243,518	193,770
Interest income	38,775	22,614	15,075
Interest expense	(453)	(2,905)	—
Equity in (losses) income in unconsolidated affiliates and other	(9,252)	(7,729)	571
Income tax expense	(106,371)	(97,202)	(82,579)
Minority interest in loss (income) of consolidated subsidiaries	301	(46,889)	(50,124)

Net income	$163,473	$111,407	$76,713

  (a)
  The Company has incurred costs at Expedia.com and Hotels.com for investment banking, legal and accounting fees related directly to the mergers, which are considered as one-time. These costs were incurred solely in relation to the mergers, but may not be capitalized since Expedia.com and Hotels.com were considered the targets in the transaction for accounting purposes. These costs which do not directly benefit operations in any manner, would not normally be recorded by Expedia if not for the fact it already combined these entities, and are all related to the same transaction, as IAC simultaneously announced its intention to commence its exchange offer for the companies in 2002. The majority of costs are for advisory services provided by investment bankers, and the amounts incurred in 2003 were pursuant to the same fee letters entered into by each company in 2002. Given these factors, Expedia believes it is appropriate to consider these costs as one-time.

  (b)
  Pro forma adjustments to 2002 represent the impact of IAC's acquisition of a majority stake in Expedia.com, which occurred in February 2002 as if the transaction occurred as of the beginning of the period presented. Operating income is presented on an actual basis.

        The Company maintains operations in the United States, France, Germany, the United Kingdom, Canada and other international territories. Geographic information about the United States and international territories for the years ended December 31, 2004, 2003, and 2002 is presented below.

	Years Ended December 31,
	2004	2003	2002
	(In thousands)
Revenue
United States	$1,523,867	$1,988,113	$1,339,667
All other countries	319,146	351,700	159,408

	$1,843,013	$2,339,813	$1,499,075

Long-lived assets
United States	$70,965	$64,474	$49,006
All other countries	10,461	11,144	—

	$81,426	$75,618	$49,006

NOTE 14: FINANCIAL INSTRUMENTS

        The additional disclosure below of the estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies when available. The Company's financial instruments include letters of credit and bank guarantees. These commitments are in place to facilitate the commercial operations of certain Company subsidiaries.

	December 31, 2004		December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Cash and cash equivalents	$154,957	$154,957	$188,639	$188,639
Restricted cash and cash equivalents	600	600	22,945	22,945
Accounts and notes receivable	143,905	143,905	128,888	128,888
Derivative contracts	(12,812)	(12,812)	(3,321)	(3,321)
Letters of credit	—	44,957	—	38,607
Bank guarantees	—	72,834	—	39,605

        The carrying amounts of cash and cash equivalents and restricted cash and cash equivalents reflected in the combined balance sheets approximate fair value as they are maintained with various high-quality financial institutions or in short-term duration high-quality debt securities. The majority of the Company's receivables result from the sale of services to individuals, mostly through the use of major credit cards. These receivables are short-term in nature and are generally settled shortly after the sale. Market quotes were used to estimate the fair value of the derivative contracts.

NOTE 15: MARKETABLE SECURITIES AND INVESTMENTS HELD FOR SALE

        At December 31, 2004, marketable securities available-for-sale are comprised of auction rate preferred securities with a carrying amount of $1.0 million, which approximates fair value. There were no unrealized gains or losses recorded on these securities due to their short-term nature. In

January 2004, as part of IAC's centralized cash management process, the Company transferred $692.8 million of its marketable securities to IAC. The transfer is included in "Receivables from IAC and subsidiaries" on the accompanying combined balance sheets as of December 31, 2004.

        From time to time the Company makes equity investments in non-publicly traded companies which are accounted for under the cost method as the Company does not have the ability to exercise significant influence over the respective company's operating and financial policies. These investments are included in "Long-term investments and other" on the accompanying combined balance sheets and have a carrying value of approximately $22.5 million as of December 31, 2004. The Company monitors its investments for impairment on a quarterly basis and makes appropriate reductions in carrying values when such impairments are determined to be other-than-temporary. Factors used in determining an impairment include, but are not limited to, the current business environment including competition and uncertainty of financial condition; going concern considerations such as the rate at which the investee company utilizes cash, the investee company's ability to obtain additional private financing to fulfill its stated business plan; the need for changes to the investee company's existing business model due to changing business environments and its ability to successfully implement necessary changes; and comparable valuations. If an investment is determined to be impaired, a determination is made as to whether such impairment is other-than-temporary. No other than temporary losses were recorded related to cost investments during the year ended December 31, 2004.

        At December 31, 2003, marketable securities available-for-sale were as follows (in thousands):

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Auction rate preferred securities	$43,650	$—	$—	$43,650
U.S. Government and agencies	415,622	—	(1,459)	414,163
Non-US government securities and other fixed term obligations	235,486	208	(187)	235,507

Total debt securities	651,108	208	(1,646)	649,670

Total marketable securities	$694,758	$208	$(1,646)	$693,320

        The net unrealized gains (losses) on available for sale securities noted above are recorded net of deferred tax benefit of approximately $540 as of December 31, 2003.

NOTE 16: PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment consists of the following:

	December 31, 2004	December 31, 2003
	(In thousands)
Computer equipment (including capitalized website development)	$139,391	$110,687
Leasehold improvements	18,327	9,080
Furniture and other equipment	23,029	16,461
Land	8	8
Projects in progress	6,927	3,651

	187,682	139,887
Less: accumulated depreciation and amortization	(106,256)	(64,269)

Property, plant and equipment, net	$81,426	$75,618

NOTE 17:    EQUITY INVESTMENTS IN UNCONSOLIDATED AFFILIATES

        The following is a list of investments accounted for under the equity method, the principal market that the venture operates, and the relevant ownership percentage:

	2004	2003	2002
GL Expedia (France)	49.9%	47.0%	47.0%
eLong, Inc. (China)(a)	28.0%	—	—

  (a)
  The Company acquired its interest in August 2004.

        On August 4, 2004, Expedia, through Expedia.com, made an investment in eLong, a Cayman Island company, whose principal business is the operation of an Internet-based travel business in the People's Republic of China. The purchase price of the investment was approximately $59 million in cash that represented a 30% interest in eLong, which is accounted for under the equity method at December 31, 2004. Concurrent with the original investment, eLong issued a warrant to Expedia to acquire such additional eLong shares as would be necessary to provide Expedia with a minimum aggregate investment of 51% of eLong shares on a fully-diluted basis for approximately $6.21 per share.

        On October 28, 2004, eLong priced an initial public offering of its shares. The initial public offering resulted in the warrant becoming subject to the mark-to-market provisions of SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities." As such, Expedia has recorded an unrealized gain of $27.2 million, net of deferred taxes of $16.4 million, related to the warrant that has been recorded in other comprehensive income at December 31, 2004.

        On December 16, 2004, Expedia notified eLong of its intent to exercise its warrant to acquire its additional eLong shares. The transaction was completed on January 10, 2005. Please refer to Note 18, Subsequent Event, for further discussion.

NOTE 18: SUBSEQUENT EVENT

        On December 16, 2004, Expedia notified eLong of its intent to exercise its warrant to acquire its additional eLong shares. The transaction was completed on January 10, 2005. Following the exercise of the warrant, Expedia owns approximately 52% of the outstanding capital stock of eLong on a fully diluted basis, representing approximately 96% of the total voting power of eLong. Accordingly, Expedia began consolidating the results of eLong effective January 10, 2005.

Schedule Number
II	Valuation and Qualifying Accounts

        All other financial statements and schedules not listed have been omitted since the required information is included in the Combined Financial Statements or the notes thereto, or is not applicable or required.

Schedule II

EXPEDIA, INC. AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS

Description	Balance of Beginning of Period	Charges to Earnings	Charges to Other Accounts		Deductions		Balance at End of Period
2004
Allowance for doubtful accounts	$3,231	$(510)	$100		$(483	)(2)	$2,338
Sales returns accrual	103	2,648	—		(488)		2,263
Deferred tax valuation allowance	81,552	2,474	(72,652	)(1)	—		11,374
Other reserves	14,058						13,358
2003
Allowance for doubtful accounts	$2,395	$896	$366		$(426	)(2)	$3,231
Sales returns accrual	—	(5)	160		(52)		103
Deferred tax valuation allowance	99,307	—	(17,755)	(3)	—		81,552
Other reserves	6,562						14,058
2002
Allowance for doubtful accounts	$—	$701	$1,850	(4)	$(156	)(2)	$2,395
Sales returns accrual	—	—	—		—		—
Deferred tax valuation allowance	—	—	99,307	(5)	—		99,307
Other reserves	1,446						6,562

(1)
Decrease consists of valuation allowance release related to Expedia.com for net operating losses, which impacted goodwill.

(2)
Write-off of fully reserved accounts receivable.

(3)
Expedia.com utilization of valuation allowance during 2003, which impacted goodwill.

(4)
Amount relates to the acquisition Expedia.com in 2002.

(5)
Increases due to acquisition of Expedia.com during 2002.

EXPEDIA, INC. AND SUBSIDIARIES
COMBINED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2005	2004
	(In thousands)
Service revenue	$485,046	$413,262
Cost of sales	106,655	97,505

Gross profit	378,391	315,757
Selling and marketing expense	167,145	159,880
General and administrative expense	66,032	50,073
Amortization of non-cash distribution and marketing expense	432	5,038
Amortization of non-cash compensation expense	38,300	46,869
Amortization of intangibles	31,665	30,089
Depreciation expense	8,492	7,131

Operating income	66,325	16,677
Other income (expense):
Interest income	9,799	6,417
Interest expense	—	(491)
Equity in losses of unconsolidated affiliates and other	1,034	(1,540)

Total other income, net	10,833	4,386

Earnings before income taxes and minority interest	77,158	21,063
Income tax expense	(29,385)	(8,344)
Minority interest in loss of consolidated subsidiaries	256	—

Net income	$48,029	$12,719

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

EXPEDIA, INC. AND SUBSIDIARIES
COMBINED BALANCE SHEETS

	March 31, 2005	December 31, 2004
	(Unaudited)
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$308,911	$154,957
Restricted cash and cash equivalents	13,989	600
Marketable securities	—	1,000
Accounts and notes receivable, net of allowance of $3,522 and $2,338, respectively	206,691	143,905
Receivables from IAC and subsidiaries	2,214,889	1,874,745
Deferred income taxes	8,675	8,696
Income tax receivable	474	—
Other current assets	105,203	61,954

Total current assets	2,858,832	2,245,857
Goodwill	5,846,107	5,790,111
Intangible assets, net	1,282,748	1,279,361
Long-term investments and other	34,864	140,432
Property, plant and equipment, net	84,890	81,426

TOTAL ASSETS	$10,107,441	$9,537,187

LIABILITIES AND INVESTED EQUITY
CURRENT LIABILITIES:
Accounts payable, trade	$614,724	$528,405
Deferred merchant bookings	704,349	361,199
Deferred revenue	7,086	5,353
Income tax payable	—	421
Other current liabilities	99,108	86,801

Total current liabilities	1,425,267	982,179
Other long-term liabilities	49,501	50,248
Deferred income taxes	344,060	333,696
Minority interest	74,699	18,435
INVESTED EQUITY:
Invested capital	8,215,540	8,118,961
Accumulated other comprehensive (loss) income	(1,626)	33,668

Total invested equity	8,213,914	8,152,629

TOTAL LIABILITIES AND INVESTED EQUITY	$10,107,441	$9,537,187

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

EXPEDIA, INC. AND SUBSIDIARIES
COMBINED STATEMENTS OF INVESTED EQUITY
(UNAUDITED)

	Total	Invested Capital	Accum. Other Comp. Income (Loss)
	(In thousands)
Balance as of December 31, 2004	$8,152,629	$8,118,961	$33,668
Comprehensive income
Net income for the three months ended March 31, 2005	48,029	48,029	—
Decrease in unrealized gains in available for sale securities	(27,180)	—	(27,180)
Net loss on derivative contracts	(2,239)	—	(2,239)
Foreign currency translation	(5,875)	—	(5,875)

Total comprehensive income	12,735
Net transfers from IAC	48,550	48,550	—

Balance as of March 31, 2005	$8,213,914	$8,215,540	$(1,626)

        Accumulated other comprehensive income (loss) is comprised of unrealized gains on available for sale securities of $0 and $27,180 at March 31, 2005 and December 31, 2004, respectively, foreign currency translation adjustments of $554 and $6,429 at March 31, 2005 and December 31, 2004, respectively, and net (losses) gains from derivatives contracts of $(2,180) and $59 at March 31, 2005 and December 31, 2004, respectively.

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

EXPEDIA, INC. AND SUBSIDIARIES
COMBINED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2005	2004
	(In thousands)
Cash flows from operating activities:
Net income	$48,029	$12,719
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,157	37,220
Amortization of non-cash distribution and marketing expense	432	5,038
Amortization of non-cash compensation expense	38,300	46,869
Amortization of deferred financing costs	—	161
Deferred income taxes	3,847	(6,703)
Equity in losses of unconsolidated affiliates	512	232
Minority interest in losses of consolidated subsidiaries	(256)	—
Changes in current assets and current liabilities:
Accounts and notes receivable	(57,520)	6,613
Prepaids and other assets	(40,297)	(51,967)
Accounts payable and accrued liabilities	115,374	73,185
Deferred revenue	1,733	529
Deferred merchant bookings	342,451	312,688
Other, net	4,927	3,809

Net cash provided by operating activities	497,689	440,393

Cash flows from investing activities:
Acquisitions, net of cash acquired	13,579	(728)
Capital expenditures	(12,621)	(11,570)
Purchase of marketable securities	—	(5,015)
Proceeds from sale of marketable securities	1,000	698,611
Increase in long-term investments and notes receivable	(288)	(2,762)
Other, net	166	(85)

Net cash provided by investing activities	1,836	678,451

Cash flows from financing activities:
Transfers to IAC	(337,556)	(961,664)
Proceeds from subsidiary stock, including stock options	555	—
(Increases) decreases in restricted cash and other, net	(8,072)	1,759

Net cash used in financing activities	(345,073)	(959,905)
Effect of exchange rate changes on cash and cash equivalents	(498)	(338)

Net increase in cash and cash equivalents	153,954	158,601
Cash and cash equivalents at beginning of period	154,957	188,639

Cash and cash equivalents at end of period	$308,911	$347,240

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

EXPEDIA, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

Spin-Off

        On December 21, 2004, IAC/InterActiveCorp ("IAC") announced its plan to separate into two independent public companies in order to better achieve certain strategic objectives of its various businesses. In these combined financial statements, we refer to this transaction as the "Spin-Off" and to the new company that will hold the travel and travel-related businesses of IAC as "Expedia" or the "Company." Following the completion of the Spin-Off, Expedia will consist of IAC's travel and travel-related businesses, subsidiaries and investments (other than Interval International and TV Travel Shop, which IAC will retain) and TripAdvisor (collectively, the "Expedia Businesses").

Basis Of Presentation

        In connection with the Spin-Off, Expedia was incorporated as a Delaware corporation in April 2005. Expedia currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the Spin-Off, will not acquire or incur any material assets or liabilities, nor will it engage in any business or other activities. Following the completion of the Spin-Off, Expedia will consist of the Expedia Businesses.

        The Combined Historical Financial Statements of Expedia and its subsidiaries assume (i) the contribution or other transfer of all of the subsidiaries and assets relating to the Expedia Businesses to Expedia, (ii) the assumption by Expedia or one if its subsidiaries of all of the liabilities relating to the Expedia Businesses and (iii) the allocation to Expedia of certain IAC corporate expenses relating to the Expedia Businesses for certain periods, certain of which will occur in connection with the Spin-Off and certain of which are governed by the terms of the Separation Agreement that Expedia will enter into with IAC in connection with the Spin-Off. For a description of the Separation Agreement, as well as other agreements that Expedia will enter into with IAC in connection with the Spin-Off, see the Company's Combined Historical Financial Statements for the year ended December 31, 2004.

        Accordingly, the Combined Historical Financial Statements of Expedia reflect the historical financial position, results of operations and cash flows of the Expedia Businesses since their respective dates of acquisition by IAC, based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the Expedia Businesses with the exception of accounting for income taxes, which for purposes of these financial statements have been computed for Expedia on a separate tax return basis. These financial statements are prepared on a combined, rather than a consolidated, basis because no direct ownership relationship existed among any or all the various businesses comprising the Company. Significant intercompany transactions and accounts have been eliminated. In order to reflect the legal form of IAC's and its subsidiaries ownership of the Expedia Businesses, these combined financial statements present IAC's and its subsidiaries net investment in the Company as invested equity in lieu of stockholders' equity.

        Expedia's management believes that the assumptions underlying the Combined Historical Financial Statements of Expedia are reasonable. However, this financial information does not necessarily reflect the future financial position, results of operations and cash flows of Expedia, nor does it reflect what the historical financial position, results of operations and cash flows of Expedia would have been had Expedia been a stand-alone company during the periods presented. For example, the Combined Historical Financial Statements of Expedia do not assume the completion of certain aspects of the Spin-Off.

        The Combined Historical Financial Statements of Expedia include allocations by IAC to Expedia of certain IAC corporate expenses relating to the Expedia Businesses from their respective dates of acquisition by IAC. General allocable corporate overhead has been allocated based on the ratio of Expedia's revenue as a percentage of IAC's total revenue. General allocated corporate overhead, which primarily includes expenses relating to accounting, treasury, legal, tax, corporate support, human resource functions and internal audit, amounted to approximately $1.6 million and $1.9 million during the three months ended March 31, 2005 and 2004, respectively. It is not practicable to determine the amounts of these expenses that would have been incurred had the Company operated as an unaffiliated entity. In the opinion of management of the Company, the allocation method is reasonable. Following the completion of the Spin-Off, the Company will perform these functions using its own resources or purchased services.

        The calculations of Expedia's income taxes (on a combined basis for all of the Expedia Businesses) are on an as if stand-alone, separate tax return basis. These calculations reflect what Expedia's estimated historical income taxes would have been had Expedia been a stand-alone company during the periods presented. Expedia has been a member of the IAC consolidated federal and state tax returns since August 2003 and has filed in certain states with IAC on a combined or unitary basis since 2002. In all periods presented, current and deferred tax expense has been computed for Expedia on an as if separate tax return basis. IAC reimburses Expedia for its net operating losses and tax credits that are utilized in the IAC consolidated tax returns. These calculations do not necessarily reflect what Expedia's future income taxes will be, nor do they reflect tax strategies that Expedia would have followed or will follow on an as if stand-alone entity basis, given that its tax position was being managed by IAC for the benefit of IAC on a consolidated basis. The respective rights, responsibilities and obligations of Expedia and IAC after the Spin-Off with respect to taxes for the periods ending on or before the Spin-Off will be governed by a tax sharing agreement.

        The interim combined financial statements and notes thereto of the Company are unaudited and should be read in conjunction with the audited combined financial statements and notes thereto for the year ended December 31, 2004.

        In the opinion of management of the Company, all adjustments necessary for a fair presentation of such combined financial statements have been included. Such adjustments consist of normal recurring items. Interim results are not necessarily indicative of results for a full year. The interim combined financial statements and notes thereto are presented as permitted by the Securities and Exchange Commission and do not contain certain information included in the Company's audited combined financial statements and notes thereto.

Portfolio of Brands and Businesses

        Expedia is among the world's leading travel services companies, making travel products and services available to leisure and corporate travelers in the United States and abroad through a diversified portfolio of travel brands and businesses, including Expedia.com, Hotels.com, Hotwire.com, WWTE, Classic Custom Vacations, Expedia!fun, Expedia Corporate Travel and TripAdvisor.

        For a more detailed presentation of the Company's operating businesses, see the Company's Combined Historical Financial Statements for the fiscal year ended December 31, 2004.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

        Management of the Company is required to make certain estimates and assumptions during the preparation of the combined financial statements in accordance with U.S. generally accepted accounting principles. These estimates and assumptions impact the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the combined financial statements. They also impact the reported amount of net income during any period. Actual results could differ from these estimates.

        Significant estimates underlying the accompanying combined financial statements include the revenue allowances, allowance for doubtful accounts, recoverability of intangibles, including goodwill and other long-lived assets, carrying amounts of long-term investments, deferred income taxes, including valuation allowances and various other operating allowances and accruals.

Stock-Based Compensation

        In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation Transition and Disclosure" ("SFAS No. 148"), which amends SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation and amends the disclosure requirements of SFAS No. 123. The Company adopted the expense recognition provision of SFAS No. 123 and is providing expense for stock-based compensation for grants made on or after January 1, 2003 on a prospective basis as provided by SFAS No. 148. During 2004 and 2005, the Company recognized expense for all unvested equity awards issued in prior years pursuant to SFAS No. 123 and No. 148. For restricted stock units issued, the value of the instrument is measured at the grant date at fair value and amortized ratably as non-cash compensation over the vesting term. For stock options issued since 2003, including unvested options assumed in acquisitions, the value of the options is measured on grant date (or acquisition date, if applicable) at fair value, using the Black-Scholes option valuation model, and is amortized over the remaining vesting term.

        The Black-Scholes option valuation model was developed for use in estimating the fair market value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair market value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

        On December 16, 2004, the FASB issued FASB Statement No. 123 (R), "Share-Based Payment," which is a revision of SFAS No. 123. Statement 123(R) supersedes APB Opinion No. 25 and amends FASB Statement No. 95, "Statement of Cash Flows." Generally, the approach in Statement 123(R) is similar to the approach described in SFAS No. 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative. The Company is required to apply Statement 123(R) in the first quarter of 2006.

        Currently, the Company uses the Black-Scholes formula to estimate the value of stock options granted to employees and expects to continue to use this acceptable option valuation model upon the required adoption of Statement 123(R) on January 1, 2006. Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. The Company does not believe the adoption of Statement 123(R) will have a material effect on its combined statement of operations. The Company is currently assessing the impact of this pronouncement on its combined statement of cash flows.

Reclassifications

        Certain amounts in the prior period's combined financial statements have been reclassified to conform to the 2005 presentation.

Other

        See the Company's Combined Historical Financial Statements for the fiscal year ended December 31, 2004 for a summary of all other significant matters relating to accounting policies.

NOTE 3—SUPPLEMENTAL CASH FLOW INFORMATION

        Within the financing section of the combined statement of cash flows for the three months ended March 31, 2005, proceeds from the sale of subsidiary stock, including stock options, represent amounts received related to the sale of stock of eLong, Inc. ("eLong"), as this business is a publicly traded company. In addition, income tax payments made during the three months ended March 31, 2005 and 2004 were $13.7 million and $18.9 million, respectively.

Supplemental Disclosure of Non-Cash Transactions for the Three Months Ended March 31, 2005

        For the three months ended March 31, 2005, the Company incurred non-cash compensation expense of $38.3 million and non-cash distribution and marketing expense of $0.4 million. Amortization of non-cash distribution and marketing expense consists mainly of non-cash advertising secured from Universal Television as a result of IAC's contribution of the USA Entertainment Group to a joint venture with Vivendi Universal, S.A. ("Vivendi") on May 7, 2002 (the "VUE Transaction"). The non-cash advertising from Universal has been used primarily for the benefit of Expedia.com, which runs television advertising primarily on the USA and Sci Fi cable channels without any cash cost. The advertising provided has been secured by IAC pursuant to an agreement with Universal as part of the VUE Transaction. Sufficient advertising has been secured to satisfy existing obligations.

        For the three months ended March 31, 2005, the Company recognized pre-tax losses of $0.5 million from equity losses of unconsolidated affiliates.

Supplemental Disclosure of Non-Cash Transactions for the Three Months Ended March 31, 2004

        For the three months ended March 31, 2004, the Company incurred non-cash compensation expense of $46.9 million and non-cash distribution and marketing expense of $5.0 million. Amortization of non-cash distribution and marketing expense consists mainly of non-cash advertising secured from Universal Television as part of the VUE Transaction.

        For the three months ended March 31, 2004, the Company recognized pre-tax losses of $0.2 million from equity losses of unconsolidated affiliates.

NOTE 4—INDUSTRY SEGMENTS AND RECONCILIATION OF NON-GAAP MEASURE

        The overall concept that the Company employs in determining its operating segments is to present its results in a manner consistent with (i) how the chief operating decision maker and executive management view the businesses; (ii) how the businesses are organized as to segment management; and (iii) the focus of the businesses with regards to the types of products or services offered or the target market. Although the Company operates in several operating segments, which consist of its various brands and businesses, due to the similarities of the operations of the operating segments, there is only one reportable segment. The significant operating segments exhibit similar economic characteristics and meet all of the aggregation criteria pursuant to SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" and as such have been aggregated for reporting purposes. Each of the significant operating segments is a supplier of travel services whether by a merchant model or as an agency model. Although TripAdvisor is not considered a supplier of travel services similar to that of Expedia.com, Hotels.com and Hotwire, it does operate within the travel industry and is considered a travel search engine. While not meeting the qualitative aspects for aggregation within the Company's one reportable segment, the relative size of TripAdvisor would preclude the need to establish it as a separate reporting segment. Accordingly, TripAdvisor has been aggregated with the other operating segments to form one reporting segment.

        The Company's primary metric is Operating Income Before Amortization which is defined as operating income plus: (1) amortization of non-cash distribution, marketing and compensation expense, (2) amortization of intangibles and goodwill impairment, if applicable, (3) pro forma adjustments for significant acquisitions, if applicable and (4) one-time items. The Company believes this measure is useful to investors because it represents Expedia's combined operating results, taking into account depreciation, which it believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to Expedia's statement of operations of certain expenses, including non-cash compensation associated with Expedia's employees, non-cash payments to partners, and acquisition-related accounting. Expedia endeavors to compensate for the limitations of the non-GAAP measure presented by providing the comparable GAAP measure with equal or greater prominence, GAAP financial statements and descriptions of the reconciling items and adjustments, including quantifying such items, to derive the non-GAAP measure.

        The following table is a reconciliation of Operating Income Before Amortization to operating income and net income.

	Three months ended March 31,
	2005	2004
	(In thousands)
Operating Income Before Amortization	$136,722	$98,673
Amortization of non-cash distribution and marketing expense	(432)	(5,038)
Amortization of non-cash compensation expense	(38,300)	(46,869)
Amortization of intangibles	(31,665)	(30,089)

Operating income	66,325	16,677
Interest income	9,799	6,417
Interest expense	—	(491)
Equity in losses of unconsolidated affiliates and other	1,034	(1,540)
Income tax expense	(29,385)	(8,344)
Minority interest in loss of consolidated subsidiaries	256	—

Net income	$48,029	$12,719

        The Company maintains operations in the United States, France, Germany, the United Kingdom, Canada and other international territories. Geographic information about the United States and international territories is presented below.

	Three months ended March 31,
	2005	2004
	(In thousands)
Revenue
United States	$385,419	$351,738
All other countries	99,627	61,524

	$485,046	$413,262

	March 31, 2005	December 31, 2004
	(In thousands)
Long-lived assets
United States	$72,326	$70,965
All other countries	12,564	10,461

	$84,890	$81,426

NOTE 5—GOODWILL AND OTHER INTANGIBLE ASSETS

        The balance of goodwill and intangible assets is as follows (in thousands):

	March 31, 2005	December 31, 2004
Goodwill	$5,846,107	$5,790,111
Intangible assets with indefinite lives	911,637	895,446
Intangible assets with definite lives	371,111	383,915

	$7,128,855	$7,069,472

        Intangible assets with indefinite lives relate principally to trade names and trademarks acquired in various acquisitions. At March 31, 2005, intangible assets with definite lives relate principally to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
Distribution agreements	$186,209	$(85,525)	$100,684	5.5
Supplier relationships	212,709	(116,378)	96,331	3.6
Technology	187,950	(90,557)	97,393	4.7
Customer lists	27,782	(13,981)	13,801	8.4
Affiliate agreements	33,049	(5,810)	27,239	10.0
Domain names	10,865	(505)	10,360	10.0
Other	49,281	(23,978)	25,303	7.3

Total	$707,845	$(336,734)	$371,111

        At December 31, 2004, intangible assets with definite lives relate principally to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
Distribution agreements	$176,722	$(78,362)	$98,360	5.5
Supplier relationships	208,776	(104,985)	103,791	3.6
Technology	187,753	(81,055)	106,698	4.7
Customer lists	21,662	(12,419)	9,243	8.1
Affiliate agreements	33,049	(4,984)	28,065	10.0
Domain names	10,865	(31)	10,834	10.0
Other	50,007	(23,083)	26,924	8.5

Total	$688,834	$(304,919)	$383,915

        Amortization of intangible assets with definite lives is computed on a straight-line basis and based on December 31, 2004 balances for the next five years and thereafter is estimated to be as follows (in thousands):

Years ending December 31
2005	$123,350
2006	108,516
2007	68,576
2008	48,030
2009	10,436
2010 and thereafter	25,007

$383,915

        The following table presents the balance of goodwill including the changes in carrying amount of goodwill for the three months ended March 31, 2005 (in thousands):

Balance as of January 1, 2005	$5,790,111
Additions	75,526
Deductions	(12,250)
Foreign Exchange Translation	(7,280)

Balance as of March 31, 2005	$5,846,107

        Additions principally relate to new acquisitions, primarily eLong. Deductions principally relate to (1) adjustments to the carrying value of goodwill based upon the finalization of the valuation of intangible assets and their related deferred tax impacts and (2) the income tax benefit realized pursuant to the exercise of stock options assumed in business acquisitions that were vested at the transaction date and are treated as a reduction in purchase price when the deductions are realized.

NOTE 6—EQUITY INVESTMENTS IN UNCONSOLIDATED AFFILIATES

        As of March 31, 2005, the Company owned 49.9% of L'Agence De Voyages—SNCF.com (France) which was accounted for under the equity method.

        At December 31, 2004, Expedia recorded an unrealized gain of $27.2 million, net of deferred taxes of $16.4 million, related to its warrant to acquire additional shares in eLong. On January 10, 2005, Expedia exercised its warrant to acquire additional eLong shares and, accordingly, reversed this unrealized gain through purchase accounting. Following the exercise of the warrant, Expedia owns approximately 52% of the outstanding capital stock of eLong on a fully diluted basis, representing approximately 96% of the total voting power of eLong. Accordingly, the Company began to consolidate the results of eLong effective January 10, 2005.

NOTE 7—RELATED PARTY TRANSACTIONS

        The Company's costs and expenses include allocations from IAC for accounting, treasury, legal, tax, corporate support, human resource functions and internal audit. These allocations were determined on the bases that IAC and the Company considered to be reasonable reflections of the utilization of services provided or the benefit received by the Company. These allocable expenses were allocated based on the ratio of Expedia's revenue as a percentage of IAC's total revenue. Allocated costs were $1.6 million and $1.9 million during the three months ended March 31, 2005 and 2004, respectively, and are included in "General and administrative expense" in the accompanying combined statements of operations. It is not practicable to determine the amounts of these expenses that would have been incurred had the Company operated as an unaffiliated entity. In the opinion of management of the Company, the allocation method is reasonable.

        Virtually all of the interest income and interest expense reflected in the combined statements of operations is intercompany in nature, arising from the transfer of liquid funds between IAC and Expedia that occurred as part of IAC's treasury operations. The increase in "Receivable from IAC and subsidiaries" for the three months ended March 31, 2005 as noted in the accompanying combined balance sheets relates primarily to cash transfers from Expedia to IAC as part of IAC's treasury operations.

Relationship Between IAC and Expedia after the Spin-Off

        For purposes of governing certain of the ongoing relationships between the Company and IAC at and after the Spin-Off, and to provide for an orderly transition, the Company and IAC have entered into various agreements, including, among others, a separation agreement; a tax sharing agreement; an employee matters agreement; and a transition services agreement. See the Company's Combined Historical Financial Statements for the year ended December 31, 2004 for descriptions of these agreements.

NOTE 8—DERIVATIVE INSTRUMENTS

        The Company's objective in managing its foreign exchange risk is to reduce its potential exposure to the changes that exchange rates might have on its earnings, cash flows and financial position. The Company's primary exposure to foreign currency risk relates to investments in foreign subsidiaries that transact business in a functional currency other than the U.S. dollar, primarily the Euro, British Pound Sterling and Canadian Dollar. The Company is also exposed to foreign currency risk related to its non-U.S. dollar denominated assets and liabilities. As such, from time to time, the Company may enter into forward contracts or swap transactions designated as cash flow hedges with financial institutions to protect against the volatility of future cash flows caused by changes in currency exchange rates in order to reduce, but not always entirely eliminate, the impact of currency exchange rate movements of these local currencies.

        On November 26, 2003, one of the Company's subsidiaries entered into a ten-year cross currency swap with a notional amount of Euro 39 million which is to mature on October 30, 2013 and is used to hedge against the change in value of an asset denominated in a currency other than the subsidiary's functional currency. This swap enables the Company to pay Euro at a rate of the three-month EURIBOR plus 0.50% on Euro 39 million. In exchange the Company receives 4.9% interest on $46.4 million U.S. dollars. In addition, on April 14, 2004, one of the Company's subsidiaries entered into a cross currency swap with a notional amount of Euro 38.2 million which is to mature on April 7, 2014 and is used to hedge against the change in value of an asset in a similar manner to the swap described above. This swap enables the Company to pay Euro at a rate of the six-month EURIBOR plus 0.90% on Euro 38.2 million. In exchange the Company receives 5.47% interest on $45.9 million U.S. dollars. At the respective dates of maturity, these agreements call for the exchange of notional amounts. These derivative contracts have been designated as cash flow hedges for accounting purposes and foreign exchange re-measurement gains and losses related to these contracts and assets are recognized each period in the accompanying combined statements of operations and are offsetting. In addition, the remaining effective portion of these derivatives' gain or losses are recorded in other comprehensive income (loss) until the hedged items are extinguished. The changes in fair value of these cross currency swaps at March 31, 2005 and 2004 resulted in an unrealized loss of $10.5 million and $0.5 million, respectively. There was no ineffectiveness related to these cash flow hedges recognized in the accompanying combined statements of operations for the periods presented.

        Periodically, the Company has purchased 30 day foreign currency forwards in order to mitigate the effects of the changes in exchange rates between the time in which payables to hotel vendors in foreign countries are recorded and when they are settled. The changes in fair value of these foreign currency forwards are included as a component of cost of sales in the accompanying combined statements of operations. During the period ended March 31, 2004, the Company recognized nominal gains from forward contracts. During the period ended March 31, 2005, the Company did not enter into any foreign currency forward contracts.

ANNEX E

FORM OF

SEPARATION AGREEMENT

by and between

IAC/INTERACTIVECORP

and

EXPEDIA, INC.

ARTICLE I	INTERPRETATION	2
1.01.	Definitions	2
1.02.	Schedules	10
1.03.	Exhibits	10
ARTICLE II	THE SEPARATION	11
2.01.	Separation	11
2.02.	Implementation	11
2.03.	Transfer of Separated Assets; Assumption of Assumed Liabilities	11
2.04.	Separated Assets	11
2.05.	Deferred Separated Assets	12
2.06.	Excluded Assets	12
2.07.	Liabilities	12
2.08.	Third Party Consents and Government Approvals	13
2.09.	Preservation of Agreements	13
2.10.	Ancillary Agreements	13
2.11.	Resignations	14
2.12.	Cooperation	14
2.13.	Intercompany Accounts Between IAC Group and Expedia Group	14
2.14.	Disclaimer of Representations and Warranties	14
ARTICLE III	DEFERRED SEPARATION TRANSACTIONS	14
3.01.	Deferred Transfer Assets	14
3.02.	Unreleased Liabilities	15
3.03.	No Additional Consideration	16
ARTICLE IV	TREATMENT OF OLD IAC SERIES A PREFERRED STOCK AND OLD IAC WARRANTS IN THE SEPARATION	16
4.01.	Old IAC Series A Preferred Stock	16
4.02.	Old IAC Severable Warrants	16
4.03.	Old IAC Integrated Warrants	17
4.04.	Stock Certificates and Related Matters	17
ARTICLE V	COVENANTS	17
5.01.	General Covenants	17
5.02.	Covenants of Expedia	18
5.03.	Certain Corporate Contracts	18
5.04.	Securities Related Matters	18

E-i

ARTICLE VI	CONDITIONS	19
6.01.	Actions Prior to the Completion of the Separation	19
ARTICLE VII	MUTUAL RELEASES; INDEMNIFICATION	20
7.01.	Release of Pre-Separation Claims	20
7.02.	Indemnification by Expedia	22
7.03.	Indemnification by IAC	22
7.04.	Procedures for Indemnification of Third Party Claims.	22
7.05.	Procedures for Indemnification of Direct Claims.	23
7.06.	Adjustments to Liabilities	24
7.07.	Payments	24
7.08.	Contribution	24
7.09.	Remedies Cumulative	25
7.10.	Survival of Indemnities	25
7.11.	Shared Litigation Liabilities.	25
ARTICLE VIII	INSURANCE	26
8.01.	Insurance Matters	26
ARTICLE IX	EXCHANGE OF INFORMATION; CONFIDENTIALITY	26
9.01.	Agreement for Exchange of Information; Archives	26
9.02.	Ownership of Information	27
9.03.	Compensation for Providing Information	27
9.04.	Record Retention	28
9.05.	Other Agreements Providing for Exchange of Information	28
9.06.	Production of Witnesses; Records; Cooperation	28
9.07.	Confidentiality	29
9.08.	Protective Arrangements	29
9.09.	Disclosure of Third Party Information	30
ARTICLE X	DISPUTE RESOLUTION	30
10.01.	Agreement to Resolve Disputes	30
10.02.	Dispute Resolution; Mediation	30
10.03.	Arbitration	31
10.04.	Costs	31
10.05.	Continuity of Service and Performance	31
ARTICLE XI	FURTHER ASSURANCES	31
11.01	Further Assurances	31
ARTICLE XII	CERTAIN OTHER MATTERS	32
12.01.	Auditors and Audits; Annual and Quarterly Financial Statements and Accounting	32

E-ii

ARTICLE XIII	SOLE DISCRETION OF IAC; TERMINATION	34
13.01.	Sole Discretion of IAC	34
13.02.	Termination	34
ARTICLE XIV	MISCELLANEOUS	34
14.01.	Limitation of Liability	34
14.02.	Counterparts	34
14.03.	Entire Agreement	34
14.04.	Construction	34
14.05.	Signatures	35
14.06.	Assignability	35
14.07.	Third Party Beneficiaries	35
14.08.	Payment Terms	36
14.09.	Governing Law	36
14.10.	Notices	36
14.11.	Severability	37
14.12.	Publicity	37
14.13.	Survival of Covenants	37
14.14.	Waivers of Default; Conflicts	37
14.15.	Amendments	37
14.16.	Controlling Documents	37
Exhibit A	Employee Matters Agreement
Exhibit B	Tax Sharing Agreement
Exhibit C	Transition Services Agreement

E-iii

SEPARATION AGREEMENT

        This SEPARATION AGREEMENT, dated as of [    ], 2005, is entered into by and between IAC/InterActiveCorp, a Delaware corporation ("IAC"), and Expedia, Inc., a Delaware corporation and wholly owned Subsidiary of IAC ("Expedia").

RECITALS:

        WHEREAS, the Board of Directors of IAC ("IAC Board") has determined it is appropriate and desirable to separate IAC and Expedia into two publicly-traded companies by separating IAC's principal travel and travel-related businesses, and related assets and liabilities, and contributing them to Expedia and effecting a reclassification of the capital stock of IAC pursuant to the Charter Amendments (as defined below);

        WHEREAS, the IAC Board has adopted a resolution approving amendments to IAC's restated certificate of incorporation (the "Charter Amendments") and recommended that the holders of common stock, par value $0.01 per share, of IAC ("Old IAC Common Stock"), holders of Class B common stock, par value $0.01 per share, of IAC ("Old IAC Class B Common Stock"), and holders of Series A Cumulative Convertible preferred stock, par value $0.01 per share, of IAC ("Old IAC Series A Preferred Stock" together with Old IAC Common Stock and Old IAC Class B Common Stock, the "Old IAC Capital Stock") approve and adopt the Charter Amendments in conformity with Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), whereby, among other matters, the Old IAC Common Stock and the Old IAC Class B Common Stock will be reclassified (the "Reclassification") as follows:

        Each then issued and outstanding share of Old IAC Common Stock will be reclassified into (a) one share of common stock, par value $0.001 per share, of IAC ("New IAC Common Stock") and (b) 1/100th of a share of Series 1 Mandatory Exchangeable preferred stock, par value $0.001 per share, of IAC (the "New IAC Series 1 Preferred Stock"), which 1/100th of a share of New IAC Series 1 Preferred Stock shall, pursuant to its terms, automatically and immediately exchange into one share of common stock, par value $0.001 per share, of Expedia ("Expedia Common Stock"); and

        Each then issued and outstanding share of Old IAC Class B Common Stock will be reclassified into (a) one share of Class B common stock, par value $0.001 per share, of IAC and (b) 1/100th of a share of Series 2 Mandatory Exchangeable preferred stock, par value $0.001 per share, of IAC (the "New IAC Series 2 Preferred Stock"), which 1/100th of a share of New IAC Series 2 Preferred Stock shall, pursuant to its terms, automatically and immediately exchange into one share of Class B common stock, par value $0.001 per share, of Expedia ("Expedia Class B Common Stock");

        WHEREAS, in connection with the Reclassification, holders of Old IAC Series A Preferred Stock will receive one of the following, at the holder's option, in respect of each share of Old IAC Series A Preferred Stock: (a) $50.00 in cash plus accrued and unpaid dividends, (b) the securities that the holder would have received had the share of Old IAC Series A Preferred Stock been converted based upon the applicable conversion ratio into shares of Old IAC Common Stock immediately prior to the Reclassification or (c) one share of Series A Convertible preferred stock, par value $0.001 per share, of Expedia ("Expedia Series A Preferred Stock") and one share of Series B Convertible preferred stock, par value $0.001 per share, of IAC ("New IAC Series B Preferred Stock");

        WHEREAS, pursuant to their terms, the warrants to purchase shares of Old IAC Common Stock set forth on Schedule [    ] (the "Old IAC Severable Warrants") will be converted into (a) warrants to purchase shares of New IAC Common Stock ("New IAC Unitary Warrants") and (b) warrants to purchase shares of Expedia Common Stock ("Expedia Warrants");

        WHEREAS, pursuant to their terms, the warrants to purchase shares of Old IAC Common Stock set forth on Schedule [    ] (the "Old IAC Integrated Warrants," and together with the Old IAC

Severable Warrants, the "Old IAC Warrants") will be converted into warrants to purchase shares of New IAC Common Stock and shares of Expedia Common Stock ("New IAC Integrated Warrants");

        WHEREAS, the Parties wish to set forth in this Agreement the terms on which, and the conditions subject to which, they intend to implement the measures described above; and

        WHEREAS, IAC and Expedia intend that the Separation (as defined below) and the Reclassification will qualify for United States federal income tax purposes as transactions that are generally tax free under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code") and hereby adopt the Agreement as a "plan of reorganization."

        NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

INTERPRETATION

        1.01.    Definitions.    The capitalized words and expressions and variations thereof used in this Agreement or in its schedules, unless a clearly inconsistent meaning is required under the context, shall have the meanings set forth below:

        "2005 Internal Control Audit and Management Assessments" has the meaning set forth in Section 12.01(b).

        "AAA" has the meaning set forth in Section 10.03.

        "Accounts Receivable" means in respect of any Person, (a) all trade accounts and notes receivable and other rights to payment from customers and all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or otherwise disposed of or services rendered to customers, (b) all other accounts and notes receivable and all security for such accounts or notes, and (c) any claim, remedy or other right relating to any of the foregoing.

        "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by any Person or any Governmental Authority or before any Governmental Authority or any arbitration or mediation tribunal.

        "Affiliate" of any Person means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such first Person as of the date on which or at any time during the period for when such determination is being made. For purposes of this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise, and the terms "Controlling" and "Controlled" have meanings correlative to the foregoing.

        "Agent" has the meaning set forth in Section 4.04.

        "Agreement" means this Separation Agreement, including all of the Schedules and Exhibits hereto.

        "Ancillary Agreements" has the meaning set forth in Section 2.10.

        "Applicable Law" means any applicable law, statute, rule or regulation of any Governmental Authority or any outstanding order, judgment, injunction, ruling or decree by any Governmental Authority.

        "Appurtenances" means, in respect of any Land, all privileges, rights, easements, servitudes, hereditaments and appurtenances and similar interests belonging to or for the benefit of such Land,

including all easements and servitudes appurtenant to and for the benefit of any Land (a "Dominant Parcel") for, and as the primary means of, access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included therein or adjacent thereto.

        "Asset-Related Claims" means, in respect of any Asset, all claims of the owner against Third Parties relating to such Asset, whether choate or inchoate, known or unknown, absolute or contingent, disclosed or non-disclosed.

        "Assets" means assets, properties and rights (including goodwill), wherever located (including in the possession of owners or Third Parties or elsewhere), whether real, personal or mixed, tangible or intangible, movable or immovable, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of a Person, including the following:

  (a)
  Real Property;

  (b)
  Tangible Personal Property;

  (c)
  Inventories;

  (d)
  Accounts Receivable;

  (e)
  Contractual Assets;

  (f)
  Governmental Authorizations;

  (g)
  Business Records;

  (h)
  Intangible Property Rights;

  (i)
  Insurance Benefits;

  (j)
  Asset-Related Claims; and

  (k)
  Deposit Rights.

        "Assumed Liabilities" has the meaning set forth in Section 2.07.

        "Business Concern" means any corporation, company, limited liability company, partnership, joint venture, trust, unincorporated association or any other form of association.

        "Business Day" means any day excluding (a) Saturday, Sunday and any other day which, in New York City is a legal holiday or (b) a day on which banks are authorized by Applicable Law to close in New York City.

        "Business Records" means, in respect of any Person, all data and Records relating to such Person, including client and customer lists and Records, referral sources, research and development reports and Records, cost information, sales and pricing data, customer prospect lists, customer and vendor data, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, personnel Records (subject to Applicable Law), creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records.

        "Charter Amendments" shall have the meaning set forth in the recitals hereto.

        "Claim Notice" has the meaning set forth in Section 7.04(b).

        "Code" has the meaning set forth in the recitals hereto.

        "Confidential Information" has the meaning set forth in Section 9.07(a).

        "Consent" means any approval, consent, ratification, waiver or other authorization.

        "Contract" means any contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under Applicable Law, including all claims or rights against any Person, choses in action and similar rights, whether accrued or contingent with respect to any such contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking, but excluding this Agreement and any Ancillary Agreement save as otherwise expressly provided in this Agreement or in any Ancillary Agreement.

        "Contractual Asset" means, in respect of any Person, any Contract of, or relating to, such Person, any outstanding offer or solicitation made by, or to, such Person to enter into any Contract, and any promise or undertaking made by any other Person to such Person, whether or not legally binding.

        "Corporate Contract" has the meaning set forth in Section 5.03.

        "Corporate Contracts" has the meaning set forth in Section 5.03.

        "Deferred Beneficiary" has the meaning set forth in Section 3.01(b).

        "Deferred Excluded Asset" has the meaning set forth in Section 3.01(a).

        "Deferred Separated Asset" has the meaning set forth in Section 3.01(a).

        "Deferred Transactions" has the meaning set forth in Section 11.01(a)(ii).

        "Deferred Transfer Asset" has the meaning set forth in Section 3.01(a).

        "Deposit Rights" means rights relating to deposits and prepaid expenses, claims for refunds and rights of set-off in respect thereof.

        "DGCL" has the meaning set forth in the recitals hereto.

        "Disclosing Party" has the meaning set forth in Section 9.08.

        "Dispute" has the meaning set forth in Section 10.02(a).

        "Dispute Notice" has the meaning set forth in Section 10.02(a).

        "Effective Date" means the effective date of the Separation and the Reclassification.

        "Effective Time" means 5:00 p.m., New York City time, on the Effective Date.

        "EHS Liabilities" means any Liability arising from or under any Environmental Law or Occupational Health and Safety Law.

        "Employee Matters Agreement" means the Employee Matters Agreement substantially in the form attached hereto as Exhibit A.

        "Encumbrance" means, with respect to any asset, mortgages, liens, hypothecations, pledges, charges, security interests or encumbrances of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law.

        "Environmental Law" means any Applicable Law from any Governmental Authority (a) relating to the protection of the environment (including air, water, soil and natural resources) or (b) the use, storage, handling, release or disposal of Hazardous Substances.

        "Escrow Agent" has the meaning set forth in Section 5.04(a).

        "Escrow Agreement" has the meaning set forth in Section 5.04(a).

        "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

        "Excluded Assets" has the meaning set forth in Section 2.06(a).

        "Expedia" has the meaning set forth in the preamble hereto.

        "Expedia Annual Report" has the meaning set forth in Section 12.01(d).

        "Expedia's Auditors" has the meaning set forth in Section 12.01(a).

        "Expedia Claims" has the meaning set forth in Section 7.01(a).

        "Expedia Class B Common Stock" has the meaning set forth in the recitals hereto.

        "Expedia Common Stock" has the meaning set forth in the recitals hereto.

        "Expedia Common Stock Escrow Account" has the meaning set forth in Section 5.04(a).

        "Expedia Escrow Shares" has the meaning set forth in Section 5.04(a).

        "Expedia Equity" has the meaning set forth in Section 5.02(a).

        "Expedia Group" means the Separated Entities, the domestic and international businesses operated thereby and the assets and liabilities contained therein.

        "Expedia Group Balance Sheet" means the audited combined balance sheet of "Expedia Group," including the notes thereto, as of December 31, 2004, substantially in the form attached as Schedule 1.01(a).

        "Expedia Indemnified Parties" has the meaning set forth in Section 7.03.

        "Expedia Opening Balance Sheet" has the meaning set forth in Section 2.04(e).

        "Expedia Parties" has the meaning set forth in Section 7.01(b).

        "Expedia Releasors" has the meaning set forth in Section 7.01(a).

        "Expedia Series A Preferred Stock" has the meaning set forth in the recitals hereto.

        "Expedia Warrants" has the meaning set forth in the recitals hereto.

        "GAAP" has the meaning set forth in Section 2.04(d).

        "Governmental Authority" means any court, arbitration panel, governmental or regulatory authority, agency, stock exchange, commission or body.

        "Governmental Authorization" means any Consent, license, certificate, franchise, registration or permit issued, granted, given or otherwise made available by, or under the authority of, any Governmental Authority or pursuant to any Applicable Law.

        "Ground Lease" means any long-term lease (including any emphyteotic lease) of Land in which most of the rights and benefits comprising ownership of the Land and the Improvements thereon or to be constructed thereon, if any, and the Appurtenances thereto for the benefit thereof, are transferred to the tenant for the term thereof.

        "Ground Lease Property" means, in respect of any Person, any Land, Improvement or Appurtenance of such Person that is subject to a Ground Lease.

        "Group" means IAC Group or Expedia Group, as the context requires.

        "Hazardous Substance" means any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof.

        "IAC" has the meaning set forth in the preamble hereto.

        "IAC's Auditors" has the meaning set forth in Section 12.01(a).

        "IAC Board" has the meaning set forth in the recitals hereto.

        "IAC Businesses" means the Separated Businesses and the Remaining IAC Businesses.

        "IAC Claims" has the meaning set forth in Section 7.01(b).

        "IAC Group" means IAC, its Subsidiaries (other than any member of Expedia Group) and their respective domestic and international businesses, assets and liabilities.

        "IAC Indemnified Parties" has the meaning set forth in Section 7.02.

        "IAC Parties" has the meaning set forth in Section 7.01(a).

        "IAC Releasors" has the meaning set forth in Section 7.01(b).

        "Improvements" means, in respect of any Land, all buildings, structures, plants, fixtures and improvements located on such Land, including those under construction.

        "Indemnified Party" has the meaning set forth in Section 7.04(a).

        "Indemnifying Party" has the meaning set forth in Section 7.04(b).

        "Information" means any information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, test procedures, research, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, manufacturing techniques, manufacturing variables, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, products, product plans, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer information, customer services, supplier information, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

        "Insurance Benefits" means, in respect of any Asset or Liability, all insurance benefits, including rights to Insurance Proceeds, arising from or relating to such Asset or Liability.

        "Insurance Proceeds" means those monies (in each case net of any costs or expenses incurred in the collection thereof and net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments)):

  (a)
  received by an insured from an insurance carrier; or

  (b)
  paid by an insurance carrier on behalf of the insured.

        "Intangible Property Rights" means, in respect of any Person, all intangible rights and property of such Person, including IT Assets, going concern value and goodwill.

        "Intercompany Accounts" means all balances related to indebtedness, including any intercompany indebtedness, loan, guaranty, receivable, payable or other account between a member of IAC Group, on the one hand, and a member of Expedia Group, on the other hand.

        "Inventories" means, in respect of any Person, all inventories of such Person wherever located, including all finished goods, (whether or not held at any location or facility of such Person or in transit to or from such Person), work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Person in production of finished goods.

        "IT Assets" means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipments and all associated documentation.

        "Jeeves Notes" has the meaning set forth in Section 5.04(a).

        "Land" means, in respect of any Person, all parcels and tracts of land in which the Person has an ownership interest.

        "Liability" means, with respect to any Person, any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exoneration covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, joint or several, whenever arising, and including those arising under any Applicable Law, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions) or Order of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, in each case, whether or not recorded or reflected or otherwise disclosed or required to be recorded or reflected or otherwise disclosed, on the books and records or financial statements of any Person, including any Specified Financial Liability, EHS Liability or Liability for Taxes.

        "New IAC Common Stock" has the meaning set forth in the recitals hereto.

        "New IAC Series 1 Preferred Stock" has the meaning set forth in the recitals hereto.

        "New IAC Series 2 Preferred Stock" has the meaning set forth in the recitals hereto.

        "New IAC Series B Preferred Stock" has the meaning set forth in the recitals hereto.

        "New IAC Integrated Warrants" has the meaning set forth in the recitals hereto.

        "New IAC Unitary Warrants" has the meaning set forth in the recitals hereto.

        "Notice Period" has the meaning set forth in Section 7.04(b).

        "Occupational Health and Safety Law" means any Applicable Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

        "Old IAC Capital Stock" has the meaning set forth in the recitals hereto.

        "Old IAC Class B Common Stock" has the meaning set forth in the recitals hereto.

        "Old IAC Common Stock" has the meaning set forth in the recitals hereto.

        "Old IAC Series A Preferred Stock" has the meaning set forth in the recitals hereto.

        "Old IAC Integrated Warrants" has the meaning set forth in the recitals hereto.

        "Old IAC Severable Warrants" has the meaning set forth in the recitals hereto.

        "Old IAC Warrants" has the meaning set forth in the recitals hereto.

        "Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

        "Ordinary Course of Business" means any action taken by a Person that is in the ordinary course of the normal, day-to-day operations of such Person and is consistent with the past practices of such Person.

        "Parties" together and each "Party" individually, means the parties to this Agreement and, in the singular, means either of them.

        "Person" means any individual, Business Concern or Governmental Authority.

        "Potential Contributor" has the meaning set forth in Section 7.06(a).

        "Prime Rate" means the rate which JPMorgan Chase & Co. (or any successor thereto or other major money center commercial bank agreed to by the Parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

        "Providing Party" has the meaning set forth in Section 9.08.

        "Real Property" means any Land and Improvements and all Appurtenances thereto and any Ground Lease Property.

        "Reclassification" has the meaning set forth in the recitals hereto.

        "Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

        "Registered Securities" means the shares of New IAC Common Stock, the shares of New Expedia Common Stock, the shares of New IAC Series B Preferred Stock, the shares of Expedia Series A Preferred Stock, certain of the New IAC Unitary Warrants and certain of the Expedia Warrants.

        "Registration Statement" means the registration statement on Form S-4 first filed by IAC and Expedia with the SEC on April 25, 2005 (together with all amendments thereto) in connection with the registration under the Securities Act of the Registered Securities.

        "Regulation S-K" means Regulation S-K of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.

        "Remaining IAC Businesses" means all IAC Businesses other than the Separated Businesses.

        "Remaining IAC Entity" means any Business Concern that is a member of IAC Group on and after the Effective Time.

        "Representatives" means, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

        "Requesting Party" has the meaning set forth in Section 9.01(a).

        "Required Stockholder Approvals" means any necessary stockholder approvals of the proposed Reclassification and related matters.

        "Response" has the meaning set forth in Section 10.02(a).

        "Retained Liabilities" has the meaning set forth in Section 2.07.

        "Retaining Person" has the meaning set forth in Section 3.01(b).

        "Reverse Stock Split" means the one-for-two reverse stock split of Old IAC Common Stock and Old IAC Class B Common Stock that IAC will complete immediately prior to the Effective Time.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the United States Securities Act of 1933, as amended.

        "Senior Party Representatives" has the meaning set forth in Section 10.02(a).

        "Separated Assets" has the meaning set forth in Section 2.04.

        "Separated Businesses" means those travel and travel-related businesses operated by the Separated Entities.

        "Separated Entities" means those Business Concerns forming part of IAC Group which are identified on Schedule 2.04(b) and which on and after the Effective Time form part of Expedia Group.

        "Separation" means the multi-step process described in Article II, including the Separation Transactions, by which the Separated Businesses shall be transferred, directly or indirectly, from IAC to Expedia.

        "Separation Transactions" means the transactions described on Schedule 2.02(a) of this Agreement and, in the singular, means any one of them.

        "Services" has the meaning ascribed thereto in the Transition Services Agreement.

        "Shared Litigation Liability" means any Liability from, relating to, arising out of, or derivative of any matter, claim or litigation, whether actual or potential, associated with any securities law litigation relating to any public disclosure (or absence of public disclosure) with respect to the Separated Businesses or the Separated Entities made by IAC prior to the Effective Time, including the fees and expenses of outside counsel retained by IAC in connection with the defense and/or settlement of any such matter. For purposes of this definition, the phrase "securities law litigation" shall include claims alleging any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact in alleged violation of the Securities Act, the Exchange Act or any similar state law and any claims premised on, related to or derivative of such alleged statements, omissions or violations, whether payable to any current, past or future holders of IAC or Expedia securities, to any of the co-defendants in such action or to any Governmental Authority. For the avoidance of doubt, Shared Litigation Liability shall include those matters set forth on Schedule 2.07(c). Notwithstanding anything in Section 7.06 to the contrary, the amount of any Shared Litigation Liability shall be net of any insurance proceeds actually recovered by or on behalf of any member of IAC Group or any member of Expedia Group.

        "Specified Financial Liabilities" or "SFLS" mean, in respect of any Person, all liabilities, obligations, contingencies, instruments and other Liabilities of a financial nature with Third Parties of, or relating to, such Person, including any of the following:

        (a)   foreign exchange contracts;

        (b)   letters of credit;

        (c)   guarantees of Third Party loans;

        (d)   surety bonds (excluding surety for workers' compensation self-insurance);

        (e)   interest support agreements on Third Party loans;

        (f)    performance bonds or guarantees issued by Third Parties;

        (g)   swaps or other derivatives contracts;

        (h)   recourse arrangements on the sale of receivables or notes; and

        (i)    indemnities for damages for any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant, undertaking or obligation.

        "Subsidiary" of any Person means any corporation, partnership, limited liability entity, joint venture or other organization, whether incorporated or unincorporated, of which a majority of the total voting power of capital stock or other interests entitled (without the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, is at the time owned or controlled, directly or indirectly, by such Person.

        "Tangible Personal Property" means, in respect of any Person, all machinery, equipment, tools, furniture, office equipment, supplies, materials, vehicles and other items of tangible personal or movable property (other than Inventories and IT Assets) of every kind and wherever located that are owned or leased by the Person, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance Records and other documents relating thereto.

        "Tax" has the meaning set forth in the Tax Sharing Agreement.

        "Tax Sharing Agreement" means the Tax Sharing Agreement substantially in the form attached hereto as Exhibit B.

        "Third Party" means a Person that is not a Party to this Agreement, other than a member of IAC Group or a member of Expedia Group and that is not an Affiliate thereof.

        "Third Party Claim" has the meaning set forth in Section 7.04(b).

        "Third Party Consent" has the meaning set forth in Section 2.08.

        "Transfer Impediment" has the meaning set forth in Section 3.01(a).

        "Transition Service Schedule" has the meaning set forth in the Transition Services Agreement.

        "Transition Services Agreement" means the Transition Services Agreement substantially in the form attached hereto as Exhibit C.

        "Unreleased Liabilities" has the meaning set forth in Section 3.02.

        "Unreleased Person" has the meaning set forth in Section 3.02.

        1.02.    Schedules.    The following schedules are attached to this Agreement and form a part hereof:

Schedule 1.01(a)	Expedia Group Balance Sheet
Schedule 1.01(b)	Separated Businesses
Schedule 2.02(a)	Separation Transactions
Schedule 2.04(a)	Separated Assets
Schedule 2.04(b)	Separated Entities
Schedule 2.06(a)	Excluded Assets
Schedule 2.07(a)	Assumed Liabilities
Schedule 2.07(b)	Retained Liabilities
Schedule 2.07(c)	Shared Litigation Liabilities
Schedule 2.10(f)	Ancillary Agreements

        1.03.    Exhibits.    The following exhibits are attached to this Agreement and form a part hereof:

Exhibit A	Employee Matters Agreement
Exhibit B	Tax Sharing Agreement
Exhibit C	Transition Services Agreement

ARTICLE II

THE SEPARATION

        2.01.    Separation.    IAC and Expedia agree to implement the Separation and to cause the Separated Businesses to be transferred to Expedia and its Subsidiaries and the Remaining IAC Businesses to be held by IAC and its Subsidiaries (other than Expedia or its Subsidiaries) as of the Effective Time, on the terms and subject to the conditions set forth in this Agreement. The Parties acknowledge that the Separation is intended to result in Expedia, directly or indirectly, operating the Separated Businesses, owning the Separated Assets and assuming the Assumed Liabilities as set forth in this Article II.

        2.02.    Implementation.    The Separation shall be completed in accordance with the agreed general principles, objectives and other provisions set forth in this Article II and shall be implemented in the following manner:

        (a)   through the completion of the steps described on Schedule 2.02(a);

        (b)   through the allocation from time to time following the Effective Time of the Deferred Transfer Assets as described in Article III;

        (c)   through the completion from time to time following the Effective Time of the Deferred Transactions, as described in Section 11.01(a); and

        (d)   through the performance by the Parties of all other provisions of this Agreement.

        2.03.    Transfer of Separated Assets; Assumption of Assumed Liabilities.    On the terms and subject to the conditions set forth in this Agreement, and in furtherance of the Separation, with effect as of the Effective Time:

        (a)   IAC agrees to cause the Separated Assets to be contributed, assigned, transferred, conveyed and delivered, directly or indirectly, to Expedia and Expedia agrees to accept from IAC all of the Separated Assets and all of IAC's rights, title and interest in and to all Separated Assets owned, directly or indirectly, by IAC which, except with respect to the Deferred Separated Assets and Unreleased Liabilities, will result in Expedia owning, directly or indirectly, the Separated Businesses.

        (b)   Expedia agrees to accept, assume and faithfully perform, discharge and fulfill all of the Assumed Liabilities in accordance with their respective terms.

        2.04.    Separated Assets.    For the purposes of this Agreement, "Separated Assets" shall mean, without duplication, those Assets whether now existing or hereinafter acquired, used or contemplated to be used or held for use exclusively or primarily in the ownership, operation or conduct of the Separated Businesses or relating exclusively or primarily to the Separated Businesses or to a Separated Entity including the following:

        (a)   all Assets expressly identified in this Agreement or in any Ancillary Agreement or in any Schedule hereto or thereto[, including those listed on Schedule 2.04(a),] as Assets to be transferred to, or retained by, Expedia or any other member of Expedia Group;

        (b)   the outstanding capital stock, units or other equity interests of the Separated Entities, as listed on Schedule 2.04(b) and the Assets owned by such Separated Entities;

        (c)   all Assets properly reflected on the Expedia Group Balance Sheet (Schedule 1.01(a)), excluding Assets disposed of by IAC or any other Subsidiary or entity controlled by IAC subsequent to the date of the Expedia Group Balance Sheet;

        (d)   all Assets that have been written off, expensed or fully depreciated by IAC or any Subsidiary or entity controlled by IAC that, had they not been written off, expensed or fully depreciated, would have been reflected on the Expedia Group Balance Sheet in accordance with accounting principles generally accepted in the United States ("GAAP");

        (e)   all Assets acquired by IAC or any Subsidiary or entity controlled by IAC after the date of the Expedia Group Balance Sheet and that would be reflected on the balance sheet of Expedia as of the Effective Date (the "Expedia Opening Balance Sheet"), if such balance sheet were prepared in accordance with GAAP; and

        (f)    all Assets transferred to Expedia or any member of the Expedia Group pursuant to Section 11.01(a); provided, however, that any such transfer shall take effect under Section 11.01(a) and not under this Section 2.04.

        Notwithstanding the foregoing, there shall be excluded from the definition of Assets under this Section 2.04 Business Records to the extent they are included in or primarily relate to any Excluded Asset or Retained Liability or Remaining IAC Business or their transfer is prohibited by Applicable Law or pursuant to agreements between IAC or any other member of IAC Group and Third Parties or otherwise would subject IAC or any other member of IAC Group to liability for such transfer. Access to such excluded Business Records shall be governed by Article IX.

        2.05.    Deferred Separated Assets.    Notwithstanding anything to the contrary contained in Section 2.04 or elsewhere in this Agreement, Separated Assets shall not include the Deferred Separated Assets. The transfer to Expedia (or any other member of the Expedia Group) of any such Deferred Separated Asset shall only be completed at the time, in the manner and subject to the conditions set forth in Article III.

        2.06.    Excluded Assets.    (a) Notwithstanding anything to the contrary contained in Section 2.04 or elsewhere in this Agreement, the following Assets of IAC or of any other relevant member of IAC Group that would otherwise be included among the Separated Assets shall not be transferred to Expedia (or any other member of Expedia Group), shall not form part of the Separated Assets and shall remain the exclusive property of IAC or the relevant member of IAC Group on and after the Effective Time (the "Excluded Assets"):

  (i)
  any Asset expressly identified on Schedule 2.06(a);

  (ii)
  any Asset referred to in Section 2.06(b); and

  (iii)
  any Asset transferred to IAC or to any other relevant member of IAC Group pursuant to Section 11.01(a); provided, however, that any such transfers shall take effect under Section 11.01(a) and not under this Section 2.06.

        (b)   Notwithstanding anything to the contrary in this Agreement, Excluded Assets shall not include the Deferred Excluded Assets. The transfer to IAC (or to the relevant member of IAC Group) of any such Asset shall be completed at the time, in the manner and subject to the conditions set forth in Article III.

        2.07.    Liabilities.    For the purposes of this Agreement, Liabilities shall be identified as "Assumed Liabilities" or as "Retained Liabilities" under the following principles:

        (a)   any Liability which is expressly identified on Schedule 2.07(a) is an Assumed Liability;

        (b)   any Liability which is expressly identified on Schedule 2.07(b) is a Retained Liability;

        (c)   50% of any Shared Litigation Liability shall be an Assumed Liability and 50% of any Shared Litigation Liability shall be a Retained Liability;

        (d)   any Liability of a Separated Entity, whether arising or accruing prior to, on or after the Effective Time and whether the facts on which it is based occurred on, prior to or after the Effective Time and whether or not reflected on the Expedia Group Balance Sheet or on the Expedia Opening Balance Sheet, is an Assumed Liability, unless it is expressly identified in this Agreement (including on Schedule 2.07(b) or any other Schedule) or in any Ancillary Agreement as a Liability to be assumed or retained by IAC or any other member of IAC Group, in which case it is a Retained Liability;

        (e)   any Liability of a Separated Entity or relating to, arising out of, or resulting from the conduct of, a Separated Business (as conducted at any time prior to, on or after the Effective Time) or relating to a Separated Asset or a Deferred Separated Asset and whether arising or accruing prior to, on or after the Effective Time and whether the facts on which it is based occurred on, prior to or after the Effective Time and whether or not reflected on the Expedia Balance Sheet or the Expedia Opening Balance Sheet, is an Assumed Liability, unless it is expressly identified in this Agreement (including on Schedule 2.07(b) or any other Schedule) or in any Ancillary Agreement as a Liability to be assumed or retained by IAC or any other member of IAC Group, in which case it is a Retained Liability;

        (f)    any Liability which is reflected or otherwise disclosed as a liability or obligation of Expedia Group on the Expedia Group Balance Sheet is an Assumed Liability;

        (g)   any Liability which would be reflected or otherwise disclosed on the Expedia Group Balance Sheet, if such balance sheet were prepared under GAAP, is an Assumed Liability;

        (h)   any Liability of a Remaining IAC Entity, whether arising or accruing prior to, on or after the Effective Time and whether the facts on which it is based occurred on, prior to or after the Effective Time, is a Retained Liability, unless it is determined to be an Assumed Liability pursuant to clause (a), (c), (d), (e), (f) or (g) above, in which case it is an Assumed Liability;

        (i)    any Liability relating to, arising out of, or resulting from the conduct of, a Remaining IAC Business (as conducted at any time prior to, on or after the Effective Time) or relating to an Excluded Asset and whether arising or accruing prior to, on or after the Effective Time and whether the facts on which it is based occurred on, prior to or after the Effective Time, is a Retained Liability, unless it is determined to be an Assumed Liability pursuant to clause (a), (c), (d), (e), (f) or (g) above, in which case it is an Assumed Liability;

        (j)    any Liability of Expedia or any other member of Expedia Group under this Agreement or any Ancillary Agreement is an Assumed Liability and any Liability of IAC or any other member of IAC Group under this Agreement or any Ancillary Agreement is a Retained Liability.

        2.08.    Third Party Consents and Government Approvals.    To the extent that the Separation or any transaction contemplated thereby requires a Consent from any Third Party (a "Third Party Consent") or any Governmental Authorization, the Parties will use commercially reasonable efforts to obtain all such Third Party Consents and Governmental Authorizations prior to the Effective Time. If the Parties fail to obtain any such Third Party Consent or Governmental Authorization prior to the Effective Time, the matter shall be dealt with in the manner set forth in Article III.

        2.09.    Preservation of Agreements.    Expedia and IAC agree that all written agreements, arrangements, commitments and understandings between any member or members of Expedia Group, on the one hand, and any member or members of IAC Group, on the other hand, shall remain in effect in accordance with their terms from and after the Effective Time.

        2.10.    Ancillary Agreements.    On or prior to the Effective Date, the Parties shall execute and deliver or, as applicable, cause the appropriate members of their respective Groups to execute and deliver, each of the following agreements (collectively, the "Ancillary Agreements"):

        (a)   the Employee Matters Agreement;

        (b)   the Tax Sharing Agreement;

        (c)   the Transition Services Agreement;

        (d)   such other agreements and instruments as may relate to or be identified in any of the foregoing agreements; and

        (e)   the agreements and instruments identified on Schedule 2.10(e).

        2.11.    Resignations.    (a) IAC agrees to cause each Person who is a director or an officer of any Separated Entity and who will not be or become an employee of Expedia Group (or any member thereof) on the Effective Date to resign from such position with effect as of the Effective Date.

        (b)   Expedia agrees to cause each Person who is a director or an officer of a Remaining IAC Entity and who will become an employee of Expedia Group (or any member thereof) on the Effective Date to resign from such position with effect as of the Effective Date; provided, however, that this Section 2.11(b) shall not apply to Messrs. Barry Diller and Victor A. Kaufman.

        (c)   Each of IAC and Expedia agrees to obtain all such letters of resignation or other evidence of such resignations as may be necessary or desirable in performing their respective obligations under this Section 2.11.

        2.12.    Cooperation.    The Parties shall cooperate in all aspects of the Separation and shall sign all such documents and perform all such other acts as may be necessary or desirable to give full effect to the Separation; and each of IAC and Expedia shall cause each other member of its respective Group to do likewise.

        2.13.    Intercompany Accounts Between IAC Group and Expedia Group.    From and after the Effective Time, Expedia agrees to cause any Intercompany Account payable by any member of Expedia Group to any member of the IAC Group to be satisfied in full when due. From and after the Effective Time, IAC agrees to cause any Intercompany Account payable by any member of IAC Group to any member of the Expedia Group to be satisfied in full when due.

        2.14.    Disclaimer of Representations and Warranties.    (a) Each of the Parties (on behalf of itself and each other member of its respective Group) understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, no Party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, makes any representation or warranty, express or implied, regarding any of the Separated Assets, Separated Entities, Separated Businesses, Excluded Assets, Assumed Liabilities or Retained Liabilities including any warranty of merchantability or fitness for a particular purpose, or any representation or warranty regarding any Consents or Governmental Authorizations required in connection therewith or their transfer, regarding the value or freedom from Encumbrances of, or any other matter concerning, any Separated Asset or Excluded Asset, or regarding the absence of any defense or right of setoff or freedom from counterclaim with respect to any claim or other Separated Asset or Excluded Asset, including any Account Receivable of either Party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Separated Asset or Excluded Asset upon the execution, delivery and filing hereof or thereof.

        (b)   Except as may expressly be set forth herein or in any Ancillary Agreement, all Separated Assets and Excluded Assets are being transferred on an "as is, where is" basis, at the risk of the respective transferees without any warranty whatsoever on the part of the transferor, formal or implicit, legal, statutory or conventional (and, in the case of any Real Property, by means of a quitclaim or similar form deed or conveyance).

ARTICLE III

DEFERRED SEPARATION TRANSACTIONS

        3.01.    Deferred Transfer Assets.    (a) If the transfer to, or retention by, Expedia Group of any Asset that would otherwise constitute a Separated Asset (a "Deferred Separated Asset") or the transfer to, or retention by, IAC Group (or the relevant member thereof) (that would otherwise constitute an Excluded Asset or the relevant member thereof) of any Asset (a "Deferred Excluded Asset," and together with a Deferred Separated Asset, a "Deferred Transfer Asset") cannot be accomplished without giving rise to a violation of Applicable Law, or without obtaining a Third Party Consent or a Governmental Authorization (collectively, a "Transfer Impediment") and any such Third Party Consent or Governmental Authorization has not been obtained prior to the Effective Time, then such Asset shall be dealt with in the manner described in this Section 3.01.

        (b)   Pending removal of such Transfer Impediment, the Person holding the Deferred Transfer Asset (the "Retaining Person") shall hold such Deferred Transfer Asset for the use and benefit, insofar as reasonably possible, of the Party to whom the transfer of such Asset could not be made at the Effective Time (the "Deferred Beneficiary"). The Retaining Person shall use commercially reasonable efforts to preserve such Asset and its right, title and interest therein and take all such other action as may reasonably be requested by the Deferred Beneficiary (in each case, at such Deferred Beneficiary's expense) in order to place such Deferred Beneficiary, insofar as reasonably possible, in the same position as it would be in if such Asset had been transferred to it or retained by it with effect as of the Effective Time and so that, subject to the standard of care set forth above, all the benefits and burdens relating to such Deferred Transfer Asset, including possession, use, risk of loss, potential for gain, enforcement of rights against third parties and dominion, control and command over such Asset, are to inure from and after the Effective Time to such Deferred Beneficiary and the members of the Group to which it belongs. The provisions set forth in this Article III contain all the obligations of the Retaining Person vis-à-vis the Deferred Beneficiary with respect to the Deferred Transfer Asset and the Retaining Person shall not be bound vis-à-vis the Deferred Beneficiary by any other obligations under Applicable Law.

        (c)   The Parties shall continue on and after the Effective Time to use commercially reasonable efforts to remove all Transfer Impediments; provided, however, that neither Party shall be required to make any unreasonable payment or assume any material obligations therefor. As and when any Transfer Impediment is removed, the relevant Deferred Transfer Asset shall forthwith be transferred to its Deferred Beneficiary at no additional cost and in a manner and on terms consistent with the relevant provisions of this Agreement and the Ancillary Agreements, including Section 2.14(b) hereof, and any such transfer shall take effect as of the date of its actual transfer.

        (d)   Notwithstanding the foregoing or any provision of Applicable Law, a Retaining Person shall not be obligated, in connection with the foregoing, to expend any money in respect of a Deferred Transfer Asset unless the necessary funds are advanced by the Deferred Beneficiary of such Deferred Transfer Asset, other than reasonable attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by the Deferred Beneficiary of such Deferred Transfer Asset.

        3.02.    Unreleased Liabilities.    If at any time on or after the Effective Time, any member of the IAC Group shall remain obligated to any Third Party in respect of any Assumed Liability or any member of Expedia Group shall remain obligated to any Third Party in respect of any Retained Liability, the following provisions shall apply. The Liabilities referred to in this Section 3.02 are hereinafter referred to as the "Unreleased Liabilities" and the Person remaining obligated for such Liability in a manner contrary to what is intended under this Agreement is hereinafter referred to as the "Unreleased Person."

        (a)   Each Unreleased Person shall remain obligated to Third Parties for such Unreleased Liability as provided in the relevant Contract, Applicable Law or other source of such Unreleased Liability and shall pay and perform such Liability as and when required, in accordance with its terms.

        (b)   IAC shall indemnify, defend and hold harmless each Expedia Indemnified Party that is an Unreleased Person against any Liabilities arising in respect of each Unreleased Liability of such Person; and Expedia shall indemnify, defend and hold harmless each IAC Indemnified Party that is an Unreleased Person against any Liabilities arising in respect of each Unreleased Liability of such Person. IAC and Expedia shall take, and shall cause the members of their respective Groups to take, such other actions as may be reasonably requested by the other in accordance with the provisions of this Agreement in order to place IAC and Expedia, insofar as reasonably possible, in the same position as they would be in if such Unreleased Liability had been fully contributed, assigned, transferred, conveyed, and delivered to, and accepted and assumed or retained, as applicable, by the other Party (or any relevant member of the Group to which it belongs) with effect as of the Effective Time and so that all the benefits and burdens relating to such Unreleased Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Unreleased Liability, are to inure from and after the Effective Time to the member or members of IAC Group or Expedia Group, as the case may be.

        (c)   The Parties shall continue on and after the Effective Time to use commercially reasonable efforts to cause each Unreleased Person to be released from each of its Unreleased Liabilities.

        (d)   If, as and when it becomes possible to delegate, novate or extinguish any Unreleased Liability in favor of an Unreleased Person, the Parties shall promptly sign all such documents and perform all such other acts, and shall cause each member of their respective Groups, as applicable, to sign all such documents and perform all such other acts, as may be necessary or desirable to give effect to such delegation, novation, extinction or other release without payment of any further consideration by the Unreleased Person.

        3.03.    No Additional Consideration.    For the avoidance of doubt, the transfer or assumption of any Assets or Liabilities under this Article III shall be effected without any additional consideration by either Party hereunder.

ARTICLE IV

TREATMENT OF OLD IAC SERIES A PREFERRED STOCK AND
OLD IAC WARRANTS IN THE SEPARATION

        4.01.    Old IAC Series A Preferred Stock.

        (a)   Following the Effective Time, a former holder of Old IAC Series A Preferred Stock will receive one of the following forms of consideration, at the holder's election, in respect of each share of Old IAC Series A Preferred Stock held by such Person prior to the Effective Time: (i) $50.00 in cash per share, plus accrued and unpaid dividends, payable by IAC, (ii) the securities that the holder would have received had the share of Old IAC Preferred Stock been converted based upon the applicable conversion ratio into shares of Old IAC Common Stock immediately prior to the Reclassification, or (iii) one share of New IAC Series B Preferred Stock and one share of Expedia Series A Preferred Stock.

        (b)   Holders of Old IAC Series A Preferred Stock that have not made an affirmative election by July 11, 2005 will be treated as follows:

  (i)
  If holders of more than 50% of the outstanding shares of Old IAC Series A Preferred Stock elect to receive the consideration described in Section 4.01(a)(i), then Non-Electing holders will be deemed to have elected to receive the consideration described in Section 4.01(a)(i).

  (ii)
  If holders of fewer than 50% of the outstanding shares of Old IAC Series A Preferred Stock elect to receive the consideration described in Section 4.01(a)(i), then Non-Electing holders will be deemed to have elected to receive the consideration described in Section 4.01(a)(iii).

        4.02.    Old IAC Severable Warrants.    At the Effective Time, the Old IAC Severable Warrants will be converted into (x) New IAC Unitary Warrants and (y) Expedia Warrants based upon the following principles:

        (a)   the number of shares of New IAC Common Stock subject to each New Unitary IAC Warrant will equal one half the number of shares of Old IAC Common Stock underlying the Old IAC Severable Warrant immediately prior to the Reverse Stock Split and the Reclassification;

        (b)   the per share exercise price of the New IAC Unitary Warrant (rounded up to the nearest whole cent) will equal the per share exercise price of the Old IAC Severable Warrant prior to the

Reverse Stock Split and the Reclassification multiplied by a fraction equal to the opening price of New IAC Common Stock on the first trading day after the date of the Reclassification, divided by the closing price of Old IAC Common Stock on the date of the Reclassification;

        (c)   the number of shares of Expedia Common Stock subject to the Expedia Warrant will equal one half the number of shares of Old IAC Common Stock underlying the Old IAC Severable Warrant immediately prior to the Reverse Stock Split and the Reclassification; and

        (d)   the per share exercise price of the Expedia Warrant (rounded up to the nearest whole cent) will equal the per share exercise price of the Old IAC Severable Warrant prior to the Reverse Stock Split and the Reclassification multiplied by a fraction equal to the opening price of Expedia Common Stock on the first trading day after the date of the Reclassification, divided by the closing price of Old IAC Common Stock on the date of Reclassification.

        4.03.    Old IAC Integrated Warrants.    Immediately following the Effective Time, each Old IAC Integrated Warrant will represent the right to receive upon exercise by the holder thereof that number of shares of New IAC Common Stock and Expedia Common Stock that a holder would have received in the Reclassification had the holder exercised the Old IAC Integrated Warrant for shares of Old IAC Common Stock immediately prior to the Reclassification, with no adjustment to the exercise price of the Old IAC Integrated Warrant.

        4.04.    Stock Certificates and Related Matters.    Prior to consummation of the Reclassification, each of IAC and Expedia shall enter into an agreement with a distribution agent (the "Agent") providing for, among other things, the distribution of cash or securities to be issued in connection with the Reclassification and related transactions. Subject to the terms of this Agreement and the satisfaction or waiver of the conditions set forth in Article VI hereof, IAC and Expedia (as applicable) shall deliver to the Agent cash and securities (either in certificated or book-entry form at the option of IAC) representing all of the securities to be issued in connection with the Reclassification and the transactions contemplated by Sections 4.01 through 4.03 (except to the extent that IAC determines in its sole discretion that currently outstanding certificates representing Old IAC Capital Stock and/or Old IAC Warrants shall, following the Effective Time, represent the securities into which such Old IAC Capital Stock and/or Old IAC Warrants are convertible in the Reclassification and related transactions), and shall instruct the Agent to distribute, on or as soon as practicable following the Effective Date, such cash and/or securities (as applicable) to holders of record of Old IAC Capital Stock and Old IAC Warrants on the Effective Date. Expedia agrees to provide all share certificates or other similar documentation and any information that the Agent shall require in order to effect the distributions contemplated by this Section 4.04. All securities of IAC and Expedia issued in connection with the Reclassification shall be duly authorized, validly issued, fully paid and nonassessable. IAC and/or Expedia may require that holders of Old IAC Capital Stock and/or Old IAC Warrants return any certificates or instruments representing such securities prior to IAC and/or Expedia issuing new certificates or instruments (if any) representing the new securities or cash consideration into which such Old IAC Capital Stock and/or Old IAC Warrants are convertible in the Reclassification and related transactions.

ARTICLE V

COVENANTS

        5.01.    General Covenants.    Each Party covenants with and in favor of the other Party that it shall, subject, in the case of IAC, to Article XIII:

        (a)   do and perform all such acts and things, and execute and deliver all such agreements, assurances, notices and other documents and instruments as may reasonably be required of it to facilitate the carrying out of the intent and purpose of this Agreement;

          (b)   cooperate with and assist the other Party, both before and after the Effective Date, in dealing with transitional matters relating to or arising from the Separation, the Reclassification, this Agreement or the Ancillary Agreements; and

          (c)   cooperate in preparing and filing all documentation (i) to effect all necessary applications, notices, petitions, filings and other documents; and (ii) to obtain as promptly as reasonably practicable all Consents and Governmental Authorizations necessary or advisable to be obtained from any Third Party and/or any Governmental Authority in order to consummate the transactions contemplated by this Agreement (including all approvals required under applicable antitrust laws).

        5.02.    Covenants of Expedia.    In addition to the covenants of Expedia provided for elsewhere in this Agreement, Expedia covenants and agrees with and in favor of IAC that it shall:

          (a)   use commercially reasonable efforts and do all things reasonably required of it to cause the Separation and the Reclassification to be completed, including cooperating with IAC to obtain: the approval for the listing of the Expedia Common Stock, Expedia Series A Preferred Stock and Expedia Warrants (the "Expedia Equity") on the Nasdaq or such other securities exchange or inter-dealer quotation system as is reasonably acceptable to IAC;

          (b)   use its commercially reasonable efforts to take all such action as may be necessary or desirable under applicable state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the Reclassification; and

          (c)   perform and, as applicable, cause each member of Expedia Group to perform each of its and their respective obligations under each Ancillary Agreement.

        5.03.    Certain Corporate Contracts.    Each of the Parties hereto agrees to use its commercially reasonable efforts to permit the other Party hereto to obtain the benefits of contracts with nationally-based vendors and suppliers utilized by both IAC Group and Expedia Group prior to the Effective Date until the expiration of the primary term of such contracts (each such contract, individually, a "Corporate Contract" and, collectively, the "Corporate Contracts"). Each Party hereby agrees to cooperate with respect to obtaining favorable prices under such Corporate Contracts by combining or consolidating orders made under such Corporate Contracts during the remainder of the primary term of such Corporate Contracts. IAC shall administer these Corporate Contracts and Expedia shall be responsible for the portions attributable to Expedia Group of any order or delivery of goods and services received under each Corporate Contract (including costs of administration). Any arrangement under any of the Corporate Contracts relating to employee matters shall be governed by the terms of the Employee Matters Agreement.

        5.04.    Securities Related Matters.

        (a)   Expedia Common Stock Escrow Account.    Immediately following the Effective Time, Expedia shall deposit [            ] shares of Expedia Common Stock (the "Expedia Escrow Shares") into an escrow account (the "Expedia Common Stock Escrow Account") to be established by Expedia and IAC with The Bank of New York (the "Escrow Agent") to be held by the Escrow Agent pursuant to the terms of an escrow agreement in customary form to be agreed upon by IAC and the Escrow Agent prior to the Effective Time (the "Escrow Agreement"). The Expedia Common Stock Escrow Account will serve as the exclusive source of shares of Expedia Common Stock deliverable upon (i) the exercise of New IAC Integrated Warrants, and (ii) the conversion of the Ask Jeeves, Inc. Zero Coupon Convertible Notes Due June 1, 2008 (the "Jeeves Notes"). Under the terms of the Escrow Agreement, any shares of Expedia Common Stock designated for delivery upon conversion of the Jeeves Notes that are not delivered to converting holders of notes shall be returned to Expedia at the maturity of the Jeeves Notes and any shares of Expedia Common Stock designated for delivery upon exercise of the Old IAC Integrated Warrants shall be returned to Expedia upon the expiration of the Old IAC Integrated

Warrants in accordance with their terms. For the avoidance of doubt any obligations with respect to the Expedia Escrow Shares shall be an Assumed Liability.

        (b)   Redemption of Expedia Series A Preferred Stock.    If holders of less than 85% of the outstanding shares of Old IAC Series A Preferred Stock elect to receive the consideration described in Section 4.01(a)(i), IAC shall reimburse Expedia an amount in cash equal to the redemption price per share of Expedia Series A Preferred Stock for each share of Expedia Series A Preferred Stock that Expedia redeems following Reclassification, such reimbursement to be made within thirty (30) days of receipt of notice from Expedia to IAC detailing the occurrence of any such redemption and the aggregate amount paid therefor. For the avoidance of doubt, if holders of 85% or more of the outstanding shares of Old IAC Series A Preferred Stock elect to receive the consideration described in Section 4.01(a)(i), IAC will not have any such reimbursement obligation and Expedia shall be solely responsible for any obligations relating to the redemption of Expedia Series A Preferred Stock.

ARTICLE VI

CONDITIONS

        6.01.    Actions Prior to the Completion of the Separation.    (a) In addition to, and without in any way limiting, IAC's rights under Section 13.1, completion of the Separation and the Reclassification is subject to the fulfillment of each of the following conditions:

            (i)  the Charter Amendments shall have been approved and adopted by the Required Stockholder Approvals at the special meeting of stockholders of IAC to be held on July 18, 2005;

           (ii)  no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or threatened by the SEC;

          (iii)  the Expedia Equity to be distributed pursuant to the Reclassification and related transactions shall have been accepted for listing on the Nasdaq or such other securities exchange or inter-dealer quotation system as is reasonably acceptable to IAC subject to compliance with applicable listing requirements;

          (iv)  the Nasdaq shall have confirmed that the New IAC Common Stock, New IAC Series B Preferred Stock and New IAC Unitary Warrants will continue trading in the same manner as the Old IAC Common Stock, Old IAC Series A Preferred Stock and Old IAC Severable Warrants, respectively, following the Effective Date;

           (v)  no Order or other legal restraint or prohibition preventing the consummation of the Separation, the Reclassification or any of the transactions contemplated by this Agreement or any Ancillary Agreement shall be threatened, pending or in effect;

          (vi)  any Consents and Governmental Authorizations necessary to complete the Separation and the Reclassification shall have been obtained and be in full force and effect;

         (vii)  the IAC Board shall have approved the Separation and Reclassification and shall not have abandoned, deferred or modified the Separation or the Reclassification at any time prior to the Effective Date;

        (viii)  each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto and shall be in effect;

          (ix)  the IAC Board shall have received a written solvency opinion in a form acceptable to the IAC Board from Duff & Phelps, LLC regarding the Separation and other transactions contemplated hereby, which opinion shall not have been withdrawn or modified;

           (x)  the IAC Board shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in form and substance satisfactory to the IAC Board, to the effect that the Separation and the Reclassification will qualify as transactions that are generally tax free under Sections 355 and 368(a)(1)(D) of the Code;

          (xi)  the IAC Board shall have received such other opinions or reports as the IAC Board may reasonably request in form and substance reasonably satisfactory to the IAC Board; and

         (xii)  this Agreement will not have been terminated as provided herein.

        (b)   The foregoing conditions are for the sole benefit of IAC and shall not give rise to or create any duty on the part of IAC or the IAC Board to waive or not to waive such conditions or in any way limit IAC's right to terminate this Agreement as set forth in Article XIII or alter the consequences of any such termination from those specified in such Article XIII. Any determination made by IAC prior to the Separation and the Reclassification concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 6.01 shall be final and conclusive.

ARTICLE VII

MUTUAL RELEASES; INDEMNIFICATION

        7.01.    Release of Pre-Separation Claims.    (a) Except as provided in Section 7.01(c), effective as of the Effective Time, Expedia does hereby, on behalf of itself and each other member of Expedia Group, their respective Affiliates (other than any member of IAC Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders (other than any member of IAC Group), directors, officers, agents or employees of any member of Expedia Group (in each case, in their respective capacities as such) (the "Expedia Releasors"), unequivocally, unconditionally and irrevocably release and discharge each of IAC, the other members of IAC Group, their respective Affiliates (other than any member of Expedia Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of IAC Group (in each case, in their respective capacities as such), and their respective heirs, executors, trustees, administrators, successors and assigns (the "IAC Parties"), from any and all Actions, causes of action, choses in action, cases, claims, suits, debts, dues, damages, judgments and liabilities, of any nature whatsoever, in law, at equity or otherwise, whether direct, derivative or otherwise, which have been asserted against an IAC Party or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, the Expedia Releasors ever could have asserted or ever could assert, in any capacity, whether as partner, employer, agent or otherwise, either for itself or as an assignee, heir, executor, trustee, administrator, successor or otherwise for or on behalf of any other Person, against the IAC Parties, relating to any claims or transactions or occurrences whatsoever, up to but excluding the Effective Time, including in connection with the transactions and all activities to implement the Separation and the Reclassification (the "Expedia Claims"); and the Expedia Releasors hereby unequivocally, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any Expedia Claim.

        (b)   Except as provided in Section 7.01(c), effective as of the Effective Time, IAC does hereby, on behalf of itself and each other member of IAC Group, their respective Affiliates (other than any member of Expedia Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of IAC Group (in each case, in their respective capacities as such) (the "IAC Releasors"), unequivocally, unconditionally and irrevocably release and discharge each of Expedia, the other members of Expedia Group, their respective Affiliates (other than any member of IAC Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders (other than any member of IAC Group), directors, officers, agents or employees of any member of Expedia Group (in each case, in their respective capacities as such), and their respective heirs, executors, trustees, administrators, successors and assigns (the "Expedia Parties"), from any and all Actions, causes of action, choses in action, cases, claims, suits, debts, dues, damages, judgments and liabilities, of any nature whatsoever, in law, at equity or otherwise, whether direct, derivative or otherwise, which have been asserted against an Expedia Party or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, the IAC Releasors ever could have asserted or ever could assert, in any capacity, whether as partner, employer, agent or otherwise, either for itself or as an assignee, heir, executor, trustee, administrator, successor or otherwise for or on behalf of any other Person, against the Expedia Parties, relating to any claims or transactions or occurrences whatsoever, up to but excluding the Effective Time including in connection with the transactions and all activities to implement the Separation and the Reclassification (the "IAC Claims"); and the IAC Releasors hereby unequivocally, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any IAC Claim.

        (c)   Nothing contained in Section 7.01(a) or 7.01(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreement, arrangement, commitment or understanding that is contemplated by Section 2.09, nor shall anything contained in those sections be interpreted as terminating as of the Effective Time any rights under any such agreements, contracts, commitments or understandings. For purposes of clarification, nothing contained in Section 7.01(a) or 7.01(b) shall release any Person from:

            (i)  any Liability provided in or resulting from this Agreement or any of the Ancillary Agreements;

           (ii)  any Liability provided in or resulting from any agreement among any members of IAC Group or Expedia Group that is contemplated by 2.09 (including for greater certainty, any Liability resulting or flowing from any breaches of such agreements that arose prior to the Effective Time);

          (iii)  (A) with respect to Expedia, any Assumed Liability and (B) with respect to IAC, any Retained Liability;

          (iv)  any Liability that the Parties may have with respect to indemnification or contribution pursuant to Article III of this Agreement or this Article VII for Third Party Claims;

           (v)  any Liability for unpaid Intercompany Accounts; or

          (vi)  any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 7.01.

In addition, nothing contained in Section 7.01(a) or (b) hereof shall release any Party from honoring its existing obligations to indemnify any director, officer or employee of either Group who was a director, officer or employee of such Party on or prior to the Effective Time, to the extent that such director, officer or employee becomes a named defendant in any litigation involving such Party and was entitled to such indemnification pursuant to then existing obligations.

        (d)   Expedia shall not make, and shall not permit any other member of Expedia Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against IAC or any member of the IAC Group or any other Person released pursuant to Section 7.01(a), with respect to any Liabilities released pursuant to Section 7.01(a). IAC shall not make, and shall not permit any other member of IAC Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Expedia or any other member of Expedia Group or any other Person released pursuant to Section 7.01(b), with respect to any Liabilities released pursuant to Section 7.01(b).

        7.02.    Indemnification by Expedia.    Except as provided in Sections 7.04 and 7.05 and subject to Section 14.01, Expedia shall, and shall cause the other members of Expedia Group to, fully indemnify, defend and hold harmless IAC, each other member of IAC Group and each of their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (collectively, the "IAC Indemnified Parties"), from and against any and all Liabilities of the IAC Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

          (a)   any Separated Business, any Separated Entity, any Separated Asset, any Assumed Liability or, subject to Article III, any Deferred Separated Asset;

          (b)   any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of, this Agreement or any of the Ancillary Agreements, by Expedia or any other member of Expedia Group; and

          (c)   any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent relating to the Expedia Group contained in the Registration Statement or Form S-8 filed by Expedia in connection with the Separation.

        7.03.    Indemnification by IAC.    Except as provided in Sections 7.04 and 7.05 and subject to Section 14.01, IAC shall indemnify, defend and hold harmless Expedia, each other member of Expedia Group and each of their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (collectively, the "Expedia Indemnified Parties"), from and against any and all Liabilities of the Expedia Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

          (a)   any Remaining IAC Business or any Retained Liability;

          (b)   any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of, this Agreement or any of the Ancillary Agreements, by IAC or any other member of IAC Group; and

          (c)   except to the extent set forth in Section 7.02(c), any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading contained in the Registration Statement.

        7.04.    Procedures for Indemnification of Third Party Claims.    (a) All claims for indemnification relating to a Third Party Claim by any indemnified party (an "Indemnified Party") hereunder shall be asserted and resolved as set forth in this Section 7.04.

        (b)   In the event that any written claim or demand for which an indemnifying party (an "Indemnifying Party") may have liability to any Indemnified Party hereunder, is asserted against or sought to be collected from any Indemnified Party by a Third Party (a "Third Party Claim"), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party's receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, and any other material details pertaining thereto (a "Claim Notice"); provided, however, that the failure to timely give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party whether it desires to defend the Indemnified Party against such Third Party Claim.

        (c)   In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel reasonably satisfactory to the Indemnified Party at its expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently defend a Third Party Claim it has assumed the defense of, as provided in the first sentence of this Section 7.04(c). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Applicable Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates.

        (d)   If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party's right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

        (e)   The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other's relevant business records and other documents, and employees; it being understood that the reasonable costs and expenses of the Indemnified Party relating thereto shall be Liabilities, subject to indemnification.

        (f)    The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with Applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

        7.05.    Procedures for Indemnification of Direct Claims.    Any claim for indemnification made directly by the Indemnified Party against the Indemnifying Party that does not result from a Third Party Claim shall be asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder. Such Indemnifying Party shall have a period of 45 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 45-day period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such 45-day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article X.

        7.06.    Adjustments to Liabilities.    (a) If an Indemnified Party receives any payment from an Indemnifying Party in respect of any Liabilities and the Indemnified Party could have recovered all or a part of such Liabilities from a Third Party (a "Potential Contributor") based on the underlying claim or demand asserted against such Indemnifying Party, such Indemnified Party shall, to the extent permitted by Applicable Law, assign such of its rights to proceed against the Potential Contributor as are necessary to permit such Indemnifying Party to recover from the Potential Contributor the amount of such payment.

        (b)   If notwithstanding Section 7.06(a) an Indemnified Party receives an amount from a Third Party in respect of a Liability that is the subject of indemnification hereunder after all or a portion of such Liability has been paid by an Indemnifying Party pursuant to this Agreement, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Liability, plus the amount received from the Third Party in respect thereof, over (ii) the full amount of the Liability.

        (c)   An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a "wind-fall" (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

        7.07.    Payments.    The Indemnifying Party shall pay all amounts payable pursuant to this Article VII by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed backup documentation, for a Liability that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Liability, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Liability for which it is liable hereunder no later than three (3) days following any final determination of such Liability and the Indemnifying Party's liability therefor. A "final determination" shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

        7.08.    Contribution.    If the indemnification provided for in this Article VII shall, for any reason, be unavailable or insufficient to hold harmless the Indemnified Party hereunder in respect of any Liability, then each Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be sufficient to place the Indemnified Party in the same position as if such Indemnified Party were indemnified hereunder, the Parties intending that their respective contributions hereunder be as close as possible to the indemnification under Sections 7.02 and 7.03. If the contribution provided for in the previous sentence shall, for any reason, be unavailable or insufficient to put the Indemnified Party in the same position as if it were indemnified under Section 7.02 or 7.03, as the case may be, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand with respect to the matter giving rise to the Liability.

        7.09.    Remedies Cumulative.    The remedies provided in this Article VII shall be cumulative and, subject to the provisions of Article X, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

        7.10.    Survival of Indemnities.    The rights and obligations of each of IAC and Expedia and their respective Indemnified Parties under this Article VII shall survive the distribution, sale or other transfer by any Party of any Assets or the delegation or assignment by it of any Liabilities.

        7.11.    Shared Litigation Liabilities.    Notwithstanding anything to the contrary contained in this Article VII:

          (a)   In order to facilitate the defense of any Shared Litigation Liability, the Parties agree that (i) the Parties shall cooperate in the defense of any Shared Litigation Liability; (ii) each Party shall be responsible for the costs of its own in-house counsel and other internal personnel in the defense of any Shared Litigation Liability; (iii) IAC shall be entitled to control the defense and/or settlement of any Shared Litigation Liability, although Expedia shall be entitled to observe with counsel of its own selection and at its own expense; provided, however, that after the Effective Time IAC shall not settle all or any portion of any Shared Litigation Liability unless any remaining Liability of Expedia and its Affiliates and their respective current and former officers and directors relating to the Shared Litigation Liability will be fully released as a result of such settlement.

          (b)   The Parties agree to act in good faith and to use their reasonable best efforts to preserve and maximize the insurance benefits due to be provided under all policies of insurance and to cooperate with one another as necessary to permit each other to access or obtain the benefits under those policies; provided, however, that nothing hereunder shall be construed to prevent any party or any other Person from asserting claims for insurance benefits or accepting insurance benefits provided by the policies. The Parties agree to exchange information upon reasonable request of the other Party regarding requests that they have made for insurance benefits, notices of claims, occurrences and circumstances that they have submitted to the insurance companies or other entities managing the policies, responses they have received from those insurance companies or entities, including any payments they have received from the insurance companies and any agreements by the insurance companies to make payments, and any other information that the Parties may need to determine the status of the insurance policies and the continued availability of benefits thereunder.

          (c)   If any Party receives notice or otherwise learns of the assertion by any person or entity (including a Governmental Authority) of a Shared Litigation Liability, that Party shall give the other Party written notice of such Shared Litigation Liability, providing notice of such Shared Litigation Liability in reasonable detail. The failure to give notice under this subsection shall not relieve any Party of its Liability for any Shared Litigation Liability except to the extent the Party is actually prejudiced by the failure to give such notice. IAC and Expedia shall be deemed to be on notice of any Shared Litigation Liability pending prior to the Effective Time.

ARTICLE VIII

INSURANCE

        8.01.    Insurance Matters.    (a) Expedia does hereby, for itself and each other member of Expedia Group, agree that no member of IAC Group or any IAC Indemnified Party shall have any liability whatsoever as a result of the insurance policies and practices of IAC and its Affiliates as in effect at any time prior to the Effective Time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

        (b)   IAC agrees to use its reasonable best efforts to cause the interest and rights of Expedia and the other members of Expedia Group as of the Effective Time as insureds or beneficiaries or in any other capacity under occurrence-based insurance policies and programs (and under claims-made policies and programs to the extent a claim has been submitted prior to the Effective Time) of IAC or any other member of IAC Group in respect of periods prior to the Effective Time to survive the Effective Time for the period for which such interests and rights would have survived without regard to the transactions contemplated hereby to the extent permitted by such policies, and IAC shall continue to administer such policies and programs on behalf of Expedia and the other members of Expedia Group, subject to Expedia's reimbursement to IAC and the other relevant members of IAC Group for the actual out-of-pocket costs of such ongoing administration and the internal costs (based on the proportion of the amount of time actually spent on such matter to such employee's normal working time) of any employee or agent of IAC of any other relevant member of IAC Group who will be required to spend at least ten percent of his or her normal working time over any ten (10) Business Days working with respect to any such matter. Any proceeds received by IAC or any other member of IAC Group after the Effective Time under such policies and programs in respect of Expedia and the other members of Expedia Group shall be for the benefit of Expedia and the other members of Expedia Group.

        (c)   This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of IAC Group in respect of any insurance policy or any other contract or policy of insurance.

        (d)   Nothing in this Agreement shall be deemed to restrict any member of Expedia Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

ARTICLE IX

EXCHANGE OF INFORMATION; CONFIDENTIALITY

        9.01.    Agreement for Exchange of Information; Archives.    (a) Without limiting any rights or obligations under any Ancillary Agreement between the Parties and/or any other member of their respective Groups relating to confidentiality, each of IAC and Expedia agrees to provide, and to cause its Representatives, its Group members and its respective Group members' Representatives to provide, to the other Group and any member thereof (a "Requesting Party"), at any time before, on or after the Effective Date, subject to the provisions of Section 9.04 and as soon as reasonably practicable after written request therefor, any Information within the possession or under the control of such Party or one of such Persons which the Requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the Requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the Requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or similar requirements of the Requesting Party, in each case other than claims or allegations that one Party to this Agreement or any of its Group members has or brings against the other Party or any of its Group members, or (iii) subject to the foregoing clause (ii) above, to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Applicable Law or agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. More particularly, and without limitation to the generality of the foregoing sentence, the Parties agree that the provisions of the Tax Sharing Agreement shall govern with respect to the sharing of Information relating to Tax.

        (b)   After the Effective Time, Expedia and the other members of Expedia Group shall have access during regular business hours (as in effect from time to time), and upon reasonable advance notice, to the documents and objects of historic significance that relate to the Separated Businesses, the Separated Assets or the Separated Entities and that are located in archives retained or maintained by IAC or any other member of IAC Group. Expedia and the other members of Expedia Group may obtain copies (but not originals) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes, provided that Expedia shall cause any such objects to be returned promptly, at Expedia's expense, in the same condition in which they were delivered to Expedia or any other member of Expedia Group and Expedia and the other members of Expedia Group shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to IAC or such other member of IAC Group. In any event, the foregoing shall not be deemed to restrict the access of IAC or any other member of IAC Group to any such documents or objects. Nothing herein shall be deemed to impose any Liability on IAC or any other member of IAC Group if documents or objects referred to in this Section 9.01 are not maintained or preserved by IAC or any other member of IAC Group. Alternatively, IAC, acting reasonably, may request from Expedia and any other member of Expedia Group that they provide it, with reasonable advance notice, with a list of the requested Information that relates to the Separated Businesses, the Separated Assets or the Separated Entities and IAC shall use, and shall cause the other members of IAC Group who are in possession of the Information requested to use, commercially reasonable efforts to locate all requested Information that is owned or possessed by IAC or any of its Group members or Representatives. IAC will make available all such Information for inspection by Expedia or any other relevant member of Expedia Group during normal business hours at the place of business reasonably designated by IAC. Subject to such confidentiality or security obligations as IAC or the other relevant members of its Group may reasonably deem necessary, Expedia and the other relevant members of Expedia Group may have all requested Information duplicated. Alternatively, IAC or the other relevant members of IAC Group may choose to deliver to Expedia, at Expedia's expense, all requested Information in the form reasonably requested by Expedia or any other member of Expedia Group. At IAC's request, Expedia shall cause such Information when no longer needed to be returned to IAC at Expedia's expense.

        9.02.    Ownership of Information.    Any Information owned by a Party or any of its Group members and that is provided to a Requesting Party pursuant to Section 9.01 shall be deemed to remain the property of the providing party. Unless specifically set forth herein or in any Ancillary Agreement, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

        9.03.    Compensation for Providing Information.    The Party requesting Information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the Requesting Party. Except as may be otherwise specifically provided elsewhere in this Agreement, in the Ancillary Agreements, or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party's standard methodology and procedures.

        9.04.    Record Retention.    To facilitate the possible exchange of Information pursuant to this Article IX and other provisions of this Agreement after the Effective Time, the Parties agree to use commercially reasonable efforts to retain, and to cause the members of their respective Group to retain, all Information in their respective possession or control on the Effective Date in accordance with the policies of IAC Group as in effect on the Effective Date or such other policies as may be reasonably adopted by the appropriate Party after the Effective Date. No Party will destroy, or permit any member of its Group to destroy, any Information which the other Party or any member of its Group may have the right to obtain pursuant to this Agreement prior to the fifth (5th) anniversary of the Effective Date without first using commercially reasonable efforts to notify the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such Information prior to such destruction.

        9.05.    Other Agreements Providing for Exchange of Information.    The rights and obligations granted or created under this Article IX are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

        9.06.    Production of Witnesses; Records; Cooperation.    (a) After the Effective Time, but only with respect to a Third Party Claim, each Party hereto shall use commercially reasonable efforts to, and shall cause the other relevant members of its Group to use commercially reasonable efforts to, make available to the other Party or any member of the Group to which the other Party belongs, upon written request, its then former and current Representatives (and the former and current Representatives of its respective Group members) as witnesses and any books, records or other documents within its control (or that of its respective Group members) or which it (or its respective Group members) otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such Representatives) or books, records or other documents may reasonably be required in connection with any Action in which the Requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The Requesting Party shall bear all costs and expenses in connection therewith.

        (b)   If a Party, being entitled to do so under this Agreement, chooses to defend or to seek to settle or compromise any Third Party Claim, the other Party shall use commercially reasonable efforts to make available to such Party, upon written request, its then former and current Representatives and those of its respective Group members as witnesses and any books, records or other documents within its control (or that of its respective Group members) or which it (or its respective Group members) otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such Representatives) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, as the case may be.

        (c)   Without limiting the foregoing, the Parties shall cooperate and consult, and shall cause their respective Group members to cooperate and consult, to the extent reasonably necessary with respect to any Actions (except in the case of an Action by one Party against the other).

        (d)   The obligation of the Parties to provide witnesses pursuant to this Section 9.06 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other employees without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 9.06(a)).

        (e)   In connection with any matter contemplated by this Section 9.06, the Parties will enter into, and shall cause all other relevant members of their respective Groups to enter into, a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work-product privileges of any member of any Group.

        9.07.    Confidentiality.    (a) Subject to Section 9.08, each of IAC and Expedia shall hold, and shall cause its respective Group members and its respective Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) and its Representatives to hold, in strict confidence, with at least the same degree of care that applies to IAC's confidential and proprietary Information pursuant to policies in effect as of the Effective Date, all confidential and proprietary Information concerning the other Group (or any member thereof) that is either in its possession (including Information in its possession prior to the date hereof) or furnished by the other Group (or any member thereof) or by any of its Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) or their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (any such Information referred to herein as "Confidential Information"), and shall not use, and shall cause its respective Group members, Affiliates and Representatives not to use, any such Confidential Information other than for such purposes as shall be expressly permitted hereunder or thereunder. Notwithstanding the foregoing, Confidential Information shall not include Information that is or was (i) in the public domain other than by the breach of this Agreement or by breach of any other agreement relating to confidentiality between or among the Parties and/or their respective Group members, their respective Affiliates or Representatives, (ii) lawfully acquired by such Party (or any member of the Group to which such Party belongs or any of such Party's Affiliates) from a Third Party not bound by a confidentiality obligation, or (iii) independently generated or developed by Persons who do not have access to, or descriptions of, any such confidential or proprietary Information of the other Party (or any member of the Group to which such Party belongs).

        (b)   Each Party shall maintain, and shall cause its respective Group members to maintain, policies and procedures, and develop such further policies and procedures as will from time to time become necessary or appropriate, to ensure compliance with Section 9.07(a).

        (c)   Each Party agrees not to release or disclose, or permit to be released or disclosed, any Confidential Information to any other Person, except its Representatives who need to know such Confidential Information (who shall be advised of their obligations hereunder with respect to such Confidential Information), except in compliance with Section 9.08. Without limiting the foregoing, when any Information furnished by the other Party after the Effective Time pursuant to this Agreement or any Ancillary Agreement is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly, after request of the other Party and at the election of the Party receiving such request, return to the other Party all such Information in a printed or otherwise tangible form (including all copies thereof and all notes, extracts or summaries based thereon) and destroy all Information in an electronic or otherwise intangible form and certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon). Notwithstanding the foregoing, the Parties agree that to the extent some Information to be destroyed or returned is retained as data or records for the purpose of business continuity planning or is otherwise not accessible in the Ordinary Course of Business, such data or records shall be destroyed in the Ordinary Course of Business in accordance, if applicable, with the business continuity plan of the applicable Party.

        9.08.    Protective Arrangements.    In the event that any Party or any member of its Group or any Affiliate of such Party or any of their respective Representatives either determines that it is required to disclose any Confidential Information (the "Disclosing Party") pursuant to Applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information of the other Party (or any member of the Group to which such Party belongs) (the "Providing Party"), the Disclosing Party shall, to the extent permitted by Applicable Law, promptly notify the other Party prior to the Disclosing Party disclosing or providing such Confidential Information and shall use commercially reasonable efforts to cooperate with the Providing Party so that the Providing Party may seek any reasonable protective arrangements or other appropriate remedy and/or waive compliance with this Section 9.08. All expenses reasonably incurred by the Disclosing Party in seeking a protective order or other remedy will be borne by the Providing Party. Subject to the foregoing, the Disclosing Party may thereafter disclose or provide such Confidential Information to the extent (but only to the extent) required by such Applicable Law (as so advised by legal counsel) or by lawful process or by such Governmental Authority and shall promptly provide the Providing Party with a copy of the Confidential Information so disclosed, in the same form and format as disclosed, together with a list of all Persons to whom such Confidential Information was disclosed.

        9.09.    Disclosure of Third Party Information.    Expedia acknowledges that it and the other members of Expedia Group may have in its or their possession confidential or proprietary Information of Third Parties that was received under confidentiality or non-disclosure agreements with such Third Party while part of IAC Group. Expedia will hold, and will cause the other members of its Group and its and their respective Representatives to hold, in strict confidence the confidential and proprietary Information of Third Parties to which Expedia or any other member of Expedia Group has access, in accordance with the terms of any agreements entered into prior to the Effective Time between one or more members of IAC Group (whether acting through, on behalf of, or in connection with, the Separated Businesses) and such Third Parties.

ARTICLE X

DISPUTE RESOLUTION

        10.01.    Agreement to Resolve Disputes.    Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and dispute resolution set forth in this Article X shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the Parties relating hereto or thereto, between or among any member of IAC Group on the one hand and Expedia Group on the other hand. Each Party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article X shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as otherwise required by Applicable Law.

        10.02.    Dispute Resolution; Mediation.

        (a)   Either Party may commence the dispute resolution process of this Section 10.02 by giving the other Party written notice (a "Dispute Notice") of any controversy, claim or dispute of whatever nature arising out of or relating to this Agreement or the breach, termination, enforceability or validity thereof (a "Dispute") which has not been resolved in the normal course of business. The Parties shall attempt in good faith to resolve any Dispute by negotiation between executives of each Party hereto ("Senior Party Representatives") who have authority to settle the Dispute and who are at a higher level of management than the persons who have direct responsibility for the administration of this Agreement. Within 15 days after delivery of the Dispute Notice, the receiving Party shall submit to the other a written response (the "Response"). The Dispute Notice and the Response shall include (i) a statement setting forth the position of the Party giving such notice and a summary of arguments supporting such position and (ii) the name and title of such Party's Senior Party Representative and any other persons who will accompany the Senior Party Representative at the meeting at which the Parties will attempt to settle the Dispute. Within 30 days after the delivery of the Dispute Notice, the Senior Party Representatives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. The Parties shall cooperate in good faith with respect to any reasonable requests for exchanges of information regarding the Dispute or a Response thereto.

        (b)   If the Dispute has not been resolved within 60 days after delivery of the Dispute Notice, or if the Parties fail to meet within 30 days after delivery of the Dispute Notice as hereinabove provided, the

Parties shall make a good faith attempt to settle the Dispute by mediation pursuant to the provisions of this Section 10.02 before resorting to arbitration contemplated by Section 10.03 or any other dispute resolution procedure that may be agreed by the Parties.

        (c)   All negotiations, conferences and discussions pursuant to this Section 10.02 shall be confidential and shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration.

        (d)   Unless the Parties agree otherwise, the mediation shall be conducted in accordance with the CPR Institute for Dispute Resolution Model Procedure for Mediation of Business Disputes in effect on the date of this Agreement by a mediator mutually selected by the Parties.

        (e)   Within 30 days after the mediator has been selected as provided above, both Parties and their respective attorneys shall meet with the mediator for one mediation session of at least four hours, it being agreed that each Party representative attending such mediation session shall be a Senior Party Representative with authority to settle the Dispute. If the Dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, either Party may give the other and the mediator a written notice declaring the mediation process at an end.

        10.03.    Arbitration.    If the Dispute has not been resolved by the dispute resolution process described in Section 10.02, the Parties agree that any such Dispute shall be settled by binding arbitration before the American Arbitration Association ("AAA") in Wilmington, Delaware pursuant to the Commercial Rules of the AAA. Any arbitrator(s) selected to resolve the Dispute shall be bound exclusively by the laws of the State of Delaware without regard to its choice of law rules. Any decisions of award of the arbitrator(s) will be final and binding upon the Parties and may be entered as a judgment by the Parties hereto. Any rights to appeal or review such award by any court or tribunal are hereby waived to the extent permitted by law.

        10.04.    Costs.    The costs of any mediation or arbitration pursuant to this Article X shall be shared equally between the Parties.

        10.05.    Continuity of Service and Performance.    Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such dispute, controversy or claim.

ARTICLE XI

FURTHER ASSURANCES

        11.01.    Further Assurances.    (a) Except as provided in Section 13.1, each Party covenants with and in favor of the other Party as follows:

  (i)
  prior to, on and after the Effective Time, each Party hereto shall, and shall cause the other relevant members of its Group to, cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute, acknowledge and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, assurances or documents, including instruments of conveyance, assignments and transfers, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Authorizations), and to take all such other actions as such Party may reasonably be requested to take by the other Party hereto (or any member of its Group) from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to give effect to the provisions, obligations and purposes of this Agreement and the Ancillary Agreements and the transfers of the

    Separated Businesses and of the Separated Assets and the assignment and assumption of the Assumed Liabilities and the other transactions contemplated hereby and thereby; and

  (ii)
  to the extent that IAC or Expedia discovers at any time following the Effective Time any Asset that was intended to be transferred to Expedia or any other member of Expedia Group pursuant to this Agreement was not so transferred at the Effective Time, IAC shall, or shall cause the other relevant members of its Group to promptly, assign and transfer to Expedia or any other member of Expedia Group reasonably designated by Expedia such Asset and all right, title and interest therein in a manner and on the terms consistent with the relevant provisions of this Agreement, including, without limitation, Section 2.14(b). Similarly, to the extent that IAC or Expedia discovers at any time following the Effective Time any Asset that was intended to be retained by IAC or any other member of IAC Group was not so retained at the Effective Time, Expedia shall, or shall cause the other relevant members of its Group to promptly to, assign and transfer to IAC or any other member of IAC Group reasonably designated by IAC such Asset and all right, title and interest therein in a manner and on the terms consistent with the relevant provisions of this Agreement, including, without limitation, Section 2.14(b). For the avoidance of doubt, the transfer of any Assets under this paragraph (a) shall be effected without any additional consideration by either Party hereunder (such deferred transfers being referred to as "Deferred Transactions").

        (b)   On or prior to the Effective Time, IAC and Expedia, in their respective capacities as direct and indirect parent companies of the members of their respective Groups, shall each approve or ratify any actions of the members of their respective Groups as may be necessary or desirable to give effect to the transactions contemplated by this Agreement and the Ancillary Agreements.

        (c)   Prior to the Effective Time, if a Party identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the Parties will cooperate in determining whether there is a mutually acceptable arms' length basis on which the other Party can provide such service.

ARTICLE XII

CERTAIN OTHER MATTERS

        12.01.    Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.    Each Party agrees that during the one hundred and eighty (180) days following the Effective Time and in any event solely with respect to the preparation and audit of each of IAC's and Expedia's financial statements for the year ended December 31, 2005, the printing, filing and public dissemination of such financial statements, the audit of IAC's internal control over financial reporting and management's assessment thereof and management's assessment of IAC's disclosure controls and procedures, in each case made as of December 31, 2005:

        (a)   Date of Auditors' Opinion.    Expedia shall use commercially reasonable efforts to enable Expedia's auditors ("Expedia's Auditors") to complete their audit such that they will date their opinion on Expedia's audited annual financial statements on the same date that IAC's auditors ("IAC's Auditors") date their opinion on IAC's audited annual financial statements, and to enable IAC to meet its timetable for the printing, filing and public dissemination of IAC's annual financial statements.

        (b)   Annual Financial Statements.    Each Party shall provide to the other Party on a timely basis all Information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management's assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and its auditor's audit of its internal control over financial reporting and management's assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC's and Public Company Accounting Oversight Board's rules and auditing standards thereunder (such assessments and audit being referred to as the "2005 Internal Control Audit And Management Assessments"). Without limiting the generality of the foregoing, Expedia will provide all required financial and other Information with respect to Expedia and its Subsidiaries to Expedia's Auditors in a sufficient and reasonable time and in sufficient detail to permit Expedia's Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to IAC's Auditors with respect to Information to be included or contained in IAC's annual financial statements and to permit IAC's Auditors and IAC's management to complete the 2005 Internal Control Audit and Management Assessments. Similarly, IAC shall provide to Expedia on a timely basis all Information that Expedia reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of Expedia's annual financial statements. Without limiting the generality of the foregoing, IAC will provide all required financial Information with respect to IAC and its Subsidiaries to IAC's Auditors in a sufficient and reasonable time and in sufficient detail to permit IAC's Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Expedia's Auditors with respect to Information to be included or contained in Expedia's annual financial statements.

        (c)   Access to Personnel and Books and Records.    Expedia shall authorize Expedia's Auditors to make available to IAC's Auditors both the personnel who performed or are performing the annual audits of Expedia and work papers related to the annual audits of Expedia, in all cases within a reasonable time prior to Expedia's Auditors' opinion date, so that IAC's Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Expedia's Auditors as it relates to IAC's Auditors' report on IAC's financial statements, all within sufficient time to enable IAC to meet its timetable for the printing, filing and public dissemination of IAC's annual financial statements. Similarly, IAC shall authorize IAC's Auditors to make available to Expedia's Auditors both the personnel who performed or are performing the annual audits of IAC and work papers related to the annual audits of IAC, in all cases within a reasonable time prior to IAC's Auditors' opinion date, so that Expedia's Auditors are able to perform the procedures they consider necessary to take responsibility for the work of IAC's Auditors as it relates to Expedia's Auditors' report on Expedia's financial statements, all within sufficient time to enable Expedia to meet its timetable for the printing, filing and public dissemination of Expedia's annual financial statements. Expedia shall make available to IAC's Auditors and IAC's management Expedia's personnel and Expedia books and records in a reasonable time prior to IAC's Auditors' opinion date and IAC's management's assessment date so that IAC's Auditors and IAC's management are able to perform the procedures they consider necessary to conduct the 2005 Internal Control Audit and Management Assessments.

        (d)   Expedia Annual Report.    Expedia will deliver to IAC a substantially final draft, as soon as the same is prepared, of the first report to be filed with the SEC that includes Expedia's audited financial statements for the year ended December 31, 2005 (the "Expedia Annual Report"); provided, however, that Expedia may continue to revise such Expedia Annual Report prior to the filing thereof, which changes will be delivered to IAC as soon as reasonably practicable; provided, further, that IAC's and Expedia's personnel will actively consult with each other regarding any changes which Expedia may consider making to the Expedia Annual Report and related disclosures prior to the anticipated filing with the SEC, with particular focus on any changes which would have an effect upon IAC's financial statements or related disclosures.

        Nothing in this Section 12.01 shall require either party to violate any agreement with any Third Party regarding the confidentiality of confidential and proprietary Information relating to that Third Party or its business; provided, however, that in the event that a Party is required under this Section 12.01 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such Third Party Consent to the disclosure of such Information.

ARTICLE XIII

SOLE DISCRETION OF IAC; TERMINATION

        13.01.    Sole Discretion of IAC.    Notwithstanding any other provision of this Agreement, until the occurrence of the Effective Time, IAC shall have the sole and absolute discretion:

        (a)   to determine whether to proceed with all or any part of the Separation, including any Separation Transaction, or the Reclassification, and to determine the timing of and any and all conditions to the completion of the Separation and the Reclassification or any part thereof or of any other transaction contemplated by this Agreement; and

        (b)   to amend or otherwise change, delete or supplement, from time to time, any term or element of the Separation, including any Separation Transaction, or the Reclassification or any other transaction contemplated by this Agreement.

        13.02.    Termination.    This Agreement and all Ancillary Agreements may be terminated and the transactions contemplated hereby may be amended, supplemented, modified or abandoned at any time prior to the Effective Date by and in the sole and absolute discretion of IAC without the approval of Expedia or of the stockholders of IAC. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Effective Date, this Agreement may not be terminated except by an agreement in writing signed by the Parties.

ARTICLE XIV

MISCELLANEOUS

        14.01.    Limitation of Liability.    In no event shall any member of IAC Group or Expedia Group be liable to any member of the other Group for any special, consequential, indirect, collateral, incidental or punitive damages or lost profits or failure to realize expected savings or other commercial or economic loss of any kind, however caused and on any theory of liability (including negligence) arising in any way out of this Agreement, whether or not such Person has been advised of the possibility of any such damages; provided, however, that the foregoing limitations shall not limit either Party's indemnification obligations for Liabilities with respect to Third Party Claims as set forth in Article VII. The provisions of Article X shall be the Parties' sole recourse for any breach hereof or any breach of the Ancillary Agreements.

        14.02.    Counterparts.    This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties thereto and delivered to the other party or parties.

        14.03.    Entire Agreement.    This Agreement, the Ancillary Agreements, and the Schedules and Exhibits hereto and thereto and the specific agreements contemplated hereby or thereby contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, oral or written, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter. No agreements or understandings exist between the Parties other than those set forth or referred to herein or therein.

        14.04.    Construction.    In this Agreement and each of the Ancillary Agreements, unless a clear contrary intention appears:

        (a)   the singular number includes the plural number and vice versa;

        (b)   reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement or the relevant Ancillary Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

        (c)   reference to any gender includes each other gender;

        (d)   reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented or restated, and in effect from time to time in accordance with the terms thereof subject to compliance with the requirements set forth herein or in the relevant Ancillary Agreement;

        (e)   reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

        (f)    "herein," "hereby," "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to this Agreement or to the relevant Ancillary Agreement as a whole and not to any particular article, section or other provision hereof or thereof;

        (g)   "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

        (h)   the Table of Contents and headings are for convenience of reference only and shall not affect the construction or interpretation hereof or thereof;

        (i)    with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding;" and

        (j)    references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

        14.05.    Signatures.    Each Party acknowledges that it and the other Party (and the other members of their respective Groups) may execute certain of the Ancillary Agreements by facsimile, stamp or mechanical signature. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name (or that of the applicable member of its Group) as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of the other Party at any time it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

        14.06.    Assignability.    Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that except as specifically provided in any Ancillary Agreement, no Party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.

        14.07.    Third Party Beneficiaries.    Except for the indemnification rights under this Agreement of any IAC Indemnified Party or any Expedia Indemnified Party in their respective capacities as such and for the release under Section 7.01 of any Person provided therein and except as specifically provided in any Ancillary Agreement, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties hereto and thereto and their respective successors and permitted assigns and are not intended to confer upon any Person, except the parties hereto and thereto and their respective successors and permitted assigns, any rights or remedies hereunder and (b) there are no third party beneficiaries of this Agreement or any Ancillary Agreement; and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

        14.08.    Payment Terms.    (a) Other than with respect to amounts payable pursuant to Article VII (which are covered by Section 7.07), any amount to be paid or reimbursed by one Party to the other under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

        (b)   Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate plus 2% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

        14.09.    Governing Law.    Except as set forth in Article X, this Agreement and each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the internal laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

        14.10.    Notices.    All notices or other communications under this Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be in writing and shall be deemed to be duly given when delivered in person or successfully transmitted by facsimile, addressed as follows:

    If to IAC, to:

    IAC/InterActiveCorp
    152 West 57th Street
    New York, NY 10019
    Attention: General Counsel
    Telecopier: (212) 632-9642

    with a copy to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, NY 10019
    Attention: Pamela S. Seymon, Esq.
    Telecopier: (212) 403-2000

    If to Expedia, to:

    Expedia, Inc.
    3150 139th Avenue SE
    Bellevue, WA 98005
    Attention: General Counsel
    Telecopier: (425) 679-7251

        Any Party may, by notice to the other Party as set forth herein, change the address or fax number to which such notices are to be given.

        14.11.    Severability.    If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party hereto or thereto. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

        14.12.    Publicity.    Prior to the Effective Date, IAC shall be responsible for issuing any press releases or otherwise making public statements with respect to this Agreement, the Separation, the Reclassification or any of the other transactions contemplated hereby and thereby, and Expedia shall not make such statements without the prior written consent of IAC. Prior to the Effective Date, IAC and Expedia shall each consult with the other prior to making any filings with any Governmental Authority with respect thereto.

        14.13.    Survival of Covenants.    Except as expressly set forth in this Agreement or any Ancillary Agreement, any covenants, representations or warranties contained in this Agreement and each Ancillary Agreement shall survive the Separation and Reclassification and shall remain in full force and effect.

        14.14.    Waivers of Default; Conflicts.    (a) Waiver by any Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        (b)   Each Party acknowledges that each of the Parties and each member of their respective Group are all currently represented by members of IAC's legal department and IAC's outside counsel. Each of IAC (on behalf of itself and every member of its Group), on the one hand, and Expedia (on behalf of itself and every member of its Group), on the other hand, waives any conflict with respect to such common representation that may arise before, at or after the Effective Date.

        14.15.    Amendments.    This Agreement may be amended, supplemented, modified or abandoned at any time prior to the Effective Date by and in the sole and absolute discretion of IAC without the approval of Expedia or of the stockholders of IAC. After the Effective Time, no provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

        14.16.    Controlling Documents.    To the extent that the provisions of the Employee Matters Agreement, Tax Sharing Agreement or Transition Services Agreement conflict with the provisions of this Agreement, the provisions of such other agreement or agreements shall govern.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

IAC/INTERACTIVECORP
By:	Name: Title:
EXPEDIA, INC.
By:	Name: Title:

ANNEX F

FORM OF

TAX SHARING AGREEMENT

by and between

IAC/INTERACTIVECORP

and

EXPEDIA, INC.

TAX SHARING AGREEMENT

        This TAX SHARING AGREEMENT (this "Agreement"), dated as of [    ], 2005, by and between IAC/InterActiveCorp, a Delaware corporation ("Parent"), and Expedia, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("SpinCo").

W I T N E S S E T H

        WHEREAS, Parent and SpinCo have entered into a Separation Agreement (the "Separation Agreement") providing for the Separation of the Parent Group from the SpinCo Group;

        WHEREAS, pursuant to the terms of the Separation Agreement, Parent will contribute all of the Separated Assets to SpinCo and its Subsidiaries and will cause SpinCo and its Subsidiaries to assume the Assumed Liabilities;

        WHEREAS, for U.S. federal income tax purposes, it is intended that the Contribution and the Spin-Off shall qualify as a tax-free transaction under Sections 355(a) and 368(a)(1)(D) of the Code;

        WHEREAS, at the close of business on the Effective Date, the taxable year of SpinCo shall close for U.S. federal income tax purposes; and

        WHEREAS, the parties hereto wish to provide for the payment of Income Taxes and Other Taxes and entitlement to refunds thereof, allocate responsibility and provide for cooperation in connection with the filing of returns in respect of Income Taxes and Other Taxes, and provide for certain other matters relating to Income Taxes and Other Taxes.

        NOW, THEREFORE, in consideration of the premises and the representations, covenants and agreements herein contained and intending to be legally bound hereby, Parent and SpinCo hereby agree as follows:

        1.     Definitions.    Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Separation Agreement. For purposes of this Agreement, the following terms shall have the meanings set forth below:

          "Actually Realized" or "Actually Realizes" shall mean, for purposes of determining the timing of the incurrence of any Spin-Off Tax Liability, Income Tax Liability or Other Tax Liability or the realization of a Refund (or any related Income Tax or Other Tax cost or benefit), whether by receipt or as a credit or other offset to Taxes payable, by a Person in respect of any payment, transaction, occurrence or event, the time at which the amount of Income Taxes or Other Taxes paid (or Refund realized) by such Person is increased above (or reduced below) the amount of Income Taxes or Other Taxes that such Person would have been required to pay (or Refund that such Person would have realized) but for such payment, transaction, occurrence or event.

          "Aggregate Spin-Off Tax Liabilities" shall mean the sum of the Spin-Off Tax Liabilities with respect to each Taxing Jurisdiction.

          "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New York are authorized or obligated by law or executive order to close.

          "Carryback" shall mean the carryback of a Tax Attribute (including, without limitation, a net operating loss, a net capital loss or a tax credit) by a member of the SpinCo Group from a Post-Distribution Taxable Period to a Pre-Distribution Taxable Period during which such member of the SpinCo Group was included in a Combined Return filed for such Pre-Distribution Taxable Period.

          "Cash Acquisition Merger" shall mean a merger of a newly-formed Subsidiary of SpinCo with a corporation, limited liability company, limited partnership, general partnership or joint venture (in each case, not previously owned directly or indirectly by SpinCo) solely for cash pursuant to which SpinCo acquires such corporation, limited liability company, limited partnership, general partnership or joint venture and no Equity Securities of SpinCo or any SpinCo Subsidiary are issued, sold, redeemed or acquired, directly or indirectly.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Combined Return" shall mean a consolidated, combined or unitary Income Tax Return or Other Tax Return that actually includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the SpinCo Group.

          "Contribution" shall mean those certain capital contributions to SpinCo by Parent made in connection with the Spin-Off.

          "Distribution Date" shall mean the date on which the Spin-Off is completed.

          "Distribution-Related Proceeding" shall mean any Proceeding in which the IRS, another Tax Authority or any other party asserts a position that could reasonably be expected to adversely affect the Tax-Free Status of any of the Spin-Off-Related Transactions.

          "EMA" shall mean the Employee Matters Agreement by and between Parent and SpinCo dated as of [    ], 2005.

          "Equity Securities" shall mean any stock or other securities treated as equity for tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

          "Expedia Employee" shall have the meaning ascribed to such term in the EMA.

          "Fifty-Percent or Greater Interest" shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

          "Final Determination" shall mean the final resolution of liability for any Income Tax or Other Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; (d) by any allowance of a Refund or credit in respect of an overpayment of Income Tax or Other Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Income Tax or Other Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

          "IAC Employee" shall have the meaning ascribed to such term in the EMA.

          "Income Tax" (a) shall mean (i) any federal, state, local or foreign tax, charge, fee, impost, levy or other assessment that is based upon, measured by, or calculated with respect to (A) net income or profits (including, but not limited to, any capital gains, gross receipts, or minimum tax, and any tax on items of tax preference, but not including sales, use, value added, real property gains, real or personal property, transfer or similar taxes), (B) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes), if one or more of the bases upon which such tax may be based, by which it may be measured, or with respect to which it may be calculated is described in clause (a)(i)(A) of this definition, or (C) any net worth, franchise or similar tax, in each case together with (ii) any interest and any penalties, fines, additions to tax or additional amounts imposed by any Tax Authority with respect thereto and (b) shall include any transferee or successor liability in respect of an amount described in clause (a) of this definition.

          "Income Tax Benefit" shall mean, with respect to the effect of any Carryback on the Income Tax Liability of Parent or the Parent Group for any taxable period, the excess of (a) the hypothetical Income Tax Liability of Parent or the Parent Group for such taxable period, calculated as if such Carryback had not been utilized but with all other facts unchanged over (b) the actual Income Tax Liability of Parent or the Parent Group for such taxable period, calculated taking into account such Carryback (and treating a Refund as a negative Income Tax Liability, for purposes of such calculation).

          "Income Tax Liabilities" shall mean all liabilities for Income Taxes.

          "Income Tax Return" shall mean any return, report, filing, statement, questionnaire, declaration or other document required to be filed with a Tax Authority in respect of Income Taxes.

          "Indemnified Party" shall mean any Person seeking indemnification pursuant to the provisions of this Agreement.

          "Indemnifying Party" shall mean any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

          "IRS" shall mean the Internal Revenue Service of the United States.

          "Losses" shall mean any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

          "Option" shall have the meaning ascribed to such term in the EMA.

          "Other Tax Liabilities" shall mean all liabilities for Other Taxes.

          "Other Tax Returns" shall mean any return, report, filing, statement, questionnaire, declaration or other document required to be filed with a Tax Authority in respect of Other Taxes.

          "Other Taxes" shall mean all forms of taxation, whenever created or imposed, and whether of the United States of America or elsewhere, and whether imposed by a local, municipal, governmental, State, federation or other body, and without limiting the generality of the foregoing, shall include superfund, sales, use, ad valorem, value added, occupancy, transfer, recording, withholding, payroll, employment, excise, occupation, premium or property taxes (in each case, together with any related interest, penalties and additions to tax, or additional amounts imposed by any Tax Authority thereon); provided, however, that Other Taxes shall not include any Income Taxes.

          "Parent Consolidated Group" shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code without regard to the exclusions in Section 1504(b)(1)

  through (8)) of which Parent is the common parent (and any predecessor or successor to such affiliated group).

          "Parent Group" shall mean (a) Parent and each Person that is a direct or indirect Subsidiary of Parent (including any Subsidiary of Parent that is disregarded for U.S. federal Income Tax purposes (or for purposes of any state, local, or foreign tax law)) immediately after the Spin-Off after giving effect to the Spin-Off-Related Transactions, (b) any corporation (or other Person) that shall have merged or liquidated into Parent or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

          "Parent Separate Return" shall mean any Separate Return required to be filed by Parent or any member of the Parent Group.

          "Permitted Transaction" shall mean any transaction that satisfies the requirements of Sections 4(c).

          "Person" shall mean any individual, partnership, joint venture, limited liability company, corporation, association, joint stock company, trust, unincorporated organization or similar entity or a governmental authority or any department or agency or other unit thereof.

          "Post-Distribution Taxable Period" shall mean a taxable period that, to the extent it relates to a member of the SpinCo Group, begins after the Distribution Date.

          "Pre-Distribution Taxable Period" shall mean a taxable period that, to the extent it relates to a member of the SpinCo Group, ends on or before the Distribution Date.

          "Private Letter Ruling" shall mean (a) any private letter ruling issued by the IRS in connection with any of the Spin-Off Related Transactions or (b) any similar ruling issued by any other Tax Authority in connection with any of the Spin-Off Related Transactions.

          "Private Letter Ruling Documents" shall mean (a) any Private Letter Ruling, any request for a Private Letter Ruling submitted to the IRS, together with the appendices and exhibits thereto and any supplemental filings or other materials subsequently submitted to the IRS, in connection with the Spin-Off Related Transactions, or (b) any similar filings submitted to any other Tax Authority in connection with any such request for a Private Letter Ruling.

          "Proceeding" shall mean any audit or other examination, or judicial or administrative proceeding relating to liability for, or Refunds or adjustments with respect to, Income Taxes or Other Taxes.

          "Refund" shall mean any refund of Income Taxes or Other Taxes, including any reduction in Income Tax Liabilities or Other Tax Liabilities by means of a credit, offset or otherwise.

          "Representative" shall mean with respect to a Person, such Person's officers, directors, employees and other authorized agents.

          "Restriction Period" shall mean the period beginning on the date hereof and ending on the twenty five (25) month anniversary of the Distribution Date.

          "Separate Return" shall mean (a) in the case of any Income Tax Return or Other Tax Return required to be filed by any member of the SpinCo Group (including any consolidated, combined or unitary return), any such tax return that does not include any member of the Parent Group and (b) in the case of any Income Tax Return or Other Tax Return required to be filed by any member of the Parent Group (including any consolidated, combined or unitary return), any such tax return that does not include any member of the SpinCo Group.

          "Separation Agreement" shall have the meaning set forth in the recitals of this Agreement.

          "SpinCo Adjustment" shall mean an adjustment of any item of income, gain, loss, deduction or credit attributable to members of the SpinCo Group (including, in the case of any state or local consolidated, combined or unitary income or franchise taxes, a change in one or more apportionment factors of members of the SpinCo Group) pursuant to a Final Determination for a Pre-Distribution Taxable Period.

          "SpinCo Board" shall mean the Board of Directors of SpinCo.

          "SpinCo Business" shall mean each trade or business actively conducted (within the meaning of Section 355(b) of the Code) by SpinCo or any member of the SpinCo Group immediately after the Spin-Off, as set forth in the Tax Opinion Documents.

          "SpinCo Consolidated Group" shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code without regard to the exclusions in Section 1504(b)(1) through (8)) of which SpinCo is the common parent, determined immediately after the Spin-Off (and any predecessor or successor to such affiliated group other than the Parent Consolidated Group).

          "SpinCo Group" shall mean (a) SpinCo and each Person that is a direct or indirect Subsidiary of SpinCo (including any Subsidiary of SpinCo that is disregarded for U.S. federal Income Tax purposes (or for purposes of any State, local, or foreign tax law)) immediately after the Spin-Off after giving effect to the Spin-Off-Related Transactions, (b) any corporation (or other Person) that shall have merged or liquidated into SpinCo or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

          "SpinCo Separate Return" shall mean any Separate Return required to be filed by SpinCo or any member of the SpinCo Group, including, without limitation, (a) any U.S. consolidated federal Income Tax Returns of the SpinCo Consolidated Group required to be filed with respect to a Post-Distribution Taxable Period and (b) any U.S. consolidated federal Income Tax Returns for any group of which any member of the SpinCo Group was the common parent.

          "SpinCo Tax Benefit" shall mean, with respect to any Taxing Jurisdiction, any decrease in Income Tax Liability or Other Tax Liability (or increase in a Refund) Actually Realized with respect to a Combined Return that is attributable to a SpinCo Adjustment.

          "SpinCo Tax Liability" shall mean, with respect to any Taxing Jurisdiction, any increase in Income Tax Liability or Other Tax Liability (or reduction in a Refund) Actually Realized with respect to a Combined Return that is attributable to a SpinCo Adjustment.

          "Spin-Off" shall mean the distribution of Expedia Common Stock, Expedia Class B Common Stock and Expedia Series A Preferred Stock pursuant to the Reclassification.

          "Spin-Off-Related Transactions" shall mean the Contribution together with the Spin-Off.

          "Spin-Off Tax Liabilities" shall mean, with respect to any Taxing Jurisdiction, the sum of (a) any increase in Income Tax Liability or Other Tax Liability (or reduction in a Refund) Actually Realized as a result of any corporate-level gain or income recognized with respect to the failure of any of the Spin-Off-Related Transactions to qualify for Tax-Free Status under the income tax laws of such Taxing Jurisdiction pursuant to any settlement, Final Determination, judgment, assessment, proposed adjustment or otherwise, (b) interest on such amounts calculated pursuant to such Taxing Jurisdiction's laws regarding interest on tax liabilities at the highest Underpayment Rate for corporations in such Taxing Jurisdiction from the date such additional gain or income was recognized until full payment with respect thereto is made pursuant to Section 3 hereof (or in the case of a reduction in a Refund, the amount of interest that would have been received on the foregone portion of the Refund but for the failure of any of the Spin-Off-Related Transactions to qualify for Tax-Free Status), and (c) any penalties actually paid to such Taxing Jurisdiction that would not have been paid but for the failure of any of the Spin-Off-Related Transactions to qualify for Tax-Free Status in such Taxing Jurisdiction.

          "Tax Attribute" shall mean a consolidated, combined or unitary net operating loss, net capital loss, unused investment credit, unused foreign tax credit, or excess charitable contribution (as such terms are used in Treasury Regulations 1.1502-79 and 1.1502-79A or comparable provisions of foreign, State or local tax law), or a minimum tax credit or general business credit.

          "Tax Authority" shall mean a governmental authority (foreign or domestic) or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including, without limitation, the IRS).

          "Tax Benefits" shall have the meaning set forth in Section 3(a) hereof.

          "Tax Counsel" shall mean tax counsel of recognized national standing that is acceptable to Parent.

          "Tax-Free Status" shall mean the qualification of each of the Spin-Off-Related Transactions, as the case may be, (a) as a transaction described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is "qualified property" for purposes of Section 361(c) of the Code, and (c) as a transaction in which Parent, the members of the Parent Group, SpinCo and the members of the SpinCo Group recognize no income or gain other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

          "Taxing Jurisdiction" shall mean the United States and every other government or governmental unit having jurisdiction to tax Parent or SpinCo or any of their respective Affiliates.

          "Tax Opinion" shall mean the tax opinion issued by Tax Counsel in connection with the Spin-Off Related Transactions.

          "Tax Opinion Documents" shall mean the Tax Opinion and the information and representations provided by, or on behalf of, Parent or SpinCo to Tax Counsel in connection therewith.

          "Tax-Related Losses" shall mean:

            (a)    the Aggregate Spin-Off Tax Liabilities,

            (b)    all accounting, legal and other professional fees, and court costs incurred in connection with any settlement, Final Determination, judgment or other determination with respect to such Aggregate Spin-Off Tax Liabilities, and

            (c)    all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Parent or SpinCo in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority payable by Parent or SpinCo or their respective Affiliates, in each case, resulting from the failure of any of the Spin-Off-Related Transactions to qualify for Tax-Free Status.

          "Underpayment Rate" shall mean the annual rate of interest described in Section 6621(c) of the Code for large corporate underpayments of Income Tax (or similar provision of state, local, or foreign Income Tax law, as applicable), as determined from time to time.

          "Unqualified Tax Opinion" shall mean an unqualified opinion of Tax Counsel on which Parent may rely to the effect that a transaction will not disqualify any of the Spin-Off Related Transactions from Tax-Free Status, assuming that the Spin-Off Related Transactions would have qualified for Tax-Free Status if such transaction did not occur.

2.
Filing of Tax Returns; Payment of Taxes.

(a)
Filing of Tax Returns; Payment of Income Taxes and Other Taxes.

            (i)    Parent Consolidated Returns; Other Combined Returns.    Parent shall prepare and file or cause to be prepared and filed (A) all U.S. consolidated federal Income Tax Returns of the Parent Consolidated Group and (B) all other Combined Returns. Except as provided in Section (2)(a)(ii) hereof, Parent shall pay, or cause to be paid, and shall be responsible for, any and all Income Taxes and Other Taxes due or required to be paid with respect to or required to be reported on any such Income Tax Return or Other Tax Return (in each case, excluding any amounts which are SpinCo Tax Liabilities or otherwise attributable to SpinCo Adjustments).

            (ii)   SpinCo Adjustments.    SpinCo shall pay, or cause to be paid, and shall be responsible for, any SpinCo Tax Liabilities. Other than in connection with the initial filing of Combined Returns and the payment of the tax liability shown as due thereon provided for in Section 2(a)(i) hereof, SpinCo shall be responsible for all SpinCo Tax Liabilities and shall be entitled to all SpinCo Tax Benefits.

            (iii)  Parent Separate Returns.    Parent shall prepare and file or cause to be prepared and filed all Parent Separate Returns. Parent shall pay, or cause to be paid, and shall be responsible for, any and all Income Taxes or Other Taxes due or required to be paid with respect to or required to be reported on any Parent Separate Return (including any increase in such Income Tax Liabilities or Other Tax Liabilities as a result of a Final Determination).

            (iv)  SpinCo Separate Returns.    SpinCo shall prepare and file or cause to be prepared and filed all SpinCo Separate Returns. SpinCo shall pay, or cause to be paid, and shall be responsible for, any and all Income Taxes or Other Taxes due or required to be paid with respect to or required to be reported on any SpinCo Separate Return (including any increase in such Income Tax Liabilities or Other Tax Liabilities as a result of a Final Determination).

  (b)
  Preparation of Tax Returns.

            (i)    Parent (or its designee) shall determine the entities to be included in any Combined Return and make or revoke any Income Tax elections, adopt or change any accounting methods, and determine any other position taken on or in respect of any Income Tax Return or Other Tax Return required to be prepared and filed by Parent pursuant to Section 2(a)(i). Notwithstanding the immediately preceding sentence, any Income Tax Return or Other Tax Return filed by Parent pursuant to Section 2(a)(i) with respect to any Pre-Closing Taxable Period shall, to the extent relating to SpinCo or the SpinCo Group, be prepared consistent with Parent's past practice for the filing of such returns and shall not include any tax election relating to SpinCo or the SpinCo Group that is inconsistent with past practice (or, where no such past practice exists, shall not reflect any tax return position or include any tax election that would materially adversely affect SpinCo or the SpinCo Group), except to the extent that SpinCo consents to such tax return position or tax election (such consent not to be unreasonably withheld); provided, however, that, for the avoidance of doubt, the allocation and pro-ration of items of income, gain, loss, deduction and credit for the period which includes the Spin-Off shall (to the extent allowable) be determined by Parent in its sole discretion in accordance with Treasury Regulation Section 1.1502-76(b). SpinCo shall, and shall cause each member of the SpinCo Group to, prepare and submit at Parent's request (but in no event later than 90 days after such request), at SpinCo's expense, all information that Parent shall reasonably request, in such form as Parent shall reasonably request including any such information requested to enable Parent to prepare any Income Tax Returns or Other Tax Return required to be filed by Parent pursuant to Section 2(a)(i). Parent shall make any such

    Income Tax Return or Other Tax Return and related workpapers available for review by SpinCo to the extent such return relates to Taxes for which SpinCo would reasonably be expected to be liable or with respect to which SpinCo would reasonably be expected to have a claim. If practicable, Parent shall make such return available for review sufficiently in advance of the due date for filing such return to provide SpinCo an opportunity to analyze and comment on such return. Parent and SpinCo shall attempt in good faith to resolve any issues arising out of the review of such return.

            (ii)   Except as required by applicable law or as a result of a Final Determination, neither Parent nor SpinCo shall (nor shall cause or permit any members of the Parent Group or SpinCo Group, respectively, to) take any position that is either inconsistent with the treatment of the Spin-Off-Related Transactions as having Tax-Free Status (or analogous status under State, local or foreign law) or, with respect to a specific item of income, deduction, gain, loss, or credit on an Income Tax Return or Other Tax Return, treat such specific item in a manner which is inconsistent with the manner such specific item is reported on an Income Tax Return or Other Tax Return prepared or filed by Parent pursuant to Section 2(a) hereof (including, without limitation, the claiming of a deduction previously claimed on any such Income Tax Return or Other Tax Return).

3.
Indemnification for Income Taxes and Other Taxes.

(a)
Indemnification by Parent.    From and after the Distribution Date, except as provided in Section 3(b), Parent and each member of the Parent Group shall jointly and severally indemnify, defend and hold harmless SpinCo and each member of the SpinCo Group and each of their respective Representatives and Affiliates (and the heirs, executors, successors and assigns of any of them) from and against (i) all Spin-Off Tax Liabilities incurred by any member of the Parent Group, (ii) without duplication, all Income Tax Liabilities, and Other Tax Liabilities that any member of the Parent Group is responsible for pursuant to Section 2, and (iii) all Income Taxes and Other Taxes, Spin-Off Tax Liabilities and Tax-Related Losses incurred by any member of the Parent Group or SpinCo Group by reason of the breach by Parent or any member of the Parent Group of any of Parent's representations or covenants hereunder or made in connection with the Tax Opinion and, in each case, any related costs and expenses (including, without limitation, reasonable attorneys' fees and expenses); provided, however, that neither Parent nor any member of the Parent Group shall have any obligation to indemnify, defend or hold harmless any Person pursuant to this Section 3(a) to the extent that such indemnification obligation is otherwise attributable to any breach by SpinCo or any member of the SpinCo Group of any of SpinCo's representations or covenants hereunder (including any representations made in connection with the Tax Opinion). If the indemnification obligation of Parent or any member of the Parent Group under this Section 3(a) (or the adjustment giving rise to such indemnification obligation) results in (i) increased deductions, losses, or credits, or (ii) decreases in income, gains or recapture of Tax credits ("Tax Benefits") to SpinCo or any member of the SpinCo Group, which would not, but for the indemnification obligation (or the adjustment giving rise to such indemnification obligation), be allowable, then SpinCo shall pay Parent the amount by which such Tax Benefit actually reduces, in cash, the amount of Tax that SpinCo or any member of the SpinCo Group would have been required to pay and bear (or increases, in cash, the amount of Tax refund to which SpinCo or any member of the SpinCo Group would have been entitled) but for such indemnification obligation (or adjustment giving rise to such indemnification obligation). SpinCo shall pay Parent for such Tax Benefit no later than five days after such Tax Benefit is Actually Realized.

(b)
Indemnification by SpinCo.    From and after the Distribution Date, SpinCo and each member of the SpinCo Group shall jointly and severally indemnify, defend and hold harmless Parent and each member of the Parent Group and each of their respective Representatives and Affiliates (and the heirs, executors, successors and assigns of any of them) from and against (i) all SpinCo Tax Liabilities, Income Tax Liabilities, Other Tax Liabilities, Spin-Off Tax Liabilities and Tax-Related Losses that SpinCo or any member of the SpinCo Group is responsible for under Section 2 or Section 4 (including, without limitation, any Income Tax Liabilities, Other Tax Liabilities or Spin-Off Tax Liabilities or Tax-Related Losses arising with respect to a Permitted Transaction for which SpinCo is liable pursuant to Section 4(e)(i)) and (ii) all Income Taxes, Other Taxes, Spin-Off Tax Liabilities and other Tax-Related Losses incurred by any member of the Parent Group or SpinCo Group by reason of the breach by SpinCo or any member of the SpinCo Group of any of SpinCo's representations or covenants hereunder (including any representations made in connection with the Tax Opinion) and, in each case, any related costs and expenses (including, without limitation, reasonable attorneys' fees and expenses). If the indemnification obligation of SpinCo or any member of the SpinCo Group under this Section 3(b) (or the adjustment giving rise to such indemnification obligation) results in a Tax Benefit to Parent or any member of the Parent Group, which would not, but for the Tax which is the subject of the indemnification obligation (or the adjustment giving rise to such indemnification obligation), be allowable, then Parent shall pay SpinCo the amount by which such Tax Benefit actually reduces, in cash, the amount of Tax that Parent or any member of the Parent Group would have been required to pay and bear (or increases, in cash, the amount of Tax refund to which Parent or any member of the Parent Group would have been entitled) but for such indemnification (or adjustment giving rise to such indemnification obligation). Parent shall pay SpinCo for such Tax Benefit no later than five days after such Tax Benefit is Actually Realized.

  (c)
  Timing of Indemnification.    Any payment and indemnification made pursuant to this Section 3 (other than a payment for any Tax Benefit, the timing of which is provided in Sections 3(a) and 3(b) above) shall be made by the Indemnifying Party promptly, but, in any event, no later than:

            (i)    in the case of an indemnification obligation with respect to any SpinCo Tax Liabilities, Spin-Off Tax Liabilities, Income Tax Liabilities or Other Tax Liabilities, the later of (A) five Business Days after the Indemnified Party notifies the Indemnifying Party and (B) five Business Days prior to the date the Indemnified Party is required to make a payment of taxes, interest, or penalties to the applicable Tax Authority (including a payment with respect to an assessment of a tax deficiency by any Taxing Jurisdiction or a payment made in settlement of an asserted tax deficiency) or realizes a reduced Refund; and

            (ii)   in the case of any payment or indemnification of any Losses not otherwise described in clause (i) of this Section 3(c) (including, but not limited to, any Losses described in clause (b) or (c) of the definition of Tax-Related Losses, attorneys' fees and expenses and other indemnifiable Losses), the later of (A) five Business Days after the Indemnified Party notifies the Indemnifying Party and (B) five Business Days prior to the date the Indemnified Party makes a payment thereof.

4.     Spin-Off Related Matters.

  (a)
  Representations.

            (i)    Tax Opinion Documents.    SpinCo hereby represents and warrants that (A) it has examined the Tax Opinion Documents (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions, and policies of SpinCo, its Subsidiaries, the SpinCo Business, or the SpinCo Group) and (B) to the extent in reference to

    SpinCo, its Subsidiaries, the SpinCo Business, or the SpinCo Group, the facts presented and the representations made therein are true, correct and complete.

            (ii)   Tax-Free Status.    SpinCo hereby represents and warrants that it has no plan or intention of taking any action, or failing to take any action or knows of any circumstance, that could reasonably be expected to (A) cause any of the Spin-Off-Related Transactions not to have Tax-Free Status or (B) cause any representation or factual statement made in this Agreement, the Separation Agreement, the Tax Opinion Documents or any of the Ancillary Agreements to be untrue in a manner that would have an adverse effect on the Tax-Free Status of any of the Spin-Off-Related Transactions.

            (iii)  Plan or Series of Related Transactions.    SpinCo hereby represents and warrants that, to the best knowledge of SpinCo, after due inquiry, none of the Spin-Off-Related Transactions are part of a plan (or series of related transactions) pursuant to which a Person will acquire stock representing a Fifty-Percent or Greater Interest in SpinCo or any successor to SpinCo.

  (b)
  Covenants.

            (i)    Actions Consistent with Representations and Covenants.    Neither Parent nor SpinCo shall take any action or permit any member of the Parent Group or the SpinCo Group, respectively, to take any action, or shall fail to take any action or permit any member of the Parent Group or the SpinCo Group, respectively, to fail to take any action, where such action or failure to act would be inconsistent with or cause to be untrue any material information, covenant or representation in this Agreement, the Separation Agreement, the Tax Opinion Documents or any of the Ancillary Agreements.

            (ii)   Preservation of Tax-Free Status; SpinCo Business.    SpinCo shall not (A) take any action (including, but not limited to, any cessation, transfer or disposition of all or any portion of any SpinCo Business; payment of extraordinary dividends; and acquisitions or issuances of stock) or permit any member of the SpinCo Group to take any such action, and SpinCo shall not fail to take any such action or permit any member of the SpinCo Group to fail to take any such action, in each case, unless such action or failure to act could not reasonably be expected to cause any of the Spin-Off Related Transactions not to have Tax-Free Status or could not require Parent or SpinCo to reflect a liability or reserve with respect to any of the Spin-Off Related Transactions in its financial statements, and (B) until the first day after the Restriction Period, engage in any transaction (including, without limitation, any cessation, transfer or disposition of all or any portion of any SpinCo Business) that could reasonably be expected to result in it or any member of the SpinCo Group ceasing to be a company engaged in any SpinCo Business.

            (iii)  Sales, Issuances and Redemptions of Equity Securities.    Until the first day after the Restriction Period, none of SpinCo or any member of the SpinCo Group shall, or shall agree to, sell or otherwise issue to any Person, or redeem or otherwise acquire from any Person, any Equity Securities of SpinCo or any member of the SpinCo Group; provided, however, that [(A) the adoption by SpinCo of a shareholder rights plan shall not constitute a sale or issuance of such Equity Securities,] (B) SpinCo and the members of the SpinCo Group may repurchase such Equity Securities to the extent that such repurchases meet the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30, and (C) SpinCo may issue such Equity Securities to the extent such issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a person's performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d).

            (iv)  Tender Offers; Other Business Transactions.    Until the first day after the Restriction Period, none of SpinCo or any member of the SpinCo Group shall (A) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Securities of SpinCo, (B) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Securities of SpinCo or (C) approve or otherwise permit any proposed business combination or any transaction which, in the case of clauses (A), (B) or (C), individually or in the aggregate, together with any transaction occurring within the four-year period beginning on the date which is two years before the Distribution Date and any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Spin-Off, could result in one or more Persons acquiring (except for acquisitions that otherwise satisfy Safe Harbor VIII (relating to acquisitions in connection with a person's performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d)) directly or indirectly stock representing a [40%] or greater interest, by vote or value, in SpinCo (or any successor thereto). In addition, none of SpinCo or any member of the SpinCo Group shall at any time, whether before or subsequent to the expiration of the Restriction Period, engage in any action described in clauses (A), (B) or (C) of the preceding sentence if it is pursuant to an arrangement negotiated (in whole or in part) prior to the first anniversary of the Spin-Off, even if at the time of the Spin-Off or thereafter such action is subject to various conditions.

            (v)   Dispositions of Assets.    Until the first day after the Restriction Period, none of SpinCo or any member of the SpinCo Group shall sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of a Subsidiary and any transaction treated for tax purposes as a sale, transfer or disposition) that, in the aggregate, constitute more than [30]% of the gross assets of SpinCo, nor shall SpinCo or any member of the SpinCo Group sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of a Subsidiary and any transaction treated for tax purposes as a sale, transfer or disposition) that, in the aggregate, constitute more than [30]% of the consolidated gross assets of the SpinCo Group. The foregoing sentence shall not apply to sales, transfers, or dispositions of assets in the ordinary course of business. The percentages of gross assets or consolidated gross assets of SpinCo or the SpinCo Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of SpinCo and the members of the SpinCo Group as of the Distribution Date. For purposes of this Section 4(b)(v), a merger of SpinCo or one of its Subsidiaries with and into any Person shall constitute a disposition of all of the assets of SpinCo or such Subsidiary. Notwithstanding anything in this Section 4(b)(v) to the contrary, following the Spin-Off, SpinCo shall be permitted to make certain sales, transfers, and other dispositions of assets, in each case, solely in the manner described on Schedule 4(b) hereto.

            (vi)  Liquidations, Mergers, Reorganizations.    Until the first day after the Restriction Period, neither SpinCo nor any of its Subsidiaries shall, or shall agree to, voluntarily dissolve or liquidate or engage in any transaction involving a merger (except for a Cash Acquisition Merger), consolidation or other reorganization; provided, that, mergers of direct or indirect wholly-owned Subsidiaries of SpinCo solely with and into SpinCo or with other direct or indirect wholly-owned Subsidiaries of SpinCo, and liquidations of SpinCo's subsidiaries are not subject to this Section 4(b)(vi) to the extent not inconsistent with the Tax-Free Status of the Spin-Off-Related Transactions. Notwithstanding anything in this Section 4(b)(vi) to the contrary, following the Spin-Off, SpinCo shall be permitted to engage in certain transactions involving liquidations or reorganizations, in each case, solely in the manner described on Schedule 4(b) hereto.

          (c)   Permitted Transactions.    Notwithstanding the restrictions otherwise imposed by Sections 4(b)(iii) through 4(b)(vi), during the Restriction Period, SpinCo may (i) issue, sell, redeem or otherwise acquire (or cause a member of the SpinCo Group to issue, sell, redeem or otherwise acquire) Equity Securities of SpinCo or any member of the SpinCo Group in a transaction that would otherwise breach the covenant set forth in Section 4(b)(iii), (ii) approve, participate in, support or otherwise permit a proposed business combination or transaction that would otherwise breach the covenant set forth in Section 4(b)(iv), (iii) sell or otherwise dispose of the assets of SpinCo or any member of the SpinCo Group in a transaction that would otherwise breach the covenant set forth in Section 4(b)(v), or (iv) merge SpinCo or any member of the SpinCo Group with another entity without regard to which party is the surviving entity in a transaction that would otherwise breach the covenant set forth in Section 4(b)(vi), if and only if such transaction would not violate Section 4(b)(i) or Section 4(b)(ii) and prior to entering into any agreement contemplating a transaction described in clauses (i), (ii), (iii) or (iv), and prior to consummating any such transaction: (X) SpinCo shall provide Parent with an Unqualified Tax Opinion in form and substance satisfactory to Parent in its sole and absolute discretion, exercised in good faith, (and in determining whether an opinion is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and management's representations if used as a basis for the opinion) or (Y) SpinCo shall request that Parent obtain a Private Letter Ruling in accordance with Section 4(d)(ii) of this Agreement to the effect that such transaction will not affect the Tax-Free Status of any of the Spin-Off-Related Transactions and Parent shall have received such a Private Letter Ruling, in form and substance satisfactory to Parent in its discretion, exercised in good faith.

          (d)   Private Letter Rulings and Restrictions on SpinCo.

            (i)    Private Letter Ruling at Parent's Request.    Parent shall have the right to obtain a Private Letter Ruling in its discretion, exercised in good faith. If Parent determines to obtain a Private Letter Ruling, SpinCo shall (and shall cause each member of the SpinCo Group to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the Private Letter Ruling (including, without limitation, by making any representation or covenant or providing any materials or information requested by any Tax Authority; provided that SpinCo shall not be required to make (or cause any member of the SpinCo Group to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). In connection with obtaining a Private Letter Ruling pursuant to this Section 4(d)(i), (A) Parent shall, to the extent practicable, consult with SpinCo reasonably in advance of taking any material action in connection therewith; (B) Parent shall (1) reasonably in advance of the submission of any Ruling Documents or Private Letter Ruling Documents, provide SpinCo with a draft copy thereof, (2) reasonably consider SpinCo's comments on such draft copy, and (3) provide SpinCo with a final copy; and (C) Parent shall provide SpinCo with notice reasonably in advance of, and SpinCo shall have the right to attend and participate in, any formally scheduled meetings with any Tax Authority (subject to the approval of the Tax Authority) that relate to such Private Letter Ruling.

            (ii)   Private Letter Rulings at SpinCo's Request.    Parent agrees that at the reasonable request of SpinCo pursuant to Section 4(c), Parent shall (and shall cause each member of the Parent Group to) cooperate with SpinCo and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Private Letter Ruling from the IRS and/or any other applicable Tax Authority for the purpose of confirming compliance on the part of SpinCo or any member of the SpinCo Group with its obligations under Section 4(b) of this Agreement. Further, in no event shall Parent be required to file any request for a Private Letter Ruling under this Section 4(d)(ii) unless SpinCo represents that (A) it has read the request for the Private

    Letter Ruling and any materials, appendices and exhibits submitted or filed therewith, and (B) all information and representations, if any, relating to any member of the SpinCo Group, contained in the Private Letter Ruling Documents are true, correct and complete in all material respects. SpinCo shall reimburse Parent for all reasonable costs and expenses incurred by the Parent Group in obtaining a Private Letter Ruling requested by SpinCo within 10 Business Days after receiving an invoice from Parent therefor. SpinCo hereby agrees that Parent shall have sole and exclusive control over the process of obtaining a Private Letter Ruling, and that only Parent shall apply for a Private Letter Ruling. In connection with obtaining a Private Letter Ruling pursuant to this Section 4(d)(ii), (A) Parent shall, to the extent practicable, consult with SpinCo reasonably in advance of taking any material action in connection therewith; (B) Parent shall (1) reasonably in advance of the submission of any Private Letter Ruling Documents, provide SpinCo with a draft copy thereof, (2) reasonably consider SpinCo's comments on such draft copy, and (3) provide SpinCo with a final copy; and (C) Parent shall provide SpinCo with notice reasonably in advance of, and SpinCo shall have the right to attend and participate in, any formally scheduled meetings with any Tax Authority (subject to the approval of the Tax Authority) that relate to such Private Letter Ruling.

            (iii)  Prohibition on SpinCo.    SpinCo hereby agrees that, except to the extent permitted by Section 4(d)(ii), neither it nor any member of the SpinCo Group shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) concerning any of the Spin-Off-Related Transactions (or the impact of any transaction on any of the Spin-Off-Related Transactions).

          (e)   Liability of SpinCo for Undertaking Certain Actions.    Notwithstanding anything in this Agreement to the contrary, SpinCo and each member of the SpinCo Group shall be responsible for any and all Tax-Related Losses that are attributable to, or result from:

            (i)    any act or failure to act by SpinCo or any member of the SpinCo Group, which action or failure to act breaches any of the covenants described in Section 4(b)(i) through 4(b)(vi) of this Agreement (determined without regard to the exceptions or provisos set forth in such provisions or in Section 4(c), so that SpinCo and each member of the SpinCo Group shall be responsible for any and all Tax-Related Losses even if such Tax-Related Losses are attributable to or result from any act or failure to act pursuant to an exception or proviso described in Section 4(b)(i) through 4(b)(vi) or in Section 4(c)), expressly including, for this purpose, any Permitted Transaction and any act or failure to act that breaches Section 4(b)(i) or 4(b)(ii), regardless of whether such act or failure to act is permitted by Section 4(b)(iii) through 4(b)(vi);

            (ii)   any acquisition of Equity Securities of SpinCo or any member of the SpinCo Group by any Person or Persons (including, without limitation, as a result of an issuance of SpinCo Equity Securities or a merger of another entity with and into SpinCo or any member of the SpinCo Group) or any acquisition of assets of SpinCo or any member of the SpinCo Group (including, without limitation, as a result of a merger) by any Person or Persons; and

            (iii)  Tax Counsel withdrawing all or any portion of the Tax Opinion or any Tax Authority withdrawing all or any portion of a Private Letter Ruling issued to Parent in connection with the Spin-Off-Related Transactions because of a breach by SpinCo or any member of the SpinCo Group of a representation made in this Agreement (or made in connection with the Tax Opinion or any Private Letter Ruling).

          (f)    Cooperation.

            (i)    Without limiting the prohibition set forth in Section 4(d)(iii), until the first day after the Restriction Period, SpinCo shall furnish Parent with a copy of any ruling request that any member of the SpinCo Group may file with the IRS or any other Tax Authority and any opinion received that in any respect relates to, or otherwise reasonably could be expected to have any effect on, the Tax-Free Status of any of the Spin-Off-Related Transactions.

            (ii)   Parent shall reasonably cooperate with SpinCo in connection with any request by SpinCo for an Unqualified Tax Opinion pursuant to Section 4(c).

            (iii)  Until the first day after the Restriction Period, SpinCo will provide adequate advance notice to Parent in accordance with the terms of Section 4(f)(iv) of any action described in Sections 4(b)(i) through 4(b)(vi) within a period of time sufficient to enable Parent to seek injunctive relief pursuant to Section 4(g) in a court of competent jurisdiction.

            (iv)  Each notice required by Section 4(f)(iii) shall set forth the terms and conditions of any such proposed transaction, including, without limitation, (A) the nature of any related action proposed to be taken by the board of directors of SpinCo, (B) the approximate number of Equity Securities (and their voting and economic rights) of SpinCo or any member of the SpinCo Group (if any) proposed to be sold or otherwise issued, (C) the approximate value of SpinCo's assets (or assets of any member of the SpinCo Group) proposed to be transferred, and (D) the proposed timetable for such transaction, all with sufficient particularity to enable Parent to seek such injunctive relief. Promptly, but in any event within 30 days, after Parent receives such written notice from SpinCo, Parent shall notify SpinCo in writing of Parent's decision to seek injunctive relief pursuant to Section 4(g).

            (v)   From and after the date Parent first requests a Private Letter Ruling pursuant to Section 4(d) until the first day after the two-year anniversary of such date that Parent receives such Private Letter Ruling (pursuant to Section 4(d)(i) or 4(d)(ii)), neither SpinCo nor any member of the SpinCo Group shall take (or refrain from taking) any action to the extent that such action or inaction would have caused a representation given by SpinCo in connection with any such request for a Private Letter Ruling to have been untrue as of the relevant representation date, had SpinCo or any member of the SpinCo Group intended to take (or refrain from taking) such action on the relevant representation date.

          (g)   Enforcement.    The parties hereto acknowledge that irreparable harm would occur in the event that any of the provisions of this Section 4 were not performed in accordance with their specific terms or were otherwise breached. The parties hereto agree that, in order to preserve the Tax-Free Status of the Spin-Off-Related Transactions, injunctive relief is appropriate to prevent any violation of the foregoing covenants; provided, however, that injunctive relief shall not be the exclusive legal or equitable remedy for any such violation.

        5.     Refunds.    Parent shall be entitled to all Refunds (and any interest thereon received from the applicable Tax Authority) in respect of Income Taxes and Other Taxes paid with respect to any Tax Return filed by Parent or any member of the Parent Group (other than any SpinCo Separate Return filed prior to the Closing Date), except to the extent such Refunds are solely attributable to SpinCo Tax Benefits. SpinCo shall be entitled to all Refunds (and any interest thereon received from the applicable Tax Authority) in respect of Income Taxes and Other Taxes paid with respect to any Tax Return filed by SpinCo or any member of the SpinCo Group (including, without limitation, any SpinCo Separate Return filed before the Closing Date) or which are solely attributable to SpinCo Tax Benefits. A party receiving a Refund to which another party is entitled pursuant to this Section 5 shall pay the amount to which such other party is entitled within fifteen Business Days after such Refund is Actually Realized. Each of Parent and SpinCo shall cooperate with the other party in connection with any claim for Refund in respect of an Income Tax or Other Tax for which any member of the Parent Group or the SpinCo Group, as the case may be, is responsible pursuant to Section 2.

        6.    Tax Contests.

        (a)    Notification.    Each of Parent and SpinCo shall notify the other party in writing of any communication with respect to any pending or threatened Proceeding in connection with an Income Tax Liability or Other Tax Liability (or any issue related thereto) of Parent or any member of the Parent Group, or SpinCo or any member of the SpinCo Group, respectively, for which a member of the SpinCo Group or the Parent Group, respectively, may be responsible pursuant to this Agreement within ten (10) Business Days of receipt; provided, however, that in the case of any Distribution-Related Proceeding (whether or not SpinCo or Parent may be responsible thereunder), such notice shall be provided no later than ten (10) Business Days after Parent or SpinCo, as the case may be, first receives written notice from the IRS or other Tax Authority of such Distribution-Related Proceeding). Each of Parent and SpinCo shall include with such notification a true, correct and complete copy of any written communication, and an accurate and complete written summary of any oral communication, received by Parent or a member of the Parent Group, or SpinCo or a member of the SpinCo Group, respectively. The failure of Parent or SpinCo timely to forward such notification in accordance with the immediately preceding sentence shall not relieve SpinCo or Parent, respectively, of any obligation to pay such Income Tax Liability or Other Tax Liability or indemnify Parent and the members of the Parent Group, or SpinCo and the members of the SpinCo Group, respectively, and their respective Representatives, Affiliates, successors and assigns therefor, except to the extent that the failure timely to forward such notification actually prejudices the ability of SpinCo or Parent to contest such Income Tax Liability or Other Tax Liability or increases the amount of such Income Tax Liability or Other Tax Liability.

        (b)    Representation with Respect to Tax Disputes.    Parent (or such member of the Parent Group as Parent shall designate) shall have the sole right to represent the interests of the members of the Parent Group and the members of the SpinCo Group and to employ counsel of its choice at its expense in any Proceeding relating to (i) any U.S. consolidated federal Income Tax Returns of the Parent Consolidated Group, (ii) any other Combined Returns and (iii) any Parent Separate Returns. SpinCo (or such member of the SpinCo Group as SpinCo shall designate) shall have the sole right to represent the interests of the members of the SpinCo Group and to employ counsel of its choice at its expense in any Proceeding relating to SpinCo Separate Returns.

        (c)    Power of Attorney.    Each member of the SpinCo Group shall execute and deliver to Parent (or such member of the Parent Group as Parent shall designate) any power of attorney or other document requested by Parent (or such designee) in connection with any Proceeding described in the first sentence of Section 6(b).

        (d)    Distribution-Related Proceedings, Proceedings with Respect to SpinCo Tax Liabilities.

          (i)    In the event of any Distribution-Related Proceeding or Proceeding relating to a SpinCo Tax Liability as a result of which SpinCo could reasonably be expected to become liable for Tax or any Tax-Related Losses and with respect to which Parent has the right to represent the interests of the members of the Parent Group and/or the members of the SpinCo Group pursuant to Section 6(b) above, (A) Parent shall consult with SpinCo reasonably in advance of taking any significant action in connection with such Proceeding, (B) Parent shall consult with SpinCo and offer SpinCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Proceeding, (C) Parent shall defend such Proceeding diligently and in good faith as if it were the only party in interest in connection with such Proceeding, and (D) Parent shall provide SpinCo copies of any written materials relating to such Proceeding received from the relevant Tax Authority. Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in (i) any Distribution-Related Proceeding, or (ii) any other Proceeding relating to a SpinCo Tax Liability, which other Proceeding would not reasonably be expected to result in a liability for additional Taxes in an amount exceeding five (5) million dollars for a single tax year, shall be made in the sole discretion of Parent and shall be final and not subject to the dispute resolution provisions of Article 9. With respect to any Proceeding relating to a SpinCo Tax Liability (other than any Distribution-Related Proceeding), which could reasonably be expected to result in a liability for additional Taxes in an amount exceeding five (5) million dollars for a single tax year, SpinCo shall be entitled to participate in such Proceeding, and Parent shall not settle, compromise or abandon any such Proceeding without obtaining the prior written consent of SpinCo, which consent shall not be unreasonably withheld.

          (ii)   In the event of any Distribution-Related Proceeding with respect to any SpinCo Separate Return, (A) SpinCo shall consult with Parent reasonably in advance of taking any significant action in connection with such Proceeding, (B) SpinCo shall consult with Parent and offer Parent a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Proceeding, (C) SpinCo shall defend such Proceeding diligently and in good faith as if it were the only party in interest in connection with such Proceeding, (D) Parent shall be entitled to participate in such Proceeding and receive copies of any written materials relating to such Proceeding received from the relevant Tax Authority, and (E) SpinCo shall not settle, compromise or abandon any such Proceeding without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld.

        7.    Apportionment of Tax Attributes; Carrybacks.

        (a)    Apportionment of Tax Attributes.

          (i)    If the Parent Consolidated Group has a Tax Attribute, the portion, if any, of such Tax Attribute apportioned to SpinCo or any member of the SpinCo Consolidated Group and treated as a carryover to the first Post-Distribution Taxable Period of SpinCo (or such member) shall be determined by Parent in accordance with Treasury Regulation Sections 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A.

          (ii)   No Tax Attribute with respect to consolidated U.S. federal Income Tax of the Parent Consolidated Group, other than those described in Section 7(a)(i), and no Tax Attribute with respect to consolidated, combined or unitary State, local, or foreign Income Tax, in each case, arising in respect of a Combined Return shall be apportioned to SpinCo or any member of the SpinCo Group, except as Parent (or such member of the Parent Group as Parent shall designate) determines is otherwise required under applicable law.

          (iii)  Parent (or its designee) shall determine the portion, if any, of any Tax Attribute which must (absent a Final Determination to the contrary) be apportioned to SpinCo or any member of the SpinCo Group in accordance with this Section 7(a) and applicable law, and the amount of tax basis and earnings and profits to be apportioned to SpinCo or any member of the SpinCo Group in accordance with applicable law, and shall provide written notice of the calculation thereof to SpinCo as soon as practicable after the information necessary to make such calculation becomes available to Parent.

          (iv)  Except as otherwise required by applicable law or pursuant to a Final Determination, SpinCo shall not take any position (whether on a Tax Return or otherwise) that is inconsistent with the information contained in the written notice delivered by Parent pursuant to Section 7(a)(iii).

        (b)    Carrybacks.    Except to the extent otherwise consented to by Parent or prohibited by applicable law, SpinCo shall elect to relinquish, waive or otherwise forgo all Carrybacks. In the event that SpinCo (or the appropriate member of the SpinCo Group) is prohibited by applicable law to relinquish, waive or otherwise forgo a Carryback (or Parent consents to a Carryback), (i) Parent shall cooperate with SpinCo, at SpinCo's expense, in seeking from the appropriate Tax Authority such Refund as reasonably would result from such Carryback, and (ii) SpinCo shall be entitled to any Income Tax Benefit Actually Realized by a member of the Parent Group (including any interest thereon received from such Tax Authority), to the extent that such Refund is directly attributable to such Carryback, within 15 Business Days after such Refund is Actually Realized; provided, however, that SpinCo shall indemnify and hold the members of the Parent Group harmless from and against any and all collateral tax consequences resulting from or caused by any such Carryback, including (but not limited to) the loss or postponement of any benefit from the use of tax attributes generated by a member of the Parent Group or an Affiliate thereof if (x) such tax attributes expire unutilized, but would have been utilized but for such Carryback, or (y) the use of such tax attributes is postponed to a later taxable period than the taxable period in which such tax attributes would have been utilized but for such Carryback. If there is a Final Determination that results in any change to or adjustment of an Income Tax Benefit Actually Realized by a member of the Parent Group that is directly attributable to a Carryback, then Parent (or its designee) shall make a payment to SpinCo, or SpinCo shall make a payment to Parent (or its designee), as may be necessary to adjust the payments between SpinCo and Parent (or its designee) to reflect the payments that would have been made under this Section 7(b) had the adjusted amount of such Income Tax Benefit been taken into account in computing the payments due under this Section 7(b).

        8.    Cooperation and Exchange of Information.

        (a)    Cooperation and Exchange of Information.    Each of Parent and SpinCo, on behalf of itself and each member of the Parent Group and the SpinCo Group, respectively, agrees to provide the other party (or its designee) with such cooperation or information as such other party (or its designee) reasonably shall request in connection with the determination of any payment or any calculations described in this Agreement, the preparation or filing of any Income Tax Return or Other Tax Return or claim for Refund, or the conduct of any Proceeding. Such cooperation and information shall include, without limitation, upon reasonable notice (i) promptly forwarding copies of appropriate notices and forms or other communications (including, without limitation, information document requests, revenue agent's reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any Tax Authority or any other administrative, judicial or governmental authority, (ii) providing copies of all relevant Income Tax Returns or Other Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Tax Authority, and such other records concerning the ownership and tax basis of property, or other relevant information, (iii) the provision of such additional information and explanations of documents and information provided under this Agreement (including statements, certificates, forms, returns and schedules delivered by either party) as shall be reasonably requested by Parent (or its designee) or SpinCo (or its designee), as the case may be, (iv) the execution of any document that may be necessary or reasonably helpful in connection with the filing of an Income Tax Return or Other Tax Return, a claim for a Refund, or in connection with any Proceeding, including such waivers, consents or powers of attorney as may be necessary for Parent or SpinCo, as the case may be, to exercise its rights under this Agreement, and (v) the use of Parent's or SpinCo's, as the case may be, reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing. It is expressly the intention of the parties to this Agreement to take all actions that shall be necessary to establish Parent as the sole agent for Income Tax or Other Tax purposes of each member of the SpinCo Group with respect to all Combined Returns. Upon reasonable notice, each of Parent and SpinCo shall make its, or shall cause the members of the Parent Group or the SpinCo Group, as applicable, to make their, employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Any information obtained under this Section 8 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Income Tax Returns or Other Tax Returns or claims for Refund or in conducting any Proceeding.

        (b)    Retention of Records.    Each of Parent and SpinCo agrees to retain all Income Tax Returns and Other Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder (and any similar provision of State, local, or foreign law) existing on the date hereof or created in respect of (i) any taxable period that ends on or before or includes the Distribution Date or (ii) any taxable period that may be subject to a claim hereunder until the later of (A) the expiration of the statute of limitations (including extensions) for the taxable periods to which such Income Tax Returns, Other Tax Returns and other documents relate and (B) the Final Determination of any payments that may be required in respect of such taxable periods under this Agreement. From and after the end of the period described in the preceding sentence of this Section 8(b), if a member of the Parent Group or the SpinCo Group wishes to dispose of any such records and documents, then Parent or SpinCo, as the case may be, shall provide written notice thereof to the other party and shall provide the other party the opportunity to take possession of any such records and documents within 90 days after such notice is delivered; provided, however, that if such other party does not, within such 90-day period, confirm its intention to take possession of such records and documents, Parent or SpinCo, as the case may be, may destroy or otherwise dispose of such records and documents.

        (c)    Remedies.    Each of Parent and SpinCo hereby acknowledges and agrees that (i) the failure of any member of the Parent Group or the SpinCo Group, as the case may be, to comply with the provisions of this Section 8 may result in substantial harm to the Parent Group or the SpinCo Group, as the case may be, including the inability to determine or appropriately substantiate an Income Tax Liability or Other Tax Liability (or a position in respect thereof) for which the Parent Group (or a member thereof) or the SpinCo Group (or a member thereof), as applicable, would be responsible under this Agreement or appropriately defend against an adjustment thereto by a Tax Authority, (ii) the remedies available to the Parent Group for the breach by a member of the SpinCo Group of its obligations under this Section 8 shall include (without limitation) the indemnification by SpinCo of the Parent Group for any Income Tax Liabilities or Other Tax Liabilities incurred or any tax benefit lost or postponed by reason of such breach and the forfeiture by the SpinCo Group of any related rights to indemnification by Parent and (iii) the remedies available to the SpinCo Group for the breach by a member of the Parent Group of its obligations under this Section 8 shall include (without limitation) the indemnification by Parent of the SpinCo Group for any Income Tax Liabilities or Other Tax Liabilities incurred or any Tax benefit lost or postponed by reason of such breach and the forfeiture by the Parent Group of any related rights to indemnification by SpinCo.

        (d)    Reliance by Parent.    If any member of the SpinCo Group supplies information to a member of the Parent Group in connection with an Income Tax Liability or Other Tax Liability and an officer of a member of the Parent Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Parent Group identifying the information being so relied upon, the chief financial officer of SpinCo (or his or her designee) shall certify in writing that to his knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. SpinCo agrees to indemnify and hold harmless each member of the Parent Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the SpinCo Group having supplied, pursuant to this Section 8, a member of the Parent Group with inaccurate or incomplete information in connection with an Income Tax Liability or Other Tax Liability.

        (e)    Reliance by SpinCo.    If any member of the Parent Group supplies information to a member of the SpinCo Group in connection with an Income Tax Liability or Other Tax Liability and an officer of a member of the SpinCo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the SpinCo Group identifying the information being so relied upon, the chief financial officer of Parent (or his or her designee) shall certify in writing that to his knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Parent agrees to indemnify and hold harmless each member of the SpinCo Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Parent Group having supplied, pursuant to this Section 8, a member of the SpinCo Group with inaccurate or incomplete information in connection with an Income Tax Liability or Other Tax Liability.

        9.    Resolution of Disputes.    The provisions of Article X of the Separation Agreement (Dispute Resolution) shall apply to any dispute arising in connection with this Agreement; provided, however, that in the case of disputes arising under this Agreement, Parent and SpinCo shall jointly select the arbitrator, who shall be an attorney or accountant who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved.

        10.    Payments.

        (a)    Method of Payment.    All payments required by this Agreement shall be made by (i) wire transfer to the appropriate bank account as may from time to time be designated by the parties for such purpose; provided that, on the date of such wire transfer, notice of the transfer is given to the recipient thereof in accordance with Section 11, or (ii) any other method agreed to by the parties. All payments due under this Agreement shall be deemed to be paid when available funds are actually received by the payee.

        (b)    Interest.    Any payment required by this Agreement that is not made on or before the date required hereunder shall bear interest, from and after such date through the date of payment, at the Underpayment Rate.

        (c)    Characterization of Payments.    For all tax purposes, the parties hereto agree to treat, and to cause their respective Affiliates to treat, (i) any payment required by this Agreement or by the Separation Agreement, as either a contribution by Parent to SpinCo or a distribution by SpinCo to Parent, as the case may be, occurring immediately prior to the Spin-Off and (ii) any payment of interest or non-federal Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case, except as otherwise mandated by applicable law or a Final Determination; provided that in the event it is determined (A) pursuant to applicable law that it is more likely than not, or (B) pursuant to a Final Determination, that any such treatment is not permissible (or that an Indemnified Party nevertheless suffers an Income Tax or Other Tax detriment as a result of such payment), the payment in question shall be adjusted to place the Indemnified Party in the same after-tax position it would have enjoyed absent such applicable law or Final Determination.

        11.    Microsoft Agreements and Options Treatment.

        (a)    Microsoft Agreements.    SpinCo and each member of the SpinCo Group hereby assume any and all obligations of Parent or any member of the Parent Group under (i) that certain agreement by and among Microsoft Corporation, USA Networks, Inc. and Expedia, Inc. dated as of [    ], a copy of which is attached hereto (the "Microsoft Compensation Deductions Agreement"), (ii) that certain agreement by and between Microsoft Corporation and Expedia, Inc., dated as of October 1, 1999, a copy of which is attached hereto (the "Microsoft Tax Allocation Agreement"), and (iii) that certain agreement by and among Expedia, Inc., USA Networks, Inc., Taipei, Inc., Microsoft Corporation, and Microsoft E-Holdings, Inc., dated as of July 15, 2001, a copy of which is attached hereto (the "July 15, 2001 Agreement"). From and after the Distribution Date, SpinCo and each member of the SpinCo Group shall jointly and severally indemnify, defend and hold harmless Parent and each member of the Parent Group from and against all liability arising out of or relating to the Microsoft Compensation Deductions Agreement, the Microsoft Tax Allocation Agreement, and the July 15, 2001 Agreement.

        (b)    Options Treatment.

          (i)    Deductions.    To the extent permitted by law, Parent (or the appropriate member of the Parent Group) shall claim all Tax deductions arising by reason of exercises of Options held by IAC Employees to acquire Parent common stock or SpinCo common stock, and SpinCo (or the appropriate member of the SpinCo Group) shall claim all Tax deductions arising by reason of exercises of Options held by Expedia Employees to acquire Parent common stock or SpinCo common stock. For purposes of this Section 11(b)(i), Mr. Barry Diller shall be treated as an IAC Employee only with respect to his Options to acquire Parent common stock and as an Expedia Employee only with respect to his Options to acquire SpinCo common stock; provided, however, if there is a Final Determination that Parent and not SpinCo is entitled to a deduction with respect to any such SpinCo Options held by Mr. Barry Diller, Parent shall pay to SpinCo, when Actually Realized, any Tax Benefit relating thereto. For purposes of this Section 11(b)(i), Mr. Victor A. Kaufman shall be treated as an IAC Employee.

          (ii)   Withholding and Reporting.    Parent shall, to the extent required by law, withhold applicable Taxes and satisfy applicable Tax reporting obligations with respect to exercises of Options held by IAC Employees to acquire Parent common stock [or SpinCo common stock], and SpinCo shall, to the extent required by law, withhold applicable Taxes and satisfy applicable Tax reporting obligations with respect to exercises of Options held by Expedia Employees to acquire Parent common stock [or SpinCo common stock].

        12.    Notices.    Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or (b) confirmed delivery of a standard overnight courier or delivered by hand, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to Parent, to:	IAC/InterActiveCorp 152 West 57th Street New York, NY 10019 Attention: General Counsel Telecopier: (212) 632-9642
If to SpinCo to:	Expedia, Inc. 3150 139th Avenue SE Bellevue, WA 98005 Attention: General Counsel Telecopier: (425) 679-7251

Such names and addresses may be changed by notice given in accordance with this Section 12.

        13.    Designation of Affiliate.    Each of Parent and SpinCo may assign any of its rights or obligations under this Agreement to any member of the Parent Group or the SpinCo Group, respectively, as it shall designate; provided, however, that no such assignment shall relieve Parent or SpinCo, respectively, of any obligation hereunder, including any obligation to make a payment hereunder to SpinCo or Parent, respectively, to the extent such designee fails to make such payment.

        14.    Miscellaneous.    Except to the extent otherwise provided in this Agreement, this Agreement shall be subject to the provisions of Article XIV (Miscellaneous) of the Separation Agreement to the extent set forth therein.

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first written above.

IAC/INTERACTIVECORP
By:
Name: Title:
EXPEDIA, INC.
By:
Name: Title:

ANNEX G

FORM OF

EMPLOYEE MATTERS AGREEMENT

by and between

IAC/INTERACTIVECORP

and

EXPEDIA, INC.

ARTICLE I	DEFINITIONS	1
1.1	Affiliate	1
1.2	Agreement	1
1.3	Ancillary Agreements	1
1.4	Approved Leave of Absence	1
1.5	ASO Contract	1
1.6	Auditing Party	1
1.7	Award	1
1.8	Benefit Plan	1
1.9	Close of the Effective Date	2
1.10	COBRA	2
1.11	Code	2
1.12	Committee	2
1.13	Covered Employees	2
1.14	Current Term	2
1.15	Effective Date	2
1.16	Effective Time	2
1.17	Effective Time Year	2
1.18	ERISA	2
1.19	Expedia	2
1.20	Expedia Common Stock	2
1.21	Expedia Employee	2
1.22	Expedia Entities	2
1.23	Expedia Executive Benefit Plans	2
1.24	Expedia Flexible Benefit Plan	2
1.25	Expedia Long-Term Incentive Plan	2
1.26	Expedia Ratio	2
1.27	Expedia Retirement Savings Plan	3
1.28	Expedia Retirement Savings Plan Trust	3
1.29	Expedia Stock Value	3
1.30	Former Expedia Employee	3
1.31	Former IAC Employee	3
1.32	Group Insurance Policies	3
1.33	Health and Welfare Plans	3
1.34	HIPAA	3
1.35	HMO	3
1.36	HMO Agreements	3

G-i

1.37	IAC	3
1.38	IAC Common Stock	3
1.39	IAC Compensation Committee	3
1.40	IAC Employee	3
1.41	IAC Entities	3
1.42	IAC Executive Benefit Plans	3
1.43	IAC Executive Deferred Compensation Plan	4
1.44	IAC Flexible Benefit Plans	4
1.45	IAC Incentive Plans	4
1.46	IAC Long-Term Incentive Plans	4
1.47	IAC Post-Separation Stock Value	4
1.48	IAC Ratio	4
1.49	IAC Retirement Savings Plan	4
1.50	IAC Severance Pay Program	4
1.51	IAC Stock Value	4
1.52	Immediately after the Effective Date	4
1.53	Liabilities	4
1.54	Medical Plan	4
1.55	NASDAQ	4
1.56	Non-parties	4
1.57	Option	5
1.58	Participating Company	5
1.59	Person	5
1.60	Restricted Stock	5
1.61	Restricted Stock Unit	5
1.62	Reverse Stock Split	5
1.63	Separated Businesses	5
1.64	Separation	5
1.65	Separation Agreement	5
1.66	Subsidiaries	5
1.67	Tax Sharing Agreement	5
1.68	Transferred Account Balances	5
1.69	Transition Date	5
1.70	U.S.	5
1.71	VEBA	5
ARTICLE II	GENERAL PRINCIPLES	6
2.1	Employment of Expedia Employees	6
2.2	Assumption and Retention of Liabilities; Related Assets	6

G-ii

2.3	Expedia Participation in IAC Benefit Plans	6
2.4	Terms of Participation by Expedia Employees in Expedia Benefit Plans	6
2.5	Commercially Reasonable Efforts	6
2.6	Regulatory Compliance	7
2.7	Approval by IAC as Sole Stockholder	7
ARTICLE III	SAVINGS PLANS	7
3.1	Savings Plan	7
3.2	Stock Considerations	7
ARTICLE IV	HEALTH AND WELFARE PLANS	8
4.1	General	8
	(a) Establishment of Expedia Health and Welfare Plans	8
	(b) Retention of Sponsorship and Liabilities	8
4.2	Vendor Contracts	8
	(a) Third-Party ASO Contracts, Group Insurance Policies and HMOs	8
	(b) Effect of Change in Rates	8
4.3	Flexible Benefit Plan	9
4.4	Workers' Compensation Liabilities	9
4.5	Payroll Taxes and Reporting of Compensation	10
4.6	COBRA and HIPAA Compliance	10
4.7	VEBA	10
ARTICLE V	EXECUTIVE BENEFITS AND OTHER BENEFITS	11
5.1	Assumption of Obligations	11
5.2	IAC Incentive Plans	11
	(a) Expedia Bonus Awards	11
	(b) IAC Bonus Awards	11
5.3	IAC Long-Term Incentive Plans	11
	(a) Vested Old IAC Options	11
	(b) Unvested Old IAC Options Held by IAC Employees and Former IAC Employees other than Barry Diller	12
	(c) Unvested Old IAC Options Held by Expedia Employees and Former Expedia Employees other than Barry Diller	12
	(d) Unvested Old IAC Options Held by Barry Diller	13
	(e) IAC Restricted Stock Units Held by IAC Employees and Former IAC Employees	13
	(f) IAC Restricted Stock Units Held by Expedia Employees and Former Expedia Employees	13
	(g) IAC Restricted Stock	14
	(h) Foreign Grants/Awards	14

G-iii

	(i) Miscellaneous Option and Other Award Terms	14
	(j) Waiting Period for Exercisability of Options and Grant of Options and Awards	14
	(k) Restrictive Covenants	15
5.4	Registration Requirements	15
5.5	IAC Executive Deferred Compensation Plans	15
5.6	Severance	15
ARTICLE VI	GENERAL AND ADMINISTRATIVE	16
6.1	Sharing of Participant Information	16
6.2	Reasonable Efforts/Cooperation	16
6.3	No Third-Party Beneficiaries	16
6.4	Audit Rights With Respect to Information Provided	16
6.5	Fiduciary Matters	17
6.6	Consent of Third Parties	17
ARTICLE VII	MISCELLANEOUS	17
7.1	Effect If Effective Time Does Not Occur	17
7.2	Relationship of Parties	17
7.3	Affiliates	17
7.4	Notices	17
7.5	Incorporation of Separation Agreement Provisions	18

G-iv

EMPLOYEE MATTERS AGREEMENT

        This Employee Matters Agreement (this "Agreement"), dated as of [            ], 2005, with effect as of the Effective Time, is entered into by and between IAC/InterActiveCorp, a Delaware corporation ("IAC"), and Expedia, Inc., a Delaware corporation ("Expedia").

RECITALS:

        WHEREAS, IAC and Expedia have entered into a Separation Agreement pursuant to which the Parties (as defined below) have set out the terms on which, and the conditions subject to which, they wish to implement the Separation (as defined in the Separation Agreement) (such agreement, as amended, restated or modified from time to time, the "Separation Agreement").

        WHEREAS, in connection therewith, IAC and Expedia have agreed to enter into this Agreement to allocate between them assets, liabilities and responsibilities with respect to certain employee compensation, pension and benefit plans, programs and arrangements and certain employment matters.

        NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

        Unless otherwise defined in this Agreement, capitalized words and expressions and variations thereof used in this Agreement or in its Appendices have the meanings set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Separation Agreement.

        1.1   "Affiliate" has the meaning given that term in the Separation Agreement.

        1.2   "Agreement" means this Employee Matters Agreement, including all the Schedules hereto.

        1.3   "Ancillary Agreements" has the meaning given that term in the Separation Agreement.

        1.4   "Approved Leave of Absence" means an absence from active service (i) due to an individual's inability to perform his or her regular job duties by reason of illness or injury and resulting in eligibility to receive benefits pursuant to the terms of the IAC Short-Term Disability Plan or the IAC Long-Term Disability Plan, or (ii) pursuant to an approved leave policy with a guaranteed right of reinstatement.

        1.5   "ASO Contract" has the meaning set forth in Section 4.2(a).

        1.6   "Auditing Party" has the meaning set forth in Section 6.4(a).

        1.7   "Award," when immediately preceded by "IAC," means IAC Restricted Stock and IAC Restricted Stock Units and, when immediately preceded by "Expedia," means Expedia Restricted Stock and Restricted Stock Units.

        1.8   "Benefit Plan" means, with respect to an entity or any of its Subsidiaries, (a) each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and all other employee benefits arrangements, policies or payroll practices (including, without limitation, severance pay, sick leave, vacation pay, salary continuation, disability, retirement, deferred compensation, bonus, stock option or other equity-based compensation, hospitalization, medical insurance or life insurance) sponsored or maintained by such entity or by any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute) and (b) all "employee pension benefit plans" (as defined in Section 3(2) of ERISA), occupational pension plan or arrangement or other pension arrangements sponsored, maintained or contributed to by such entity or any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute). When immediately preceded by "IAC," Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by IAC or an IAC Entity. When immediately preceded by "Expedia," Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by Expedia or any Expedia Entity.

        1.9   "Close of the Effective Date" means 11:59:59 P.M., Eastern Standard Time or Eastern Daylight Time (whichever shall then be in effect), on the Effective Date.

        1.10     "COBRA" means the continuation coverage requirements for "group health plans" under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code § 4980B and ERISA §§ 601 through 608.

        1.11     "Code" means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary or final regulation in force under that provision.

        1.12     "Committee" has the meaning set forth in Section 5.3(a).

        1.13     "Covered Employees" has the meaning set forth in Section 4.3.

        1.14     "Current Term" has the meaning set forth in Section 4.4(b).

        1.15     "Effective Date" has the meaning given that term in the Separation Agreement.

        1.16     "Effective Time" has the meaning given that term in the Separation Agreement.

        1.17     "Effective Time Year" means the calendar year during which the Effective Time occurs.

        1.18     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary or final regulation in force under that provision.

        1.19     "Expedia" has the meaning set forth in the preamble to this Agreement.

        1.20     "Expedia Common Stock" has the meaning given that term in the Separation Agreement.

        1.21     "Expedia Employee" means any individual who, immediately prior to the Effective Time, is either actively employed by, or then on Approved Leave of Absence from, an Expedia Entity.

        1.22     "Expedia Entities" means the Expedia Group as defined in the Separation Agreement and any business or operations (whether current or historical regardless of whether discontinued or sold) included in the Separated Businesses.

        1.23     "Expedia Executive Benefit Plans" means the executive benefit and nonqualified plans, programs, and arrangements established, sponsored, maintained, or agreed upon, by any Expedia Entity for the benefit of employees and former employees of any Expedia Entity before the Close of the Effective Date.

        1.24     "Expedia Flexible Benefit Plan" means the flexible benefit plan to be established by Expedia pursuant to Section 4.3 of this Agreement as in effect as of the time relevant to the applicable provision of this agreement.

        1.25     "Expedia Long-Term Incentive Plan" means the long-term incentive plan or program to be established by Expedia, effective immediately prior to the Effective Date, in connection with the treatment of Awards as described in Article V.

        1.26     "Expedia Ratio" means the quotient obtained by dividing the IAC Stock Value by the Expedia Stock Value.

        1.27     "Expedia Retirement Savings Plan" means the 401(k) and profit sharing plan to be established by Expedia pursuant to Section 3.1 of this Agreement, as in effect as of the time relevant to the applicable provision of this agreement.

        1.28     "Expedia Retirement Savings Plan Trust" means a trust relating to the Expedia Retirement Savings Plan intended to qualify under Section 401(a) and be exempt under Section 501(a) of the Code.

        1.29     "Expedia Stock Value" means the opening per-share price of Expedia Common Stock as listed on the NASDAQ on the first trading day following the Effective Date.

        1.30     "Former Expedia Employee" means any individual who as of the Effective Time is a former employee of the Expedia Group or the IAC Group, and whose last employment with the Expedia Group or IAC Group, was with an Expedia Entity.

        1.31     "Former IAC Employee" means any individual who as of the Effective Time is a former employee of the IAC Group or the Expedia Group, and whose last employment with the IAC Group or Expedia Group, was with an IAC Entity.

        1.32     "Group Insurance Policies" has the meaning set forth in Section 4.2(a).

        1.33     "Health and Welfare Plans" means any plan, fund or program which was established or is maintained for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical, dental, surgical or hospital care or benefits, or benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs or day care centers, scholarship funds, or prepaid legal services, including any such plan, fund or program as defined in Section 3(1) of ERISA. When immediately preceded by "IAC," Health and Welfare Plans means each Health and Welfare Plan that is an IAC Benefit Plan. When immediately preceded by "Expedia," Health and Welfare Plans means each Health and Welfare Plan that is an Expedia Benefit Plan.

        1.34     "HIPAA" means the health insurance portability and accountability requirements for "group health plans" under the Health Insurance Portability and Accountability Act of 1996, as amended.

        1.35     "HMO" means a health maintenance organization that provides benefits under the IAC Medical Plans or the Expedia Medical Plans.

        1.36     "HMO Agreements" has the meaning set forth in Section 4.2(a).

        1.37     "IAC" has the meaning set forth in the preamble to this Agreement.

        1.38     "IAC Common Stock" means, with respect to periods prior to the Separation, shares of common stock, $0.01 par value per share, of IAC, and with respect to periods following the Separation, shares of common stock, $0.001 par value per share, of IAC.

        1.39     "IAC Compensation Committee" means the Compensation Committee of the IAC Board of Directors, or any subcommittee thereof.

        1.40     "IAC Employee" means any individual who, immediately prior to the Close of the Effective Date, is either actively employed by, or then on Approved Leave of Absence from, any IAC Entity.

        1.41     "IAC Entities" means the members of the IAC Group, as defined in the Separation Agreement, and their respective Subsidiaries and Affiliates, excluding any business or operations (whether current or historical, regardless of whether discontinued or sold) that are included in the Separated Businesses.

        1.42     "IAC Executive Benefit Plans" means the executive benefit and nonqualified plans, programs, and arrangements established, sponsored, maintained, or agreed upon, by any IAC Entity for the benefit of employees and former employees of any IAC Entity before the Close of the Effective Date.

        1.43     "IAC Executive Deferred Compensation Plan" means the IAC Executive Deferred Compensation Plan in effect as of the time relevant to the applicable provision of this Agreement.

        1.44     "IAC Flexible Benefit Plans" means the IAC Healthcare FSA and the IAC Dependent Care FSA, as in effect as of the time relevant to the applicable provision of this Agreement.

        1.45     "IAC Incentive Plans" means any of the annual or short term incentive plans of IAC, all as in effect as of the time relevant to the applicable provisions of this Agreement.

        1.46     "IAC Long-Term Incentive Plans" means any of the Silver King Communications, Inc. 1995 Stock Incentive Plan, HSN, Inc. 1997 Stock and Annual Incentive Plan, USA Interactive Amended and Restated 2000 Annual Stock and Incentive Plan, Home Shopping Network, Inc. 1996 Stock Option Plan for Employees, Equity and Bonus Compensation Agreement with Barry Diller, Nonqualified Stock Option Agreement between Home Shopping Network, Inc. and Barry Diller dated November 24, 1995, Stock Option Agreement by and between Barry Diller and Silver King Communications, Inc. dated as of November 27, 1995, Stock Option Agreement by and between HSN, Inc. and Barry Diller dated as of October 19, 1997, Expedia, Inc. 1999 Amended and Restated Stock Option Plan, the Hotels Reservations Network, Inc. 2000 Stock Plan, Ticketmaster Online- Citysearch, Inc. 1996 Stock Option Plan, Ticketmaster Online-Citysearch, Inc. 1998 Stock Option Plan, Ticketmaster 1999 Stock Plan, and Ticketweb, Inc. 2000 Stock Plan, Styleclick, Inc. 1995 Stock Option Plan, Servicemagic, Inc. Amended and Restated 1999 Stock Option Plan and Precision Response Corporation Amended and Restated 1996 Incentive Stock Plan, Expedia, Inc. Amended and Restated 2001 Stock Plan, 1998 Stock Option Plan of LendingTree, Inc., Amended and Restated Stock Incentive Plan of LendingTree, Inc., the Silver King Communications, Inc. Directors Stock Option Plan, Hotwire, Inc. 2000 Equity Incentive Plan and any other stock incentive plan of IAC, all as in effect as of the time relevant to the applicable provisions of this Agreement.

        1.47     "IAC Post-Separation Stock Value" means the opening per-share price of IAC Common Stock as listed on the NASDAQ on the first trading day following the Effective Date.

        1.48     "IAC Ratio" means the quotient obtained by dividing the IAC Stock Value by the IAC Post-Separation Stock Value.

        1.49     "IAC Retirement Savings Plan" means the InterActiveCorp Retirement Savings Plan as in effect as of the time relevant to the applicable provision of this Agreement.

        1.50     "IAC Severance Pay Program" means any severance plan, policy, program or other arrangement as in effect as of the time relevant to the applicable provision of this Agreement.

        1.51     "IAC Stock Value" means the closing per-share price of the IAC Common Stock trading "regular way with due bills" as listed on the NASDAQ as of 4:00 P.M., Eastern Standard Time or Eastern Daylight Time (whichever shall then be in effect) on the Effective Date.

        1.52     "Immediately after the Effective Date" means on the first moment of the day after the Effective Date.

        1.53     "Liabilities" has the meaning given that term in the Separation Agreement.

        1.54     "Medical Plan," when immediately preceded by "IAC," means the Benefit Plan under which medical benefits are provided to IAC Employees established and maintained by IAC. When immediately preceded by Expedia, Medical Plan means the Benefit Plan under which medical benefits are provided to Expedia Employees to be established by Expedia pursuant to Article IV.

        1.55     "NASDAQ" means the National Association of Securities Dealers Inc. Automated Quotation System.

        1.56     "Non-parties" has the meaning set forth in Section 6.4(b).

        1.57     "Option," when immediately preceded by "Old IAC," means an option (either nonqualified or incentive) to purchase shares of IAC Common Stock prior to the Effective Time pursuant to an IAC Long-Term Incentive Plan. When immediately preceded by "New IAC," Option means an option (either nonqualified or incentive) to purchase shares of IAC Common Stock following the Effective Time pursuant to an IAC Long-Term Incentive Plan. When immediately preceded by "Expedia," Option means an option (either nonqualified or incentive) to purchase shares of Expedia Common Stock following the Effective Time pursuant to the Expedia Long-Term Incentive Plan.

        1.58     "Participating Company" means (a) IAC and (b) any other Person (other than an individual) that participates in a plan sponsored by any IAC Entity.

        1.59     "Person" has the meaning given that term in the Separation Agreement.

        1.60     "Restricted Stock," when immediately preceded by "IAC," means shares of IAC Common Stock that are subject to restrictions on transferability and a risk of forfeiture and are issued under an IAC Benefit Plan and, when immediately preceded by "Expedia," means shares of Expedia Common Stock that are subject to restrictions on transferability and a risk of forfeiture and are issued under an Expedia Benefit Plan.

        1.61    "Restricted Stock Unit," when immediately preceded by "IAC," means units issued under an IAC Benefit Plan representing a general unsecured promise by IAC to pay the value of shares of IAC Common Stock in cash or shares of IAC Common Stock and, when immediately preceded by "Expedia," means units issued under the Expedia Long-Term Incentive Plan representing a general unsecured promise by Expedia to pay the value of shares of Expedia Common Stock in cash or shares of Expedia Common Stock.

        1.62    "Reverse Stock Split" means the one-for-two reverse stock split of IAC Common Stock that IAC will complete immediately prior to the Effective Time.

        1.63    "Separated Businesses" has the meaning given that term in the Separation Agreement.

        1.64    "Separation" has the meaning given that term in the Separation Agreement.

        1.65    "Separation Agreement" has the meaning set forth in the recitals to this Agreement.

        1.66    "Subsidiaries" has the meaning given that term in the Separation Agreement.

        1.67    "Tax Sharing Agreement" means the Tax Sharing Agreement entered into as of the date hereof between IAC and Expedia.

        1.68    "Transferred Account Balances" has the meaning set forth in Section 4.3.

        1.69    "Transition Date" has the meaning set forth in Section 4.1(a).

        1.70    "U.S." means the 50 United States of America and the District of Columbia.

        1.71    "VEBA" when immediately preceded by IAC, means the IAC Health and Welfare Benefit Trust. When immediately preceded by Expedia, VEBA means the Expedia Health and Welfare Benefit Trust to be established by Expedia pursuant to Section 4.7 that corresponds to the IAC VEBA.

ARTICLE II
GENERAL PRINCIPLES

        2.1    Employment of Expedia Employees.    All Expedia Employees shall continue to be employees of Expedia or another Expedia Entity, as the case may be, immediately after the Effective Time.

        2.2    Assumption and Retention of Liabilities; Related Assets.

          (a)   As of the Effective Date, except as expressly provided in this Agreement, the IAC Entities shall assume or retain and IAC hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all IAC Benefit Plans, (ii) all Liabilities with respect to the employment or termination of employment of all IAC Employees, Former IAC Employees and their dependents and beneficiaries, and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of any IAC Entity or in any other employment, non-employment, or retainer arrangement, or relationship with any IAC Entity), in each case to the extent arising in connection with or as a result of employment with or the performance of services to any IAC Entity, and (iii) any other Liabilities expressly assigned to IAC under this Agreement. All assets held in trust to fund the IAC Benefit Plans and all insurance policies funding the IAC Benefit Plans shall be IAC Assets (as defined in the Separation Agreement), except to the extent specifically provided otherwise in this Agreement.

          (b)   From and after the Effective Date, except as expressly provided in this Agreement, Expedia and the Expedia Entities shall assume or retain, as applicable, and Expedia hereby agrees to pay, perform, fulfill and discharge, (i) all Liabilities under all Expedia Benefit Plans, (ii) all Liabilities with respect to the employment or termination of employment of all Expedia Employees, Former Expedia Employees and their dependents and beneficiaries, and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of Expedia or an Expedia Entity or in any other employment, non-employment, or retainer arrangement, or relationship with Expedia or an Expedia Entity), and their dependents and beneficiaries, and (iii) all Liabilities that are expressly assigned to Expedia or any Expedia Entity under this Agreement.

        2.3    Expedia Participation in IAC Benefit Plans.    Except as expressly provided in this Agreement, effective as of the Close of the Effective Date, Expedia and each other Expedia Entity shall cease to be a Participating Company in any IAC Benefit Plan, and IAC and Expedia shall take all necessary action before the Effective Date to effectuate such cessation as a Participating Company.

        2.4    Terms of Participation by Expedia Employees in Expedia Benefit Plans.    IAC and Expedia shall agree on methods and procedures, including, without limitation, amending the respective Benefit Plan documents, to prevent Expedia Employees from receiving duplicative benefits from the IAC Benefit Plans and the Expedia Benefit Plans. With respect to Expedia Employees, each Expedia Benefit Plan shall provide that all service, all compensation and all other benefit-affecting determinations that, as of the Close of the Effective Date were recognized under the corresponding IAC Benefit Plan shall, as of Immediately after the Effective Date receive full recognition, credit and validity and be taken into account under such Expedia Benefit Plan to the same extent as if such items occurred under such Expedia Benefit Plan, except to the extent that duplication of benefits would result or for benefit accrual to the extent that Expedia adopts a final average pay defined benefit pension plan.

        2.5    Commercially Reasonable Efforts.    IAC and Expedia shall use commercially reasonable efforts to (a) enter into any necessary agreements to accomplish the assumptions and transfers contemplated by this Agreement; and (b) provide for the maintenance of the necessary participant records, the appointment of the trustees and the engagement of recordkeepers, investment managers, providers, insurers, etc.

        2.6    Regulatory Compliance.    IAC and Expedia shall, in connection with the actions taken pursuant to this Agreement, cooperate in making any and all appropriate filings required under the Code, ERISA and any applicable securities laws, implementing all appropriate communications with participants, transferring appropriate records and taking all such other actions as may be necessary and appropriate to implement the provisions of this Agreement in a timely manner.

        2.7    Approval by IAC as Sole Stockholder.    Prior to the Effective Time, IAC shall cause Expedia to adopt the Expedia 2005 Long-Term Incentive Plan.

ARTICLE III
SAVINGS PLANS

        3.1    Savings Plan.    Effective as of the Effective Date, Expedia shall establish the Expedia Retirement Savings Plan and the Expedia Retirement Savings Trust. As soon as practical following the establishment of the Expedia Retirement Savings Plan and the Expedia Retirement Savings Trust, IAC shall cause the accounts of the Expedia Employees to be transferred to the Expedia Retirement Savings Plan and the Expedia Retirement Savings Trust in cash or such other assets as mutually agreed by IAC and Expedia, and Expedia shall cause the Expedia Retirement Savings Plan to assume and be solely responsible for all Liabilities for plan benefits (but not legal Liabilities) under the Expedia Retirement Savings Plan to or relating to Expedia Employees whose accounts are transferred from the IAC Retirement Savings Plan. Notwithstanding the foregoing, IAC Common Stock that is held in the accounts of Expedia Employees and any outstanding participant loans to Expedia Employees whose accounts are transferred under the IAC Retirement Savings Plan shall be transferred to the Expedia Retirement Savings Plan in kind and shall thereafter be treated in the manner set forth in Section 3.2. IAC and Expedia agree to cooperate in making all appropriate filings and taking all reasonable actions required to implement the provisions of this Section 3.1; provided that Expedia acknowledges that it will be responsible for complying with any requirements and applying for any determination letters with respect to the Expedia Retirement Savings Plan.

        3.2    Stock Considerations.    To the extent that IAC Employees and Former IAC Employees receive shares of Expedia Common Stock in connection with the Separation with respect to IAC Common Stock held under the IAC Retirement Savings Plan, such shares will be deposited in an Expedia Common Stock Fund under the IAC Retirement Savings Plan. To the extent that Expedia Employees and Former Expedia Employees hold shares of IAC Common Stock in their IAC Common Stock Fund under the Expedia Retirement Savings Plan following the transfer from the IAC Retirement Savings Plan to the Expedia Retirement Savings Plan set forth in Section 3.1, the Expedia Retirement Savings Plan shall permit such employees to continue to hold such shares in an IAC Common Stock Fund under the Expedia Retirement Savings Plan following such transfer. Following the Effective Date, Expedia Employees and Former Expedia Employees shall not be permitted to acquire shares of IAC Common Stock in the IAC Common Stock Fund under the Expedia Retirement Savings Plan and IAC Employees and Former IAC Employees shall not be permitted to acquire shares of Expedia Common Stock in the Expedia Common Stock Fund under the IAC Retirement Savings Plan. IAC and Expedia shall assume sole responsibility for ensuring that their respective Savings Plans are maintained in compliance with applicable laws with respect to holding shares of common stock of the other entity.

ARTICLE IV
HEALTH AND WELFARE PLANS

        4.1    General.

          (a)    Establishment of Expedia Health and Welfare Plans.    Effective as of the Effective Date, Expedia shall adopt Health and Welfare Plans for the benefit of Expedia Employees, and Expedia shall be responsible for all Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of Expedia Employees or their covered dependents under the Expedia Health and Welfare Plans prior to, on or after the Effective Date.

          (b)    Retention of Sponsorship and Liabilities.    Following the Effective Date, IAC shall retain:

            (i)    sponsorship of all IAC Health and Welfare Plans and any trust or other funding arrangement established or maintained with respect to such plans, including any "voluntary employee's beneficiary association," or any assets held as of the Effective Date with respect to such plans; and

            (ii)   all Liabilities relating to, arising out of, or resulting from health and welfare coverage or claims incurred by or on behalf of IAC Employees or Former IAC Employees or their covered dependents under the IAC Health and Welfare Plans prior to, on or before the Effective Date.

IAC shall not assume any Liability relating to health and welfare claims incurred by or on behalf of Expedia Employees or Former Expedia Employees or their respective covered dependents prior to, on or after the Effective Date, and such claims shall be satisfied pursuant to Section 4.1(a). A claim or Liability (1) for medical, dental, vision and/or prescription drug benefits shall be deemed to be incurred upon the rendering of health services giving rise to the obligation to pay such benefits; (2) for life insurance and accidental death and dismemberment and business travel accident insurance benefits and workers' compensation benefits shall be deemed to be incurred upon the occurrence of the event giving rise to the entitlement to such benefits; (3) for salary continuation or other disability benefits shall be deemed to be incurred upon the effective date of an individual's disability giving rise to the entitlement to such benefits under the applicable disability policy; and (4) for a period of continuous hospitalization shall be deemed to be incurred on the date of admission to the hospital.

        4.2    Vendor Contracts.

          (a)    Third-Party ASO Contracts, Group Insurance Policies and HMOs.    IAC and Expedia shall use commercially reasonable efforts to obligate the third party administrator to each administrative-services-only contract with a third-party administrator that relates to any of the IAC Health and Welfare Plans (an "ASO Contract"), each group insurance policy that relates to any of the IAC Health and Welfare Plans ("Group Insurance Policies") and each agreement with a Health Maintenance Organization that provides medical services under the IAC Health and Welfare Plans ("HMO Agreements"), in each case, in existence as of the date of this Agreement that is applicable to Expedia Employees, to enter into a separate ASO Contract, Group Insurance Policy and HMO Agreement, as applicable, with Expedia providing for substantially similar terms and conditions as are contained in the ASO Contracts, Group Insurance Policies and HMO Agreements, as applicable, to which IAC is a party. Such terms and conditions shall include the financial and termination provisions, performance standards, methodology, auditing policies, quality measures and reporting requirements.

          (b)    Effect of Change in Rates.    IAC and Expedia shall use commercially reasonable efforts to cause each of the insurance companies and third-party administrators providing services and benefits under the IAC Health and Welfare Plans and the Expedia Health and Welfare Plans to

  maintain the premium and/or administrative rates based on the aggregate number of participants in both the IAC Health and Welfare Plans and the Expedia Health and Welfare Plans as of Immediately Prior to the Effective Date through the end of the year in which the Effective Date occurs. To the extent they are not successful in such efforts, IAC and Expedia shall each bear the revised premium or administrative rates attributable to the individuals covered by their respective Health and Welfare Plans.

        4.3    Flexible Benefit Plan.    Effective as of the Effective Date, Expedia shall establish the Expedia Flexible Benefit Plan. Prior to the Effective Date, IAC and Expedia shall take all actions necessary or appropriate so that, effective as of the Close of the Effective Date, (a) the account balances (whether positive or negative) (the "Transferred Account Balances") under the health care reimbursement program, the transit and parking reimbursement program and the dependent care reimbursement program of the IAC Flexible Benefit Plan (all of such accounts, "IAC Flexible Benefit Plan") of the Expedia Employees who are participants in IAC Flexible Benefit Plan (the "Covered Employees") shall be transferred to the Expedia Flexible Benefit Plan; (b) the elections, contribution levels and coverage levels of the Covered Employees shall apply under the Expedia Flexible Benefit Plan in the same manner as under the IAC Flexible Benefit Plan; and (c) the Covered Employees shall be reimbursed from the Expedia Flexible Benefit Plan for claims incurred at any time during the plan year of the IAC Flexible Benefit Plan in which the Effective Time occurs submitted to the Expedia Flexible Benefit Plan from and after the Effective Date on the same basis and the same terms and conditions as under the IAC Flexible Benefit Plan.

        4.4    Workers' Compensation Liabilities.

          (a)   Except as provided below, all workers' compensation Liabilities relating to, arising out of, or resulting from any claim by an IAC Employee, Former IAC Employee, Expedia Employee and Former Expedia Employee that results from an accident occurring, or from an occupational disease which becomes manifest, on or before the Close of the Effective Date shall be retained by IAC. All workers' compensation Liabilities relating to, arising out of, or resulting from any claim by an IAC Employee or Former IAC Employee that results from an accident occurring, or from an occupational disease which becomes manifest, on or after the Effective Date shall be retained by IAC. All workers' compensation Liabilities relating to, arising out of, or resulting from any claim by an Expedia Employee or Former Expedia Employee that results from an accident occurring, or from an occupational disease which becomes manifest, on or after the Effective Date shall be retained by Expedia. For purposes of this Agreement, a compensable injury shall be deemed to be sustained upon the occurrence of the event giving rise to eligibility for workers' compensation benefits or at the time that an occupational disease becomes manifest, as the case may be. IAC, Expedia and the other Expedia Entities shall cooperate with respect to any notification to appropriate governmental agencies of the Effective Time and the issuance of new, or the transfer of existing, workers' compensation insurance policies and claims handling contracts.

          (b)   The parties acknowledge that Expedia and the Expedia Entities have been part of IAC's workers' compensation insurance program for certain periods prior to the Effective Date. For the program covering the term October 1, 2004 to the Effective Date (the "Current Term"), IAC will continue to administer the program and absorb all administrative costs associated with this obligation, and Expedia agrees to the following cost adjustments. Expedia will receive a pro-rated return premium covering the period from the Effective Date to October 1, 2005. The return premium will be received either on October 31, 2005 after Expedia fulfills its obligation of reimbursement to IAC for all monthly insurance charges up to October 1, 2005 or through the forgiveness of pre-paid insurance obligations of the Expedia Entities to IAC from the Effective Date to October 1, 2005. In addition, for both the program covering the Current Term and programs covering periods prior to the start of the Current Term, the Expedia Entities will be eligible for a one-time dividend, valued and payable on October 31, 2008, based on ultimate loss development as advised by IAC broker/consultants or recognized authority selected by IAC and reasonably acceptable to Expedia.

        4.5    Payroll Taxes and Reporting of Compensation.    IAC and Expedia shall, and shall cause the other IAC Entities and the other Expedia Entities to, respectively, take such action as may be reasonably necessary or appropriate in order to minimize Liabilities related to payroll taxes after the Effective Date. IAC and Expedia shall, and shall cause the other IAC Entities and the other Expedia Entities to, respectively, each bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental authorities of compensation earned by their respective employees after the Close of the Effective Date, including compensation related to the exercise of Options.

        4.6    COBRA and HIPAA Compliance.    IAC shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the IAC Health and Welfare Plans with respect to IAC Employees and Former IAC Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the IAC Health and Welfare Plans at any time before, on or after the Effective Time. Expedia or another Expedia Entity shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Expedia Health and Welfare Plans and/or the IAC Health and Welfare Plans with respect to Expedia Employees and Former Expedia Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the Expedia Health and Welfare Plans and/or the IAC Health and Welfare Plans at any time before, on or after the Effective Time. The Parties hereto agree that the consummation of the transactions contemplated by this Agreement and the Separation Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

        4.7    VEBA.    Effective as of the Effective Date, Expedia shall establish the Expedia VEBA for the purpose of funding certain Expedia Health and Welfare Plans. As soon as practicable following the Effective Date, IAC shall contribute a lump sum amount in cash to Expedia equal to the excess, if any, of (a) IAC budget rates for self-insured medical, dental and vision care plans applicable to Expedia Employees and Former Expedia Employees, in each case, from January 1, 2005 through the Effective Date over (b) the sum of actual claims paid to Expedia Employees and Former Expedia Employees from self-insured medical, dental and vision care plans from January 1, 2005 through the Effective Date, which amount shall be contributed by Expedia to the Expedia VEBA upon receipt by Expedia from IAC.

ARTICLE V
EXECUTIVE BENEFITS AND OTHER BENEFITS

        5.1    Assumption of Obligations.    Except as provided in this Agreement, effective as of the Effective Time, Expedia shall assume and be solely responsible for all Liabilities to or relating to Expedia Employees and Former Expedia Employees under all IAC Executive Benefit Plans and Expedia Executive Benefit Plans. The Parties hereto agree that none of the transactions contemplated by the Separation Agreement or any of the Ancillary Agreements, including, without limitation, this Agreement, constitutes a "change in control," "change of control" or similar term, as applicable, within the meaning of any Employee Benefit Plan.

        5.2    IAC Incentive Plans.

          (a)    Expedia Bonus Awards.    Expedia shall be responsible for determining all bonus awards that would otherwise be payable under the IAC Incentive Plans to Expedia Employees for the Effective Time Year. Expedia shall also determine for Expedia Employees (i) the extent to which established performance criteria (as interpreted by Expedia, in its sole discretion) have been met, and (ii) the payment level for each Expedia Employee. Expedia shall assume all Liabilities with respect to any such bonus awards payable to Expedia Employees for the Effective Time Year and thereafter.

          (b)    IAC Bonus Awards.    IAC shall retain all Liabilities with respect to any bonus awards payable under the IAC Incentive Plans to IAC Employees for the Effective Time Year and thereafter.

        5.3    IAC Long-Term Incentive Plans.    IAC and Expedia shall use commercially reasonable efforts to take all actions necessary or appropriate so that each outstanding Option and Award granted under any IAC Long-Term Incentive Plan held by any individual shall be adjusted as set forth in this Article V. The adjustments set forth below shall be the sole adjustments made with respect to Old IAC Options, IAC Restricted Stock Units and IAC Restricted Stock in connection with the Reverse Stock Split and the other transactions contemplated by the Separation Agreement.

          (a)   Vested Old IAC Options.    As determined by the Compensation Committee of the IAC Board of Directors (the "Committee") in its sole discretion pursuant to its authority under the applicable IAC Long-Term Incentive Plan, except as may otherwise be determined by the Committee in its sole discretion, each Old IAC Option that is vested as of the Effective Time shall be converted into both an Expedia Option and a New IAC Option and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such Old IAC Option immediately prior to the Effective Time; provided, however, that from and after the Effective Time (i) the number of shares of IAC Common Stock subject to such New IAC Option, rounded down to the nearest whole share, shall be equal to one half the number of shares of IAC Common Stock subject to such Old IAC Option immediately prior to the Reverse Stock Split and the Effective Time, (ii) the number of shares of Expedia Common Stock subject to such Expedia Option, rounded down to the nearest whole share, shall be equal to one half the number of shares of IAC Common Stock subject to the Old IAC Option immediately prior to the Reverse Stock Split and the Effective Time, (iii) the per share exercise price of such New IAC Option, rounded up to the nearest whole cent, shall be equal to the quotient obtained by dividing (x) the per share exercise price of such Old IAC Option immediately prior to the Reverse Stock Split and the Effective Time by (y) the IAC Ratio and (iv) the per share exercise price of the Expedia Option, rounded up to the nearest whole cent, shall be equal to the quotient obtained by dividing (x) the per share exercise price of the Old IAC Option immediately prior to the Reverse Stock Split and the Effective Time by (y) the Expedia Ratio; provided, however, the exercise price, the number of shares of IAC Common Stock and Expedia Common Stock subject to such options and the terms and conditions of exercise of such options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that, in the case of any Old IAC Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code as of immediately prior to the Effective Time, the exercise price, the number of shares of IAC Common Stock and Expedia Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

          (b)   Unvested Old IAC Options Held by IAC Employees and Former IAC Employees other than Barry Diller.    As determined by the Committee in its sole discretion pursuant to its authority under the applicable IAC Long-Term Incentive Plan, except as may otherwise be determined by the Committee in its sole discretion, each Old IAC Option held by an IAC Employee or a Former IAC Employee (other than Barry Diller) that is unvested as of the Effective Time shall be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such Old IAC Option immediately prior to the Effective Time; provided, however, that from and after the Effective Time (i) the number of shares of IAC Common Stock subject to such New IAC Option, rounded down to the nearest whole share, shall be equal to the product of (x) the number of shares of IAC Common Stock subject to such Old IAC Option immediately prior to the Reverse Stock Split and the Effective Time and (y) the IAC Ratio and (ii) the per share exercise price of such New IAC Option, rounded up to the nearest whole cent, shall be equal to the quotient obtained by dividing (x) the per share exercise price of such Old IAC Option immediately prior to the Reverse Stock Split and the Effective Time by (y) the IAC Ratio; provided, however, the exercise price, the number of shares of IAC Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that, in the case of any Old IAC Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code as of immediately prior to the Effective Time, the exercise price, the number of shares of IAC Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

          (c)   Unvested Old IAC Options Held by Expedia Employees and Former Expedia Employees other than Barry Diller.    As determined by the Committee in its sole discretion pursuant to its authority under the applicable IAC Long-Term Incentive Plan, except as may otherwise be determined by the Committee in its sole discretion, each Old IAC Option held by an Expedia Employee or Former Expedia Employee (other than Barry Diller) that is unvested as of the Effective Time shall be converted into an Expedia Option and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such Old IAC Option immediately prior to the Effective Time; provided, however, that from and after the Close of the Effective Time (i) the number of shares of Expedia Common Stock subject to such Option, rounded down to the nearest whole share, shall be equal to the product of (x) the number of shares of IAC Common Stock subject to such Old IAC Option immediately prior to the Reverse Stock Split and the Effective Time and (y) the Expedia Ratio and (ii) the per share exercise price of such Expedia Option, rounded up to the nearest whole cent, shall be equal to the quotient obtained by dividing (x) the per share exercise price of such Old IAC Option immediately prior to the Reverse Stock Split and the Effective Time by (y) the Expedia Ratio; provided, however, the exercise price, the number of shares of Expedia Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that, in the case of any Old IAC Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code as of the Effective Time, the exercise price, the number of shares of Expedia Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

          (d)   Unvested Old IAC Options Held by Mr. Diller.    As determined by the Committee in its sole discretion pursuant to its authority under the applicable IAC Long-Term Incentive Plan, except as may otherwise be determined by the Committee in its sole discretion, each Old IAC Option held by Barry Diller that is unvested as of the Effective Time shall be converted into both an Expedia Option and a New IAC Option and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such Old IAC Option immediately prior to the Effective Time; provided, however, that from and after the Effective Time (i) the number of shares of IAC Common Stock subject to such New IAC Option, rounded down to the nearest whole share, shall be equal to one half the number of shares of IAC Common Stock subject to such Old IAC Option immediately prior to the Reverse Stock Split and the Effective Time, (ii) the number of shares of Expedia Common Stock subject to such Expedia Option, rounded down to the nearest whole share, shall be equal to one half the number of shares of IAC Common Stock subject to the Old IAC Option immediately prior to the Reverse Stock Split and the Effective Time, (iii) the per share exercise price of such New IAC Option, rounded up to the nearest whole cent, shall be equal to the quotient obtained by dividing (x) the per share exercise price of such Old IAC Option immediately prior to the Reverse Stock Split and the Effective Time by (y) the IAC Ratio and (iv) the per share exercise price of the Expedia Option, rounded up to the nearest whole cent, shall be equal to the quotient obtained by dividing (x) the per share exercise price of the Old IAC Option immediately prior to the Reverse Stock Split and the Effective Time by (y) the Expedia Ratio; provided, however, the exercise price, the number of shares of IAC Common Stock and Expedia Common Stock subject to such options and the terms and conditions of exercise of such options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that, in the case of any Old IAC Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code as of immediately prior to the Effective Time, the exercise price, the number of shares of IAC Common Stock and Expedia Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. Following completion of the Effective Time, the satisfaction of conditions to vesting of Mr. Diller's New IAC Options governed by this Section 5.3(d) will be determined based on Mr. Diller's employment with IAC, and the satisfaction of conditions to vesting of Mr. Diller's Expedia Options governed by this Section 5.3(d) will be determined based on Mr. Diller's employment with Expedia.

          (e)   IAC Restricted Stock Units Held by IAC Employees and Former IAC Employees.    As determined by the Committee in its sole discretion pursuant to its authority under the applicable IAC Long-Term Incentive Plan, except as may otherwise be determined by the Committee in its sole discretion, each IAC Restricted Stock Unit held by an IAC Employee or a Former IAC Employee shall be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such IAC Restricted Stock Unit immediately prior to the Effective Time; provided, however, that from and after the Close of the Effective Time, the number of shares of IAC Common Stock covered by each IAC Restricted Stock Unit, rounded to the nearest whole share, shall be equal to the product of (x) the number of shares of IAC Common Stock covered by such IAC Restricted Stock Unit immediately prior to the Reverse Stock Split and the Effective Time and (y) the IAC Ratio.

          (f)    IAC Restricted Stock Units Held by Expedia Employees and Former Expedia Employees.    As determined by the Committee in its sole discretion pursuant to its authority under the applicable IAC Long-Term Incentive Plan, except as may otherwise be determined by the Committee its sole discretion, each IAC Restricted Stock Unit held by an Expedia Employee or a

  Former Expedia Employee as of the Effective Time shall be converted into an Expedia Restricted Stock Unit, and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such IAC Restricted Stock Unit immediately prior to the Effective Time; provided, however, that from and after the Close of the Effective Time, the number of shares of Expedia Common Stock covered by such Expedia Restricted Stock Unit held by the participant, as applicable, rounded to the nearest whole share, shall be equal to the product of (x) the number of shares of IAC Common Stock covered by such IAC Restricted Stock Unit immediately prior to the Reverse Stock Split and the Effective Time and (y) the Expedia Ratio.

          (g)   IAC Restricted Stock.    Shares of IAC Restricted Stock that are outstanding immediately prior to the Reverse Stock Split and the Effective Time shall be treated in the Reverse Stock Split and the Reclassification (as defined in the Separation Agreement) in the same manner as other outstanding shares of IAC common stock are treated in the Reverse Stock Split and the Reclassification and will otherwise be subject to the same terms and conditions (including vesting conditions) applicable to such shares of IAC Restricted Stock immediately prior to the Reverse Stock Split and the Effective Time.

          (h)   Foreign Grants/Awards.    To the extent that the IAC Awards or any of the Old IAC Options are granted to non-U.S. employees under any domestic or foreign equity-based incentive program sponsored by an IAC Entity, IAC and Expedia shall use their commercially reasonable efforts to preserve, at and after the Effective Time, the value and tax treatment accorded to such Old IAC Options and such IAC Awards granted to non-U.S. employees under any domestic or foreign equity-based incentive program sponsored by an IAC Entity.

          (i)    Miscellaneous Option and Other Award Terms.    After the Effective Date, New IAC Options and IAC Awards adjusted pursuant to Section 5.3, regardless of by whom held, shall be settled by IAC pursuant to the terms of the IAC Long-Term Incentive Plan, and Expedia Options and Expedia Awards, regardless of by whom held, shall be settled by Expedia pursuant to the terms of the Expedia Long-Term Incentive Plan. Accordingly, it is intended that, to the extent of the issuance of such Expedia Options and Expedia Awards in connection with the adjustment provisions of this Section 5.3, the Expedia Long-Term Incentive Plan shall be considered a successor to each of the IAC Long-Term Incentive Plans and to have assumed the obligations of the IAC Long-Term Incentive Plan to make the adjustment of the IAC Options and IAC Awards as set forth in this Section 5.3. The Effective Time shall not constitute a termination of employment for any Expedia Employees for purposes of any New IAC Option or IAC Award and, except as otherwise provided in this Agreement, with respect to grants adjusted pursuant to this Section 5.3, employment with Expedia shall be treated as employment with IAC with respect to New IAC Options or IAC Awards held by Expedia Employees and employment with IAC shall be treated as employment with Expedia with respect to Expedia Options and Expedia Awards held by IAC Employees. Mr. Diller shall be treated as an IAC Employee with respect to continued exercisability of vested New IAC Options and Mr. Diller shall be treated as an Expedia Employee with respect to continued exercisability of vested Expedia Options.

          (j)    Waiting Period for Exercisability of Options and Grant of Options and Awards.    The New IAC Options and Expedia Options shall not be exercisable during a period beginning on a date prior to the Effective Date determined by IAC in its sole discretion, and continuing until the IAC Post-Separation Stock Value and the Expedia Stock Value are determined after the Effective Time, or such longer period as IAC, with respect to New IAC Options, and Expedia, with respect to Expedia Options, determines necessary to implement the provisions of this Section 5.3. The IAC Restricted Stock Units and Expedia Restricted Stock Units shall not be settled during a period beginning on a date prior to the Effective Date determined by IAC in its sole discretion, and continuing until the IAC Post-Separation Stock Value and the Expedia Stock Value are determined immediately after the Effective Time, or such longer period as IAC, with respect to IAC Restricted

  Stock Units, and Expedia, with respect to Expedia Restricted Stock Units, determines necessary to implement the provisions of this Section 5.3.

          (k)   Restrictive Covenants.    Following the Effective Date, Expedia shall use commercially reasonable efforts to monitor the Expedia Employees and Former Expedia Employees to determine whether any such Expedia Employees or Former Expedia Employees have breached any of the restrictive covenants in the agreements evidencing the terms of their New IAC Options and IAC Awards. As soon as practicable following Expedia's reasonable belief that an Expedia Employee or Former Expedia Employee has breached any such covenant, Expedia shall provide IAC in writing with the name and address of such employee or former employee and the name and address of the enterprise in which such employee or former employee is believed to have been engaged. Notwithstanding the foregoing or anything in any agreement evidencing the terms of any New IAC Options and IAC Awards or otherwise to the contrary, it shall not be a violation of any IAC non-competition or non-solicitation of clients or customers covenant for an Expedia Employee to engage in acts on behalf of Expedia or an Expedia Entity that are otherwise prohibited by the terms of such non-competition or non-solicitation of clients or customers covenants and it shall not be a violation of any Expedia non-competition or non-solicitation of clients or customers covenant for an IAC Employee to engage in acts on behalf of IAC or an IAC Entity that are otherwise prohibited by the terms of such non-competition or non-solicitation of clients or customers covenants. In addition, following the Effective Time, the restrictive covenants to which any Expedia Employee or Former Expedia Employee are party shall run in favor of Expedia (and shall run in favor of IAC to the extent that they ran in favor of IAC immediately prior to the Effective Time) and the restrictive covenants to which any IAC Employee or Former IAC Employee are party shall run in favor of IAC. Any employment agreement between IAC and an Expedia Employee or Former Expedia Employee shall as of the Effective Time be assigned by IAC to Expedia and assumed by Expedia.

        5.4    Registration Requirements.    As soon as possible following the time as of which the Registration Statement (as defined in the Separation Agreement) is declared effective by the Securities and Exchange Commission but in any case before the Effective Date and before the date of issuance or grant of any Expedia Option and/or shares of Expedia Common Stock pursuant to this Article V, Expedia agrees that it shall file a Form S-8 Registration Statement with respect to and cause to be registered pursuant to the Securities Act of 1933, as amended, the shares of Expedia Common Stock authorized for issuance under the Expedia Long-Term Incentive Plan as required pursuant to such Act and any applicable rules or regulations thereunder, with such registration to be effective prior to the Effective Date. IAC agrees that, following the Effective Date, it shall use reasonable efforts to continue to maintain a Form S-8 Registration Statement with respect to and cause to be registered pursuant to the Securities Act of 1933, as amended, the shares of IAC Common Stock authorized for issuance under the IAC Long-Term Incentive Plans as required pursuant to such Act and any applicable rules or regulations thereunder.

        5.5    IAC Executive Deferred Compensation Plans.    Effective as of the Effective Date, Expedia shall establish a deferred compensation plan that is substantially identical to the IAC Executive Deferred Compensation Plan to provide benefits to Expedia Employees and Former Expedia Employees from and after the Effective Date who were participants in the IAC Executive Deferred Compensation Plan as of immediately prior to the Effective Date.

        5.6    Severance.    An Expedia Employee shall not be deemed to have terminated employment for purposes of determining eligibility for severance benefits in connection with or in anticipation of the consummation of the transactions contemplated by the Separation Agreement. Expedia shall be solely responsible for all Liabilities in respect of all costs arising out of payments and benefits relating to the termination or alleged termination of any Expedia Employee or Former Expedia Employee's employment that occurs prior to, as a result of, in connection with or following the consummation of the transactions contemplated by the Separation Agreement, including any amounts required to be paid (including any payroll or other taxes), and the costs of providing benefits, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement, law or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation, and taxes).

ARTICLE VI
GENERAL AND ADMINISTRATIVE

        6.1    Sharing of Participant Information.    IAC and Expedia shall share, and IAC shall cause each other IAC Entity to share, and Expedia shall cause each other Expedia Entity to share with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the Expedia Benefit Plans and the IAC Benefit Plans. IAC and Expedia and their respective authorized agents shall, subject to applicable laws, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration. Until the Close of the Effective Date, all participant information shall be provided in the manner and medium applicable to Participating Companies in IAC Benefit Plans generally, and thereafter until December 31, 2006, all participant information shall be provided in a manner and medium as may be mutually agreed to by IAC and Expedia.

        6.2    Reasonable Efforts/Cooperation.    Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the Internal Revenue Service, an advisory opinion from the Department of Labor or any other filing, consent or approval with respect to or by a governmental agency.

        6.3    No Third-Party Beneficiaries.    This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude IAC or any other IAC Entity, at any time after the Close of the Effective Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any IAC Benefit Plan, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any IAC Benefit Plan. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Expedia or any other Expedia Entity, at any time after the Close of the Effective Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Expedia Benefit Plan, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any Expedia Benefit Plan.

        6.4    Audit Rights With Respect to Information Provided.

          (a)   Each of IAC and Expedia, and their duly authorized representatives, shall have the right to conduct reasonable audits with respect to all information required to be provided to it by the other Party under this Agreement. The Party conducting the audit (the "Auditing Party") may adopt reasonable procedures and guidelines for conducting audits and the selection of audit representatives under this Section 6.4. The Auditing Party shall have the right to make copies of any records at its expense, subject to any restrictions imposed by applicable laws and to any confidentiality provisions set forth in the Separation Agreement, which are incorporated by reference herein. The Party being audited shall provide the Auditing Party's representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives. After any audit is completed, the Party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within thirty business days after receiving such draft.

          (b)   The Auditing Party's audit rights under this Section 6.4 shall include the right to audit, or participate in an audit facilitated by the Party being audited, of any Subsidiaries and Affiliates of the Party being audited and to require the other Party to request any benefit providers and third parties with whom the Party being audited has a relationship, or agents of such Party, to agree to such an audit to the extent any such Persons are affected by or addressed in this Agreement (collectively, the "Non-parties"). The Party being audited shall, upon written request from the Auditing Party, provide an individual (at the Auditing Party's expense) to supervise any audit of a Non-party. The Auditing Party shall be responsible for supplying, at the Auditing Party's expense, additional personnel sufficient to complete the audit in a reasonably timely manner. The responsibility of the Party being audited shall be limited to providing, at the Auditing Party's expense, a single individual at each audited site for purposes of facilitating the audit.

        6.5    Fiduciary Matters.    It is acknowledged that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

        6.6    Consent of Third Parties.    If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, the Parties hereto shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase "commercially reasonable efforts" as used herein shall not be construed to require any Party to incur any non-routine or unreasonable expense or Liability or to waive any right.

ARTICLE VII
MISCELLANEOUS

        7.1    Effect If Effective Time Does Not Occur.    If the Separation Agreement is terminated prior to the Effective Date, then this Agreement shall terminate and all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the Close of the Effective Date, or Immediately after the Effective Date, or otherwise in connection with the Separation Transactions, shall not be taken or occur except to the extent specifically agreed by IAC and Expedia.

        7.2    Relationship of Parties.    Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

        7.3    Affiliates.    Each of IAC and Expedia shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by another IAC Entity or an Expedia Entity, respectively.

        7.4    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a Party may designate by notice to the other Parties):

  (a)    if to IAC:

      IAC/InterActiveCorp
      152 West 57th Street
      New York, NY 10019
      Attention: General Counsel
      Facsimile No.: (212) 632-9642

  with copies to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, NY 10019
      Attention: Michael S. Katzke, Esq.
      Facsimile No.: (212) 403-2345

  (b)    if to Expedia:

      Expedia, Inc.
      3150 139th Ave SE
      Bellevue, WA 98005
      Attention: General Counsel
      Fax: (425) 679-7251

        7.5    Incorporation of Separation Agreement Provisions.    The following provisions of the Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein mutatis mutandis (references in this Section 7.5 to an "Article" or "Section" shall mean Articles or Sections of the Separation Agreement, and references in the material incorporated herein by reference shall be references to the Separation Agreement): Article VII (relating to Survival and Indemnification); Article XI (relating to Further Assurances); Article IX (relating to Exchange of Information; Confidentiality); Article X (relating to Dispute Resolution); Article XIII (relating to Sole Discretion of IAC; Termination); Article XIV (relating to Miscellaneous).

        IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be duly executed as of the day and year first above written.

IAC/INTERACTIVECORP
By:
Name:
Title:
EXPEDIA, INC.
By:
Name:
Title:

ANNEX H

FORM OF

TRANSITION SERVICES AGREEMENT

by and between

IAC/INTERACTIVECORP

and

EXPEDIA, INC.

TRANSITION SERVICES AGREEMENT

        This TRANSITION SERVICES AGREEMENT, dated as of [    ], 2005 (this "Services Agreement"), is entered into by and between IAC/InterActiveCorp, a Delaware corporation ("IAC"), and Expedia, Inc., a Delaware corporation and wholly owned Subsidiary of IAC ("Expedia"). Capitalized terms used herein but not defined herein shall have the meaning set forth in that certain Separation Agreement, dated as of the date hereof, by and between IAC and Expedia (the "Separation Agreement").

        WHEREAS, the Board of Directors of IAC has determined it is appropriate and desirable to separate IAC and Expedia into two publicly-traded companies by separating IAC's principal travel and travel-related businesses, and related assets and liabilities, and contributing them to Expedia and effecting a reclassification of the capital stock of IAC;

        WHEREAS, IAC and Expedia expect to enter to the Separation Agreement on the date hereof, which sets forth, among other things, the assets, liabilities, rights and obligations of each of the Parties for purposes of effecting the separation of IAC and Expedia; and

        WHEREAS, in connection therewith, (a) Expedia desires to procure certain services from IAC, and IAC is willing to provide such services to Expedia, during a transition period commencing on the Effective Date, on the terms and conditions set forth in this Services Agreement; and (b) IAC desires to procure certain services from Expedia, and Expedia is willing to provide such services to IAC, during a transition period commencing on the Effective Date, on the terms and conditions set forth in this Services Agreement.

        NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Services Agreement, the Parties hereby agree as follows:

ARTICLE I

Definitions

        1.01.     All terms used herein and not defined herein shall have the meanings assigned to them in the Separation Agreement.

ARTICLE II

Agreement To Provide and Accept Services

        2.01.    Provision of Services.

          (a)   On the terms and subject to the conditions contained herein, IAC shall provide, or shall cause its Subsidiaries and Affiliates and their respective employees designated by IAC (such designated Subsidiaries, Affiliates and employees, together with IAC, being herein collectively referred to as the "IAC Service Providers") to provide, to Expedia the services ("IAC Services") listed on the attached Schedules (the "Schedules") as being performed by the IAC. Subject to Section 3.01, any decisions as to which of the IAC Service Providers (including the decisions to use third parties) shall provide the IAC Services shall be made by IAC in its sole discretion, except to the extent specified in the applicable Schedule. Each IAC Service shall be provided in exchange for the consideration set forth with respect to such IAC Service on the applicable Schedule or as the Parties may otherwise agree in writing. Each IAC Service shall be provided and accepted in accordance with the terms, limitations and conditions set forth herein and on the applicable Schedule.

          (b)   On the terms and subject to the conditions contained herein, Expedia shall provide, or shall cause its Subsidiaries and Affiliates and their respective employees designated by it (such designated Subsidiaries, Affiliates and employees, together with Expedia, being herein collectively referred to as the "Expedia Service Providers" and together with the IAC Service Providers, the "Service Providers") to provide, to IAC the services ("Expedia Services" and together with the IAC Services, the "Services") listed on the attached Schedules as being performed by Expedia. Subject to Section 3.01, any decisions as to which of the Expedia Service Providers (including the decisions to use third parties) shall provide the Expedia Services shall be made by Expedia in its sole discretion, except to the extent specified in the applicable Schedule. Each Expedia Service shall be provided in exchange for the consideration set forth with respect to such Service on the applicable Schedule or as the Parties may otherwise agree in writing. Each Expedia Service shall be provided and accepted in accordance with the terms, limitations and conditions set forth herein and on the applicable Schedule.

          (c)   As used in this Services Agreement, the term "Receiving Party" shall mean the Party receiving Services.

        2.02.    Books and Records; Availability of Information.    Each Party shall create and maintain accurate books in connection with the provision of the Services performed by it and, upon reasonable notice from the other Party, shall make available for inspection and copy by such other Party's agents such records during reasonable business hours. Each Party shall make available on a timely basis to the Service Providers all information and materials reasonably requested by such Service Providers to enable them to provide the Services. Each Party shall provide to the Service Providers reasonable access to such Party's premises to the extent necessary for the purpose of providing the Services.

ARTICLE III

Services; Payment; Independent Contractors

        3.01.    Services To Be Provided.    (a) Unless otherwise agreed by the Parties (including to the extent specified in the applicable Schedule), (i) the Service Providers shall be required to perform the Services only in a manner, scope, nature and quality as provided by or within IAC that is similar in all material respects to the manner in which such Services were performed immediately prior to the Effective Date, and (ii) the Services shall be used for substantially the same purposes and in substantially the same manner (including as to volume, amount, level or frequency, as applicable) as the Services have been used immediately prior to the Effective Date; provided, however, that the applicable Schedule shall control the scope of the Service to be performed (to the extent provided therein), unless otherwise agreed in writing. Each Party and the Service Providers shall act under this Services Agreement solely as an independent contractor and not as an agent or employee of any other Party or any of such Party's Affiliates.

          (b)   The provision of Services by Service Providers shall be subject to Article V hereof.

          (c)   Each Party agrees to use its reasonable efforts to reduce or eliminate its dependency on the Services as soon as is reasonably practicable; provided that a breach of this Section 3.01(c) shall not affect a Service Provider's obligation to provide any Service through the term applicable to such Service.

          (d)   Subject to the terms of the applicable Schedule, if it is necessary for any Service Provider to increase staffing or acquire equipment or make any investments or capital expenditures in order to accommodate an increase in the use of any Service beyond the level of use of such Service by the Receiving Party within IAC immediately prior to the Effective Date as a result of an increase in volume of the business of the Receiving Party or a change in the manner in which the business of the Receiving Party is being conducted, such Service Provider shall inform the Receiving Party in writing of such increase in staffing level, equipment acquisitions, investments or capital expenditures before any such cost or expense is incurred. Upon mutual agreement of the Parties as to the necessity of any such increase, the Receiving Party (unless the Parties shall otherwise agree in writing) shall advance to the Service Provider an amount equal to the actual costs and expenses to be incurred in connection therewith including any costs that may be incurred by the Service Provider after termination of the Services. If such mutual agreement is not reached, the Service Provider's obligation to provide or cause to be provided such Service shall be limited to the level of use of such Service in a manner consistent with the IAC's level of use of such Service within IAC during fiscal year 2005 up to the Effective Date (or as described in the applicable Schedule).

        3.02.     The Parties will use good-faith efforts to reasonably cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include obtaining all consents, licenses or approvals necessary to permit each Party to perform its obligations hereunder; provided, however, under no circumstances shall any Service Provider be required to make any payments to any third party in respect of any such consents, licenses or approvals nor shall any Service Provider be required to make any alternative arrangements in the event that any such consents, licenses or approvals are not obtained.

        3.03.    Additional Services.

          (a)   From time to time during the term, each of IAC and Expedia may request the other Party (i) to provide additional or different services which the other Party is not expressly obligated to provide under this Agreement if such services are of the type and scope provided within IAC during fiscal year 2005 or (ii) expand the scope of any Service (such additional or expanded services, the "Additional Services"). The Party receiving such request shall consider such request in good faith and shall use commercially reasonable efforts to provide such Additional Service; provided, no Party shall be obligated to provide any Additional Services if it does not, in its reasonable judgment, have adequate resources to provide such Additional Services or if the provision of such Additional Services would interfere with the operation of its business. The Party receiving the request for Additional Services shall notify the requesting Party within fifteen (15) days as to whether it will or will not provide the Additional Services.

          (b)   If a Party agrees to provide Additional Services pursuant to Section 3.02(a), an Added Services Request, then a representative of each party shall in good faith negotiate the terms of a supplemental Schedule to this Agreement which will describe in detail the service, project scope, term, price and payment terms to be charged for the Additional Service. Once agreed to in writing, the supplemental Schedule shall be deemed part of this Agreement as of such date and the Additional Services shall be deemed "Services" provided hereunder, in each case subject to the terms and conditions of this Agreement.

        3.04.    Payments.

          (a)   Statements will be delivered to the Receiving Party each month by the Service Providers designated by each Party for Services provided to the Receiving Party during the preceding month, and each such statement shall set forth a brief description of such Services, the amounts charged therefor, and, except the Parties may agree, such amounts shall be due and payable by the Receiving Party within 30 days after the date of such statement. Statements not paid within such 30-day period shall be subject to late charges, calculated at an interest rate per annum equal to the Prime Rate plus 2% (or the maximum legal rate, whichever is lower), and calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment. Payments shall be made by wire transfer to an account designated in writing from time to time by Service Provider.

        3.05.    Disclaimer of Warranty.    EXCEPT AS EXPRESSLY SET FORTH IN THIS SERVICES AGREEMENT, THE SERVICES TO BE PURCHASED UNDER THIS SERVICES AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF

ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. In the event that the provision of any Service for the account of a Receiving Party by a Service Provider conflicts with such Service Provider's provision of such Service for its own account, priority for the provision of such Service shall be allocated in a equitable manner on an aggregate basis, and in a manner consistent with the IAC's level of use of such Service during fiscal year 2005 up to the Effective Date (or as described in the applicable Schedule).

        3.06.    Taxes.    Solely to the extent included in the pricing set forth on the applicable Schedule, Service fees payable by a Receiving Party to a Service Provider shall be inclusive of any applicable Tax. In the event that any Tax is properly chargeable on the provision of the Services as indicated on the applicable Schedule, the Receiving Party shall be responsible for and shall pay the amount of any such Tax in addition to and at the same time as the Service fees. All Service fees and other consideration will be paid free and clear of and without withholding or deduction for or on account of any Tax, except as may be required by law.

        3.07.    Use of Services.    The Receiving Party shall not, and shall cause its Affiliates not to, resell any Services to any person whatsoever or permit the use of the Services by any person other than in connection with the conduct of the Receiving Party's operations as conducted immediately prior to the Effective Date.

ARTICLE IV

Term of Services

        4.01.     The provision of Services shall commence on the Effective Date and shall terminate no later than 18 months after the hereof or as of the date indicated for each such Service on the applicable Schedule; provided, however, that subject to the applicable Schedule, any Service may be cancelled or reduced in amount or any portion thereof by the Receiving Party upon 90 days' written notice thereof (or such other notice period if one is set forth for such Service on the applicable Schedule) subject to the requirement that the Receiving Party pay to the Service Provider the actual out-of-pocket costs incurred by the Service Provider, as well as the actual incremental internal costs incurred by the Service Providers, in each case directly resulting from such cancellation (including employee severance and other termination costs), which out-of-pocket and internal costs shall be set forth in a written statement provided by the Service Provider to the Receiving Party; provided, further, that such costs shall not exceed amounts payable hereunder in respect of the applicable Service for the 90 days prior to such termination. The forgoing notwithstanding and subject to Section 7.02, (1) a Service Provider may immediately terminate any and all Services provided to a Receiving Party in the event that the Receiving Party fails to make payments under Section 3.02 and (2) upon 90 days' written notice, IAC may terminate any Service provided by to Expedia at such time as IAC no longer provides the same Service to itself for its own account.

        4.02.     In the event a Receiving Party requests an extension of the term of provision of Services, such request shall be considered in good faith by the Service Provider. Any terms, conditions or costs or fees to be paid by the Receiving Party for Services provided during an extended term will be on mutually acceptable terms. For the avoidance of doubt, under no circumstances shall a Service Provider be required to extend the term of provision of any Service if (i) the Service Provider does not, in its reasonable judgment, have adequate resources to continue providing such Services, (ii) the extension of the term would interfere with the operation of the Service Provider's business or (iii) the extension would require capital expenditure on the part of the Service Provider or otherwise require the Service Provider to renew or extend any Contract with any third party.

ARTICLE V

Force Majeure

        5.01.     The Service Providers shall not be liable for any expense, loss or damage whatsoever arising out of any interruption of Service or delay or failure to perform under this Services Agreement that is due to acts of God, acts of a public enemy, acts of terrorism, acts of a nation or any state, territory, province or other political division thereof, changes in applicable law, fires, floods, epidemics, riots, theft, quarantine restrictions, freight embargoes or other similar causes beyond the reasonable control of the Service Providers. In any such event, the Service Providers' obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. Each Service Provider will promptly notify the recipient of the Service, either orally or in writing, upon learning of the occurrence of such event of force majeure. Upon the cessation of the force majeure event, such Service Provider will use commercially reasonable efforts to resume, or to cause any other relevant Service Provider to resume, its performance with the least practicable delay (provided that, at the election of the applicable Receiving Party, the applicable term for such suspended Services shall be extended by the length of the force majeure event).

ARTICLE VI

Liabilities

        6.01.    Consequential and Other Damages.    Except as otherwise provided in the Separation Agreement, none of the Service Providers shall be liable to the Receiving Party with respect to this Services Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, for any special, indirect, incidental or consequential damages whatsoever (except, in each case, to the extent any amount is paid to third parties by a Receiving Party or its Affiliates) which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by it hereunder or the provision of, or failure to provide, any Service hereunder, including with respect to loss of profits, business interruptions or claims of customers.

        6.02.    Limitation of Liability.    Subject to Section 6.03 hereof, the liability of any Service Provider with respect to this Services Agreement or any act or failure to act in connection herewith (including, but not limited to, the performance or breach hereof), or from the sale, delivery, provision or use of any Service provided under or covered by this Services Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, shall be limited to actions or omissions resulting from intentional breach of this Services Agreement or gross negligence, and, in any event, such liability shall not exceed the fees previously paid to such Service Provider under this Services Agreement.

        6.03.    Obligation To Reperform.    In the event of any breach of this Services Agreement by any Service Provider resulting from any error or defect in the performance of any Service (which breach Service Provider can reasonably be expected to cure by reperformance in a commercially reasonable manner), the Service Provider shall use its reasonable commercial efforts to correct in all material respects such error, defect or breach or reperform in all material respects such Service at the request of the Receiving Party.

        6.04.    Indemnity.    Except as otherwise provided in this Service Agreement (including the limitation of liability provisions in this Article VI), each Party shall indemnify, defend and hold harmless the other Party from and against any Liability arising out of the intentional breach or gross negligence of the indemnifying Party or its Affiliates, employees, agents, or contractors (including with respect to the performance or nonperformance of any Service hereunder).

ARTICLE VII

Termination

        7.01.    Termination.    Notwithstanding anything herein to the contrary, this Services Agreement shall terminate, and the obligation of the Service Providers to provide or cause to be provided any Service shall cease, on the earliest to occur of (i) the last date indicated for the termination of any Service on the Schedules, as the case may be, (ii) the date on which the provision of all Services has been canceled pursuant to Article IV hereof, or (iii) the date on which this Services Agreement is terminated by Expedia or IAC, as the case may be, in accordance with the terms of Section 7.02 hereof; provided that, in each case, no such termination shall relieve any Party of any liability for any breach of any provision of this Services Agreement prior to the date of such termination.

        7.02.    Breach of Services Agreement; Dispute Resolution.    Subject to Article VI hereof, if a Party shall cause or suffer to exist any material breach of any of its obligations under this Services Agreement, including any failure to make payments when due, and that Party does not cure such default in all material respects within 30 days after receiving written notice thereof from the nonbreaching Party, the Parties' dispute shall be governed by Article X of the Separation Agreement.

        7.03.    Sums Due.    In addition to any other payments required pursuant to this Service Agreement, in the event of a termination of this Services Agreement, the Service Providers shall be entitled to the immediate payment of, and the Receiving Party shall within three Business Days, pay to the Service Providers, all accrued amounts for Services, Taxes and other amounts due under this Services Agreement as of the date of termination.

        7.04.    Effect of Termination.    Section 3.02 hereof and Articles VI, VII and VIII hereof shall survive any termination of this Services Agreement.

ARTICLE VIII

Miscellaneous

        8.01.    Incorporation of Separation Agreement Provisions.    The following provisions of the Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein (references in this Section 8.01 to an "Article" or "Section" shall mean Articles or Sections of the Separation Agreement, and references in the material incorporated herein by reference shall be references to the Separation Agreement): Sections 14.02, 14.03, 14.06, 14.07, 14.09, 14.10, 14.11, 14.14 and 14.15.

        8.02.    Ownership of Work Product.    Subject to the Separation Agreement, (i) each Service Provider acknowledges and agrees that it will acquire no right, title or interest (including any license rights or rights of use) to any work product resulting from the provision of Services hereunder for the Receiving Party's exclusive use and such work product shall remain the exclusive property of the Receiving Party and (ii) each Receiving Party acknowledges and agrees that it will acquire no right, title or interest (other than a non-exclusive, worldwide right of use) to any work product resulting from the provision of Services hereunder that is not for the Receiving Party's exclusive use and such work product shall remain the exclusive property, subject to license, of the Service Provider.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

IAC/INTERACTIVECORP
By:	Name: Title:
EXPEDIA, INC.
By:	Name: Title:

ANNEX I

• BANK OF AMERICA TOWER, 701 FIFTH AVENUE, SUITE 4640 • SEATTLE, WASHINGTON 98104 • 206-264-2600 • FAX 206-264-2605

DUFF & PHELPS, LLC

June 7, 2005

Board of Directors
IAC/InterActiveCorp
152 West 57th Street, 40th Floor
New York, NY 10019

Dear Directors:

        You have retained Duff & Phelps, LLC as independent financial and investment analysts to provide an opinion as to the solvency and capitalization of IAC/InterActiveCorp ("IAC" or the "Company") after giving effect to a spin-off of Expedia, Inc., a Delaware corporation ("Expedia") and a wholly-owned subsidiary of the Company (the "Spin-Off"). After the Spin-Off, Expedia will be an independent, separately traded public company that will consist of IAC's travel and travel-related businesses, subsidiaries and investments (other than Interval International and TV Travel Shop, which IAC will retain) and TripAdvisor. Following the Spin-Off, IAC will continue to own and operate its remaining businesses as an independent, separately traded public company. We understand that the Company will effect the Spin-Off via amendments to the Company's certificate of incorporation (the "Charter Amendments") that will:

  •
  Reclassify each share of IAC $0.01 par value common stock ("Old IAC Common Stock") into one share of IAC $0.001 par value common stock ("New IAC Common Stock") and 1/100 of a share of IAC Series 1 Mandatory Exchangeable Preferred Stock that will automatically exchange into one share of Expedia $0.001 par value common stock ("Expedia Common Stock") immediately following the reclassification; and

  •
  Reclassify each share of IAC $0.01 par value Class B common stock ("Old IAC Class B Common Stock") into one share of IAC $0.001 par value Class B common stock ("New IAC Class B Common Stock," and together with the New IAC Common Stock, the "New IAC Common Shares") and 1/100 of a share of IAC Series 2 Mandatory Exchangeable Preferred Stock that will automatically exchange into one share of Expedia $0.001 par value Class B common stock ("Expedia Class B Common Stock," and together with the Expedia Common Stock, the "Expedia Common Shares") immediately following the reclassification.

        Following the effective time of the Charter Amendments, IAC will distribute all of the Expedia Common Shares that it owns to the holders of New IAC Common Shares on a one-for-one basis. Upon completion of the Proposed Transaction, the holders of Old IAC Common Shares immediately prior to the Proposed Transaction, will initially own all of the New IAC Common Shares and the Expedia Common Shares immediately following the Spin-Off.

        Certain terms used herein are defined in Appendix A to this letter and, for the purposes of this letter, shall only have the meanings set forth in Appendix A.

        The Board of Directors of the Company has requested us to determine whether, as of June 7, 2005, after giving effect to the Spin-Off:

  1)
  The fair value and present fair salable value of the aggregate assets of the Company will exceed the total stated value of the Company's liabilities, as well as all contingent liabilities identified to us by the Company;

    Board of Directors
    IAC/InterActiveCorp
    June 7, 2005

  2)
  The Company will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged, as management has indicated such businesses are now conducted and as management has indicated such businesses are proposed to be conducted following consummation of the Spin-Off;

  3)
  The Company will be able to pay its respective stated liabilities, as well as any identified contingent liabilities, as they mature; and

  4)
  The fair value and present fair salable value of the aggregate assets of the Company will exceed its stated liabilities, as well as identified contingent liabilities, by an amount greater than the aggregate par value of its issued capital stock.

        In the course of our assignment, we discussed with senior management of the Company the history, current operations, and probable future outlook of the Company following the Spin-Off. Our financial analysis is based on audited financial statements for the Company for the fiscal years ended December 31, 2000 through 2004, un-audited interim financial statements for the Company for the three months ended March 31, 2005 and March 31, 2004, unaudited segment financial information for the Company during those periods, unaudited preliminary pro forma financial information for the Company (including IAC combined financials with Cornerstone Brands, Inc. and Ask Jeeves, Inc.) for the three months ended March 31, 2005 (as available to us on June 7, 2005), and other internal management documents provided to us, including certain financial projections.

        We have assumed that there has been no material adverse change in the assets, financial condition, business, or prospects of the Company on a pro forma basis since the date of the most recent financial statements made available to us. The Company also provided a pro forma schedule of assets and liabilities for the Company after giving effect to the Spin-Off, including identified contingent liabilities. Duff & Phelps has not verified the accuracy of these representations.

        Our analysis included a review of the financial projections provided by Company management, supplemented by discussions with management and other investigations we deemed appropriate regarding the reasonableness and completeness of the underlying assumptions. In addition, we developed our own financial projections, including cash flow forecasts over the term of the 6 3/4% Senior Notes due 2005 and the 7% Senior Notes due 2013 based on the Company's financial projections, statements by management as to their plans and intentions, our investigation and understanding of the business, and other information we deemed appropriate. The Company's post-transaction capital structure and cash flow generating ability were compared with those of companies engaged in comparable businesses.

        As part of our analysis, we inquired of senior management and of the officials of the Company having principal responsibility for financial reporting and accounting matters whether they were aware of any events (including the Spin-Off), conditions, or prospects that might cause the Company to: 1) incur additional obligations that would cause the fair salable value of its assets to be less than the stated value of its liabilities, including all identified contingent liabilities; 2) engage in a business for which the Company would have an unreasonably small amount of capital; or 3) be unable to pay its stated liabilities, including identified contingent liabilities, as they mature.

Board of Directors
IAC/InterActiveCorp
June 7, 2005

        We obtained industry information and data on comparable companies used as background for our analysis and valuation from regularly published sources. We did not independently verify either the information obtained from Company management, including certain assumptions used in developing our financial projections, or that obtained from published sources.

        Based on all factors we regard as relevant and assuming the accuracy and completeness of the information provided to us and assuming the substantial continuity of current economic, competitive, and financial conditions, it is our opinion that as of June 7, 2005 after giving effect to the consummation of the Spin-Off:

  1)
  The fair value and present fair salable value of the aggregate assets of the Company will exceed the total stated value of the Company's liabilities, as well as all contingent liabilities identified to us by the Company;

  2)
  The Company will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged, as management has indicated such businesses are now conducted and as management has indicated such businesses are proposed to be conducted following consummation of the Spin-Off;

  3)
  The Company will be able to pay its respective stated liabilities, as well as any identified contingent liabilities, as they mature; and

  4)
  The fair value and present fair salable value of the aggregate assets of the Company will exceed its stated liabilities, as well as identified contingent liabilities, by an amount greater than the aggregate par value of its issued capital stock.

        Our liability in connection with this letter shall be limited in accordance with the terms set forth in Appendix B to this letter. This letter is intended for the information of the Board of Directors of the Company in connection with its evaluation of the Spin-Off. We hereby consent to the inclusion of this letter in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Spin-Off.

Respectfully submitted,

DUFF & PHELPS, LLC

APPENDIX A

DEFINITIONS OF TERMS USED IN THIS LETTER

        "Fair salable value" of the Company's assets means the aggregate amount of consideration (as of the date hereof and without deduction for costs of sale or taxes, if any) that could be expected to be realized from an interested purchaser aware of all relevant information, by a seller, equally informed, who is interested in disposing of the entire operation as a going concern, presuming the business will be continued in its present form and character within an approximate one (1) year time frame. This definition does not contemplate a distress sale.

        "Stated value of the Company's liabilities, including all contingent liabilities" means solely the stated amount of liabilities as represented in the Company's post-transaction, unaudited preliminary combined pro forma balance sheet as of March 31, 2005 (as available to us on June 7, 2005), and contingent liabilities as identified to us and valued by officers of the Company in a letter to us dated June 7, 2005, without any independent verification by us.

        "Not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged" and "able to pay its stated liabilities, including identified contingent liabilities, as they mature" mean that the Company will be able to generate enough cash from either operations, asset dispositions, or refinancing to meet its stated obligations and those contingent liabilities identified to us by management.

ANNEX J

IAC/INTERACTIVECORP
2005 STOCK AND ANNUAL INCENTIVE PLAN

SECTION 1.    Purpose; Definitions

        The purpose of this Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock and incentive plan providing incentives directly linked to shareholder value. Certain terms used herein have definitions given to them in the first place in which they are used. In addition, for purposes of this Plan, the following terms are defined as set forth below:

          (a)   "Affiliate" means a corporation or other entity controlled by, controlling or under common control with, the Company.

          (b)   "Applicable Exchange" means Nasdaq or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

          (c)   "Award" means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or other stock-based award granted pursuant to the terms of this Plan.

          (d)   "Award Agreement" means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.

          (e)   "Beneficial Ownership" shall have the meaning given in Rule 13d-3 promulgated under the Exchange Act.

          (f)    "Board" means the Board of Directors of the Company.

          (g)   "Bonus Award" means a bonus award made pursuant to Section 9.

          (h)   "Cause" means, unless otherwise provided in an Award Agreement, (i) "Cause" as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) the willful or gross neglect by a Participant of his employment duties; (B) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by a Participant; (C) a material breach by a Participant of a fiduciary duty owed to the Company or any of its subsidiaries; (D) a material breach by a Participant of any nondisclosure, non-solicitation or non-competition obligation owed to the Company or any of its Affiliates; or (E) before a Change in Control, such other events as shall be determined by the Committee and set forth in a Participant's Award Agreement. Notwithstanding the general rule of Section 2(c), following a Change in Control, any determination by the Committee as to whether "Cause" exists shall be subject to de novo review.

          (i)    "Change in Control" has the meaning set forth in Section 10(b).

          (j)    "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

          (k)   "Commission" means the Securities and Exchange Commission or any successor agency.

          (l)    "Committee" has the meaning set forth in Section 2(a).

          (m)  "Common Stock" means common stock, par value $.01 per share, of the Company.

          (n)   "Company" means IAC/InterActiveCorp, a Delaware corporation or its successor.

          (o)   "Disability" means (i) "Disability" as defined in any Individual Agreement to which the Participant is a party, (ii) if there is no such Individual Agreement or it does not define "Disability," (A) permanent and total disability as determined under the Company's long-term disability plan applicable to the Participant, or (B) if there is no such plan applicable to the

  Participant or the Committee determines otherwise in an applicable Award Agreement, "Disability" as determined by the Committee.

          (p)   "Disaffiliation" means a Subsidiary's or Affiliate's ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

          (q)   "EBITA" means for any period, operating profit (loss) plus (i) amortization, including goodwill impairment, (ii) amortization of non-cash distribution and marketing expense and non-cash compensation expense, (iii) disengagement expenses, (iv) restructuring charges, (v) non-cash write-downs of assets or goodwill, (vi) charges relating to disposal of lines of business, (vii) litigation settlement amounts and (viii) costs incurred for proposed and completed acquisitions.

          (r)   "EBITDA" means for any period, operating profit (loss) plus (i) depreciation and amortization, including goodwill impairment, (ii) amortization of cable distribution fees, (iii) amortization of non-cash distribution and marketing expense and non-cash compensation expense, (iv) disengagement expenses, (v) restructuring charges, (vi) non-cash write-downs of assets or goodwill, (vii) charges relating to disposal of lines of business, (viii) litigation settlement amounts and (ix) costs incurred for proposed and completed acquisitions.

          (s)   "Eligible Individuals" means directors, officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates.

          (t)    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

          (u)   "Fair Market Value" means, if the Common Stock is listed on a national securities exchange, as of any given date, the closing price for the Common Stock on such date on the Applicable Exchange, or if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares were traded, all as reported by such source as the Committee may select. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion.

          (v)   "Free-Standing SAR" has the meaning set forth in Section 5(b).

          (w)  "Grant Date" means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award or the formula for earning a number of shares or cash amount, or (ii) such later date as the Committee shall provide in such resolution.

          (x)   "Group" shall have the meaning given in Section 13(d)(3) and 14(d)(2) of the Exchange Act.

          (y)   "Incentive Stock Option" means any Option that is designated in the applicable Award Agreement as an "incentive stock option" within the meaning of Section 422 of the Code, and that in fact so qualifies.

          (z)   "Individual Agreement" means an employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates.

          (aa) "Nonqualified Option" means any Option that is not an Incentive Stock Option.

          (bb) "Option" means an Award granted under Section 5.

          (cc) "Participant" means an Eligible Individual to whom an Award is or has been granted.

          (dd) "Performance Goals" means the performance goals established by the Committee in connection with the grant of Restricted Stock, Restricted Stock Units or Bonus Awards or other stock-based awards. In the case of Qualified-Performance Based Awards that are intended to qualify under Section 162(m)(4), (i) such goals shall be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, net profit after tax, EBITDA, EBITA, gross profit, cash generation, unit volume, market share, sales, asset quality, earnings per share, operating income, revenues, return on assets, return on operating assets, return on equity, profits, total shareholder return (measured in terms of stock price appreciation and/or dividend growth), cost saving levels, marketing-spending efficiency, core non-interest income, change in working capital, return on capital, and/or stock price, with respect to the Company or any Subsidiary, Affiliate, division or department of the Company that are intended to qualify under Section 162(m)(4)(c) of the Code and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations. Such Performance Goals also may be based upon the attaining of specified levels of Company, Subsidiary, Affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries.

          (ee) "Plan" means this InterActiveCorp 2005 Stock and Annual Incentive Plan, as set forth herein and as hereafter amended from time to time.

          (ff)  "Plan Year" means the calendar year or, with respect to Bonus Awards, the Company's fiscal year if different.

          (gg) "Qualified Performance-Based Award" means an Award intended to qualify for the Section 162(m) Exemption, as provided in Section 11.

          (hh) "Restricted Stock" means an Award granted under Section 6.

          (ii)   "Restricted Stock Units" means an Award granted under Section 7.

          (jj)   "Resulting Voting Power" shall mean the outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from a Business Combination (including, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries).

          (kk) "Retirement" means retirement from active employment with the Company, a Subsidiary or Affiliate at or after the Participant's attainment of age 65.

          (ll)   "Section 162(m) Exemption" means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

          (mm) "Share" means a share of Common Stock.

          (nn) "Stock Appreciation Right" has the meaning set forth in Section 5(b).

          (oo) "Subsidiary" means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

          (pp) "Tandem SAR" has the meaning set forth in Section 5(b).

          (qq) "Term" means the maximum period during which an Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.

          (rr)  "Termination of Employment" means the termination of the applicable Participant's employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, if a Participant's employment with, or membership on a board of directors of, the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee director capacity or as an employee, as applicable, such change in status shall not be deemed a Termination of Employment. A Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of, or member of the board of directors of, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment.

SECTION 2. Administration

        (a)    Committee.    The Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board as the Board may from time to time designate (the "Committee"), which shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. The Committee shall, subject to Section 11, have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Among other things, the Committee shall have the authority, subject to the terms of the Plan:

            (i)  to select the Eligible Individuals to whom Awards may from time to time be granted;

           (ii)  to determine whether and to what extent Incentive Stock Options, Nonqualified Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, other stock-based awards, or any combination thereof, are to be granted hereunder;

          (iii)  to determine the number of Shares to be covered by each Award granted hereunder;

          (iv)  to determine the terms and conditions of each Award granted hereunder, based on such factors as the Committee shall determine;

           (v)  subject to Section 12, to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time;

          (vi)  to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

         (vii)  to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);

        (viii)  to establish any "blackout" period that the Committee in its sole discretion deems necessary or advisable; and

          (ix)  to otherwise administer the Plan.

        (b)    Procedures.

            (i)  The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and subject to Section 11, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.

           (ii)  Subject to Section 11(c), any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

        (c)    Discretion of Committee.    Subject to Section 1(g), any determination made by the Committee or by an appropriately delegated officer pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Participants, and Eligible Individuals.

        (d)    Award Agreements.    The terms and conditions of each Award, as determined by the Committee, shall be set forth in an Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall not be subject to the Award Agreement's being signed by the Company and/or the Participant receiving the Award unless specifically so provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 12 hereof.

SECTION 3. Common Stock Subject to Plan

        (a)    Plan Maximums.    The maximum number of Shares that may be delivered pursuant to Awards under the Plan shall be 25,000,000. Shares subject to an Award under the Plan may be authorized and unissued Shares or may be treasury Shares.

        (b)    Individual Limits.    No Participant may be granted Awards covering in excess of 10,000,000 Shares during the term of the Plan.

        (c)    Rules for Calculating Shares Delivered.

            (i)  To the extent that any Award is forfeited, or any Option and the related Tandem SAR (if any) or Free-Standing SAR terminates, expires or lapses without being exercised, or any Award is settled for cash, the Shares subject to such Awards not delivered as a result thereof shall again be available for Awards under the Plan.

           (ii)  If the exercise price of any Option and/or the tax withholding obligations relating to any Award are satisfied by delivering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued net of the Shares delivered or attested to shall be deemed delivered for purposes of the limits set forth in Section 3(a). To the extent any Shares subject to an Award are withheld to satisfy the exercise price (in the case of an Option) and/or the tax withholding obligations relating to such Award, such Shares shall not be deemed to have been delivered for purposes of the limits set forth in Section 3(a).

        (d)    Adjustment Provision.    In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a "Share Change"), or (ii) a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, Disaffiliation, or similar event affecting the Company or any of its Subsidiaries (each, a "Corporate Transaction"), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan (provided, that, there will be no adjustment under this clause (A) with respect to the reverse stock split that is subject to approval by the stockholders of the Company on the date the Plan is subject to approval by the stockholders of the Company), (B) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Options and Stock Appreciation Rights. In the case of Corporate Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which shareholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (2) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (3) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). Any adjustment under this Section 3(d) need not be the same for all Participants.

        (e)    Section 409A.    Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 3(d) to Awards that are considered "deferred compensation" within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 3(d) to Awards that are not considered "deferred compensation" subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code; and (iii) in any event, neither the Committee nor the Board shall have the authority to make any adjustments pursuant to Section 3(d) to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the Grant Date to be subject thereto.

SECTION 4. Eligibility

        Awards may be granted under the Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code).

SECTION 5. Options and Stock Appreciation Rights

        (a)    Types of Options.    Options may be of two types: Incentive Stock Options and Nonqualified Options. The Award Agreement for an Option shall indicate whether the Option is intended to be an Incentive Stock Option or a Nonqualified Option.

        (b)    Types and Nature of Stock Appreciation Rights.    Stock Appreciation Rights may be "Tandem SARs," which are granted in conjunction with an Option, or "Free-Standing SARs," which are not granted in conjunction with an Option. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or both, in value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Common Stock or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.

        (c)    Tandem SARs.    A Tandem SAR may be granted at the Grant Date of the related Option or, in the case of a related Nonqualified Option, at any time after the Grant Date thereof while the related Nonqualified Option remains outstanding. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Option is exercisable in accordance with the provisions of this Section 5, and shall have the same exercise price as the related Option. A Tandem SAR shall terminate or be forfeited upon the exercise or forfeiture of the related Option, and the related Option shall terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.

        (d)    Exercise Price.    The exercise price per Share subject to an Option or Free-Standing SAR shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a share of the Common Stock on the applicable Grant Date. In no event may any Option or Free-Standing SAR granted under this Plan be amended, other than pursuant to Section 3(d), to decrease the exercise price thereof or otherwise be subject to any action that would be treated, for accounting purposes, as a "repricing" of such Option or Free-Standing SAR, unless such amendment, cancellation, or action is approved by the Company's shareholders.

        (e)    Term.    The Term of each Option and each Free-Standing SAR shall be fixed by the Committee, but shall not exceed ten years from the Grant Date in the case of an Incentive Stock Option.

        (f)    Vesting and Exercisability.    Except as otherwise provided herein, Options and Free-Standing SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Option or Free-Standing SAR will become exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Option or Free-Standing SAR.

        (g)    Method of Exercise.    Subject to the provisions of this Section 5, Options and Free-Standing SARs may be exercised, in whole or in part, at any time during the applicable Term by giving written notice of exercise to the Company or through the procedures established with the Company's appointed third-party Option administrator specifying the number of Shares as to which the Option or Free-Standing SAR is being exercised; provided, however, that, unless otherwise permitted by the Committee, any such exercise must be with respect to a portion of the applicable Option or Free-Standing SAR relating to no less than the lesser of the number of Shares then subject to such Option or Free-Standing SAR or 100 Shares. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the purchase price (which shall equal the product of such number of Shares multiplied by the applicable exercise price) by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made as follows:

            (i)  Payments may be made in the form of unrestricted Shares (by delivery of such Shares or by attestation) of the same class as the Common Stock subject to the Option already owned by the Participant (based on the Fair Market Value of the Common Stock on the date the Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares of the same class as the Common Stock subject to the Option may be authorized only at the time the Option is granted.

           (ii)  To the extent permitted by applicable law, payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms. To the extent permitted by applicable law, the Committee may also provide for Company loans to be made for purposes of the exercise of Options.

          (iii)  Payment may be made by instructing the Committee to withhold a number of Shares having a Fair Market Value (based on the Fair Market Value of the Common Stock on the date the applicable Option is exercised) equal to the product of (A) the exercise price multiplied by (B) the number of Shares in respect of which the Option shall have been exercised.

        (h)   Delivery; Rights of Shareholders.    No Shares shall be delivered pursuant to the exercise of an Option until the exercise price therefor has been fully paid and applicable taxes have been withheld. Except as otherwise provided in Section 5(k) below, the applicable Participant shall have all of the rights of a shareholder of the Company holding the class or series of Common Stock that is subject to the Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares and the right to receive dividends), when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 14(a), and (iii) in the case of an Option, has paid in full for such Shares.

        (i)    Terminations of Employment.    Subject to Section 10(c), a Participant's Options and Stock Appreciation Rights shall be forfeited upon such Participant's Termination of Employment, except as set forth below:

            (i)  Upon a Participant's Termination of Employment by reason of death, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of the date of such death and (B) the expiration of the Term thereof;

           (ii)  Upon a Participant's Termination of Employment by reason of Disability or Retirement, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of such Termination of Employment and (B) the expiration of the Term thereof;

          (iii)  Upon a Participant's Termination of Employment for Cause, any Option or Stock Appreciation Right held by the Participant shall be forfeited, effective as of such Termination of Employment;

          (iv)  Upon a Participant's Termination of Employment for any reason other than death, Disability, Retirement or for Cause, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the 90th day following such Termination of Employment and (B) expiration of the Term thereof; and

           (v)  Notwithstanding the above provisions of this Section 5(i), if a Participant dies after such Participant's Termination of Employment but while any Option or Stock Appreciation Right remains exercisable as set forth above, such Option or Stock Appreciation Right may be exercised at any time until the later of (A) the earlier of (1) the first anniversary of the date of such death and (2) expiration of the Term thereof and (B) the last date on which such Option or Stock Appreciation Right would have been exercisable, absent this Section 5(i)(v).

Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment; provided, however, that if such rules are less favorable to the Participant than those set forth above, such rules are set forth in the applicable Award Agreement. If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Option will thereafter be treated as a Nonqualified Option.

        (j)    Nontransferability of Options and Stock Appreciation Rights.    No Option or Free-Standing SAR shall be transferable by a Participant other than (i) by will or by the laws of descent and distribution, or (ii) in the case of a Nonqualified Option or Free-Standing SAR, pursuant to a qualified domestic relations order or as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the Participant's family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, "family member" shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto. A Tandem SAR shall be transferable only with the related Option as permitted by the preceding sentence. Any Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to this Section 5(j), it being understood that the term "Participant" includes such guardian, legal representative and other transferee; provided, however, that the term "Termination of Employment" shall continue to refer to the Termination of Employment of the original Participant.

        (k)   Deferral of Option Shares.    The Committee may from time to time establish procedures pursuant to which a Participant may elect to defer, until a time or times later than the exercise of an Option, receipt of all or a portion of the Shares subject to such Option and/or to receive cash at such later time or times in lieu of such deferred shares, all on such terms and conditions as the Committee shall determine. If any such deferrals are permitted, then notwithstanding Section 5(g), a Participant who elects such deferral shall not have any rights as a stockholder with respect to such deferred shares unless and until shares are actually delivered to such Participant with respect thereto, except to the extent otherwise determined by the Committee.

SECTION 6.    Restricted Stock

        (a)   Nature of Awards and Certificates.    Shares of Restricted Stock are actual Shares issued to a Participant, and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of the applicable Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

    "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the IAC/InterActiveCorp 2005 Stock and Annual Incentive Plan and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of IAC/InterActiveCorp, 152 West 57th Street, New York, New York."

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

        (b)   Terms and Conditions.    Shares of Restricted Stock shall be subject to the following terms and conditions:

            (i)  The Committee may, prior to or at the time of grant, designate an Award of Restricted Stock as a Qualified Performance-Based Award, in which event it shall condition the grant or vesting, as applicable, of such Restricted Stock upon the attainment of Performance Goals. If the Committee does not designate an Award of Restricted Stock as a Qualified Performance-Based Award, it may also condition the grant or vesting thereof upon the attainment of Performance Goals. Regardless of whether an Award of Restricted Stock is a Qualified Performance-Based Award, the Committee may also condition the grant or vesting thereof upon the continued service of the Participant. The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. Subject to Section 11(b), the Committee may at any time, in its sole discretion, accelerate or waive, in whole or in part, any of the foregoing restrictions.

           (ii)  Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Award for which such Participant's continued service is required (the "Restriction Period"), and until the later of (A) the expiration of the Restriction Period and (B) the date the applicable Performance Goals (if any) are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock.

          (iii)  Except as provided in this Section 6 and in the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Award Agreement and subject to Section 14(e), (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, and (B) subject to any adjustment pursuant to Section 3(d), dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock.

          (iv)  Except as otherwise set forth in the applicable Award Agreement, upon a Participant's Termination of Employment for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all Shares of Restricted Stock still subject to restriction shall be forfeited by such Participant; provided, however, that subject to Section 11(b), the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant's Shares of Restricted Stock.

           (v)  If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates.

SECTION 7.    Restricted Stock Units

        (a)   Nature of Award.    Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, either by delivery of Shares to the Participant or by the payment of cash based upon the Fair Market Value of a specified number of Shares.

        (b)   Terms and Conditions.    Restricted Stock Units shall be subject to the following terms and conditions:

            (i)  The Committee may, in connection with the grant of Restricted Stock Units, designate them as Qualified Performance-Based Awards, in which event it shall condition the grant or vesting thereof upon the attainment of Performance Goals. If the Committee does not designate Restricted Stock Units as Qualified Performance-Based Awards, it may also condition the grant or vesting thereof upon the attainment of Performance Goals. Regardless of whether Restricted Stock Units are Qualified Performance-Based Awards, the Committee may also condition the vesting thereof upon the continued service of the Participant. The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. Subject to Section 11(b), the Committee may at any time, in its sole discretion, accelerate or waive, in whole or in part, any of the foregoing restrictions. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest or at a later time specified by the Committee or in accordance with an election of the Participant, if the Committee so permits.

           (ii)  Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Units

  Award for which such Participant's continued service is required (the "Restriction Period"), and until the later of (A) the expiration of the Restriction Period and (B) the date the applicable Performance Goals (if any) are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.

          (iii)  The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive current or deferred payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Section 14(e) below).

          (iv)  Except as otherwise set forth in the applicable Award Agreement, upon a Participant's Termination of Employment for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all Restricted Stock Units still subject to restriction shall be forfeited by such Participant; provided, however, that subject to Section 11(b), the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant's Restricted Stock Units.

SECTION 8.    Other Stock-Based Awards

        Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon or settled in, Common Stock, including (without limitation), unrestricted stock, performance units, dividend equivalents, and convertible debentures, may be granted under the Plan.

SECTION 9.    Bonus Awards

        (a)   Determination of Awards.    The Committee shall determine the total amount of Bonus Awards for each Plan Year or such shorter performance period as the Committee may establish in its sole discretion. Prior to the beginning of the Plan Year or such shorter performance period as the Committee may establish in its sole discretion (or such later date as may be prescribed by the Internal Revenue Service under Section 162(m) of the Code), the Committee shall establish Performance Goals for Bonus Awards for the Plan Year or such shorter period; provided, that such Performance Goals may be established at a later date for Participants who are not Covered Employees. Bonus amounts payable to any individual Participant with respect to a Plan Year will be limited to a maximum of $10 million. For performance periods that are shorter than a Plan Year, such $10 million maximum may be pro-rated if so determined by the Committee. To the extent provided by the Committee, a Participant may elect to defer receipt of amounts payable under a Bonus Award for a specified period, or until a specified event, subject in each case to the Committee's approval and to such terms as are determined by the Committee.

        (b)   Payment of Awards.    Bonus Awards under the Plan shall be paid in cash or in shares of Common Stock (valued at Fair Market Value as of the date of payment) as determined by the Committee, as soon as practicable following the close of the Plan Year or such shorter performance period as the Committee may establish. The Bonus Award for any Plan Year or such shorter performance period to any Participant may be reduced or eliminated by the Committee in its discretion.

SECTION 10.    Change in Control Provisions

        (a)   Impact of Event/Single Trigger.    Unless otherwise provided in the applicable Award Agreement and subject to Section 14(k)(ii), notwithstanding any other provision of the Plan to the contrary, immediately upon the occurrence of a Change in Control, with respect to Awards held by officers of the Company (and not the Company's Subsidiaries) with a title of Senior Vice President or above as of immediately prior to the Change in Control, and with respect to all other Participants solely to the extent provided in the applicable Award Agreement:

            (i)  any Options and Stock Appreciation Rights outstanding which are not then exercisable and vested shall become fully exercisable and vested;

           (ii)  the restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable; and

          (iii)  all Restricted Stock Units shall be considered to be earned and payable in full, and any deferral or other restriction shall lapse and such Restricted Stock Units shall be settled as promptly as is practicable in (subject to Section 3(d)) the form set forth in the applicable Award Agreement.

        (b)   Definition of Change in Control.    For purposes of the Plan, unless otherwise provided in an option agreement or other agreement relating to an Award, a "Change in Control" shall mean the happening of any of the following events:

            (i)  The acquisition by any individual, entity or Group (a "Person"), other than Barry Diller, Liberty Media Corporation, their respective Affiliates, any Group including any of the foregoing, or the Corporation, of Beneficial Ownership of equity securities of the Corporation representing more than 50% of the voting power of the then outstanding equity securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that (A) for purposes of this subsection any Group including Liberty Media Corporation or its Affiliates (but excluding Barry Diller) shall be excluded only so long as they own over 50% of the aggregate economic ownership held by such Group, and (B) any acquisition that would constitute a Change of Control under this subsection (i) that is also a Business Combination shall be determined exclusively under subsection (iii) below; or

           (ii)  Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the Incumbent Directors at such time, or whose election was not opposed by Barry Diller voting as a stockholder so long as he is the Chairman and Chief Executive Officer (or senior executive officer) of the Corporation, shall become an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (iii)  Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Corporation, the purchase of assets or stock of another entity, or other similar corporate transaction (a "Business Combination"), in each case, unless immediately following such Business Combination, (A) more than 50% of the Resulting Voting Power shall reside in Outstanding Corporation Voting Securities retained by the Corporation's stockholders in the Business Combination and/or voting securities received by such stockholders in the Business Combination on account of Outstanding Corporation Voting Securities, and (B) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination were Incumbent Directors at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

          (iv)  Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

        (c)   Impact of Event/Double Trigger.    Unless otherwise provided in the applicable Award Agreement and subject to Section 14(k)(ii), notwithstanding any other provision of this Plan to the contrary, upon a Participant's Termination of Employment, during the two-year period following a Change in Control, by the Company other than for Cause or Disability or by the Participant for Good Reason (as defined below):

            (i)  any Options and Stock Appreciation Rights outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control (including any Options and Stock Appreciation Rights that became vested pursuant to Section 10(a)) shall be fully exercisable and vested and shall remain exercisable until the later of (i) the last date on which such Option or Stock Appreciation Right would be exercisable in the absence of this Section 10(c) and (ii) the earlier of (A) the first anniversary of such Change in Control and (B) expiration of the Term of such Option or Stock Appreciation Right;

           (ii)  the restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall become free of all restrictions and become fully vested and transferable; and

          (iii)  all Restricted Stock Units outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall be considered to be earned and payable in full, and any deferral or other restriction shall lapse and such Restricted Stock Units shall be settled as promptly as is practicable in (subject to Section 3(d)) the form set forth in the applicable Award Agreement.

        (d)   For purposes of this Section 10, "Good Reason" means (i) "Good Reason" as defined in any Individual Agreement or Award Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Good Reason, without the Participant's prior written consent: (A) a reduction in the Participant's rate of annual base salary from the rate of annual base salary in effect for such Participant immediately prior to the Change in Control, (B) a relocation of the Participant's principal place of business more than 35 miles from the city in which such Participant's principal place of business was located immediately prior to the Change in Control or (C) a material and demonstrable adverse change in the nature and scope of the Participant's duties from those in effect immediately prior to the Change in Control.

SECTION 11.    Qualified Performance-Based Awards; Section 16(b)

        (a)   The provisions of this Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Participant who is or may be a "covered employee" (within the meaning of Section 162(m)(3) of the Code) in the tax year in which such Option or Stock Appreciation Right is expected to be deductible to the Company qualify for the Section 162(m) Exemption, and all such Awards shall therefore be considered Qualified Performance-Based Awards and this Plan shall be interpreted and operated consistent with that intention (including, without limitation, to require that all such Awards be granted by a committee composed solely of members who satisfy the requirements for being "outside directors" for purposes of the Section 162(m) Exemption ("Outside Directors")). When granting any Award other than an Option or Stock Appreciation Right, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that (i) the recipient is or may be a "covered employee" (within the meaning of Section 162(m)(3) of the Code) with respect to such Award, and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption, and the terms of any such Award (and of the grant thereof) shall be consistent with such designation (including, without limitation, that all such Awards be granted by a committee composed solely of Outside Directors).

        (b)   Each Qualified Performance-Based Award (other than an Option or Stock Appreciation Right) shall be earned, vested and payable (as applicable) only upon the achievement of one or more Performance Goals, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate, and no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under this Plan with respect to a Qualified Performance-Based Award under this Plan, in any manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption; provided, however, that (i) the Committee may provide, either in connection with the grant of the applicable Award or by amendment thereafter, that achievement of such Performance Goals will be waived upon the death or Disability of the Participant or a Termination of Employment by the Company without Cause or by the Participant for "good reason" (as such term may be defined in any applicable Award Agreement or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify for the Section 162(m) Exemption as of the Grant Date, and (ii) the provisions of Section 10 shall apply notwithstanding this Section 11(b).

        (c)   The full Board shall not be permitted to exercise authority granted to the Committee to the extent that the grant or exercise of such authority would cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption.

        (d)   The provisions of this Plan are intended to ensure that no transaction under the Plan is subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act ("Section 16(b)"). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

SECTION 12.    Term, Amendment and Termination

        (a)   Effectiveness.    The Plan shall be effective as of the date (the "Effective Date") it is adopted by the Board, subject to the approval by the holders of at least a majority of the voting power represented by outstanding capital stock of the Company that is entitled generally to vote in the election of directors.

        (b)   Termination.    The Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

        (c)   Amendment of Plan.    The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Participant with respect to a previously granted Award without such Participant's consent, except such an amendment made to comply with applicable law, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company's stockholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange.

        (d)   Amendment of Awards.    Subject to Section 5(d), the Committee may unilaterally amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption or without the Participant's consent materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

SECTION 13.    Unfunded Status of Plan

        It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

SECTION 14.    General Provisions

        (a)   Conditions for Issuance.    The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

        (b)   Additional Compensation Arrangements.    Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

        (c)   No Contract of Employment.    The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

        (d)   Required Taxes.    No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. If determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

        (e)   Limitation on Dividend Reinvestment and Dividend Equivalents.    Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 14(e).

        (f)    Designation of Death Beneficiary.    The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant's death are to be paid or by whom any rights of such eligible Individual, after such Participant's death, may be exercised.

        (g)   Subsidiary Employees.    In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or canceled should revert to the Company.

        (h)   Governing Law and Interpretation.    The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

        (i)    Non-Transferability.    Except as otherwise provided in Section 5(j) or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

        (j)    Foreign Employees and Foreign Law Considerations.    The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

        (k)   Section 409A Savings Clause.

            (i)  It is the intention of the Company that no Award shall be "deferred compensation" subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided below, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly.

           (ii)  The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or shares of Common Stock pursuant thereto and any rules regarding treatment of such Awards in the event of a Change in Control, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Section 409A of the Code.

          (iii)  Following a Change in Control, no action shall be taken under the Plan that will cause any Award that the Committee has previously determined is subject to Section 409A of the Code to fail to comply in any respect with Section 409A of the Code without the written consent of the Participant.

ANNEX K

AUDIT COMMITTEE CHARTER
IAC/INTERACTIVECORP
(March 2005)

Purpose

        The Audit Committee is appointed by the Board to oversee the accounting and financial reporting processes of the Company and the audits of the Company's financial statements. In that regard, the Audit Committee assists the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor's qualifications and independence, (3) the performance of the Company's internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

        The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the "Commission") to be included in the Company's annual proxy statement.

Committee Membership

        The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of NASDAQ and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the "Exchange Act"). All members of the Audit Committee shall be able to read and understand fundamental financial statements. No member of the Audit Committee shall have participated in the preparation of the financial statements of the Company in the past three years. These membership requirements shall be subject to exemptions and cure periods permitted by NASDAQ and SEC rules, as in effect from time to time.

        At least one member of the Audit Committee shall be an "audit committee financial expert" as defined by the Commission. The members of the Audit Committee shall be appointed and may be replaced by the Board.

Meetings

        The Audit Committee shall meet as often as it determines necessary but not less frequently than quarterly. The Audit Committee shall have the authority to meet periodically with management, the internal auditors and the independent auditor in separate executive sessions, and to have such other direct and independent interaction with such persons from time to time as the members of the Audit Committee deem necessary or appropriate. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Written minutes of Committee meetings shall be maintained.

Committee Authority and Responsibilities

        The Audit Committee shall have the sole authority to appoint, determine funding for, and oversee the outside auditors (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

        The Audit Committee shall pre-approve all auditing services, internal control-related services and permitted non-audit services to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

        The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to engage and determine funding for independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company and to any advisors employed by the Audit Committee, as well as funding for the payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

        The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

        In carrying out its responsibilities, the Audit Committee shall maintain flexibility in its policies and procedures, in order to best address changing conditions and circumstances.

        The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.
Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management's discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

2.
Review and discuss with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor's review of the quarterly financial statements.

3.
Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies.

4.
Review and discuss with management and the independent auditor any major issues as to the adequacy of the Company's internal controls, any special steps adopted in light of these issues and the adequacy of disclosures about changes in internal control over financial reporting.

5.
Review and discuss with management (including the senior internal audit executive) and the independent auditor the Company's internal controls report and the independent auditor's attestation of the report prior to the filing of the Company's Form 10-K.

6.
Review and discuss quarterly reports from the independent auditors on:

(a)
All critical accounting policies and practices to be used.

(b)
All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

  (c)
  Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

7.
Discuss with management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

8.
Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

9.
Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

10.
Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

11.
Review disclosures made to the Audit Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

12.
Ensure that a public announcement of the Company's receipt of an audit opinion that contains a going concern qualification is made promptly.

Oversight of the Company's Relationship with the Independent Auditor

13.
Review and evaluate the lead partner of the independent auditor team.

14.
Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor's internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor's independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

15.
Ensure the rotation of the lead (and coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

16.
Recommend to the Board policies for the Company's hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

17.
Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company's Internal Audit Function

18.
Review the appointment and replacement of the senior internal auditing executive.

19.
Review the significant reports to management prepared by the internal auditing department and management's responses.

20.
Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

21.
Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

22.
Discuss with management and the Company's senior internal auditing executive the Company's and its subsidiaries' compliance with applicable legal requirements and codes of conduct and confirm with the independent auditor that in the course of performing their duties they did not become aware of any violations by the Company or its subsidiaries of applicable law or codes of conduct. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's code of conduct.

23.
To the extent required by NASDAQ rules, approve all related party transactions.

24.
Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

25.
Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company's financial statements or accounting policies.

26.
Discuss with the Company's General Counsel legal matters that may have a material impact on the financial statements or the Company's compliance policies.

Limitation of Audit Committee's Role

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor. Additionally, the Audit Committee as well as the Board recognizes that members of the Company's management who are responsible for financial management, as well as the independent auditors, have more time, knowledge, and detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurances with respect to the Company's financial statements or any professional certifications as to the independent auditor's work.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

        Item 20.    Indemnification of Directors and Officers.

        Each Registrant's certificate of incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Each Registrant's bylaws provide that the directors and officers (and legal representatives of such directors and officers) will be indemnified to the fullest extent authorized by the Delaware General Corporation Law with respect to third-party actions, suits, investigations or proceedings provided that any such person has met the applicable standard of conduct set forth in the Delaware General Corporation Law described below. Each Registrant's bylaws further provide that directors and officers (and legal representatives of such directors and officers) will be indemnified with respect to actions or suits initiated by such person only if such action was first approved by the board of directors. Each Registrant's bylaws allow the Registrant to pay all expenses incurred by a director or officer (or legal representatives of such directors or officers) in defending any proceeding in which the scope of the indemnification provisions as such expenses are incurred in advance of its final disposition, upon an undertaking by such party to repay such expenses, if it is ultimately determined that such party was not entitled to indemnity by the Registrant. From time to time, each Registrant's officers and directors may be provided with indemnification agreements that are consistent with the foregoing provisions. Each Registrant has policies of directors' and officers' liability insurance which insure directors and officers against the costs of defense, settlement and/or payment of judgment under certain circumstances. Each Registrant believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

        Each Registrant is incorporated in the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Item 21.    Exhibits and Financial Statement Schedules.

        (a)    Exhibits.

        The Exhibit Index filed herewith is incorporated herein by reference.

        (b)    Financial Statement Schedules

        The following financial statement schedules are filed herewith:

Schedule Number
II	Valuation and Qualifying Accounts for IAC (incorporated by reference from IAC's Annual Report on Form 10-K for the fiscal year ended December 31, 2004)
II	Valuation and Qualifying Accounts for Expedia included in Annex D to the proxy statement/prospectus which forms a part of this registration statement

        Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

        (c)    Reports, Opinions or Appraisals

        To be filed by pre-effective amendment if applicable.

        Item 22.    Undertakings.

        Each undersigned Registrant hereby undertakes:

  (a)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b)
  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (c)
  That every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d)
  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e)
  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on June 16, 2005.

IAC/INTERACTIVECORP
By:	/s/ GREGORY R. BLATT Name: Gregory R. Blatt Title: Executive Vice President, General Counsel and Secretary

        IN WITNESS WHEREOF and pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of June 16, 2005.

Signature	Title

* Barry Diller	Chairman of the Board, Chief Executive Officer and Director
* Victor A. Kaufman	Vice Chairman and Director
* Thomas J. McInerney	Executive Vice President and Chief Financial Officer
* Michael H. Schwerdtman	Vice President and Controller (Chief Accounting Officer)

* Edgar Bronfman, Jr.	Director
* Donald R. Keough	Director
* Marie-Josée Kravis	Director
* Bryan Lourd	Director
* Steven Rattner	Director
* H. Norman Schwarzkopf	Director
* Alan G. Spoon	Director
* Diane Von Furstenberg	Director
*By:	/s/ GREGORY R. BLATT Gregory R. Blatt

SIGNATURES

        Pursuant to the requirements of the Securities Act, the co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on June 16, 2005.

EXPEDIA, INC.
By:	/s/ DARA KHOSROWSHAHI
Name: Dara Khosrowshahi
Title: Chief Executive Officer

        IN WITNESS WHEREOF and pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of June 16, 2005.

Signature	Title

/s/ DARA KHOSROWSHAHI Dara Khosrowshahi	Chief Executive Officer
/s/ MICHAEL H. SCHWERDTMAN Michael H. Schwerdtman	Chief Financial Officer and Chief Accounting Officer
/s/ THOMAS J. MCINERNEY Thomas J. McInerney	Director
/s/ GREGORY R. BLATT Gregory R. Blatt	Director

EXHIBIT INDEX

Exhibit No.	Document
2.1	Form of Separation Agreement (included as Annex E to the proxy statement/prospectus which is part of this Registration Statement)
3.1	Restated Certificate of Incorporation of IAC/InterActiveCorp(1)
3.2	Certificate of Ownership and Merger Changing Name from InterActiveCorp to IAC/InterActiveCorp(2)
3.3	Form of Restated Certificate of Incorporation of IAC/InterActiveCorp(3)
3.4	Amended and Restated Bylaws of IAC/InterActiveCorp(4)
3.5	Certificate of Incorporation of Expedia, Inc.(3)
3.6	Bylaws of Expedia, Inc.(3)
3.7	Form of Amended and Restated Certificate of Incorporation of Expedia, Inc.(3)
3.8	Form of Amended and Restated Bylaws of Expedia, Inc.(3)
4.1	Equity Warrant Agreement, dated as of February 4, 2002, between IAC/InterActiveCorp and The Bank of New York, as equity warrant agent(5)
4.2	Equity Warrant Agreement, dated as of May 7, 2002, between IAC/InterActiveCorp and The Bank of New York, as equity warrant agent(6)
4.3	Forms of Equity Warrant Agreement and Optionholder Equity Warrant Agreement, in each case, between IAC/InterActiveCorp and Mellon Investor Services LLC, as equity warrant agent(7)
4.4	Form of Expedia, Inc. Warrant Agreement(3)
4.5	Form of Certificate of Designations for Series A Cumulative Convertible Preferred Stock of IAC/InterActiveCorp(1)
4.6	Form of Certificate of Designations for Series B Cumulative Convertible Preferred Stock of IAC/InterActiveCorp(3)
4.7	Form of Certificate of Designations for Series A Cumulative Convertible Preferred Stock of Expedia, Inc.(3)
4.8	Specimen Expedia, Inc. Common Stock Certificate(3)
4.9	Specimen Expedia, Inc. Preferred Stock Certificate(3)
4.10	Form of Expedia, Inc. Warrant Certificate (filed as Exhibit A to Form of Expedia, Inc. Warrant Agreement)(3)
5.1	Opinion of Wachtell, Lipton, Rosen & Katz, as to the validity of the securities being registered
8.1	Opinion of Wachtell, Lipton, Rosen & Katz, as to certain material U.S. federal tax matters
10.1	Form of Tax Sharing Agreement (included as Annex F to the proxy statement/prospectus which is part of this Registration Statement)
10.2	Form of Employee Matters Agreement (included as Annex G to the proxy statement/prospectus which is part of this Registration Statement)
10.3	Form of Transition Services Agreement (included as Annex H to the proxy statement/prospectus which is part of this Registration Statement)
10.4*	Form of IAC/InterActiveCorp 2005 Stock and Annual Incentive Plan (included as Annex J to the proxy statement/prospectus which is part of this Registration Statement)

10.5*	Employment Agreement between William Ruckelshaus and Expedia, Inc., a Washington corporation, as amended, dated as of August 8, 2003(3)
10.6*	Expedia, Inc. Deferred Compensation Plan for Non-Employee Directors(3)
10.7*	Summary of Expedia, Inc. Non-Employee Director Compensation Arrangements(3)
10.8
CRS Marketing, Services and Development Agreement, by and between Worldspan, L.P. and Expedia, Inc., a Washington corporation (or its predecessors), dated as of December 15, 1995, as amended by amendment Nos. 1 through 10(3)(8)
21.1	Subsidiaries of IAC/InterActiveCorp following the spin-off(3)
21.2	Subsidiaries of Expedia, Inc. following the spin-off(3)
23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibits 5.1 and 8.1)
23.2	Consent of Duff & Phelps, LLC(3)
23.3	Consent of Ernst & Young LLP, registered public accounting firm for IAC/InterActiveCorp
23.4	Consent of Ernst & Young LLP, registered public accounting firm for Vivendi Universal Entertainment LLLP
23.5	Consent of Ernst & Young LLP, registered public accounting firm for Expedia, Inc.
23.6	Consent of Ernst & Young LLP, registered public accounting firm for TripAdvisor, Incorporated
23.7	Consent of Ernst & Young LLP, registered public accounting firm for Ask Jeeves, Inc.
23.8	Consent of Barry Diller to be named as director of Expedia, Inc.(3)
23.9	Consent of Victor A. Kaufman to be named as director of Expedia, Inc.(3)
23.10	Consent of Dara Khosrowshahi to be named as director of Expedia, Inc.(3)
23.11	Consent of A. George "Skip" Battle to be named as director of Expedia, Inc.(3)
23.12	Consent of Jonathan Dolgen to be named as director of Expedia, Inc.(3)
23.13	Consent of David Goldhill to be named as director of Expedia, Inc.(3)
23.14	Consent of Peter Kern to be named as director of Expedia, Inc.(3)
23.15	Consent of Robert E. Bennett to be named as director of Expedia, Inc.
23.16	Consent of John C. Malone to be named as director of Expedia, Inc.
24.1	Powers of Attorney(3)
24.2	Power of Attorney executed by Bryan Lourd(3)
99.1	Financial Statements of TripAdvisor, Incorporated(3)
99.2	Form of proxy card
99.3	Duff & Phelps Solvency Opinion (included as Annex I to the proxy statement/prospectus which is part of this Registration Statement)

*
Reflects management contracts and management and director compensatory plans.

(1)
Filed as Exhibit 3.1 to IAC/InterActiveCorp's Current Report on Form 8-K, filed on October 14, 2003.

(2)
Filed as Exhibit 3.1 to IAC/InterActiveCorp's Current Report on Form 8-K, filed on July 14, 2004.

(3)
Previously filed.

(4)
Filed as Exhibit 3.1 to IAC/InterActiveCorp's Current Report on Form 8-K, filed on September 20, 2002.

(5)
Filed as Exhibit 4.8 to IAC/InterActiveCorp's Annual Report on Form 10-K for fiscal year ended December 31, 2001.

(6)
Filed as Exhibit 4.1 to IAC/InterActiveCorp's Current Report on Form 8-K, filed May 17, 2002.

(7)
Filed as Exhibits 4.2 and 4.4 to Post-Effective Amendment No. 1 to IAC/InterActiveCorp's Registration Statement of Form S-4 (SEC File No. 333-104973), filed on August 6, 2003.

(8)
Certain portions of this document have been omitted pursuant to a confidential treatment request.

QuickLinks

IAC/INTERACTIVECORP 152 West 57th Street 42nd Floor New York, New York 10019 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Additional Information
Investor Relations IAC/InterActiveCorp Carnegie Hall Tower 152 W. 57th Street, 42nd Floor New York, NY 10019 Telephone: (212) 314-7400
Explanatory Notes

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE SPIN-OFF The Annual Meeting
The Spin-Off Proposal
SUMMARY
IAC/INTERACTIVECORP
EXPEDIA
THE SPIN-OFF
IAC/INTERACTIVECORP SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
EXPEDIA, INC. SUMMARY SELECTED HISTORICAL COMBINED FINANCIAL INFORMATION
RISK FACTORS
RECENT DEVELOPMENTS
THE SPIN-OFF PROPOSAL
Summary Compensation Table
Stock Option Information
Expedia, Inc. 2005 Stock and Annual Incentive Plan
THE REVERSE STOCK SPLIT PROPOSAL
THE CORPORATE OPPORTUNITY PROPOSAL
THE DIRECTOR REMOVAL PROPOSAL
ELECTION OF IAC DIRECTORS AND MANAGEMENT INFORMATION
THE AUDITOR RATIFICATION PROPOSAL
THE 2005 STOCK AND ANNUAL INCENTIVE PLAN PROPOSAL
ANNUAL MEETING MATTERS
IAC EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
IAC BOARD OF DIRECTORS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT ON IAC EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
FEES PAID TO IAC'S INDEPENDENT AUDITORS
CERTAIN IAC RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
MARKET PRICE AND DIVIDEND INFORMATION FOR IAC COMMON EQUITY
PERFORMANCE GRAPH
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
ANNUAL REPORTS
PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT THE IAC 2006 ANNUAL MEETING
OTHER MATTERS
Reverse Stock Split Proposal
Spin-off Proposal
ARTICLE IV
Corporate Opportunity Proposal
ARTICLE XIII
Director Removal Proposal
IAC/INTERACTIVECORP AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

IAC/INTERACTIVECORP AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
IAC/INTERACTIVECORP AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (In thousands, except per share amounts)
IAC/INTERACTIVECORP AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
IAC/INTERACTIVECORP AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (In thousands, except per share amounts)
EXPEDIA, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
EXPEDIA, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
EXPEDIA, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS Three Months Ended March 31, 2005
EXPEDIA, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS Year Ended December 31, 2004
EXPEDIA, INC. AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (In thousands, except per share amounts)
EXPEDIA, INC. AND SUBSIDIARIES COMBINED FINANCIAL STATEMENTS Table of Contents
Report of Independent Registered Public Accounting Firm
EXPEDIA, INC. AND SUBSIDIARIES COMBINED STATEMENTS OF OPERATIONS
EXPEDIA, INC. AND SUBSIDIARIES COMBINED BALANCE SHEETS
EXPEDIA, INC. AND SUBSIDIARIES COMBINED STATEMENTS OF INVESTED EQUITY
EXPEDIA, INC. AND SUBSIDIARIES COMBINED STATEMENTS OF CASH FLOWS
EXPEDIA, INC. AND SUBSIDIARIES NOTES TO COMBINED FINANCIAL STATEMENTS
EXPEDIA, INC. AND SUBSIDIARIES NOTES TO COMBINED FINANCIAL STATEMENTS
EXPEDIA, INC. AND SUBSIDIARIES VALUATION AND QUALIFYING ACCOUNTS
EXPEDIA, INC. AND SUBSIDIARIES COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
EXPEDIA, INC. AND SUBSIDIARIES COMBINED BALANCE SHEETS
EXPEDIA, INC. AND SUBSIDIARIES COMBINED STATEMENTS OF INVESTED EQUITY (UNAUDITED)
EXPEDIA, INC. AND SUBSIDIARIES COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)
EXPEDIA, INC. AND SUBSIDIARIES NOTES TO COMBINED FINANCIAL STATEMENTS

SEPARATION AGREEMENT
RECITALS
ARTICLE I INTERPRETATION
ARTICLE II THE SEPARATION
ARTICLE III DEFERRED SEPARATION TRANSACTIONS
ARTICLE IV TREATMENT OF OLD IAC SERIES A PREFERRED STOCK AND OLD IAC WARRANTS IN THE SEPARATION
ARTICLE V COVENANTS
ARTICLE VI CONDITIONS
ARTICLE VII MUTUAL RELEASES; INDEMNIFICATION
ARTICLE VIII INSURANCE
ARTICLE IX EXCHANGE OF INFORMATION; CONFIDENTIALITY
ARTICLE X DISPUTE RESOLUTION
ARTICLE XI FURTHER ASSURANCES
ARTICLE XII CERTAIN OTHER MATTERS
ARTICLE XIII SOLE DISCRETION OF IAC; TERMINATION
ARTICLE XIV MISCELLANEOUS
FORM OF TAX SHARING AGREEMENT by and between IAC/INTERACTIVECORP and EXPEDIA, INC.
TAX SHARING AGREEMENT
W I T N E S S E T H
FORM OF EMPLOYEE MATTERS AGREEMENT by and between IAC/INTERACTIVECORP and EXPEDIA, INC.

EMPLOYEE MATTERS AGREEMENT
RECITALS
ARTICLE I DEFINITIONS
ARTICLE II GENERAL PRINCIPLES
ARTICLE III SAVINGS PLANS
ARTICLE IV HEALTH AND WELFARE PLANS
ARTICLE V EXECUTIVE BENEFITS AND OTHER BENEFITS
ARTICLE VI GENERAL AND ADMINISTRATIVE
ARTICLE VII MISCELLANEOUS
FORM OF TRANSITION SERVICES AGREEMENT by and between IAC/INTERACTIVECORP and EXPEDIA, INC.
TRANSITION SERVICES AGREEMENT
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTICLE VI
ARTICLE VII
ARTICLE VIII
APPENDIX A DEFINITIONS OF TERMS USED IN THIS LETTER
IAC/INTERACTIVECORP 2005 STOCK AND ANNUAL INCENTIVE PLAN
PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES
EXHIBIT INDEX